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Index to the consolidated financial statements

As filed with the Securities and Exchange Commission on July 7, 2017

Registration No. 333-218307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRSA Propiedades Comerciales S.A.
(Exact name of registrant as specified in its charter)

IRSA Commercial Properties S.A.
(Translation of Registrant's name into English)

The Republic of Argentina (Jurisdiction of incorporation)	6512 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Moreno 877, 22nd Floor (C1091AAQ)
Buenos Aires, Argentina
+54 (11) 4323 7449
(Address and telephone number of registrant's principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, DE 19711
(Name, address and telephone number of agent for service)

Copies to:
David L. Williams Jaime Mercado Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	Maurice Blanco Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(5)

Common shares, par value Ps.1.00 per share(2)(3)	41,400,000	$15.00	$621,000,000	$71,973.90

Rights to subscribe for common shares(4)	None	None	None	None

(1)     Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)    This amount includes common shares that are to be offered in Argentina and elsewhere outside the United States but may be resold from time to time in the United States in the global offering and the additional shares the underwriters have the option to purchase to cover over-allotments.

(3)    The common shares may be represented by American Depositary Shares, or "ADSs," each representing four shares issuable upon deposit of common shares registered hereby, and that will be registered under a separate Registration Statement on Form F-6. Includes common shares that the international underwriters may purchase pursuant to the option to be granted by the selling shareholder to purchase additional shares that may be represented by ADSs. ADSs may also be uncertificated.

(4)    No separate consideration will be received by the Registrant for the rights to subscribe for common shares.

(5)    $11,590 of such fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated July 7, 2017.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary prospectus

28,000,000 Common shares

IRSA Propiedades Comerciales S.A.
(including in the form of American Depositary Shares)

We, IRSA Propiedades Comerciales S.A., a corporation (sociedad anónima) organized under the laws of Argentina, are offering 14,000,000 new common shares, which will be represented by American Depositary Shares, or "ADSs," in the United States and other countries outside Argentina through the international underwriters named in this prospectus and in Argentina through the Argentine placement agents pursuant to a Spanish-language prospectus. Each ADS represents four common shares.

Concurrently, IRSA Inversiones y Representaciones Sociedad Anónima, or "IRSA," also referred to in this prospectus as the "Selling Shareholder," is offering 14,000,000 common shares, which may be represented by ADSs, in the United States and other countries outside Argentina through the international underwriters named in this prospectus and in Argentina through the Argentine placement agents pursuant to a Spanish-language prospectus prepared for the Argentine offering. The total number of common shares offered for sale in the global offering is subject to reallocation between the international and Argentine offerings.

Pursuant to Argentine law, all of our existing shareholders have preemptive and accretion rights to subscribe our newly issued common shares in proportion to their holdings. As approved by its shareholders at a shareholders' meeting held on June 26, 2017, our controlling shareholder, IRSA, will assign for purposes of facilitating the public offering to Banco de Creditó y Securitización S.A., or "BACS," as the main local placement agent, its preemptive and accretion rights to acquire common shares to be sold in the international and Argentine offerings. Current holders of our common shares will have preemptive and accretion rights to subscribe for common shares pursuant to the Argentine offering. Current holders of the ADSs will not receive rights to subscribe for new ADSs. See "Prospectus Summary—The Offering."

The newly issued common shares to be offered by us, as well as the common shares offered by the Selling Shareholder, will be offered at the public offering price per common share of the international and Argentine offerings. The subscription period is expected to begin on or about July 13, 2017 and expire on or about July 24, 2017.

Prior to this offering, the public market for our common shares and the ADSs has been limited. The ADSs are listed for trading on the NASDAQ Global Market and our common shares are listed for trading on Bolsas y Mercados Argentinos S.A., in each case under the symbol "IRCP". On July 5, 2017, the closing price on the NASDAQ Global Market per ADS was US$56.90 and the closing price per common share on the Bolsas y Mercados Argentinos S.A. was Ps.240.00 (equivalent to US$14.12 at the exchange rate of Ps.17.0018 per US$1.00 quoted by Central Bank on July 5, 2017). In the global offering we expect to offer the common shares at a price between US$12.50 and US$15.00 per common share and the ADSs at a price between US$50.00 and US$60.00 per ADS. See "Underwriting."

Investing in our common shares and the ADSs involves significant risks. Before buying any shares or ADSs, you should carefully read the discussion of material risks in "Risk Factors" beginning on page 27.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The offering of the common shares in Argentina will be registered with the Argentine securities regulator, the Comisión Nacional de Valores (National Securities Commission), or "CNV."

	Per ADS	Total

Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to us	US$	US$
Proceeds, before expenses, to the Selling Shareholder	US$	US$

Our controlling shareholder has granted an option to the international underwriters for a period of 30 days following the date of pricing of the global offering to purchase up to an additional 1,050,000 ADSs, representing 4,200,000 common shares, at the public offering price per ADS paid by investors in the global offering, minus underwriting discounts and commissions, to cover over-allotments, if any. Additionally, IRSA's board of directors may, depending on market conditions and other considerations, authorize the offering of up to an additional 8,000,000 common shares, including shares represented by ADSs (plus the possible grant of an over-allotment option for 1,200,000 common shares). New investors in the ADSs or common shares offered hereby will not have preemptive or accretion rights with respect to the additional shares sold by our controlling shareholder pursuant to the overallotment option.

Delivery of the ADSs will be made on or about               , 2017.

Sole Global Coordinator

J.P. Morgan

Joint Bookrunners

Citigroup	Credit Suisse	Itau BBA
BTG Pactual

               , 2017

No person is authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

In this prospectus, references to "IRSA CP," "we," "our," "us" or the "Company" means IRSA Propiedades Comerciales S.A. and its consolidated subsidiaries, unless the context otherwise requires, or where we make clear that such term refers only to IRSA Propiedades Comerciales S.A. and not its subsidiaries.

The terms "Argentine government" and "government" refer to the federal government of Argentina, the term "Central Bank" refers to the Banco Central de la República Argentina (the Argentine Central Bank) and the term "CNV" refers to the Comisión Nacional de Valores (the Argentine National Securities Commission). In this prospectus, when we refer to "Peso," "Pesos" or "Ps." we mean Argentine Pesos, the legal currency of Argentina; when we refer to "U.S. dollar," "U.S. dollars" or "US$" we mean United States dollars, the legal currency of the United States.

i

Disclosure regarding forward-looking statements

The U.S. Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus includes forward-looking statements, principally under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial and Other Information." We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ materially from those anticipated in our forward-looking statements, including, among other things:

•
changes in general economic, financial, business, political, legal, social or other conditions in Argentina or elsewhere in Latin America or changes in either developed or emerging markets;

•
changes in capital markets in general that may affect policies or attitudes toward lending to or investing in Argentina or Argentine companies, including volatility in domestic and international financial markets;

•
deterioration in regional, national and international business and economic conditions;

•
inflation;

•
fluctuations in prevailing interest rates;

•
increases in financing costs or our inability to obtain additional financing on attractive terms, which may limit our ability to fund existing operations and to finance new activities;

•
current and future government regulation and changes in law or in the interpretation by Argentine courts of the recently adopted Civil and Commercial Code, among others;

•
adverse legal or regulatory disputes or proceedings;

•
fluctuations and declines in the aggregate principal amount of Argentine public debt outstanding;

•
government intervention in the private sector and in the economy, including through nationalization, expropriation, regulation or other actions;

•
restrictions on transfer of foreign currencies and other exchange controls;

•
increased competition in the shopping mall sector, office or other commercial properties and related industries;

•
potential loss of significant tenants at our shopping malls and other commercial properties;

•
our ability to take advantage of opportunities in the Argentine real estate market on a timely basis;

•
restrictions on energy supply or fluctuations in prices of utilities in the Argentine market;

•
our ability to meet our debt obligations;

•
shifts in consumer purchasing habits and trends;

•
technological changes and our potential inability to implement new technologies;

•
deterioration in regional and national business and economic conditions in Argentina;

•
incidents of government corruption that adversely impact the development of our real estate projects;

•
fluctuations in the exchange rate of the Peso against other currencies; and

•
the risk factors discussed under "Risk Factors" beginning on page 27.

You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates," "anticipates," "could," "target," "projects," "contemplates," "believes," "estimates," "potential," "continue" or similar expressions. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. You should not place undue reliance on such statements which speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

Available information

We file annual and current reports and other information with the United States Securities and Exchange Commission, or "SEC." You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

We have filed a registration statement with the Commission on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information, we refer you to the exhibits and schedules filed as part of the registration statement.

You may obtain a copy of these filings at no cost by writing to us at: Moreno 877, Floor 22, City of Buenos Aires (C1091AAQ), Argentina or telephoning us at +54 (11) 4344-4600.

Presentation of financial and other information

Financial statements

We prepare and maintain financial statements in Pesos and in accordance with International Financial Reporting Standards, or "IFRS," as issued by the International Accounting Standards Board, or "IASB," and CNV rules (as amended in September 2013), or the "CNV Rules." Our fiscal year is from July 1 to June 30. Pursuant to Resolution No. 562/2009 issued by the CNV, as subsequently amended, all listed companies in Argentina with certain exceptions (i.e., financial institutions and insurance entities) are required to present their consolidated financial statements for accounting periods beginning on or after January 1, 2012 in accordance with IFRS. Therefore, we prepared our annual financial statements under IFRS for the first time for our fiscal year ended June 30, 2013, which included comparative financial information for our 2012 fiscal year. The opening IFRS statement of financial position was prepared as of our transition date of July 1, 2011.

We refer to our annual audited financial statements as of June 30, 2016, 2015 and 2014 and for the fiscal years ended June 30, 2016, 2015 and 2014 included elsewhere in this prospectus as our "Audited Financial Statements." Our previously issued consolidated financial statements as of June 30, 2016 and 2015 and for the fiscal years ended June 30, 2016, 2015 and 2014 have been retroactively recast to measure our investment properties at fair value as permitted under IAS 40. In the past, we measured the value of our portfolio of investment properties at historical cost. Accordingly, you should not rely on our financial information included in our public filings filed prior to the date of this prospectus for prior fiscal years but should refer only to our Audited Financial Statements included in this prospectus.

We prepared our unaudited interim condensed consolidated financial statements as of March 31, 2017 and for the nine-month periods ended March 31, 2017 and 2016, or the "Unaudited Interim Financial Statements," in Pesos and in accordance with IAS 34, Interim Financial Reporting. The nine-month period ended March 31, 2016 has been retroactively recast to measure our investment properties at fair value as permitted under IAS 40. Our Unaudited Interim Financial Statements do not include all the information and disclosures required in our annual financial statements and should be read in conjunction with our Audited Financial Statements.

We refer to our Audited Financial Statements and our Unaudited Interim Financial Statements collectively as our "financial statements."

Non-IFRS measures

In this prospectus we present Net Operating Income, or "NOI," EBITDA, Adjusted EBITDA, Net Debt and Adjusted Funds From Operations, or "Adjusted FFO". We define NOI as gross profit from operations, less selling expenses, plus net realized gain on changes in fair value of investment property and plus depreciation and amortization. We define EBITDA as profit for the year excluding: (i) interest income; (ii) interest expense; (iii) income tax expense; and (iv) depreciation and amortization. We define Adjusted EBITDA as EBITDA minus total financial results, net excluding financial interest net (foreign exchange differences net, gain/loss from derivative financial instruments, fair value gains of financial assets and liabilities at fair value through profit or loss, and other financial results net), minus share of profit of associates and joint ventures and excluding unrealized results due to the revaluation of the fair value of our investment properties. We define Net Debt as current borrowings, plus non-current borrowings, minus cash and cash equivalents and current investments in financial assets. We define Adjusted FFO as total profit from the period/year plus depreciation and amortization, minus net gain from fair value adjustments of investment properties, minus total financial results, net, excluding financial interest net (foreign exchange differences net, gain/loss from derivative financial instruments, Fair value gains of financial assets and liabilities at fair value through profit or loss, other financial results net), plus deferred income tax and minus non-controlling interest. We also present non-IFRS financial ratios including Net Debt to EBITDA and interest coverage ratio, that we define as Adjusted EBITDA divided by net interest expense.

NOI, EBITDA, Adjusted EBITDA, Net Debt, Adjusted FFO and the ratios of Net Debt to EBITDA and interest coverage, are non-IFRS financial measures that do not have standardized meanings prescribed by IFRS. We present NOI, EBITDA, Adjusted EBITDA, Net Debt and Adjusted FFO because we believe each provides investors with supplemental measures of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses NOI, EBITDA, Adjusted EBITDA, Net Debt, Adjusted FFO, Net Debt to EBITDA and interest coverage ratios, among other measures, for internal planning and performance measurement purposes. NOI, EBITDA and Adjusted EBITDA, and the financial ratios should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. NOI, EBITDA, Adjusted EBITDA, Net Debt and Adjusted FFO, as calculated by us, may not be comparable to similarly titled measures reported by other companies.

For more information regarding NOI, EBITDA, Adjusted EBITDA, Net Debt and Adjusted FFO, see "Selected Consolidated Financial and Other Information."

Currency translations and rounding

Our functional and presentation currency is the Peso, and accordingly our financial statements included in this prospectus are presented in Pesos. We have translated some of the Peso amounts contained in this prospectus into U.S. dollars for convenience purposes only. Unless otherwise specified or the context otherwise requires, the rate used to convert Peso amounts to U.S. dollars is the seller exchange rate quoted by Banco de la Nación Argentina of Ps.15.3900 per US$1.00 for information provided as of March 31, 2017. The U.S. dollar-equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the Peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See "Local Exchange Market and Exchange Rates."

Certain numbers and percentages included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in various tables or other sections of this prospectus may vary slightly, and figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them.

Fiscal years

References to fiscal years 2016, 2015, 2014, 2013 and 2012 are to our fiscal years starting on July 1 and ending on June 30 of each such year.

Certain measurements

The standard measure of area in the real estate industry in Argentina is the square meter, or "sqm," while in the United States and certain other jurisdictions, the standard measure of area is the square foot, or "sq. ft." Most units of area shown in this prospectus (e.g., gross leasable area, as defined below, of buildings and size undeveloped land) are expressed in terms of square meters. One square meter is equal

v

to approximately 10.76 square feet. One hectare is equal to 10,000 square meters, approximately 107,600 square feet or 2.47 acres.

As used herein "GLA" or "gross leasable area" in the case of shopping malls, refers to the total leasable area of the property, regardless of our ownership interest in such property, and excludes common areas and parking and space occupied by supermarkets, hypermarkets, gas stations and co-owners, except where specifically stated. In the case of offices, gross leasable area refers to the total leasable area of the property, regardless of our ownership interest in such property, and excludes common areas.

Market share data

Information regarding market share in a specified region or area is based on data compiled by us from internal sources and from publications such as Bloomberg, the International Council of Shopping Centers, or "ICSC," the Argentine Chamber of Shopping Malls (Cámara Argentina de Shopping Centers), Cushman and Wakefield, Colliers International and Jones Lang LaSalle. While we believe that these sources are reliable, we have not independently verified the information prepared by these sources.

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk Factors" and "Disclosure Regarding Forward-Looking Statements" section, and our audited and unaudited consolidated financial statements and related notes, before making an investment decision.

Overview

We own, develop and manage commercial real estate properties, which consist primarily of shopping malls and office buildings throughout Argentina. We are currently the largest owner and operator of shopping malls and one of the largest owners of office buildings and other commercial properties in Argentina in terms of gross leasable area and number of rental properties according to data published by the Argentine Chamber of Shopping Malls. Our common shares are listed on the Bolsas y Mercados Argentinos S.A., or "ByMA," and our ADSs are listed on the NASDAQ Global Market, both under the ticker "IRCP".

  Shopping malls

We own 16 shopping malls of which we manage 15, with an aggregate 340,391 square meters of gross leasable area as of March 31, 2017. In addition to several projects that are currently under development, we have a potential to develop 251,206 square meters of shopping malls, of which 133,206 square meters correspond to expansions of our existing shopping malls, and 118,000 square meters to future developments of our land reserves. Of the 16 shopping malls we own, seven are located in the City of Buenos Aires, two in the Greater Buenos Aires area, and the others in the provinces of Salta, Santa Fé, Mendoza, Córdoba and Neuquén. In addition, we operate and own through a joint venture La Ribera Shopping in the City of Santa Fé, and own the historic real estate that houses the Patio Olmos shopping mall in the Province of Córdoba, which mall is operated by a third party.

The following table shows selected information about our shopping malls as of March 31, 2017:

Shopping malls	Date of acquisition/ development	Location	GLA (sqm)(1)	Number of stores	Occupancy rate(2)	Our ownership interest	Rental revenue for the nine-month period ended March 31, 2017 (unaudited)

					(%)	(%)	(in thousands of Ps.)
Alto Palermo	Dec-97	City of Buenos Aires	18,966	143	99.5	100.0	353,736
Abasto Shopping(3)	Nov-99	City of Buenos Aires	36,795	171	99.4	100.0	394,210
Alto Avellaneda	Dec-97	Buenos Aires Province	36,061	136	99.3	100.0	239,115
Alcorta Shopping	Jun-97	City of Buenos Aires	15,613	113	92.1	100.0	160,478
Patio Bullrich	Oct-98	City of Buenos Aires	11,760	91	95.5	100.0	104,016
Buenos Aires Design	Nov-97	City of Buenos Aires	13,402	59	97.6	53.7	40,711
Dot Baires Shopping	May-09	City of Buenos Aires	49,476	158	99.7	80.0	244,533
Soleil	Jul-10	Buenos Aires Province	15,171	79	100.0	100.0	76,649
Distrito Arcos	Dec-14	City of Buenos Aires	14,532	67	97.7	90.0	119,288
Alto Noa Shopping	Mar-95	Salta	19,039	90	99.4	100.0	62,263
Alto Rosario Shopping(4)	Nov-04	Santa Fé	31,798	150	99.7	100.0	167,877
Mendoza Plaza Shopping	Dec-94	Mendoza	42,716	142	93.7	100.0	105,032
Córdoba Shopping	Dec-06	Córdoba	15,443	108	99.3	100.0	60,464
La Ribera Shopping(5)	Aug-11	Santa Fé	9,841	66	99.3	50.0	19,139
Alto Comahue	Mar-15	Neuquén	9,780	104	93.8	99.4	66,580
Patio Olmos(6)	Sep-07	Córdoba	—	—	—	—	—

Total			340,391	1,677	98.0		2,214,091

(1)    Gross leasable area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by leasable area.

(3)    Excludes Museo de los Niños (3,732 square meters).

(4)   Excludes Museo de los Niños (1,261 square meters).

(5)    Owned through our joint venture Nuevo Puerto Santa Fé S.A.

(6)   We own the historic building in the province of Cordoba where Patio Olmos shopping is located, which mall is operated by a third party.

  Offices and others

We own, develop and manage office buildings and other rental and investment properties throughout Argentina as part of our Offices and Others segment.

  Offices

As of March 31, 2017, we owned and managed six office buildings located in the City of Buenos Aires with 77,252 square meters of total gross leasable area and a land reserve with potential for development of an additional 58,400 square meters of office space, in addition to our current projects under development (Catalinas and Polo Dot).

The following table shows selected information regarding our office buildings as of March 31, 2017:

	Date of acquisition/ development	GLA (sqm)(1)	Occupancy rate(2)	Ownership interest	Total rental income for the nine-month period ended March 31, 2017 (unaudited)

			(%)	(%)	(in thousands of Ps.)
Offices
Edificio República	Dec-14	19,885	100	100	83,027
Torre Bankboston	Dec-14	14,873	100	100	59,867
Intercontinental Plaza(3)	Dec-14	4,774	100	100	15,325
Bouchard 710	Dec-14	15,014	100	100	65,740
Suipacha 652/64	Dec-14	11,465	100	100	22,244
Dot Building	Nov-06	11,242	100	80	36,577

Total Offices		77,252	100		282,780

(1)    Corresponds to the total leasable surface area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by total gross leasable area of the relevant property.

(3)    We own 21.2% of the equity in the building which covers an area of 22,535 square meters of gross leasable area, meaning we own 4,774 square meters of gross leasable area.

  Other properties

We also own or receive income from other rental properties and from our land reserve. As of March 31, 2017, we owned other rental properties and land reserves with a total of 122,551 square meters of gross leasable area.

The following table shows selected information regarding our Other Properties as of March 31, 2017:

	Date of acquisition/ development	GLA (sqm)(1)	Occupancy rate(2)	Ownership interest	Total rental revenue for the nine-month period ended March 31, 2017 (unaudited)

			(%)	(%)	(in thousands of Ps.)
Other Rental Properties
Nobleza Piccardo(3)	May-11	109,610	79.0	50	5,169

Subtotal Rental Properties		109,610	79.0	—	5,169
Land Reserves
Ferro	Nov-97	5,000	100.0	100	693
Terreno Lindero de Dot	Nov-06	3,881	100.0	80	5,007
Anchorena 665	Jan-09	3,374	33.0	100	1,123
Chanta IV	Jul-01	636	100.0	100	3,523
Terreno Intercontinental	Dec-14	50	100.0	100	122

Subtotal Land Reserves		12,941	82.5		10,468

Total Other Properties		122,551	79.8		15,637

(1)    Corresponds to the total leasable surface area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by total gross leasable area of the relevant property.

(3)    Owned by Quality Invest S.A. in which we have a 50% equity stake.

  Other assets

We also have strategic investments in other businesses, which we believe complement our overall strategy and rental leasing operations. The following table shows a description of and our ownership interest in Other assets as of March 31, 2017:

	Description	Ownership interest as of March 31, 2017 (%)

PH Office Park(1)	First stage of "Polo Dot", for development of office tower over an existing building	80.0
La Rural(2)	Commercial operation at "Predio Ferial de Palermo" (Palermo exhibition mall)	50.0
CONIL	Two functional units for which we will receive 1,389 m2 of retail store space in January and September 2018, through a barter agreement	100.0
TGLT(3)	Real estate company in which we own an equity interest	9.5
Avenida	E-commerce company	17.3
Tarshop(4)	Consumer finance company	20.0
Beruti(5)	36 residential apartments, 32 residential and 171 commercial parking spaces received through a barter agreement with TGLT, in exchange for a plot of land	100.0

(1)    Owned by Panamerican Mall S.A.

(2)    Joint venture 50% owned by us.

(3)    This investment is recorded as a financial asset under our Financial Operations and Others business segment.

(4)   Tarshop S.A. is one of our associates.

(5)    Owned by IRSA CP.

As of March 31, 2017, our total assets were Ps.40,493 million (US$2,631 million), and our shareholders' equity was Ps.22,446 million (US$1,458 million). Our operating income for the fiscal years ended June 30, 2016, 2015 and 2014 was Ps.19,038 million, Ps.4,062 million and Ps.3,865 million, respectively. Our operating income for the nine-month periods ended March 31, 2017 and March 31, 2016 was Ps.3,797 million and Ps.17,159 million, respectively. For the nine-month period ended March 31, 2017, revenues from our Shopping Malls segment and our Offices and Others segment were Ps.2,216 million and Ps.297 million, respectively, representing 88.0% and 11.8%, respectively, of our total revenues for the period.

We operate our business through four principal business segments, namely "Shopping Malls," "Offices and Others," "Sales and Developments" and "Financial Operations and Others":

•
"Shopping Malls" includes the operation and development of shopping malls, through which we generate rental income and fees charged for services related to the lease of retail stores and other spaces. Our Shopping Malls segment includes highly diversified, multi-format assets with a particular focus on retailers that cater to middle- to high-income consumers.

•
"Offices and Others" includes the lease of offices and other rental properties and services related to these properties.

•
"Sales and Developments" includes the sales of undeveloped parcels of land and properties, and activities related to the development and maintenance of such properties.

•
"Financial Operations and Others" includes the financing activities developed through our associated company Tarshop S.A., and our residual consumer financing transactions.

The following table sets forth certain operating and financial data by business segment for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in millions of Ps.)
Shopping Malls
Revenues	2,216.5	1,733.7	2,409.1	1,778.3	1,383.0
Operating Income	3,080.1	16,119.1	17,905.0	2,044.3	3,605.0
EBITDA (unaudited)(1)	3,096.4	16,131.9	17,925.0	2,057.7	3,616.7
Adjusted EBITDA (unaudited)(2)	1,714.6	1,340.0	1,793.3	1,328.5	1,013.9
Net Operating Income (unaudited)(3)	1,927.8	1,486.0	2,033.5	1,513.3	1,159.6
Offices and Others
Revenues	297.2	200.4	284.1	160.1	27.6
Operating income	1,001.2	989.2	1,274.3	1,532.6	202.2
EBITDA (unaudited)(1)	1,063.5	1,010.4	1,299.2	1,541.4	215.3
Adjusted EBITDA (unaudited)(2)	279.2	147.6	238.8	89.5	25.4
Net Operating Income (unaudited)(3)	255.1	173.8	263.5	152.4	25.8
Sales and Developments
Revenues	3.7	1.9	2.7	6.6	51.9
Operating Income	(32.8)	129.9	217.1	544.2	164.1
EBITDA (unaudited)(1)	(32.4)	130.5	217.6	544.2	164.1
Adjusted EBITDA (unaudited)(2)	4.5	131.6	137.6	118.7	51.0
Net Operating Income (unaudited)(3)	27.5	157.5	165.7	132.5	37.6
Financial Operations and Others
Revenues	0.6	0.6	1.0	0.1	0.6
Operating Income	(2.1)	(0.4)	(0.9)	8.5	0.3
EBITDA (unaudited)(1)	(17.9)	(297.2)	(233.9)	(172.8)	(226.7)
Adjusted EBITDA (unaudited)(2)	(2.1)	(0.4)	(0.9)	8.5	0.3
Net Operating Income (unaudited)(3)	(2.1)	(0.4)	(0.9)	(0.3)	0.3

(1)    EBITDA is calculated as profit for the period excluding: (i) interest income; (ii) interest expense; (iii) income tax expense; and (iv) depreciation and amortization. For more information regarding EBITDA, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

(2)    Adjusted EBITDA is calculated as EBITDA minus total financial results, net, excluding financial interest, net (foreign exchange differences net, gain/loss from derivative financial instruments, fair value gains of financial assets and liabilities at fair value through profit or loss, and other financial results net), minus share of profit of associates and joint ventures and excluding unrealized results due to the revaluation of the fair value of our investment properties. For more information regarding Adjusted EBITDA, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

(3)    NOI is calculated as gross profit from operations, less selling expenses, plus net realized gain on changes in fair value of investment property and plus depreciation and amortization. For more information regarding NOI, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

The following chart illustrates a breakdown of our consolidated revenues by operating segment for the nine months ended March 31, 2017 (unaudited):

Revenues for the nine-month period ended March 31, 2017
(unaudited)
(in millions of Ps.)

The following table sets forth the book value of our principal business segments as of March 31, 2017:

Fair value of investment property	As of March 31, 2017 (unaudited)

(in millions of Ps.)
Shopping malls	27,872
Offices and other rental properties	4,816
Land reserves and properties under development	1,524

Total	34,212

As of March 31, 2017, we own, develop and manage 16 shopping malls in Argentina, totaling 340,391 square meters of gross leasable area and 77,252 square meters of gross leasable area in six premium office buildings of rental office property, located in the City of Buenos Aires.

In addition to our projects that will result in the addition of 52,000 square meters that are currently under development, we could potentially develop another 309,206 square meters of shopping malls and office spaces, of which 133,206 square meters correspond to expansions of our existing shopping malls, 118,000 square meters correspond to future shopping mall developments of our land reserves and 58,400 square meters correspond to future office space developments.

  Gross leasable area

The following graphic illustrates our total gross leasable area growth over the years for both shopping malls and offices (in thousands of square meters).

Strengths

We believe that our principal strengths include the following:

•
Leader in commercial real estate in Argentina.  Currently, we are the largest owner and operator of shopping malls based on data published by the Argentine Chamber of Shopping Malls and one of the largest owners of office buildings in Argentina measured by gross leasable area and number of rental properties. We own 16 shopping malls, of which we operate 15, with 340,391 square meters of total gross leasable area, and six office buildings with 77,252 square meters of total gross leasable area, each as of March 31, 2017.

•
Leading market share of shopping malls in the City of Buenos Aires.  We have a leading market share of shopping malls in the City of Buenos Aires. As of March 31, 2017, we had a 67% share of the market for shopping malls in the City of Buenos Aires based on INDEC's statistics.

•
Strong relationships with tenants.  We maintain long-standing relationships with over 1,000 corporate tenants and retail brands, some of which operate at multiple of our shopping malls.

•
Prime portfolio of shopping malls and office buildings.  Our shopping malls are strategically located in prime locations and neighborhoods in the City of Buenos Aires and other key Argentine cities, enabling us to target well-known retailers who attract middle- and high-income consumers. Our office building portfolio is concentrated in the financial district of the City of Buenos Aires (Catalinas area) where average rents per square meter are the highest in the country, according to data published by Colliers International.

•
Strong cash flow generation.  Historically, even in periods of economic instability, our business has generated considerable and sustained cash from operations.

•
Positioned for further growth.  We believe we are well positioned to benefit from future further development in Argentina's business environment. We are currently developing an expansion project of our Alto Palermo shopping mall, as well as in two of our office buildings, Catalinas and "Polo Dot," which we expect will become operational during fiscal year 2019 and 2020. In addition to the projects that are currently under development, we could potentially develop 251,206 square meters of shopping malls, of which 133,206 square meters correspond to expansions of our existing shopping malls and 118,000 square meters to future developments of our land reserves. We also have land reserve with potential for development of an additional 58,400 square meters of office space.

•
Experienced and committed management team.  IRSA was founded in 1994 by Eduardo Elsztain, who continues to be the chairman of our board of directors and who shares with other founding members the same long-term vision, which is to become the best-managed and most profitable commercial real estate company in Argentina. Our senior management team has considerable experience in real estate management and development, which are critical for our operational and strategic decision-making process.

Business strategy

We seek to generate stable cash flows by efficiently operating our portfolio of properties and achieving long-term appreciation of our shopping malls, offices and commercial real estate assets. We aim to achieve these goals and maintain our leadership in the markets where we operate through the implementation of the following strategies.

  Investment strategy

We seek to satisfy unmet demand for shopping venues in urban centers in Argentina while striving to enhance the shopping experience of our tenants' customers. In addition, we look to benefit from unsatisfied demand for premium office buildings in the City of Buenos Aires. We intend to achieve these objectives by implementing the following key investment strategies:

•
Selectively develop and acquire shopping malls.  We intend to develop new shopping malls with different formats located in proximity to densely populated urban areas with attractive growth prospects, including the metropolitan area of Buenos Aires and cities in certain provinces of Argentina and possibly abroad. An example is our acquisition in 2010 of the first shopping mall ever to operate in Argentina, Soleil Factory, which we converted into the first premium outlet mall in the country. In 2014, we developed the first premium outlet mall in the City of Buenos Aires, an open space mall in the Palermo neighborhood called Distrito Arcos. Our company was a pioneer in the premium outlet mall segment, which had not been exploited in the country while also diversifying its portfolio that targets different and evolving consumer styles and profiles. Both malls have been great successes in terms of sales and visitors. Our strategically located land reserve positions us to develop new shopping malls in areas we believe enable our malls to target consumers with attractive demographics. Furthermore, we seek to acquire shopping malls that we believe can benefit from our know-how, tenant relationships, centralized management and leasing strategies, thereby enabling us to enter new markets and generate synergies within our existing portfolio.

•
Purchase and develop premium office buildings or other commercial real estate.  Since the Argentine economic crisis in 2001 and 2002, there has been limited investment in the development of high-quality office buildings which we believe has resulted in an unsatisfied demand for such properties, mainly in Buenos Aires, and especially from quality corporate tenants. We intend to purchase and develop premium office buildings in strategically located business districts in the City of Buenos Aires and other attractive locations as part of our strategy to become the leading property owner and manager of premium office buildings in Argentina.

•
Continue to improve our properties.  We consistently look for ways to improve our properties and make them more attractive for our tenants and their customers. For example, we have invested in the expansion of Alto Palermo Shopping and are re-styling the food courts at Alcorta Shopping and Patio Bullrich Shopping. In addition, we added technological improvements in our shopping malls such as automatic lights indicating parking space availability and automated parking payment in order to simplify and enhance the shopping experience of our tenants' customers. We also continually look for ways to increase our lease renewal rates by collaborating with our tenants to improve the functionality of their leased space.

•
Develop ancillary projects that complement our business.  We seek to develop real estate and other commercial projects that complement our shopping mall operations and benefit from the flow of customers in the areas where we operate, like our development of offices at Polo Dot, located in the commercial complex adjacent to our Dot Baires shopping mall, with the goal of increasing the flow of customers in our shopping malls.

  Operational strategy

Our main operational goal is to maximize the profitability of our portfolio of properties. We seek to achieve this goal by implementing the following operational strategies:

•
Strengthen and consolidate relationships with our tenants.  Maintaining strong relationships with our tenants is critical to our continued success. We strive to maintain and strengthen our business relationships with the more than 1,000 corporate tenants and retail brands that currently operate at our properties. We continually seek to improve our shopping malls to keep them modern and attractive, enabling our tenants to offer their customers an excellent shopping experience while ensuring our rents per square meter remain competitive for our tenants. Additionally, we offer our tenants a broad complement of products and services, including administrative and marketing advice and activities designed to optimize and simplify their operations.

•
Seek an optimal tenant mix and attractive lease conditions.  We endeavor to maintain high occupancy rates at our shopping malls by leasing to a diversified mix of credit-worthy tenants with renowned brands and solid reputations, which enable us to achieve stable and attractive rental income per square meter. We follow a similar strategy for tenant mix in our office properties, where the credit-worthiness of our corporate clients is critical to maintaining solid and stable cash-flows.

•
Improve brand awareness and consumer/tenant loyalty.  We strive to improve brand recognition and the loyalty of consumers and tenants with expansive marketing campaigns that include advertising, promotional events and various other initiatives aimed at highlighting a premium shopping experience, tailored to the preferences of the end-consumers at our shopping malls. We also seek to improve tenant and consumer loyalty by adding value to our properties through high-quality entertainment and food court offerings aimed at increasing shoppers' visit frequency and duration.

•
Improve operating margins.  We seek to benefit from our economies of scale in order to profit from cost savings and improve our operating margins.

Our history

We were organized in 1889 under the name Sociedad Anónima Mercado de Abasto Proveedor (SAMAP), and, until 1984, we owned and operated the main fresh products market in the City of Buenos Aires. Our main asset during that period was the historic Mercado de Abasto building which served as the location of the market from 1889 to 1984. In July 1994, IRSA acquired a controlling interest in us and, subsequently, we resumed real estate operations. In April 1997, we merged with fourteen wholly-owned subsidiaries, including Alto Palermo S.A., and subsequently changed our name to Alto Palermo S.A. Since then, we have continued to grow through a series of acquisitions and the development of our businesses.

Since 1996, we have expanded our real estate activities in the shopping mall segment, through the acquisition and development of the following shopping malls: Paseo Alcorta, Alto Palermo Shopping, Buenos Aires Design, Alto Avellaneda, Alto NOA, Abasto Shopping, Patio Bullrich, Mendoza Plaza Shopping, Alto Rosario, Córdoba Shopping Villa Cabrera, Dot Baires, Soleil Premium Outlet, La Ribera Shopping, Patio Olmos Shopping, Distrito Arcos and Alto Comahue Shopping.

On December 22, 2014, we acquired from IRSA, our controlling shareholder, 83,789 square meters of premium office space including the República Building, the Bouchard 710 building, the Della Paolera 265 building, the Intercontinental Plaza Building, the Suipacha 652 building and the land reserve "Intercontinental II" (the "Acquired Properties") with the potential to develop up to 19,600 square meters, each located in the City of Buenos Aires. The acquisition was carried out as part of our strategy to expand our business of developing and operating commercial properties in Argentina and to create a unique and unified portfolio of rental properties consisting of the best office buildings in the City of Buenos Aires and the best shopping malls in Argentina. The total value of the transaction was US$308.0 million, based on third-party appraisals.

At a special shareholders' meeting held on February 5, 2015, our shareholders resolved to change our legal name to IRSA Propiedades Comerciales S.A. As of March 31, 2017, our main shareholder is IRSA which owns 94.6% of our share capital outstanding. Our shares are listed on the ByMA and NASDAQ, under the symbol "IRCP".

Corporate information

Our principal executive office is located at Moreno 877, 22nd Floor, City of Buenos Aires (C1091AAQ), Argentina. Our telephone number is +54 (11) 4344-4600, our fax number is +54 (11) 4814-7875. Information on our web site is not incorporated by reference into this prospectus.

Organizational chart

(1)    Through Entertainment Holdings S.A., which owns 50% of La Rural S.A.

The offering

This summary highlights material information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our shares and the ADSs, including "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes beginning on page F-1.

Issuer	IRSA Propiedades Comerciales S.A.
Selling Shareholder	IRSA
Global Offering
The Global Offering consists of (i) the sale by us of 14,000,000 of our common shares and (ii) the sale by IRSA, our controlling shareholder of an additional 14,000,000 common shares, in each case including common shares represented by ADSs. In addition, we will offer rights underlying the existing common shares for current holders of common shares to subscribe up to 14,000,000 new common shares upon any issuance of additional shares by us, which we refer to as the "Preemptive and accretion rights offering".
Shares offered by IRSA
Concurrently with the Preemptive and Accretion rights offering, IRSA will offer in the global offering 14,000,000 common shares including common shares represented by ADSs. Additionally, IRSA's board of directors may, depending on market conditions and other considerations, authorize the offering of up to an additional 8,000,000 common shares, including shares represented by ADSs (plus the possible grant of an over-allotment option for an additional 1,200,000 common shares).
Over-allotment option
The Selling Shareholder has granted an option to the international underwriters available for a period of 30 days from the date of pricing the global offering to purchase up to an additional ADSs, representing 4,200,000 common shares, at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.
The ADSs
Each ADS represents four common shares. The ADSs will be issued under the amended and restated deposit agreement dated as of July 5, 2017 among us, The Bank of New York Mellon, as ADS Depositary, and all owners and holders from time to time of ADSs issued thereunder.
Preemptive and accretion rights offering
Pursuant to Argentine corporate law No. 19,550 as amended, or the "Argentine Companies Law," all of our existing shareholders have preemptive and accretion rights to subscribe our newly issued common shares in a number sufficient to maintain their percentage ownership of our total capital. In order to facilitate the Global Offering, as approved by its shareholders at a shareholders' meeting held on June 26, 2017, IRSA will assign to BACS, as the main local placement agent, its preemptive and accretion rights to subscribe for common shares for purposes of facilitating the public offering, who can then exercise the right to purchase the common shares underlying the ADSs to be sold in the international offering. Subject to closing conditions set forth in the underwriting agreement, the underwriters will exercise such rights in order to acquire the common shares to be offered in the offering and deposit such shares for delivery of ADSs.
Current holders of ADSs will not receive rights to subscribe for new ADSs. See "Rights of current holders of ADSs."
Purchases of rights by holders
On July 10, July 11 and July 12, 2017, three business days prior to the beginning of the subscription period referred to below, we will publish a notice in the Official Gazette of Argentina, a newspaper of general circulation in Argentina and PR Newswire, offering statutory preemptive rights to each existing holder of common shares to subscribe 14,000,000 new common shares, on the terms described above under "Preemptive and accretion rights offering."
Subscription period for newly issued common shares
The subscription period for existing holders of common shares to exercise their right to acquire newly issued common shares pursuant to the preemptive and accretion rights offering will be from July 13, 2017, until 1:00 p.m. (Buenos Aires time) on July 24, 2017.

Holders of common shares who wish to subscribe for newly issued common shares must deliver to the subscription agent a properly completed subscription form accompanied by a certificate of ownership issued by the Caja de Valores or evidence of assignment of the right to subscribe for common shares in their favor by 1:00 p.m. (Buenos Aires time) on July 24, 2017 or the rights to subscribe common shares will lapse. Deposit in the mail by the established deadline will not constitute delivery to us.
Holders of common shares may also instruct Caja de Valores directly rather than through their common share rights agent.

There will be an early settlement after the date of pricing of this global offering that will occur during the subscription period. Holders of common shares that deliver their instruction to Caja de Valores or their common shares rights agent before pricing will receive their new common shares at the early settlement date. Holders of common shares that deliver their instruction to Caja de Valores or their common shares rights agent after pricing and up until the end of the subscription period will receive their new common shares on the final settlement date.
The amount a holder of common shares pays will be based on the subscription price per common share. See "—Subscription Price" for a description of applicable procedures.
The exercise of subscription rights for common shares pursuant to the preemptive and accretion rights offering will be irrevocable and may not be canceled or modified.
Rights of current holders of ADSs
Holders of ADSs will not receive rights to subscribe for new ADSs. The rights with respect to ordinary shares represented by ADSs will be issued to the ADS Depositary. On or after July 17, 2017, the ADS Depositary will seek to sell the rights it then holds and will distribute the proceeds, after deduction of the ADS Depositary's fees and expenses and any applicable taxes, pro rata, to the holders of ADSs as of a record date to be determined by the ADS Depositary.

If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender the ADSs to the ADS Depositary prior to 1:00 p.m. (New York City time) on July 14, 2017 and instruct it to deliver both the underlying shares and the rights to a securities brokerage account in Argentina specified by you. Following receipt of a duly issued instruction in valid form and payment of applicables fees, the ADS Depositary will transfer such underlying shares and rights to such account. The ADS Depositary will not deliver rights without delivering the corresponding shares and will not deliver the shares without the corresponding rights. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Argentina that can accept the shares and rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those shares and rights, including the timely exercise or sale of the rights. Neither we, the ADS Depositary nor any of our or its agents (including, without limitation, the custodian for the ADS Depositary) assumes any responsibility for the required securities brokerage account in Argentina or for the execution of any such actions.
Accretion rights
Concurrently with the exercise of their common share subscription rights pursuant to the preemptive and accretion rights offering, holders of common shares may exercise their statutory accretion rights with respect to common shares not subscribed for by other holders of common shares in the exercise of their respective preemptive rights, by indicating the maximum number of additional common shares they would like to purchase pursuant to their accretion rights, which shall not exceed the amount of common shares subscribed by such holder in the exercise of its preemptive rights. Common shares relating to such accretion rights will be allocated pro rata to each exercising holder of common shares based on the ratio of the number of new common shares available after exercise of the subscription right to the aggregate number of new common shares to be subscribed for pursuant to accretion rights.

We will not issue any fractional common shares in the global offering, or in connection with the preemptive rights or accretion rights. Fractional shares will be rounded down to the nearest whole common share.

On July 25, 2017, which is one business day after the end of the subscription period for common shares, we will notify holders of our common shares who have indicated that they wish to exercise their accretion rights of the aggregate number of unsubscribed common shares, as applicable, by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and the CNV web site. Based on this notice, we will allocate unsubscribed common shares to holders of common shares, as applicable, in accordance with their accretion rights.
Results of the offering
On July 25, 2017, which is one business day after the end of the subscription period for common shares, we will notify holders of our common shares and the ADS of the final results of the offering by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and PR Newswire. On the date of pricing of this global offering, we will notify holders of our common shares and the ADSs of the results of the early settlement by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and PR Newswire.
Subscription price
The subscription price range for the new common shares and the new ADSs set forth on the cover page of this prospectus was established by our board of directors, as approved at our shareholders' meeting held on June 26, 2017.

The final subscription price will be determined on July 20, 2017, four days before the date set for the end of the subscription period. The subscription price will be determined by our board of directors together with the International Underwriters through a bookbuilding process conducted by the international underwriters in connection with the offer of the shares offered by IRSA and the common shares acquired by the international underwriters exercising the preemptive and accretion rights offering assigned to BACS, as the main local placement agent by IRSA. See "Underwriting."

The subscription price will be reported to the CNV and published in the bulletin of the Buenos Aires Stock Exchange and PR Newswire on the same or following business day, prior to the opening of the trading session on the ByMA.

The subscription price per new common share will be payable in U.S. dollars outside Argentina or in Pesos or U.S. dollars in Argentina, determined on the basis of the reference exchange rate (tipo de cambio referencia BCRA) at the close of business on the day immediately before payment is due, as quoted by the Central Bank.
Payment for exercise of preemptive rights
New common shares subscribed pursuant to the common share subscription rights must be paid in cash or by wire transfer to the common shares agent no later than on July 24, 2017, in order to be included in the early settlement for holders of common shares receiving new common shares on the early settlement date, for holders of common shares receiving new common shares on the final settlement date.
Payment for exercise of accretion rights
New common shares subscribed pursuant to any accretion rights for common shares must be paid by wire transfer or by certified or official bank check or money order to the common share rights agent or at a later date to be informed by publication of a notice in the bulletin of the Buenos Aires Stock Exchange.
Fractional common shares	We will accept subscriptions for whole new common shares only and will round down any subscription submitted for fractional new common shares to the nearest whole number of new common shares.
Use of unsubscribed common shares	After expiration of the common shares subscription period, we may cancel the unsubscribed common shares.
Issuance and delivery of new common shares	New common shares acquired pursuant to the exercise of preemptive rights for common shares will be issued and made available on , 2017.
New common shares acquired pursuant to the exercise of accretion rights for common shares will be issued and made available on , 2017.

New common shares, if any, remaining available for the general public after all preemptive rights and accretion rights have been exercised by the holders of our common shares will be issued and made available on , 2017.

We will register new common shares issued in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new common shares will be issued upon request.
Transferability	Subscription and accretion rights to subscribe common shares will be transferable. Such rights will be eligible to trade on the ByMA from July 10, 2017 to July 20, 2017 but will not be eligible to trade on any securities exchange in the United States or elsewhere.

The ADS Depositary may, to the extent permitted by applicable law, sell the subscription and accretion rights related to the common shares underlying our ADS on the ByMA. The proceeds from the sale of common shares rights underlying unexercised ADS rights will be distributed to the ADS holders pursuant to the terms of the deposit agreement.
No exchanges of rights	You may not surrender common share rights for the purpose of withdrawing rights to subscribe for common shares or ADSs, as applicable.
Listing of ADSs	The ADSs are listed on the NASDAQ Global Market under the symbol "IRCP". Our common shares are listed on the ByMA and Nasdaq under the symbol "IRCP".
Common share rights agent	BACS (Banco de Crédito y Securitización S.A.).
ADS Depositary	The Bank of New York Mellon 101 Barclay Street, 7th Floor East New York, NY 10286.
Outstanding common shares immediately before and after the global offering
We only have common shares in our share capital. Immediately before the global offering, our outstanding capital stock consists of 126,014,050 common shares. Immediately after the global offering, a total of 144,314,050 common shares will be outstanding, assuming the placement of all shares offered by us, and including 4,300,000 common shares that were approved at our shareholders' meeting held on June 26, 2017 for issuance under a new employee incentive plan that will be implemented by our board of directors following completion of the global offering.
After the global offering, the Selling Shareholder will own 72.9% of our common shares outstanding, assuming the international underwriters do not exercise the overallotment option.
Use of proceeds
We estimate that the net proceeds to us from the global offering (assuming the mid-point of the price range per common share and ADS set forth on the cover page of this prospectus) will be approximately US$185.0 million, after deducting estimated fees and expenses of the global offering payable by us and assuming full exercise of preemptive and accretion rights by our minority shareholders.

We will not receive any proceeds from the sale of shares or ADRs by the Selling Shareholder, nor from the exercise by the international underwriters of the over-allotment option granted by the Selling Shareholder. See "Use of Proceeds."

We intend to use the net proceeds of this offering to: finance the growth of our business through the development of commercial rental properties; develop, re-style and expand existing commercial properties; to acquire new commercial properties; to purchase additional land reserves; and for other general corporate purposes.
Voting rights
Our common shares entitle the holders thereof to one vote per share. See "Description of Capital Stock." Pursuant to the terms of the deposit agreement and subject to Argentine law and our bylaws, holders of ADSs are entitled to instruct the depositary to vote or cause to be voted the number of common shares represented by such ADSs. See "Description of American Depositary Shares."
Dividends
Under Argentine Companies Law, the declaration, payment and amount of dividends payable on the common shares are subject to the approval of our shareholders and certain other requirements. Pursuant to the terms of the deposit agreement, holders of ADSs will be entitled to receive any dividends declared on the common shares represented by such ADSs to the same extent as the holders of the common shares. Cash dividends will be paid in Pesos and will be converted by the depositary into U.S. dollars at the prevailing exchange rate on the date of conversion and paid to the holders of ADSs, net of any dividend distribution fees, currency conversion expenses, taxes and/or governmental charges. See "Dividend Policy," "Description of Capital Stock" and "Description of American Depositary Shares."
Lock-up Agreements
We and the Selling Shareholder have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose in aggregate of common shares representing more than 5% of our total common shares outstanding for a period of 180-days following the date of this prospectus, without the prior consent of J.P. Morgan Securities LLC.
Taxation	For a description of certain material tax considerations in the United States and Argentina relating to an investment in our common shares or the ADSs, see "Taxation."
Risk Factors	See "Risk Factors" beginning on page 27 for a discussion of certain significant risks you should consider before deciding to make an investment in our securities.

Timing of global offering	The following is a tentative timetable of key events in the global offering and the subsequent preemptive rights offer:
Commencement of marketing of the Global Offering	July 10, 2017
Common Shares Record Date	July 12, 2017
Commencement of the preemptive subscription and accretion period	July 13, 2017
Announcement of the offer price and allocations of ADSs and common shares	July 20, 2017
Announcement of the early settlement results	July 20, 2017
Early settlement and delivery of ADSs and common shares pursuant to the sale of shares offered by IRSA	July 25, 2017
Final Settlement and delivery of ADSs and common shares pursuant to the Sale of shares offered by IRSA	, 2017
Expiration of the preemptive subscription period for common shares	July 24, 2017
Announcement of the final settlement results	July 25, 2017
Allocation of accretion rights	July 25, 2017
Notice of results of the offering	July 25, 2017
Settlement and delivery of common shares pursuant to the preemptive and accretion rights offering	, 2017

Summary consolidated financial data and other information

The following table presents our summary consolidated financial data and other information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with, our financial statements included in this prospectus and the notes thereto, and the sections entitled "Presentation of Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.

We prepared our Audited Financial Statements in Pesos and in accordance with IFRS, as issued by the IASB, and the rules of the CNV.

We prepared our Unaudited Interim Financial Statements in Pesos and in accordance with IAS 34, Interim Financial Reporting. Our Unaudited Interim Financial Statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with our Audited Financial Statements.

The summary consolidated statement of comprehensive income and cash flow data for fiscal 2016, fiscal 2015 and fiscal 2014 and the summary consolidated statement of financial position data as of June 30, 2016, 2015, 2014 and 2013 have been derived from our Audited Financial Statements included in this prospectus. Our Audited Financial Statements have been audited by Price Waterhouse & Co. S.R.L., an independent registered public accounting firm whose report is also included herein. The summary consolidated statement of comprehensive income and cash flow data for fiscal 2013 and 2012 and the summary consolidated statement of financial position data as of June 30, 2013 and 2012 was derived from our audited consolidated financial statements for the fiscal years ended June 30, 2013 and 2012 which have been retroactively recast to give effect to the change of measurement basis for our investment properties. These financial statements are not included in this prospectus.

The summary consolidated statement of comprehensive income and cash flow data for the nine-month periods ended March 31, 2017 and 2016 and the summary consolidated statement of financial position data as of March 31, 2017 have been derived from our Unaudited Interim Financial Statements included elsewhere in this prospectus. Our unaudited results of operations for the nine-month period ended March 31, 2017 are not necessarily indicative of the results to be expected for fiscal 2017 or any other future period.

Our previously issued consolidated financial statements as of June 30, 2016 and 2015 and for the fiscal years ended June 30, 2016, 2015 and 2014 and the nine-month period ended March 31, 2016 have been retroactively recast to measure our investment properties at fair value as permitted under IAS 40. In the past, we measured the value of our portfolio of investment properties at historical cost. Accordingly, you should not rely on our financial information included in our public filings filed prior to the date of this prospectus for prior fiscal years but refer only to our Audited Financial Statements included in this prospectus.

	For the nine-months period ended March 31, (unaudited)			For the fiscal year ended June 30, (Recast)
	2017	2017	2016 (Recast)	2016	2016	2015	2014	2013	2012

	(US$)(1)(2)		(Ps.)(1)	(US$)(1)(2)			(Ps.)(1)
	(in thousands, except per share data)(1)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Income from sales, rents and services	162,056	2,494,037	1,920,673	173,806	2,674,873	1,924,176	1,445,190	1,111,762	937,062
Income from expenses and collective promotion fund	70,700	1,088,070	878,319	76,909	1,183,627	833,905	667,824	525,649	430,375
Operating costs	(86,778)	(1,335,519)	(1,062,627)	(94,880)	(1,460,204)	(1,018,023)	(844,960)	(628,214)	(517,615)

Gross profit	145,977	2,246,588	1,736,365	155,835	2,398,296	1,740,058	1,268,054	1,009,197	849,822
Net gain from fair value adjustments of investment properties	125,342	1,929,009	15,735,114	1,110,617	17,092,403	2,690,556	2,803,023	560,106	533,471
General and administrative expenses	(14,301)	(220,090)	(164,847)	(14,398)	(221,580)	(140,126)	(101,445)	(67,720)	(58,183)
Selling expenses	(10,983)	(169,024)	(116,185)	(10,541)	(162,221)	(117,683)	(76,854)	(60,826)	(43,376)
Other operating results, net	665	10,240	(31,296)	(4,454)	(68,552)	(110,855)	(27,939)	(38,011)	(25,326)

Profit from operations	246,701	3,796,723	17,159,151	1,237,060	19,038,346	4,061,950	3,864,839	1,402,746	1,256,408
Share of profit of associates and joint ventures	12,965	199,526	146,821	13,275	204,299	50,768	59,074	39,213	1,581

Profit from operations before financing and taxation	259,665	3,996,249	17,305,972	1,250,334	19,242,645	4,112,718	3,923,913	1,441,959	1,257,989
Finance income	11,538	177,565	527,358	33,304	512,555	105,138	124,495	55,029	49,561
Finance cost	(44,519)	(685,148)	(2,666,652)	(190,934)	(2,938,476)	(603,883)	(499,901)	(234,264)	(156,361)
Other financial results	8,198	126,164	1,512,024	111,417	1,714,702	47,215	74,730	(12,092)	2,318

Financial results, net	(24,784)	(381,419)	(627,270)	(46,213)	(711,219)	(451,530)	(300,676)	(191,327)	(104,482)
Profit before income tax	234,882	3,614,830	16,678,702	1,204,121	18,531,426	3,661,188	3,623,237	1,250,632	1,153,507
Income tax expense	(75,417)	(1,160,675)	(5,658,584)	(407,985)	(6,278,894)	(1,249,369)	(1,250,843)	(415,152)	(399,738)

Total profit for the period/year	159,464	2,454,155	11,020,118	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Total comprehensive income	159,464	2,454,155	11,020,118	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Attributable to:
Equity holders of the parent	153,252	2,358,541	10,671,149	768,114	11,821,280	2,280,391	2,272,834	822,037	719,369
Non-controlling interest	6,213	95,614	348,969	28,022	431,252	131,428	99,560	13,443	34,400
Profit per common share attributable to equity holders of the parent:
Basic	1.22	18.71	84.68	6.10	93.81	18.10	18.04	6.52	5.71
Diluted	1.22	18.71	84.68	6.10	93.81	18.10	18.04	6.52	5.71
CASH FLOW DATA
Net cash generated from operating activities	120,079	1,848,021	667,325	65,846	1,013,373	1,257,577	921,464	654,706	613,905
Net cash generated from (used in) investing activities	48,098	740,233	(500,482)	(121,154)	(1,864,555)	(414,231)	(517,852)	(447,164)	(259,529)
Net cash (used in) generated from financing activities	(65,526)	(1,008,447)	3,779,542	37,665	579,670	(660,943)	(516,906)	(90,789)	(400,192)
Net increase (decrease) in cash and cash equivalents	102,652	1,579,807	3,946,385	(17,642)	(271,512)	182,403	(113,294)	116,753	(45,816)

(1)    Totals may not sum due to rounding.

(2)    We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

	As of March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(1)(2)	(Ps.)(1)	(US$)(1)(2)			(Ps.)(1)
	(in thousands)(1)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Assets
Non-current assets:
Investment properties	2,223,002	34,211,996	2,094,483	32,234,096	15,388,877	10,296,796	7,252,835	6,494,643
Property, plant and equipment	7,392	113,759	7,688	118,325	120,984	23,552	20,169	17,485
Trading properties	3,118	47,983	3,121	48,029	22,340	9,661	653	4,375
Intangible assets	6,883	105,924	4,363	67,139	69,015	65,754	62,661	62,724
Investment in associates and joint ventures	57,985	892,392	38,841	597,759	328,349	282,151	208,756	112,278
Deferred income tax assets	3,961	60,966	3,363	51,759	56,956	40,326	37,404	23,467
Income tax credit	3	47	16	249	249	578	5,083	4,002
Trade and other receivables	47,056	724,197	31,722	488,198	90,431	85,914	75,910	78,886
Investments in financial assets	6,004	92,403	20,301	312,425	253,546	63,455	99,963	104,993

Total non-current assets	2,355,404	36,249,667	2,203,897	33,917,979	16,330,747	10,868,187	7,763,434	6,902,853
Current assets:
Trading properties	—	—	—	—	3,154	1,214	6,991	4,012
Inventories	1,582	24,341	1,183	18,202	15,347	10,368	9,896	10,394
Restricted asset	3,660	56,323	—	—	—	—	—	—
Derivative financial instruments	524	8,062	—	—	—	1,234	—	—
Income tax credit	483	7,428	22,470	345,815	1,635	123	—	—
Trade and other receivables	99,443	1,530,428	125,675	1,934,134	808,016	937,204	550,762	386,773
Investments in financial assets	65,280	1,004,664	115,161	1,772,323	292,320	216,071	169,174	45,072
Cash and cash equivalents	104,751	1,612,112	2,147	33,049	303,499	116,706	223,385	102,698

Total current assets	275,722	4,243,358	266,636	4,103,523	1,423,971	1,282,920	960,208	548,949
Total assets	2,631,126	40,493,025	2,470,533	38,021,502	17,754,718	12,151,107	8,723,642	7,451,802
Shareholders' equity
Shareholders' equity attributable to IRSA Commercial Properties	1,400,431	21,552,630	1,277,103	19,654,617	8,116,917	6,272,969	4,412,574	3,895,588
Non-controlling interest	58,062	893,579	50,396	775,600	443,500	358,686	262,400	256,645

Total shareholders' equity	1,458,493	22,446,209	1,327,499	20,430,217	8,560,417	6,631,655	4,674,974	4,152,233
Liabilities
Non-current liabilities:
Trade and other payables	22,570	347,349	21,187	326,069	247,812	195,673	190,170	160,208
Borrowings	355,213	5,466,722	342,208	5,266,576	3,322,488	1,046,102	834,814	680,550
Deferred income tax liabilities	700,307	10,777,732	659,537	10,150,280	4,099,803	3,136,600	2,106,621	1,889,193
Provisions	1,216	18,714	1,708	26,286	9,392	22,878	11,730	11,593

Total non-current liabilities	1,079,306	16,610,517	1,024,640	15,769,211	7,679,495	4,401,253	3,143,335	2,741,544
Current liabilities:
Trade and other payables	60,123	925,287	62,634	963,931	802,151	489,811	437,750	361,880
Income tax liabilities	22,326	343,593	7,448	114,624	123,077	56,681	77,683	105,412
Payroll and social security liabilities	6,728	103,549	6,977	107,382	94,693	76,090	26,041	26,171
Derivative financial instruments	—	—	186	2,857	—	14,225	1,732	—
Borrowings	2,244	34,538	40,708	626,492	471,255	479,237	356,028	64,562
Provisions	1,906	29,332	441	6,788	23,630	2,155	6,099	—

Total current liabilities	93,327	1,436,299	118,393	1,822,074	1,514,806	1,118,199	905,333	558,025
Total liabilities	1,172,633	18,046,816	1,143,033	17,591,285	9,194,301	5,519,452	4,048,668	3,299,569
Total shareholders' equity and liabilities	2,631,126	40,493,025	2,470,533	38,021,502	17,754,718	12,151,107	8,723,642	7,451,802

	As of March 31, (unaudited)		As of the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

(except for shares and ratios)					(except for shares and ratios)
	(US$)(1)(2)	(Ps.)(1)	(US$)(1)(2)			(Ps.)(1)
OTHER INFORMATION
Basic net income per ADS	4.86	74.84	24.38	375.24	72.40	72.16	26.08	22.84
Diluted net income per ADS	4.86	74.84	24.38	375.24	72.40	72.16	26.08	22.84
Dividends per share	0.25	3.83	0.15	2.25	3.47	3.23	2.43	2.33
Dividends per ADS	1.00	15.32	0.58	9.00	13.88	12.92	9.72	9.32
Number of shares outstanding		126,014,050		126,014,050	126,014,050	126,014,050	126,014,050	126,014,050
Capital stock (in thousands)	8,188	126,014	8,188	126,014	126,014	126,014	126,014	126,014
Depreciation and amortization (in thousands)	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186
Capital expenditures (in thousands)(3)	10,037	154,470	12,216	188,008	378,782	285,748	222,907	116,411
Working capital (in thousands)	182,395	2,807,059	148,242	2,281,449	(90,835)	164,721	54,875	(9,076)
Ratio of current assets to current liabilities		2.95		2.25	0.94	1.15	1.06	0.98
Ratio of shareholders' equity to total liabilities		1.24		1.16	0.93	1.20	1.15	1.26
Ratio of non-current assets to total assets		0.90		0.89	0.92	0.89	0.89	0.93

(1)    Totals may not sum due to rounding.

(2)    We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

(3)    We define capital expenditure as the cash used in the acquisition of investment properties and property, plant and equipment plus the advanced payments for investment properties and property, plant and equipment acquisitions.

In this prospectus we present EBITDA and Adjusted EBITDA. We define EBITDA as profit for the year or period excluding: (i) interest income; (ii) interest expense; (iii) income tax expense; and (iv) depreciation and amortization. We define Adjusted EBITDA as EBITDA minus (i) total financial results, net other than interest expense, net (mainly foreign exchange differences, net; gains/losses from derivative financial instruments; gains/losses of financial assets and liabilities at fair value through profit or loss; and other financial results, net) and minus (ii) share of profit of associates and joint ventures and minus (iii) unrealized results due to the revaluation of the fair value of investment properties. EBITDA and Adjusted EBITDA are non-IFRS financial measures that do not have standardized meanings prescribed by IFRS. We present EBITDA and Adjusted EBITDA because we believe they provide investors supplemental measures of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses EBITDA and Adjusted EBITDA from time to time, among other measures, for internal planning and performance measurement purposes. EBITDA and Adjusted EBITDA should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit for the relevant period to EBITDA and Adjusted EBITDA for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(2)	(Ps.)	(US$)(2)			(Ps.)
	(in thousands)
Total profit for the period/year	159,464	2,454,155	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Interest income	(9,510)	(146,361)	(6,639)	(102,169)	(69,307)	(60,024)	(36,261)	(12,937)
Interest expense	32,014	492,701	39,798	612,486	329,170	151,092	91,972	69,617
Income tax expense	75,417	1,160,675	407,985	6,278,894	1,249,369	1,250,843	415,152	399,738
Depreciation and amortization	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186

EBITDA (unaudited)	258,763	3,982,360	1,238,771	19,064,687	3,937,943	3,724,041	1,314,498	1,217,373
Unrealized results due to the revaluation of the fair value of our investment properties	(122,756)	(1,889,218)	(1,099,406)	(16,919,860)	(2,559,492)	(2,802,546)	(559,903)	(533,471)

Share of profit of associates and joint ventures	(12,965)	(199,526)	(13,275)	(204,299)	(50,768)	(59,074)	(39,213)	(1,581)
Foreign exchange differences, net	7,492	115,309	117,970	1,815,553	210,162	277,258	105,431	47,848
Gain/loss from derivative financial instruments	(5,581)	(85,891)	(81,116)	(1,248,374)	2,961	(12,514)	2,977	1,050
Fair value gains of financial assets and liabilities at fair value through profit or loss	(2,628)	(40,441)	(30,301)	(466,328)	(50,176)	(62,216)	(877)	(3,368)
Other financial results, net	2,996	46,102	6,501	100,051	28,720	7,080	28,085	2,272
Adjusted EBITDA (unaudited)	125,321	1,928,695	139,144	2,141,430	1,519,350	1,072,029	850,998	730,123
Adjusted EBITDA Margin (unaudited)(1)	77%	77%	80%	80%	79%	74%	77%	78%

(1)     Adjusted EBITDA margin is calculated as Adjusted EBITDA, divided by income from sales, rents and services.

(2)     We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

In addition, we present in this prospectus Net Operating Income or "NOI" which we define as gross profit from operations minus (i) selling expenses plus (ii) net realized gain on changes in fair value of investment properties and plus (iii) depreciation and amortization. NOI is a non-IFRS financial measure that does not have a standardized meaning prescribed by IFRS. We present NOI because we believe it provides investors a supplemental measure of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses NOI from time to time, among other measures, for internal planning and performance measurement purposes. NOI should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. NOI, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit from operations to NOI for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(1)	(Ps.)	(US$)(1)			(Ps.)
	(in thousands)
Gross profit for the period/year	145,977	2,246,588	155,835	2,398,296	1,740,058	1,268,054	1,009,197	849,822
Selling expenses	(10,983)	(169,024)	(10,541)	(162,221)	(117,683)	(76,854)	(60,826)	(43,376)
Net realized gain on changes in fair value of investment property	2,586	39,791	11,211	172,543	131,064	477	203	—
Depreciation and amortization	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186

NOI (unaudited)	138,957	2,138,545	157,996	2,431,562	1,770,331	1,201,413	956,729	813,632

(1)    We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

We also present in this prospectus Net Debt, which we define as current borrowings plus (i) non-current borrowings minus (ii) cash and cash equivalents and (iii) current investments in financial assets. Net Debt is a non-IFRS financial measure that does not have a standardized meaning prescribed by IFRS. We present Net Debt because we believe it provides investors a supplemental measure of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses Net Debt from time to time, among other measures, for internal planning and performance measurement purposes. Net Debt should not be construed as an alternative to total debt, as determined in accordance with IFRS. Net Debt, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit from operations to Net Debt for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)			For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)	(Ps.)	(US$)			(Ps.)
	(in thousands)
Current borrowings	2,244	34,538	40,708	626,492	471,255	479,237	356,028	64,562
Non-current borrowings	355,213	5,466,722	342,208	5,266,576	3,322,488	1,046,102	834,814	680,550
Cash and cash equivalents	(104,751)	(1,612,112)	(2,147)	(33,049)	(303,499)	(116,706)	(223,385)	(102,698)
Current investments in financial assets	(65,280)	(1,004,664)	(115,161)	(1,772,323)	(292,320)	(216,071)	(169,174)	(45,072)

Net Debt (unaudited)	187,426	2,884,484	265,608	4,087,696	3,197,924	1,192,562	798,283	597,342

We also present in this prospectus Adjusted Funds From Operations attributable to the controlling interest (or "Adjusted FFO"), which we define as Total profit for the year or period plus (i) depreciation and amortization minus (ii) net gain from fair value adjustments of investment properties minus (iii) total financial results, net excluding Financial interest net (foreign exchange differences net, gain/loss from derivative financial instruments, fair value gains of financial assets and liabilities at fair value through profit or loss, Other financial results net), plus (iv) deferred income tax and minus (v) non-controlling interest.

Adjusted FFO is a non-IFRS financial measure that does not have a standardized meaning prescribed by IFRS. Adjusted FFO is not equivalent to our profit for the period as determined under IFRS. Our definition of Adjusted FFO is not consistent and does not comply with the standards established by the White Paper on funds from operations (FFO) approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), as revised in February 2004, or the "White Paper".

We present Adjusted FFO because we believe it provides investors a supplemental measure of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses Adjusted FFO from time to time, among other measures, for internal planning and performance measurement purposes. Adjusted FFO should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. Adjusted FFO, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit from operations to Adjusted FFO for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)	(Ps.)	(US$)			(Ps.)
	(in thousands)
Total profit for the period/year	159,464	2,454,155	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Net gain from fair value adjustments of investment properties	(125,342)	(1,929,009)	(1,110,617)	(17,092,403)	(2,690,556)	(2,803,023)	(560,106)	(533,471)
Depreciation and amortization	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186
Foreign exchange differences, net	7,492	115,309	117,970	1,815,553	210,162	277,258	105,431	47,848
Gain/loss from derivative financial instruments	(5,581)	(85,891)	(81,116)	(1,248,374)	2,961	(12,514)	2,977	1,050
Fair value gains of financial assets and liabilities at fair value through profit or loss	(2,628)	(40,441)	(30,301)	(466,328)	(50,176)	(62,216)	(877)	(3,368)
Other financial results, net	2,996	46,102	6,501	100,051	28,720	7,080	28,085	2,272
Deferred income tax	39,741	611,609	393,481	6,055,674	946,573	1,027,057	203,491	202,929
Non-controlling interest(1)	(3,467)	(53,360)	(7,950)	(122,356)	(44,260)	(34,903)	(19,355)	(13,687)

Adjusted FFO (unaudited)	74,052	1,139,664	85,595	1,317,293	832,135	780,869	603,281	464,528

(1)     The non-controlling interest was factored into all the adjustments made to the adjusted FFO.

Risk factors

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, before making an investment decision. We also may face additional risks and uncertainties not currently known to us, or which as of the date of this prospectus we might not consider significant, which may adversely affect our business. In general, you take more risk when you invest in securities of issuers in emerging markets, such as Argentina, than when you invest in the securities of issuers in the United States, and certain other markets. You should understand that an investment in our common shares and ADSs involves a high degree of risk, including the possibility of loss of your entire investment.

Risks relating to Argentina

As of the date of this prospectus, all of our operations, property and customers are located in Argentina. As a result, the quality of our assets, our financial condition and the results of our operations are dependent upon the macroeconomic, regulatory, social and political conditions prevailing in Argentina from time to time. These conditions include growth rates, inflation rates, exchange rates, taxes, foreign exchange controls, changes to interest rates, changes to government policies, social instability, and other political, economic or international developments either taking place in, or otherwise affecting, Argentina.

Economic and political instability in Argentina may adversely and materially affect our business, results of operations and financial condition.

The Argentine economy has experienced significant volatility in recent decades, characterized by periods of low or negative growth, high levels of inflation and currency depreciation, and may experience further volatility in the future.

During 2001 and 2002, Argentina went through a period of severe political, economic and social crisis. Among other consequences, the crisis resulted in Argentina defaulting on its foreign debt obligations, introducing emergency measures and numerous changes in economic policies that adversely affected most sectors of the economy, particularly utilities, financial institutions, and industrial companies. The Argentine Peso also was subjected to significant real devaluation and depreciation, which resulted in many Argentine private sector debtors with foreign currency exposure to default on their outstanding debt. Following that crisis, Argentine GDP grew 8.9% in 2005, 8.0% in 2006 and 9.0% in 2007. During 2008 and 2009, however, the Argentine economy suffered a slowdown attributed to local and external factors, including an extended drought affecting agricultural activities, and the effects of the global economic crisis. Real GDP growth recovered in 2010 and 2011 to 10.1% and 6.0%, respectively. However, GDP contracted 1.0% in 2012 and then grew by 2.4% in 2013. In 2014, economic again contracted by 2.5%. The Argentine economy has remained under pressure in recent years with GDP expanding 2.6% in 2015 and contracting 2.3% in 2016 according to data reported by the National Institute of Statistics (Instituto Nacional de Estadisticas y Censos), or "INDEC."

Presidential and Congressional elections in Argentina were held on October 25, 2015, and a runoff election between the two leading Presidential candidates was held on November 22, 2015, which resulted in Mr. Mauricio Macri being elected President of Argentina. The Macri administration assumed office on December 10, 2015. Since taking office, the new administration has announced a policy agenda aimed at adopting measures that are market friendly and designed to ensure long-term macroeconomic performance including reducing the fiscal deficit, eliminating restrictions on capital flows and access to the exchange rate market, correcting energy and transport prices and obtaining financing through the capital markets.

The Macri administration has adopted the following key economic and policy reforms.

•
INDEC reforms.  President Macri appointed Mr. Jorge Todesca, previously a director of a private consulting firm, as head of the INDEC. On January 8, 2016, the Argentine government declared a state of administrative emergency relating to the national statistical system and the INDEC, until December 31, 2016. During 2016, the INDEC implemented certain methodological reforms and adjusted certain macroeconomic statistics on the basis of these reforms. Following the declared emergency, the INDEC ceased publishing statistical data until a rearrangement of its technical and administrative structure is finalized. During the course of implementing these reforms, however, INDEC has used official Consumer Price Index, or "CPI," figures and other statistical information published by the Province of San Luis and the City of Buenos Aires. On June 29, 2016, the INDEC published revised GDP data for the years 2004 through 2015. On August 31, 2016, the IMF Executive Board met to consider the progress made by Argentina in improving the quality of official GDP and CPI data and noted the important progress made in strengthening the accuracy of Argentina's statistics. On November 10, 2016, the IMF lifted the existing censure on Argentina regarding these data.

•
Agreement with holdout creditors.  The Argentine government has reached agreements with substantially all of the holdout bondholders who had not previously participated in Argentina's sovereign debt restructurings (in terms of claims) and regained access to the international capital markets, issuing several new series of sovereign bonds since President Macri took office.

•
Foreign exchange reforms.  In addition, the Macri administration eliminated a significant portion of foreign exchange restrictions, including certain currency controls, that were imposed under the Kirchner administration. On August 9, 2016, the Central Bank issued Communication "A" 6037 which substantially changed the existing legal framework and eliminated certain restrictions limiting access to the foreign exchange market Mercado Único y Libre de Cambios, or "MULC." The principal measures adopted as of the date of this prospectus include:

i.
the reestablishment of Argentine residents' rights to purchase and remit foreign currency outside of Argentina without limit and without specific allocation (atesoramiento);

ii.
the elimination of the mandatory, non-transferable and non-interest bearing deposit previously required in connection with certain transactions involving foreign currency inflows by reducing the amount of the deposits from 30% to 0%;

iii.
the elimination of the requirement to transfer and settle the proceeds from new foreign financial indebtedness incurred by the foreign financial sector, the non-financial private sector and local governments through the MULC; and

iv.
the elimination of the requirement that proceeds from debt issuances abroad must be maintained undistributed for a minimum of 365 calendar days.

•
Foreign trade reforms.  The Kirchner and Fernández de Kirchner administrations imposed export duties and other restrictions on several sectors, particularly the agricultural sector. The Macri administration eliminated export duties on wheat, corn, beef and regional products, and reduced the duty on soybeans by 5% to 30%. Further, the 5% export duty on most industrial exports was eliminated. With respect to payments for imports of goods and services, the Macri administration announced the gradual elimination of restrictions on access to the MULC for any transactions originated before December 17, 2015. Regarding transactions executed after December 17, 2015, no quantitative limitations apply.

•
National electricity state of emergency and reforms.  Following years of very limited investment in the energy sector, as well as the continued freeze on electricity and natural gas tariffs since the 2001-2002 economic crisis, Argentina began to experience energy shortages in 2011. In response to the growing energy crisis, the Macri administration declared a state of emergency with respect to the national electricity system, which will remain in effect until December 31, 2017. The state of emergency enables the Government to take actions designed to ensure the supply of electricity to the country, such as instructing the Ministry of Energy and Mining to design and implement, with the cooperation of all federal public entities, a coordinated program to guarantee the quality and security of the electrical grid. In addition, through Resolution No. 6/2016 of the Ministry of Energy and Mining and Resolution No. 1/2016 of the National Electricity Regulatory Agency (Ente Nacional Regulador de la Electricidad), the Macri administration announced the elimination of a portion of energy subsidies currently in effect and a substantial increase in electricity rates. As a result, average electricity prices have already increased and could increase further. By correcting tariffs, modifying the regulatory framework and reducing the Government's involvement in the sector, the Macri administration aims to correct distortions in the energy sector and stimulate investment. However, certain of the Government's initiatives have been challenged in the Argentine courts and resulted in judicial injunctions or rulings limiting the Government's initiatives.

•
Tariff increases.  With the aim of encouraging companies to invest and improve the services they offer and enabling the Government to assist those in need, the Macri administration has begun updating the tariffs for electricity, transportation, gas and water services. Each of the announced tariff increases contemplates a tarifa social (social tariff), which is designed to provide support to vulnerable groups, including beneficiaries of social programs, retirees and pensioners who receive up to two minimum pensions, workers who receive up to two minimum salaries, individuals with disabilities, individuals registered in the Monotributo Social program, domestic workers and individuals receiving unemployment insurance.

On August 18, 2016, the Supreme Court of Argentina in "Centro de Estudios para la Promoción de la Igualdad y la Solidaridad versus Ministry of Energy and Mining," upheld lower court injunctions suspending the proposed increases in gas tariffs and instructed the Ministry of Energy and Mining to conduct a non-binding public hearing prior to sanctioning any such increases. The public hearings were held on September 16, 2016. Pursuant to the holding by the Supreme Court, the Gas Regulatory Entity, or "Enargas," issued Resolution No. 3960 and 3961 ordering the reestablishment of the prior tariff scheme as of March 31, 2016, and implemented an installment regime for the payment of overdue bills.

•
Tax Amnesty Law.  In July 2016, the Régimen de Sinceramiento Fiscal, or "Tax Amnesty Law," was introduced to promote the voluntary declaration of assets by Argentine residents. The Tax Amnesty Law allows Argentine tax residents holding undeclared funds or assets located in Argentina or abroad to (i) declare such property until March 31, 2017 without facing prosecution for tax evasion or being required to pay past-due tax liabilities on the assets, if they can provide evidence that the assets were held by certain specified cut-off dates, and (ii) keep the declared property outside Argentina and not repatriate such property to Argentina. With respect to cash that was not deposited in bank accounts by the specified cut-off dates, such amounts had to be disclosed and deposited by October 31, 2016 in special accounts opened at Argentine financial entities. Depending on the amount declared, how soon it is declared, the election to subscribe for certain investment securities and the payment method used, those who take advantage of the Tax Amnesty Law will pay a special tax of between 0 and 15% on the total amount declared. Alternatively, they can invest an equivalent amount in Argentine government bonds or a fund that will finance, among other things, public infrastructure projects and small to medium-sized businesses in general. Taxpayers may elect to subscribe for certain investment securities and reduce the tax rates payable upon disclosure of previously undisclosed assets.

•
Retiree Programs.  On June 29, 2016, Congress passed a bill approving the Ley de Reparación Histórica a los Jubilados (Historical Reparations Program for Retirees and Pensioners), which took effect upon its publication in the official gazette. The main aspects of this program, which is designed to conform government social security policies to Supreme Court rulings, include (i) payments to more than two million retirees and the retroactive compensation of more than 300,000 retirees and (ii) the creation of a pensión universal (universal pension) for the elderly, which guarantees an income for all individuals over 65 years of age who are otherwise ineligible for retirement. The Historical Reparations Program for Retirees and Pensioners will give retroactive compensation to retirees in an aggregate amount of more than Ps.47.0 billion and involve expenses of up to Ps.75.0 billion to cover all potential beneficiaries.

•
Fiscal policy:  The Macri administration reduced the primary fiscal deficit by approximately 1.8% of GDP in December 2015 through a series of tax and other measures, and pursued a primary fiscal deficit target of 4.8% of GDP in 2016 through the elimination of subsidies and the reorganization of certain expenditures. However, the primary fiscal deficit for October 2016 increased 183% compared to the comparable period in 2015, while the aggregated primary fiscal deficit as of January 2016 represented a 69% increase compared to the same period of 2015, reaching 4.6% of GDP. The Macri administration's ultimate aim is to achieve a balanced primary budget by 2019.

On February 22, 2017, Finance Minister Nicolas Dujovne announced fiscal targets for the period 2017-2019, ratifying the target set in the 2017 budget—which established a primary deficit of 4.2% of GDP for 2017—and announcing a deficit target of 3.2% for 2018 and 2.2% for 2019. It also announced quarterly targets as a percentage of GDP for 2017, of 0.6% for the first quarter; 2.0% for the second, 3.2% for the third and 4.2% for the last one.

•
Correction of monetary imbalances:  The Macri administration announced the adoption of an inflation targeting regime in parallel with the floating exchange rate regime and set inflation targets for the next four years. The Central Bank has increased the use of stabilization policies to reduce excess monetary imbalances and reduced Peso interest rates to offset inflationary pressure.

While some of the measures adopted have led to higher inflation, there has been an increase in the demand for pesos and a recovery of credit points toward a gradual normalization of macroeconomic conditions. To this end, access to external financing may have a positive effect, by significantly reducing the monetization of the fiscal deficit without requiring an abrupt fiscal adjustment that would put economic growth under pressure. Simultaneously, the inflow of foreign capital would generate a greater supply of foreign exchange in the MULC limiting the depreciation of the Argentine peso and its direct impact on inflation. This, in turn, would increase the demand for real balances in pesos, allowing for a reduction in interest rates and further revival of credit demand and economic activity.

As of the date of this prospectus, the impact that the measures taken by the Macri administration will have on the Argentine economy as a whole and the real-estate sector in particular cannot be predicted. In addition, opposition political parties retained a majority of the seats in the Argentine Congress in the recent elections, which has required the Macri administration to seek political support from these parties to implement its proposals creating additional uncertainty regarding the ability of the Macri administration to effectively implement elements of its policy agenda.

Higher rates of inflation, any decline in GDP growth rates and/or other future economic, social and political developments in Argentina, a lack of stability and competitiveness of the Peso against other currencies, and a decline in confidence among consumers and foreign and domestic investors, among other factors, may materially adversely affect the development of the Argentine economy which could adversely affect our financial condition or results of operations.

There are concerns about the accuracy of Argentina's official inflation statistics.

In January 2007, the INDEC changed the methodology used to calculate the CPI. At the same time that the INDEC adopted this change in methodology the Argentine government also replaced several key officers at the INDEC, prompting complaints of governmental interference from the technical staff at the INDEC. In addition, during this period the IMF requested a number of times that INDEC clarify its methodology for measuring inflation rates.

On November 23, 2010, the Argentine government began consulting with the IMF for technical assistance in order to prepare new national CPI data with the aim of modernizing the existing statistical system. During the first quarter of 2011, a team from the IMF started collaborating with the INDEC in order to create such index. Notwithstanding these efforts, reports subsequently published by the IMF stated that its staff also used alternative measures of inflation for macroeconomic surveillance, including data produced by private sources, and such measures have shown inflation rates that are considerably higher than those published by the INDEC since 2007. Consequently, the IMF called on Argentina to adopt measures to improve the quality of data used by the INDEC. At a meeting held on February 1, 2013, the Executive Board of the IMF emphasized that the progress in implementing remedial measures since September 2012 had been insufficient. As a result, the IMF issued a declaration of censure against Argentina in connection with the breach of its related obligations to the IMF and called on Argentina to adopt remedial measures to address the inaccuracy of inflation and GDP data promptly.

In order to address the quality of official data, a new consumer price index denominated Urban National Consumers Price Index (Índice de Precios al Consumidor Nacional Urbano), or the "IPCNu," was enacted on February 13, 2014. Inflation measured by the IPCNu was 23.9% for 2014, 29.2% for 2015 and 33.7% for 2016. The IPCNu represents the first national indicator in Argentina to measure changes in prices of household goods for final consumption. While the previous price index only measured inflation in the Greater Buenos Aires area, the IPCNu is calculated by measuring prices of goods across the entire urban population of the 23 provinces of Argentina and the City of Buenos Aires. On December 15, 2014, the IMF recognized the progress of Argentine authorities to remedy the inaccurate provision of data, but has delayed the definitive evaluation of the new index.

On January 8, 2016, as a result of the INDEC's historical inability to produce reliable statistical data, the Macri administration issued an emergency decree and ceased publication of national statistics. The INDEC suspended all publications of statistical data until the technical reorganization process was completed and the administrative structure of the INDEC was recomposed. Following this process of reorganization and recovery, the INDEC began to gradually publish official data. On June 2016, INDEC restarted the publication of indexes and reported that for May, June, July, August, September, October, November and December of 2016, the monthly increase of the CPI was 4.2%, 3.1%, 2.0%, 0.2%, 1.1%, 2.4%, 1.6% and 1.2%, respectively. In addition, the INDEC recalculated historical GDP data dating back to 2014, and GDP growth measures were revised to growth of 2.3% in 2013, contraction of 2.1% in 2014, growth of 2.4% in 2015 and contraction of 2.1% in 2016. GDP as reported by INDEC for the fourth quarter of 2016 grew 0.5% compared to the comparable quarter of 2015, in the seasonally adjusted measurement.

The Budget Law for fiscal year 2017 includes targets for CPI variation between 17% and 12% for 2017, between 8% and 12% for 2018 and between 3.5% and 6.5% for 2019. On November 9, 2016, the IMF, after analyzing Argentina's progress in improving quality of official data on the CPI, decided to lift the "censure motion" that was imposed in 2013, concluding that the CPI of Argentina is now in compliance with international standards. However, we cannot assure you that such inaccuracy in relation with the economic indicators will not occur again in the future and, consequently, this circumstance may have an adverse effect on the Argentine economy and on our financial results. If despite the changes introduced in the INDEC by the new government, there are still differences between the figures published by the INDEC and those recorded by private consultants, there could be a significant decrease in confidence in the Argentine economy, which could have an impact on the results of IRSA CP.

Continuing high inflation may impact the Argentine economy and adversely affect our results of operations.

Inflation has, in the past, materially undermined the Argentine economy and the government's ability to foster conditions that would permit stable growth. In recent years, Argentina has confronted inflationary pressures, evidenced by significantly higher fuel, energy and food prices, among other factors. In response, the prior Argentine administration implemented programs to control inflation and monitor prices for essential goods and services, including freezing the prices of key products and services, and price support arrangements agreed between the Argentine government and private sector companies in several industries and markets.

According to data published by the INDEC, the rate of inflation reached 10.9% in 2010, 9.5% in 2011, 10.8% in 2012, 10.9% in 2013, 23.9% in 2014 and 26.9% in 2015. In November 2015, the INDEC suspended the publication of the CPI. After implementing certain methodological reforms and adjusting certain macroeconomic statistics on the basis of these reforms, in June 2016 the INDEC resumed its publications of the CPI. According to the INDEC, the rate of inflation was 4.2%, 3.1%, 2.0%, 0.2%, 1.1%, 2.4%, 1.6% and 1.2% in May, June, July, August, September, October, November and December 2016, respectively. At the beginning of 2017, the inflation statistics started to show a stable deceleration trend in its rates accordingly with the new inflation targeting policies of the Central Bank. The inflation rates published by the INDEC for January, February and March 2017 were 1.3%, 2.5% and 2.4%, respectively.

An inflationary environment would undermine Argentina's foreign competitiveness by diluting the effects of a peso devaluation, negatively impact the level of economic activity and employment and undermine confidence in Argentina's banking system, which could further limit the availability of domestic and international credit. In addition, a portion of the Argentine debt is adjusted by the Stabilization Coefficient (Coeficiente de Estabilización de Referencia), or "CER," a currency index, that is strongly related to inflation. Therefore, any significant increase in inflation would cause an increase in the principal amount of sovereign external debt and consequently in Argentina's financial obligations, which could negatively affect the Argentine economy. A high level of uncertainty and a general lack of stability in terms of inflation could also lead to shortened contractual terms and affect the ability to plan and make investment decisions.

Inflation remains a challenge for Argentina. The Macri administration has set goals to reduce the primary fiscal deficit as a percentage of GDP over time and also reduce the Argentine government's reliance on Central Bank financing. If despite these measures the Macri administration is unable to address Argentina's structural inflationary imbalances, the prevailing high rates of inflation may continue, which would have an adverse effect on Argentina's economy that could lead to an increase in the principal amount of Argentina's debt outstanding as measured in Pesos. Moreover, certain objectives of the Macri administration, such as the increase in tariffs to incentivize investment in the energy sector, may result in higher rates of inflation. Inflation in Argentina has contributed to a material increase in our costs of operations, in particular labor costs, and has negatively impacted our financial condition and results of operations.

Inflation rates could increase further in the future, and there is uncertainty regarding the effects and effectiveness of the measures adopted, or that may be adopted in the future, by the Argentine government to control inflation. Public speculation about possible additional actions have also contributed significantly to economic uncertainty and heightened the volatility of the economy. If inflation remains high or continues to rise, Argentina's economy may be negatively impacted and our results of operations could be materially affected.

Significant fluctuations in the value of the Peso may adversely affect the Argentine economy as well as our financial performance.

Since the strengthening of exchange controls began in late 2011 and after measures were introduced to limit access to foreign currency by private companies and individuals (such as requiring an authorization from tax authorities to access the foreign currency exchange market), the implied exchange rate, as reflected in the quotations for Argentine securities that traded on foreign securities markets compared to the corresponding quotations in the local market, had increased significantly over the official exchange rate. These measures were mostly lifted on December 16, 2015. Any reenactment of these measures may prevent or limit us from offsetting the risk derived from our exposure to the U.S. dollar and, if so, we cannot predict the impact of these changes on our financial condition and results of operations.

After several years of moderate variations in the nominal exchange rate, in 2012 the peso depreciated approximately 14.3% against the U.S. dollar. This was followed in 2013 and 2014 by a 32.5% depreciation of the peso against the U.S. dollar in 2013 and 30.3% in 2014, including a loss of approximately 21.6% in January 2014 alone. In 2015, the Peso depreciated 52.7% against the dollar with a 33% depreciation in the last weeks of December 2015. In 2016 the Peso depreciated a further 20.5% against the dollar. During the first quarter of 2017 the exchange rate has remained stable, mainly as a consequence of the Tax Amnesty Law and its effects on the foreign currency market.

From time to time the Central Bank may intervene in the foreign exchange market in order to stabilize the exchange rate of the peso. Additional volatility, appreciation or depreciation of the peso, or reduction of the Central Bank's foreign currency reserves as a result of currency intervention, could adversely affect the Argentine economy and our ability to service our obligations as they become due.

If the Peso continues to depreciate, the Argentine economy may be negatively affected with adverse consequences on our business and financial condition. Particularly as a result of our exposure to liabilities denominated in U.S. dollars. While certain of our office leases are set in U.S. dollars, we are only partially protected against depreciation of the Peso and there can be no assurance we will be able to maintain our U.S. dollar-denominated leases.

On the other hand, a substantial appreciation of the Peso against the U.S. dollar also presents risks for the Argentine economy. The appreciation of the Peso against the U.S. dollar negatively impacts the financial condition of entities whose foreign currency denominated assets exceed their foreign currency-denominated liabilities. In addition, in the short term, a significant real appreciation of the Peso would adversely affect exports. This could have a negative effect on economic growth and employment as well as reduce the revenues of the Argentine public sector by reducing tax collection in real terms, given its current heavy reliance on taxes on exports.

Certain measures that may be taken by the Argentine government may adversely affect the Argentine economy and, as a result, our business and results of operations.

In the past, the Argentine government has increased its intervention in the economy through the implementation or change of laws and regulations; nationalizations and expropriations; restrictions on production, imports and exports; exchange and/or transfer restrictions; direct and indirect price controls; tax increases, changes in the interpretation or application of tax laws and other retroactive tax claims or challenges; cancellation of contract rights; or delays or denials of governmental approvals.

In November 2008, the Argentine government enacted Law No. 26,425 which provided for the nationalization of the Administradoras de Fondos de Jubilaciones y Pensiones. Beginning in April 2012, the Argentine government moved to nationalize YPF S.A., or "YPF," and imposed major changes to the system under which oil companies operate, principally through the enactment of Law No. 26,741 and Decree No. 1277/2012. In February 2014, the Argentine government and Repsol S.A., or "Repsol," announced that they had reached an agreement on the terms of the compensation payable to Repsol, as the former principal shareholder of YPF for the expropriation of Repsol's YPF shares. Such compensation totaled US$5 billion, payable by delivery of Argentine sovereign bonds with various maturities. On April 23, 2014, the agreement with Repsol was approved by the Argentine Congress and the matter was resolved on May 8, 2014.

Additionally, on December 19, 2012, the Argentine government issued Decree No. 2,552/12, which ordered the expropriation of the Predio Rural de Palermo. On January 4, 2013, the Federal Civil and Commercial Chamber granted an injunction that blocked the enforceability of such Decree. However, on June 1, 2015, the injunction was removed. This decision was appealed and the injunction was reinstated. The Argentine government lost an appeal to have the injunction revoked. The government filed a request for dismissal in April 2016. The court granted registration of the matter and ordered a formal notification to plaintiff Sociedad Rural Argentina, which filed its response in November 2016. As of the date of this prospectus, the proceedings are still pending before the Federal Civil and Commercial Courts No. 8, Secretariat No. 15 of the City of Buenos Aires. The expropriation of this development without fair compensation may affect our interest in Entertainment Holding S.A., or "EHSA," a joint venture and the entity that owns the property.

Furthermore, on May 18, 2015, we were notified that the Agencia de Administración de Bienes del Estado, or "AABE," revoked the concession agreement granted to our subsidiary Arcos del Gourmet S.A., through Resolution No. 170/2014. On June 2, 2015, we filed before the AABE a request to declare the notification void, as certain formal proceedings required under Argentine law were not complied with by the AABE. Furthermore, we filed an administrative appeal requesting the dismissal of the revocation of the concession agreement and a lawsuit seeking to declare Resolution No. 170/2014 void. We also filed a lawsuit in order to judicially pay the monthly rental fees of the property. As of the date of this prospectus, the "Distrito Arcos" shopping mall continues to operate normally.

Other examples of government intervention by the prior administration, include regulations relating to domestic capital markets approved by the Argentine Congress in December 2012 and August 2013. These regulations generally provide for increased intervention in the capital markets by the government, authorizing, for example, the CNV to appoint observers with authority to veto the decisions of the board of directors of publicly-listed companies under certain circumstances and suspend the board of directors for a period of up to 180 days. Nevertheless, since November 2016 the government has been working on an amendment to the Capital Markets Law No. 26,831, or the "Capital Markets Law" which, if approved, will eliminate CNV's authorization to appoint the aforementioned observers.

We cannot assure you that these or other measures that may be adopted by the Argentine government, such as expropriation, nationalization, forced renegotiation or modification of existing contracts, new taxation policies, changes in laws, regulations and policies affecting foreign trade, investment, among others, will not have a material adverse effect on the Argentine economy and, as a consequence, adversely affect our financial condition, our results of operations and the market value of our securities.

The Argentine government may order that salary increases be paid to employees in the private sector, which would increase our operating costs.

In the past, the Argentine government has passed laws, regulations and decrees requiring companies in the private sector to maintain minimum wage levels and provide specified benefits to employees and may do so again in the future. In the aftermath of the Argentine economic crisis, employers both in the public and private sectors experienced significant pressure from their employees and labor organizations to increase wages and to provide additional employee benefits. As of March 2017, the minimum monthly salary of private employees to is Ps.9,672. Due to persistent high rates of inflation, employers in both the public and private sectors continue to experience significant pressure from unions and their employees to increase minimum salaries.

In the future, the government could take new measures requiring salary increases or additional benefits for workers, and the labor force and labor unions may apply pressure for such measures. As of the date of this prospectus, the government and labor representatives were engaged in negotiations to set national guidelines for salary increases during 2017. Any such increase in wage or worker benefit could result in added costs and adversely affect the results of operations of Argentine companies, including us.

Property values in Argentina could decline significantly.

Property values are influenced by multiple factors that are beyond our control, such as a decrease in the demand for real estate properties due to a deterioration of macroeconomic conditions or an increase in supply of real estate properties that could adversely affect the value of real estate properties. We cannot assure you that property values will increase or that they will not be reduced. All of the properties we own are located in Argentina. As a result, a reduction in the value of properties in Argentina could materially affect our business.

Restrictions on transfers of foreign currency and the repatriation of capital from Argentina may impair our ability to pay dividends and distributions.

According to Argentine practices, the Argentine government may impose restrictions on the exchange of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds from investments in Argentina in circumstances where a serious imbalance develops in Argentina's balance of payments or where there are reasons to foresee such an imbalance. Beginning in December 2001, the Argentine government implemented a number of monetary and foreign exchange control measures that included restrictions on the free disposition of funds deposited with banks and on the transfer of funds abroad without prior approval by the Central Bank. With the administration of President Macri, many of the former restrictions were lifted.

On January 7, 2003, the Central Bank issued communication "A" 3859, as amended, which is still in force and pursuant to which there are no limitations on companies' ability to purchase foreign currency and transfer it outside Argentina to pay dividends, provided that those dividends arise from net earnings corresponding to approved and audited financial statements. The transfer of funds abroad by local companies to pay annual dividends only to foreign shareholders, based on approved and fully audited financial statements, does not require formal approval by the Central Bank.

Notwithstanding the above, for many years, and as a consequence of a decrease in availability of U.S. dollars in Argentina, the previous Argentine government imposed informal restrictions on certain local companies and individuals for purchasing foreign currency. These restrictions on foreign currency purchases started in October 2011 and tightened thereafter. As a result of these informal restrictions, local residents and companies were prevented from purchasing foreign currency through the MULC for the purpose of making payments abroad, such as dividends, capital reductions, and payment for imports of goods and services.

Such restrictions and other foreign exchange control measures were lifted by the new administration, moving towards opening Argentina's foreign exchange market. In this sense, on December 17, 2015, Communication "A" 5850 of the Central Bank reestablished the possibility for non-residents to repatriate their investment capital and, recently, Communication "A" 6037 of the Central Bank defined the new regulations that apply to the acquisition of foreign currency and the elimination of all other restrictions that impair residents and non-residents to have access to the foreign exchange market. However, in the future, the Argentine government or the Central Bank may impose formal restrictions to the payment of dividends abroad, on capital transfers and establish additional requirements. Such measures may negatively affect Argentina's international competitiveness, discouraging foreign investments and lending by foreign investors or increasing foreign capital outflow which could have an adverse effect on economic activity in Argentina, and which in turn could adversely affect our business and results of operations. Furthermore, any restrictions on transferring funds abroad imposed by the government could undermine our ability to pay dividends on our ADSs in U.S. dollars.

Exchange controls, restrictions on transfers abroad and capital inflow restrictions may limit the availability of international credit.

Until December 2015, many foreign exchange restrictions and controls had limited the access to the exchange market. On December 16, 2015, the new authorities issued Communication "A" 5850 of the Central Bank, lifting most of the restrictions then in place. Among these measures, free access to the exchange market was granted for the purchase of foreign currency intended for general purposes, without requiring prior approval of the Central Bank or the Federal Administration of Public Revenues (Administración Federal de Ingresos Públicos), or "AFIP," and the requirement to deposit 30% of certain capital inflows into Argentina was eliminated. Towards the end of 2016, the remaining exchange control restrictions were also lifted by the Central Bank´s Communication A 6037 and "A" 6150, so to date there is free access to the exchange market.

Notwithstanding recent measures adopted by the Macri administration, in the future the Argentine government could impose further exchange controls or restrictions on the movement of capital and/or take other measures in response to capital flight or a significant depreciation of the peso, which could limit our ability to access the international capital markets. Such measures could lead to political and social tensions and undermine the Argentine government's public finances, as has occurred in the past, which could adversely affect Argentina's economy and prospects for economic growth. For more information, see "Local Exchange Market and Exchange Rates."

The Argentine economy could be adversely affected by political and economic developments in other global markets.

Argentina's economy is vulnerable to external shocks that could be caused by adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Argentina's major trading partners (including Brazil, the European Union, China and the United States) could have a material adverse impact on Argentina's balance of trade and adversely affect Argentina's economic growth.

In 2016, there were declines in exports of 4.5% with Chile, 14.3% with MERCOSUR (Brazil) and 13.5% with China. On the other hand, exports increased 15.6% with NAFTA (the United States, Mexico and Canada), 3.6% with the European Union and 26.7% with Asian countries each as compared to 2015. Declining demand for Argentine exports could have a material adverse effect on Argentina's economic growth. For example, the recent significant depreciation of the Brazilian and Chinese currencies and the current slowdown of their respective economies may negatively affect the Argentine economy. Moreover, the political and social instability in Brazil, which includes the recent removal of the President Dilma Rousseff from office following an impeachment vote in the Senate, and the uncertainties arising therefrom and the contraction of Brazil's economy, may have an adverse impact on Argentine's economy.

In addition, financial and securities markets in Argentina have been influenced by economic and market conditions in other markets worldwide. Such was the case in 2008, when the global economic crisis led to a sudden economic decline in Argentina in 2009, accompanied by inflationary pressures, depreciation of the peso and a drop in consumer and investor confidence. Although economic conditions vary from country to country, investors' perception of the events occurring in one country may substantially affect capital flows into other countries. International investors' reactions to events occurring in one market sometimes demonstrate a "contagion" effect in which an entire region or class of investment is disfavored by international investors. Argentina could be adversely affected by negative economic or financial developments in other countries, which in turn may have an adverse effect on our financial condition and results of operations. Lower capital inflows and declining securities prices negatively affect the real economy of a country through higher interest rates or currency volatility. Moreover, Argentina may also be affected by other countries that have influence over world economic cycles.

In addition, emerging market economies have been affected by the recent change in the U.S. monetary policy, resulting in the unwinding of investments and increased volatility in the value of their currencies. If interest rates rise significantly in developed economies, including the United States, emerging market economies, including Argentina, could find it more difficult and expensive to borrow capital and refinance existing debt, which would negatively affect their economic growth. There is also global uncertainty about the degree of economic recovery in the United States. Moreover, the recent challenges faced by the European Union to stabilize certain of its member economies, such as Greece, have had and may continue to have international implications affecting the stability of global financial markets, which has hindered economies worldwide.

The effects of the United Kingdom's vote to exit from the European Union and its impact on economic conditions in Latin America and Argentina and, particularly, on our business, financial condition, results of operations, prospects and trading of our notes are uncertain.

On June 23, 2016, the United Kingdom voted in favor of the United Kingdom exiting the European Union, or "Brexit." The possible negative consequences of Brexit include an economic crisis in the United Kingdom, a short-term recession and a decrease of investments in public services and foreign investments. The greatest impact of Brexit may be on the United Kingdom, however the impact may also be significant to other members states. As of the date of this prospectus, the actions that the United Kingdom will take to effectively exit from the European Union or the length of such process are uncertain. Brexit has caused, and is anticipated to continue causing, volatility in the financial markets, which may adversely affect business activity and economic and market conditions in the United Kingdom, the Eurozone and globally, and could contribute to instability in global financial and foreign exchange markets. All these effects could in turn have a material adverse effect on our business, financial condition and results of operations.

A decline in the international prices for Argentina's main commodity exports could have an adverse effect on Argentina's economic growth and on our business.

In December 2015, the Argentine administration announced a plan to gradually reduce the exports tax payable on certain agricultural products. Export taxes on soy products and wheat, maize, sorghum and sunflower have since been eliminated in an attempt to increase agricultural production. However, this reliance on the export of certain commodities, such as soy, has made the Argentine economy more vulnerable to fluctuations in their prices. If international commodity prices decline, the Argentine government's revenues would decrease significantly affecting Argentina's economic activity. Accordingly, a decline in international commodity prices could adversely affect Argentina's economy, which in turn would produce a negative impact on our financial condition and results of operations.

In addition, adverse weather conditions can affect the production of commodities by the agricultural sector, which account for a significant portion of Argentina's export revenues. These circumstances would have a negative impact on the levels of government revenues, availability of foreign exchange and the government's ability to service its sovereign debt, and could either generate recessionary or inflationary pressures, depending on the government's reaction. Either of these results would adversely impact Argentina's economy growth and, therefore, our business, financial condition and results of operations.

Restrictions on the supply of energy could negatively affect Argentina's economy.

As a result of prolonged recession, and the forced conversion into Pesos and subsequent freeze of natural gas and electricity tariffs in Argentina, there has been a lack of investment in natural gas and electricity supply and transport capacity in Argentina in recent years. At the same time, domestic demand for natural gas and electricity has increased substantially, driven by a recovery in economic conditions and the implementation of price constraints, which has prompted the government to adopt a series of measures that have resulted in industry shortages and/or costs increase. In particular, Argentina has been importing natural gas in order to compensate for shortages in local production. In order to pay for natural gas imports, the Argentine government has frequently used the Central Bank reserves due to the absence of incoming currencies from investment. If the government is unable to pay for the natural gas imported in order to produce electricity, business and industries may be adversely affected.

The Argentine government has been taking a number of measures to alleviate the short-term impact of energy shortages on residential and industrial users. If these measures prove to be insufficient, or if the investment that is required to increase natural gas production, transportation capacity and energy generation over the medium and long-term fails to materialize on a timely basis, economic activity in Argentina could be curtailed which may have a significant adverse effect on our business.

As a first step of these measures, subsidies on energy tariffs were withdrawn from industries and high income consumers. Additionally, since 2011, a series of rate increases and the reduction of subsidies mainly among industries and high-income consumers were implemented. On December 17, 2015 and after the publication of Decree No. 134/2015, the new government declared the National Electricity System Emergency until December 31, 2017, and ordered the Energy and Mining Ministry to prepare and propose measures and guarantee the electrical supply in suitable technical conditions. Within this context, and by the Energy and Mining Ministry Resolution No. 06/2016 of January 2016, the new seasonal reference prices for power and energy in the "Mercado Electrónico Mayorista" were issued for the period from February 1, 2016 and April 30, 2016. The objective of the aforementioned resolution was to adjust the quality and security of electricity supply and ensure the provision of public electricity services under technical and economically appropriate conditions.

In February 2016, the Argentine government revised the tariff schedule for electricity and gas rates and eliminated the subsidies for these utilities that would have resulted in increases in energy costs of 500% or more, except for tariffs for certain lower income consumers. By correcting tariffs, modifying the regulatory framework and reducing the federal government's involvement in the energy sector, the Macri administration aims to correct distortions in the energy sector and stimulate necessary investment. In July 2016, a federal court in the city of La Plata suspended the increase in gas tariffs across the Province of Buenos Aires. In addition, on August 3, 2016, a federal court in San Martín suspended the increase in gas tariffs across the country until a public hearing to discuss the electricity tariff increase was held. The case was appealed, and heard by, the Supreme Court on August 18, 2016, which court agreed that the gas tariff increases to residential customers could not be imposed without public hearings. A public hearing was held on September 16, 2016, where it was agreed that the gas tariffs would be increased approximately 200% in October 2016, with semi-annual increases until 2019.

In relation to other services, including electricity, on October 28, 2016, a public hearing was held to consider a 31% increase in tariffs requested by power distributors. Afterwards, the government announced electricity tariff increases that will raise customers' invoices 60% to 148%. In addition, on March 31, 2017, the Energy Ministry reported a new tariff schedule with increases of approximately 36% for the supply of natural gas for networks that have been partially regulated since April 1, 2017, and which will have two additional adjustments in November and April of 2018. This change in the regulatory framework and the fixing of new economic values in the supply of gas and electricity could change our cost structure, increasing the operating and utilities costs inherent to fixed assets.

High public expenditure could result in long-lasting adverse consequences for the Argentine economy.

Over the last several years, the Argentine government has substantially increased public expenditures. In 2014, public sector expenditures increased 43% as compared to 2013 and the government reported a primary fiscal deficit of 0.9%. During recent years, the Argentine government has resorted to the Central Bank and to the Administración Nacional de la Seguridad Social, or "ANSES," to source part of its funding requirements. In 2015, this trend continued as the primary fiscal balance showed a deficit of 5.4% as of December 31, 2015.

The Argentine government has begun to adopt measures to reduce the deficit, adjusting its subsidy policies, particularly those related to energy, electricity and gas, water and public transportation, among other measures. On December 31, 2016, the primary fiscal result was Ps.359,382 million, which represents a deficit of 4.6% of GDP. Changes in these policies could materially and adversely impact consumer purchase capacity and economic activity and may lead to an increase in prices.

Moreover, the primary fiscal balance could be negatively affected in the future if public expenditures increase at a rate higher than revenues as a result of subsidies to lower-income sectors, social security benefits, financial assistance to provinces with financial problems, increased spending on public works and subsidies to the energy and transportation sectors. A further deterioration in fiscal accounts could negatively affect the government's ability to access the long-term financial markets and could in turn result in more limited access to such markets by Argentine companies.

Failure to adequately address actual and perceived risks of institutional deterioration and corruption may adversely affect Argentina's economy and financial condition.

A lack of institutional framework and notorious incidents of corruption have been identified as, and continue to be, a significant problem for Argentina. In Transparency International's 2015 Corruption Perceptions Index of 167 countries, Argentina was ranked 107, the same as in 2014. In the World Bank's

Doing Business 2016 report, Argentina ranked 121 out of 189 countries, up from 124 in 2015. Recognizing that the failure to address these issues could increase the risk of political instability, distort decision-making processes and adversely affecting Argentina's international reputation and ability to attract foreign investment, the Macri administration has announced several measures aimed at strengthening Argentina's institutions and reducing corruption. These measures include entering plea bargaining arrangements with convicted officials providing increased access to public information, seizing assets from convicted officials, increasing the powers of the Anticorruption Office (Oficina Anticorrupción) and adopting a new public ethics law, among others. The government's ability to implement these initiatives is uncertain as it would require the involvement of the judiciary branch as well as legislative support from opposition parties. We cannot assure you that the implementation of such measures will be successful.

Foreign shareholders of companies operating in Argentina have initiated investment arbitration proceedings against Argentina that have resulted and could result in arbitral awards and/or injunctions against Argentina and its assets and, in turn, limit its financial resources.

In response to the emergency measures implemented by the Argentine government during the 2001-2002 economic crisis, a number of claims were filed before the International Centre for Settlement of Investment Disputes, or "ICSID," against Argentina. Claimants allege that the emergency measures were inconsistent with the fair and equitable treatment standards set forth in various bilateral investment treaties by which Argentina was bound at the time.

Claimants have also filed claims before arbitral tribunals under the rules of the United Nations Commission on International Trade Law, or "UNCITRAL," and under the rules of the International Chamber of Commerce, or "ICC." As of the date of this prospectus, it is not certain that Argentina will prevail in having any or all of these cases dismissed, or that if awards in favor of the plaintiffs are granted, that it will succeed in having those awards annulled. Ongoing claims before the ICSID tribunal and other arbitral tribunals could lead to new awards against Argentina, which could have a material adverse effect on our capacity to access international credit or equity markets.

The Argentine government's ability to obtain financing in the international markets is limited, which may impair its ability to implement reforms and foster economic growth, which may negatively impact our financial condition and results of operations.

In 2005 and 2010, Argentina conducted exchange offers to restructure part of its sovereign debt that had been in default since late 2001. As a result of these exchange offers, Argentina restructured over 92% of its eligible defaulted debt. In April 2016, the Argentine government settled US$4.2 billion outstanding principal amount of untendered debt. As of the date of this prospectus, litigation initiated by bondholders that have not accepted Argentina's settlement offer continues in several jurisdictions, although the size of the claims involved has decreased significantly.

Although the vacatur of the pari passu injunctions removed a material obstacle to access to capital markets by the Argentine government, future transactions may be affected as litigation with holdout bondholders continues, which in turn could affect the Argentine government's ability to implement certain expected reforms and foster economic growth, which may have a direct impact on our ability to access international credit markets, thus affecting our ability to finance our operations and growth.

Upcoming legislative elections may impact the current administration's ability to implement economic reform.

Legislative elections to be held in October 2017 may result in the Macri administration losing seats in the Congress. If this occurs, the ability of the Macri administration to continue its reform agenda and to effectively implement ongoing economic reforms or react appropriately to future economic situations may be limited. The inability of the Argentine government to effectively implement its agenda could negatively affect the economy and therefore the results of our operations.

Risks relating to our business

We are subject to risks inherent to the operation of shopping malls that may affect our profitability.

Our shopping malls are subject to various factors that affect their development, administration and profitability, including:

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decline in our lease prices or increases in levels of default by our tenants due to economic conditions, increases in interest rates and other factors outside our control;

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the accessibility and attractiveness of the area where the shopping mall is located;

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the intrinsic attractiveness of the shopping mall;

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the flow of people and the level of sales of rental units in our shopping malls;

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increasing competition from internet sales;

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the amount of rent collected from each tenant at our shopping malls;

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changes in consumer demand and availability of consumer credit (considering the limits imposed by the Central Bank to interest rates charged by financial institutions), both of which are highly sensitive to general macroeconomic conditions; and

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fluctuations in occupancy levels in our shopping malls.

An increase in our operating costs, caused by inflation or by other factors, could have a material adverse effect on us if our tenants are unable to pay higher rent as a result of increased expenses. Moreover, the shopping mall business is closely related to consumer spending and affected by prevailing economic conditions. All of our shopping malls and commercial properties are located in Argentina, and, as a consequence, their business is vulnerable to recession and economic downturns in Argentina. For example, during the economic crisis in Argentina that began in 2001, consumer spending decreased significantly, and higher unemployment, political instability and high rates of inflation significantly reduced consumer spending and resulted in lower sales that led some tenants to shut down. Persistently poor economic conditions in Argentina in the future could result in a decline in discretionary consumer spending which will likely have a material adverse effect on the revenues from shopping mall activity and thus on our business.

Our assets are highly concentrated in certain geographic areas and an economic downturn in such areas could have a material adverse effect on our results of operations and financial condition.

For the nine-month period ended March 31, 2017, 70% of our sales from leases and services provided by the Shopping Malls segment were derived from shopping malls in the City of Buenos Aires and the Greater Buenos Aires. In addition, all of our office buildings are located in the City of Buenos Aires and a substantial portion of our revenues in Argentina are derived from such properties. Although we own properties and may acquire or develop additional properties outside the City of Buenos Aires and the Greater Buenos Aires area, we expect to continue to depend to a large extent on economic conditions affecting those areas. Consequently, an economic downturn in those areas could have a material adverse effect on our financial condition and results of operations by reducing our rental income and adversely affect our ability to meet our debt obligations and fund our operations.

Our performance is subject to risks associated with our properties and with the real estate industry.

Our operating performance and the value of our real estate assets are subject to the risk that our properties may not be able to generate sufficient revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to service our debt and to cover other expenses may be adversely affected. Events or conditions beyond our control that may adversely affect our operations or the value of our properties include:

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downturns in the national, regional and local economic climate;

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volatility and decline in discretionary consumer spending;

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competition from other shopping malls and office and commercial buildings;

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local real estate market conditions, such as oversupply or reduction in demand for retail, office, or other commercial space;

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decreases in consumption levels;

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changes in interest rates and availability of financing;

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the exercise by our tenants of their legal right to early termination of their leases;

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vacancies, changes in market rental rates and the need to periodically repair, renovate and re-lease space;

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increased operating costs, including insurance expenses, employee expenses, utilities, real estate taxes and security costs;

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civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

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significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs;

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declines in the financial condition of our tenants and our ability to collect rents when due;

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changes in our or our tenants' ability to provide for adequate maintenance and insurance, possibly decreasing the useful life of and revenue from property;

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changes in law or governmental regulations (such as those governing usage, zoning and real property taxes) or government action such as expropriation, confiscation or revocation of concessions; and

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judicial interpretation of the Civil and Commercial Code (in effect since August 1, 2015) which may be adverse to our interests.

If any one or more of the foregoing conditions were to affect our business, our financial condition and results of operations could be materially and adversely affected.

An adverse economic environment for real estate companies such as a credit crisis may adversely impact our results of operations and business prospects significantly.

The success of our business and profitability of our operations depend on continued investment in real estate and access to capital and debt financing. A prolonged crisis of confidence in real estate investments and lack of credit for acquisitions may constrain our growth. As part of our strategy, we intend to increase our properties portfolio though strategic acquisitions of core properties at favorable prices, where we believe we can bring the necessary expertise to enhance property values. In order to pursue acquisitions, we may need access to equity capital and/or debt financing. Any disruptions in the financial markets may adversely impact our ability to refinance existing debt and the availability and cost of credit in the near future. Any consideration of sales of existing properties or portfolio interests may be offset by lower property values. Our ability to make scheduled payments or to refinance our existing debt obligations depends on our operating and financial performance, which in turn is subject to prevailing economic conditions. If a recurrence of the disruptions in financial markets remains or arises in the future, there can be no assurances that government responses to such disruptions will restore investor confidence, stabilize the markets or increase liquidity and the availability of credit.

The loss of tenants could adversely affect the operating revenues and value of our properties.

Although no single tenant represents more than 3% of our revenue, if a significant number of tenants at our retail or office properties were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, or if we failed to retain them, our business could be adversely affected. Further, our shopping malls typically have a significant "anchor" tenant, such as well-known department stores that generate consumer traffic at each mall. A decision by such tenants to cease operations at our shopping malls or our office buildings, as applicable, could have a material adverse effect on our financial condition and the results of our operations. In addition, the closing of one or more stores with high consumer traffic may motivate other tenants to terminate or to not renew their leases, to seek rent relief and/or close their stores or otherwise adversely affect the occupancy rate at the property. Moreover, tenants at one or more properties might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies. The bankruptcy and/or closure of multiple stores, if we are not able to successfully re-lease the affected space, could have a material adverse effect on both the operating revenues and underlying value of the properties involved.

We may face risks associated with property acquisitions.

We have in the past acquired, and intend to acquire in the future, properties, including large properties that would increase the size of our company and potentially alter our capital structure. Although we believe that the acquisitions that we have completed in the past and that we expect to undertake in the future have, and will, enhance our future financial performance, the success of such transactions is subject to a number of uncertainties, including the risk that:

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we may not be able to obtain financing for acquisitions on favorable terms or at all;

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acquired properties may fail to perform as expected;

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the actual costs of repositioning or redeveloping acquired properties may be higher than our estimates; and

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acquired properties may be located in new markets where we may have limited knowledge and understanding of the local economy, absence of business relationships in the area or are unfamiliar with local governmental and permitting procedures.

If we acquire new properties, we may not be able to efficiently integrate acquired properties, particularly portfolios of properties, into our organization and to manage new properties in a way that allows us to realize cost savings and synergies, which could impair our results of operations.

Our future acquisitions may not be profitable.

We seek to acquire additional properties to the extent we manage to acquire them on favorable terms and conditions and they meet our investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including:

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our estimates of the cost of improvements needed to bring the property up to established standards for the market may prove to be inaccurate;

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properties we acquire may fail to achieve, within the time frames we project, the occupancy or rental rates we expect to achieve at the time we make the decision to acquire, which may result in the properties' failure to achieve the returns we projected;

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our pre-acquisition evaluation of the physical condition of each new investment may not detect certain defects or identify necessary repairs, which could significantly increase our total acquisition costs; and

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our investigation of a property or building prior to its acquisition, and any representations we may receive from the seller of such building or property, may fail to reveal various liabilities, which could reduce the cash flow from the property or increase our acquisition cost.

If we acquire a business, we will be required to merge and integrate the operations, personnel, accounting and information systems of such acquired business. In addition, acquisitions of or investments in companies may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current tenants and employees.

We have broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our operating results.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways you may not agree with or that do not yield a favorable return, if any. We intend to use the net proceeds of this offering for the purposes described in the "Use of Proceeds" section of this prospectus. However, our use of these proceeds may differ substantially from our current plans. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. If we do not invest or apply the proceeds of this offering in ways that enhance our business, we may fail to achieve expected financial results.

Properties we acquire may subject us to unknown liabilities.

Properties that we acquire may be subject to unknown liabilities and we generally would have no recourse, or only limited recourse, to the former owners of the properties in respect thereof. Thus, if a liability were asserted against us based on ownership of an acquired property, we may be required to pay significant sums to settle it, which could adversely affect our financial results and cash flow. Unknown liabilities relating to acquired properties could include:

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liabilities for clean-up of undisclosed environmental contamination;

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liabilities related to changes in laws or in governmental regulations (such as those governing usage, zoning and real property taxes); and

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liabilities incurred in the ordinary course of business.

Our dependence on rental income may adversely affect our ability to meet our debt obligations.

A substantial part of our income is derived from rental income from real property. As a result, our performance depends on our ability to collect rent from tenants. Our income and funds for distribution would be negatively affected if a significant number of our tenants:

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delay lease commencements;
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decline to extend or renew leases upon expiration;
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fail to make rental payments when due; or
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close stores or declare bankruptcy.

Any of these actions could result in the termination of leases and the loss of related rental income. In addition, we cannot assure you that any tenant whose lease expires will renew that lease or that we will be able to re-lease space on economically advantageous terms or at all. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet debt service and other financial obligations.

It may be difficult to buy and sell real estate quickly and transfer restrictions may apply to part of our portfolio of properties.

Real estate investments are relatively illiquid and this tends to limit our ability to vary our portfolio in response to economic changes or other conditions. In addition, significant expenditures associated with each investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a decrease in income from an investment. If income from a property declines while the related expenses do not decline, our business would be adversely affected. Further, if it becomes necessary or desirable for us to dispose of one or more of our mortgaged properties, we may not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could adversely affect our business.

Some of the land we have purchased is not zoned for development purposes, and we may be unable to obtain, or may face delays in obtaining, the necessary zoning permits and other authorizations.

We own several plots of land which are not zoned for the type of projects we intend to develop. In addition, we do not yet have the required land-use, building, occupancy and other required governmental permits and authorizations for these properties. We cannot assure you that we will continue to be successful in our attempts to rezone land and to obtain all necessary permits and authorizations, or that rezoning efforts and permit requests will not be unreasonably delayed or rejected. Moreover, we may be affected by building moratorium and anti-growth legislation. If we are unable to obtain all of the governmental permits and authorizations we need to develop our present and future projects as planned, we may be forced to make unwanted modifications to such projects or abandon them altogether.

Our ability to grow will be limited if we cannot obtain additional financing.

We must maintain liquidity to fund our working capital, service our outstanding indebtedness and finance investment opportunities. Without sufficient liquidity, we could be forced to curtail our operations or we may not be able to pursue new business opportunities.

Our growth strategy is focused on the development and redevelopment of properties we already own and the acquisition and development of additional properties. As a result, we are likely to depend on an important degree on the availability of debt or equity capital, which may or may not be available on favorable terms or at all. We cannot assure you that additional financing, refinancing or other capital will be available in the amounts we require or on favorable terms. Our access to debt or equity capital markets depends on a number of factors, including the market's perception of risk in Argentina, of our growth potential, our ability to pay dividends, our financial condition, our credit rating and our current and potential future earnings. Depending on these factors, we could experience delays or difficulties in implementing our growth strategy on satisfactory terms or at all.

The capital and credit markets have been experiencing extreme volatility and disruption since the last credit crisis. If our current resources do not satisfy our liquidity requirements, we may have to seek additional financing. The availability of financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and our credit ratings, as well as the possibility that lenders could develop a negative perception of the prospects of risk in Argentina, of our company or the industry generally. We may not be able to successfully obtain any necessary additional financing on favorable terms, or at all.

Disease outbreaks or other public health concerns could reduce traffic in our shopping malls.

As a result of the outbreak of Swine Flu during the winter of 2009, consumers and tourists dramatically changed their spending and travel habits to avoid contact with crowds. Furthermore, several governments enacted regulations limiting the operation of schools, cinemas and shopping malls. Even though the Argentine government only issued public service recommendations to the population regarding the risks involved in visiting crowded places, such as shopping malls, and did not issue specific regulations limiting access to public places, a significant number of consumers nonetheless changed their habits vis-à-vis shopping malls and shopping malls. Similarly, the current zika virus pandemic may result in similar courses and outcomes. We cannot assure you that a new disease outbreak or health hazard (such as the Ebola outbreak in recent years) will not occur in the future, or that such an outbreak or health hazard would not significantly affect consumer and/or tourists activity. The recurrence of such a scenario could adversely affect our businesses and our results of operations.

Adverse incidents that occur in our shopping malls may result in damage to our reputation and a decrease in the number of customers.

Given that shopping malls are open to the public, with ample circulation of people, accidents, theft, robbery and other incidents may occur in our facilities, regardless of the preventative measures we adopt. In the event such an incident or series of incidents occurs, shopping mall customers and visitors may choose to visit other shopping venues that they believe are safer and less violent, which may cause a reduction in the sales volume and operating income of our shopping malls.

Argentine Law governing leases imposes restrictions that limit our flexibility.

Argentine laws governing leases impose certain restrictions, including the following:

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a prohibition on including automatic price adjustment clauses based on inflation increases in lease agreements; and

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the imposition of a two-year minimum lease term for all purposes, except in particular cases such as embassy, consulate or international organization venues, room with furniture for touristic purposes for less than three months, custody and bailment of goods, exhibition or offering of goods in fairs or in cases where due to the circumstances, the subject matter of the lease agreement requires a shorter term.

As a result of the foregoing, we are exposed to the risk of increases of inflation under our leases, and the exercise of rescission rights by our tenants could materially and adversely affect our business. We cannot assure you that our tenants will not exercise such right, especially if rent values stabilize or decline in the future or if economic conditions deteriorate.

In addition, on October 1, 2014, the Argentine Congress adopted a new Civil and Commercial Code which is in force since August 1, 2015. The Civil and Commercial Code requires that lease agreements provide for a minimum term of two years, and a maximum term of 20 years for residential leases and of 50 years for non-residential leases. Furthermore, the Civil and Commercial Code modifies the regime applicable to contractual provisions relating to foreign currency payment obligations by establishing that foreign currency payment obligations may be discharged in Pesos. This amends the prior legal framework, pursuant to which debtors could only discharge their foreign currency payment obligations by making payment in that currency. Although certain judicial decisions have held that this feature of the regulation can be set aside by the parties to an agreement, it is still too early to determine whether or not this is legally enforceable. Moreover, and regarding the new provisions for leases, there are no judicial decisions on the scope of this amendment and, in particular, in connection with the ability of the parties to any contract to set aside the new provision and enforce such agreements before an Argentine court.

We may be liable for certain defects in our buildings.

According to the Civil and Commercial Code, real estate developers (i.e., any person who sells real estate built by either themselves or by a third party contractor), builders, technical project managers and architects are liable in case of property damage—damages that compromise the structural integrity of the structure and/or defects that render the building no longer useful—for a period of three years from the date of possession of the property, including latent defects, even when those defects did not cause significant property damage.

In our real estate developments, we usually act as developers and sellers while construction is carried out by third-party contractors. Absent a specific claim, we cannot quantify the potential cost of any obligation that may arise as a result of a future claim, and we have not recorded provisions associated with them in our financial statements. If we were required to remedy any defects on completed works, our financial condition and results of operations could be adversely affected.

Eviction proceedings in Argentina are difficult and time consuming.

Although Argentine law permits an executive proceeding to collect unpaid rent and a special proceeding to evict tenants, eviction proceedings in Argentina are difficult and time-consuming. Historically, the heavy workloads of the courts and the numerous procedural steps required have generally delayed landlords' efforts to evict tenants. Eviction proceedings generally take between six months and two years from the date of filing of the suit to the time of actual eviction.

Historically, we have sought to negotiate the termination of lease agreements with defaulting tenants after the first few months of non-payment in order to avoid legal proceedings. Delinquency may increase significantly in the future, and such negotiations with tenants may not be as successful as they have been in the past. Moreover, new Argentine laws and regulations may forbid or restrict eviction, and in each such case they would likely have a material and adverse effect on our financial condition and results of operation.

We are subject to risks inherent to the operation of office buildings that may affect our profitability.

Office buildings are subject to various factors that affect their development, administration and profitability, including:

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a decrease in demand for office space;

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a deterioration in the financial condition of our tenants may result in defaults under leases due to bankruptcy, lack of liquidity or for other reasons;

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difficulties or delays renewing leases or re-leasing space;

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decreases in rents as a result of oversupply, particularly of newer buildings;

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competition from developers, owners and operators of office properties and other commercial real estate, including sublease space available from our tenants; and

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maintenance, repair and renovation costs incurred to maintain the competitiveness of our office buildings.

If we are unable to adequately address these factors, any one of them could adversely impact our business, which would have an adverse effect on our financial condition and results of operations.

Our investment in property development and management activities may be less profitable than we anticipate.

We are engaged in the development and management of shopping malls, office buildings and other rental properties, frequently through third-party contractors. Risks associated with our development and management activities include the following, among others:

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abandonment of development opportunities and renovation proposals;

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construction costs of a project may exceed our original estimates for reasons including raises in interest rates or increases in the costs of materials and labor, making a project unprofitable;

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occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, resulting in lower than projected rental rates and a corresponding lower return on our investment;

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pre-construction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of construction;

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the unavailability of favorable financing alternatives in the private and public debt markets;

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aggregate sale prices of residential units may be insufficient to cover development costs;

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construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs;

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failure or delays in obtaining necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, or building moratoria and anti-growth legislation;

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significant time lags between the commencement and completion of projects subjects us to greater risks due to fluctuation in the general economy;

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construction may not be completed on schedule because of a number of factors, including weather, labor disruptions, construction delays or delays in receipt of zoning or other regulatory approvals, or man-made or natural disasters (such as fires, hurricanes, earthquakes or floods), resulting in increased debt service expense and construction costs;

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general changes in our tenants' demand for rental properties; and

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we may incur capital expenditures that could result in considerable time consuming efforts and which may never be completed due to government restrictions.

In addition, we may face contractors' claims for the enforcement of labor laws in Argentina (sections 30, 31, 32 under Law No. 20,744), which provide for joint and several liability. Many companies in Argentina hire personnel from third-party companies that provide outsourced services, and sign indemnity agreements in the event of labor claims from employees of such third company that may affect the liability of such hiring company. However, in recent years several courts have denied the existence of independence in those labor relationships and declared joint and several liabilities for both companies.

While our policies with respect to expansion, renovation and development activities are intended to limit some of the risks otherwise associated with such activities, we are nevertheless subject to risks associated with the construction of properties, such as cost overruns, design changes and timing delays arising from a lack of availability of materials and labor, weather conditions and other factors outside of our control, as well as financing costs that may exceed original estimates, possibly making the associated investment unprofitable. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and harm our operating results.

Greater than expected increases in construction costs could adversely affect the profitability of our new developments.

Our businesses activities include real estate developments. One of the main risks related to this activity corresponds to increases in constructions costs, which may be driven by higher demand and new development projects in the shopping malls and buildings sectors. Increases higher than those included in the original budget may result in lower profitability than expected.

We face significant competitive pressure.

Our real estate activities are highly concentrated in the Buenos Aires metropolitan area, where the real estate market is highly competitive due to a scarcity of properties in sought-after locations and the increasing number of local and international competitors. Furthermore, the Argentine real estate industry is generally highly competitive and fragmented and does not have high barriers to entry restricting new competitors from entering the market. The main competitive factors in the real estate development business include availability and location of land, price, funding, design, quality, reputation and partnerships with developers. A number of residential and commercial developers and real estate services companies compete with us in seeking land for acquisition, financial resources for development and prospective purchasers and tenants. Other companies, including joint ventures of foreign and local companies, have become increasingly active in the real estate business and shopping mall business in Argentina, further increasing this competition. To the extent that one or more of our competitors are able to acquire and develop desirable properties, as a result of greater financial resources or otherwise, our business could be materially and adversely affected. If we are not able to respond to such pressures as promptly as our competitors, or the level of competition increases, our financial condition and results of our operations could be adversely affected.

All of our shopping mall and commercial office properties are located in Argentina. There are other shopping malls and numerous smaller retail stores and residential properties within the market area of each of our properties. The number of competing properties in a particular area could have a material adverse effect both on our ability to lease retail space in our shopping malls or sell units in our residential complexes, and on the amount of rent or the sale price that we are able to charge. We cannot assure you that other shopping mall operators, including international shopping mall operators, will not invest in Argentina in the near future. If additional companies become active in the Argentine shopping mall market in the future, such competition could have a material adverse effect on our results of operations.

Substantially all of our offices and other non-shopping mall rental properties are located in developed urban areas. There are many office buildings, shopping malls, retail and residential premises in the areas where our properties are located. This is a highly fragmented market, and the abundance of comparable properties in our vicinity may adversely affect our ability to rent or sell office space and other real estate and may affect the sale and lease price of our premises. In the future, both national and foreign companies may participate in Argentina's real estate development market, competing with us for business opportunities.

Some potential losses are not covered by insurance and certain kinds of insurance coverage may become prohibitively expensive.

We currently carry insurance policies that cover potential risks such as civil liability, fire, loss profit, floods, including extended coverage and losses from leases on all of our properties. Although we believe the policy specifications and insured limits of these policies are generally customary, there are certain types of losses, such as lease and other contract claims, terrorism and acts of war that generally are not insured under the insurance policies offered in the national market. Should an insured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future. If any of our properties were to experience a catastrophic loss, it could seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. If any of our key employees were to die or become incapacitated, we could experience losses caused by a disruption in our operations which will not be covered by insurance, and this could have a material adverse effect on our financial condition and results of operations.

In addition, we cannot assure you that we will be able to renew our insurance coverage in an adequate amount or at reasonable prices. Insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and mold, or, if offered, these types of insurance may be prohibitively expensive.

An uninsured loss or a loss that exceeds policies on our properties could subject us to lost capital or revenue on those properties.

Under the terms and conditions of the leases currently in force on our properties, tenants are required to indemnify and hold us harmless from liabilities resulting from injury to persons, or property, on or off the premises, due to activities conducted on the properties, except for claims arising from our negligence or intentional misconduct or that of our agents. Tenants are generally required, at the tenant's expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies. In addition, we cannot ensure that our tenants will properly maintain their insurance policies or have the ability to pay the deductibles. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition.

Demand for our premium properties may not be sufficient.

We have focused on development projects that cater to affluent individuals and have entered into property barter agreements pursuant to which we contribute our undeveloped properties to ventures with developers who will deliver us units at premium locations. At the time the developers return these properties to us, demand for premium residential units could be significantly lower. In such case, we would be unable to sell these residential units at the estimated prices or time frame, which could have an adverse effect on our financial condition and results of operations.

Our level of debt may adversely affect our operations and our ability to pay our debt as it becomes due.

We have had, and expect to have, substantial liquidity and capital resource requirements to finance our business. As of March 31, 2017, our consolidated financial debt amounted to Ps.5,501 million, including accrued and unpaid interest and deferred financing costs. We cannot assure you that we will have sufficient cash flows and adequate financial capacity in the future.

The fact that we are leveraged may affect our ability to refinance existing debt or borrow additional funds to finance working capital requirements, acquisitions and capital expenditures. In addition, the recent disruptions in the global financial markets, including the bankruptcy and restructuring of major financial institutions, may adversely impact our ability to refinance existing debt and the availability and cost of credit in the future. In such conditions, access to equity and debt financing options may be restricted and it may be uncertain how long these economic circumstances may last. This would require us to allocate a substantial portion of cash flow to repay principal and interest, thereby reducing the amount of money available to invest in operations, including acquisitions and capital expenditures. Our leverage could also affect our competitiveness and limit our ability to changes in market conditions, changes in the real estate industry and economic downturns.

We may not be able to generate sufficient cash flows from operations to satisfy our debt service requirements or to obtain future financing. If we cannot satisfy our debt service requirements or if we default on any financial or other covenants in our debt arrangements, the lenders and/or holders of our debt will be able to accelerate the maturity of such debt or cause defaults under the other debt arrangements. Our ability to service debt obligations or to refinance them will depend upon our future financial and operating performance, which will, in part, be subject to factors beyond our control such as macroeconomic conditions and regulatory changes in Argentina. If we cannot obtain future financing, we may have to delay or abandon some or all of our planned capital expenditures, which could adversely affect our ability to generate cash flows and repay our obligations as they become due.

The recurrence of a credit crisis could have a negative impact on our major customers, which in turn could materially adversely affect our results of operations and liquidity.

The global credit crisis that began in 2008 had a significant negative impact on businesses around the world. The impact of a future credit crisis on our major tenants cannot be predicted and may be quite severe. A disruption in the ability of our significant tenants to access liquidity could cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction in their future orders of their products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our results of operations and liquidity.

The shift of consumers to purchasing goods over the Internet, where barriers to entry are low, may negatively affect sales at our shopping malls.

In recent years, internet retail sales have grown significantly in Argentina, even though the market share of such sales is still modest. The Internet enables manufacturers and retailers to sell directly to consumers, diminishing the importance of traditional distribution channels such as retail stores and shopping malls. We believe that our target consumers are increasingly using the Internet, from home, work or elsewhere, to shop electronically for retail goods, and this trend is likely to continue. Retailers at our properties face increasing competition from online sales and this could cause the termination or non-renewal of their lease agreements or a reduction in their gross sales, affecting our Percentage Rent (as defined below) based revenue. If e-commerce and retail sales through the Internet continue to grow, retailers' and consumers' reliance on our shopping malls could be materially diminished, having a material adverse effect on our financial condition, results of operations and business prospects.

Our business is subject to extensive regulation and additional regulations may be imposed in the future.

Our activities are subject to Argentine federal, state and municipal laws, and to regulations, authorizations and licenses required with respect to construction, zoning, use of the soil, environmental protection and historical patrimony, consumer protection, antitrust and other requirements, all of which affect our ability to acquire land, buildings and shopping malls, develop and build projects and negotiate with customers. In addition, companies in this industry are subject to increasing tax rates, the creation of new taxes and changes in the taxation regime. We are required to obtain licenses and authorizations with different governmental authorities in order to carry out our projects. Maintaining our licenses and authorizations can be a costly provision. In the case of non-compliance with such laws, regulations, licenses and authorizations, we may face fines, project shutdowns, and cancellation of licenses and revocation of authorizations.

In addition, public authorities may issue new and stricter standards, or enforce or construe existing laws and regulations in a more restrictive manner, which may force us to make expenditures to comply with such new rules. Development activities are also subject to risks relating to potential delays in obtaining or an inability to obtain all necessary zoning, environmental, land-use, development, building, occupancy and other required governmental permits and authorizations. Any such delays or failures to obtain such government approvals may have an adverse effect on our business.

In the past, the Argentine government imposed strict and burdensome regulations regarding leases in response to housing shortages, high rates of inflation and difficulties in accessing credit. Such regulations limited or prohibited increases on rental prices and prohibited eviction of tenants, even for failure to pay rent. Most of our leases provide that the tenants pay all costs and taxes related to their respective leased areas. In the event of a significant increase in the amount of such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby negatively affecting our rental income. We cannot assure you that the Argentine government will not impose similar or other regulations in the future. Changes in existing laws or the enactment of new laws governing the ownership, operation or leasing of properties in Argentina could negatively affect the Argentine real estate market and the rental market and materially and adversely affect our operations and profitability.

We are dependent on our chairman, Eduardo Sergio Elsztain, our board of directors and our controlling shareholder IRSA.

Our success, to a significant extent, depends on the continued employment of Eduardo Sergio Elsztain and certain other members of our board of directors and senior management, who have significant expertise and knowledge of our business and industry. The loss or interruption of their services for any reason could have a material adverse effect on our business and results of operations. Our future success also depends in part upon our ability to attract and retain other highly qualified personnel. We cannot assure you that we will be successful in hiring or retaining qualified personnel, or that any of our personnel will remain employed by us.

Further, we believe that our success also depends, to a significant extent, on the continued success of IRSA which owns approximately 94.61% of our outstanding shares prior to this offering. IRSA is engaged in a range of real estate, investment and other business activities, many of which are different from our business, including IRSA's significant investments in Banco Hipotecario, an Argentine bank, and IDB Development Corporation, a large conglomerate in Israel engaged in a range of businesses including real estate, telecommunications, supermarkets, agribusiness and insurance. As a result, IRSA is exposed to certain important risks, as described in its consolidated financial statements and its filings with the SEC, which under certain circumstances could have a material adverse effect on its financial condition, results of operations and business prospects. We cannot assure you that IRSA will not be adversely affected by the risks that it faces (including those relating to its investments in Banco Hipotecario or IDB Development Corporation), and we believe that if IRSA were to be so affected, the market perception of the group of companies controlled by Eduardo Sergio Elsztain, including us, could be adversely affected as well.

Our controlling shareholder will continue to have significant influence over us after this offering, including control over decisions that require the approval of shareholders, and the interests of our controlling shareholder could conflict with your interests.

We are currently controlled by IRSA, which has a 94.61% ownership stake in us prior to this offering. Following completion of the global offering, IRSA will continue to own a significant majority of our common shares outstanding and exercise direct control over us. Our controlling shareholder is in a position to direct our management and to determine the result of substantially all matters to be decided by majority vote of our shareholders, including the election of a majority of the members of our board of directors, determining the amount of dividends distributed by, adopting certain amendments to our by-laws, enforcing or waiving our rights under existing agreements, leases and contractual arrangements and entering into certain agreements with entities affiliated with us, subject to Argentine law. As a result, circumstances may occur in which our controlling shareholders' interests in us could be in conflict with your interests as shareholders.

Labor relations may negatively impact us.

As of March 31, 2017, 48.6% of our workforce was represented by unions under two separate collective bargaining agreements. Although we currently enjoy good relations with our employees and their unions, we cannot assure you that labor relations will continue to be positive or that deterioration in labor relations will not materially and adversely affect us.

Our results of operations include unrealized revaluation adjustments on investment properties, which may fluctuate significantly over financial periods and may materially and adversely affect our business, results of operations and financial condition.

As of March 31, 2017, we had fair value gains on investment properties of Ps.1,929 million. In particular, gains for the period ended March 31, 2017 accounted for 53.4% of our profit before tax for the respective period. Although the upward revaluation adjustments reflect unrealized capital gains on our investment properties during the relevant periods, the adjustments were not actual cash flow or profit generated from the sales or rental of our investment properties. Unless such investment properties are disposed of at similarly revalued amounts, we will not realize the actual cash flow. The amount of revaluation adjustments has been, and will continue to be, significantly affected by the prevailing property markets and will be subject to market fluctuations in those markets.

We cannot guarantee whether changes in market conditions will increase, maintain or decrease the fair value gains on our investment properties at historical levels or at all. In addition, the fair value of our investment properties may materially differ from the amount we receive from any actual sale of an investment property. If there is any material downward adjustment in the revaluation of our investment properties in the future or if our investment properties are disposed of at significantly lower prices than their valuation or appraised value, our business, results of operations and financial condition may be materially and adversely affected.

Due to the currency mismatches between our revenues and liabilities, we have currency exposure.

As of March 31, 2017, the majority of our liabilities, such as our Series II Notes, were denominated in U.S. dollars while our revenues are mainly denominated in Pesos. This currency gap exposes us to a risk of volatility in the rate of exchange between the Peso and the U.S. dollar, and our financial results are adversely affected when the U.S. dollar appreciates against the Peso. Any depreciation of the Peso against the U.S. dollar correspondingly increases the nominal amount of our debt in Pesos, which further adversely effects our results of operation and financial condition and may increase the collection risk of our leases and other receivables from our tenants, most of which generate Peso-denominated revenues.

Property ownership through joint ventures may limit our ability to act exclusively in our interest.

We develop and acquire properties in joint ventures with other persons or entities when we believe circumstances warrant the use of such structures. For example, we currently own 50% of Quality Invest S.A., a joint venture that holds our investment in the Nobleza Piccardo plant. We could engage in a dispute with one or more of our joint venture partners that might affect our ability to operate a jointly-owned property. Moreover, our joint venture partners may, at any time, have business, economic or other objectives that are inconsistent with our objectives, including objectives that relate to the timing and terms of any sale or refinancing of a property. For example, the approval of certain of the other investors is required with respect to operating budgets and refinancing, encumbering, expanding or selling any of these properties. In some instances, our joint venture partners may have competing interests in our markets that could create conflicts of interest. If the objectives of our joint venture partners are inconsistent with our own objectives, we will not be able to act exclusively in our interests.

If one or more of the investors in any of our jointly owned properties were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, there could be an adverse effect on the relevant property or properties and in turn, on our financial performance. Should a joint venture partner declare bankruptcy, we could be liable for our partner's common share of joint venture liabilities.

Risks relating to the common share rights and to the ADSs and common shares

If you subscribe for new common shares prior to our publication of the definitive subscription price, such subscription will be binding and irrevocable even though the definitive subscription price subsequently determined may be different, perhaps materially, than the indicative subscription price.

Subscriptions for new common shares pursuant to the exercise of the common share rights, based on the indicative subscription price and prior to the publication of the definitive subscription price on July 20, 2017, will be binding and irrevocable even though the definitive subscription price will not have been established at the time of such exercise, and the final subscription price subsequently determined may be different, perhaps materially, than the indicative subscription price.

Common shares eligible for sale could adversely affect the price of our common shares and the ADSs.

The market prices of our common shares and the ADSs could decline as a result of sales by our existing shareholders of common shares or the ADSs in the market, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. IRSA, as of March 31, 2017, owned 94.61% of our common shares (or approximately 119,221,846 common shares, which may be exchanged for an aggregate of 29,805,461 ADSs). Upon completion of this offering, IRSA will continue to own a substantial majority of our common shares outstanding and following expiration of a 180-day lock-up period (although during such period, IRSA will be authorized to sell up to 5% of our common shares and the ADSs outstanding), will be free to dispose of any or all of its common shares or ADSs at any time and at in its discretion. Sales of a large number of our common shares and/or ADSs would likely have an adverse effect on the market price of our common shares and the ADS.

You will experience immediate and substantial dilution in the book value of the common shares or ADSs you purchase in this offering.

Because the offering price of the common shares and ADSs being sold in this offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the net tangible book value of these common shares. Net tangible book value represents the amount of our tangible assets, minus our total liabilities. Moreover, if you do not exercise your common share rights, you will also experience immediate and substantial dilution in the net tangible book value of your common shares or ADSs. See "Dilution." The market price for the ADSs could be highly volatile, and our ADSs could trade at prices below the initial offering price. The market price for our ADSs after this offering is likely to fluctuate significantly from time to time in response to factors including:

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fluctuations in our periodic operating results;

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changes in financial estimates, recommendations or projections by securities analysts;

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changes in conditions or trends in our industry;

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changes in the economic performance or market valuation of our competitors;

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announcements by our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

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events affecting equities markets in the countries in which we operate;

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legal or regulatory measures affecting our financial conditions;

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departures of management and key personnel; or

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potential litigation or the adverse resolution of pending litigation against us or our subsidiaries.

Volatility in the price of the ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation against us, as well as announced changes in our business plans or those of competitors, could adversely affect the trading price of our common shares, regardless of the likely outcome of those developments or proceedings. Broad market and industry factors could adversely affect the market price of the ADSs, regardless of our actual operating performance. As a result, the ADSs may trade at prices significantly below the initial public offering price.

If we issue additional equity securities in the future, you may suffer dilution, and trading prices for our common shares and the ADSs may decline.

We may issue additional common shares to finance future acquisitions or new projects or for other general corporate purposes, although there is no present intention to do so. Any such issuance could result in a dilution of your ownership stake and/or the perception of any such issuances could have an adverse impact on the market price of the ADSs.

We are subject to certain different corporate disclosure requirements and accounting standards than domestic issuers of listed securities in the United States.

There is less publicly available information about the issuers of securities listed on the Argentine stock exchanges than information publicly available about domestic issuers of listed securities in the United States and certain other countries. Although the ADSs are listed on the NASDAQ Global Market, as a foreign private issuer we are able to rely on home country governance requirements rather than relying on the NASDAQ Corporate Governance requirements. See "Description of Capital Stock—Compliance with NASDAQ Listing Standards on Corporate Governance." Additionally, as a foreign private issuer, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

Investors may not be able to effect service of process within the U.S., limiting their recovery of any foreign judgment.

We are a publicly held corporation (sociedad anónima) organized under the laws of Argentina. Most of our directors and our senior managers, and most of our assets are located in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce against us or them in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. We have been advised by our Argentine counsel, Zang, Bergel & Viñes, that there is doubt whether the Argentine courts will enforce, to the same extent and in as timely a manner as a U.S. or foreign court, an action predicated solely upon the civil liability provisions of the United States federal securities laws or other foreign regulations brought against such persons or against us.

If we are considered to be a passive foreign investment company for United States federal income tax purposes, U.S. Holders of our common shares or the ADSs would suffer negative consequences.

Based on the current and projected composition of our income and valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company, or "PFIC," for United States federal income tax purposes for the taxable year ending June 30, 2016, and do not currently expect to become a PFIC, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may be a PFIC in the current or any future taxable year due to changes in our asset or income composition or if our projections are not accurate. The volatility and instability of Argentina's economic and financial system may substantially affect the composition of our income and assets and the accuracy of our projections. In addition, this determination is based on the interpretation of certain U.S. Treasury regulations relating to rental income, which regulations are potentially subject to different interpretation. If we become a PFIC, U.S. Holders (as defined in "Taxation—United States taxation") of our common shares or the ADSs will be subject to certain United States federal income tax rules that have negative consequences for U.S. Holders such as additional tax and an interest charge upon certain distributions by us or upon a sale or other disposition of our common shares or the ADSs at a gain, as well as reporting requirements. Please see "Taxation—United States taxation—Passive foreign investment company" for a more detailed discussion of the consequences if we are deemed a PFIC. You should consult your own tax advisors regarding the application of the PFIC rules to your particular circumstances.

Changes in Argentine tax laws may affect the tax treatment of our common shares or the ADSs.

On September 23, 2013, the Argentine income tax law was amended by the passage of Law No. 26,893. Under the amended law, the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents. See "Taxation—Argentine taxation." However, as of the date hereof many aspects of the amended tax law remain unclear and, pursuant to certain announcements made by Argentine tax authorities, they are subject to further rulemaking and interpretation, which may adversely affect the tax treatment of our common shares and/or the ADSs. Also, the amended law had established an income tax at a rate of 10% in the distribution of dividends; however, this has been recently derogated by Law No. 27,260.

The income tax treatment of income derived from the sale of ADSs or exchanges of shares from the ADS facility may not be uniform under the revised Argentine income tax law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law.

Therefore, holders of our common shares, including in the form of ADSs, are encouraged to consult their tax advisors as to the particular Argentine income tax consequences under their specific facts.

Holders of the ADSs may be unable to exercise voting rights with respect to the common shares underlying their ADSs.

As a holder of ADS, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the common shares underlying your ADSs and holders may exercise voting rights with respect to the common shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are no provisions under Argentine law or under our by-laws that limit the exercise by ADS holders of their voting rights through the depositary with respect to the underlying common shares. However, there are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our common shares will receive notice of shareholders' meetings through publication of a notice in the CNV's website, an Official Gazette in Argentina, an Argentine newspaper of general circulation and the bulletin of the Buenos Aires Stock Exchange, and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will provide the notice to the ADS Depositary. If we ask the ADS Depositary to do so, the ADS Depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which instructions may be given by holders. To exercise their voting rights, ADS holders must then instruct the ADS Depositary as to voting the common shares represented by their ADSs. Under the deposit agreement, the ADS Depositary is not required to carry out any voting instructions unless it receives a legal opinion from us that the matters to be voted would not violate our by-laws or Argentine law. We are not required to instruct our legal counsel to give that opinion. Due to these procedural steps involving the ADS Depositary, the process for exercising voting rights may take longer for ADS holders than for holders of common shares and common shares represented by ADSs may not be voted as you desire.

Under Argentine law, shareholder rights may be fewer or less well defined than in other jurisdictions.

Our corporate affairs are governed by our by-laws and by Argentine corporate law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or in other jurisdictions outside Argentina. In addition, your rights or the rights of holders of our common shares to protect your or their interests in connection with actions by our board of directors may be fewer and less well defined under Argentine corporate law than under the laws of those other jurisdictions. Although insider trading and price manipulation are illegal under Argentine law, the Argentine securities markets are not as highly regulated or supervised as the U.S. securities markets or markets in some other jurisdictions. In addition, rules and policies against self-dealing and regarding the preservation of shareholder interests may be less well defined and enforced in Argentina than in the United States, putting holders of our common shares and ADSs at a potential disadvantage.

Restrictions on the movement of capital out of Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the common shares underlying the ADSs.

The Argentine government may impose restrictions on the conversion of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Argentina. Argentine law currently permits the government to impose these kind of restrictions temporarily in circumstances where a serious imbalance develops in Argentina's balance of payments or where there are reasons to foresee such an imbalance. We cannot assure you that the Argentine government will not take measures in the future. In such a case, the ADS Depositary for the ADSs may hold the Pesos it cannot convert for the account of the ADS holders who have not been paid.

The protections afforded to minority shareholders in Argentina are different from and more limited than those in the United States and may be more difficult to enforce.

Under Argentine law, the protections afforded to minority shareholders are different from, and much more limited than, those in the United States and some other Latin American countries. For example, the legal framework with respect to shareholder disputes, such as derivative lawsuits and class actions, is less developed under Argentine law than under U.S. law as a result of Argentina's short history with these types of claims and few successful cases. In addition, there are different procedural requirements for bringing these types of shareholder lawsuits. As a result, it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholder than it would be for shareholders of a U.S. company.

We will have broad discretion in the use of proceeds from this offering and may use them in ways that may not enhance our operating results or the price of the ADSs.

We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield a favorable return, if any, on your investment. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause the price of the ADSs to decline. We will not receive any proceeds from the sale of common shares and ADS by the Selling Shareholder. Additionally, because the over-allotment option has been granted by our controlling shareholder, we will not receive any proceeds from any exercise of such option. See "Use of Proceeds."

We may not pay any dividends.

In accordance with Argentine corporate law we may pay dividends to shareholders out of net and realized profits, if any, as set forth in our Audited Financial Statements prepared in accordance with IFRS. The approval, amount and payment of dividends are subject to the approval by our shareholders at our annual ordinary shareholders meeting. The approval of dividends requires the affirmative vote of a majority of the shareholders entitled to vote present at the meeting. As a result, we cannot assure you that we will be able to generate enough net and realized profits so as to pay dividends or that our shareholders will decide that dividends will be paid.

Our ability to pay dividends is limited by law and by certain agreements.

In accordance with Argentine corporate law, we may pay dividends in Pesos out of retained earnings, if any, to the extent set forth in our Audited Financial Statements prepared in accordance with IFRS. Our shareholders' ability to receive cash dividends may be limited by the ability of the ADS Depositary to convert cash dividends paid in Pesos into U.S. dollars. Under the terms of our deposit agreement with the depositary for the ADSs, to the extent that the depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, the depositary will promptly as practicable convert or cause to be converted all cash dividends received by it on the deposited securities into U.S. dollars. If in the judgment of the depositary this conversion is not possible on a reasonable basis (including as a result of applicable Argentine laws, regulations and approval requirements), the depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same. As a result, if the exchange rate fluctuates significantly during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the dividend distribution.

You might be unable to exercise preemptive or accretion rights with respect to the common shares underlying your ADSs.

Under Argentine corporate law, if we issue new common shares as part of a capital increase, our shareholders will generally have the right to subscribe for a proportional number of common shares of the class held by them to maintain their existing ownership percentage, which is known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed common shares of either the class held by them or other classes which remain unsubscribed at the end of a preemptive rights offering, on a pro rata basis, which is known as accretion rights. Under the deposit agreement, the ADS Depositary will not exercise rights on your behalf or make rights available to you unless we instruct it to do so, and we are not required to give that instruction. In addition, you may not be able to exercise the preemptive or accretion rights relating to the common shares underlying your ADSs unless a registration statement under the US Securities Act of 1933 is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the common shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, you may receive only the net proceeds from the sale of your preemptive rights by the ADS Depositary or, if the preemptive rights cannot be sold, they will be allowed to lapse. As a result, US holders of common shares or ADSs may suffer dilution of their interest in our company upon future capital increases.

Our shareholders may be subject to liability for certain votes of their securities.

Our shareholders are not liable for our obligations. Instead, shareholders are generally liable only for the payment of the shares they subscribe. However, shareholders who have a conflict of interest with us and do not abstain from voting may be held liable for damages to us, but only if the transaction would not have been approved without such shareholders' votes. Furthermore, shareholders who willfully or negligently vote in favor of a resolution that is subsequently declared void by a court as contrary to Argentine Companies Law or our bylaws may be held jointly and severally liable for damages to us or to other third parties, including other shareholders.

Use of proceeds

We estimate that the net proceeds to us from the sale of 14,000,000 common shares of the global offering to us will be approximately US$185.00 million (based on a price per share of US$13.75, the mid-point of the price range per common share set forth on the cover page of this prospectus), after deducting estimated fees and expenses payable by us.

We intend to use the net proceeds of this offering to: finance the growth of our business through the development of commercial rental properties; develop, re-style and expand existing commercial properties; acquire new commercial properties; purchase additional land reserves; and for other general corporate purposes.

Due to the nature of some of the investments mentioned above, the net proceeds to us from this offering may not be fully used in the short term. Until those investments are made, we intend to temporarily invest the net proceeds to us in liquid financial instruments such as public bonds, Central Bank bills, mutual funds or high-quality corporate bonds. Investment of the net proceeds from this offering in liquid financial instruments will be subject to the risk of financial loss and influenced by prevailing market conditions from time to time, and as a result we will have complete discretion to reallocate all or a portion of such anticipated uses to other uses we deem consistent with our strategy.

We will not receive any proceeds from the sale of common shares and ADSs by the Selling Shareholder. Additionally, because the over-allotment option has been granted to the international underwriters by our controlling shareholder, we will not receive any proceeds from any exercise of such option.

Capitalization

The following table sets forth our current and non-current borrowings, shareholders' equity and total capitalization as of March 31, 2017 and as adjusted to give effect to the offer and sale by us of 14,000,000 newly-issued common shares at a price per share of US$13.75 or US$55.00 per ADS, which is the mid-point of the price range per common share and ADS, respectively, set forth on the cover page of this prospectus. This table should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Unaudited Interim Financial Statements.

	As of March 31, 2017 (unaudited)

		Actual	As adjusted(1)

	(US$)(2)	(Ps.)	(US$)(2)	(Ps.)
	(in thousands)
Total current borrowings	2,244	34,538	2,244	34,538
Total non-current borrowings	355,213	5,466,722	355,213	5,466,722

Total debt(3)	357,457	5,501,260	357,457	5,501,260
Shareholders' equity:
Share capital(6)	8,188	126,014	9,377	144,314
Inflation adjustment of share capital	4,508	69,381	4,508	69,381
Share premium	28,865	444,226	240,611	3,703,006
Legal reserve(4)	2,539	39,078	2,539	39,078
Special reserve(5)	175,451	2,700,192	175,451	2,700,192
Reserve for future dividends	23,171	356,598	23,171	356,598
Changes in non-controlling interest	(1,319)	(20,298)	(1,319)	(20,298)
Retained earnings(6)	1,159,028	17,837,439	1,158,748	17,833,139
Non-controlling interest	58,062	893,579	58,062	893,549

Total shareholders' equity	1,458,493	22,446,209	1,671,149	35,718,989

Total capitalization	1,815,950	27,947,469	2,028,606	31,220,249

(1)    If we change the number of common shares to be sold by us in this offering from those shares we expect to sell or if we change the offering price to the public from the price of US$13.75 per share (assuming the mid-point of the price range per common share set forth on the cover of this prospectus), or any combination of these events occurs, the net proceeds to us from this offering of ADSs and each of our total shareholders' equity and total capitalization may increase or decrease. A US$1.00 (or the equivalent in Pesos) increase or decrease in the offering price per common share sold in the global offering, assuming no change in the number of common shares to be sold, would increase or decrease the net proceeds we receive in the global offering and each of our total shareholders' equity and total capitalization by approximately US$15.5 million. An increase or decrease of 1,000,000 shares in the expected number of shares to be sold in the offering, assuming no change in price per share, would increase or decrease our net proceeds from this offering and our total shareholders' equity and total capitalization by approximately US$15.2 million. See "Dilution."

(2)    We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that the Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

(3)    Of our total debt, Ps.65.4 million is secured debt and Ps.5,435.8 million is unsecured.

(4)   Under Argentine law, we must allocate 5% of our net income in each fiscal year to a legal reserve until the aggregate of such legal reserve equals 20% of our outstanding share capital.

(5)    Represents the reserve required by CNV Resolution No. 609/2012 corresponding to the difference between (i) the balance of retained earnings under previous accounting principles as of July 1, 2011, the date of transition to IFRS, and (ii) the balance of retained earnings after adjustments to IFRS as of July 1, 2011. In addition, the reserve represents the difference between (a) the balance of retained earnings under our prior accounting policy applicable to investment properties and (b) the balance of retained earnings after adoption of the fair value measure accounting standard effective as of March 31, 2017.

(6)   Share capital includes the up to 4,300,000 common shares approved at our shareholders' meeting held on June 26, 2017 for issuance pursuant to our proposed employee incentive plan to be implemented following completion of the global offering, with respect to which an accounting entry in the same amount is excluded from Retained earnings.

Market information

Stock exchanges in which our securities are listed

Our common shares are listed on ByMA, the successor to Merval, under the ticker "IRCP". ADSs representing our common shares are listed on the NASDAQ Global Market under the ticker "IRCP". As of the date of this prospectus, our outstanding capital stock consists of Ps.126,014,050 represented by 126,014,050 common shares of Ps.1.00 face or nominal value per share, with one vote per share. All of the common shares are validly issued, fully paid and non-assessable.

Price history of our stock

Our common shares are listed and traded on ByMA under the ticker "IRCP". The shares have been listed on ByMA and its predecessor, Merval, since March 26, 1996. Each ADS represents four common shares. ADS are listed and traded on the NASDAQ Global Market under the symbol "IRCP". The ADS were listed on the NASDAQ on November 15, 2000, acting as depository of the ADS. The following chart shows, for the period indicated, the maximum and minimum closing listed prices of our common shares on the ByMA and of our ADS on the NASDAQ.

	ByMA			NASDAQ
	Share volume	High	Low	ADS volume	High	Low

		(Ps. per share)			(US$ per ADS)
Fiscal Year 2012
1st Quarter	18,037	23.00	17.50	248,393	22.77	14.20
2nd Quarter	39,489	19.00	14.10	266,017	17.39	12.30
3rd Quarter	22,318	25.00	16.90	168,934	20.98	13.25
4th Quarter	63,243	23.00	17.00	318,674	18.55	10.42

Annual	143,087	25.00	14.10	1,002,018	22.77	10.42
Fiscal Year 2013
1st Quarter	5,871	22.50	20.00	99,866	15.74	12.15
2nd Quarter	90,077	28.00	22.55	188,528	17.00	15.00
3rd Quarter	17,519	34.00	27.50	156,742	17.73	13.78
4th Quarter	11,772	34.00	30.00	127,352	16.50	13.68

Annual	125,239	34.00	20.00	572,488	17.73	12.15
Fiscal Year 2014
1st Quarter	11,197	41.00	31.50	102,359	19.27	15.78
2nd Quarter	12,974	55.00	45.00	175,356	23.40	18.85
3rd Quarter	18,962	54.00	41.00	141,499	23.30	15.30
4th Quarter	9,884	53.00	41.20	110,745	22.52	17.40

Annual	53,017	55.00	31.50	529,959	23.40	15.30
Fiscal Year 2015
1st Quarter	17,546	80.00	47.50	80,099	23.00	19.75
2nd Quarter	24,189	77.00	58.00	78,402	23.00	17.95
3rd Quarter	9,817	89.00	60.00	81,134	38.00	22.60
4th Quarter	22,237	95.00	87.00	46,710	35.00	29.00

Annual	73,789	95.00	47.50	286,345	38.00	17.95
Fiscal Year 2016
1st Quarter	28,119	120.00	90.00	49,801	35.00	24.75
2nd Quarter	14,195	135.00	109.00	338,943	39.00	28.76
3rd Quarter	19,607	128.00	100.00	207,474	37.00	31.75
4th Quarter	34,857	144.00	127.00	227,759	39.80	36.51

Annual	96,778	144.00	90.00	823,977	39.80	24.75
Fiscal Year 2017
1st Quarter	36,716	175.00	136.00	49,981	44.70	36.00
2nd Quarter	142,042	190.50	159.70	88,834	48.00	41.88
3rd Quarter	9,118	173.00	160.00	74,345	46.01	41.46
4th Quarter	28,359	233.00	162.00	215,833	57.00	43.50

Annual	216,235	233.00	136.00	428,993	57.00	36.00
Monthly since July 2016
July 2016	5,029	146.00	136.00	25,726	38.75	36.00
August 2016	4,812	143.00	138.00	9,683	39.35	37.33
September 2016	26,875	175.00	142.50	14,572	44.70	39.30
October 2016	6,078	185.00	165.00	31,879	48.00	41.88
November 2016	70,768	170.85	159.70	22,725	47.99	43.00
December 2016	65,196	190.50	165.00	34,230	47.46	43.00
January 2017	1,239	164.00	160.00	8,945	46.01	42.00
February 2017	4,919	173.00	160.00	9,607	44.00	42.68
March 2017	2,960	172.90	160.00	55,793	43.90	41.46
April 2017	6,778	177.00	162.00	83,746	48.00	43.50
May 2017	6,050	198.50	180.00	45,477	51.95	43.58
June 2017	15,531	233.00	193.00	86,610	57.00	46.00
July 2017 (through July 5)	2,597	240.00	240.00	1,910	56.90	56.40

Source: Bloomberg

Due to the concentrated ownership of our common shares by our controlling shareholder of 94.61% as of March 31, 2017, our common shares have limited liquidity, which frequently results in our stock not being traded daily.

Argentine securities markets

In December 2012, the Argentine government enacted the new Capital Markets Law, which sets out the rules governing capital markets, its participants, and the rules by which securities traded therein are subject to regulation and monitoring by the CNV. On September 5, 2013, the CNV enacted the CNV Rules that regulate the enforcement of the Capital Markets Law for issuers of securities, with regard to initial public offerings and reporting obligations.

Substantially all provisions of Decree No. 677/2011, were incorporated into the Capital Markets Law and the CNV Rules. The Capital Markets Law sets forth the following key goals and principles:

•
Promoting the participation of small investors, employee unions, industry groups and trade associations, professional associations and all public savings entities in the capital markets, promoting mechanisms designed to promote domestic savings and channel such funds toward the development of production;

•
Strengthening mechanisms to prevent abuses and protect small investors;

•
Promoting access to the capital market by small and medium-sized companies;

•
Using state-of-the-art technology to foster creation of an integrated capital market through mechanisms designed to achieve interconnection of computer systems among trading markets; and

•
Encouraging simpler trading procedures available to users to increase liquidity and competitiveness to develop favorable conditions for transaction execution.

The CNV is a self-administered agency of the Argentine Government with jurisdiction covering the territory of Argentina, governed by the provisions of the Capital Markets Law, and the CNV Rules among other related statutory regulations. The relationship of the CNV and the Argentine Executive branch is maintained through the Ministerio de Finanzas (Ministry of Finance), which hears any appeals filed against decisions made by the CNV, notwithstanding any other legal actions and remedies contemplated in the Capital Markets Law.

The CNV supervises and regulates the authorized markets in which the securities and the collective investment products are traded, the corporations authorized in the public offer regime, and all the other players authorized to operate in the public offer regime, as the registered agents, the trading agents, the financial advisors, the underwriters and distributors, the brokers, the settlement and clearing agents, the managers of collective investment products, the custodians of collective investment products, the collective depositories, and the risk rating agencies, among others. Argentine institutional investors and insurance companies are regulated by separate government agencies, whereas financial institutions are regulated mainly by the Central Bank.

Before offering securities to the public in Argentina, an issuer must meet certain requirements established by the CNV with regard to its assets, operating history and management. Only securities offerings approved by the CNV may be listed on a stock exchange. However, CNV approval does not imply certification as to the quality of the securities or the solvency of the issuer issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements prepared in accordance with IFRS, as issued by the IASB (excluding financial institutions under the supervision of the Central Bank, insurance companies under the supervision of the Insurance Superintendence and medium and small enterprises) and various other periodic reports with the CNV and the stock exchange on which their securities are listed. In addition, issuers must report to the CNV and the relevant stock exchange any event related to the issuer and its shareholders that may affect materially the value of the securities traded.

In Argentina, debt and equity securities traded on an exchange must, unless otherwise instructed by their shareholders, be deposited with a Central Securities Depository based in Argentina. Currently the only depositary authorized to act in accordance with the Capital Markets Law and CNV Rules is Caja de Valores S.A., a corporation owned by ByMA which provides central depositary facilities, as well as acting as a clearinghouse for securities trading and as a transfer and paying agent for securities transactions.

Before the enactment of the Capital Markets Law and the CNV Rules there were 12 stock exchanges in Argentina, which were located in the City of Buenos Aires, Bahía Blanca, Chaco, Corrientes, Córdoba, La Plata, La Rioja, Mendoza, Rosario, Salta, Santa Fé, and Tucumán. Six of these exchanges (City of Buenos Aires, Rosario, Córdoba, La Rioja, Mendoza, and Santa Fé) had affiliated stock markets in accordance with the requirements of Law No. 17,811 which was derogated by the Capital Markets Law.

Pursuant to the Capital Markets Law, the CNV has authorized six stock markets since September 2014, namely: Mercado Abierto Electrónico S.A., or "MAE," Mercado a Término de Buenos Aires S.A., Mercado a Término de Rosario S.A., Mercado de Valores de Córdoba S.A., Mercado Argentino de Valores S.A. and the Merval.

In December 2016, the CNV authorized a new stock exchange, the ByMA. As the product of a federal alliance of stock exchanges to foster the growth of the Argentine capital markets, ByMA established itself as the single access point to the Argentine market, lowering legal costs, and improving connectivity and access to market information. This new stock exchange is a spin-off of Merval and its shareholders are the Buenos Aires Stock Exchange and Merval's shareholders ByMA's shares will be publicly traded in Argentina.

Historically, the Merval was the principal stock market in Argentina. Securities including stocks, corporate bonds, convertible bonds, close-ended investment funds, financial trust, indexes, derivatives and public bonds, could all be listed on the Merval. The Merval was authorized to admit, suspend and delist securities based on its governing rules approved by the CNV.

Another relevant stock exchange is the MAE, an electronic platform that processes over-the-counter transactions, involving government securities and corporate bonds traded through spot and forward contracts. MAE broker-dealers include national banks, provincial banks, municipal banks, private national banks, foreign banks, cooperative banks, financial institutions, foreign exchange entities and pure brokers/dealers (exclusively engaged in brokerage activities). Both Argentine and foreign capital banks and financial institutions may be eligible broker-dealers on the MAE. In order to be eligible for trading, securities must be registered with the pertinent supervising authorities and may be traded on the MAE, on other exchanges or on both of them concurrently.

Argentina's equity markets have historically been composed of individual investors, though in recent years there has been an increase in the level of investment by banks and insurance companies in these markets. However, Argentine mutual funds (fondos comunes de inversión) continue to have very low participation.

  Information regarding the ByMA(1)

	As of March 31,		As of June 30,
	2017	2016	2016	2015

Market capitalization (in billions of Ps.)	5,042	3,524	3,625	4,025
Average daily trading volume(2) (in millions of Ps.)	358	256	310	145
Number of listed companies	99	97	100	99

(1)    Reflects Merval historical data.

(2)    During the month of June.

Although companies may list all of their capital stock on the ByMA, in many cases a controlling block is retained by the a listed company's shareholders, resulting in a relatively small percentage of many companies' stock being available for active trading by the public. As of March 31, 2017, approximately 99 companies had equity securities listed on, or being transitioned to, the ByMA. The Argentine securities markets generally have substantially more volatility than securities markets in the United States and certain developed countries. The Merval index experienced a 15.9% increase in 2012, an 88.9% increase in 2013, a 59.1% increase in 2014, a 36.1% increase in 2015, a 44.9% increase in 2016, and a 19.8% increase in the first calendar quarter of 2017. In order to avoid major fluctuations in securities prices, the ByMA operates a system pursuant to which the negotiation of a particular security is suspended for 15 minutes when the price of the security registers a variation between 10% and 15% and between 15% and 20%, during any trading session. Any additional 5% variation in the price of the security results in additional 10 minutes successive suspension periods.

Dividend policy

Pursuant to Argentine Companies Law, the distribution and payment of dividends to shareholders is valid only if they result from realized net earnings of the company pursuant to annual financial statements approved at the annual meeting of shareholders. The amount and payment of dividends are also subject to approval by our shareholders at our annual ordinary shareholders' meeting by the affirmative vote of a majority of the shares entitled to vote at the meeting.

Pursuant to Argentine law and our by-laws, net and realized profits for each fiscal year are allocated as follows:

•
5% of net profits is allocated to our legal reserve, until such reserve amounts to 20% of our capital stock;

•
a certain amount determined at a shareholders' meeting is allocated to the compensation of our directors and the members of our Supervisory Committee; and

•
additional amounts are allocated to the payment of dividends, optional reserve, or to fund reserves for any other purpose as determined by our shareholders.

According to rules issued by the CNV and our bylaws, cash dividends must be paid to shareholders within 30 days of the resolution approving their distribution. In the case of dividends payable in form of additional shares, the shares must be delivered to shareholders within three months of the annual meeting of our shareholders that approved them.

The following table illustrates the total and per share amounts paid as dividends on each fully paid-in share for the fiscal years mentioned. The amounts stated in Pesos correspond to nominal Pesos on their respective dates of payment. See "Local Exchange Market and Exchange Rates."

Fiscal year	Cash dividends	Total per share(1)

	(Ps.)	(Ps.)
2014	407,522,074	3.2339
2015	437,193,000	3.4694
2016	283,580,353	2.2504
2017(2)	770,000,000	6.1104

(1)    On November 30, 2016, we changed the par value of our common shares from Ps.0.10 to Ps.1.00 per share. The aforementioned change was taken into account in the presentation of the date in the table.

(2)    An interim dividend was paid on April 25, 2017.

Recent interim dividend

An ordinary general shareholders' meeting held on April 5, 2017, approved the payment of a cash dividend of Ps.310,000,000 as an anticipated dividend charged against the current fiscal year. This interim dividend was paid on April 25, 2017.

Local exchange market and exchange rates

Overview

During 2001 and 2015, the Argentine government established a series of exchange control measures that restricted the free disposition of funds and the transfer of funds abroad. In 2011, these measures had significantly curtailed access to the MULC by both individuals and private sector entities. This made it necessary, among other things, to obtain prior approval from the Central Bank to enter into certain foreign exchange transactions such as payments relating to royalties, services or fees payable to related parties of Argentine companies outside Argentina.

With the change of government and political environment, in December 2015, one of the first measures taken by the Argentine government was to lift the main restrictions that limited access to individuals to the MULC. Through Communication "A" 5850 and later, as the local economy stabilized Communication "A" 6037, the Central Bank lifted the previous limitations and allowed unrestricted access to the foreign exchange market, subject to some requirements, as detailed below.

The following table shows the maximum, minimum, average and closing exchange rates for each applicable period to purchases of U.S. dollars.

	Maximum(1)(2)	Minimum(1)(3)	Average(1)(4)	At closing(1)

Fiscal year ended June 30, 2013	5.3680	4.5650	4.9339	5.3680
Fiscal year ended June 30, 2014	8.0830	5.4850	6.9333	8.0830
Fiscal year ended June 30, 2015	9.0380	8.1630	8.5748	9.0380
Fiscal year ended June 30, 2016	15.7500	9.1400	12.2769	14.9900
Month ended July 31, 2016	15.1000	14.5100	14.8410	14.9600
Month ended August 31, 2016	15.0500	14.6100	14.7899	14.8800
Month ended September 30, 2016	15.3400	14.8500	15.0666	15.2600
Month ended October 31,2016	15.1800	15.0200	15.1242	15.1000
Month ended November 30, 2016	15.8180	14.8700	15.2963	15.8180
Month ended December 30, 2016	15.9800	15.4470	15.7881	15.8400
Month ended January 31, 2017	16.0300	15.7600	15.8593	15.8470
Month ended February 28, 2017	15.7500	15.3100	15.5417	15.4300
Month ended March 31, 2017	15.5950	15.3400	15.4717	15.3400
Month ended April 30, 2017	15.4400	15.1400	15.3058	15.3500
Month ended May 31, 2017	16.1350	15.2400	15.6679	16.0500
Month ended June 30, 2017	16.5800	15.8280	16.0728	16.5800
July (through July 6, 2017)	17.000	16.7500	16.9375	17.0300

Source: Central Bank

(1)    Average between the offer exchange rate and the bid exchange rate according to Central Bank's foreign currency exchange rate.

(2)    The maximum exchange rate appearing in the table was the highest end-of-month exchange rate in the year or shorter period, as indicated.

(3)    The minimum exchange rate appearing in the table was the lowest end-of-month exchange rate in the year or shorter period, as indicated.

(4)   Average exchange rates at the end of the month.

Exchange controls

Although most exchange control regulations were lifted on August 2016, some remain in place and we cannot give you any assurance that additional exchange control regulations will not be adopted in the future. Please see "Risk Factors—Risks Relating to Argentina—Exchange controls, restrictions on transfers abroad and capital inflow restrictions may limit the availability of international credit."

Exchange controls regulations currently in effect in Argentina include the following:

  Registration requirements

All incoming and outgoing funds to and from the MULC and any foreign indebtedness (financial and commercial) are subject to registration requirements before the Central Bank for informative purposes, in accordance with Communication "A" 3602, as amended.

  Corporate profits and dividends

Argentine companies may freely access the MULC for remittances abroad to pay earnings and dividends in so far as they arise from closed and fully audited balance sheets and have satisfied applicable certification requirements.

  Restrictions on foreign indebtedness

Repayment of principal and interest of foreign indebtedness was originally subject to the Central Bank's previous authorization. Currently, due to the changes introduced, since August 9, 2016 new indebtedness is no longer subject to the mandatory inflow and settlement through the MULC. Additionally, all indebtedness can be prepaid or canceled without complying with any minimum waiting period.

  Restrictions on the purchase of foreign currency

  Domestic individuals and companies

Communication "A" 5850 and AFIP Resolution No. 3821 modified and replaced the prior regimes related to, among others, the purchase of external assets by Argentine residents—domestic individuals and companies—for investment purposes and for travel, tourism and family assistance. The regime currently applicable is characterized by the following:

•
External assets may only be acquired by Argentine individuals, legal entities from the private sector incorporated in Argentina that are not authorized to trade on the foreign exchange market, assets (patrimonios), and other entities incorporated in Argentina and local government agencies.

•
Access to the local foreign exchange market without requiring prior Central Bank approval is allowed for an unlimited amount, for all of the following: real estate investments abroad, loans granted to non-Argentine residents, Argentine residents' contributions of direct investments abroad, portfolio investment of Argentine individuals abroad, certain other investments abroad of Argentine residents, portfolio investments of Argentine legal entities abroad, purchase of foreign currency bills to be held in Argentina, donations complying certain conditions, as well as purchase of traveler checks.

•
In the case of foreign currency sales to Argentine residents for portfolio investments abroad, the transfer has to be made directly to the bank account of such Argentine resident, which must be located at foreign banks or financial institutions that regularly conduct investment banking activities, which are not incorporated in countries or territories considered not to be cooperative for purposes of fiscal transparency in terms of the provisions of Section 1 of the Decree No. 589/13 and its complementary provisions, or in countries or territories that do not apply the recommendations of the Financial Action Task Force, or "FATF."

•
The proceeds of the sale of foreign currency by Argentine residents in the foreign exchange market for all the items can be credited in a checking or savings bank account in a local financial institution in the client's name or withdrawn by cash.

•
Regarding the collection for services provided to non-Argentine residents and/or resulting from the sale of non-produced non-financial assets exempted from mandatory sale in the foreign exchange market.

Argentine residents that receive funds in foreign currency for the payment of services rendered to non-Argentine residents or for the sale of non-produced non-financial assets may receive those funds in a local foreign currency account without exchanging it for Argentine pesos in the foreign exchange market. Following Communications "A" 6011 and 6037 of the Central Bank foreign assets may be acquired for investment purposes by Argentine residents without limitations. In addition foreign currency may be purchased through a debit account or through an unlimited cash withdrawal without limits.

  Non-residents

Communication "A" 6150 dated January 13, 2017 abolished all restrictions regarding prior approval from the Central Bank, minimum amounts, or minimum holding periods to repatriate portfolio investments or direct investments of non-residents.

  Restrictions on exports, imports and services

Regarding exports, in 2016 the Central Bank relaxed certain rules related to the inflow and outflow of foreign currency collected abroad as a result of the collection of exports of goods, advance payments, and pre-export financings, establishing that the deadline to repatriate to Argentina the foreign currency is 10 years. The prior 10-business day period applicable for the transfer of funds collected abroad as a result of the collection of exports of goods, advance payments, and pre-export financings to a correspondent bank account of a local financial institution (cuenta de corresponsalía) was eliminated in December 2015. In relation to the export of services, Communication "A" 6137 the Central Bank eliminated the obligation to repatriate to Argentina the foreign currency obtained.

Regarding imports, access to the foreign exchange market for the payment of imports with customs clearance date as of December 17, 2015 can be paid through the local foreign exchange market without any limit. AFIP Regulation No. 3252 published on January 5, 2012 which required importers to file affidavits was eliminated in December 2015 and the import monitoring system (Sistema Integral de Monitoreo de Importaciones, or "SIMI" was created, which established an obligation for importers to submit certain information electronically. Importers do not have to repatriate the goods within a specified period (previously this period was 365 calendar days from the date of access to the foreign exchange market).

Regarding the payment of services, the access to the foreign exchange market for payments of services rendered as from December 17, 2015 may be carried out without any limits and without the Central Bank's prior authorization.

  Direct investments

On March 4, 2005, the Central Bank issued Communication "A" 4305 that regulates the reporting system of direct investments and real estate investments carried out by non-residents in Argentina and by Argentine residents abroad, which had been implemented through Communication "A" 4237 dated November 10, 2004.

  Direct investments in Argentina of non-Argentine residents

Non-Argentine residents must comply with the reporting regime if the value of their investments in Argentina is equivalent to more than US$500,000—measured in terms of the net worth of the company in which they participate or fiscal value of the real estate owned. If such value is less than US$500,000, compliance with such regime is optional. According to Communication "A" 4237, companies in which non-Argentine residents participate and administrators of real estate of non-Argentine residents must comply with the reporting regime.

  Direct investments made abroad by Argentine residents

Investors who are Argentine residents must comply with the reporting regime if the value of their investments abroad is equivalent to more than US$1,000,000—measured in terms of net worth of the company in which they participate or the fiscal value of the real estate they own. If such value is less than the equivalent of US$5,000,000, the reporting obligation is annual rather than semi-annual. If such value is less than the equivalent of US$1,000,000, compliance with such regime is optional.

  Future and forward operations

The Central Bank has significantly amended the foreign exchange regulations in derivatives by eliminating the restriction on the execution of cross-border derivative transactions. In August 2016, the Central Bank introduced new foreign exchange regulations on derivative transactions which allowed local residents from entering into derivative transactions with foreign residents. Moreover, the regulations now provide that Argentine residents may access the foreign exchange market to pay premiums, post collateral and make payments related to forwards, futures, options and other derivatives entered into in foreign exchanges or with non-resident counterparties.

The foreign exchange regulations now allow Argentine residents to enter into derivative transaction with foreign counterparties without the need for authorization of the Central Bank. They also allow them to purchase foreign currency to make payments under derivative transactions.

For further details regarding the exchange regulations applicable in Argentina, investors should consult their professional advisers and read the full text of the above cited rules on the website of the Ministry of Treasury and of the Central Bank.

Dilution

As of March 31, 2017, our outstanding capital stock consisted of 126,014,050 common shares. If you invest in our ADSs in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per ADS and the pro forma net book value per ADS upon the completion of this offering. Dilution results from the fact that the per-ADS offering price in this offering could be substantially in excess of the book value attributable to the ADSs. As of March 31, 2017, we had a net tangible book value of Ps.21,386 million or Ps.169.70 per common share equivalent to US$44.10 per ADS. Net tangible book value per common share represents the amount of our total tangible assets of Ps.40,326 million (total assets less intangible assets and deferred tax assets) less total liabilities of Ps.18,047 million and non-controlling interest of Ps.894 million divided by 126,014,050, the total number of our common shares outstanding as of March 31, 2017.

Dilution of shareholders' interest after this offering

After giving effect to the sale of the 14,000,000 common shares offered by us in this offering (including common shares represented by ADSs) at the offering price per common share of US$13.75 or its equivalent in pesos (which is the mid-point of the price range per common share set forth on the cover page of this prospectus) and, after deducting the estimated offering expenses payable by us, our net tangible book value estimated at March 31, 2017 would have been approximately Ps.24,531 million, representing Ps.175.20 per common share and US$41.22 per ADS. This represents an immediate increase in book value of Ps.5.50 per common share and US$1.29 per ADS to existing shareholders and ADS holders, respectively, and an immediate dilution in net tangible book value of US$13.78 per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per common share paid by these purchasers and net tangible book value per common share immediately after completion of the global offering.

As approved by its shareholders at a shareholders' meeting held on June 26, 2017, IRSA will assign to BACS, as the main local placement agent its preemptive and accretion rights to acquire 13,245,394 common shares to be sold in the international (in the form of ADSs) and Argentine offerings.

This dilution analysis assumes the exercise of preemptive and accretion rights by our minority shareholders and the sale of all of the shares we are offering in the global offering after completion of the global offering, assuming the international underwriters do not exercise the overallotment option. The following table illustrates this dilution on a per share basis:

	Per common share	Per ADS(1)

	(Ps.)	(US$)
Offering price	233.77	55.00
Net tangible book value per common share/ADS prior to the global offering	169.70	39.93
Increase in net tangible book value per common share/ADS attributable to existing shareholders	5.50	1.29
Net tangible book value per common share/ADS after the global offering	175.20	41.22
Dilution per common share/ADS to new investors(2)	58.57	13.78
% of dilution in book value per common share/ADS to new investors(3)	25.05%	25.05%

(1)    Converted to U.S. dollars at the exchange rate quoted by Central Bank for July 5, 2017 which was Ps.17.0018 per US$1.00.

(2)    Dilution for this purpose represents the difference between the price per common share/ADS paid by the investors in this offering and the shareholders' equity value per common share/ADS immediately after completion of this global offering.

(3)    The calculation of the percentage of dilution to new investors is obtained by dividing dilution of the shareholders' equity value per common share/ADS to new investors by the price per common share/ADS.

A US$1.00 increase (decrease) in the public offering price of US$55.00 (assuming the mid-point of the price range per ADS set forth on the cover page of this prospectus) per ADS would increase (decrease) our pro forma net tangible book value after this offering by approximately US$3.5 million, the pro forma net tangible book value per ADS after this offering by US$0.10 per ADS and the dilution in the pro forma net tangible book value per ADS to investors in this offering by US$1.00 per ADS, assuming the number of common shares and ADSs offered under this offering and the Argentine offering, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated offering expenses payable by us.

Selected consolidated financial and other information

The following table presents our summary consolidated financial data and other information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with, our financial statements included in this prospectus and the notes thereto, and the sections entitled "Presentation of Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.

We prepared our Audited Financial Statements in Pesos and in accordance with IFRS, as issued by the IASB, and the rules of the CNV.

We prepared our Unaudited Interim Financial Statements in Pesos and in accordance with IAS 34, Interim Financial Reporting. Our Unaudited Interim Financial Statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with our Audited Financial Statements.

The summary consolidated statement of comprehensive income and cash flow data for fiscal 2016, fiscal 2015 and fiscal 2014 and the summary consolidated statement of financial position data as of June 30, 2016, 2015, 2014 and 2013 have been derived from our Audited Financial Statements included in this prospectus. Our Audited Financial Statements have been audited by Price Waterhouse & Co. S.R.L., an independent registered public accounting firm whose report is also included herein. The summary consolidated statement of comprehensive income and cash flow data for fiscal 2013 and 2012 and the summary consolidated statement of financial position data as of June 30, 2013 and 2012 was derived from our audited consolidated financial statements for the fiscal years ended June 30, 2013 and 2012 which have been retroactively recast to give effect to the change of measurement basis for our investment properties. These financial statements are not included in this prospectus.

The summary consolidated statement of comprehensive income and cash flow data for the nine-month periods ended March 31, 2017 and 2016 and the summary consolidated statement of financial position data as of March 31, 2017 have been derived from our Unaudited Interim Financial Statements included elsewhere in this prospectus. Our unaudited results of operations for the nine-month period ended March 31, 2017 are not necessarily indicative of the results to be expected for fiscal 2017 or any other future period.

Our previously issued consolidated financial statement as of June 30, 2016 and 2015 for the fiscal years ended June 30, 2016, 2015 and 2014 and the nine-month period ended March 31, 2016 have been retroactively recast to measure our investment properties at fair value as permitted under IAS 40. In the past, we measured the value of our portfolio of investment properties at historical cost. Accordingly, you should not rely on our financial information included in our public filings filed prior to the date of this prospectus for prior fiscal years but refer only to our Audited Financial Statements included in this prospectus.

	For the nine-months period ended March 31, (Unaudited)			For the fiscal year ended June 30, (Recast)
	2017	2017	2016 (Recast)	2016	2016	2015	2014	2013	2012

	(US$)(1)(2)	(Ps.)(1)		(US$)(1)(2)			(Ps.)(1)
	(in thousands, except per share data)(1)
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Income from sales, rents and services	162,056	2,494,037	1,920,673	173,806	2,674,873	1,924,176	1,445,190	1,111,762	937,062
Income from expenses and collective promotion fund	70,700	1,088,070	878,319	76,909	1,183,627	833,905	667,824	525,649	430,375
Operating costs	(86,778)	(1,335,519)	(1,062,627)	(94,880)	(1,460,204)	(1,018,023)	(844,960)	(628,214)	(517,615)

Gross profit	145,977	2,246,588	1,736,365	155,835	2,398,296	1,740,058	1,268,054	1,009,197	849,822
Net gain from fair value adjustments of investment properties	125,342	1,929,009	15,735,114	1,110,617	17,092,403	2,690,556	2,803,023	560,106	533,471
General and administrative expenses	(14,301)	(220,090)	(164,847)	(14,398)	(221,580)	(140,126)	(101,445)	(67,720)	(58,183)
Selling expenses	(10,983)	(169,024)	(116,185)	(10,541)	(162,221)	(117,683)	(76,854)	(60,826)	(43,376)
Other operating results, net	665	10,240	(31,296)	(4,454)	(68,552)	(110,855)	(27,939)	(38,011)	(25,326)

Profit from operations	246,701	3,796,723	17,159,151	1,237,060	19,038,346	4,061,950	3,864,839	1,402,746	1,256,408
Share of profit of associates and joint ventures	12,965	199,526	146,821	13,275	204,299	50,768	59,074	39,213	1,581

Profit from operations before financing and taxation	259,665	3,996,249	17,305,972	1,250,334	19,242,645	4,112,718	3,923,913	1,441,959	1,257,989
Finance income	11,538	177,565	527,358	33,304	512,555	105,138	124,495	55,029	49,561
Finance cost	(44,519)	(685,148)	(2,666,652)	(190,934)	(2,938,476)	(603,883)	(499,901)	(234,264)	(156,361)
Other financial results	8,198	126,164	1,512,024	111,417	1,714,702	47,215	74,730	(12,092)	2,318

Financial results, net	(24,784)	(381,419)	(627,270)	(46,213)	(711,219)	(451,530)	(300,676)	(191,327)	(104,482)
Profit before income tax	234,882	3,614,830	16,678,702	1,204,121	18,531,426	3,661,188	3,623,237	1,250,632	1,153,507
Income tax expense	(75,417)	(1,160,675)	(5,658,584)	(407,985)	(6,278,894)	(1,249,369)	(1,250,843)	(415,152)	(399,738)

Total profit for the period/year	159,464	2,454,155	11,020,118	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Total comprehensive income	159,464	2,454,155	11,020,118	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Attributable to:
Equity holders of the parent	153,252	2,358,541	10,671,149	768,114	11,821,280	2,280,391	2,272,834	822,037	719,369
Non-controlling interest	6,213	95,614	348,969	28,022	431,252	131,428	99,560	13,443	34,400
Profit per common share attributable to equity holders of the parent:
Basic	1.22	18.71	84.68	6.10	93.81	18.10	18.04	6.52	5.71
Diluted	1.22	18.71	84.68	6.10	93.81	18.10	18.04	6.52	5.71
CASH FLOW DATA
Net cash generated from operating activities	120,079	1,848,021	667,325	65,846	1,013,373	1,257,577	921,464	654,706	613,905
Net cash generated from (used in) investing activities	48,098	740,233	(500,482)	(121,154)	(1,864,555)	(414,231)	(517,852)	(447,164)	(259,529)
Net cash (used in) generated from financing activities	(65,526)	(1,008,447)	3,779,542	37,665	579,670	(660,943)	(516,906)	(90,789)	(400,192)
Net increase (decrease) in cash and cash equivalents	102,652	1,579,807	3,946,385	(17,642)	(271,512)	182,403	(113,294)	116,753	(45,816)

(1)     Totals may not sum due to rounding.

(2)     We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

	As of March 31, (Unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(1)(2)	(Ps.)(1)	(US$)(1)(2)			(Ps.)(1)
	(in thousands)(1)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Assets
Non-current assets:
Investment properties	2,223,002	34,211,996	2,094,483	32,234,096	15,388,877	10,296,796	7,252,835	6,494,643
Property, plant and equipment	7,392	113,759	7,688	118,325	120,984	23,552	20,169	17,485
Trading properties	3,118	47,983	3,121	48,029	22,340	9,661	653	4,375
Intangible assets	6,883	105,924	4,363	67,139	69,015	65,754	62,661	62,724
Investment in associates and joint ventures	57,985	892,392	38,841	597,759	328,349	282,151	208,756	112,278
Deferred income tax assets	3,961	60,966	3,363	51,759	56,956	40,326	37,404	23,467
Income tax credit	3	47	16	249	249	578	5,083	4,002
Trade and other receivables	47,056	724,197	31,722	488,198	90,431	85,914	75,910	78,886
Investments in financial assets	6,004	92,403	20,301	312,425	253,546	63,455	99,963	104,993

Total non-current assets	2,355,404	36,249,667	2,203,897	33,917,979	16,330,747	10,868,187	7,763,434	6,902,853
Current assets:
Trading properties	—	—	—	—	3,154	1,214	6,991	4,012
Inventories	1,582	24,341	1,183	18,202	15,347	10,368	9,896	10,394
Restricted asset	3,660	56,323	—	—	—	—	—	—
Derivative financial instruments	524	8,062	—	—	—	1,234	—	—
Income tax credit	483	7,428	22,470	345,815	1,635	123	—	—
Trade and other receivables	99,443	1,530,428	125,675	1,934,134	808,016	937,204	550,762	386,773
Investments in financial assets	65,280	1,004,664	115,161	1,772,323	292,320	216,071	169,174	45,072
Cash and cash equivalents	104,751	1,612,112	2,147	33,049	303,499	116,706	223,385	102,698

Total current assets	275,722	4,243,358	266,636	4,103,523	1,423,971	1,282,920	960,208	548,949
Total assets	2,631,126	40,493,025	2,470,533	38,021,502	17,754,718	12,151,107	8,723,642	7,451,802
Shareholders' equity
Shareholders' equity attributable to IRSA Commercial Properties	1,400,431	21,552,630	1,277,103	19,654,617	8,116,917	6,272,969	4,412,574	3,895,588
Non-controlling interest	58,062	893,579	50,396	775,600	443,500	358,686	262,400	256,645

Total shareholders' equity	1,458,493	22,446,209	1,327,499	20,430,217	8,560,417	6,631,655	4,674,974	4,152,233
Liabilities
Non-current liabilities:
Trade and other payables	22,570	347,349	21,187	326,069	247,812	195,673	190,170	160,208
Borrowings	355,213	5,466,722	342,208	5,266,576	3,322,488	1,046,102	834,814	680,550
Deferred income tax liabilities	700,307	10,777,732	659,537	10,150,280	4,099,803	3,136,600	2,106,621	1,889,193
Provisions	1,216	18,714	1,708	26,286	9,392	22,878	11,730	11,593

Total non-current liabilities	1,079,306	16,610,517	1,024,640	15,769,211	7,679,495	4,401,253	3,143,335	2,741,544
Current liabilities:
Trade and other payables	60,123	925,287	62,634	963,931	802,151	489,811	437,750	361,880
Income tax liabilities	22,326	343,593	7,448	114,624	123,077	56,681	77,683	105,412
Payroll and social security liabilities	6,728	103,549	6,977	107,382	94,693	76,090	26,041	26,171
Derivative financial instruments	—	—	186	2,857	—	14,225	1,732	—
Borrowings	2,244	34,538	40,708	626,492	471,255	479,237	356,028	64,562
Provisions	1,906	29,332	441	6,788	23,630	2,155	6,099	—

Total current liabilities	93,327	1,436,299	118,393	1,822,074	1,514,806	1,118,199	905,333	558,025
Total liabilities	1,172,633	18,046,816	1,143,033	17,591,285	9,194,301	5,519,452	4,048,668	3,299,569
Total shareholders' equity and liabilities	2,631,126	40,493,025	2,470,533	38,021,502	17,754,718	12,151,107	8,723,642	7,451,802

	As of March 31, (Unaudited)		As of the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(1)(2)	(Ps.)(1)
	(except for shares and ratios)		(US$)(2)			(Ps.)(1)
			(except for shares and ratios)
OTHER INFORMATION
Basic net income per ADS	4.86	74.84	24.38	375.24	72.40	72.16	26.08	22.84
Diluted net income per ADS	4.86	74.84	24.38	375.24	72.40	72.16	26.08	22.84
Dividends per share	0.25	3.83	0.15	2.25	3.47	3.23	2.43	2.33
Dividends per ADS	1.00	15.32	0.58	9.00	13.88	12.92	9.72	9.32
Number of shares outstanding		126,014,050		126,014,050	126,014,050	126,014,050	126,014,050	126,014,050
Capital stock (in thousands)	8,188	126,014	8,188	126,014	126,014	126,014	126,014	126,014
Depreciation and amortization (in thousands)	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186
Capital expenditures (in thousands)	10,037	154,470	12,216	188,008	378,782	285,748	222,907	116,411
Working capital (in thousands)	182,395	2,807,059	148,242	2,281,449	(90,835)	164,721	54,875	(9,076)
Ratio of current assets to current liabilities		2.95		2.25	0.94	1.15	1.06	0.98
Ratio of shareholders' equity to total liabilities		1.24		1.16	0.93	1.20	1.15	1.26
Ratio of non-current assets to total assets		0.90		0.89	0.92	0.89	0.89	0.93

(1)     Totals may not sum due to rounding.

(2)    We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

In this prospectus we present EBITDA and Adjusted EBITDA. We define EBITDA as profit for the year or period excluding: (i) interest income; (ii) interest expense; (iii) income tax expense; and (iv) depreciation and amortization. We define Adjusted EBITDA as EBITDA minus (i) total financial results, net other than interest expense, net (mainly foreign exchange differences, net; gains/losses from derivative financial instruments; gains/losses of financial assets and liabilities at fair value through profit or loss; and other financial results, net) and minus (ii) share of profit of associates and joint ventures and minus (iii) unrealized results due to the revaluation of the fair value of investment properties. EBITDA and Adjusted EBITDA are non-IFRS financial measures that do not have standardized meanings prescribed by IFRS. We present EBITDA and Adjusted EBITDA because we believe they provide investors supplemental measures of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses EBITDA and Adjusted EBITDA from time to time, among other measures, for internal planning and performance measurement purposes. EBITDA and Adjusted EBITDA should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit for the relevant period to EBITDA and Adjusted EBITDA for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(2)	(Ps.)	(US$)(2)			(Ps.)
	(in thousands)
Total profit for the period/year	159,464	2,454,155	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Interest income	(9,510)	(146,361)	(6,639)	(102,169)	(69,307)	(60,024)	(36,261)	(12,937)
Interest expense	32,014	492,701	39,798	612,486	329,170	151,092	91,972	69,617
Income tax expense	75,417	1,160,675	407,985	6,278,894	1,249,369	1,250,843	415,152	399,738
Depreciation and amortization	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186

EBITDA (unaudited)	258,763	3,982,360	1,238,771	19,064,687	3,937,943	3,724,041	1,314,498	1,217,373
Unrealized results due to the revaluation of the fair value of our investment properties	(122,756)	(1,889,218)	(1,099,406)	(16,919,860)	(2,559,492)	(2,802,546)	(559,903)	(533,471)

Share of profit of associates and joint ventures	(12,965)	(199,526)	(13,275)	(204,299)	(50,768)	(59,074)	(39,213)	(1,581)
Foreign exchange differences, net	7,492	115,309	117,970	1,815,553	210,162	277,258	105,431	47,848
Gain/loss from derivative financial instruments	(5,581)	(85,891)	(81,116)	(1,248,374)	2,961	(12,514)	2,977	1,050
Fair value gains of financial assets and liabilities at fair value through profit or loss	(2,628)	(40,441)	(30,301)	(466,328)	(50,176)	(62,216)	(877)	(3,368)
Other financial results, net	2,996	46,102	6,501	100,051	28,720	7,080	28,085	2,272
Adjusted EBITDA (unaudited)	125,321	1,928,695	139,144	2,141,430	1,519,350	1,072,029	850,998	730,123
Adjusted EBITDA Margin (unaudited)(1)	77%	77%	80%	80%	79%	74%	77%	78%

(1)     Adjusted EBITDA margin is calculated as Adjusted EBITDA, divided by income from sales, rents and services.

(2)     We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

In addition, we present in this prospectus Net Operating Income or "NOI" which we define as Gross profit from operations minus (i) selling expenses plus (ii) net realized gain on changes in fair value of investment properties and plus (iii) depreciation and amortization. NOI is a non-IFRS financial measure that does not have a standardized meaning prescribed by IFRS. We present NOI because we believe it provides investors a supplemental measure of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses NOI from time to time, among other measures, for internal planning and performance measurement purposes. NOI should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. NOI, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit from operations to NOI for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)(1)	(Ps.)	(US$)(1)			(Ps.)
	(in thousands)
Gross profit for the period/year	145,977	2,246,588	155,835	2,398,296	1,740,058	1,268,054	1,009,197	849,822
Selling expenses	(10,983)	(169,024)	(10,541)	(162,221)	(117,683)	(76,854)	(60,826)	(43,376)
Net realized gain on changes in fair value of investment property	2,586	39,791	11,211	172,543	131,064	477	203	—
Depreciation and amortization	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186

NOI (unaudited)	138,957	2,138,545	157,996	2,431,562	1,770,331	1,201,413	956,729	813,632

(1)     We have translated Peso amounts into U.S. dollars at the seller exchange rate as of March 31, 2017, quoted by the Banco de la Nación Argentina, which was Ps.15.3900 per US$1.00. We make no representation that these Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See "Local Exchange Market and Exchange Rates."

We also present in this prospectus Net Debt, which we define as current borrowings plus (i) non-current borrowings minus (ii) cash and cash equivalents and (iii) current investments in financial assets. Net Debt is a non-IFRS financial measure that does not have a standardized meaning prescribed by IFRS. We present Net Debt because we believe it provides investors a supplemental measure of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses Net Debt from time to time, among other measures, for internal planning and performance measurement purposes. Net Debt should not be construed as an alternative to total debt, as determined in accordance with IFRS. Net Debt, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit from operations to Net Debt for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)			For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)	(Ps.)	(US$)			(Ps.)
	(in thousands)
Current borrowings	2,244	34,538	40,708	626,492	471,255	479,237	356,028	64,562
Non-current borrowings	355,213	5,466,722	342,208	5,266,576	3,322,488	1,046,102	834,814	680,550
Cash and cash equivalents	(104,751)	(1,612,112)	(2,147)	(33,049)	(303,499)	(116,706)	(223,385)	(102,698)
Current investments in financial assets	(65,280)	(1,004,664)	(115,161)	(1,772,323)	(292,320)	(216,071)	(169,174)	(45,072)

Net Debt (unaudited)	187,426	2,884,484	265,608	4,087,696	3,197,924	1,192,562	798,283	597,342

We also present in this prospectus Adjusted Funds From Operations attributable to the controlling interest (or "Adjusted FFO"), which we define as Total profit for the year or period plus (i) depreciation and amortization minus (ii) net gain from fair value adjustments of investment properties minus (iii) total financial results, net excluding Financial interest net (foreign exchange differences net, gain/loss from derivative financial instruments, fair value gains of financial assets and liabilities at fair value through profit or loss, other financial results net), plus (iv) deferred income tax and minus (v) non-controlling interest.

Adjusted FFO is a non-IFRS financial measure that does not have a standardized meaning prescribed by IFRS. Adjusted FFO is not equivalent to our profit for the period as determined under IFRS. Our definition of Adjusted FFO is not consistent and does not comply with the standards established by the White Paper on funds from operations (FFO) approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), as revised in February 2004, or the "White Paper".

We present Adjusted FFO because we believe it provides investors a supplemental measure of our financial performance that may facilitate period-to-period comparisons on a consistent basis. Our management also uses Adjusted FFO from time to time, among other measures, for internal planning and performance measurement purposes. Adjusted FFO should not be construed as an alternative to profit from operations, as an indicator of operating performance or as an alternative to cash flow provided by operating activities, in each case, as determined in accordance with IFRS. Adjusted FFO, as calculated by us, may not be comparable to similarly titled measures reported by other companies. The table below presents a reconciliation of profit from operations to Adjusted FFO for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30, (Recast)
	2017	2017	2016	2016	2015	2014	2013	2012

	(US$)	(Ps.)	(US$)			(Ps.)
	(in thousands)
Total profit for the period/year	159,464	2,454,155	796,136	12,252,532	2,411,819	2,372,394	835,480	753,769
Net gain from fair value adjustments of investment properties	(125,342)	(1,929,009)	(1,110,617)	(17,092,403)	(2,690,556)	(2,803,023)	(560,106)	(533,471)
Depreciation and amortization	1,377	21,190	1,491	22,944	16,892	9,736	8,155	7,186
Foreign exchange differences, net	7,492	115,309	117,970	1,815,553	210,162	277,258	105,431	47,848
Gain/loss from derivative financial instruments	(5,581)	(85,891)	(81,116)	(1,248,374)	2,961	(12,514)	2,977	1,050
Fair value gains of financial assets and liabilities at fair value through profit or loss	(2,628)	(40,441)	(30,301)	(466,328)	(50,176)	(62,216)	(877)	(3,368)
Other financial results, net	2,996	46,102	6,501	100,051	28,720	7,080	28,085	2,272
Deferred income tax	39,741	611,609	393,481	6,055,674	946,573	1,027,057	203,491	202,929
Non-controlling interest(1)	(3,467)	(53,360)	(7,950)	(122,356)	(44,260)	(34,903)	(19,355)	(13,687)

Adjusted FFO (unaudited)	74,052	1,139,664	85,595	1,317,293	832,135	780,869	603,281	464,528

(1)     The non-controlling interest was factored into all the adjustments made to the adjusted FFO.

Management's discussion and analysis of financial condition
and results of operations

The following management's discussion and analysis of financial condition and results of operations should be read in conjunction with our Audited Financial Statements, our Unaudited Interim Financial Statements included in this prospectus, as well as the information presented under "Selected Consolidated Financial and Other Information." This management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks, uncertainties and assumptions, some of which are discussed under "Risk Factors." These forward-looking statements include, among others, those statements including the words "will," "expects," "anticipates," "intends," "believes" and similar language. The actual results may differ materially and adversely from those anticipated in these forward-looking statements as a result of many risk factors, including those set forth elsewhere in this prospectus.

General

We prepare our Audited Financial Statements in Pesos and in accordance with IFRS, as issued by the IASB, and with CNV Rules. We prepared our Unaudited Interim Financial Statements in Pesos and in accordance with IAS 34, Interim Financial Reporting. Our Unaudited Interim Financial Statements do not include all the information and disclosures required in the financial statements for the full fiscal year and should be read in conjunction with our Audited Financial Statements.

Historically, we measured the value of our portfolio of investment properties at cost. Our Board of Directors resolved to change our accounting policy for measuring the value of our investment property from the cost model to the fair value model, as permitted under IAS 40, effective in our financial statements corresponding to the third quarter of the current fiscal year (March 31, 2017). Accordingly, we retroactively recasted our previously issued consolidated financial statements as required by IAS 40 and IAS 8. Consequently, you should not rely on financial information included in our public filings with the SEC or the CNV prior to the date of this prospectus for prior fiscal periods. You should only rely on and refer to our Audited Financial Statements and Unaudited Financial Statements included in this prospectus and our other public filings presented subsequent to the date hereof.

Overview

We own, develop and manage commercial real estate properties, which consist primarily of shopping malls and office buildings throughout Argentina. We are currently the largest owner and operator of shopping malls and one of the largest owners of office buildings and other commercial properties in Argentina in terms of gross leasable area and number of rental properties according to data published by the Argentine Chamber of Shopping Malls.

We own 16 shopping malls of which we manage 15, with an aggregate 340,391 square meters of gross leasable area as of March 31, 2017. In addition to several projects that are currently under development, we have a potential to develop 251,206 square meters of shopping malls, of which 133,206 square meters correspond to expansions of our existing shopping malls, and 118,000 square meters to future developments of our land reserves. Of the 16 shopping malls we own, seven are located in the City of Buenos Aires, two in the Greater Buenos Aires area, and the others in the provinces of Salta, Santa Fé, Mendoza, Córdoba and Neuquén. In addition, we operate La Ribera Shopping in the City of Santa Fé which we own through a joint venture, and own the historic real estate that houses the Patio Olmos shopping mall in the Province of Córdoba, which mall is operated by a third party.

As of March 31, 2017, we owned and managed six office buildings located in the City of Buenos Aires with an aggregate of 77,252 square meters of total gross leasable area and a land reserve with potential for development of an additional 58,400 square meters of office space, in addition to our current projects under development (Catalinas and Polo Dot). Our Offices and Others segment had a 100% occupancy rate as of March 31, 2017. As of March 31, 2017, we also owned other rental properties and land reserves with a total of 122,551 square meters of gross leasable area.

Factors affecting our results of operations

  Effects of Argentine macroeconomic factors

All of our assets are located in Argentina, where we conduct our operations. Therefore, our financial condition and the results of our operations are significantly dependent upon economic conditions prevailing in Argentina. The table below shows Argentina's GDP growth, inflation rates, dollar exchange rates and the appreciation (depreciation) of the Peso against the U.S. dollar for the indicated periods (inter-annual information—which is the 12 month period preceding the dates presented—is presented to conform to our fiscal year periods).

	As of March 31,					Fiscal year ended June 30,
	2017			2016		2016		2015		2014

	(inter-annual data)
GDP growth		2.1%	(4)		0.5%		(3.4)%		1.2%		—
Inflation (IPIM)(1)		19.7%			N/A		26.7%		13.6%		27.7%
Inflation (CPI)		28.5%			26.9%		37.6%		14.0%		15.0%
Depreciation of the Peso against the U.S. dollar(2)		(4.7)%			(72.9)%		(65.9)%		(12.0)%		(50.6)%
Average exchange rate per US$1.00(3)	Ps.	15.3400		Ps.	14.6500	Ps.	14.9900	Ps.	9.0380	Ps.	8.0830

(1)    IPIM is the wholesale price index as measured by the Argentine Ministry of Treasury.

(2)    Depreciation during fiscal year 2016 is mostly due to the devaluation of the Peso that took place on December 17, 2015.

(3)    Represents average of the selling and buying exchange rate.

(4)   Represents GDP variation as of December 31, 2016. Information as of March 31, 2017, has not been published as of the date of this prospectus.

Sources: INDEC, Argentine Ministry of Treasury, Ministry of Treasury of the City of Buenos Aires, and Central Bank.

Argentine GDP decreased 3.4% during our 2016 fiscal year, compared to growth of 1.2% in our fiscal 2015. Shopping mall sales grew 26.2% in the three-months ended March 31, 2017 compared to March 31, 2016. As of December 31, 2016, the unemployment rate was at 7.6% of the country's economically active population compared to 9.3% as of June 30, 2016.

Changes in short- and long-term interest rates, unemployment and inflation may reduce the availability of consumer credit and the purchasing power of individuals who frequent shopping malls. These factors, combined with low GDP growth, may reduce general consumption rates at our shopping malls. Since most of the lease agreements in our shopping malls, our main source of revenue, require tenants to pay a percentage of their total sales as rent, a general reduction in consumption may reduce our revenue. A reduction in the number of shoppers at our shopping malls and, consequently, in the demand for parking, may also reduce our revenues from services rendered.

  Effects of inflation

The following are annual inflation rates during the fiscal years indicated, based on information published by the INDEC, an entity dependent of the Argentine Ministry of Treasury.

	Consumer price index		Wholesale price index

	(inter-annual data)
Fiscal Year ended June 30,
2012	9.9%		12.8%
2013	10.5%		13.5%
2014	15.0%		27.7%
2015	14.0%		13.6%
2016	37.6%	(1)	26.7%
As of March 31, 2017	28.5%		34.5%

(1)    Given the modifications to the system that INDEC uses to measure CPI, there is no data for any price variations from July 1, 2015 to June 30, 2016. For that reason, we present aggregate prices from January 1, 2016 to June 30, 2016, published by INDEC.

Continuing increases in the rate of inflation are likely to have an adverse effect on our operations. Additionally, the minimum lease payments we receive from our shopping mall tenants are generally adjusted in accordance with the CER, an inflation index published by the Central Bank. Although higher inflation rates in Argentina may increase minimum lease payments, given that tenants tend to pass on any increases in their expenses to consumers, higher inflation may lead to an increase in the prices our tenants charge consumers for their products and services, which may ultimately reduce their sales volumes and consequently the portion of rent we receive based on our tenants' gross sales.

For the leases of spaces at our shopping malls we use for most tenants a standard lease agreement, the terms and conditions of which are described below. However, our largest tenants generally negotiate better terms for their respective leases. No assurance can be given that lease terms will be as set forth in the standard lease agreement.

The rent specified in our lease contracts generally is the higher of (i) a monthly Base Rent and (ii) a specified percentage of the store's monthly gross sales, which generally ranges between 4% and 10% of such sales. In addition, pursuant to the rent escalation clause in most of our leases, a tenant's Base Rent generally increases between 21% and 24% on an annual and cumulative basis from the thirteenth (13th) month of effectiveness of the lease. Although many of our lease agreements contain price adjustment provisions, these are not based on an official index nor do they reflect the inflation index. In the event of litigation regarding these adjustment provisions, there can be no assurance that we may be able to enforce such clauses contained in our lease agreements. See "Business—Our Shopping Malls—Principal Terms of our Leases."

An increase in our operating costs caused by higher inflation could have a material adverse effect on us if our tenants are unable to pay higher rent due to the increase in expenses. Moreover, the shopping mall business is affected by consumer spending and by prevailing economic conditions that affect potential customers. All of our shopping malls and commercial properties are located in Argentina, and, as a consequence, their business and that of our tenants could be adversely affected by a recession in Argentina.

Since the INDEC modified its methodology used to calculate the CPI in January 2007, there have been concerns about the accuracy of Argentina's official inflation statistics, which led to the creation of the

IPCNu in February 2014 in order to address the quality of official data. See "Risk Factors—Risks Relating to Argentina—Economic and political instability in Argentina may adversely and materially affect our business, results of operations and financial condition."

  Seasonality

Our business is directly affected by seasonality, influencing the level of our tenants' sales. During Argentine summer holidays (January and February) our tenants' sales typically reach their lowest level, whereas during winter holidays (July) and in Christmas (December) they reach their maximum level. Clothing retailers generally change their collections in spring and autumn, positively affecting our shopping malls' sales. Discount sales at the end of each season are also one of the main seasonal factors affecting our business.

  Effects of interest rate fluctuations

Most of our U.S. dollar-denominated debt accrues interest at a fixed rate. An increase in interest rates will result in a significant increase in our financing costs and may materially affect our financial condition or our results of operations.

  Effects of foreign currency fluctuations

A significant portion of our financial debt is denominated in U.S. dollars. Therefore, a devaluation or depreciation of the Peso against the U.S. dollar would increase our indebtedness measured in Pesos and materially affect our results of operations. Foreign currency exchange rate fluctuations significantly increase the risk of default on our lease receivables. Foreign currency exchange restrictions that may be imposed by the Argentine government could prevent or restrict our access to U.S. dollars, affecting our ability to service our U.S. dollar-denominated liabilities.

Typically real estate transactions in Argentina are negotiated and prices are set in U.S. dollars. Therefore, a devaluation or depreciation of the Peso against the U.S. dollar would increase the value of our real estate properties measured in Pesos and an appreciation of the Peso would have the opposite effect.

During fiscal 2016 and fiscal 2015, the Peso depreciated against the U.S. dollar by approximately 66% and 12%, respectively, which caused an impact on the comparability of our results of operations for the year ended June 30, 2016 to our results of operations for the year ended June 30, 2015, primarily in our revenues from office rentals and our net assets and liabilities denominated in foreign currency. The depreciation of the Peso affected our assets and liabilities denominated in foreign currency, as reflected in "financial results, net" in our consolidated statement of comprehensive income.

As a result of the depreciation of the Peso and the discontinuation of the official exchange rate in December 2015, the seller exchange rate was Ps.9.6880 per US$1.00 on November 30, 2015, Ps.13.0400 per US$1.00 on December 31, 2015 and Ps.15.3900 per US$1.00 on March 31, 2017. See "Local Exchange Market and Exchange Rates."

Factors affecting comparability of our results of operations

  Acquisition of office buildings and land reserves from IRSA

On December 22, 2014, we acquired from IRSA, our controlling shareholder, 83,789 square meters of premium office space including the República Building, the Bouchard 710 building, the Della Paolera 265 building, the Intercontinental Plaza Building, the Suipacha 652 building and the land reserve "Intercontinental II" with potential to develop up to 19,600 square meters, each located in the City of

Buenos Aires. The total purchase price of the transaction was US$308.0 million, which reflected the fair value of the office properties and land reserve and was based on appraisals from independent third-party appraisers.

On May 5, 2015, we sold to an un-related party 8,470 square meters consisting of nine floors of office space, 72 parking units and six storage units in the Intercontinental Plaza Building, for Ps.376.4 million, which generated a profit before tax of Ps.123.7 million. The revenues from these properties represented 4.6% of our income from sales, rents and services provided to our Offices and Others rental properties included in our Offices and Others segment for fiscal 2015.

On September 10, 2015, we sold to a an un-related party 5,963 square meters corresponding to a seven-story office space, 56 parking units and three storage units in the Intercontinental Plaza Building for Ps.324.5 million that resulted in profit before tax of Ps.155.9 million. The revenues from these properties represented 5.1% of our income from sales, rents and services provided to our Offices and Others rental properties included in our Offices and Others segment for the six-month period ended December 31, 2015.

On December 27, 2016, we sold to an un-related party 1,795 square meters corresponding to two floors and 16 parking units in the Intercontinental Plaza Building, for US$6.0 million, which has been fully paid. As of March 31, 2017, we owned 4,774 sq. meters in this building. Additionally, on May 30, 2017, we sold to an unrelated party the third floor of the intercontinental building and 8 parking spaces and a storage unit for US$3 million. We continue to own 4,306 sq. meters in this building.

Contracts for the rental of office buildings and other commercial properties are generally stated in U.S. dollars and in accordance with Argentine law they are not subject to inflation adjustment.

  New shopping malls

During the fiscal years ended June 30, 2016, 2014 and 2013 we maintained the same portfolio of operating shopping malls. During fiscal 2015 we inaugurated two new shopping malls: (i) "Distrito Arcos," located in the neighborhood of Palermo, City of Buenos Aires, in December 2014; and (ii) "Alto Comahue," located in the City of Neuquén, Argentine Patagonian region, in March 2015. During the period from their respective opening dates through June 30, 2015, these two shopping malls generated revenues of Ps.22.9 million and Ps.11.7 million, respectively, which represented in aggregate 1.9% of the total revenues of our Shopping Malls segment for fiscal 2015.

  Fluctuations in the market value of our investment properties as a result of revaluations

Currently, our interests in investment properties are revalued quarterly. Any increase or decrease in the fair value of our investment properties, based on appraisal reports commissioned from independent appraisers, is recorded in our consolidated statement of comprehensive income for the period during which revaluation occurs as a net increase or decrease in the fair value of the properties. The revaluation of our properties may therefore result in significant fluctuations in the results of our operations.

Property values are affected by, among other factors, supply and demand of comparable properties, the rate of economic or GDP growth in Argentina and in particular in the provinces or regions in which our properties are located, any asset enhancement initiatives or improvements undertaken, prevailing interest rates, foreign exchange rates and rates of inflation at the time of the appraisal, and political and economic developments. For example, during the 2016 fiscal year, there was a 65.5% depreciation of the Peso from Ps.9.088 to US$1.00 as of June 30, 2015 to Ps.15.04 to US$1.00 as of June 30, 2016, which had a significant impact on the revaluation of investment properties for fiscal year 2016. Retail property markets have historically been cyclical and future cyclical changes may result in fluctuations in the fair value of our properties and adversely affect our financial condition and results of operations.

Business segment reporting

We must disclose segment information in accordance with IFRS 8, which requires that we report financial and descriptive information about our reportable segments. Operating segments are components of our business about which separate financial information is available that is evaluated regularly by our management in order to allocate resources and assess our operating performance. The discussion below should be read in conjunction with the disclosure provided in Note 6 of our Audited Financial Statements and Note 6 of our Unaudited Interim Financial Statements included elsewhere in this prospectus.

We operate our business through four principal business segments as further described below:

•
"Shopping Malls" includes the operation and development of shopping malls, through which we generate rental income and fees charged for services related to the lease of retail stores and other spaces. Our Shopping Malls segment includes highly diversified, multi-format assets with a particular focus on retailers that cater to middle- to high-income consumers.

•
"Offices and Others" includes the lease of offices and other rental properties and services related to these properties.

•
"Sales and Developments" includes the sales of undeveloped parcels of land and properties, and activities related to the development and maintenance of such properties.

•
"Financial Operations and Others" includes the financing activities developed through our associated company Tarshop S.A., and our residual consumer financing transactions.

The following table sets forth certain operating and financial data by business segment for the periods indicated:

	For the nine-month periods ended March 31,
			For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(unaudited)		(in millions of Ps.)
Shopping Malls
Revenues	2,216.5	1,733.7	2,409.1	1,778.3	1,383.0
Operating Income	3,080.1	16,119.1	17,905.0	2,044.3	3,605.0
EBITDA (unaudited)(1)	3,096.4	16,131.9	17,925.0	2,057.7	3,616.7
Adjusted EBITDA (unaudited)(2)	1,714.6	1,340.0	1,793.3	1,328.5	1,013.9
Net Operating Income (unaudited)(3)	1,927.8	1,486.0	2,033.5	1,513.3	1,159.6
Offices and Others
Revenues	297.2	200.4	284.1	160.1	27.6
Operating income	1,001.2	989.2	1,274.3	1,532.6	202.2
EBITDA (unaudited)(1)	1,063.5	1,010.4	1,299.2	1,541.4	215.3
Adjusted EBITDA (unaudited)(2)	279.2	147.6	238.8	89.5	25.4
Net Operating Income (unaudited)(3)	255.1	173.8	263.5	152.4	25.8
Sales and Developments
Revenues	3.7	1.9	2.7	6.6	51.9
Operating Income	(32.8)	129.9	217.1	544.2	164.1
EBITDA (unaudited)(1)	(32.4)	130.5	217.6	544.2	164.1
Adjusted EBITDA (unaudited)(2)	4.5	131.6	137.6	118.7	51.0
Net Operating Income (unaudited)(3)	27.5	157.5	165.7	132.5	37.6
Financial Operations and Others
Revenues	0.6	0.6	1.0	0.1	0.6
Operating Income	(2.1)	(0.4)	(0.9)	8.5	0.3
EBITDA (unaudited)(1)	(17.9)	(297.2)	(233.9)	(172.8)	(226.7)
Adjusted EBITDA (unaudited)(2)	(2.1)	(0.4)	(0.9)	8.5	0.3
Net Operating Income (unaudited)(3)	(2.1)	(0.4)	(0.9)	(0.3)	0.3

(1)    EBITDA is calculated as profit for the year excluding: (i) Interest income; (ii) Interest expense; (iii) Income tax expense; and (iv) depreciation and amortization. For more information regarding EBITDA, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

(2)    Adjusted EBITDA is calculated as EBITDA minus Total financial results, net excluding Financial interest net (Foreign exchange differences net, Gain/loss from derivative financial instruments, Fair value gains of financial assets and liabilities at fair value through profit or loss, Other financial results net), minus Share of profit of associates and joint ventures and excluding Unrealized results due to the revaluation of the fair value of our investment properties. For more information regarding Adjusted EBITDA, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

(3)    NOI is calculated as Gross profit from operations, less Selling expenses, plus Net realized gain on changes in fair value of investment property and plus Depreciation and amortization. For more information regarding NOI, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

Operating income from our joint ventures Nuevo Puerto Santa Fé S.A. and Quality Invest S.A. are reported under the proportional consolidation method. Under this method, income/loss generated by joint ventures is reported in the Consolidated Statements of Comprehensive Income line-by-line, rather than in a single item as required by IFRS. Management believes that the proportional consolidation method provides more useful information to assess the return of these businesses, because the assets and income or loss generated by consolidated operations are similar to that booked under the equity method. This is because under the proportional consolidation method revenues and expenses are reported separately, instead of offsetting and reporting them as a single item in the Consolidated Statements of Comprehensive Income. Therefore, the proportional consolidation method is used by our chief operating decision maker, or "CODM," to assess and understand the impact on our results of operations of these businesses as a whole.

The operating results of our joint venture Entertainment Holding S.A. is accounted for under the equity method. Management believes that, in this case, the equity method provides more adequate information for this type of investment given that it is not material to our operations and considering this entity does not have any direct trade operations as its only asset consists of our 25% interest in La Rural S.A.

Our CODM evaluates performance of business segments based on segment profit, defined as profit or loss from operations before financing and taxation. The measurement principles for our segment reporting structure are based on the IFRS principles adopted in the preparation of our Audited Financial Statements, except our share of profit or loss of joint ventures as discussed above. Revenue generated and goods and services exchanged between segments are calculated on the basis of market prices. Intercompany transactions between segments, if any, are eliminated.

The following tables present a reconciliation between the total results of operations corresponding to segment information and the results of operations as per our Consolidated Statement of Comprehensive Income. The adjustments are related to the presentation of the results of joint ventures on an equity-accounted basis (as discussed above) under IFRS.

	For the nine months ended March 31, 2017 (unaudited)
	Total segment reporting	Adjustment for expenses and collective promotion fund(1)	Adjustment for share of profit/ loss of joint ventures	Adjustment for inter-segment eliminations	As per statement of comprehensive income

	(in thousands of Ps.)
Revenue	2,517,921	1,088,070	(23,844)	—	3,582,107
Costs	(201,607)	(1,144,929)	11,017	—	(1,335,519)

Gross profit (loss)	2316,314	(56,859)	(12,867)	—	2,246,588
Changes in fair value of investment property	2,112,923	—	(183,914)	—	1,929,009
General and administrative expenses	(222,026)	—	1,936	—	(220,090)
Selling expenses	(170,515)	—	1,491	—	(169,024)
Other operating results, net	9,736	—	504	—	10,240

Profit (loss) from operations	4,046,432	(56,859)	(192,850)	—	3,796,723
Share of profit of associates and joint ventures	75,393	—	124,133	—	199,526

Segment profit (loss) before financing and taxation	4,121,825	(56,859)	(68,717)	—	3,996,249

	For the nine months ended March 31, 2016 (unaudited) (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund(1)	Adjustment for share of profit/ loss of joint ventures	Adjustment for inter-segment eliminations	As per statement of comprehensive income

	(in thousands of Ps.)
Revenue	1,936,563	878,319	(15,890)	—	2,798,992
Costs	(180,955)	(891,044)	9,372	—	(1,062,627)

Gross profit (loss)	1,755,608	(12,725)	(6,518)	—	1,736,365
Changes in fair value of investment property	15,798,543	—	(63,429)	—	15,735,114
General and administrative expenses	(165,321)	—	393	81	(164,847)
Selling expenses	(118,209)	—	2,024	—	(116,185)
Other operating results, net	(32,819)	—	1,604	(81)	(31,296)

Profit (loss) from operations	17,237,802	(12,725)	(65,926)	—	17,159,151
Share of profit (loss) of associates and joint ventures	(9,437)	—	156,258	—	146,821

Segment profit (loss) before financing and taxation	17,228,365	(12,725)	(90,332)	—	17,305,972

	For the fiscal year ended June 30, 2016 (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund(1)	Adjustment for share of profit/ loss of joint ventures	Adjustment for inter-segment eliminations	As per statement of comprehensive income

	(in thousands of Ps.)
Revenue	2,696,911	1,183,627	(22,038)	—	3,858,500
Costs	(268,357)	(1,201,305)	9,458	—	(1,460,204)

Gross profit (loss)	2,428,554	(17,678)	(12,580)	—	2,398,296
Changes in fair value of investment property	17,424,229	—	(331,825)	—	17,092,403
General and administrative expenses	(222,247)	—	667	—	(221,580)
Selling expenses	(164,201)	—	1,980	—	(162,221)
Other operating results, net	(70,782)	—	2,229	—	(68,552)

Profit (loss) from operations	19,395,553	(17,678)	(339,529)	—	19,038,346
Share of profit (loss) of associates and joint ventures	(11,017)	—	215,316	—	204,299

Segment profit (loss) before financing and taxation	19,384,536	(17,678)	(124,213)	—	19,242,645

	For the fiscal year ended June 30, 2015 (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund(1)	Adjustment for share of profit/ loss of joint ventures	Adjustment for inter-segment eliminations	As per statement of comprehensive income

	(in thousands of Ps.)
Revenue	1,945,205	833,905	(21,029)	—	2,758,081
Costs	(175,950)	(847,980)	5,907	—	(1,018,023)

Gross profit (loss)	1,769,255	(14,075)	(15,122)	—	1,740,058
Changes in fair value of investment property	2,731,829	—	(41,273)	—	2,690,556
General and administrative expenses	(140,638)	—	404	108	(140,126)
Selling expenses	(118,963)	—	1,280	—	(117,683)
Other operating results, net	(111,959)	—	1,212	(108)	(110,855)

Profit (loss) from operations	4,129,524	(14,075)	(53,499)	—	4,061,950
Share of profit of associates and joint ventures	16,481	—	34,287	—	50,768

Segment profit (loss) before financing and taxation	4,146,005	(14,075)	(19,212)	—	4,112,718

	For the fiscal year ended June 30, 2014 (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund(1)	Adjustment for share of profit/ loss of joint ventures	Adjustment for inter-segment eliminations	As per statement of comprehensive income

	(in thousands of Ps.)
Revenue	1,463,068	667,824	(17,518)	(360)	2,113,014
Costs	(174,058)	(675,226)	3,964	360	(844,960)

Gross profit (loss)	1,289,010	(7,402)	(13,554)	—	1,268,054
Changes in fair value of investment property	2,893,290	—	(90,267)	—	2,803,023
General and administrative expenses	(101,846)	—	293	108	(101,445)
Selling expenses	(77,985)	—	1,131	—	(76,854)
Other operating results, net	(30,851)	—	3,020	(108)	(27,939)

Profit (loss) from operations	3,971,618	(7,402)	(99,377)	—	3,864,839
Share of profit of associates and joint ventures	(5,526)	—	64,600	—	59,074

Segment profit (loss) before financing and taxation	3,966,092	(7,402)	(34,777)	—	3,923,913

(1)    Our lease agreements require our tenants to contribute to a collective promotion fund, administered by us, that is used for promotional and marketing activities which are undertaken to draw consumer traffic to our shopping malls. Tenants' contributions are generally calculated as a percentage of monthly rent accrued. Revenue so derived is also included under rental income and services segregated from advertising and promotion expenses. Collective promotion charges include common area maintenance expenses for items such as administration, security, operations, maintenance, cleaning and taxes.

Income (loss) from interests in joint ventures

As explained in Note 6 to our Audited Financial Statements, the operating results from our two joint ventures are accounted for using the proportional consolidation method on information by segment. This method presents results from joint ventures line-by-line in our consolidated statement of comprehensive income allocated to the relevant segment and not in a single line as required by IFRS.

The operating results from our joint ventures are allocated to each segment based on the nature of the operations that generate such results. In addition, the information by segment contemplates certain inter-segment operations between related parties that were eliminated from our consolidated statement of comprehensive income but which represent genuine revenues and/or costs of each segment. Such operations mainly include lease of spaces and management fees.

Critical accounting policies and estimates

Our Audited Financial Statements are prepared in accordance with IFRS as issued by the IASB. Note 2 to our Audited Financial Statements describes the most significant accounting policies, including our critical accounting policies, applied in the preparation of our financial statements. The accounting policies applied in the preparation of our Unaudited Interim Financial Statements are consistent with those applied in the preparation of our Audited Financial Statements.

In applying these policies, we are required to make judgements, estimates and assumptions about the carrying amount of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revisions and future periods if the revision affects both current and future periods.

Property appraisals contain a significant level of estimation uncertainty and appraisal of our investment properties is a central component of our business. In estimating fair value of our properties portfolio, we engaged Newmark Grubb Knight Frank, a third party qualified commercial real estate appraisal and consulting firm to perform appraisals of our investment properties. Information about the valuation techniques and inputs used in determining the fair value of our property portfolio is disclosed in Note 2 to our Audited Financial Statements.

Our investment properties comprise shopping malls, office buildings, other rental properties and land reserves. Due to the application of the fair value model in our portfolio of investment properties, the main measurement differences were as follows:

•
The reversal of depreciation expense of investment properties previously recorded in our financial statements under the cost model

•
Recognition of net gain from fair value adjustments of investments properties

•
The reversal of gain from disposal of investment properties

•
Increase in the depreciation expense of property, plant and equipment due to the transfers from investment properties to property, plant and equipment at a re-valued amount

•
Changes in the share of profit and loss of associates and joint ventures resulting from application of the same accounting policy as that issued by us

•
Impact in deferred income tax

In addition, the accounting impacts of the results generated by the application of the fair value model in our portfolio of investment properties were as follows:

•
The impact of fair value measurement of our investment properties on the transition date to IFRS (2011) was recognized in a special reserve not subject to distribution.

•
Subsequent changes (from 2012 to 2016) in the fair value measurement of investment properties are recognized in accumulated retained earnings.

•
Changes in the fair value measurement of investment properties of the current fiscal year 2017 is recognized as a net gain from fair value adjustments of investment properties in the Consolidated Statement of Comprehensive Income and accumulated retained earnings.

The valuation of our portfolio of investment properties was made by independent Newmark Grubb Knight Frank, qualified appraisers with relevant professional qualifications and experience in the segments of the investment properties appraised. Our finance department includes a team that reviews the appraisals received from the independent appraisers for financial reporting purposes, that we refer to as the "review team." At each fiscal year end, the review team: (i) verifies all assumptions relevant to the appraisal and the valuation report; (ii) assesses changes in the property valuations compared to valuations from prior periods; and (iii) confers with the independent appraisers to verify the underlying bases on which the appraisals were undertaken. Our board of directors ultimately approves the fair value calculations for recording into the financial statements.

For appraisal purposes, our investment properties are appraised using either level 2 or level 3 appraisal methodologies, as defined in IFRS 13, in the fair value hierarchy as of June 30, 2016 and March 31, 2017; there were no transfers between levels during the fiscal year or the interim period presented in this prospectus. In the context of property appraisals, a level 1 appraisal method is based on quoted market value for the specified property; level 2 valuations include multiple inputs including directly attributable to the subject property or indirectly included from similar properties; and level 3 valuations rely on unobservable inputs including future projected cash flows, location of the property being appraised, and other factors.

We use different appraisal methods depending on the type of property being appraised. Generally, we determine the fair value of our office buildings and land reserves based on market prices, adjusted as necessary for differences in the nature, location or condition of the specific property. If this information is not available, we may use alternative valuation methods, such as recent prices in less active markets or discounted cash flow projections for the subject property. We determine the fair value of our portfolio of shopping malls based on discounted cash flow projections.

The discounted cash flow projections used to appraise our shopping mall properties were based on significant unobservable inputs including:

•
Future rental cash inflows based on the location, type and quality of the properties and supported by the terms of any existing leases, and considering the estimates of the Argentine GDP and the estimated inflation rate provided by an external appraiser.

•
We assumed all shopping malls will grow consistent with estimated GDP and rates of inflation as published by the Argentine government and the Central Bank.

•
Cash flows from future investments, expansions, or improvements in shopping malls were not considered. This includes future cash flows expected to be provided by projects in development, including the Alto Palermo Shopping expansion, the first phase of Polo Dot and the Catalinas building project.

•
Estimated vacancy rates were based on current and future market conditions and expected lease expirations.

•
Projected cash flows were discounted using our weighted average cost of capital as the discount rate as of each appraisal date.

•
For the terminal value of the property, we considered a perpetuity calculated based on the cash flow of the last year of useful life.

•
The cash flow for concessions was projected through the scheduled termination date of the concession determined based on the terms of the current concession agreement.

Based on the foregoing principles, the fair value of our shopping mall properties (excluding the value of properties held in joint ventures) totaled Ps.27,872 million as of March 31, 2017, Ps.26,425 million as of June 30, 2016, Ps.10,277 million as of June 30, 2015 and Ps.8,941 million as of June 30, 2014.

Higher growth rates (considered in calculating terminal value of the discounted cash flow model) will increase valuations, while higher discount rates will have the opposite effect. All else equal, a 1% increase in growth rates in isolation would increase the value of the property portfolio (including joint ventures at equity value) by Ps.2,097 million as of June 30, 2016 and Ps.2,262 million as of March 31, 2017. A 1% decrease in growth rates would reduce the value of the property portfolio by Ps.1,533 million as of June 30, 2016 and Ps.1,628 million as of March 31, 2017. Similarly, a 1% decrease in discount rates would increase the value of our property portfolio by Ps.5,017 million as of June 30, 2016 and Ps.5,180 million as of March 31, 2017 while a 1% increase in the discount rates would decrease their value by Ps.3,656 million as of June 30, 2016 and Ps.3,762 million as of March 31, 2017. These inputs are inter-related as they are determined by market conditions. Any fluctuation in more than one input would magnify the impact on the valuation of our investment properties. The impact on the valuation will be mitigated by the interrelationship of two inputs in opposite directions, so that, for example, an increase in rent receipts may be offset by an increase in the discount rates used in calculating valuations when applying the discounted cash flow model.

Office properties and undeveloped land were appraised using market comparables. These values are adjusted for differences in key attributes of the property such as location, size of the property and quality of the interior design. The most significant contribution to this comparable market approach is the price per square meter.

The fair value of all of our office buildings and other rental properties and land reserves (excluding the value of properties held in joint ventures) totaled Ps.4,816 million as of March 31, 2017, Ps.4,446 million as of June 30, 2016, Ps.4,008 million as of June 30, 2015 and Ps.506 million as of June 30, 2014.

It can be difficult to reliably determine the fair value of a property under development. In order to assess whether the fair value of such a property can be determined reliably, our management considered the following factors, among others:

•
The provisions of the construction contract.
•
The level of progress in construction of the project.
•
Whether the project/property is standard (typical for the market) or customized for a specific use.
•
The level of reliability of cash inflows after completion.
•
The development risk specific to the property.
•
Past experience with similar developments.
•
Status of required construction permits for any planned development of the subject property.

All these factors were taken into account in order to consider the future cash flows of projects under development. Otherwise, we evaluate the projects under development as the sum of the fair value of the land and the capital expenditures invested in the project as of each reporting date.

We have applied these valuation methodologies consistently for all of the periods presented.

Results of operations for the nine months in the period ended March 31, 2017 and 2016

  Revenues

	Nine months ended March 31, 2017 (unaudited)
	Income statement(2)	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	3,203.4	(1,005.5)	18.6	2,216.5
Offices and Others	374.6	(82.6)	5.2	297.2
Sales and Developments	3.7	—	—	3.7
Financial Operations and Others	0.6	—	—	0.6

Total revenues	3,582.1	(1,088.1)	23.9	2,517.9

(1)    See Note 6 to our Unaudited Interim Financial Statements.

(2)    Includes Ps.2,494.0 million in revenues from sales, leases and services and Ps.1,088.1 million in income from Expenses and Collective Promotion Fund.

	Nine months ended March 31, 2016 (unaudited)
	Income statement(1)(2)	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,541.2	(821.8)	14.3	1,733.7
Offices and Others	255.3	(56.5)	1.6	200.4
Sales and Developments	1.9	—	—	1.9
Financial Operations and Others	0.6	—	—	0.6

Total revenues	2,799.0	(878.3)	15.9	1,936.6

(1)    See Note 6 to our Unaudited Interim Financial Statements.

(2)    Includes Ps.1,920.7 million in revenues from sales, leases and services and Ps.878.3 million in income from Expenses and Collective Promotion Fund.

In the nine months ended March 31, 2017, revenues from sales, leases and services, increased 28.0%, from Ps.2,799.0 million in the nine months ended March 31, 2016 to Ps.3,582.1 million. The increase in revenues from sales, leases and services during the period in fiscal 2017 was driven by (i) the increase in our shopping mall tenants' retail sales that resulted in higher rent collections as our leases provide that rent be the higher of a monthly Base Rent and a specified percentage (that generally ranges between 4% and 10%) of the tenant's monthly gross sales and (ii) the increase in rent receipts from our Offices and Others Segment, which because our rents are set in U.S. dollars per square meter, and given depreciation of the Peso against the U.S. dollar during the period, results in higher rents as measured in Pesos.

Income from the expenses and collective promotion fund increased 23.9%, from Ps.878.3 million (Ps.821.8 million of which were generated by the Shopping Malls segment and Ps.56.5 million by the Offices and Others segment) during the nine months ended March 31, 2016 to Ps.1,088.1 million (Ps.1,005.5 million of which were generated by the Shopping Malls segment and Ps.82.6 million by the Offices and Others segment) during the nine months ended March 31, 2017.

In addition, revenues from joint ventures increased 50.3%, from Ps.15.9 million (Ps.14.3 million were generated by the Shopping Malls segment and Ps.1.6 million by the Offices and Others segment) during the nine months ended March 31, 2016 to Ps.23.9 million (Ps.18.6 million of which were generated by the Shopping Malls segment and Ps.5.2 million by the Offices and Others segment) during the nine months ended March 31, 2017.

Based on the information by segment, revenues increased 30.0%, from Ps.1,936.6 million during the nine months ended March 31, 2016 to Ps.2,517.9 million during the nine months ended March 31, 2017. This increase was attributable to: (i) a Ps.482.8 million increase in revenues from the Shopping Malls segment (Ps.4.3 million of which was attributable to results from our joint ventures); (ii) a Ps.96.8 million increase in the revenues from the Offices and Others segment (Ps.3.6 million of which was attributable to results from our joint ventures); and (iii) a Ps.1.8 million increase in revenues from the Sales and Developments segment.

•
Shopping malls.  Revenues from the Shopping Malls segment increased 27.8%, from Ps.1,733.7 million during the nine months ended March 31, 2016 to Ps.2,216.5 million during the nine months ended March 31, 2017, mainly attributable to: (i) a Ps.297.2 million increase in revenues from fixed and variable leases as a result of a 19.9% increase in total gross sales of our shopping mall tenants, from Ps.20,968.7 million during the nine months ended March 31, 2016 to Ps.25,133.2 million during the nine months ended March 31, 2017; (ii) a Ps.108.2 million increase in revenues from commissions; and (iii) a Ps.47.1 million increase in revenues from tenant admission payments, among other items.

•
Offices and others.  Revenues from the Offices and Others segment increased Ps.96.8 million, from Ps.200.4 million during the nine months ended March 31, 2016 to Ps.297.2 million during the nine months ended March 31, 2017. This variation mainly resulted from the depreciation of the Peso against the U.S. dollar during the period, which because most of our office leases are denominated in U.S. dollars, results in higher rent collections as measured in Pesos. This result was partially offset by lower revenues from this segment as a result of the sale of certain office space during the period.

•
Sales and developments.  Revenues from Sales and Developments increased Ps.1.8 million, from Ps.1.9 million during the nine months ended March 31, 2016 to Ps.3.7 million in the comparable period in 2017. This increase was primarily due to sales of units in the Condominios II and Beruti project during the period.

•
Financial operations and others.  Revenues from Financial Operations and Others remained stable during the nine months ended March 31, 2017 at Ps.0.6 million, in line with the nine months ended March 31, 2016.

  Costs

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(1,230.5)	1,062.2	(4.0)	(172.3)
Offices and Others	(96.6)	82.7	(7.0)	(20.9)
Sales and Developments	(8.4)	—	—	(8.4)
Financial Operations and Others	—	—	—	—

Total costs	(1,335.5)	1,144.9	(11.0)	(201.6)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(995.6)	834.6	(3.4)	(164.5)
Offices and Others	(62.4)	56.5	(6.0)	(11.8)
Sales and Developments	(4.6)	—	—	(4.6)
Financial Operations and Others	—	—	—	—

Total costs	(1,062.6)	891.0	(9.4)	(181.0)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

Total costs increased 25.7%, from Ps.1,062.6 million in the nine months ended March 31, 2016 to Ps.1,335.5 million in the comparable period in fiscal 2017. Total costs as a percentage of total revenues was 38.0% in the nine months ended March 31, 2016 compared to 37.3% in the comparable period in 2017.

Costs from the Expenses and Collective Promotion Fund increased 28.5%, from Ps.891.0 million in the nine months ended March 31, 2016 to Ps.1,144.9 million in the comparable period in 2017. The variation was mainly due to: a 27.3% increase in Expenses and Collective Promotion Fund costs generated by the Shopping Malls segment, from Ps.834.6 million in the nine months ended March 31, 2016 to Ps.1,062.2 million in the comparable period in 2017, as a result of: (i) an increase of Ps.108.8 million in maintenance, security, repairs and related expenses; (ii) an increase of Ps.71.1 million in salaries, social security charges and other personnel expenses; and (iii) an increase of Ps.27.7 million in taxes, rates and contributions, and other expenses. In addition, the variation is related to a Ps.26.2 million increase in expenses from the Offices and Others segment, from Ps.56.5 million during the nine months ended March 31, 2016 to Ps.82.7 million during the nine months ended March 31, 2017, mainly due to: (i) an increase of Ps.18.9 million in maintenance, security, repairs and related expenses; and (ii) an increase of Ps.5.1 million in salaries, social security charges and other personnel expenses.

Costs from our joint ventures increased 17.6%, from Ps.9.4 million (Ps.3.4 million of which was attributable to the Shopping Malls segment and Ps.6.0 million to the Offices and Others segment) in the nine months ended March 31, 2016 to Ps.11.0 million (Ps.4.0 million of which was attributable to the Shopping Malls segment and Ps.7.0 million to the Offices and Others segment) in the comparable period in 2017.

Based on the information by segment, costs increased 11.4%, from Ps.181.0 million during the nine months ended March 31, 2016 to Ps.201.6 million during the nine months ended March 31, 2017. Total costs as a percentage of total revenues based on the information by segments decreased from 9.3% during the nine months ended March 31, 2016 to 8.0% during the nine months ended March 31, 2017.

•
Shopping malls.  Costs increased from Ps.164.5 million during the nine months ended March 31, 2016 to Ps.172.3 million during the comparable period in 2017, mainly due to: (i) an increase of Ps.3.3 million in fees and compensation for services and (ii) a Ps.3.4 million increase in amortization expense. Costs attributable to the Shopping Malls segment as a percentage of revenues from this segment, decreased from 9.5% during the nine months ended March 31, 2016 to 7.8% during the nine months ended March 31, 2017.

•
Offices and others.  Costs of the Offices and Others segment increased 77.2%, from Ps.11.8 million during the nine months ended March 31, 2016 to Ps.20.9 million in the comparable period in 2017, mainly due to (i) a Ps.3.4 million increase in taxes, rates and contributions; (ii) a Ps.3.0 million increase in amortization expense; and (iii) an increase of Ps.3.4 million in maintenance, repair and service expenses. Costs of the Offices and Others segment as a percentage of revenues from this segment, increased from 5.9% to 7.0% in the nine months ended March 31, 2017.

•
Sales and developments.  Costs attributable to the Sales and Developments segment increased 82.3%, from Ps.4.6 million during the nine months ended March 31, 2016 to Ps.8.4 million in the comparable period in 2017, generated principally by the Ps.3.5 million in expenses incurred in procuring the authorizations required for construction of the Abasto tower. The costs of this segment as a percentage of the revenues from this segment, increased from 247.8% in the nine-months ended March 31, 2016 to 228.1% in the nine-months ended March 31, 2017.

•
Financial operations and others.  Costs of the Financial Operations and Others segment were stable in comparison to the comparable period in fiscal 2016.

  Gross profit

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	1,972.9	56.7	14.6	2,044.2
Offices and Others	278.0	0.1	(1.8)	276.3
Sales and Developments	(4.7)	—	—	(4.7)
Financial Operations and Others	0.5	—	—	0.5

Total gross profit	2,246.6	56.9	12.9	2,316.3

(1)    See Note 6 to our Unaudited Interim Financial Statements.

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	1,545.6	12.7	10.9	1,569.2
Offices and Others	192.9	—	(4.4)	188.6
Sales and Developments	(2.7)	—	—	(2.7)
Financial Operations and Others	0.6	—	—	0.6

Total costs	1,736.4	12.7	6.5	1,755.6

(1)    See Note 6 to our Unaudited Interim Financial Statements.

Gross profit increased 29.4%, from Ps.1,736.4 million during the nine months ended 2016 to Ps.2,246.6 million in the comparable period in 2017. Total consolidated gross profit, as a percentage of total revenues, was relatively stable at 62.0% in the nine months ended March 31, 2016 compared to 62.7% as of March 31, 2017.

Gross profit from the Expenses and Collective Promotion Fund increased 346.8%, from Ps.12.7 million in the nine months ended March 31, 2016 to Ps.56.9 million during the nine months ended March 31, 2017.

In addition, gross profit from joint ventures increased 97.4%, from Ps.6.5 million during the nine months ended March 31, 2016 to Ps.12.9 million in the comparable period in 2017, attributable to our joint ventures in the Shopping Malls segment.

Based on the information by segment, total gross profit increased 31.9%, from Ps.1,755.6 million during the nine months ended March 31, 2016 to Ps.2,316.3 million during the nine months ended March 31, 2017. Total gross profit as a percentage of revenues increased from 90.7% in the nine months ended March 31, 2016 to 92.0% during the comparable period in 2017.

•
Shopping malls.  Gross profit increased 30.3%, from Ps.1,569.2 million in the nine months ended March 31, 2016 to Ps.2,044.2 million during the comparable period in 2017, mainly as a result of an increase in total sales of our tenants which resulted in higher rent receipts. Gross profit from our Shopping Malls segment as a percentage of revenues for the segment increased from 90.5% in the nine months ended March 31, 2016 to 92.2% during the comparable period in 2017.

•
Offices and others.  Gross profit increased 46.5%, from Ps.188.6 million during the nine months ended March 31, 2016 to Ps.276.3 million during the nine months ended March 31, 2017. Gross profit from the Offices and Others segment as a percentage of revenues from this segment decreased from 94.1% in the nine months ended March 31, 2016 to 93.0% during the nine months ended March 31, 2017.

•
Sales and developments.  Gross profit from the Sales and Developments segment decreased Ps.2.0 million, from a loss of Ps.2.7 million during the nine months ended March 31, 2016 to a loss of Ps.4.7 million in the nine months ended March 31, 2017. This decrease mainly resulted from higher maintenance, repair and service expenses. Gross profit from the Sales and Developments segment as a percentage of revenues from this segment increased from (147.8%) during the nine months ended March 31, 2016 to 128.1% during the nine months ended March 31, 2017, mainly as a result of higher revenues from this segment against costs as explained above.

•
Financial operations and others.  Gross profit from Financial Operations and Others was generally stable, decreasing from Ps.0.6 million to Ps.0.5 million in the nine months ended March 31, in 2017.

  Changes in fair value of investment property

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	1,369.8	—	12.0	1,381.8
Offices and Others	556.3	—	171.9	728.2
Sales and Developments	3.0	—	—	3.0
Financial Operations and Others	—	—	—	—

Total changes in fair value of investment property	1,929.0	—	183.9	2,112.9

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	14,777.5	—	14.4	14,791.9
Offices and Others	795.8	—	48.7	844.4
Sales and Developments	162.2	—	—	162.2
Financial Operations and Others	—	—	—	—

Total changes in fair value of investment property	15,735.1	—	63.4	15,798.5

Net gains from fair value adjustments of our combined portfolio of investment properties for the nine months ended March 31, 2017 were Ps.2,112.9 million (Ps.1,381.8 million from Shopping Malls; Ps.728.2 million from Offices and Others; and Ps.3.0 million from Sales and Developments), representing a net increase of 6.1% (5.5% for Shopping Malls, 8.3% for Offices and Others, and 7.8% for Sales and Developments) compared to appraised values recorded at the beginning of the fiscal year. The significant increase in the Peso values of our properties was primarily a consequence of: (i) a slight decrease of 31 basis points in the discount rate used when applying the discounted cash flows appraisal methodology that increased the value of our investment properties, which was driven mainly by macroeconomic improvements leading to a decrease in the cost of capital; and (ii) from March 2016 to March 2017 the Peso depreciated nearly 5% against the U.S. dollar (from Ps.14.65 per US$1.00 to Ps.15.34 per US$1.00) and because the value of our investment properties is denominated in U.S. dollars given that real estate market transactions in Argentina are largely carried out in such currency, the value of our investment properties as measured in Pesos increased in the period. In addition the significant change of Ps.15,798.5 million from June 2015 to March 2016, was mainly attributable to a 62.1% depreciation of the Peso against the U.S dollar (from Ps.9.04 per US$1.00 to Ps.14.65 per US$1.00).

We maintained the same portfolio of shopping malls during the nine months ended March 31, 2017 as during the comparable period in 2016. Overall, the values of our shopping mall properties increased 10.5% during the nine months ended March 31, 2017 largely due to a decrease in our cost of capital and the impact of the depreciation of the Peso against the dollar during the period.

The value of our office buildings increased 9.2% during the nine months ended March 31, 2017 largely as a result of the impact of the depreciation of the Peso and highter rental rates for our properties. In addition, we recorded a gain on disposal of office properties of Ps.41.6 million during the nine months ended March 31, 2017 compared to Ps.172.5 million in the comparable period in 2016, due to the sale of leasable offices and parking spaces at several buildings.

  Administrative expenses

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(177.4)	—	(1.5)	(178.9)
Offices and Others	(22.0)	—	(0.4)	(22.4)
Sales and Developments	(20.7)	—	—	(20.7)
Financial Operations and Others	—	—	—	—

Total administrative expenses	(220.1)	—	(1.9)	(222.0)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(122.1)	—	(0.3)	(122.4)
Offices and Others	(16.9)	—	(0.1)	(17.0)
Sales and Developments	(25.9)	—	—	(25.9)
Financial Operations and Others	—	—	—	—

Total administrative expenses	(164.8)	—	(0.4)	(165.3)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

Administrative expenses increased 33.5%, from Ps.164.8 million during the nine months ended March 31, 2016 to Ps.220.1 million during the comparable period in 2017. Total administrative expenses as a percentage of revenues increased slightly from 5.9% to 6.1% during the period in fiscal 2017.

Administrative expenses from our joint ventures increased from Ps.0.4 million (Ps.0.3 million attributable to the Shopping Malls segment and Ps.0.1 million to the Offices and Others segment) during the nine months ended March 31, 2016 to Ps.1.9 million (Ps.1.5 million allocated to the Shopping Malls segment and Ps.0.4 million to the Offices and Others segment) during the nine months ended March 31, 2017.

Based on the information by segment, administrative expenses increased 34.3%, from Ps.165.3 million during the nine months ended March 31, 2016 to Ps.222.0 million during the comparable period in 2017, mainly as a result of: (i) a Ps.56.5 million increase in administrative expenses of our Shopping Malls segment; and (ii) a Ps.5.4 million increase in administrative expenses of our Offices and Others segment; partially offset by (iii) a Ps.5.2 million decrease in administrative expenses of our Sales and Developments segment. Administrative expenses as a percentage of total revenues increased from 8.5% to 8.8% during the period in fiscal 2017.

•
Shopping malls.  Administrative expenses attributable to our Shopping Malls segment increased 46.1%, from Ps.122.4 million during the nine months ended March 31, 2016 to Ps.178.9 million during the comparable period in 2017, mainly due to: (i) an increase of Ps.32.5 million in salaries, social security charges and other personnel expenses; (ii) an increase of Ps.10.3 million in fees and compensation for services; and (iii) a Ps.10.1 million increase in director's fees paid. Administrative expenses of the Shopping Malls segment as a percentage of revenues increased from 7.1% to 8.1% during the period in fiscal 2017.

•
Offices and others.  Administrative expenses of the Offices and Others segment increased Ps.5.4 million, from Ps.17.0 million during the nine months ended March 31, 2016 to Ps.22.4 million during the comparable period in 2017, mainly as a result of: (i) an increase of Ps.3.5 million in salaries, social security charges and other personnel expenses; and (ii) a Ps.1.9 million increase in fees and compensation for services. Administrative expenses of the Offices and Others segment as a percentage of revenues from this segment decreased from 8.5% to 7.5% during the period in fiscal 2017.

•
Sales and developments.  Administrative expenses of the Sales and Developments segment decreased by Ps.5.2 million, from Ps.25.9 million during the nine months ended March 31, 2016 to Ps.20.7 million during the comparable period in 2017, mainly as a result of: (i) an increase of Ps.3.9 million in directors' fees paid; and (ii) an increase of Ps.1.0 million in fees and compensation for services.

  Selling expenses

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(131.4)	—	(1.2)	(132.6)
Offices and Others	(27.0)	—	(0.3)	(27.3)
Sales and Developments	(8.0)	—	—	(8.0)
Financial Operations and Others	(2.6)	—	—	(2.6)

Total selling expenses	(169.0)	—	(1.5)	(170.5)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(94.1)	—	(1.9)	(96.0)
Offices and Others	(17.5)	—	(0.1)	(17.6)
Sales and Developments	(3.6)	—	—	(3.6)
Financial Operations and Others	(1.0)	—	—	(1.0)

Total selling expenses	(116.2)	—	(2.0)	(118.2)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

Selling expenses increased 45.4%, from Ps.116.2 million during the nine months ended March 31, 2016 to Ps.169.0 million during the comparable period in 2017. Selling expenses as a percentage of total revenues increased from 4.2% to 4.7% during the period in fiscal 2017.

Selling expenses from our joint ventures decreased Ps.0.5 million, from Ps.2.0 million during the nine months ended March 31, 2016 (Ps.1.9 million of which was attributable to the Shopping Malls segment and Ps.0.1 million to the Offices and Others segment) to Ps.1.5 million during the comparable period in 2017 (Ps.1.2 million of which was attributable to the Shopping Malls segment and Ps.0.3 million to the Offices and Others segment).

Based on the information by segment, selling expenses increased 44.2%, from Ps.118.2 million during the nine months ended March 31, 2016 to Ps.170.5 million during the comparable period in 2017. This increase was mainly attributable to: (i) a Ps.36.6 million increase in selling expenses of the Shopping Malls segment; (ii) higher selling expenses of Ps.9.7 million from the Offices and Others segment; (iii) a Ps.4.4 million increase in selling expenses from the Financial Operations and Others segment; and (iv) a Ps.1.6 million increase in selling expenses from the Sales and Developments segment. Selling expenses as a percentage of total revenues increased from 6.1% to 6.8% during the period.

•
Shopping malls.  Selling expenses increased 38.1%, from Ps.96.0 million during the nine months ended March 31, 2016 to Ps.132.6 million during the nine months ended March 31, 2017, mainly as a result of: (i) a Ps.14.4 million increase in taxes, rates and contributions, mainly as a result of higher turnover taxes; and (ii) a Ps.12.0 million increase in publicity and advertising expenses. Selling expenses as a percentage of revenues from the Shopping Malls segment increased from 5.5% during the nine months ended March 31, 2016 to 6.0% during the nine months ended March 31, 2017.

•
Offices and others.  Selling expenses from the Offices and Others segment increased Ps.9.7 million, from Ps.17.6 million during the nine months ended March 31, 2016 to Ps.27.3 million during the nine months ended March 31, 2017, mainly as a result of: (i) a Ps.6.5 million increase in loan loss charge; and (ii) a Ps.2.3 million increase in taxes, rates and contributions, mainly generated by higher turnover taxes. Selling expenses from the Offices and Others segment as a percentage of revenues from the segment increased from 8.8% during the nine months ended March 31, 2016 to 9.2% during the nine months ended March 31, 2017.

•
Sales and developments.  Selling expenses from the Sales and Developments segment increased Ps.4.4 million, from Ps.3.6 million during the nine months ended March 31, 2016 to Ps.8.0 million during the nine months ended March 31, 2017, mainly due to an increase in turnover taxes during the period in 2017 compared to the comparable period in 2016.

•
Financial operations and others.  Selling expenses from the Financial Operations and Others segment increased Ps.1.6 million, from Ps.1.0 million during the nine months ended March 31, 2016 to Ps.2.6 million during the nine months ended March 31, 2017, mainly as a result of increased loan losses related to consumer financing operations.

  Other operating results, net

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(33.3)	—	(1.0)	(34.4)
Offices and Others	45.7	—	0.6	46.4
Sales and Developments	(2.2)	—	(0.1)	(2.3)
Financial Operations and Others	—	—	—	—

Total other operating results, net	10.2	—	(0.5)	9.7

(1)    See Note 6 to our Unaudited Interim Financial Statements.

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(22.3)	—	(1.3)	(23.6)
Offices and Others	(9)	—	(0.2)	(9.2)
Sales and Developments	—	—	—	—
Financial Operations and Others	—	—	—	—

Total other operating results, net	(31.3)	—	(1.6)	(32.8)

(1)    See Note 6 to our Unaudited Interim Financial Statements.

Other operating results, net was a loss of Ps.31.3 million during the nine months ended March 31, 2016 compared to a gain of Ps.10.2 million during the nine months ended March 31, 2017. Total other operating results, net as a percentage of total revenues declined from 1.1% during the nine months ended March 31, 2016 to 0.3% during the nine months ended March 31, 2017.

The total loss from our joint ventures decreased Ps.1.1 million, from Ps.1.6 million (Ps.1.3 million of which was attributable to the Shopping Malls segment, and Ps.0.2 million to the Offices and Others segment) during the nine months ended March 31, 2016 to Ps.0.5 million (including a loss of Ps.1.0 million attributable to the Shopping Malls segment, a loss of Ps.0.1 million to the Sales and Developments segment, and a gain of Ps.0.6 million to the Offices and Others segment) during the nine months ended March 31, 2017.

Taking into account our interest in joint ventures, other operating results, net increased from a loss of Ps.32.8 million during the nine months ended March 31, 2016 to a gain of Ps.9.7 million during the nine months ended March 31, 2017, mainly as a result of a Ps.55.7 million gain from the Offices and Others segment that was offset in part by a loss of Ps.10.7 million in the Shopping Malls segment. Total other operating results, net as a percentage of revenues decreased from 1.7% during the nine months ended March 31, 2016 to 0.4% during the nine months ended March 31, 2017.

•
Shopping malls.  Other operating results, net from the Shopping Malls segment decreased 45.5%, from a loss of Ps.23.6 million during the nine months ended March 31, 2016 to a loss of Ps.34.3 million during the nine months ended March 31, 2017, mainly as a result of a higher charge for lawsuits and contingencies of Ps.13.1 million. Other operating results, net as a percentage of revenues from this segment increased from 1.4% during the nine months ended March 31, 2016 to 1.5% during the nine months ended March 31, 2017.

•
Offices and others.  Other operating results, net from the Offices and Others segment increased from a loss of Ps.9.2 million during the nine months ended March 31, 2016 to a gain of Ps.46.4 million during the nine months ended March 31, 2017, attributable to the revaluation effect of our ownership stake in Entertainment Holding S.A. prior to our business integration. Other operating results, net as a percentage of revenues from this segment increased from 4.6% during the nine months ended March 31, 2016 to 15.6% during the nine months ended March 31, 2017.

•
Sales and developments.  Other operating results, net from the Sales and Developments segment were generally stable during the period in fiscal 2017 compared to the comparable period in 2016.

  Operating income

	Nine months ended March 31, 2017 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	3,000.6	56.7	22.9	3,080.1
Offices and Others	831.0	0.1	170.0	1,001.2
Sales and Developments	(32.6)	—	—	(32.8)
Financial Operations and Others	(2.1)	—	—	(2.1)

Total operating income	3,796.7	56.9	192.9	4,046.4

(1)    See Note 6 to our Unaudited Interim Financial Statements.

	Nine months ended March 31, 2016 (unaudited)
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	16,084.3	12.7	22.0	16,119.1
Offices and Others	945.3	—	43.9	989.2
Sales and Developments	129.9	—	—	129.9
Financial Operations and Others	(0.4)	—	—	(0.4)

Total operating income	17,159.2	12.7	65.9	17,237.8

(1)    See Note 6 to our Unaudited Interim Financial Statements.

Total operating income decreased 77.9%, from Ps.17,159.2 million during the nine months ended March 31, 2016 to Ps.3,796.7 million during the nine months ended March 31, 2017. Total operating income as a percentage of total revenues decreased from 613.0% during the nine months ended March 31, 2016 to 106.0% during the nine months ended March 31, 2017.

Operating income from our joint ventures increased 192.5%, from Ps.65.9 million (Ps.43.9 million attributable to the Offices and Others segment and Ps.22.0 million to the Shopping Malls segment) during the nine months ended March 31, 2016 to Ps.192.9 million (with a gain of Ps.170.0 million attributable to the Offices and Others segment and Ps.22.9 million to the Shopping Malls segment) during the nine months ended March 31, 2017.

Based on information by segment, our operating income decreased 76.5%, from Ps.17,237.8 million during the nine months ended March 31, 2016 to Ps.4,046.4 million during the nine months ended March 31, 2017, mainly as a result of: (i) a decrease of Ps.13,038.9 million in operating income from the Shopping Malls segment; (ii) a decrease of Ps.12.0 million in operating income from the Offices and Others segment; (iii) a decrease of Ps.162.8 million in operating income from the Sales and Developments segment; and (iv) a decrease of Ps.1.7 million in operating income from the Financial Operations and Others segment. Operating income as a percentage of total revenues decreased from 890.1% during the nine months ended March 31, 2016 to 160.7% during the nine months ended March 31, 2017.

•
Shopping malls.  Operating income from the Shopping Malls segment decreased 80.9%, from Ps.16,119.1 million during the nine months ended March 31, 2016 to Ps.3,080.1 million during the nine months ended March 31, 2017. Operating income from the Shopping Malls segment as a percentage of revenues from this segment decreased from 929.9% during the nine months ended March 31, 2016 to 139.0% during the nine months ended March 31, 2017.

•
Offices and others.  Operating income from the Offices and Others segment increased Ps.12.0 million, from Ps.989.2 million during the nine months ended March 31, 2016 to Ps.1,001.2 million during the nine months ended March 31, 2017. Operating income from the Offices and Others segment, as a percentage of revenues from this segment, decreased 493.6% during the nine months ended March 31, 2016 to 336.8% during the nine months ended March 31, 2017.

•
Sales and developments.  Operating income from the Sales and Developments segment decreased Ps.162.7 million, from a gain of Ps.129.9 million during the nine months ended March 31, 2016 to a loss of Ps.32.8 million during the nine months ended March 31, 2017.

•
Financial operations and others.  Operating income from the Financial Operations and Others segment decreased from a loss of Ps.0.4 million during the nine months ended March 31, 2016 to a loss of Ps.2.1 million during the nine months ended March 31, 2017.

  Share of profit (loss) of associates and joint ventures

Share of profit of associates and joint ventures increased Ps.52.7 million, from a profit of Ps.146.8 million during the nine months ended March 31, 2016 (of which a gain of Ps.57.5 million was attributable to the Shopping Malls segment, a gain of Ps.117.1 million to the Offices and Others segment, and a loss of Ps.27.8 million to Financial Operations and Others) to Ps.199.5 million during the nine months ended March 31, 2017 (of which a gain of Ps.16.1 million was attributable to the Shopping Malls segment, a gain of Ps.164.2 million to Offices and Others mostly due to the results of a gain from our investment in Quality Invest that resulted from changes in the fair value of its main asset Nobleza Piccardo, and from a gain of Ps.19.2 million in Financial Operations and Others).

•
Offices and others.  The share of profit of associates and joint ventures increased Ps.37.7 million from profit of Ps.18.4 million during the nine months ended March 31, 2016 to profit of Ps.56.2 million during the nine months ended March 31, 2017, mainly generated by our interest in La Rural S.A.

•
Financial operations and others.  The share of profit of associates and joint ventures from the Financial Operations and Others segment increased Ps.47.1 million, from a loss of Ps.27.8 million during the nine months ended March 31, 2016 to a gain of Ps.19.2 million during the nine months ended March 31, 2017, mainly generated by a higher profit from our investment in Tarshop S.A.

  Financial results, net

Financial results, net increased 39.2%, from a loss of Ps.627.3 million during the nine months ended March 31, 2016 to a loss of Ps.381.4 million during the nine months ended March 31, 2017.

Financial revenues decreased Ps.349.8 million, from Ps.527.4 million during the nine months ended March 31, 2016 to Ps.177.6 million during the nine months ended March 31, 2017, mainly as a result of a Ps.432.8 million decrease in foreign exchange gain as a result of a reduction of outstanding foreign currency loans, partially offset by a Ps.74.1 million increase in interest income for the nine months ended March 31, 2017 as a result of the credit line that we and our subsidiaries issued to IRSA and its subsidiaries as borrowers. This line of credit was paid during the quarter ended March 31, 2017 and as of such date the total amount outstanding under this line was US$0.23 million. See "Related Party Transactions."

Financial expenses decreased 74.3%, from Ps.2,666.7 million in the nine months ended March 31, 2016 to Ps.685.1 million during the nine months ended March 31, 2017, mainly as a result of a Ps.2,043.9 million decrease in foreign exchange losses due to the 4% depreciation of the Peso during the period compared to the 36% depreciation of the Peso during the comparable period in fiscal 2016.

Other financial results decreased Ps.1,385.9 million from a gain of Ps.1,512.0 million during the nine months ended March 31, 2016 to a gain of Ps.126.2 million during the nine months ended March 31, 2017, mainly as a result of: (i) a Ps.1,165.5 million decrease in results generated by derivatives instruments; and (ii) a decrease in gains recognized from the valuation of financial assets at fair value of Ps.233.3 million, mainly related to our investment in Avenida.

  Income tax

Income tax decreased 79.5%, from Ps.5,658.6 million during the nine months ended March 31, 2016 to Ps.1,160.7 million during the nine months ended March 31, 2017, due to lower pre-tax income during the period in fiscal 2017. Profit before income tax includes Uruguayan-source income, which is not taxed. Profit before income tax at the prevailing tax rate does not include such Uruguayan-sourced income.

In determining income tax charge, we apply the deferred tax method, recognizing the temporary differences between the book value, the valuation of assets and liabilities for tax purposes and the application of tax loss carry forwards. For this reason, the amount recorded as income tax reflects not only the amount payable but also the recognition of the tax on the taxable income as booked. Excluding the accounting effect attributable to application of the deferred tax method, the amount of tax payable for the nine months period ended March 31, 2017 is Ps.549.1 million.

  Net income

As a result of the factors described above, net income for nine months ended March 31, 2017 decreased 77.7%, from Ps.11,020.1 million during the nine months ended March 31, 2016 to Ps.2,454.2 million. Income attributable to our parent company's shareholders decreased 77.9%, from Ps.10,671.1 million during the nine months ended March 31, 2016 to Ps.2.358,5 million during the nine months ended March 31, 2017. Income attributable to non-controlling interest decreased 72.6%, from Ps.349.0 million during the nine months ended March 31, 2017 to Ps.95.6 million during the nine months ended March 31, 2016.

Results of operations for the fiscal years ended June 30, 2016 and 2015

  Revenues

	Fiscal year 2016
	Income statement(2)	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	3,490.5	(1,101.3)	19.9	2,409.1
Offices and Others	364.3	(82.4)	2.2	284.1
Sales and Developments	2.7	—	—	2.7
Financial Operations and Others	1.0	—	—	1.0

Total revenues	3,858.5	(1,183.6)	22.0	2,696.9

(1)    See Note 6 to our Audited Financial Statements.

(2)    Includes Ps.2,674.9 million in revenues from sales, leases and services and Ps.1,183.6 million in income from the Expenses and Collective Promotion Fund.

	Fiscal year 2015
	Income statement(1)(2)	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,570.8	(805.6)	13.1	1,778.3
Offices and Others	180.4	(28.3)	8.0	160.1
Sales and Developments	6.6	—	—	6.6
Financial Operations and Others	0.1	—	—	0.1

Total revenues	2,758.1	(833.9)	21.0	1,945.2

(1)    See Note 6 to our Audited Financial Statements.

(2)    Includes Ps.1,924.2 million in revenues from sales, leases and services and Ps.833.9 million in income from the Expenses and Collective Promotion Fund.

Total revenues from sales, leases and services increased 39.9%, from Ps.2,758.1 million during fiscal year 2015 to Ps.3,858.5 million during fiscal year 2016. This increase in revenues during fiscal 2016 was driven primarily by (i) the increase in sales by our shopping mall tenants which was mainly explained by an increase in consumption and in inflation rates that generated higher rent collections based on our tenant's monthly gross sales (ranging between 4% and 10% of such sales); (ii) higher rent collections as measured in Pesos from our Offices and Others segment which are set in U.S. dollars per square meter, and which are higher when the Peso depreciates against the U.S. dollar as occurred during fiscal 2016; and (iii) the effect of the acquisition of certain office properties from IRSA in December 2016 which affected the entire fiscal year in 2016 compared to only six months of such results during fiscal 2015.

Revenues from the Expenses and Collective Promotion Fund increased 41.9%, from Ps.833.9 million (Ps.805.6 million of which was generated by the Shopping Malls segment and Ps.28.3 million by the Offices and Others segment) during fiscal year 2015 to Ps.1,183.6 million (Ps.1,101.3 million of which was generated by the Shopping Malls segment and Ps.82.4 million by the Offices and Others segment) during fiscal year 2016.

Revenues from our joint ventures increased 4.8%, from Ps.21.0 million (Ps.13.1 million of which was generated by the Shopping Malls segment and Ps.8.0 million by the Offices and Others segment) during fiscal year 2015 to Ps.22.0 million (Ps.19.9 million of which was generated by the Shopping Malls segment and Ps.2.2 million by the Offices and Others segment) during fiscal year 2016.

Based on the information by segment, revenues increased 38.6%, from Ps.1,945.2 million during fiscal year 2015 to Ps.2,696.9 million during fiscal year 2016. This increase was mainly attributable to: (i) a Ps.630.8 million increase in revenues from the Shopping Malls segment; (ii) a Ps.124.0 million increase in the revenues from the Offices and Others segment; and (iii) an increase of Ps.0.9 million in revenues from the Financial Operations and Others segment; partially offset by (iv) a Ps.3.9 million decrease in revenues from the Sales and Developments segment.

•
Shopping malls.  Revenues from the Shopping Malls segment increased 35.5%, from Ps.1,778.3 million during fiscal year 2015 to Ps.2,409.1 million during fiscal year 2016, mainly attributable to: (i) a Ps.471.4 million increase in revenues from fixed and variable lease payments as a result of a 34.4% increase in our tenants' gross sales, from Ps.21,508.7 million during fiscal year 2015 to Ps.28,904.9 million during fiscal year 2016; (ii) a Ps.50.9 million increase in revenues from admission rights; (iii) a Ps.41.3 million increase in revenues from parking charges; and (iv) a Ps.36.5 million increase in revenues from commissions, among other items.

•
Offices and others.  Revenues from the Offices and Others segment increased Ps.124.0 million, from Ps.160.1 million in fiscal year 2015 to Ps.284.1 million in fiscal year 2016. This variation mainly results from revenues generated by the offices acquired in December 2014 from IRSA. See "—Factors Affecting Our Results of Operations." Because this acquisition was completed in December 2014, only six months of revenues from these office properties were registered during fiscal year 2015, compared to the entire year of revenues in fiscal year 2016.

•
Sales and developments.  Revenues from the Sales and Developments segment often change significantly from period to period due to the non-recurrence of different sale transactions carried out by us. Revenues from the Sales and Developments segment decreased Ps.3.9 million, from Ps.6.6 million during fiscal year 2015 to Ps.2.7 million during fiscal year 2016 mainly due to a decline in the sales of units in the Condominios I and II project during fiscal year 2016.

•
Financial operations and others.  Revenues from the Financial Operations and Others segment increased from Ps.0.1 million during fiscal year 2015 to Ps.1.0 million during fiscal year 2016.

  Costs

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(1,366.3)	1,118.9	(2.9)	(250.3)
Offices and Others	(88.1)	82.4	(6.6)	(12.3)
Sales and Developments	(5.7)	—	—	(5.7)
Financial Operations and Others	(0.1)	—	—	(0.1)

Total costs	(1,460.2)	1,201.3	(9.5)	(268.4)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(983.2)	819.7	(2.1)	(165.6)
Offices and Others	(29.8)	28.3	(3.8)	(5.3)
Sales and Developments	(4.9)	—	—	(4.9)
Financial Operations and Others	(0.1)	—	—	(0.1)

Total costs	(1,018.0)	848.0	(5.9)	(176.0)

(1)    See Note 6 to our Audited Financial Statements.

Total costs increased 43.4%, from Ps.1,018.0 million during fiscal year 2015 to Ps.1,460.2 million during fiscal year 2016. Total costs as a percentage of total revenues was 36.9% during fiscal year 2015 compared to 37.8% during fiscal year 2016.

Costs from the Expenses and Collective Promotion Fund increased 41.7%, from Ps.848.0 million during fiscal year 2015 to Ps.1,201.3 million during fiscal year 2016, mainly due to (a) an increase in the Expenses and Collective Promotion Fund generated by the Shopping Malls segment, which increased 36.5%, from Ps.819.7 million during fiscal year 2015 to Ps.1,118.9 million during fiscal year 2016, as a result of: (i) an increase in publicity and advertising expenses of Ps.111.7 million; (ii) an increase of Ps.103.1 million in salaries, social security charges and other personnel expenses; and (iii) an increase of Ps.100.8 million in maintenance, security, repairs and related expenses; and (b) a Ps.54.1 million increase in expenses resulting from the Offices and Others segment, from Ps.28.3 million during fiscal year 2015 to Ps.82.4 million during fiscal year 2016, mainly due to costs associated with our acquisition of certain office buildings from IRSA in December 2014.

Costs from our joint ventures increased 61.0%, from Ps.5.9 million (Ps.2.1 million of which was attributable to the Shopping Malls segment and Ps.3.8 million to the Offices and Others segment) during fiscal year 2015 to Ps.9.5 million (Ps.2.9 million of which was attributable to the Shopping Malls segment and Ps.6.6 million to the Offices and Others segment) during fiscal year 2016.

Based on the information by segment, costs increased 52.5%, from Ps.176.0 million during fiscal year 2015 to Ps.268.4 million during fiscal year 2016. Total costs as a percentage of total revenues pursuant to the information by segments increased from 9.0% during fiscal year 2015 to 10.0% during fiscal year 2016.

•
Shopping malls.  Costs attributable to the Shopping Malls segment increased from Ps.165.6 million during fiscal year 2015 to Ps.250.3 million during fiscal year 2016, mainly as a result of: (i) higher costs resulting from the deficit in the Expenses and Collective Promotion Fund of our Shopping Malls of Ps.59.1 million; (ii) an increase of Ps.9.7 million in maintenance, security, cleaning, repairs and related expenses (mainly due to an increase in security and cleaning expenses and utility rates); and (iii) an increase of Ps.9.2 million in salaries, social security charges and other personnel expenses. Costs attributable to the Shopping Malls segment, as a percentage of revenues from this segment, decreased 9.3% during fiscal year 2015 to 10.4% during fiscal year 2016.

•
Offices and others.  Costs of the Offices and Others segment increased Ps.6.9 million, from Ps.5.3 million during fiscal year 2015 to Ps.12.3 million during fiscal year 2016, mainly due to an increase of Ps 4.6 million in leases and expenses. The costs of the Offices and Others segment, as a percentage of revenues from this segment, increased from 3.3% during fiscal year 2015 to 4.3% during fiscal year 2016.

•
Sales and developments.  The costs of the Sales and Developments segment did not experience significant changes during fiscal 2016, increasing to Ps.5.7 million from Ps.4.9 million during fiscal year 2015. The costs of the Sales and Developments segment, as a percentage of the revenues from this segment increased from 74.8% during 2015 to 213.5% during fiscal year 2016.

•
Financial operations and others.  The costs of the Financial Operations and Others segment were generally unchanged during the fiscal year 2016 as compared to fiscal year 2015.

  Gross profit

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,124.2	17.7	17.0	2,158.8
Offices and Others	276.2	—	(4.4)	271.9
Sales and Developments	(3.0)	—	—	(3.0)
Financial Operations and Others	0.9	—	—	0.9

Total gross profit	2,398.3	17.7	12.6	2,428.60

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	1,587.6	14.1	11.0	1,612.7
Offices and Others	150.6	—	4.2	154.8
Sales and Developments	1.7	—	—	1.7
Financial Operations and Others	0.1	—	—	0.1

Total gross profit	1,740.1	14.1	15.1	1,769.3

(1)    See Note 6 to our Audited Financial Statements.

Gross profit, as per the consolidated statement of comprehensive income, increased 37.8%, from Ps.1,740.1 million during fiscal year 2015 to Ps.2,398.3 million during fiscal year 2016. Total consolidated gross profit, as a percentage of total revenues, decreased slightly from 63.1% during fiscal year 2015 to 62.2% during fiscal year 2016.

Gross profit from the Expenses and Collective Promotion Fund increased 25.6%, from Ps.14.1 million (attributable to the Shopping Malls segment) during fiscal year 2015 to Ps.17.7 million (attributable to the Shopping Malls segment) during fiscal year 2016.

Gross profit from joint ventures decreased 16.8%, from Ps.15.1 million (of which Ps.11.0 million was attributable to the Shopping Malls segment and Ps.4.2 million to the Offices and Others segment) during fiscal year 2015 to Ps.12.6 million (of which a gain of Ps.17.0 million was attributable to our Shopping Malls segment and a loss of Ps.4.4 million to the Offices and Others segment) during fiscal year 2016.

Based on the information by segment, gross profit increased 37.3%, from Ps.1,769.3 million during fiscal year 2015 to Ps.2,428.6 million during fiscal year 2016. Total gross profit as a percentage of revenues decreased from 97.0% during fiscal year 2015 to 91.0% during fiscal year 2016.

•
Shopping malls.  Gross profit from the Shopping Malls segment increased 33.9%, from Ps.1,612.7 million during fiscal year 2015 to Ps.2,158.8 million for fiscal year 2016, mainly as a result of an increase in total gross sales of our tenants that generated higher rental payments under our lease agreements. Gross profit from our Shopping Malls segment as a percentage of revenues for the segment experienced a slight decrease from 90.7% during fiscal year 2015 to 89.6% during fiscal year 2016.

•
Offices and others.  Gross profit from the Offices and Others segment increased 75.7%, from Ps.154.8 million during fiscal year 2015 to Ps.271.9 million during fiscal year 2016. Gross profit from the Offices and Others segment as a percentage of revenues from this segment decreased from 96.7% during fiscal year 2015 to 95.7% during fiscal year 2016.

•
Sales and developments.  Gross profit from the Sales and Developments segment decreased Ps.4.7 million, from a profit of Ps.1.7 million during fiscal year 2015 to a loss of Ps.3.0 million during fiscal year 2016. This decrease mainly resulted from lower revenue from sales of the units in Condominios I and II in Rosario during fiscal year 2016 compared to fiscal year 2015.

•
Financial operations and others.  Gross profit from the Financial Operations and Others segment increased from Ps.0.1 million during fiscal year 2015 to Ps.0.9 million during fiscal year 2016.

  Changes in fair value of investment property

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	16,048.7	—	83.0	16,131.7
Offices and Others	791.2	—	248.8	1,040.0
Sales and Developments	252.6	—	—	252.6
Financial Operations and Others	—	—	—	—

Total changes in fair value of investment property	17,092.4	—	331.8	17,424.2

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	729.0	—	0.1	729.1
Offices and Others	1,404.9	—	41.3	1,446.1
Sales and Developments	556.6	—	—	556.6
Financial Operations and Others	—	—	—	—

Total changes in the value of investment property	2,690.5	—	41.3	2,731.8

Net gain from fair value adjustments of our combined portfolio of investment properties for fiscal year 2016 was Ps.17,424.2 million (Ps.16,131.7 million for Shopping Malls; Ps.1,040.0 million for Offices and Others; and Ps.252.6 million for Sales and Developments), representing a net increase in value of our investment properties of 537.8% (153.6% for Shopping Malls; 27.1% for Offices and Others; and 22.8% for Sales and Developments) from fiscal year 2015. The significant increase in the value of our investment properties as measured in Pesos was primarily due to: (i) a 364 basis points decrease in the discount rate applied in calculating the discounted cash flows appraisal method to appraise our properties that resulted in increases in value, which was driven mainly by macroeconomic improvements and lower cost for Argentina to raise capital after the presidential elections held in October 2015 and the agreement with holdout bondholders reached in April 2016; and (ii) in the period from the end of June 2015 to the end of June 2016 (our fiscal year) the Peso depreciated more than 65% against the U.S. dollar (from Ps.9.04 to US$1.00 to Ps.14.99 to US$1.00) and as the value of our investment properties is booked in U.S. dollars per accepted practice in the Argentine real estate, the result was a substantial increase in the value of our properties as measured in Pesos.

We maintained the same portfolio of shopping malls during fiscal years 2016 and 2015. Overall, the appraised values of our shopping mall properties increased 157.1% during fiscal 2016 largely due to rental value growth and the impact of the depreciation of the Peso.

The appraised value of our office buildings increased 13.5% in fiscal 2016 as compared to fiscal 2015, largely as a result of the impact of the depreciation of the Peso and rental value growth during the period. In addition, we realized a profit of Ps.172.6 million on disposal of office properties in fiscal 2016 as compared to Ps.131.1 million in fiscal 2015.

  Administrative expenses

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(178.3)	—	(0.4)	—	(178.6)
Offices and Others	(23.0)	—	(0.3)	—	(23.3)
Sales and Developments	(20.3)	—	—	—	(20.3)
Financial Operations and Others	—	—	—	—	—

Total administrative expenses	(221.6)	—	(0.7)	—	(222.2)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(136.0)	—	(0.2)	—	(136.2)
Offices and Others	(4.2)	—	(0.2)	(0.1)	(4.5)
Sales and Developments	—	—	—	—	—
Financial Operations and Others	—	—	—	—	—

Total administrative expenses	(140.1)	—	(0.4)	(0.1)	(140.6)

(1)    See Note 6 to our Audited Financial Statements.

Administrative expenses increased 58.1%, from Ps.140.1 million during fiscal year 2015 to Ps.221.6 million during fiscal year 2016. Total administrative expenses as a percentage of revenues increased from 5.1% during fiscal year 2015 to 5.7% during fiscal year 2016.

Administrative expenses attributable to our joint ventures increased from Ps.0.4 million (Ps.0.2 million of which was attributable to the Shopping Malls segment and Ps.0.2 million to the Offices and Others segment) during fiscal year 2015 to Ps.0.7 million (Ps.0.4 million of which was attributable to the Shopping Malls segment and Ps.0.3 million to the Offices and Others segment) during fiscal year 2016.

Based on the information by segment, administrative expenses increased 58.0%, from Ps.140.6 million during fiscal year 2015 to Ps.222.2 million during fiscal year 2016, mainly as a result of: (i) a Ps.42.5 million increase in administrative expenses of our Shopping Malls segment; (ii) a Ps.20.3 million increase in administrative expenses of our Sales and Developments segment; and (iii) a Ps.18.8 million increase in administrative expenses of our Offices and Others segment. Administrative expenses as a percentage of total revenues increased from 7.2% during fiscal year 2015 to 8.2% during fiscal year 2016.

•
Shopping malls.  Administrative expenses attributable to our Shopping Malls segment increased 31.2%, from Ps.136.2 million during fiscal year 2015 to Ps.178.6 million during fiscal year 2016, mainly due to: (i) an increase of Ps.21.3 million in salaries, social security charges and other personnel expenses; (ii) a Ps.12.6 million increase in director's fees; (iii) an increase of Ps.5.2 million in fees and compensation for services; (iv) an increase of Ps.1.4 million in bank expenses; and (v) a Ps.1.2 million increase in depreciation and amortization expenses. Administrative expenses of the Shopping Malls segment as a percentage of revenues from this segment decreased from 7.7% during fiscal year 2015 to 7.4% during fiscal year 2016.

•
Offices and others.  Administrative expenses of the Offices and Others segment increased Ps.18.8 million, from Ps.4.5 million during fiscal year 2015 to Ps.23.3 million during fiscal year 2016, mainly as a result of: (i) a Ps.10.3 million increase in directors' fees; (ii) a Ps.2.5 million increase in fees and compensation for services; and (iii) an increase of Ps.2.4 million in salaries, social security charges and other personnel expenses. Administrative expenses of the Offices and Others segment as a percentage of revenues from this segment increased from 2.8% during fiscal year 2015 to 8.2% during fiscal year 2016.

•
Sales and developments.  Administrative expenses of the Sales and Developments segment increased Ps.20.3 million mainly as a result of: (i) an increase of Ps.10.7 million in directors' fees; (ii) an increase of Ps.5.3 million in salaries, social security charges and other personnel expenses; and (iii) an increase of Ps.2.4 million in fees and compensation for services.

  Selling expenses

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(143.5)	—	(1.8)	(145.3)
Offices and Others	(12.6)	—	(0.2)	(12.8)
Sales and Developments	(4.3)	—	—	(4.3)
Financial Operations and Others	(1.8)	—	—	(1.8)

Total selling expenses	(162.2)	—	(2.0)	(164.2)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(112.0)	—	(0.8)	(112.8)
Offices and Others	(5.0)	—	(0.5)	(5.5)
Sales and Developments	(0.3)	—	—	(0.3)
Financial Operations and Others	(0.4)	—	—	(0.4)

Total selling expenses	(117.7)	—	(1.3)	(119.0)

(1)    See Note 6 to our Audited Financial Statements.

Selling expenses increased 37.8%, from Ps.117.7 million during fiscal year 2015 to Ps.162.2 million during fiscal year 2016. Selling expenses as a percentage of total revenues was 4.3% during fiscal year 2015 and 4.2% during fiscal year 2016.

Selling expenses from our joint ventures showed a slight increase, from Ps.1.3 million during fiscal year 2015 (Ps.0.8 million of which was attributable to the Shopping Malls segment and Ps.0.5 million to the Offices and Others segment) to Ps.2.0 million during fiscal year 2016 (Ps.1.8 million of which was attributable to the Shopping Malls segment and Ps.0.2 million to the Offices and Others segment).

Based on the information by segment, total selling expenses increased 38.0%, from Ps.119.0 million during fiscal year 2015 to Ps.164.2 million during fiscal year 2016. This increase was mainly attributable to: (i) a Ps.32.5 million increase in selling expenses of the Shopping Malls segment; (ii) an increase of Ps.7.3 million in selling expenses in the Offices and Others segment; (iii) a Ps.4.0 million increase in selling expenses from the Sales and Developments segment; and (iv) an increase of Ps.1.5 million in selling expenses in the Financial Operations and Others segment. Selling expenses as a percentage of total revenues remained steady at 6.1% in both fiscal years.

•
Shopping malls.  Selling expenses from the Shopping Malls segment increased 28.8%, from Ps.112.8 million during fiscal year 2015 to Ps.145.3 million during fiscal year 2016, mainly as a result of: (i) an increase of Ps.29.7 million in taxes, rates and contributions, mainly generated by higher turnover taxes; (ii) a Ps.3.2 million increase in salaries, social security charges and other personnel expenses; (iii) a Ps.2.5 million increase in publicity and advertising expenses; partially offset by (iv) a decline of Ps.3.1 million in allowance for doubtful accounts; and (v) partially offset by a Ps.1.0 million decrease in fees and compensation for services. Selling expenses as a percentage of revenues from the Shopping Malls segment decreased from 6.3% during fiscal year 2015 to 6.0% during fiscal year 2016.

•
Offices and others.  Selling expenses from the Offices and Others segment increased Ps.7.3 million, from Ps.5.5 million during fiscal year 2015 to Ps.12.8 million during fiscal year 2016, mainly as a result of: (i) a Ps.2.3 million increase in taxes, rates and contributions, mainly generated by higher turnover taxes; (ii) a Ps.2.0 million increase in salaries, social security charges and other personnel expenses; and (iii) an increase of Ps.1.8 million in loan losses charges. Selling expenses from the Offices and Others segment as a percentage of the revenues from such segment increased from 3.4% during fiscal year 2015 to 4.5% during fiscal year 2016.

•
Sales and developments.  Selling expenses from our Sales and Developments segment increased Ps.4.0 million, from Ps.0.3 million during fiscal year 2015 to Ps.4.3 million during fiscal year 2016, mainly due to an increase in overheads during fiscal year 2016, as compared to fiscal year 2015.

•
Financial operations and others.  Selling expenses from the Financial Operations and Others segment increased Ps.1.5 million, from Ps.0.4 million during fiscal year 2015 to Ps.1.8 million during fiscal year 2016, mainly as a result of increased loan losses related to the residual consumer financing operations.

  Other operating results, net

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(59.9)	—	(1.7)	—	(61.6)
Offices and Others	(1.0)	—	(0.4)	—	(1.4)
Sales and Developments	(7.6)	—	(0.2)	—	(7.8)
Financial Operations and Others	—	—	—	—	—

Total other operating results, net	(68.6)	—	(2.2)	—	(70.8)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(47.4)	—	(1.2)	—	(48.6)
Offices and Others	(58.3)	—	(0.1)	0.1	(58.3)
Sales and Developments	(13,8)	—	—	—	(13,8)
Financial Operations and Others	8.8	—	—	—	8.8

Total other operating results, net	(110.9)	—	(1.2)	0.1	(112.0)

(1)    See Note 6 to our Audited Financial Statements.

Other operating results, net was a lower loss of Ps.68.6 million during fiscal year 2016 from a loss of Ps.110.9 million during fiscal year 2015. Total other operating results, net as a percentage of total revenues decreased from 4.0% during fiscal year 2015 to 1.8% during fiscal year 2016.

The total loss from our joint ventures increased Ps.1.0 million, from Ps.1.2 million (Ps.1.2 million of which was attributable to the Shopping Malls segment and Ps.0.1 million to the Offices and Others segment) during fiscal year 2015 to Ps.2.2 million (Ps.1.7 million of which was attributable to the Shopping Malls segment, Ps.0.4 million to the Offices and Others segment and Ps.0.2 million to the Sales and Developments segment) during fiscal year 2016.

Based on the information by segment, other operating results, net decreased from a loss of Ps.112.0 million during fiscal year 2015 to a loss of Ps.70.8 million during fiscal year 2016, mainly as a result of a lower loss from the Offices and Others segment of Ps.57.0 million. Total other operating results, net as a percentage of revenues decreased from 5.8% during fiscal year 2015 to 2.6% during fiscal year 2016.

•
Shopping malls.  Other operating results, net from the Shopping Malls segment increased 26.7%, from a loss of Ps.48.6 million during fiscal year 2015 to a loss of Ps.61.6 million during fiscal year 2016, mainly as a result of: (i) a lower charge for lawsuits and contingencies of Ps.8.1 million, partially offset by (ii) an increase in donations of Ps.2.9 million, among other factors. Other operating results, net as a percentage of revenues from this segment decreased from 2.7% during fiscal year 2015 to 2.6% during fiscal year 2016.

•
Offices and others.  Other operating results, net from the Offices and Others segment improved from a loss of Ps.58.3 million during fiscal year 2015 to a loss of Ps.1.4 million during fiscal year 2016, attributable to non-recurring notarial and stamp taxes related to the acquisition of certain office properties from IRSA during fiscal year 2015 compared to no such expense during fiscal year 2016. Other operating results, net as a percentage of revenues from this segment decreased from 36.4% during fiscal year 2015 to 0.5% during fiscal year 2016.

•
Sales and developments.  Other operating results, net from the Sales and Developments segment did not experience significant changes during fiscal 2016.

•
Financial operations and others.  Other operating results, net from the Financial Operations and Others segment decreased by Ps.8.8 million, mainly as a result of a non-recurring gain from the sale of a portion of our interest in Avenida during fiscal year 2015.

  Operating income

	Fiscal year 2016
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	17,791.2	17.7	96.1	17,905.0
Offices and Others	1,030.8	—	243.5	1,274.3
Sales and Developments	217.3	—	(0.2)	217.1
Financial Operations and Others	(0.9)	—	—	(0.9)

Total operating income	19,038.3	17.7	339.5	19,395.6

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,021.4	14.1	8.8	2,044.3
Offices and Others	1,487.9	—	44.7	1,532.6
Sales and Developments	544.2	—	—	544.2
Financial Operations and Others	8.5	—	—	8.5

Total operating income	4,062.0	14.1	53.5	4,129.5

(1)    See Note 6 to our Audited Financial Statements.

Total operating income increased Ps.14,976.4 million, from Ps.4,062.0 million during fiscal year 2015 to Ps.19,038.3 million during fiscal year 2016. Total operating income as a percentage of total revenues increased from 147.3% during fiscal year 2015 to 493.4% during fiscal year 2016.

Operating income from our joint ventures increased 534.6%, from Ps.53.5 million (Ps.44.7 million was attributable to the Offices and Others segment and Ps.8.8 million to the Shopping Malls segment) during fiscal year 2015 to Ps.339.5 million (with a gain of Ps.243.5 million being attributable to the Offices and Others segment, Ps.96.1 million to the Shopping Malls segment, and a loss of Ps.0.2 million to the Sales and Developments segment) during fiscal year 2016.

Based on the information by segment, operating income increased 369.7%, from Ps.4,129.5 million during fiscal year 2015 to Ps.19,395.6 million during fiscal year 2016, mainly as a result of an increase in operating income from the Shopping Malls segment of Ps.15,874.6 million; offset by lower operating income as a result of: (i) a decrease in operating income from Ps.258.2 million from the Offices and Others segment; (ii) a Ps.341.0 million decrease in operating income from the Sales and Developments segment; and (iii) a decrease in operating income from the Financial Operations and Others segment of Ps.9.4 million. Total operating income as a percentage of total revenues increased from 212.3% during fiscal year 2015 to 719.2% during fiscal year 2016.

•
Shopping malls.  Operating income from the Shopping Malls segment increased 775.8%, from Ps.2,044.3 million during fiscal year 2015 to Ps.17,905.0 million during fiscal year 2016. Operating income from the Shopping Malls segment as a percentage of revenues from this segment increased from 115.0% during fiscal year 2015 to 743.2% during fiscal year 2016.

•
Offices and others.  Operating income from the Offices and Others segment decreased Ps.258.2 million, from Ps.1,532.6 million during fiscal year 2015 to Ps.1,274.3 million during fiscal year 2016. Operating income from the Offices and Others segment, as a percentage of the revenues from this segment, decreased from 957.1% during fiscal year 2015 to 448.5% during fiscal year 2016.

•
Sales and developments.  Operating income from the Sales and Developments segment decreased Ps.327.0 million, from Ps.544.2 million during fiscal year 2015 to Ps.217.1 million during fiscal year 2016.

•
Financial operations and others.  Operating income from the Financial Operations and Others segment declined from a gain of Ps.8.5 million during fiscal year 2015 to a loss of Ps.0.9 million during fiscal year 2016.

  Share of profit of associates and joint ventures

Our share of income of associates and joint ventures, per our consolidated statement of comprehensive income, increased from a gain of Ps.50.8 million during fiscal year 2015 (of which a gain of Ps.5.5 million was attributable to the Shopping Malls segment, a Ps.34.5 million gain to the Offices and Others segment and a Ps.10.7 million gain to the Financial Operations and Others segment) to a gain of Ps.204.3 million during fiscal year 2016 (of which a gain of Ps.61.2 million was attributable to the Shopping Malls segment, a Ps.174.5 million gain to the Offices and Others segment and a Ps.31.4 million loss to the Financial Operations and Others segment).

Our net share of profit from our joint ventures Nuevo Puerto Santa Fé S.A. (Shopping Malls segment) and, Quality Invest S.A. (Offices and Others segment), increased 528.0%, from a gain of Ps.34.3 million during fiscal year 2015 to a gain of Ps.215.3 million during fiscal year 2016, mostly due to the gains from Quality Invest due to changes in the fair value of its assets.

Based on business segment reporting:

•
Shopping malls.  The share of profit of our joint venture Nuevo Puerto Santa Fé is presented on a line-by-line consolidated basis in this segment.

•
Offices and others.  The share of profit/loss of our joint venture Quality Invest is presented on a line-by-line consolidated basis in this segment whereas the share of profit/loss generated by Entertainment Holding S.A. and Entretenimiento Universal S.A., which are accounted for under the equity method increased from a gain of Ps.5.8 million during fiscal year 2015 to a gain of Ps.20.4 million during fiscal year 2016.

•
Financial operations and others.  The share of profit of associates and joint ventures from the Financial Operations and Others segment decreased Ps.42.2 million, from a profit of Ps.10.7 million during fiscal year 2015 to a loss of Ps.31.4 million during fiscal year 2016.

  Financial results, net

Financial results, net increased 57.5%, from a loss of Ps.451.5 million during fiscal year 2015 to a loss of Ps.711.2 million during fiscal year 2016.

Financial income increased Ps.407.4 million, from Ps.105.1 million during fiscal year 2015 to Ps.512.6 million during fiscal year 2016, mainly as a result of: (i) a Ps.374.6 million increase in foreign exchange gains due to the impact of a higher depreciation of the Peso during fiscal year 2016 on our U.S. dollar-denominated net assets compared to depreciation during fiscal year 2015 (the Peso/U.S. dollar bid exchange rate as reported by Banco de la Nación Argentina increased 66.2% during fiscal year 2016, from Ps.8.988 per US$1.00 as of June 30, 2015 to Ps.14.94 per US$1.00 as of June 30, 2016, while during fiscal year 2015, the Peso depreciated 11.89% compared to fiscal year 2014, from Ps.8.033 per US$1.00 as of June 30, 2014 to Ps.8.988 per US$1.00 as of June 30, 2015); and (ii) a net increase of Ps.32.9 million in interest income, mainly generated by default interest payable by clients and related parties, and gains (losses) from the sale of securities and fixed-term bank deposits.

Financial expenses increased Ps.2,334.6 million, from Ps.603.9 million during fiscal year 2015 to Ps.2,938.5 million during fiscal year 2016, mainly as a result of: (i) a Ps.1,979.9 million increase in foreign exchange losses due to the impact of higher depreciation of the Peso during fiscal year 2016 on the amount outstanding of our U.S. dollar-denominated debt as compared to depreciation during fiscal year 2015 (the Peso/U.S. dollar selling exchange rate as reported by Banco de la Nación Argentina increased 65.5% during fiscal year 2016, from Ps.9.088 to US$1.00 as of June 30, 2015 to Ps.15.04 to US$1.00 as of June 30, 2016, while during fiscal year 2015, it increased 11.74% compared to fiscal year 2014, from Ps.8.133 per US$1.00 as of June 30, 2014 to Ps.9.088 to US$1.00 as of June 30, 2015); (ii) a Ps.283.3 million increase in interest expense, mainly attributable to higher interest on intercompany indebtedness, notes outstanding and bank overdrafts; (iii) an increase in other financial expenses of Ps.58.4 million mainly attributable to expenses incurred in connection with the tender offer and request for consent of IRSA CP Class I Notes and increased charges on account of tax on bank credits and debits and turnover tax; and (iv) capitalized finance cost of Ps.13.0 million in fiscal year 2015.

Other financial results increased Ps.1,667.5 million, from a gain of Ps.47.2 million during fiscal year 2015 to a gain of Ps.1,714.7 million during fiscal year 2016, mainly as a result of: (i) a Ps.416.2 million increase in revenues generated by the valuation of financial assets at fair value (derived from the re-valuation of Argentine sovereign bonds, mutual funds and other investments); and (ii) higher gains from future currency exchange derivatives, mainly dollar currency futures traded on the Mercado a Término de Rosario S.A., and interest rate swaps of Ps.1,251.3 million, mainly due to the 65.5% depreciation of the Peso during the 2016 fiscal year from Ps.9.088 to US$1.00 as of June 30, 2015 to Ps.15.04 to US$1.00 as of June 30, 2016.

  Income tax

Income tax increased 402.6% from Ps.1,249.4 million during fiscal year 2015 to Ps.6,278.9 million during fiscal year 2016, due to an increase in pre-tax income during fiscal 2016. Profit before income tax includes Uruguayan-source income, which is taxed at 0%. Profit before income tax at the prevailing tax rate does not include such Uruguayan-sourced income.

In determining the income tax charge, we apply the deferred tax method, recognizing the temporary differences between the book value, the valuation of assets and liabilities for tax purposes and the application of tax loss carry forwards. For this reason, the amount recorded as income tax reflects not only the amount payable but also the recognition of the tax on the taxable income as booked. Excluding the accounting effect attributable to application of the deferred tax method, the amount of tax payable for fiscal year 2016 is Ps.223.2 million.

  Net income

As a result of the factors described above, net income increased 408.0%, from Ps.2,411.8 million during fiscal year 2015 to Ps.12,252.5 million during fiscal year 2016. Income attributable to our parent company's shareholders increased 418.4%, from Ps.2,280.4 million during fiscal year 2015 to Ps.11,821.3 million during fiscal year 2016. Income attributable to non-controlling interest increased 228.1% during fiscal year 2016, from Ps.131.4 million to Ps.431.3 million during fiscal year 2015.

Results of operations for the fiscal years ended June 30, 2015 and 2014

  Revenues

	Fiscal year 2015
	Income statement(2)	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,570.9	(805.6)	13.1	—	1,778.3
Offices and Others	180.4	(28.3)	8.0	—	160.1
Sales and Developments	6.6	—	—	—	6.6
Financial Operations and Others	0.1	—	—	—	0.1

Total revenues	2,758.1	(833.9)	21.0	—	1,945.2

(1)    See Note 6 to our Audited Financial Statements.

(2)    Includes Ps.1,924.2 million in revenues from sales, leases and services and income of Ps.833.9 million from Expenses and Collective Promotion Fund.

	Fiscal year 2014
	Income statement(2)	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,033.1	(659.7)	9.2	0.4	1,383.0
Offices and Others	27.5	(8.1)	8.2	—	27.6
Sales and Developments	51.9	—	—	—	51.9
Financial Operations and Others	0.6	—	—	—	0.6

Total revenues	2,113.0	(667.8)	17.5	0.4	1,463.1

(1)    See Note 6 to our Audited Financial Statements.

(2)    Includes Ps.1,445.2 million in revenues from sales, leases and services and income of Ps.667.8 million from Expenses and Collective Promotion Fund.

Total consolidated revenues from sales, leases and services increased 30.5%, from Ps.2,113.0 million during the fiscal year 2014 to Ps.2,758.1 million during the fiscal year 2015. The increase in revenues in fiscal 2015, was driven primarily by (i) higher gross sales by our shopping mall tenants that resulted from increased consumer spending and higher prevailing rates of inflation during fiscal 2015 which generated high rent collections based on the percentage of total tenant gross sales (generally ranging from 4% to 10% of such sales) compared to fiscal year 2014; and (ii) higher rent collections from our Offices and Others segment generated by our acquisition of certain office properties from IRSA in December 2014 which resulted in six months of rent receipts from these properties in fiscal year 2015 compared to no such revenues in fiscal year 2014.

Income from Expenses and Collective Promotion Fund increased 24.9%, from Ps.667.8 million (Ps.659.7 million of which was generated by the Shopping Malls segment and Ps.8.1 million by the Offices and Others segment) during fiscal year 2014 to Ps.833.9 million (Ps.805.6 million of which was generated by the Shopping Malls segment and Ps.28.3 million by the Offices and Others segment) during fiscal year 2015.

Revenues from our joint ventures increased 20.0%, from Ps.17.5 million (Ps.9.2 million of which was generated by to the Shopping Malls segment and Ps.8.2 million by the Offices and Others segment) during fiscal year 2014 to Ps.21.0 million (Ps.13.1 million of which was generated by the Shopping Malls segment and Ps.8.0 million by the Offices and Others segment) during fiscal year 2015.

Based on the information by segment, revenues increased 33.0%, from Ps.1,463.1 million during fiscal year 2014 to Ps.1,945.2 million during fiscal year 2015. This increase was mainly attributable to: (i) a Ps.395.3 million increase in revenues from the Shopping Malls segment (Ps.3.9 million of which was attributable to decreased results of our joint ventures); and (ii) a Ps.132.6 million increase in revenues from the Offices and Others segment (Ps.0.2 million of which was attributable the results of our joint ventures); partially offset by (iii) a decrease in revenues from the Sales and Developments segment of Ps.45.3 million; and (iv) a Ps.0.4 million increase in revenues from the Financial Operations and Others segment.

•
Shopping malls.  Revenues from the Shopping Malls segment increased 28.6%, from Ps.1,383.0 million during fiscal year 2014 to Ps.1,778.3 million during fiscal year 2015, mainly attributable to: (i) a Ps.317.8 million increase in revenues from fixed and variable leases as a result of a 33.3% increase in the total sales of our tenants, from Ps.16,132.8 million during fiscal year 2014 to Ps.21,508.7 million during fiscal year 2015; (ii) a Ps.30.0 million increase in revenues from admission rights; (iii) a Ps.30.6 million increase in revenues from parking charges; (iv) a Ps.17.0 million increase in revenues from commissions, management fees and other; and (v) Ps.22.9 million and Ps.11.7 million, respectively, in revenues generated by Distrito Arcos Shopping and Alto Comahue Shopping, two new shopping malls that were inaugerated during the 2015 fiscal year.

•
Offices and others.  Revenues from the Offices and Others segment increased Ps.132.6 million, from Ps.27.6 million in fiscal year 2014 to Ps.160.1 million in fiscal year 2015. This variation mainly resulted from: (i) revenues of Ps.121.8 million generated by certain office properties acquired in December 2014 from IRSA; and (ii) an increase of Ps.10.8 million in revenues from office leases in the Dot building and other rental properties.

•
Sales and developments.  Revenues from the Sales and Developments segment generally change significantly from period to period due to non-recurrence of different sale transactions carried out by us. Revenues from the Sales and Developments segment decreased Ps.45.3 million, from Ps.51.9 million during fiscal year 2014 to Ps.6.6 million during fiscal year 2015, mainly as a result of decreased sales of units in the Condominios I and II project during fiscal year 2015.

•
Financial operations and others.  Revenues from the Financial Operations and Others segment decreased from Ps.0.6 million during fiscal year 2014 to Ps.0.1 million during fiscal year 2015 as a result of a decline in revenues from residual consumer financing activities carried out by us.

  Costs

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(983.2)	819.7	(2.1)	—	(165.6)
Offices and Others	(29.9)	28.3	(3.8)	—	(5.3)
Sales and Developments	(4.9)	—	—	—	(4.9)
Financial Operations and Others	(0.1)	—	—	—	(0.1)

Total costs	(1,018.0)	848.0	(5.9)	—	(176.0)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(826.7)	667.1	(1.7)	(0.4)	(161.7)
Offices and Others	(6.7)	8.1	(2.5)	—	(1.1)
Sales and Developments	(10.9)	—	—	—	(10.9)
Financial Operations and Others	(0.4)	—	—	—	(0.4)

Total costs	(845.0)	675.2	(4.0)	(0.4)	(174.1)

(1)    See Note 6 to our Audited Financial Statements.

Total costs increased 20.5%, from Ps.845.0 million during fiscal year 2014 to Ps.1,018.0 million during fiscal year 2015. Total costs as a percentage of total revenues was 40.0% during fiscal year 2014 compared to 36.9% during fiscal year 2015.

Costs from Expenses and Collective Promotion Fund increased 25.6%, from Ps.675.2 million during fiscal year 2014 to Ps.848.0 million during fiscal year 2015 mainly due to: an increase of 22.9% in Expenses and Collective Promotion Fund generated by the Shopping Malls segment, from Ps.667.1 million during fiscal year 2014 to Ps.819.7 million during fiscal year 2015, as a result of: (i) an increase of Ps.59.8 million in maintenance, security, cleaning, repairs and related expenses (mainly attributable to an increase in security and maintenance services and utility rates); (ii) an increase of Ps.27.9 million in publicity and advertising expenses; (iii) an increase of Ps.30.2 million in salaries, social security charges and other personnel expenses; (iv) an increase of Ps.20.8 million in taxes, rates and contributions, and other expenses; and (v) an increase of Ps.14.1 million in other miscellaneous items (mainly generated by travel, transportation, and stationery expenses, among others). In addition, the variation was due to a Ps.20.2 million increase in expenses in the Offices and Others segment, from Ps.8.1 million during fiscal year 2014 to Ps.28.3 million during fiscal year 2015, mainly due to the acquisition of certain office properties from IRSA in December 2014 (salaries and social security expenses increased Ps.4.3 million, taxes, rates and contributions and utilities by Ps.7.6 million, maintenance, cleaning and leases expenses and expenses and other by Ps.8.2 million).

Costs from our joint ventures increased 47.5%, from Ps.4.0 million (Ps.1.7 million of which was attributable to the Shopping Malls segment and Ps.2.5 million to the Offices and Others segment) during fiscal year 2014 to Ps.5.9 million (Ps.2.1 million of which was attributable to the Shopping Malls segment and Ps.3.8 million to the Offices and Others segment) during fiscal year 2015.

Based on the information by segment, costs increased 1.1%, from Ps.174.1 million during fiscal year 2014 to Ps.176.0 million during fiscal year 2015. Total costs as a percentage of total revenues pursuant to the information by segments decreased from 11.9% during fiscal year 2014 to 9.0% during fiscal year 2015.

•
Shopping malls.  Costs of the Shopping Malls segment increased 2.4%, from Ps.161.7 million during fiscal year 2014 to Ps.165.6 million during fiscal year 2015, mainly a result of lower costs related to the deficit in the Expenses and Collective Promotion Fund of our Shopping Malls of Ps.35.9 million; partially offset by higher costs derived from: (a) an increase in maintenance, security, cleaning, repairs and related expenses of Ps.12.9 million (mainly due to an increase in security and cleaning expenses and utility rates); (b) an increase of Ps.10.1 million in salaries, social security charges and other personnel expenses; (c) an increase of Ps.8.8 million in taxes, rates and contributions and other expenses (mainly due to increases in provincial taxes on land and municipal rates for utilities, among other items); and (d) an increase in fees and compensation for services of Ps.5.6 million. The costs related to the Shopping Malls segment, as a percentage of revenues from this segment decreased from 11.7% during fiscal year 2014 to 9.3% during fiscal year 2015.

•
Offices and others.  The costs of the Offices and Others segment increased Ps.4.3 million, from Ps.1.1 million during fiscal year 2014 to Ps.5.3 million during fiscal year 2015. The costs of the Offices and Others segment, as a percentage of revenues from this segment, decreased from 3.8% during fiscal year 2014 to 3.3% during fiscal year 2015.

•
Sales and developments.  The costs of the Sales and Developments segment decreased Ps.6.0 million, from Ps.10.9 million during fiscal year 2014 to Ps.4.9 million during fiscal year 2015, mainly due to a decrease in the sale of units in the Condominios I and II projects of the Rosario plots of land. The costs of the Sales and Developments segment, as a percentage of the revenues from this segment increased from 21.0% during fiscal year 2014 to 74.8% during 2015.

•
Financial operations and others.  The cost of the Financial Operations and Others segment decreased from Ps.0.4 million during fiscal year 2014 to Ps.0.1 million during fiscal year 2015, mainly as a result of a gradual decline in our consumer financing activities. The costs of the Financial Operations and Others segment, as a percentage of revenues from this segment, decreased from 65.0% during fiscal year 2014 to 38.1% during 2015.

  Gross profit

The following table shows our gross profit by business segment for the indicated periods.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	1,587.6	14.1	11.0	1,612.7
Offices and Others	150.6	—	4.2	154.8
Sales and Developments	1.7	—	—	1.7
Financial Operations and Others	—	—	—	0.1

Total gross profit	1,740.0	14.1	15.1	1,769.3

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	1,206.4	7.4	7.5	1,221.3
Offices and Others	20.8	—	5.7	26.5
Sales and Developments	41.0	—	—	41.0
Financial Operations and Others	0.2	—	—	0.2

Total gross profit	1,268.1	7.4	13.6	1,289.0

(1)    See Note 6 to our Audited Financial Statements.

Gross profit, as per our consolidated statement of comprehensive income, increased 37.2%, from Ps.1,268.1 million during fiscal year 2014 to Ps.1,740.0 million during fiscal year 2015. Gross profit, as a percentage of total revenues, increased from 60.0% during fiscal year 2014 to 63.1% during fiscal year 2015.

Gross profit from Expenses and Collective Promotion Fund increased 90.2%, from Ps.7.4 million (attributable to the Shopping Malls segment) during fiscal year 2014 to Ps.14.1 million (attributable to the Shopping Malls segment) during fiscal year 2015.

Gross profit from our joint ventures increased 11.6%, from Ps.13.6 million (Ps.7.5 million of which was attributed to the Shopping Malls segment and Ps.5.7 million to the Offices and Others segment) during fiscal year 2014 to Ps.15.1 million (Ps.11.0 million of which are attributable to the Shopping Malls segment and Ps.4.2 million to the Offices and Others segment) during fiscal year 2015.

Based on the information by segment, gross profit increased 37.3%, from Ps.1,289.0 million during fiscal year 2014 to Ps.1,769.3 million during fiscal year 2015. Gross profit as a percentage of revenues increased from 88.1% during fiscal year 2014 to 91.0% during fiscal year 2015.

•
Shopping malls.  Gross profit from the Shopping Malls segment increased 32.0%, from Ps.1,221.3 million for fiscal year 2014 to Ps.1,612.7 million during fiscal year 2015, mainly as a result of an increase in total sales of our tenants, that generated higher rent receipts under our lease agreements. Gross profit from our Shopping Malls segment as a percentage of revenues for the segment increased from 88.3% during fiscal year 2014 to 90.7% during fiscal year 2015.

•
Offices and others.  Gross profit from the Offices and Others segment increased Ps.128.3 million from Ps.26.5 million during fiscal year 2014 to Ps.154.8 million during fiscal year 2015. Gross profit from the Offices and Others segment as a percentage of revenues from this segment increased from 96.2% during fiscal year 2014 to 96.7% during fiscal year 2015, mainly attributable to a higher increase in this segment's costs against revenues as explained above for this period.

•
Sales and developments.  Gross profit from the Sales and Developments segment decreased 95.9%, from Ps.41.0 million during fiscal year 2014 to Ps.1.7 million during fiscal year 2015. This decrease mainly resulted from lower revenue from sales of units in Condominios I and II in Rosario during fiscal year 2015 compared to fiscal year 2014. Gross profit from the Sales and Developments segment as a percentage of revenues from this segment decreased from 79.0% during fiscal year 2014 to 25.2% during fiscal year 2015, mainly as a result of lower revenues from this segment against costs as explained above.

•
Financial operations and others.  Gross profit from the Financial Operations and Others segment decreased 54.7%, from Ps.0.2 million during fiscal year 2014 to Ps.0.1 million during fiscal year 2015. Gross profit from this segment as a percentage of revenues increased from 35.0% during fiscal year 2014 to 69.9% during fiscal year 2015 mainly due to a decrease in residual consumer financing activities by us.

  Changes in fair value of investment property

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	729.0	—	0.1	729.1
Offices and Others	1,404.9	—	41.3	1,446.1
Sales and Developments	556.6	—	—	556.6
Financial Operations and Others	—	—	—	—

Total changes in fair value of investment property	2,690.5	—	41.3	2,731.8

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,587.0	—	15.8	2,602.8
Offices and Others	102.5	—	74.5	177.0
Sales and Developments	113.6	—	—	113.6
Financial Operations and Others	—	—	—	—

Total changes in fair value of investment property	2,803.0	—	90.3	2,893.3

The net gains from fair value adjustments of our combined portfolio of investment properties for fiscal year 2015 was Ps.2,731.8 million (Ps.729.1 million for Shopping Malls; Ps.1,446.1 million for Offices and Others; and Ps.556.6 million for Sales and Developments), representing a net increase in appraised values of our investment properties of 26.5% (7.5% for Shopping Malls; 60.5% for Offices and Others; and 100.6% for Sales and Developments); compared to fiscal year 2014. Real estate market transactions in Argentina are largely done in U.S. dollars and values are referenced to that currency. The increase in the Peso values of our properties resulted primarily from the significant depreciation of the Peso against the U.S. dollar during fiscal year 2015. After several years of moderate variations in the nominal exchange rate, during fiscal year 2014 the Peso depreciated 30.3% against the U.S. dollar, including a loss of approximately 21.6% in January 2014 alone.

In addition, we added two new shopping mall properties by the end of fiscal 2015. We opened "Distrito Arcos" in December 2014 and "Alto Comahue" in March 2015. Overall, the appraised values of our shopping mall properties increased 14.9% during fiscal 2015, with the like-for-like portfolio up 8.5% compared to fiscal 2014 largely due to rental value growth and the impact of the depreciation of the Peso.

Also during fiscal 2015, we added a significant amount of leasable office space to our combined portfolio following the acquisition of office buildings from our controlling shareholder IRSA for Ps.2,473.1 million. As a result, the value of our office buildings increased 428.0% in fiscal 2015 as compared to fiscal 2014 (with the like-for-like portfolio up by 172.4%) largely as a result of this acquisition, the impact of the depreciation of the Peso and rental value growth. We also realized a profit of Ps.131.1 million on disposal of office properties in fiscal 2015 as compared to Ps.0.5 million in fiscal 2014.

  Administrative expenses

The following tables show our Administrative Expenses by business segment for the indicated periods.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(136.0)	—	(0.2)	—	(136.2)
Offices and Others	(4.2)	—	(0.2)	(0.1)	(4.5)
Sales and Developments	—	—	—	—	—
Financial Operations and Others	—	—	—	—	—

Total administrative expenses	(140.1)	—	(0.4)	(0.1)	(140.6)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(101.4)	—	(0.1)	—	(101.5)
Offices and Others	(0.1)	—	(0.1)	(0.1)	(0.3)
Sales and Developments	—	—	—	—	—
Financial Operations and Others	(0.1)	—	—	—	(0.1)

Total administrative expenses	(101.4)	—	(0.3)	(0.1)	(101.8)

(1)    See Note 6 to our Audited Financial Statements.

Administrative expenses increased 38.1%, from Ps.101.4 million during fiscal year 2014 to Ps.140.1 million during fiscal year 2015. Total administrative expenses as a percentage of revenues increased from 4.8% during fiscal year 2014 to 5.1% during fiscal year 2015.

Administrative expenses attributable to our joint ventures increased from Ps.0.3 million during 2014 to Ps.0.4 million during 2015.

Based on the information by segment administrative expenses increased 38.1%, from Ps.101.8 million during fiscal year 2014 to Ps.140.6 million during fiscal year 2015, mainly as a result of a Ps.34.7 million increase in administrative expenses of our Shopping Malls segment. Administrative expenses as a percentage of total revenues increased from 7.0% during fiscal year 2014 to 7.2% during fiscal year 2015.

•
Shopping malls.  Administrative expenses attributable to our Shopping Malls segment increased 34.6%, from Ps.101.5 million during fiscal year 2014 to Ps.136.2 million during fiscal year 2015, mainly due to: (i) an increase of Ps.25.7 million in directors' fees paid; (ii) a Ps.3.3 million increase in fees and compensation for services; and (iii) a Ps.3.8 million increase in other items such as maintenance, security, cleaning, repairs and related expenses and taxes, rates and contributions. Administrative expenses of the Shopping Malls segment as a percentage of revenues from this segment increased from 7.3% during fiscal year 2014 to 7.7% during fiscal year 2015.

•
Offices and others.  Administrative expenses of the Offices and Others segment increased Ps.4.2 million, from Ps.0.3 million during fiscal year 2014 to Ps.4.5 million during fiscal year 2015, mainly as a result of higher costs of Ps.2.7 million derived from office properties we acquired from IRSA in December 2014, related to salaries, social security charges and other personnel expenses. Administrative expenses of the Offices and Others segment as a percentage of revenues from this segment increased from 0.9% during fiscal year 2014 to 2.8% during fiscal year 2015.

  Selling expenses

The following table shows our Selling Expenses by business segment for the indicated periods.

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(112.0)	—	(0.8)	(112.8)
Offices and Others	(5.0)	—	(0.5)	(5.5)
Sales and Developments	(0.3)	—	—	(0.3)
Financial Operations and Others	(0.4)	—	—	(0.4)

Total selling expenses	(117.7)	—	(1.3)	(119.0)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(72.7)	—	(0.7)	(73.4)
Offices and Others	(0.4)	—	(0.4)	(0.8)
Sales and Developments	(3.9)	—	—	(3.9)
Financial Operations and Others	0.1	—	—	0.1

Total selling expenses	(76.9)	—	(1.1)	(78.0)

(1)    See Note 6 to our Audited Financial Statements.

Selling expenses increased 53.1%, from Ps.76.9 million during fiscal year 2014 to Ps.117.7 million during fiscal year 2015. Selling expenses as a percentage of total revenues increased from 3.6% during fiscal year 2014 to 4.3% during fiscal year 2015.

Selling expenses from our joint ventures increased from Ps.1.1 million during fiscal year 2014 (Ps.0.7 million of which was attributable to the Shopping Malls segment and Ps.0.4 million to the Offices and Others segment) to Ps.1.3 million during fiscal year 2015 (Ps.0.8 million of which was attributable to the Shopping Malls segment and Ps.0.5 million to the Offices and Others segment).

Based on the information by segment, selling expenses increased 52.6%, from Ps.78.0 million during fiscal year 2014 to Ps.119.0 million during fiscal year 2015. This increase was mainly attributable to: (i) a Ps.39.4 million increase in selling expenses of the Shopping Malls segment; (ii) higher selling expenses of Ps.4.7 million from the Offices and Others segment; and (iii) higher selling expenses of Ps.0.5 million from the Financial Operations and Others segment, partially offset by (iv) a Ps.3.6 million decrease in selling expenses from the Sales and Developments segment. Selling expenses as a percentage of total revenues increased from 5.3% during fiscal year 2014 to 6.1% during fiscal year 2015.

•
Shopping malls.  Selling expenses from the Shopping Malls segment increased 53.7%, from Ps.73.4 million during fiscal year 2014 to Ps.112.8 million during fiscal year 2015, mainly as a result of: (i) an increase in taxes, rates and contributions of Ps.18.1 million, mainly generated by higher turnover taxes; (ii) a Ps.8.1 million increase in publicity and advertising expenses; (iii) an increase of Ps.5.1 million in loan loss charges; and (iv) an increase of Ps.6.1 million in salaries, social security charges and other personnel expenses. Selling expenses as a percentage of revenues from the Shopping Malls segment increased from 5.3% during fiscal year 2014 to 6.3% during fiscal year 2015.

•
Offices and others.  Selling expenses from the Offices and Others segment increased Ps.4.7 million, from Ps.0.8 million during fiscal year 2014 to Ps.5.5 million during fiscal year 2015, mainly as a result of an increase in turnover tax generated by the acquisition of the new office buildings in December 2014. Selling expenses from the Offices and Others segment as a percentage of revenues from this segment increased from 3.0% during fiscal year 2014 to 3.4% during fiscal year 2015.

•
Sales and developments.  Selling expenses from our Sales and Developments segment decreased 92.4%, from Ps.3.9 million during fiscal year 2014 to Ps.0.3 million during fiscal year 2015, mainly due to a decrease in turnover tax and commissions and fees related to lower sales during fiscal year 2015 compared to fiscal year 2014. Selling expenses from the Sales and Developments segment as a percentage of the revenues from this segment decreased from 7.4% during fiscal year 2014 to 3.8% during fiscal year 2015.

•
Financial operations and others.  Selling expenses from the Financial Operations and Others segment changed from a gain of Ps.0.1 million income during fiscal year 2014 to a loss of Ps.0.4 million during fiscal year 2015, mainly as a result of increased loan losses related to the consumer financing residual activity.

  Other operating results, net

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(47.4)	—	(1.2)	—	(48.6)
Offices and Others	(58.3)	—	(0.1)	0.1	(58.3)
Sales and Developments	(13.8)	—	—	—	(13.8)
Financial Operations and Others	8.8	—	—	—	8.8

Total other operating results, net	(110.9)	—	(1.2)	0.1	(112.0)

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	(43.7)	—	(0.6)	—	(44.1)
Offices and Others	2.3	—	(2.4)	0.1	(0.2)
Sales and Developments	13.4	—	—	—	13.4
Financial Operations and Others	0.1	—	—	—	0.1

Total other operating results, net	(27.9)	—	(3.0)	0.1	(30.9)

(1)    See Note 6 to our Audited Financial Statements.

Other operating results, net increased from a loss of Ps.27.9 million during fiscal year 2014 to a loss of Ps.110.9 million during fiscal year 2015. Total other operating results, net as a percentage of total revenues increased from 1.3% during fiscal year 2014 to 4.0% during fiscal year 2015.

Other operating results, net derived from our joint ventures decreased Ps.1.8 million, from a loss of Ps.3.0 million (Ps.0.6 million of which were attributable to the Shopping Malls segment and Ps.2.4 million to the Offices and Others segment) during fiscal year 2014 to a loss of Ps.1.2 million (Ps.1.2 million of which were attributable to the Shopping Malls segment and Ps.0.1 million to the Offices and Others segment) during fiscal year 2015.

Based on the information by segment, other operating results, net increased from a loss of Ps.30.9 million during fiscal year 2014 to a loss of Ps.112.0 million during fiscal year 2015, mainly as a result of (i) a loss of Ps.58.2 million from the Offices and Others segment; and (ii) a decrease of Ps.27.2 million in other operating results from the Sales and Developments segment. Total other operating results, net as a percentage of revenues (taking into account other operating results derived from our joint ventures and inter-segment eliminations) increased from 2.1% during fiscal year 2014 to 5.8% during fiscal year 2015.

•
Shopping malls.  Other operating results, net from the Shopping Malls segment increased 10.0%, from a loss of Ps.44.1 million during fiscal year 2014 to a loss of Ps.48.6 million during fiscal year 2015, mainly as a result of: (i) an increase in donations of Ps.2.7 million; and (ii) an increase in project development expenses of Ps.2.0 million. Other operating results, net from this segment as a percentage of the revenues from this segment decreased from 3.2% during fiscal year 2014 to 2.7% during fiscal year 2015.

•
Offices and others.  Other operating results, net from the Offices and Others segment changed from Ps.0.2 million during fiscal year 2014 to a loss of Ps.58.3 million during fiscal year 2015, attributable to notarial and stamp tax expenses related to the acquisition of certain office properties from IRSA in December 2014.

•
Sales and developments.  Other operating results, net from the Sales and Developments segment changed from an income of Ps.13.4 million (attributable to the income generated by the sale of a plot of land in Neuquén, allocated to construction of a hotel) during fiscal year 2014 to a loss of Ps.13.8 million during fiscal year 2015.

•
Financial operations and others.  Income from other operating results, net from the Financial Operations and Others segment increased from Ps.0.1 million during fiscal year 2014 to Ps.8.8 million during fiscal year 2015, mainly as a result of income generated by the sale of a portion of our interest in Avenida Inc. during fiscal year 2015.

  Operating income

	Fiscal year 2015
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	2,021.4	14.1	8.8	—	2,044.3
Offices and Others	1,487.9	—	44.7	—	1,532.6
Sales and Developments	544.2	—	—	—	544.2
Financial Operations and Others	8.5	—	—	—	8.5

Total operating income	4,062.0	14.1	53.5	—	4,129.5

(1)    See Note 6 to our Audited Financial Statements.

	Fiscal year 2014
	Income statement	Expenses and collective promotion fund	Interest in joint ventures	Inter-segment eliminations	Information by segments(1)

	(in millions of Ps.)
Shopping Malls	3,575.4	7.4	22.2	—	3,605.0
Offices and Others	125.1	—	77.2	—	202.2
Sales and Developments	164.1	—	—	—	164.1
Financial Operations and Others	0.3	—	—	—	0.3

Total operating income	3,864.8	7.4	99.4	—	3,971.6

(1)    See Note 6 to our Audited Financial Statements.

Total operating income increased 5.1%, from Ps.3,864.8 million during fiscal year 2014 to Ps.4,062.0 million during fiscal year 2015. Total operating income as a percentage of total revenues increased from 182.9% during fiscal year 2014 to 147.3% during fiscal year 2015.

Operating income from our joint ventures decreased 46.2%, from Ps.99.4 million (Ps.77.2 million of which was attributable to the Offices and Others segment and Ps.22.2 million to the Shopping Malls segment) during fiscal year 2014 to Ps.53.5 million (Ps.44.7 million of which was attributable to the Offices and Others segment and Ps.8.8 million of to the Shopping Malls segment) during fiscal year 2015.

Based on the information by segment, our operating income increased 4.0%, from Ps.3,971.6 million during fiscal year 2014 to Ps.4,129.5 million during fiscal year 2015, mainly as a result of: (i) a decrease of Ps.1,588.4 million in operating income from the Shopping Malls segment; (ii) an increase in operating income from the Offices and Others segment of Ps.1,330.3 million; (iii) a decrease in income from the Sales and Developments segment of Ps.407.9 million; and (iv) an increase in operating income of Ps.8.2 million from the Financial Operations and Others segment. Total operating income (taking into account our joint ventures, inter-segment eliminations and eliminations for costs from expenses and the Collective Promotion Fund from the Shopping Malls and offices segments) as a percentage of total revenues decreased from 271.5% during fiscal year 2014 to 212.3% during fiscal year 2015.

•
Shopping malls.  Operating income from the Shopping Malls segment decreased 43.3%, from Ps.3,605.0 million during fiscal year 2014 to Ps.2,044.3 million during fiscal year 2015. Operating income from the Shopping Malls segment as a percentage of revenues from this segment increased from 260.7% during fiscal year 2014 to 115.0% during fiscal year 2015.

•
Offices and others.  Operating income from the Offices and Others segment increased from Ps.202.2 million during fiscal year 2014 to Ps.1,532.6 million during fiscal year 2015. Operating income from the Offices and Others segment, as a percentage of revenues from this segment, increased from 733.6% during fiscal year 2014 to 957.1% during fiscal year 2015.

•
Sales and developments.  Operating income from the Sales and Developments segment increased Ps.380.0 million, from Ps.164.1 million during fiscal year 2014 to Ps.544.2 million during fiscal year 2015. Operating income from the Sales and Developments segment, as a percentage of revenues from this segment, increased from 316.1% during fiscal year 2014 to 8,224.9% during fiscal year 2015.

•
Financial operations and others.  Operating income from the Financial Operations and Others segment increased from Ps.0.3 million during fiscal year 2014 to Ps.8.5 million during fiscal year 2015.

  Share of profit of associates and joint ventures

The share of profit in associates and joint ventures decreased Ps.8.3 million, from income of Ps.59.1 million during fiscal year 2014 to income of Ps.50.8 million during fiscal year 2015. This variation was mainly due to a loss of Ps.27.9 million generated by our Offices and Others segment and a loss of Ps.9.7 million in our Shopping Malls segment; partially offset by a profit of Ps.29.2 million from our Financial Operations and Others segment.

•
Offices and others.  The share of profit in associates and joint ventures decreased from income of Ps.62.4 million during fiscal year 2014 to income of Ps.34.5 million during fiscal year 2015, mainly generated by our interest in Entertainment Holding and Quality Invest.

•
Financial operations and others.  The share of profit in associates and joint ventures from the Financial Operations and Others segment increased from a loss of Ps.18.5 million during fiscal year 2014 to a profit of Ps.10.7 million during fiscal year 2015.

  Financial results, net

Financial results, net increased 50.2%, from a loss of Ps.300.7 million during fiscal year 2014 to a loss of Ps.451.5 million during fiscal year 2015.

Financial revenues decreased 15.5%, from Ps.124.5 million during fiscal year 2014 to Ps.105.1 million during fiscal year 2015, mainly as a result of: (i) a Ps.28.6 million decrease in foreign exchange gains due to the impact of a lower Peso depreciation during fiscal year 2015 on our U.S. dollar-denominated net assets compared to higher depreciation during fiscal year 2014 (the Peso/U.S. dollar bid exchange rate as reported by Banco de la Nación Argentina increased 11.89% during fiscal year 2015, from Ps.8.033 per US$1.00 as of June 30, 2014 to Ps.8.988 per US$1.00 as of June 30, 2015, while during fiscal year 2014, it increased 50.2% compared to fiscal year 2013, from Ps.5.348 per US$1.00 as of June 30, 2013 to Ps.8.033 per US$1.00 as of June 30, 2014), offset by (ii) a net increase of Ps.9.3 million in interest income, mainly generated by default interest payable by clients and related parties, and gains(losses) from the sale of securities and fixed-term bank deposits.

Financial expenses increased 20.8%, from Ps.499.9 million during fiscal year 2014 to Ps.603.9 million during fiscal year 2015, mainly as a result of: (i) a Ps.178.1 million increase in interest expense, mainly attributable to: (i) interest of Ps.96.8 million due on the intercompany indebtedness incurred in connection with the acquisition of our office properties from our parent company IRSA in December 2014; (ii) interest on bank overdrafts of Ps.48.6 million; (iii) interest of Ps.14.2 million on debt incurred to finance the acquisition of Shopping Soleil Premium Outlet; (iv) Ps.16.0 million in interest paid on our Series I Notes due 2017; (v) a Ps.12.2 million increase in other financial expenses related to tax due on bank credits and debits; and (vi) a Ps.9.4 million decrease in recovery of capitalized financial expenses; partially offset by (vii) a Ps.95.7 million decrease in loss from foreign exchange as a result of the impact of a lower depreciation of the Peso against other currencies during fiscal year 2015 on our U.S. dollar-denominated indebtedness compared to a higher depreciation during fiscal year 2014. The U.S. dollar selling exchange rate as reported by Banco de la Nación Argentina increased 11.74% during fiscal year 2015, from Ps.8.033 per US$1.00 as of June 30, 2014 to Ps.9.088 per US$1.00 as of June 30, 2015, while during fiscal year 2014, it increased 49.09% compared to fiscal year 2013, from Ps.5.388 per US$1.00 as of June 30, 2013 to Ps.8.033 per US$1.00 as of June 30, 2014.

Other financial results decreased by Ps.27.5 million from a gain of Ps.74.7 million during fiscal year 2014 to a gain of Ps.47.2 million during fiscal year 2015, mainly as a result of: (i) a Ps.84.3 million decrease in income generated by the valuation of financial assets at fair value (derived from the valuation of Government securities and Bonds and a reduction in the shareholding of mutual funds and other investments); and (ii) lower income generated by future currency exchange derivatives and interest rate swaps of Ps.15.5 million; partially offset by a Ps.72.2 million income generated by the valuation at fair value of the shares in Avenida as of June 2015.

  Income tax

Income tax expense did not experience significant changes, decreasing from Ps.1,250.8 million during fiscal year 2014 to Ps.1,249.4 million during fiscal year 2015, mainly due to a change in income before income tax at the prevailing tax rate.

In determining the income tax charge, we apply the deferred tax method, recognizing the temporary differences between the book value, the valuation of assets and liabilities for tax purposes and the application of tax loss carryforwards. For this reason, the amount recorded as income tax reflects not only the amount payable but also the recognition of the tax on the taxable income as booked. Excluding the accounting effect attributable to application of the deferred tax method, the amount of tax payable for the fiscal year 2015 is Ps.302.8 million.

  Net income

As a result of the factors described above, net income during fiscal year 2015 increased 1.7%, from income of Ps.2,372.4 million during fiscal year 2014 to income of Ps.2,411.8 million during fiscal year 2015. Income attributable to our parent company's shareholders increased 0.3%, from Ps.2,272.8 million during fiscal year 2014 to Ps.2,280.4 million during fiscal year 2015. Income attributable to non-controlling interest increased 32.0% during fiscal year 2015, from Ps.99.6 million to Ps.131.4 million during fiscal year 2014.

Liquidity and capital resources

Our principal sources of liquidity have historically been:

•
cash generated from operations;
•
cash generated from the issuance of capital stock and notes; and
•
cash from borrowings (including bank overdrafts) and financing arrangements.

Our principal cash requirements or uses (other than in connection with our operating activities) have historically been:

•
the acquisition of investment properties;

•
the development of new shopping malls;

•
the improvement of existing investment properties;

•
the development of properties for sale;

•
working capital needs;

•
the maintenance of cash and other liquid assets to enable us to take advantage of the acquisition and development of investment opportunities as they arise;

•
interest payments; and

•
investments in financial assets.

We believe our working capital and our cash from operating activities are adequate for us present and future requirements. In the event that cash generated from our operations is at any time insufficient to finance our working capital, we would seek to finance such working capital needs through debt or equity financing or through the sale of properties available for sale.

Cash flow information

	Nine months ended March 31, 2017	Nine months ended March 31, 2016	Fiscal years ended June 30,
			2016	2015	2014

	(unaudited)	(unaudited)	(in millions of Ps.)
Net cash flow generated by operating activities	1,848.0	667.3	1,013.4	1,257.6	921.5
Net cash flow generated by (used in) investing activities	740.2	(500.5)	(1,864.6)	(414.2)	(517.9)
Net cash flow (used in) generated by financing activities	(1,008.4)	3,779.5	579.7	(660.9)	(516.9)

Net Increase (decrease) in cash and cash equivalents	1,579.8	3,946.4	(271.5)	182.4	(113.3)

  Nine months ended March 31, 2017

As of March 31, 2017, we had Ps.1,612.1 million in cash and cash equivalents, an increase of Ps.1,579.8 million compared to June 30, 2016. The increase was primarily due to cash inflows of Ps.1,848.0 million related to net cash generated from operating activities and from net sales of financial assets for Ps.833.7 million, partially offset by cash outflows related to the payment of interest from borrowings of Ps.541.9 million and the principal payment on our notes outstanding of Ps.407.3 million.

  Nine months ended March 31, 2016

As of March 31, 2016 we had cash and cash equivalents of Ps.4,337.9 million, an increase of Ps.3,946.4 million compared to June 30, 2015. The increase was primarily due to cash inflows related with net cash generated from operating activities for Ps.667.3 million, and issuance of notes in the amount of Ps.5,411.0 million.

  Fiscal year 2016

As of June 30, 2016, we had cash and cash equivalents of Ps.33.0 million, a decrease of Ps.271.5 million compared to June 30, 2015. The decrease was primarily due to cash outflows from the net increase in financial assets of Ps.1,462.8 million, the principal repayment of borrowings and Notes for Ps.5,043.9 million and Ps.1,686.4 million, respectively, partially offset by cash inflows generated by our operating activities totaling Ps.1,013.4 million, Ps.1,250.8 million in cash inflows from the result of derivative instruments, and a Ps.5,411.2 million cash inflow generated by our notes issuance.

  Fiscal year 2015

As of June 30, 2015, we had cash and cash equivalents of Ps.303.5 million, an increase of Ps.182.4 million compared to Ps.116.7 million as of June 30, 2014. The increase was primarily due to cash inflows related to net cash generated from operating activities of Ps.1,257.6 million and proceeds from sale of investment properties of Ps.365.2 million, and Ps.329.8 million in new borrowings, partially and offset by cash outflows from a net increase in financial assets of Ps.521.5 million, a Ps.509.6 million repayment of borrowings, acquisition of investment properties for Ps.248.8 million, a Ps.105.9 million payment of seller financing, Ps.148.5 million in dividends paid and Ps.213.4 million in interest paid.

  Fiscal year 2014

As of June 30, 2014, we had cash and cash equivalents of Ps.116.7 million, a decrease of Ps.113.3 million compared to Ps.223.4 million as of June 30, 2013. The decrease was primarily due to cash outflows related to dividends paid for Ps.405.9 million, a Ps.348.2 million repayment of borrowings, loans granted to related parties for Ps.268.5 million, acquisition of investment properties for Ps.244.8 million, interest of Ps.141.0 million paid, partially offset by cash inflows from net cash generated from operating activities for Ps.921.5 million, and borrowings obtained for Ps.365.4 million.

  Operating activities

  Nine months ended March 31, 2017

Our operating activities generated net cash of Ps.1,848.0 million for the nine months ended March 31, 2017 due to: (i) net income of Ps.2,454.2 million; (ii) income tax loss of Ps.1,160.7 million; and (iii) financial results, net of Ps.642.5 million; partially offset by a reduction in (a) gain from adjustment of the fair value of investment property of Ps.1,929.0 million; and (b) profit from participation in associates and joint ventures of Ps.199.5 million.

  Nine months ended March 31, 2016

Our operating activities generated net cash of Ps.667.3 million for the for the nine months ended March 31, 2016 due to: (i) net income of Ps.11,020.1 million; (ii) income tax loss of Ps.5,658.6 million; (iii) financial results, net of Ps.353.0 million partially offset by a reduction in (a) gain from adjustment of the fair value of investment property of Ps.15,735.1 million; and (b) profit from participation in associates and joint ventures of Ps.146.8 million.

  Fiscal year 2016

Our operating activities generated net cash of Ps.1,013.4 million for the fiscal year ended June 30, 2016, mainly due to an increase in: (i) net income for the year of Ps.12,252.5 million; (ii) income tax expense of

Ps.6,278.9 million; and (iii) financial results, net of Ps.2,413.9 million; partially offset by a reduction in: (a) gain from adjustment of the fair value of investment property of Ps.17,092.4 million; (b) profit from participation in associates and joint ventures Ps.204.3 million; and (c) an increase in trade and other receivables of Ps.606.3 million.

  Fiscal year 2015

Our operating activities generated net cash of Ps.1,257.6 million for the fiscal year ended June 30, 2015, mainly due to an increase in: (i) net income of Ps.2,411.8 million; (ii) income tax expense of Ps.1,249.4 million; and (iii) financial results, net of Ps.531.3 million; partially offset by a reduction in gain from adjustment of the fair value of investment property of Ps.2,690.6 million.

  Fiscal year 2014

Our operating activities generated net cash of Ps.921.5 million for the fiscal year ended June 30, 2014, a 41.0% or Ps.226.8 million increase compared to fiscal year 2013, mainly due to an increase in: (i) net income of Ps.2,372.4 million; (ii) income tax expense of Ps.1,250.8 million; and (iii) financial results, net of Ps.424.5 million; partially offset by a gain from adjustment of the fair value of investment property of Ps.2,803.0 million.

  Investment activities

  Nine months ended March 31, 2017

Cash generated by investing activities was Ps.740.2 million for the nine months ended March 31, 2017 primarily due to: (i) a decrease in financial assets, net of Ps.833.7 million; and (ii) net loans received from related parties in the amount of Ps.26.1 million; partially offset by (a) the acquisition of investment properties for Ps.142.9 million; (b) acquisition of property, plant and equipment for Ps.11.6 million and (c) the acquisition of a 20% equity stake in Entertainment Holdings S.A. for Ps.46.1 million.

  Nine months ended March 31, 2016

Cash used in investing activities was Ps.500.5 million for the nine months ended March 31, 2016 primarily due to: (i) net loans from related parties of Ps.535.6 million; (ii) an increase in financial assets, net of Ps.160.7 million; (iii) acquisition of investment properties for Ps.134.0 million; partially offset by Ps.356.8 million in proceeds from the sale of investment properties.

  Fiscal year 2016

Cash used in investing activities was Ps.1,864.6 million for the fiscal year ended June 30, 2016 primarily due to: (i) an increase in financial assets, net of Ps.1,462.8 million; (ii) acquisition and capital contributions in associates and joint ventures of Ps.73.0 million; (iii) acquisition of property, plant and equipment for Ps.13.7 million; (iv) acquisition of investment properties for Ps.167.7 million; and (v) Ps.533.5 million loans granted to related parties; partially offset by Ps.357.2 million in proceeds from the sale of investment properties.

  Fiscal year 2015

Cash used in investing activities was Ps.414.2 million for the fiscal year ended June 30, 2015 primarily due to: (i) a Ps.186.5 million investment in the development of properties, Ps.1.5 million of which was used in Distrito Arcos and Ps.185.0 million in Alto Comahue; (ii) an increase in financial assets, net of Ps.521.5 million; (iii) a Ps.32.0 million acquisition and capital contributions in associates; (iv) a Ps.58.4 million investment in the improvements made to our shopping malls; (v) acquisition of property, plant and equipment for Ps.26.2 million; (vi) improvements made to our offices and other rental properties of Ps.2.0 million; and (vii) Ps.89.8 million from the acquisition of office properties from IRSA, our controlling shareholder; partially offset by: (a) collection of interest on financial assets equal to Ps.102.3 million; (b) Ps.76.8 million in repayment of loans due from related parties; (c) Ps.19.1 million from the sale of capital stock of Avenida Inc.; and (d) receipt of Ps.365.2 million in proceeds from the sale of investment properties during the fiscal year.

  Fiscal year 2014

Cash used in investing activities was Ps.517.9 million for the fiscal year ended June 30, 2014 primarily due to: (i) a Ps.179.3 million investment in the development of properties, Ps.99.9 million of which was used in the Distrito Arcos project and Ps.79.4 million in the Shopping Neuquén project; (ii) a decrease in financial assets, net of Ps.10.9 million; (iii) loans granted to related parties of Ps.268.5 million, mainly by us to Tyrus S.A. (a subsidiary of IRSA); (iv) improvements made to our shopping malls of Ps.61.1 million; (vi) the acquisition of capital stock of Avenida Inc. and Avenida Compras S.A. for Ps.13.0 million; (vii) acquisition of property, plant and equipment for Ps.11.3 million; (viii) improvements made to our offices and other rental properties of Ps.4.3 million; and (ix) the acquisition of land reserves for Ps.0.1 million.

  Financing activities

  Nine months ended March 31, 2017

Cash used in financing activities was Ps.1,008.4 million for the nine months ended March 31, 2017, primarily due to: (i) interest expense of Ps.541.9 million; (ii) a Ps.407.3 million repayment of bonds outstanding; (iii) repayment of borrowings of Ps.175.6 million; (iv) a Ps.25.3 million payment of dividends; and (v) payment of financial derivatives of Ps.39.0 million; partially offset by (a) borrowings of Ps.106.2 million; and (b) collection of financial derivatives of Ps.114.0 million.

  Nine months ended March 31, 2016

Cash generated by financing activities was Ps.3,779.5 million for the nine months ended March 31, 2016, primarily due to: (i) issuance of notes in the amount of Ps.5,411.0 million; and (ii) collection of financial derivatives of Ps.1,258.8 million partially offset by repayment of borrowings of Ps.1,037.3 million.

  Fiscal year 2016

Cash generated by financing activities was Ps.579.7 million for the fiscal year ended June 30, 2016, primarily due to: (i) a Ps.5,043.9 million repayment of borrowings; (ii) interest expense of Ps.278.3 million; (iii) a Ps.114.6 million dividend payment to equity holders of the parent and non-controlling interest; (iv) payment of financial derivatives of Ps.580.8 million; and (v) a Ps.1,686.4 million repayment of bonds outstanding; partially offset by (a) borrowings of Ps.1,043.6 million; (b) collection of financial derivatives of Ps.1,831.6 million; and (c) issuance of notes in the amount of Ps.5,411.2 million.

  Fiscal year 2015

Cash used in financing activities was Ps.660.9 million for the fiscal year ended June 30, 2015, primarily due to: (i) a Ps.509.6 million repayment of borrowings; (ii) interest paid of Ps.213.4 million; (iii) a Ps.148.5 million dividend payment; (iv) payment of financial derivatives of Ps.16.1 million; and (v) dividends paid to non-controlling interests of Ps.3.9 million; partially offset by borrowings of Ps.329.8 million.

  Fiscal year 2014

Cash used in financing activities was Ps.516.9 million for the fiscal year ended June 30, 2014, primarily due to: (i) a Ps.405.9 million dividend payment; (ii) a Ps.348.2 million repayment of borrowings; (iii) Ps.141.0 million in interest paid; (iv) payment of financial derivatives of Ps.38.0 million; and (v) dividends paid to non-controlling interests of Ps.7.4 million; partially offset by borrowings of Ps.365.4 million and recovery from derivatives of Ps.61.7 million.

  Capital expenditures

  Nine Months Ended March 31, 2017

During the nine months ended March 31, 2017, we incurred capital expenditures of Ps.154.5 million, of which: (i) Ps.142.9 million was used in the acquisition of investment properties, mainly, in connection with improvements to our shopping malls; and (ii) Ps.11.6 million was related to the acquisition of property, plant and equipment.

  Nine Months Ended March 31, 2016

During the nine months ended March 31, 2016, we incurred capital expenditures of Ps.155.2 million, of which: (i) Ps.134.0 million was used in the acquisition of investment properties, mainly, in connection with improvements to our shopping malls; (ii) Ps.7.0 million are related to the acquisition of property, plant and equipment; and (iii) Ps 14.2 million related to advanced payments.

  Fiscal Year 2016

During the fiscal year ended June 30, 2016, we made capital expenditures of Ps.188.0 million, of which: (i) Ps.167.7 million was used in the acquisition of investment properties, mainly, in connection with improvements to our shopping malls; (ii) Ps.13.7 million was related to the acquisition of property, plant and equipment; (iii) Ps.6.6 million related to advanced payments.

  Fiscal Year 2015

During the fiscal year ended June 30, 2015, we incurred capital expenditures of Ps.378.8 million, of which: (i) Ps.248.8 million was used to acquisition or development of investment properties; (ii) Ps.26.2 million was used for the acquisition of machinery and equipment, and furniture and fixtures, and other buildings and facilities; (iii) Ps.14.0 million was used to make advance payments for the acquisition of general investments; and (iv) Ps.89.8 million was used for the acquisition of office properties from IRSA.

  Fiscal Year 2014

During the fiscal year ended June 30, 2014, we incurred capital expenditures of Ps.285.7 million, of which: (i) Ps.244.8 million was used in the development of properties or acquisition of investment properties; (ii) Ps.29.6 million was used to make advance payments for the acquisition of general investments; and (iii) Ps.11.3 million was used for the acquisition of machinery, equipment, and furniture and fixtures, and other buildings and facilities.

Indebtedness

Our total consolidated debt outstanding as of March 31, 2017, was Ps.5,501.3 million, 98.5% of which was denominated in U.S. dollars and the remaining 1.5% was denominated in Pesos. The following table presents a breakdown of our indebtedness as of March 31, 2017 with a breakdown of its main components:

	As of March 31, 2017
	Currency of indebtedness	Less than a year	From 1 to 2 years	From 2 to 3 years	From 3 to 4 years	More than 4 years	Total	%(5)

				(in thousands of Pesos)		(unaudited)
Financial and Bank Loans:
Notes Series II due 2023	US$	10,773	—	—	—	5,402,658	5,413,431	8.75
Banco Citibank N.A. loan(2)	Ps.	3,454	—	—	—	—	3,454	—
Bank overdrafts(1)	Ps.	11,532	—	—	—	—	11,532	Mixed rate
AABE Debt	Ps.				—	62,578	62,578	—
Finance leases(3)	US$	1,366	1,459	27	—	—	2,852	8.75

Total financial and bank loans		27,125	1,459	27	—	5,465,236	5,493,847
Related parties(4)	Ps.	7,413	—	—	—	—	7,413	Badlar
Total related parties		7,413	—	—	—	—	7,413

Total debt		34,538	1,459	27	—	5,465,236	5,501,260
Cash and cash equivalents and current investments in financial assets							(2,616,776)

Total net debt (unaudited)(6)							2,884,484

(1)     Granted by multiple financial institutions. Overdrafts accrue interest at rates ranging from 22% to 39% annually, and are due within a maximum term of three months from each year end.

(2)    On December 30, 2014, we subscribed a loan with Citibank N.A. in the amount of Ps.10 million, which accrues interest at an annual rate of 26.5%. Principal is payable in nine quarterly consecutive installments starting in December 2015.

(3)    Accrue interest at rates ranging from 3.2% to 34.8% annually.

(4)    Includes credit lines with Nuevo Puerto Santa Fé.

(5)    Average weighted rates.

(6)    For more information regarding net debt, see "Selected Consolidated Financial and Other Information".

Issuance of notes

  IRSA CP's series II 8.75% notes due 2023

On March 3, 2016, we launched a cash tender offer for any and all of our outstanding 7.875% Notes due 2017, Series I. On March 23, 2016, we issued new notes in an aggregate principal amount of US$360 million under our Global Note Program. The Series II Notes accrue interest, at a fixed rate of 8.75% per annum payable semi-annually in arrears, and are repayable upon maturity, on March 23, 2023. Their issue price was 98.722% of the principal amount. The proceeds were used: (a) to repurchase our Series I Notes in an outstanding principal amount of US$120 million and (b) to repay the US$240.0 million balance due to IRSA for our acquisition of certain office properties and land reserves in December 2014, together with accrued interest thereon. Our Series II Notes due 2023 are subject to certain covenants, events of default and limitations, such as the limitation on incurrence of additional indebtedness, limitation on restricted payments, limitation on transactions with affiliates, and limitation on merger, consolidation and sale of all or substantially all assets.

To incur additional indebtedness, we must meet the Consolidated Interest Coverage Ratio on additional indebtedness, which should be greater than 2.00. The Consolidated Interest Coverage Ratio is defined as

Consolidated EBITDA divided by consolidated interest expense. Consolidated EBITDA is defined as operating income plus depreciation and amortization and other consolidated non-cash charges.

The Series II Notes contain financial covenants limiting our ability to declare or pay dividends in cash or in kind, unless the following conditions are met at the time of payment:

•
no Event of Default shall have occurred and be continuing;

•
we must be able to incur at least US$1.00 of Additional Indebtedness under the "Limitation on Incurrence of Additional Indebtedness;" and

•
the aggregate amount of such Restricted Payment does not exceed the sum of:

•
100% of cumulative EBITDA for the period (treated as one accounting period) from July 1, 2015 through the last day of the last fiscal quarter ended prior to the date of such Restricted Payment minus an amount equal to 150% of consolidated interest expense for such period; and

•
any reductions of Indebtedness of the Issuer or its Subsidiaries after the Issue Date any reductions of Indebtedness of the Issuer or its Subsidiaries after the Issue Date exchange to Capital Stock of the Issuer or its Subsidiaries.

On March 28, 2016 and April 8, 2016, we purchased US$59.2 million and US$0.4 million, respectively, in aggregate principal amount of our 7.875% Notes due 2017, Series I, and we simultaneously instructed the Trustee of the Series I Notes to repay US$59.5 million in aggregate principal amount of such Notes, resulting in an aggregate principal amount outstanding of our 7.875% Notes due 2017, Series I, of US$60.5 million. On April 4, 2016, our board of directors approved the repayment of the outstanding balance of the US$60.5 million of our Series I Notes and payment of such Notes was made on May 4, 2016.

On April 6, 2016, we had repaid the outstanding balance of an intercompany loan with IRSA for US$240 million plus accrued interest, which was related to the acquisition of an office portfolio in December 2014.

  Off-Balance sheet arrangements

As of March 31, 2017, we did not have any off-balance sheet transactions, arrangements or obligations with unconsolidated entities or others that are reasonably likely to have a material effect on our financial condition, results of operations or liquidity.

  Contractual obligations

The following table sets forth our contractual obligations as of March 31, 2017. When the interest payable is not fixed, the amount disclosed has been determined by reference to the existing conditions at the reporting date.

	Payments due by period
	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total(1)

Borrowings (excluding finance leases liabilities)	507,668	484,785	484,785	484,785	6,509,970	8,471,993
Finance leases	1,366	1,486	—	—	—	2,852
Total	509,034	486,271	484,785	484,785	6,509,970	8,474,845

(1)    Includes accrued and future interest, if applicable.

Business

Overview

We own, develop and manage commercial real estate properties, which consist primarily of shopping malls and office buildings throughout Argentina. We are currently the largest owner and operator of shopping malls and one of the largest owners of office buildings and other commercial properties in Argentina in terms of gross leasable area and number of rental properties according to data published by the Argentine Chamber of Shopping Malls. Our common shares are listed on the Bolsas y Mercados Argentinos S.A., or "ByMA," and our ADSs are listed on the NASDAQ Global Market, both under the ticker "IRCP".

  Shopping malls

We own 16 shopping malls of which we manage 15, with an aggregate 340,391 square meters of gross leasable area as of March 31, 2017. In addition to several projects that are currently under development, we have a potential to develop 251,206 square meters of shopping malls, of which 133,206 square meters correspond to expansions of our existing shopping malls, and 118,000 square meters to future developments of our land reserves. Of the 16 shopping malls we own, seven are located in the City of Buenos Aires, two in the Greater Buenos Aires area, and the others in the provinces of Salta, Santa Fé, Mendoza, Córdoba and Neuquén. In addition, we operate La Ribera Shopping in the City of Santa Fé which we own through a joint venture, and own the historic real estate that houses the Patio Olmos shopping mall in the Province of Córdoba, which mall is operated by a third party.

The following table shows selected information about our shopping malls as of March 31, 2017:

Shopping malls	Date of acquisition/ development	Location	GLA (sqm)(1)	Number of stores	Occupancy rate(2)	Our ownership interest	Rental revenue for the nine month period ended March 31, 2017 (unaudited)

					(%)	(%)	(in thousands of Ps.)
Alto Palermo	Dec-97	City of Buenos Aires	18,966	143	99.5	100.0	353,736
Abasto Shopping(3)	Nov-99	City of Buenos Aires	36,795	171	99.4	100.0	394,210
Alto Avellaneda	Dec-97	Buenos Aires Province	36,061	136	99.3	100.0	239,115
Alcorta Shopping	Jun-97	City of Buenos Aires	15,613	113	92.1	100.0	160,478
Patio Bullrich	Oct-98	City of Buenos Aires	11,759	91	95.5	100.0	104,016
Buenos Aires Design	Nov-97	City of Buenos Aires	13,402	59	97.6	53.7	40,711
Dot Baires Shopping	May-09	City of Buenos Aires	49,476	158	99.7	80.0	244,533
Soleil	Jul-10	Buenos Aires Province	15,171	79	100.0	100.0	76,649
Distrito Arcos	Dec-14	City of Buenos Aires	14,532	67	97.7	90.0	119,288
Alto Noa Shopping	Mar-95	Salta	19,039	90	99.4	100.0	62,263
Alto Rosario Shopping(4)	Nov-04	Santa Fé	31,798	150	99.7	100.0	167,877
Mendoza Plaza Shopping	Dec-94	Mendoza	42,716	142	93.7	100.0	105,032
Córdoba Shopping	Dec-06	Córdoba	15,442	108	99.3	100.0	60,464
La Ribera Shopping(5)	Aug-11	Santa Fé	9,841	66	99.3	50.0	19,139
Alto Comahue	Mar-15	Neuquén	9,780	104	93.8	99.4	66,580
Patio Olmos(6)	Sep-07	Córdoba	—	—	—	—	—

Total			340,391	1,677	98.0		2,214,091

(1)    Gross leasable area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by leasable area.

(3)    Excludes Museo de los Niños (3,732 square meters).

(4)   Excludes Museo de los Niños (1,261 square meters).

(5)    Owned through our joint venture Nuevo Puerto Santa Fe S.A.

(6)   We own the historic building in the province of Cordoba where Patio Olmos shopping is located, which mall is operated by a third party.

The following table shows our potential for Shopping Mall expansions:

GLA

(in thousands of square meters)
Shopping mall expansions
Alto Palermo	4.0
Alto Rosario Shopping	50.0
Córdoba Shopping	25.5
Dot Baires Shopping	16.8
Patio Bullrich	10.0
Mendoza Plaza Shopping	9.9
Alto Avellaneda	5.5
Soleil	5.3
Alto Comahue	2.2
La Ribera Shopping	4.0

Total	133.2

  Offices and other properties

We own, develop and manage office buildings and other rental and investment properties throughout Argentina as part of our Offices and Other Properties segment.

  Offices

As of March 31, 2017, we owned and managed six office buildings located in the City of Buenos Aires with 77,252 square meters of total gross leasable area and a land reserve with potential for development of an additional 58,400 square meters of office space, in addition to our current projects under development (Catalinas and Polo Dot).

The following table shows selected information regarding our office buildings as of March 31, 2017:

	Date of acquisition/ development	GLA (sqm)(1)	Occupancy rate(2)	Ownership interest	Total rental income for the nine-month period ended March 31, 2017 (unaudited)

			(%)	(%)	(in thousands of Ps.)
Offices
Edificio República	Dec-14	19,885	100	100	83,027
Torre Bankboston	Dec-14	14,873	100	100	59,867
Intercontinental Plaza(3)	Dec-14	4,774	100	100	15,325
Bouchard 710	Dec-14	15,014	100	100	65,740
Suipacha 652/64	Dec-14	11,465	100	100	22,244
Dot Building	Nov-06	11,242	100	80	36,577

Total Offices		77,252	100		282,780

(1)    Corresponds to the total leasable surface area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by total gross leasable area of the relevant property.

(3)    We own 21.2% of the equity in the building which covers an area of 22,535 square meters of gross leasable area, meaning we own 4,774 square meters of gross leasable area.

  Other properties

We also own or receive income from other rental properties and from our land reserve. As of March 31, 2017, we owned other rental properties and land reserves with a total of 122,551 square meters of gross leasable area.

The following table shows selected information regarding our Other Properties as of March 31, 2017:

	Date of acquisition/ development	GLA (sqm)(1)	Occupancy rate(2)	Ownership interest	Total rental revenue for the nine-month period ended March 31, 2017 (unaudited)

			(%)	(%)	(in thousands of Ps.)
Other Rental Properties
Nobleza Piccardo(3)	May-11	109,610	79.0	50	5,169

Subtotal Rental Properties		109,610	79.0	—	5,169
Land Reserves
Ferro	Nov-97	5,000	100.0	100	693
Terreno Lindero de Dot	Nov-06	3,881	100.0	80	5,007
Anchorena 665	Jan-09	3,374	33.0	100	1,123
Chanta IV	Jul-01	636	100.0	100	3,523
Terreno Intercontinental	Dec-14	50	100.0	100	122

Subtotal Land Reserves		12,941	82.5		10,468

Total Other Properties		122,551	79.8		15,637

(1)    Corresponds to the total leasable surface area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by total gross leasable area of the relevant property.

(3)    Owned by Quality Invest S.A. in which we have a 50% equity stake.

  Other assets

We also have strategic investments in other businesses, which we believe complement our overall strategy and rental leasing operations. The following table shows a description of and our ownership interest in Other assets as of March 31, 2017:

	Description	Ownership interest as of March 31, 2017 (%)

PH Office Park(1)	First stage of "Polo Dot", for development of office tower over an existing building	80.0
La Rural(2)	Commercial operation at "Predio Ferial de Palermo" (Palermo exhibition mall)	50.0
CONIL	Two functional units for which we will receive 1,389 m2 of retail store space in January and September 2018, through a barter agreement	100.0
TGLT(3)	Real estate company in which we own an equity interest	9.5
Avenida	E-commerce company	17.3
Tarshop S.A.(4)	Consumer finance company	20.0
Beruti(5)	36 residential apartments, 32 residential and 171 commercial parking spaces received through a barter agreement with TGLT, in exchange for a plot of land	100.0

(1)    Owned by Panamerican Mall S.A.

(2)    Joint venture 50% owned by us.

(3)    This investment is recorded as a financial asset under our Financial Operations and Others business segment.

(4)   Tarshop S.A. is one of our associates.

(5)    Owned by IRSA CP.

As of March 31, 2017, our total assets were Ps.40,493 million (US$2,631 million), and our shareholders' equity was Ps.22,446 million (US$1,458 million). Our operating income for the fiscal years ended June 30, 2016, 2015 and 2014 was Ps.19,038 million, Ps.4,062 million and Ps.3,865 million, respectively. Our operating income for the nine-month periods ended March 31, 2017 and March 31, 2016 was Ps.3,797 million and Ps.17,159 million, respectively. For the nine-month period ended March 31, 2017, revenues from our Shopping Malls segment and our Offices and Others segment were Ps.2,216 million and Ps.297 million, respectively, representing 88.0% and 11.8%, respectively, of our total revenues for the period.

We operate our business through four principal business segments, namely "Shopping Malls," "Offices and Others," "Sales and Developments" and "Financial Operations and Others":

•
"Shopping Malls" includes the operation and development of shopping malls, through which we generate rental income and fees charged for services related to the lease of retail stores and other spaces. Our Shopping Malls segment includes highly diversified, multi-format assets with a particular focus on retailers that cater to middle- to high-income consumers.

•
"Offices and Others" includes the lease of offices and other rental properties and services related to these properties.

•
"Sales and Developments" includes the sales of undeveloped parcels of land and properties, and activities related to the development and maintenance of such properties.

•
"Financial Operations and Others" includes the financing activities developed through our associated company Tarshop S.A., and our residual consumer financing transactions.

The following table sets forth certain operating and financial data by business segment for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in millions of Ps.)
Shopping Malls
Revenues	2,216.5	1,733.7	2,409.1	1,778.3	1,383.0
Operating Income	3,080.1	16,119.1	17,905.0	2,044.3	3,605.0
EBITDA (unaudited)(1)	3,096.4	16,131.9	17,925.0	2,057.7	3,616.7
Adjusted EBITDA (unaudited)(2)	1,714.6	1,340.0	1,793.3	1,328.5	1,013.9
Net Operating Income (unaudited)(3)	1,927.8	1,486.0	2,033.5	1,513.3	1,159.6
Offices and Others
Revenues	297.2	200.4	284.1	160.1	27.6
Operating income	1,001.2	989.2	1,274.3	1,532.6	202.2
EBITDA (unaudited)(1)	1,063.5	1,010.4	1,299.2	1,541.4	215.3
Adjusted EBITDA (unaudited)(2)	279.2	147.6	238.8	89.5	25.4
Net Operating Income (unaudited)(3)	255.1	173.8	263.5	152.4	25.8
Sales and Developments
Revenues	3.7	1.9	2.7	6.6	51.9
Operating Income	(32.8)	129.9	217.1	544.2	164.1
EBITDA (unaudited)(1)	(32.4)	130.5	217.6	544.2	164.1
Adjusted EBITDA (unaudited)(2)	4.5	131.6	137.6	118.7	51.0
Net Operating Income (unaudited)(3)	27.5	157.5	165.7	132.5	37.6
Financial Operations and Others
Revenues	0.6	0.6	1.0	0.1	0.6
Operating Income	(2.1)	(0.4)	(0.9)	8.5	0.3
EBITDA (unaudited)(1)	(17.9)	(297.2)	(233.9)	(172.8)	(226.7)
Adjusted EBITDA (unaudited)(2)	(2.1)	(0.4)	(0.9)	8.5	0.3
Net Operating Income (unaudited)(3)	(2.1)	(0.4)	(0.9)	(0.3)	0.3

(1)    EBITDA is calculated as profit for the year excluding: (i) Interest income; (ii) Interest expense; (iii) Income tax expense; and (iv) depreciation and amortization. For more information regarding EBITDA, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

(2)    Adjusted EBITDA is calculated as EBITDA minus Total financial results, net excluding Financial interest net (Foreign exchange differences net, Gain/loss from derivative financial instruments, Fair value gains of financial assets and liabilities at fair value through profit or loss, Other financial results net), minus Share of profit of associates and joint ventures and excluding Unrealized results due to the revaluation of the fair value of our investment properties. For more information regarding Adjusted EBITDA, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

(3)    NOI is calculated as Gross profit from operations, less Selling expenses, plus Net realized gain on changes in fair value of investment property and plus Depreciation and amortization. For more information regarding NOI, including a numerical reconciliation to the most comparable IFRS metric, see "Selected Consolidated Financial and Other Information."

The following chart illustrates a breakdown of our consolidated revenues by operating segment for the nine months ended March 31, 2017 (unaudited):

Revenues for the nine-month period ended March 31, 2017
(unaudited)
(in millions of Ps.)

The following table sets forth the book value of our principal business segments as of March 31, 2017:

Fair value of investment property	As of March 31, 2017 (unaudited)

(in millions of Ps.)
Shopping malls	27,872
Offices and other rental properties	4,816
Land reserves and properties under development	1,524

Total	34,212

As of March 31, 2017, we own, develop and manage 16 shopping malls in Argentina, totaling 340,391 square meters of gross leasable area and 77,252 square meters of gross leasable area in six premium office buildings of rental office property, located in the City of Buenos Aires.

In addition to our projects that will result in the addition of 52,000 square meters that are currently under development, we could potentially develop another 309,206 square meters of shopping malls and office spaces, of which 133,206 square meters correspond to expansions of our existing shopping malls, 118,000 square meters correspond to future shopping mall developments of our land reserves and 58,400 square meters correspond to future office space developments.

  Gross leasable area

The following graphic illustrates our total gross leasable area growth over the years for both shopping malls and offices (in thousands of sqm).

Strengths

We believe that our principal strengths include the following:

•
Leader in commercial real estate in Argentina.  Currently, we are the largest owner and operator of shopping malls based on data published by the Argentine Chamber of Shopping Malls and one of the largest owners of office buildings in Argentina measured by gross leasable area and number of rental properties. We own 16 shopping malls, of which we operate 15, with 340,391 square meters of total gross leasable area, and six office buildings with 77,252 square meters of total gross leasable area, each as of March 31, 2017.

•
Leading market share of shopping malls in the City of Buenos Aires.  We have a leading market share of shopping malls in the City of Buenos Aires. As of March 31, 2017, we had a 67% share of the market for shopping malls in the City of Buenos Aires based on INDEC's statistics.

•
Strong relationships with tenants.  We maintain long-standing relationships with over 1,000 corporate tenants and retail brands, some of which operate at a number of our shopping malls.

•
Prime portfolio of shopping malls and office buildings.  Our shopping malls are strategically located in prime locations and neighborhoods in the City of Buenos Aires and other key Argentine cities, enabling us to target well-known retailers who attract middle- and high-income consumers. Our office building portfolio is concentrated in the financial district of the City of Buenos Aires (Catalinas area) where average rents per square meter are the highest in the country, according to data published by Colliers International.

•
Strong cash flow generation.  Historically, even in periods of economic instability, our business has generated considerable and sustained cash from operations.

•
Positioned for further growth.  We believe we are well positioned to benefit from further development in Argentina's business environment. We are currently developing an expansion project of our Alto Palermo shopping mall, as well as in two of our office buildings, Catalinas and "Polo Dot," which we expect will become operational during fiscal year 2019 and 2020. In addition to the projects that are currently under development, we could potentially develop 251,206 square meters of shopping malls, of which 133,206 square meters correspond to expansions of our existing shopping malls and 118,000 square meters to future developments of our land reserves. We also have land reserve with potential for development of an additional 58,400 square meters of office space, in addition to our current projects under development (Catalinas and Polo Dot).

•
Experienced and committed management team.  IRSA was founded in 1994 by Eduardo Elsztain, who continues to be the chairman of our board of directors and who shares with other founding members the same long-term vision, which is to become the best-managed and most profitable commercial real estate company in Argentina. Our senior management team has considerable experience in real estate management and development, which are critical for our operational and strategic decision-making process.

Business strategy

We seek to generate stable cash flows by efficiently operating our portfolio of properties and achieving long-term appreciation of our shopping malls, offices and commercial real estate assets. We aim to achieve these goals and maintain our leadership in the markets where we operate through the implementation of the following strategies.

  Investment strategy

We seek to satisfy unmet demand for shopping venues in urban centers in Argentina while striving to enhance the shopping experience of our tenants' customers. In addition, we look to benefit from unsatisfied demand for premium office buildings in the City of Buenos Aires. We intend to achieve these objectives by implementing the following key investment strategies:

•
Selectively develop and acquire shopping malls.  We intend to develop new shopping malls with different formats located in proximity to densely populated urban areas with attractive growth prospects, including the metropolitan area of Buenos Aires and cities in certain provinces of Argentina and possibly abroad. An example is our acquisition in 2010 of the first shopping mall ever to operate in Argentina, Soleil Factory, which we converted into the first premium outlet mall in the country. In 2014, we developed the first premium outlet in the City of Buenos Aires, an open space mall in the Palermo neighborhood called Distrito Arcos. Our company was a pioneer in the premium outlet segment, which had not been exploited in the country while diversifying its portfolio that targets different and evolving consumer styles and profiles. Both malls have been a great success in terms of sales and visitors. Our strategically located land reserve positions us to develop new shopping malls in areas we believe enable our malls to target consumers with attractive demographics. Furthermore, we seek to acquire shopping malls that we believe can benefit from our know-how, tenant relationships, centralized management and leasing strategies, thereby enabling us to enter new markets and generate synergies within our existing portfolio.

•
Purchase and develop premium office buildings or other commercial real estate.  Since the Argentine economic crisis in 2001 and 2002, there has been limited investment in the development of high-quality office buildings which we believe has resulted in an unsatisfied demand for such properties, mainly in Buenos Aires, and especially from quality corporate tenants. We intend to purchase and develop premium office buildings in strategically located business districts in the City of Buenos Aires and other attractive locations as part of our strategy to become the leading property owner and manager of premium office buildings in Argentina.

•
Continue to improve our properties.  We consistently look for ways to improve our properties and make them more attractive for our tenants and their customers. For example, we have invested in the expansion of Alto Palermo Shopping and are re-styling the food courts at Alcorta Shopping and Patio Bullrich Shopping. In addition, we added technological improvements in our shopping malls such as automatic lights indicating parking space availability and automated parking payment in order to simplify and enhance the shopping experience of our tenants' customers. We also continually look for ways to increase our lease renewal rates by collaborating with our tenants to improve the functionality of their leased space.

•
Develop ancillary projects that complement our business.  We seek to develop real estate and other commercial projects that complement our shopping mall operations and benefit from the flow of customers in the areas where we operate, like our development of offices at Polo Dot, located in the commercial complex adjacent to our Dot Baires shopping mall, with the goal of increasing the flow of customers in our shopping malls.

  Operational strategy

Our main operational goal is to maximize the profitability of our portfolio of properties. We seek to achieve this goal by implementing the following operational strategies:

•
Strengthen and consolidate relationships with our tenants.  Maintaining strong relationships with our tenants is critical to our continued success. We strive to maintain and strengthen our business relationships with the more than 1,000 corporate tenants and retail brands that currently operate at our properties. We continually seek to improve our shopping malls to keep them modern and attractive, enabling our tenants to offer their customers an excellent shopping experience while ensuring our rents per square meter remain competitive for our tenants. Additionally, we offer our tenants a broad complement of products and services, including administrative and marketing advice and activities designed to optimize and simplify their operations.

•
Seek an optimal tenant mix and attractive lease conditions.  We endeavor to maintain high occupancy rates at our shopping malls by leasing to a diversified mix of credit-worthy tenants with renowned brands and solid reputations, which enable us to achieve stable and attractive rental income per square meter. We follow a similar strategy for tenant mix in our office properties, where the credit-worthiness of our corporate clients is critical to maintaining solid and stable cash-flows.

•
Improve brand awareness and consumer/tenant loyalty.  We strive to improve brand recognition and the loyalty of consumers and tenants with expansive marketing campaigns that include advertising, promotional events and various other initiatives aimed at highlighting a premium shopping experience, tailored to the preferences of the end-consumers at our shopping malls. We also seek to improve tenant and consumer loyalty by adding value to our properties through high-quality entertainment and food court offerings aimed at increasing shoppers' visit frequency and duration.

•
Improve operating margins.  We seek to benefit from our economies of scale in order to profit from cost savings and improve our operating margins.

Our shopping malls

  Overview

As of March 31, 2017, we own a majority interest in a portfolio of 16 shopping malls in Argentina, 15 of which are operated by us. Of our 16 shopping malls, seven are located in the City of Buenos Aires, two in the greater Buenos Aires area, and the rest located in different provinces of Argentina (Alto Noa in the City of Salta, Alto Rosario in the City of Rosario, Mendoza Plaza in the City of Mendoza, Córdoba Shopping Villa Cabrera and Patio Olmos, operated by a third party, in the City of Córdoba, La Ribera Shopping in Santa Fé, through a joint venture, and Alto Comahue in the City of Neuquén).

The shopping malls we operate comprise a total of 340,391 square meters (3,663,960 square feet) of gross leasable area. Total tenant sales in our shopping malls, as reported by retailers, were Ps.25,132.9 million for the nine-month period ended March 31, 2017 and Ps.20,968.8 million for the nine-month period ended March 31, 2016, representing an increase of 19.8%. Tenant sales at our shopping malls are relevant to our revenues and profitability because they are one of the factors that determine the amount of rent that we charge our tenants. They also affect the tenants' overall occupancy costs as a percentage of the tenant's sales.

For the nine-month period ended March 31, 2017, our shopping malls welcomed 78.6 million visitors and for the fiscal year ended June 30, 2016, total visitors was 112.3 million.

Total Number of Visitors Per Fiscal Year at our Shopping Malls
(in millions)

The following table sets forth the total rental income for each of our 16 shopping malls for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Alto Palermo	353,736	282,059	391,913	295,284	243,930
Abasto Shopping	394,210	276,993	384,144	301,685	237,959
Alto Avellaneda	239,115	198,219	265,195	199,920	160,847
Alcorta Shopping	160,478	133,811	186,700	139,420	105,765
Patio Bullrich	104,016	86,126	118,498	99,472	79,365
Buenos Aires Design	40,711	33,642	45,383	37,615	28,402
Dot Baires Shopping	244,533	193,866	261,364	210,428	169,106
Soleil	76,649	56,306	80,113	59,366	44,159
Distrito Arcos	119,288	81,017	78,121	22,934	—
Alto Noa Shopping	62,263	53,333	72,631	50,669	38,747
Alto Rosario Shopping	167,877	132,230	181,501	137,639	100,072
Mendoza Plaza Shopping	105,032	83,464	119,037	91,693	74,109
Córdoba Shopping	60,464	49,178	68,050	54,445	39,761
La Ribera Shopping(1)	19,139	15,113	20,779	13,973	9,793
Alto Comahue	66,580	59,221	47,787	11,690	—

Total	2,214,091	1,734,578	2,321,215	1,726,233	1,332,014

(1)    Through our joint venture Nuevo Puerto Santa Fé S.A.

The following table sets forth our revenues from cumulative leases by revenue category for the periods presented:

	For the nine-month periods ended March 31, (unaudited)
	2017	2016	% Change

	(in millions of Ps.)
Base Rent(1)	1,194	895	33.4
Percentage Rent	479	437	9.6

Total Rent	1,673	1,332	25.6
Admission rights	194	147	32.1
Fees	34	27	27.7
Parking	141	111	27.4
Commissions	82	74	11.3
Revenues from non-traditional advertising	45	40	12.2
Others	48	5	844.1

Revenues before Expenses and Collective Promotion Fund	2,216	1,735	27.8
Expenses and Collective Promotion Fund	987	808	22.2

Total(2)	3,203	2,542	26.0

(1)    Includes Ps.127.4 million in revenues from stands operating at our shopping malls.

(2)    Does not include Patio Olmos.

  Tenant retail sales

Total sales by our shopping mall tenants, as reported by retailers, increased 19.8%, to Ps.25,132.9 million for the nine-month period ended March 31, 2017 from Ps.20,968.8 million for the nine-month period ended March 1, 2016. Tenant sales at our shopping malls are relevant to our revenues and profitability because they are one of the factors that determine the amount of rent that we charge our tenants. They also affect the tenants' overall occupancy costs as a percentage of the tenant's sales.

The following table sets forth the total retail sales of our shopping mall tenants for the periods indicated:

	For the nine-month periods ended March 31,		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in millions of Ps.)
Alto Palermo	3,040.9	2,518.3	3,499.4	2,662.1	2,111.2
Abasto Shopping	3,405.7	2,964.5	4,043.1	3,150.2	2,447.0
Alto Avellaneda	3,173.1	2,778.2	3,776.0	2,913.3	2,333.8
Alcorta Shopping	1,636.6	1,372.8	1,899.0	1,474.7	1,120.4
Patio Bullrich	904.6	770.3	1,061.0	888.5	689.3
Buenos Aires Design	396.8	307.9	414.5	326.0	272.2
Dot Baires Shopping	2,757.6	2,368.5	3,254.3	2,570.6	2,008.3
Soleil	1,219.8	884.9	1,282.2	938.4	664.0
Distrito Arcos	1,037.7	676.2	962.3	339.9	—
Alto Noa Shopping	1,175.1	997.7	1,325.6	1,068.6	766.1
Alto Rosario Shopping	2,318.9	1,917.8	2,626.9	1,951.8	1,378.3
Mendoza Plaza Shopping	1,973.6	1,718.4	2,368.8	1,906.7	1,514.7
Córdoba Shopping	853.8	722.5	990.7	756.0	546.6
La Ribera Shopping(1)	554.8	458.9	633.5	398.1	280.8
Alto Comahue(2)	683.9	511.9	717.1	182.1	—

Total	25,132.9	20,968.8	28,854.4	21,527.0	16,132.7

(1)    Owned by Nuevo Puerto Santa Fé S.A., in which we are a joint venture partner.

(2)    Opened on March 17, 2015.

The following chart depicts aggregate gross sales for the fiscal years represented of our shopping mall tenants.

Aggregate Gross Sales per Fiscal Year
(in millions of Ps.)

  Total sales by type of business

The following table sets forth the retail sales of our shopping mall tenants by type of business for the periods indicated:

	For the nine-month periods ended March 31,		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in millions of Ps.)
Anchor Store	1,329.4	1,141.4	1,590.5	1,299.3	1,098.4
Clothing and footwear	13,332.9	10,801.8	15,158.0	11,124.8	7,940.1
Entertainment	868.2	720.4	1,021.3	740.6	546.5
Home	699.1	578.2	783.9	617.1	486.4
Restaurant	2,687.0	1,985.2	2,723.4	1,938.4	1,476.8
Miscellaneous	3,025.7	2,526.5	3,365.9	2,589.4	1,922.3
Services	167.7	293.4	350.7	223.1	135.6
Electronic appliances	3,022.9	2,921.8	3,860.7	2,994.2	2,526.5

Total	25,133.1	20,968.8	28,854.4	21,527.0	16,132.7

  Occupancy rate

The following table sets forth the occupancy rate expressed as a percentage of gross leasable area of each of our shopping malls for the periods indicated:

	As of March 31,		As of June 30,
	2017	2016	2016	2015	2014

	(%)
Abasto Shopping	99.4	99.8	99.8	100.0	99.4
Alto Palermo	99.5	99.1	99.5	99.7	98.9
Alto Avellaneda	99.3	100.0	100.0	99.9	99.5
Alcorta Shopping	92.1	99.2	89.1	100.0	99.8
Patio Bullrich	95.5	99.0	99.1	100.0	99.6
Alto Noa	99.4	100.0	100.0	100.0	99.7
Buenos Aires Design	97.6	96.0	95.7	94.6	92.3
Mendoza Plaza	93.7	95.1	95.2	96.1	95.0
Alto Rosario	99.7	98.3	100.0	97.9	97.0
Córdoba Shopping Villa Cabrera	99.3	100.0	99.2	99.8	99.8
Dot Baires Shopping	99.7	99.9	100.0	99.7	99.7
Soleil Premium Outlet	100.0	100.0	100.0	99.4	100.0
La Ribera Shopping	99.3	98.4	99.3	99.3	99.6
Distrito Arcos(1)	97.7	96.9	97.0	97.3	—
Alto Comahue(2)	93.8	95.6	96.6	94.2	—

Total	98.0	98.6	98.4	98.7	98.4

(1)    Opened on December 18, 2014.

(2)    Opened on March 17, 2015.

The following chart depicts the average occupancy rate for all our shopping malls for each fiscal year presented:

Shopping Malls—Occupancy rates (%) per fiscal year

  Rental price

The following table shows the annual average rental price and the nine-month average rental price per square meter for the periods indicated:(1)

	For the nine-month periods ended March 31,		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in Ps.)
Abasto Shopping	10,714	6,832	10,456	8,227	6,255
Alto Palermo	18,651	14,964	20,664	15,108	12,619
Alto Avellaneda	6,631	5,488	7,390	5,443	4,400
Alcorta Shopping	10,279	8,671	11,759	9,106	7,000
Patio Bullrich	8,845	7,402	10,057	8,453	6,762
Alto Noa	3,270	2,793	3,815	2,657	2,023
Buenos Aires Design	3,038	2,352	3,264	2,543	1,875
Mendoza Plaza	2,459	1,982	2,831	2,181	1,803
Alto Rosario	5,280	4,205	6,303	4,847	3,390
Córdoba Shopping Villa Cabrera	3,915	3,225	4,367	3,552	2,504
Dot Baires Shopping	4,946	3,890	5,265	4,002	3,389
Soleil Premium Outlet	5,052	4,025	5,726	4,243	2,908
La Ribera Shopping	2,013	1,524	2,109	1,340	1,130
Distrito Arcos(2)	8,209	7,539	6,994	1,891	—
Alto Comahue(3)	6,808	6,043	4,832	1,236	—

(1)    Corresponds to consolidated annual accumulated rental prices divided by gross leasable square meters. Does not include income from Fibesa or Patio Olmos.

(2)    Opened on December 18, 2014.

(3)    Opened on March 17, 2015.

  Lease expirations

The following table sets forth the schedule of estimated lease expirations for our shopping malls for leases in effect as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

	As of March 31, 2017
Expiration(1)(2)	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in thousands of Ps.)(3)	Agreements (%)

Vacant Stores	54	12,130	4	—	—
2017	241	41,282	12	195,486.9	14
2018	494	90,949	27	443,110.7	32
2019	490	103,795	30	403,003.5	29
2020 and subsequent years	398	92,237	27	349,797.8	25

Total(2)	1,677	340,393	100	1,391,398.8	100

(1)    Includes vacant stores as of March 31, 2017. A lease may be associated with one or more stores.

(2)    Does not reflect our ownership interest in each property.

(3)    Reflects the annual Base Rent of agreements due to expire as of March 31, 2017.

  New leases and renewals

The following table shows certain information about our lease agreements as of March 31, 2017:

				Average annual base rent per sqm (Ps.)
			Annual admission rights amount (in millions of Ps.)				Non-renewed agreements(1) annual base rent amount (in millions of Ps.)
		Annual base rent amount (in millions of Ps.)				Number of non-renewed agreements(1)
Type of business	Number of agreements			New and renewed	Former agreements

Clothing and footwear	132	19.1	21.7	1,461.8	1,103.6	843	117.3
Restaurant	15	1.5	1.3	1,154,7	803.9	198	21.7
Miscellaneous(2)	27	3.7	7.8	1,111.7	824.4	248	34.2
Home	21	2.1	2.2	693.4	620.7	71	7.2
Services	1	0.0	0.0	790.2	1,865.9	67	4.3
Entertainment	2	0.5	0.1	93.3	70.5	25	5.6

Total	198	27.0	33.1	5,305.1	5,289.1	1,452	190.3

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

(2)    Miscellaneous includes anchor store.

  Principal terms of our leases

Under the Argentine Civil and Commercial Code lease terms may not exceed 20 or 50 years, except for leases regulated by Law No. 25,248 which states leases on real property are not subject to term restrictions. Generally, terms of our lease agreements range from three to ten years.

Leasable space in our shopping malls is marketed through an exclusive arrangement with our wholly owned subsidiary and real estate broker Fibesa S.A., or "Fibesa." We use a standard lease agreement for most tenants at our shopping malls, the terms and conditions of which are described below. However, our largest or "anchor" tenants generally negotiate better terms for their respective leases. No assurance can be given that lease terms will be as set forth in the standard lease agreement.

Rent amount specified in our lease contracts generally is the higher of (i) a monthly Base Rent and (ii) a specified percentage of the tenant's monthly gross sales in the store, which generally ranges between 4% and 10% of tenant's gross sales. In addition, pursuant to the rent escalation clause in most of our leases, a tenant's Base Rent generally increases between 21% and 24% on an annual and cumulative basis from the thirteenth (13th) month of effectiveness of the lease. Although many of our lease agreements contain price adjustment provisions, these are not based on an official index nor do they reflect the inflation index. In the event of litigation, there can be no assurance that we may be able to enforce such clauses contained in our lease agreements.

In addition to rent, we charge most of our tenants an admission right, which must be paid upon execution of the lease agreement and upon its renewal. The admission right is normally paid as a lump sum or in a small number of monthly installments. If the tenants pay this fee in installments, the tenants are responsible for paying the balance of any such unpaid amount if they terminate the lease prior to its expiration. In the event of unilateral termination and/or resolution for breach by the tenants, tenants will not be refunded their admission payment without our consent. We lease our stores, kiosks and spaces in our shopping malls through our wholly-owned subsidiary Fibesa. We charge our tenants a fee for the brokerage services, which usually amounts to approximately three months of the Base Rent plus the admission right.

We are responsible for providing each shopping mall rental unit with electricity, a main telephone switchboard, central air conditioning and a connection to a general fire detection system. We also provide the food court tenants with sanitation and with gas systems connections. Each tenant is responsible for completing all necessary installations within its rental unit, in addition to paying direct related expenses, including electricity, water, gas, telephone and air conditioning. Tenants must also pay for a percentage of total expenses and general taxes related to common areas. We determine this percentage based on different factors. The common area expenses include, among others, administration, security, operations, maintenance, cleaning and taxes.

We carry out promotional and marketing activities to draw consumer traffic to our shopping malls. These activities are paid for with the tenants' contributions to the Common Promotional Fund, or "CPF," which is administered by us. Tenants are required to contribute 15% of their rent (Base Rent plus Percentage Rent) to the CPF. We may increase the percentage tenants must contribute to the CPF with up to 25% of the original amount set forth in the corresponding lease agreement for the contributions to the CPF. We may also require tenants to make extraordinary contributions to the CPF to fund special promotional and marketing campaigns or to cover the costs of special promotional events that benefit all tenants. We may require tenants to make these extraordinary contributions up to four times a year provided that each extraordinary contribution may not exceed 25% of the tenant's preceding monthly lease payment.

Each tenant leases its rental unit as a shell without any fixtures and is responsible for the interior design of its rental unit. Any modifications and additions to the rental units must be pre-approved by us. We have the option to charge the tenant for all costs incurred in remodeling the rental units and for removing any additions made to the rental unit when the lease expires. Furthermore, tenants are responsible for obtaining adequate insurance for their rental units, which must cover, among other things, damage caused by fire, glass breakage, theft, flood, civil liability and workers' compensation.

  Control systems

We have computer systems equipped to monitor tenants' sales (except stands) in all of our shopping malls. We also conduct regular audits of our tenants' accounting sales records in all of our shopping malls. Almost every store in our shopping malls has a point of sale that is linked to our main server. We use the information generated from the computer monitoring system to prepare statistical data regarding, among other things, total sales, average sales and peak sale hours for marketing purposes and as a reference for the internal audit. Most of our shopping mall lease agreements require the tenant to have its point of sale system linked to our server.

Detailed information regarding our shopping malls

Set forth below is certain information regarding our shopping mall portfolio, including the five largest tenants at each shopping mall and certain key lease provisions.

  Abasto Shopping, City of Buenos Aires

Opened in 1998, Abasto Shopping is a 171-store shopping mall located in downtown Buenos Aires with direct access from the Carlos Gardel subway station, six blocks from the Once railway terminal, near the highway to Ezeiza International Airport. The main structure is a landmark building which, between 1889 and 1984, was the primary fresh produce market in the City of Buenos Aires. We converted the property into a 116,646 square meter shopping mall (including parking and common areas) with approximately 36,795 square meters of gross leasable area or 40,527 square meters after including Museo de los Niños. Abasto Shopping is the fourth largest shopping mall in Argentina in terms of gross leasable area.

Abasto Shopping has a 27-restaurant food court, a 12-screen movie theatre complex with seating capacity for approximately 3,100 people, covering a surface area of 8,021 square meters, entertainment area and also houses the Museo de los Niños with a surface area of 3,733 square meters (the latter is not considered gross leasable area). The shopping mall is distributed over five stories and includes a parking lot for 1,200 vehicles with a surface area of 40,527 square meters.

Abasto Shopping's target consumers are middle-income individuals between the ages of 25 and 45 whom we believe represent a significant portion of the population in this area of the City of Buenos Aires.

During the fiscal year ended June 30, 2016, Abasto Shopping generated nominal retail sales that totaled approximately Ps.4,043 million, representing sales per square meter of approximately Ps.110,054, 28.3% higher than sales recorded in fiscal year 2015. Total rental income increased from Ps.301.7 million in the fiscal year ended June 30, 2015 to Ps.384.1 million for the fiscal year ended June 30, 2016, which represents annual income per gross leasable square meter of Ps.8,227 in fiscal year 2015 and Ps.10,456 in fiscal year 2016.

For the nine-month period ended March 31, 2017, Abasto Shopping generated nominal retail sales of approximately Ps.3,405.7 million, 14.9% higher than sales recorded in the same period of the comparable nine-month period in 2016. Sales per square meter reached Ps.92,558 during the period. Total rental income increased from Ps.277.0 million for the nine-month period ended March 31, 2016 to Ps.394.2 million for the nine-month period ended March 31, 2017, which represents monthly revenues per gross leasable square meter of Ps.6,832 and Ps.10,714, respectively.

As of March 31, 2017, Abasto Shopping's occupancy rate was 99.4%.

  Abasto Shopping's five largest tenants

Abasto Shopping's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 41% of its gross leasable area as of March 31, 2017 and approximately 10.2% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table provides selected information regarding Abasto Shopping's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Hoyts General Cinema—Theaters	Entertainment	8,021.0	21.8
Neverland Park	Entertainment	3,538.3	9.6
Zara	Clothing and footwear	1,790.0	4.9
Fravega	Technology	885.2	2.4
Stock Center	Clothing and footwear	860.9	2.3

Total		15,095.4	41.0

  Abasto Shopping's tenant mix(1)

The following table sets forth the mix of tenants by type of business at Abasto Shopping as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	16,316.4	44.3
Entertainment	11,559.3	31.4
Restaurant	3,008.1	8.2
Technology	2,730.7	7.4
Miscellaneous	2,212.5	6.0
Home and houseware	582.6	1.6
Services	385.7	1.0

Total	36,795.3	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Abasto Shopping's revenues

The following table sets forth selected information relating to the revenues of Abasto Shopping during the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	207,395	152,809	215,228	166,879	129,652
Percentage Rent(1)	69,669	63,112	84,115	69,186	55,829

Total rent	277,064	215,921	299,344	236,065	185,481
Revenues from admission rights(2)	36,701	27,635	38,561	30,024	25,043
Management fees	5,045	3,981	5,532	4,277	3,464
Parking	35,954	28,999	40,117	30,822	23,719
Other	39,446	457	591	497	252

Total(3)	394,210	276,993	384,144	301,685	237,959

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Abasto Shopping's lease expirations

The following table includes the lease expiration for Abasto Shopping for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Agreement expiration	Number of agreements/ stores	Square meters due to expire		Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores(1)	2	171.0		—	—	—
2017	41	5,501.4	(1)	15	38	18
2018	45	5,946.8		16	58	27
2019	40	18,325.8		50	65	30
2020 and subsequent years	43	6,850.3		19	56	26

Total	171	36,795.2		100	217	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  Alto Palermo, City of Buenos Aires

Alto Palermo is a 143-store shopping mall that opened in 1990 in a well-established middle class and densely populated neighborhood named Palermo in the City of Buenos Aires. Alto Palermo is located at the intersection of Santa Fé and Coronel Díaz avenues, a few minutes from downtown Buenos Aires with nearby access from the Bulnes subway station. Alto Palermo has a total developed area of 65,029 square meters (including parking) that consists of 18,966 square meters of gross leasable area. Alto Palermo features a food court with 17 restaurant options. Alto Palermo is over four stories high and has a 654-car pay parking lot of 32,405 square meters. Alto Palermo's customers are middle-income individuals between the ages of 28 and 40.

During the fiscal year ended June 30, 2016, Alto Palermo generated nominal tenant retail sales of approximately Ps.3,499.4 million, 31.5% higher than in fiscal 2015. Sales per square meter reached Ps.184,508. Total rental income increased from Ps.295.3 million in fiscal 2015 to Ps.391.9 million in fiscal 2016, which represents annual income per gross leasable square meter of Ps.15,108 in fiscal year 2015 and Ps.20,663 in fiscal year 2016.

For the nine-month period ended March 31, 2017, Alto Palermo generated nominal retail sales of approximately Ps.3,040.9 million, 20.7% higher than in the comparable nine-month period in 2016. Sales per square meter reached Ps.160,300 for the nine-month period ended March 31, 2017. Total rental income increased from Ps.282.1 million for the nine-month period ended March 31, 2016 to Ps.353.7 million for the nine-month period ended March 31, 2017, which represents monthly revenues per gross leasable square meter of Ps.14,964 and Ps.18,651, respectively.

As of March 31, 2017, Alto Palermo's occupancy rate was 99.5%.

The Alto Palermo expansion project will add approximately 4,000 square meters of gross leasable area to this shopping mall which has the highest sales per square meter in our entire portfolio. The expansion requires moving the food court to a third level and turning it into an innovative format of Gourmet Space by using the space of an adjacent building we acquired in 2015. The demolition stage of the project ended in the second quarter of Fiscal Year 2017. See "—Future developments."

  Alto Palermo's five largest tenants

Alto Palermo's five largest tenants (in terms of total gross sales) accounted for approximately 31.7% of its gross leasable area at March 31, 2017 and approximately 8.6% of total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table describes Alto Palermo's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Nike	Clothing and footwear	1,462.1	7.7
Zara	Clothing and footwear	1,384.0	7.3
Wendy's	Restaurant	1,308.5	6.9
Megatlon	Services	1,141.1	6.0
Just for Sport	Clothing and footwear	724.3	3.8

Total		6,020.0	31.7

  Alto Palermo's tenant mix(1)

The following table sets forth the tenant mix by type of business at Alto Palermo as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	11,667.2	61.5
Restaurant	2,890.8	15.2
Services	1,584.2	8.4
Miscellaneous	2,022.2	10.7
Technology	556.4	2.9
Home & Houseware	245.2	1.3

Total	18,965.9	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Alto Palermo's revenues

The following table sets forth selected information relating to the revenue sources at Alto Palermo for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	229,713	172,995	240,540	177,185	148,947
Percentage Rent(1)	47,947	49,704	67,376	56,549	43,648

Total rent	277,660	222,699	307,916	233,734	192,595
Revenues from admission rights(2)	43,510	34,118	48,471	35,096	30,603
Management fees	4,668	3,701	5,142	3,976	3,220
Parking	27,405	21,194	29,983	22,051	17,170
Commissions	4	—	—	—	—
Other	489	347	401	427	342

Total(3)	353,736	282,059	391,913	295,284	243,930

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Alto Palermo's lease expirations

The following table sets forth a schedule of lease expirations for Alto Palermo for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration(1)	Number of agreements	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Store	4	364.5	2	—	—
2017	30	3,908.9	20	46	20
2018	47	7,169.1	38	78	33
2019	37	3,197.2	17	56	23
2020 and subsequent years	25	4,326.2	23	57	24

Total	143	18,965.8	100	237	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  Alto Avellaneda, Greater Buenos Aires Area

Alto Avellaneda is a 136-store suburban shopping mall that opened in October 1995 and is located in the City of Avellaneda, which is on the southern border of the City of Buenos Aires. This shopping mall is located next to a railway terminal and is close to downtown Buenos Aires. Alto Avellaneda has a total developed area of 108,598.8 square meters (including parking) which consists of 36,061 square meters of gross leasable area. The shopping mall has a Multiplex cinema with six screens, the first Walmart superstore in Argentina, an entertainment mall, a food court with 19 restaurants and two anchor stores, Falabella, which opened on April 28, 2008 and Zara which opened on September 27, 2011. Walmart (not included in gross leasable area) purchased the space it occupies, but it pays its pro rata share of the common charges of Alto Avellaneda's parking lot. The shopping mall has a 2,700-car free parking lot consisting of 47,856 square meters. Alto Avellaneda Shopping's target customers are of middle-income individuals between the ages of 25 and 40.

On December 30, 2015, we signed an agreement to acquire a plot of land of approximately 3,822 square meters located in Avellaneda, Province of Buenos Aires, for a potential expansion of the Alto Avellaneda shopping mall.

During fiscal 2016, Alto Avellaneda generated nominal tenant retail sales of approximately Ps.3,776.0 million, which represents year-on-year growth of 29.6% compared to fiscal 2015. Sales per square meter as of June 30, 2016 were Ps.105,363. Total rental income increased from Ps.199.9 million for fiscal 2015 to Ps.265.2 million for fiscal 2016, which represents annual income per gross leasable square meter of Ps.5,443 in fiscal year 2015 and Ps.7,390 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Alto Avellaneda generated nominal retail sales of approximately Ps.3,173.1 million, which represents growth of 14.2% with respect to the comparable period in 2016. Sales per square meter were Ps.87,993 for the period. Total rental income increased from Ps.198.2 million for the nine-month period ended March 31, 2016 to Ps.239.1 million for the nine-month period ended March 31, 2017, which represents monthly revenues per gross leasable square meter, respectively, of Ps.5,488 and Ps.6,631.

As of March 31, 2017, Alto Avellaneda's occupancy rate was 99.3%.

  Alto Avellaneda's five largest tenants

Alto Avellaneda's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 54% of its gross leasable area as of March 31, 2017, and approximately 15.7% of total Base Rent for the nine-month period ended March 31, 2017.

The following table sets forth selected information regarding Alto Avellaneda's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Falabella	Department Store	11,629.0	32
Bingo	Entertainment	2,469.5	7
Atlas	Entertainment	2,434.1	7
Zara	Clothing and footwear	1,585.0	4
Sacoa	Entertainment	1,289.0	4

Total		19,406.6	54

  Alto Avellaneda's tenant mix(1)

The following table sets forth the mix of tenants by type of business at Alto Avellaneda as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	12,288.1	34.1
Department Store	11,629.0	32.2
Entertainment	6,192.7	17.2
Miscellaneous	1,686.2	4.7
Technology	1,717.0	4.8
Restaurant	1,704.5	4.7
Services	528.9	1.5
Home & Houseware	314.4	0.9

Total	36,060.8	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Alto Avellaneda's revenues

The following table sets forth selected information relating to revenues for Alto Avellaneda for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	159,923	125,450	166,830	120,267	99,617
Percentage Rent(1)	52,170	51,206	68,335	56,034	42,987

Total rent	212,093	176,656	235,166	176,301	142,604
Revenues from admission rights(2)	22,361	17,719	24,920	19,587	15,070
Management fees	4,309	3,416	4,746	3,670	2,973
Other	352	428	363	362	200

Total(3)	239,115	198,219	265,195	199,920	160,847

(1)    Percentage Rent is based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees payable by our tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Does not include revenues relating to common maintenance expenses and our collective promotion fund.

  Alto Avellaneda's lease expirations(1)

The following table sets forth a schedule of lease expirations at Alto Avellaneda for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	2	80.5	—	—	—
2017	19	2,121.5	6	24	13
2018	46	9,954.4	28	48	27
2019	47	18,063.9	50	75	42
2020 and subsequent years	22	5,840.4	16	31	18

Total	136	36,060.6	100	178	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Buenos Aires Design, City of Buenos Aires

Buenos Aires Design opened in 1993 and currently features 59 stores specialized in decoration and home appliances. We own a 53.7% interest in ERSA, the company which has the concession to operate Buenos Aires Design. ERSA's other shareholder is Hope Funds S.A., which has a 46.3% interest.

As a result of a public auction, in February 1991, the City of Buenos Aires granted ERSA a 20-year concession to use a plot of land in the Centro Cultural Recoleta. The concession's effective date was November 19, 1993 and was set to expire on November 18, 2013. In 2010, the government of the Buenos

Aires City, pursuant to Decree No. 867/2010, extended the concession term for an additional five-year period, and the expiration date of the agreement was extended to November 18, 2018. The concession agreement requires that ERSA pays the City of Buenos Aires a fixed amount per year which is adjusted annually. It establishes that the concession may be terminated for any of the following reasons: material breach of the obligations of the parties, which with regard to ERSA include: (i) breach of applicable law, (ii) change of the purpose of the area under concession; (iii) non-payment of the monthly fee for two consecutive periods; (iv) destruction or abandonment of the area under concession; (v) bankruptcy or liquidation; or (vi) restitution of the plot of land under concession, which shall only take place for public interest reasons.

In June 1991, we entered into an agreement with the shareholders of ERSA providing for our administration of Buenos Aires Design for a monthly administration fee of 10% of the net expenditures of expenses.

Buenos Aires Design is located in an exclusive neighborhood named Recoleta in the City of Buenos Aires, near Libertador Avenue and downtown Buenos Aires. Buenos Aires Design is located in one of Buenos Aires' most popular tourist attraction areas as many exclusive hotels and restaurants are located in this area due to its closeness to the National Museum of Fine Arts, the Museum of Modern Art and other popular cultural institutions.

Buenos Aires Design has a total developed area of 26,131.5 square meters (including parking) that consists of 13,402 square meters of gross leasable area. The shopping mall has nine restaurants anchored by the Hard Rock Cafe and a terrace that covers approximately 3,700 square meters. Buenos Aires Design is spread over two floors and has a 174-car pay parking lot. Buenos Aires Design's target customers are upper-middle income individuals between the ages of 25 and 45.

During fiscal year, 2016, Buenos Aires Design generated nominal tenant retail sales of approximately Ps.414.5 million, which represents year-on-year growth of 27.1% compared to fiscal 2015 and retail sales of approximately Ps.29,804.3 per square meter. Total rental income increased from Ps.37.6 million for fiscal 2015 to Ps.45.4 million for fiscal 2016, which represents annual income per gross leasable square meter of Ps.2,543 in fiscal 2015 and Ps.3,264 in fiscal 2016.

In the nine-month period ended March 31, 2017, Buenos Aires Design generated nominal retail sales of approximately Ps.396.8 million, which represents retail sales of approximately Ps.308 per square meter for the period. Total rental income increased from Ps.33.6 million in the nine-month period ended March 31, 2016 to Ps.40.7 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.2,352 and Ps.3,038.

As of March 31, 2017, Buenos Aires Design's occupancy rate was 97.6%.

  Buenos Aires Design's five largest tenants

Buenos Aires Design's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 41% of Buenos Aires Design's gross leasable area as of March 31, 2017 and approximately 15.6% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table contains selected information regarding Buenos Aires Design's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Auditorio	Miscellaneous	2,041.1	15.2
Hard Rock Cafe	Restaurant	1,215.9	9.1
Morph	Home & Houseware	1,032.3	7.7
Prima Fila	Restaurant	668.0	5.0
Michael Thonet	Home & Houseware	540.6	4.0

Total		5,947.9	41.0

  Buenos Aires Design's tenant mix(1)

The following table sets forth the mix of tenants by type of business at Buenos Aires Design as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Home & Houseware	7,687.8	57.4
Restaurant	3,438.9	25.7
Miscellaneous	2,091.2	15.6
Technology	184.0	1.4
Services	—	—

Total	13,401.9	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Buenos Aires Design's revenues

The following table sets forth selected information relating to the revenues of Buenos Aires Design during the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	25,865	21,504	28,801	24,898	18,379
Percentage Rent(1)	1,942	1,779	2,164	1,616	1,221

Total rent	27,807	23,283	30,965	26,514	19,600
Revenues from admission rights(2)	2,858	2,682	3,585	2,720	2,296
Management fees	2,539	1,995	2,808	2,172	1,647
Parking	7,407	5,619	7,944	6,184	4,819
Other	100	63	81	25	40

Total(3)	40,711	33,642	45,383	37,615	28,402

(1)    Percentage Rent is based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees payable by our tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. It does not reflect our interest in Emprendimiento Recoleta S.A. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Buenos Aires Design's lease expirations(1)

The following table shows a schedule of lease expirations at Buenos Aires Design for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expirations	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payment (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	1	235.8	2	—	—
2017	11	2,724.7	20	4.2	14
2018	13	1,686.0	13	7.9	26
2019	33	8,590.5	64	16.8	56
2020 and subsequent years	1	165.0	1	1.1	4

Total	59	13,401.9	100	29.9	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Alcorta Shopping, City of Buenos Aires

Alcorta Shopping is a 113-store shopping mall which opened in 1992, and is located in the residential area of Palermo Chico, one of the most exclusive areas in the City of Buenos Aires, a short drive from downtown Buenos Aires. Alcorta Shopping has a total developed area of approximately 87,554 square meters (including parking) that consists of 15,613 square meters of gross leasable area. Alcorta Shopping has a two-screen movie theater, a food court with 11 restaurants and a Carrefour hypermarket on the ground floor. Carrefour purchased the space it occupies but pays its pro rata share of the common charges of the shopping mall's parking lot. The shopping mall is spread out over three levels and has a pay parking lot for approximately 1,300 cars. Alcorta Shopping's targeted clientele consists of high-income individuals between the ages of 30 and 45.

In recent years Alcorta Shopping has gained importance in the fashion retail industry. It is a place chosen by emerging designers to promote and sell their new brands. A no less important fact is that 69% of our Alcorta Shopping customers are frequent or habitual customers.

During fiscal 2016, Alcorta Shopping generated nominal tenant retail sales of approximately Ps.1,899.0 million, which represents fiscal year sales of approximately Ps.119,665 per square meter and a year-on-year growth of 28.8%. Total rental income increased from Ps.139.4 million for fiscal 2015 to Ps.186.7 million for fiscal 2016, which represents annual income per gross leasable square meter of Ps.9,106 in fiscal year 2015 and Ps.11,759 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Alcorta Shopping generated nominal retail sales of approximately Ps.1,636.6 million, which represents retail sales of approximately Ps.104,822 per square meter. Total rental income increased from Ps.133.8 million in the nine-month period ended March 31, 2016 to Ps.160.5 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.8,671 and Ps.10,279.

As of March 31, 2017, Alcorta Shopping's occupancy rate was 92.1%.

  Alcorta Shopping's five largest tenants

Alcorta Shopping's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 27.8% of its gross leasable area as of March 31, 2017 and approximately 9.8% of total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table provides selected information about Alcorta Shopping's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Megatlon	Services	1,464.8	9.4
Zara	Clothing and footwear	1,100.4	7.0
Atlas	Entertainment	966.4	6.2
Rapsodia	Clothing and footwear	413.0	2.6
Nike	Clothing and footwear	400.0	2.6

Total		4,344.6	27.8

  Alcorta Shopping's tenant mix(1)

The following table sets forth the mix of tenants by type of business at Alcorta Shopping as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	9,229.0	59.1
Entertainment	966.4	6.2
Services	2,188.4	14.0
Restaurant	1,369.6	8.8
Miscellaneous	1,097.3	7.0
Home & Houseware	434.0	2.8
Technology	328.1	2.1

Total	15,612.8	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Alcorta Shopping's revenues

The following table sets forth selected information relating to the revenues of Alcorta Shopping during the following periods:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	99,457	75,560	105,511	76,742	57,967
Percentage Rent(1)	27,093	31,269	44,465	36,534	28,056

Total rent	126,550	106,829	149,976	113,276	86,023
Revenues from admission rights(2)	19,254	14,412	20,042	15,893	12,207
Management fees	1,521	1,206	1,676	1,296	1,050
Parking	12,819	11,133	14,709	8,795	6,303
Other	334	231	297	160	182

Total(3)	160,478	133,811	186,700	139,420	105,765

(1)    Percentage Rent is based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees payable by our tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Alcorta Shopping lease expirations(1)

The following table shows a schedule of estimated lease expirations at Alcorta Shopping for existing leases as of March 31, 2017, assuming that none of our tenants will exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	3	1,127.5	7	—	—
2017	22	2,277.5	15	16	13
2018	35	4,664.6	30	45	38
2019	26	3,755.6	24	29	25
2020 and subsequent years	27	3,787.6	24	29	24

Total	113	15,612.8	100	120	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Patio Bullrich, City of Buenos Aires

Patio Bullrich is a 91-store shopping mall which opened in 1988 and the first shopping mall to launch operations in the City of Buenos Aires. Patio Bullrich is located in the Recoleta neighborhood, one of the most prosperous areas of the City of Buenos Aires. This district is a residential, cultural and tourist center that includes distinguished private homes, historical sites, museums, theatres and embassies. The shopping mall is located within walking distance of the most prestigious hotels of the City of Buenos Aires and the subway, bus and train systems. Additionally, the shopping mall is only 10 minutes by car from downtown Buenos Aires.

Patio Bullrich has a total developed area of 29,982 square meters (including parking) that consist of 11,759 square meters of gross leasable area and common areas covering 12,472 square meters. The shopping mall has a four-screen multiplex movie theater with 1,381 seats and a food court with 8 providers. The shopping mall is spread out over four levels and has a pay parking lot for 215 cars in an area consisting of 4,825 square meters.

Patio Bullrich is one of the most successful shopping malls in Argentina in terms of sales per square meter. Its target consumers consist of high-income individuals over 40 years of age.

During fiscal 2016, Patio Bullrich generated nominal tenant retail sales of approximately Ps.1,061.0 million, which represents annual sales of approximately Ps.90,046 per square meter and a year-on-year increase of 19.4% compared to fiscal 2015. Total rental income increased from Ps.99.5 million for fiscal 2015 to Ps.118.5 million for fiscal 2016, which represents monthly revenues per gross leasable square meter of Ps.8,453 in fiscal year 2015 and Ps.10,057 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Patio Bullrich generated nominal retail sales of approximately Ps.904.6 million, which represents retail sales of approximately Ps.76,962 per square meter for the period. Total rental income increased from Ps.86.1 million in the nine-month period ended March 31, 2016 to Ps.104.0 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.7,402 and Ps.8,845.

As of March 31, 2017, Patio Bullrich's occupancy rate was 95.5%.

  Patio Bullrich's five largest tenants

Patio Bullrich's five largest tenants (in terms of total gross sales at the shopping mall) accounted for approximately 32.5% of its gross leasable area at March 31, 2017 and approximately 10.6% of total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table sets forth selected information about Patio Bullrich's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Atlas	Entertainment	1,296.9	11.0
Zara	Clothing and footwear	786.0	6.7
Rouge Internacional	Miscellaneous	599.6	5.1
Etiqueta Negra	Clothing and footwear	576.1	4.9
Life Center	Services	565.7	4.8

Total		3,824.3	32.5

  Patio Bullrich's tenant mix(1)

The following table sets forth the tenant mix by type of business at Patio Bullrich as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	5,057.8	43.0
Miscellaneous	2,607.7	22.2
Entertainment	2,069.3	17.6
Restaurant	936.1	8.0
Services	685.7	5.8
Home & Houseware	402.9	3.4

Total	11,759.6	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Patio Bullrich's revenues

The following table sets forth selected information relating to the revenues of Patio Bullrich during the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	62,834	50,355	69,520	58,578	47,690
Percentage Rent(1)	12,769	12,270	15,750	13,351	8,674

Total rent	75,603	62,625	85,270	71,929	56,364
Revenues from admission rights(2)	11,368	9,933	14,489	12,753	11,316
Management fees	3,682	2,919	4,056	3,136	2,540
Parking	13,198	10,503	14,480	11,537	9,017
Commissions	—	—	—	—	—
Other	165	146	203	117	127

Total(3)	104,016	86,126	118,498	99,472	79,364

(1)    Percentage Rent is based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees payable by our tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Patio Bullrich's lease expirations(1)

The following table shows a schedule of lease expirations at Patio Bullrich for existing leases as of March 31, 2017, assuming that none of our tenants will exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire		Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	3	650.0		6	—	—
2017	19	2,088.5	(1)	18	16	21
2018	23	3,454.0		29	26	35
2019	22	2,553.6		22	18	25
2020 and subsequent years	24	3,013.5		26	14	18

Total	91	11,759.6		100	74	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Alto NOA, City of Salta, Province of Salta

Alto Noa is a 90-store shopping mall that opened in 1994, located in the City of Salta, the capital of the Province of Salta, in the northwestern region of Argentina. The Province of Salta has a population of approximately 1.2 million with approximately 600,000 people living in the City of Salta. Alto Noa has a total developed area of approximately 30,876 square meters (including parking) which consists of 19,039.9 square meters of gross leasable area. Alto Noa has a food court with 13 restaurants, a large entertainment mall, a supermarket and a multiplex cinema with eight screens. Alto Noa occupies one floor and has a free parking lot that can accommodate 551 cars. Alto Noa's target customers are middle-income individuals between the ages of 28 and 40.

During fiscal 2016, Alto Noa generated nominal tenant retail sales of approximately Ps.1,325.6 million, which represents annual retail sales of approximately Ps.71,900 per square meter and a year-on-year increase of 24.1% compared to fiscal 2015. Total rental income increased from Ps.50.7 million in fiscal 2015 to Ps.72.6 million in fiscal 2016, which represents annual income per gross leasable square meter of Ps.2,657 in fiscal year 2015 and Ps.3,815 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Alto Noa generated nominal retail sales of approximately Ps.1,175.1 million, which represents retail sales of approximately Ps.61,721 per square meter during the period. Total rental income increased from Ps.53.3 million in the nine-month period ended March 31, 2016 to Ps.62.3 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.2,793 and Ps.3,270.

As of March 31, 2017, Alto NOA's occupancy rate was 99.4%.

  Alto NOA's five largest tenants

Alto NOA's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 58.1% of its gross leasable area at March 31, 2017 and 14.8% of the total rent receipts at this property for the nine-month period ended March 31, 2017.

The following table sets forth selected information about Alto NOA's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Hoyts General Cinema-Salas	Entertainment	3,808.4	20.0
Carrefour	Other	3,080.5	16.2
Neverland Park	Entertainment	1,842.0	9.7
YPF	Other	1,812.5	9.5
Boulevard Casino	Entertainment	519.6	2.7

Total		11,063.0	58.1

  Alto NOA's tenant mix(1)

The following table sets forth the mix of tenants by type of business at Alto NOA:

Type of business	GLA (sqm)	GLA (% of total)

Entertainment	6,265.2	32.9
Miscellaneous	5,704.0	30.0
Clothing and footwear	4,117.7	21.6
Technology	1,213.6	6.4
Restaurant	1,154.1	6.1
Services	378.5	2.0
Home & Houseware	205.8	1.1

Total	19,038.9	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Alto NOA's revenues

The following table sets forth selected information relating to the revenues of Alto NOA during the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	35,374	27,414	38,835	26,332	21,450
Percentage Rent(1)	22,461	22,669	29,182	21,021	14,635

Total rent	57,835	50,083	68,018	47,353	36,085
Revenues from admission rights(2)	3,648	2,784	3,862	2,707	2,201
Management fees	456	362	503	389	315
Other	323	104	249	220	146

Total(3)	62,263	53,333	72,631	50,669	38,747

(1)    Percentage Rent is on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees payable by our tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Alto NOA's lease expirations

The following table shows a schedule of estimated lease expirations at Alto NOA during the periods indicated for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	2	95.2	1	—	—
2017	11	2,710.4	14	6	14
2018	26	6,952.8	37	11	28
2019	30	2,943.6	15	14	34
2020 and subsequent years	21	6,336.9	33	9	23

Total	90	19,038.9	100	40	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Mendoza Plaza, City of Mendoza, Province of Mendoza

Mendoza Plaza is a 142-store shopping mall which opened in 1992 and is located in the City of Mendoza, the capital of the Province of Mendoza. The City of Mendoza is the fourth largest city in Argentina with a population of approximately 1.0 million. Mendoza Plaza Shopping consists of 42,716 square meters of GLA and has a multiplex cinema covering an area of approximately 3,659 square meters with ten screens, the Chilean department store Falabella, a food court with 18 restaurants, an entertainment mall and a supermarket, which is also a tenant. The shopping mall has two levels and offers free parking for up to 1,917 cars. Mendoza Plaza's target consumers are middle-income individuals between the ages of 28 and 40.

During fiscal 2016, Mendoza Plaza generated nominal tenant retail sales of approximately Ps.2,368.8 million, which represents year-on-year growth of 24.2% compared to fiscal 2015. Sales per square meter were approximately Ps.56,342 in fiscal 2016. Total rental income increased from Ps.91.7 million in fiscal 2015 to Ps.119.0 million in fiscal 2016, which represents annual income per gross leasable square meter of Ps.2,181 in fiscal year 2015 and Ps.2,831 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Mendoza Plaza generated nominal retail sales of approximately Ps.1,973.6 million, which represents retail sales for the period of approximately Ps.46,203 per square meter. Total rental income increased from Ps.83.5 million in the nine-month period ended March 31, 2016 to Ps.105.0 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.1,982 and Ps.2,459.

As of March 31, 2017, Mendoza Plaza's occupancy rate was 93.7%.

  Mendoza Plaza's five largest tenants

Mendoza Plaza's five largest tenants (in terms of total gross sales in this shopping mall) accounted for approximately 52.6% of its gross leasable area at March 31, 2017 and 18.3% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table sets forth selected information about Mendoza Plaza's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Falabella	Department Store	8,563.0	20.0
Super Plaza Vea	Supermarket	4,419.1	10.3
Neverland Park	Entertainment	3,692.6	8.6
Village Cinemas	Entertainment	3,658.9	8.6
Dragon Bowling	Entertainment	2,122.4	5.0

Total		22,456.0	52.6

  Mendoza Plaza's tenant mix(1)

The following table sets forth the mix of tenants by type of business at Mendoza Plaza as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Entertainment	12,249.1	28.7
Miscellaneous	7,711.9	18.1
Department Store	8,563.0	20.0
Clothing and Footwear	8,166.1	19.1
Technology	2,890.2	6.8
Restaurant	1,644.5	3.8
Services	1,084.1	2.5
Home & Houseware	407.1	1.0

Total	42,715.9	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Mendoza Plaza's revenues

The table sets forth selected information relating to the revenues of Mendoza Plaza during the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	62,573	45,925	65,426	46,726	38,751
Percentage Rent(1)	31,134	30,364	43,619	38,013	29,079

Total rent	93,707	76,289	109,045	84,739	67,830
Revenues from admission rights(2)	5,807	4,605	6,287	4,071	3,718
Management fees	2,429	1,847	2,663	2,005	1,820
Other	3,088	723	1,042	878	741

Total	105,032	83,464	119,037	91,693	74,109

(1)    Percentage Rent is based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees payable by our tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Mendoza Plaza's lease expirations(1)

The following table shows a schedule of estimated lease expirations at Mendoza Plaza for existing leases as of March 31, 2017, assuming that none of our tenants will exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	10	2,775.3	6	—	—
2017	16	11,640.4	27	12	17
2018	28	7,531.8	18	14	21
2019	46	15,751.9	37	22	33
2020 and subsequent years	42	5,016.6	12	20	29

Total	142	42,715.9	100	68	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Alto Rosario, City of Rosario, Province of Santa Fé

Alto Rosario is a 150-store shopping mall located in the City of Rosario, Province of Santa Fé, the third largest city in Argentina in terms of population. It has a total developed area of approximately 100,750 square meters which consists of 31,798 square meters of gross leasable area (excluding Museo de los Niños). Alto Rosario has a food court with 18 restaurants, a large entertainment mall, a supermarket and a Showcase cinema with 14 state-of-the-art screens. The shopping mall occupies one floor and has a free parking lot for 1,736 cars. Alto Rosario's targeted consumers are middle-income individuals between the ages of 28 and 40.

During fiscal 2016, Alto Rosario generated nominal tenant retail sales of approximately Ps.2,626.9 million, which represents a year-on-year increase of 34.6% compared to fiscal 2015. Sales per square meter were approximately Ps.91,266 in fiscal 2016. Total rental income increased from Ps.137.6 million in fiscal 2015 to Ps.181.5 million in fiscal 2016, which represents annual income per gross leasable square meter of Ps.4,847 in fiscal year 2015 and Ps.6,303 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Alto Rosario generated nominal retail sales that totaled approximately Ps.2,318.9 million, which represents retail sales per square meter of approximately Ps.72,925. Total rental income increased from Ps.132.2 million in the nine-month period ended March 31, 2016 to Ps.167.9 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.4,205 and Ps.5,280.

As of March 31, 2017, Alto Rosario's occupancy rate was 99.7%.

  Alto Rosario's five largest tenants

Alto Rosario's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 36.7% of its gross leasable area at March 31, 2017 and 9.3% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table sets forth selected information regarding Alto Rosario's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Showcase Cinema	Entertainment	8,984.0	28.3
Sacoa	Entertainment	780.0	2.5
Sport 78	Clothing and footware	671.7	2.1
Rock&Feller	Restaurant	616.1	1.9
Interio	Home & Houseware	602.3	1.9

Total		11,654.1	36.7

  Alto Rosario's tenant mix(1)

The following table sets forth the tenant mix by type of business at Alto Rosario as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	14,510.7	45.6
Entertainment	9,764.0	30.7
Miscellaneous	2,068.8	6.5
Restaurant	2,107.3	6.6
Home & Houseware	1,750.2	5.5
Technology	1,538.7	4.8
Services	58.0	0.2

Total	31,797.6	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Alto Rosario's revenues

The following table sets forth selected information relating to the revenues of Alto Rosario during the following periods:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	99,256	74,192	101,180	72,850	54,739
Percentage Rent(1)	51,749	45,542	62,657	53,567	36,491

Total rent	151,005	119,734	163,837	126,417	91,230
Revenues from admission rights(2)	14,740	10,588	14,960	9,230	7,307
Management fees	1,807	1,433	1,990	1,539	1,247
Other	325	475	713	453	288

Total(3)	167,877	132,230	181,501	137,639	100,072

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Alto Rosario's lease expirations(1)

The following table shows a schedule of estimated lease expirations at Alto Rosario for existing leases as of March 31, 2017, assuming that none of our tenants exercises their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Store	6	3,049.9	10	—	—
2017	19	1,655.2	5	10	9
2018	52	7,471.5	23	41	37
2019	27	3,075.3	10	18	16
2020 and subsequent years	46	16,545.7	52	42	38

Total	150	31,797.7	100	111	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements due to expire.

  Córdoba Shopping—Villa Cabrera, City of Córdoba

Córdoba Shopping Villa Cabrera covers a surface area of 35,000 square meters, with 15,443 square meters being gross leasable area. Córdoba Shopping has 108 commercial stores, a 12-screen multiplex cinema and parking lot for 1,500 vehicles, located in Villa Cabrera, City of Córdoba, Province of Córdoba.

During the fiscal year ended June 30, 2016, Córdoba Shopping generated nominal tenant retail sales of approximately Ps.990.7 million, which represent a year-on-year growth of 31.0% compared to fiscal 2015. Sales per square meter were approximately Ps.63,579.4 in fiscal 2016. Total rental income increased from

Ps.54.4 million in fiscal 2015 to Ps.68.1 million in fiscal 2016, which represents annual income per gross leasable square meter of Ps.3,552 in fiscal year 2015 and Ps.4,367 in fiscal year 2016.

In the nine-month period ended March 31, 2017, the public visiting the shopping mall generated nominal retail sales of approximately Ps.853.8 million, which represents retail sales of approximately Ps.55,287 per square meter. Total rental income increased from Ps.49.2 million in the nine-month period ended March 31, 2016 to Ps.60.5 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter of Ps.3,225 and Ps.3,915, respectively.

As of March 31, 2017, Córdoba Shopping's occupancy rate was 99.3%.

  Córdoba Shopping—Villa Cabrera's five largest tenants

Córdoba Shopping's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 45.2% of its gross leasable area as of March 31, 2017 and approximately 7.5% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table sets forth selected information regarding Córdoba Shopping's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Showcase Cinema	Entertainment	5,442.5	35.2
Garbarino	Technology	497.0	3.2
Neverland Park	Entertainment	399.5	2.6
Nike	Clothing and footwear	379.5	2.5
New Sport	Clothing and footwear	263.1	1.7

Total		6,981.6	45.2

  Córdoba Shopping—Villa Cabrera's tenant mix(1)

The following table sets forth the tenant mix in terms of types of business in Córdoba Shopping as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	6,529.7	42.3
Entertainment	5,842.0	37.8
Miscellaneous	700.1	4.5
Restaurant	1,054.1	6.8
Technology	535.1	3.5
Services	555.2	3.6
Home & Houseware	226.3	1.5

Total	15,442.5	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Revenues from Córdoba Shopping—Villa Cabrera

The following table sets forth selected information relating to the revenues of Córdoba Shopping during the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	30,448	24,417	33,365	26,369	19,958
Percentage Rent(1)	24,299	20,459	28,594	23,039	15,797

Total rent	54,747	44,876	61,959	49,407	35,755
Revenues from admission rights(2)	3,457	2,539	3,590	3,260	2,521
Management fees	1,968	1,530	2,173	1,580	1,310
Commissions	—	—	—	—	—
Other	292	233	327	198	175

Total(3)	60,464	49,178	68,050	54,445	39,761

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Córdoba Shopping—Villa Cabrera's lease expirations(1)

The following table shows a schedule of estimated lease expirations for Córdoba Shopping during the periods indicated for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	4	311.4	2	—	—
2017	14	1,538.2	10	5	13
2018	38	8,808.6	57	11	30
2019	28	2,066.1	13	10	29
2020 and subsequent years	24	2,718.2	18	10	27

Total	108	15,442.5	100	36	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  Dot Baires Shopping, City of Buenos Aires

Dot Baires Shopping opened in May 2009. It has four floors and three underground levels, covering a surface area of 173,000 square meters, of which 49,476 square meters constitutes gross leasable area, comprising 158 retail stores, a hypermarket, a ten-screen multiplex cinema and parking space for 2,200 vehicles.

Dot Baires Shopping is located at the intersection of Avenida General Paz and the Panamerican Highway in the neighborhood of Saavedra in the City of Buenos Aires, and is the largest shopping mall in Buenos Aires in terms of square meters. As of March 31, 2017, we owned an 80% equity interest in Panamerican Mall S.A., which owns Dot Baires Shopping the Dot Building, among other properties.

During the fiscal year ended June 30, 2016, Dot Baires Shopping generated nominal tenant retail sales of approximately Ps.3,254.3 million, which represents a year-on-year increase of 26.6% compared to fiscal 2015, and fiscal year sales of approximately Ps.65,558.1 per square meter in fiscal 2016. Total rental income increased from Ps.210.4 million in fiscal 2015 to Ps.261.4 million in fiscal 2016, which represents annual income per gross leasable square meter of Ps.4,001.7 in fiscal year 2015 and Ps.5,265.1 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Dot Baires Shopping generated nominal retail sales of approximately Ps.2,757.6 million, which represents retail sales of approximately Ps.55,736 per square meter for the period. Total rental income increased from Ps.193.9 million in the nine-month period ended March 31, 2016 to Ps.244.5 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter of Ps.3,890 and Ps.4,946, respectively.

As of March 31, 2017, Dot Baires Shopping's occupancy rate was 99.7%.

The project under development called "Polo Dot" will consist of three office buildings (one of them may include a hotel) on land reserves we own and the expansion of Dot Baires Shopping by approximately 15,000 square meters of gross leasable area. In the first phase, we will develop an 11-floor office building expansion with an area of approximately 32,000 square meters, in respect of which we have already executed lease agreements for approximately 75% of the available leasable area. Construction of this project started in the fourth quarter of 2016, and we expect that the building will become operational by the end of 2018, for more information. See "—Future developments."

  Dot Baires shopping's five largest tenants

Dot Baires Shopping's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 60.1% of its gross leasable area as of March 31, 2017 and approximately 20.0% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table describes Dot Baires Shopping's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Walmart	Miscellaneous	12,600.0	25.5
Falabella	Department Store	8,086.7	16.3
Hoyts General Cinema	Entertainment	6,475.8	13.1
Sport Club	Services	1,381.2	2.8
Zara	Clothing and Footwear	1,178.9	2.4

Total		29,722.6	60.1

  Dot Baires Shopping's tenant mix(1)

The following table sets forth the tenant mix in terms of types of business in Dot Baires Shopping as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Miscellaneous	15,274.6	30.9
Clothing and footwear	13,171.3	26.6
Department Store	8,086.7	16.3
Entertainment	7,135.0	14.4
Services	1,998.7	4.0
Restaurant	1,768.4	3.6
Technology	1,487.2	3.0
Home & Houseware	554.1	1.1

Total	49,476.1	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Dot Baires Shopping's revenues

The following table sets forth selected information relating to the revenues of Dot Baires Shopping for the periods indicated:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	135,728	102,427	134,620	107,794	98,558
Percentage Rent(1)	52,533	49,287	67,556	59,544	39,222

Total rent	188,261	151,714	202,176	167,338	137,781
Revenues from admission rights(2)	18,711	12,332	17,973	14,060	10,541
Management fees	3,043	2,413	3,352	2,592	2,099
Parking	33,877	26,947	37,127	25,994	18,358
Other	641	460	737	444	328

Total(3)	244,533	193,866	261,364	210,428	169,106

(1)    Percentage Rent is calculated as a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Does not reflect our interest in PAMSA. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Dot Baires Shopping's lease expirations(1)

The following table shows a schedule of estimated lease expirations for Dot Baires Shopping for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	5	156.0	—	—	—
2017	21	2,541.3	5	12	8
2018	42	14,491.3	29	51	35
2019	40	5,844.5	12	36	25
2020 and subsequent years	50	26,443.0	54	47	32

Total	158	49,476.1	100	146	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  Soleil Premium Outlet, greater Buenos Aires, province of Buenos Aires

In December 2007, we entered into an agreement with INC S.A., or "INCSA," an unaffiliated company, for the acquisition of Soleil Premium Outlet. On July 1, 2010, we executed the final deed for partial conveyance of title and closing minutes with INCSA, whereby INCSA transferred to us the shopping mall's going concern, which we started to operate on that date. The transaction was exclusive of any debt or credit prior to the transaction with respect to INCSA's business, as well as the real property where a hypermarket currently operates located in the premises. On April 12, 2011, the Argentine Antitrust Authority (Comisión Nacional de Defensa de la Competencia), or "CNDC," approved the transaction.

As of April 2013, after a conversion of the shopping mall including a building reform and change in tenant mix accompanied by an advertising campaign and change of logo, it was re-launched as Soleil Premium Outlet. At present, it has a surface area of 48,313 square meters, 15,171.1 square meters of which are gross leasable area. It comprises 79 stores and 2,335 parking spaces. Soleil Premium Outlet is located in San Isidro, Province of Buenos Aires. Soleil Premium Outlet opened in Argentina more than 30 years ago and it was the first outlet mall in the country. In 2016, an investment of more than Ps.26.2 million was made to build the new 1180 square meters Nike Factory Store, an anchor sports store that sells clothing from other seasons, as well as the other stores of the shopping mall. The food court is currently being renovated, and it is expected to be completed on July 2017.

During the fiscal year ended June 30, 2016, Soleil Premium Outlet generated nominal tenant retail sales of approximately Ps.1,282.2 million, which represents annual average sales for approximately Ps.91,644 per square meter and a year-on-year turnover growth of 36.6%. Total rental income increased from Ps.59.4 million for fiscal 2015 to Ps.80.1 million for fiscal 2016, representing annual income per gross leasable square meter of Ps.4,243 in fiscal year 2015 and Ps.5,726 in fiscal year 2016.

In the nine-month period ended March 31, 2017, Soleil Premium Outlet generated nominal retail sales of approximately Ps.1,219.8 million, which represents retail sales of approximately Ps.80,403 per square meter. Total rental income increased from Ps.56.3 million in the nine-month period ended March 31, 2016 to Ps.76.7 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively of Ps.4,025 and Ps.5,052.

As of March 31, 2017, Soleil Premium Outlet's occupancy rate was 100%.

  Soleil Premium Outlet's five largest tenants

Soleil Premium Outlet's five largest tenants (in terms of total gross sales in this shopping mall) accounted for approximately 40.2% of its gross leasable area as of March 31, 2017 and approximately 11.2% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table describe Soleil Premium Outlet's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Cinemark	Entertainment	3,263.4	21.5
Nike	Clothing and footwear	1,180.0	7.8
Stock Center	Clothing and footwear	700.9	4.6
Adidas	Clothing and footwear	480.0	3.2
Garbarino	Technology	472.0	3.1

Total		6,096.3	40.2

  Soleil Premium Outlet's tenant mix(1)

The following table sets forth the tenant mix in terms of types of business in Soleil Premium Outlet as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	9,533.7	62.8
Entertainment	3,263.4	21.5
Technology	808.4	5.3
Restaurant	753.1	5.0
Miscellaneous	374.2	2.5
Services	290.8	1.9
Home & Houseware	147.3	1.0

Total	15,170.9	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Soleil Premium Outlet's revenues

The following table sets forth selected information relating to the revenues of Soleil Premium Outlet during the following periods:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	43,992	32,384	44,597	33,660	26,065
Percentage Rent(1)	25,893	19,218	28,911	20,700	13,620

Total rent	69,886	51,603	73,508	54,360	39,685
Revenues from admission rights(2)	5,614	3,819	5,335	4,057	3,671
Management fees	941	746	1,076	801	649
Commissions	—	—	—	—	—
Other	209	139	194	148	154

Total(3)	76,649	56,306	80,113	59,366	44,159

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  Soleil Premium Outlet's lease expirations(1)

The following table shows a schedule of estimated lease expirations for Soleil Premium Outlet during the periods indicated for existing leases as of March 31, 2017, assuming that none of our tenants will exercise their renewal option or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	—	—	—	—	—
2017	14	2,272.6	15	7	15
2018	26	3,679.6	24	16	33
2019	18	5,471.4	36	11	22
2020 and subsequent years	21	3,746.5	25	15	30
Total	79	15,170.1	100	50	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  La Ribera Shopping, City of Santa Fé, Province of Santa Fé

We own 50% of the shares of Nuevo Puerto Santa Fé S.A., or "NPSF," which leases space in one of the buildings where it currently operates "La Ribera" shopping mall, which has a surface area of 43,219 square meters, comprising 66 retail stores and seven 2D- and 3D-screen multiplex cinemas. It also comprises a 510 square meter cultural center and 24,553 square meters in outdoor areas and free parking space. La Ribera's gross leasable area is approximately 9,841 square meters.

La Ribera is strategically located within the port of the City of Santa Fé in the Province of Santa Fé, which has the largest development in terms of real estate in the City of Santa Fé, 27 kilometers away from the City of Paraná and 96 kilometers from the City of Rafaela; its range of influence represents a potential market of over one million people.

During the fiscal year ended June 30, 2016, La Ribera generated nominal tenant retail sales that totaled approximately Ps.633.5 million, which represents a year-on-year increase of 59.1% and sales per square meter were approximately Ps.64,315.5. Total rental income increased from Ps.13.9 million in fiscal 2015 to Ps.20.8 million in fiscal 2016, representing annual income per gross leasable square meter of Ps.1,340.3 in fiscal year 2015 and Ps.2,109.4 in fiscal 2016.

In the nine-month period ended March 31, 2017, La Ribera generated nominal retail sales that totaled approximately Ps.554.8 million, which represents retail sales of approximately Ps.56,376 per square meter. Total rental income increased from Ps.15.1 million in the nine-month period ended March 31, 2016 to Ps.19.1 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.1,524 and Ps.2,013.

As of March 31, 2017, La Ribera Shopping's occupancy rate was 99.3%.

  La Ribera Shopping's five largest tenants

La Ribera Shopping's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 48.7% of La Ribera Shopping's gross leasable area as of March 31, 2017 and approximately 25.2% of the total Base Rent at this property for the nine-month period ended March 31, 2017.

The following table describes La Ribera's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Cinemark	Entertainment	2,474.0	25.1
Playland Park	Entertainment	756.0	7.7
Musimundo	Technology	690.8	7.0
McDonald's	Restaurant	471.6	4.8
Johnny B Good	Restaurant	396.0	4.0

Total		4,788.4	48.7

  La Ribera Shopping's tenant mix(1)

The following table sets forth the mix of tenants by type of business at La Ribera Shopping as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Entertainment	3,285.7	33.4
Clothing and footwear	3,156.8	32.1
Restaurant	1,672.6	17.0
Miscellaneous	885.9	9.0
Technology	755.4	7.7
Home and houseware	55.5	0.6
Services	29.2	0.3

Total	9,841.1	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  La Ribera Shopping's revenues

The following table sets forth selected information relating to the revenues of La Ribera Shopping during the periods indicated. We hold a 50% ownership interest in NPSF, the entity that owns La Ribera Shopping.

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015	2014

	(in thousands of Ps.)
Base Rent	8,391	6,604	9,036	5,919	4,421
Percentage Rent(1)	9,961	7,953	10,956	7,563	5,000

Total rent	18,352	14,557	19,992	13,482	9,421
Revenues from admission rights(2)	397	238	342	201	141
Management fees	343	255	372	273	211
Parking	0	—	—	—	—
Commissions	—	—	—	—	—
Other	47	63	73	17	20

Total(3)	19,139	15,113	20,779	13,973	9,793

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. It does not reflect our interest in Nuevo Puerto Santa Fé. Revenues relating to common maintenance expenses and collective promotion fund are not included.

  La Ribera Shopping's lease expirations(1)

The following table shows a schedule of estimated lease expirations for La Ribera for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters due to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant stores	1	55.7	2	—	—
2017	4	301.4	3	1	6
2018	14	1,388.4	14	3	17
2019	22	5,152.8	53	7	39
2020 and subsequent years	25	2,942.8	30	7	39

Total	66	9,841.1	100	18	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  Distrito Arcos, City of Buenos Aires

Distrito Arcos was opened on December 18, 2014. Distrito Arcos is a premium outlet located in the neighborhood of Palermo, City of Buenos Aires. It has 14,532 square meters of gross leasable area, comprised of 67 stores, 115 parking spaces and 35 selling stands.

During the 2016 fiscal year, visitors to the shopping mall generated nominal tenant retail sales that totaled approximately Ps.962.3 million, which represents retail sales per square meter of approximately Ps.86,152 in fiscal 2016. Total rental income was Ps.78.1 million for the fiscal year ended June 30, 2016, which represents total revenues for the fiscal year per gross leasable square meter of Ps.6,994.

In the nine-month period ended March 31, 2017, Distrito Arcos generated nominal retail sales that totaled approximately Ps.1,037.7 million, which represents retail sales of approximately Ps.71,408 per square meter. Total rental income increased from Ps.81.0 million in the nine-month period ended March 31, 2016 to Ps.119.3 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter, respectively, of Ps.7,539 and Ps.8,209.

As of March 31, 2017, Distrito Arcos' occupancy rate was 97.7%.

  Distrito Arcos' five largest tenants

Distrito Arcos' five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 19.1% of its gross leasable area at March 31, 2017 and approximately 11.3% of its annual Base Rent for the nine-month period ended on such date.

The following table provides certain information about Distrito Arcos' five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

Fundación Fola-Fototeca Latam	Miscellaneous	1,048.0	7.2
Adidas	Clothing and footwear	573.0	3.9
Etiqueta Negra	Clothing and footwear	400.8	2.8
Akiabara	Clothing and footwear	378.0	2.6
Wendy's	Restaurant	375.7	2.6

Total		2,775.5	19.1

  Distrito Arcos' tenant mix(1)

The following table sets forth the mix of tenants by type of business at Distrito Arcos as of March 31, 2017:

Type of business	GLA (sqm)	GLA (% of total)

Clothing and footwear	12,126.2	83.4
Services	89.0	0.6
Restaurant	727.8	5.0
Miscellaneous	1,589.0	10.9

Total	14,532.0	100

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Distrito Arcos' revenues

The following table sets forth selected information relating to the revenues from Distrito Arcos during the following periods:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015(4)

	(in thousands of Ps.)
Base Rent	71,513	50,547	34,943	11,753
Percentage Rent(1)	32,641	21,436	29,982	8,379

Total rent	104,154	71,983	64,925	20,132
Revenues from admission rights(2)	3,933	2,050	3,219	2,413
Management fees	683	541	752	220
Parking	10,193	6,165	8,853	—
Commissions	45	—	10	120
Other	281	278	362	49

Total(3)	119,288	81,017	78,121	22,934

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

(4)   Opening was on December 18, 2014 (revenues are consolidated for first six months of calendar year 2015).

  Distrito Arcos' lease expirations(1)

The following table shows a schedule of lease expirations for Distrito Arcos for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/ stores	Square meters to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(2)	Agreements (%)

Vacant Stores	6	2,788.9	19	—	—
2017	—	—	—	—	—
2018	40	6,182.4	43	29	62
2019	12	3,109.9	21	10	20
2020 and subsequent years	9	2,450.8	17	9	18

Total	67	14,532.0	100	48	100

(1)    Includes vacant stores as of March 31, 2017.

(2)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

  Alto Comahue, City of Neuquén, Province of Neuquén

Alto Comahue, our 15th shopping mall, was inaugurated on March 17, 2015, and is located in the City of Neuquén, in the Patagonian region of Argentina. It covers 35,000 square meters and has 9,780 square meters of gross leasable area, approximately 333 roof-covered and open-air parking spaces and a large entertainment and leisure area. Alto Comahue offers 104 retail stores that house the most prestigious brands in Argentina, and will have a six-screen multiplex cinema and a theme restaurant. It is a three-story building consisting of a basement where the parking lot and service area are located; the ground floor consisting of 5,100 square meters for retail stores, and the first floor consisting of 720 square meters for restaurants with unique views of the city and 2,700 square meters of retail stores.

During fiscal 2016, Alto Comahue generated nominal tenant retail sales of approximately Ps.717.1 million, which represent retail sales per square meter of approximately Ps.72,511 in fiscal 2016. Total rental income was Ps.47.8 million, which represents total revenues for the year per gross leasable area of Ps.4,832.

In the nine-month period ended March 31, 2017, Alto Comahue generated nominal retail sales of approximately Ps.683.92 million, which represents retail sales of approximately Ps.69,928 per square meter. Total rental income increased from Ps.59.2 million in the nine-month period ended March 31, 2016 to Ps.66.6 million in the nine-month period ended March 31, 2017, which represents monthly income per gross leasable square meter of Ps.6,043 and Ps.6,808, respectively.

As of March 31, 2017, Alto Comahue's occupancy rate was 93.8%.

  Alto Comahue's five largest tenants

Alto Comahue's five largest tenants (in terms of total gross sales at this shopping mall) accounted for approximately 17.3% of its gross leasable area as of March 31, 2017 and 13.0% of its annual Base Rent as of March 31, 2017.

The following table provides certain information regarding Alto Comahue's five largest tenants as of March 31, 2017:

Tenant	Type of business	GLA (sqm)	GLA (% of total)

JB Good	Restaurant	512.9	5.2
Dexter Shop	Clothing and footwear	420.6	4.3
Musimundo	Technology	288.1	2.9
Garbarino	Technology	241.7	2.5
Cinemark	Entertainment	225.3	2.3

Total		1,688.6	17.3

  Alto Comahue's tenant mix

The following table sets forth the mix of tenants by type of business at Alto Comahue as of March 31, 2017:

Type of business(1)	GLA (sqm)	GLA (% of total)

Clothing and footwear	5,533.9	56.6
Miscellaneous	981.4	10.0
Restaurant	1,167.1	11.9
Technology	969.1	9.9
Services	390.6	4.0
Home and houseware	361.1	3.7
Entertainment	376.5	3.8

Total	9,779.8	100.0

(1)    Includes vacant stores as of March 31, 2017. Gross leasable area with respect to such vacant stores is included under the type of business of the last tenant to occupy such stores.

  Alto Comahue's revenues

The following table sets forth selected information relating to the revenues derived from Alto Comahue during the following periods:

	For the nine-month periods ended March 31, (unaudited)		For the fiscal years ended June 30,
	2017	2016	2016	2015(4)

	(in thousands of Ps.)
Base Rent	47,423	46,194	29,392	6,730
Percentage Rent(1)	16,574	10,783	15,370	4,087

Total rent	63,997	56,977	44,762	10,817
Revenues from admission rights(2)	1,624	1,409	1,897	567
Management fees	683	541	752	220
Commissions	—	37	33	60
Other	276	257	344	26

Total(3)	66,580	59,221	47,787	11,690

(1)    Percentage Rent is the revenue based on a specific percentage of gross sales of our tenants.

(2)    Admission rights are the fees required from tenants for entering into a lease agreement or a lease agreement renewal.

(3)    Consolidated rents. Revenues relating to common maintenance expenses and collective promotion fund are not included.

(4)   Opening was on March 17, 2015 (revenues are consolidated for three months).

  Alto Comahue's lease expirations(1)

The following table shows a schedule of lease expirations for Alto Comahue for existing leases as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration:

Expiration	Number of agreements/stores	Square meters to expire	Due to expire (%)	Amount of lease payments (in millions of Ps.)(1)	Agreements (%)

Vacant Stores	5	267.6	3	—	—
2017	—	—	—	—	—
2018	19	1,567.5	16	4	17
2019	62	5,893.4	60	15	64
2020 and subsequent years	18	2,051.3	21	4	19

Total	104	9,779.8	100	23	100

(1)    The amount expresses the annual Base Rent as of March 31, 2017 of agreements to expire.

Our Offices and Others segment

  Our office buildings

  Overview

We own, develop and manage office buildings and other rental properties throughout Argentina. As of March 31, 2017, we owned and managed six office buildings located in the City of Buenos Aires with an aggregate of 77,252 square meters (831,534 square feet) of gross leasable area, and a land reserve with the potential for development of an additional 58,400 square meters (624,306 square feet) of office space. Our Offices and Others segment had a 100% occupancy rate as of March 31, 2017.

The following table shows certain information regarding our office buildings, as of March 31, 2017:

  Offices

	Date of acquisition/ development	GLA(1)	Occupancy rate(2)	Ownership interest	Total rental income for the nine-month period ended March 31, 2017 (unaudited)

		(sqm)	(%)	(%)	(in thousands of Ps.)
Offices:
Edificio República	Dec-2014	19,885	100	100	83,027
Torre Bankboston	Dec-2014	14,873	100	100	59,867
Intercontinental Plaza(3)	Dec-2014	4,774	100	100	15,325
Bouchard 710	Dec-2014	15,014	100	100	65,740
Suipacha 652/64	Dec-2014	11,465	100	100	22,244
Dot Building	Nov-2006	11,242	100	80	36,577

Total		77,252	100		282,780

(1)    Total leasable surface area of each property. Excludes common areas and parking spaces.

(2)    Calculated by dividing occupied square meters by leasable area.

(3)    We own 21.2% of the equity in the building which covers an area of 22,535 square meters of gross leasable area, meaning we own 4,774 square meters of gross leasable area.

  Management of office buildings

We generally act as the manager of the office properties in which we own an interest. We typically own the entire building or a substantial number of floors in the building. The buildings in which we own floors are generally managed pursuant to the terms of a condominium agreement that typically provides for control by a simple majority of the interests based on owned area. As building manager, we handle services such as security, maintenance and housekeeping, which are generally outsourced. The cost of the services is passed through to, and paid for by, the tenants, except in the case of our units that have not been leased, if any, for which we bear the cost. We market our leasable area through commissioned brokers or directly by us.

  Leases

We usually lease our offices and other rental properties by using contracts with an average term of three years, with the exception of a few contracts with terms of five years. These contracts are renewable for two or three years at the tenant's option. Contracts for the rental of office buildings and other commercial properties are generally stated in U.S. dollars, and in accordance with Argentine law they are not subject to inflation adjustment. Rental rates for renewed periods are negotiated at market value.

  Occupancy rate

The following table shows the occupancy rate of our offices for fiscal years 2016, 2015 and 2014, and for the nine-month periods ended March 31, 2017 and 2016:

	Occupancy rate
	As of March 31,(2)		As of June 30,(1)
	2017	2016	2016	2015	2014

	(%)
Offices:
República Building(3)	100.0	90.3	100.0	93.6	—
Torre Bankboston(3)	100.0	94.1	100.0	100.0	—
Intercontinental Plaza(3)	100.0	100.0	100.0	100.0	—
Bouchard 710(3)	100.0	100.0	100.0	100.0	—
Suipacha 652/64(3)	100.0	76.8	90.7	96.7	—
DOT Building	100.0	100.0	100.0	100.0	100.0

Total	100.0	93.1	98.6	98.3	100.0

(1)    Leased square meters pursuant to lease agreements in effect as of June 30, 2016, 2015 and 2014 over gross leasable area of offices for the same periods.

(2)    Leased square meters pursuant to lease agreements in effect as of March 31, 2017 and 2016 over gross leasable area of office properties for the comparable nine-month periods.

(3)    Properties acquired on December 22, 2014 from IRSA.

The following table sets forth the annual income per square meter for our offices during the periods indicated.

	Income per square meter
	As of March 31,(1)		As of June 30,(2)
	2017	2016	2016	2015	2014

	(Ps./sqm)
Intercontinental Plaza	3,210	5,548	4,291	2,484	—
Bouchard 710	4,379	3,604	4,539	3,219	—
Suipacha 652/64	1,940	1,597	1,961	1,399	—
Torre Bankboston	4,025	2,268	3,778	2,819	—
República Building	4,175	3,589	3,615	3,115	—
DOT Building	3,254	3,168	2,778	2,439	2,410
Other(3)	128	49	48	75	68

(1)    Calculated by dividing rental income for the nine-month period by the gross leasable area of offices based on our interest in each building as of March 31 for the nine-month period ended March 31, 2016 and 2017.

(2)    Calculated by dividing annual rental income by the gross leasable area of offices based on our interest in each building as of June 30 for each fiscal period.

(3)    Leasable square meters vary depending on availability for rent of land reserves (Ferro, Nobleza Piccardo, Dot Adjoining Plot and Chanta IV).

  Lease expirations

The following table shows certain information about our lease agreements as of March 31, 2017:

Property	Number of agreements(1)(5)	Annual rental income (Ps.)(2)	Rental income per sqm (new and renewed) (Ps.)(3)	Previous rental income per sqm (Ps.)(3)	Number of non- renewed agreements	Non- renewed agreements annual base rent amount (Ps.)(4)

Intercontinental Building	1	8,589,019	399	384	3	7,583,372
Bouchard 710 Building	2	9,430,879	464	—	1	3,412,424
Della Paolera 265	5	49,406,985	419	447	1	68,673
República Building	4	32,511,688	436	437	3	17,872,606
Dot Building	5	36,894,284	355	247	—	—
Suipacha 664	6	21,922,449	232	245	1	4,410,680

Total	23	158,755,304	367	329	9	33,347,755

(1)    Includes new and renewed agreements signed during fiscal 2016.

(2)    Lease agreements denominated in U.S. dollars converted into Pesos at the exchange rate prevailing in the initial month of the agreement multiplied by 12 months.

(3)    Monthly value.

(4)   Agreements expressed in U.S. dollars converted into Pesos at the exchange rate prevailing in the last month of the agreement, multiplied by 12 months.

(5)    Does not include agreements relating to parking spaces, antennas or terrace space.

The following table sets forth the schedule of estimated lease expirations for our offices and other properties for leases in effect as of March 31, 2017, assuming that none of our tenants exercise their option to renew or terminate their leases prior to expiration (most tenants have renewal clauses in their leases):

Expiration year	Number of agreements due to expire(1)	Square meters of leases due to expire (sqm)	Square meter of leases due to expire (%)	Annual rental income amount of leases due to expire (in millions of Ps.)(2)	Annual rental income amount of leases to expire (%)

2017	27	23,393	31	78	21
2018	24	17,193	23	114	31
2019	23	20,523	27	110	30
2020 and thereafter	17	14,147	19	69	19

Total	91	75,226	100	371	100

(1)    Includes offices with lease agreements that have not been renewed as of March 31, 2017. Does not include vacant square meters available for rent or square meters relating to parking spaces, easements or terraces. Does not include 2,026 square meters occupied by us.

(2)    Annual rental income includes agreements relating to parking, antennas or terrace space.

  Information about our office properties

  Edificio República, City of Buenos Aires

This property was designed by renowned Architect César Pelli (who also designed the World Financial Center in New York and the Petronas Towers in Kuala Lumpur). It is a unique premium office building in downtown Buenos Aires with approximately 19,885 square meters of gross leasable area and 178 parking spaces. The main tenants are Apache Energía, Estudio Beccar Varela, BASF Argentina S.A., ENAP Sipetrol Argentina S.A., Facebook Argentina S.R.L. and BACS Banco de Crédito y Securitización S.A., among others.

  Torre BankBoston, City of Buenos Aires

The BankBoston Tower is a modern office building located at Carlos Maria Della Paolera 265 in the City of Buenos Aires. It was designed by architect César Pelli and has 27 floors and 60 parking spaces comprising over 31,670 square meters of gross leasable area. We have a 47% ownership interest in the building. At present, our main tenants include Exxon Mobile and Kimberly Clark de Argentina, among others.

  Intercontinental Plaza, City of Buenos Aires

Intercontinental Plaza is a modern 24-story building located next to the Intercontinental Hotel in the historic neighborhood of Monserrat in downtown in the City of Buenos Aires. As of March 31, 2017, we owned 21.2% of the equity in the building which covers an area averaging 22,535 square meters of gross leasable area; meaning we owned 4,744 square meters of gross leasable area in this building. The principal tenants include Cognizant Tech Solutions de Arg SRL., CRESUD Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agrícola, or "CRESUD," IRSA and Industrias Pugliese S.A., among others. On May 30, 2017, we sold the third floor of this building, plus eight parking spaces and a storage unit for US$3.0 million.

  Bouchard 710, City of Buenos Aires

Bouchard 710 is an office building located in the Retiro district. The building is a 12-story tower, with an average area per floor of 1,251 square meters (total gross leasable area of 15,014 square meters), with 165 units for car parking. On March 2017 it received the gold qualification in the leading certification by the US Green Building Council. Tenants are Sibille S.C. (KPMG) and Microsoft de Argentina S.A., Samsung Electronics Argentina S.A., Energy Consulting Services S.A., Chubb Argentina de Seguros S.A. and Booking.com S.A., among others.

  Suipacha 652/64, City of Buenos Aires

Suipacha 652/64 is a 7-story office building located in the office district of the City of Buenos Aires. We own the entire building and 62 parking spaces. The building has unusually large floors, most measuring 1,580 square meters. The building's principal tenants include Monitor de Medios Publicitarios S.A., Organización de Servicios Director Empresarios and Tarshop S.A., among others. The building has 11,465 square meters of gross leasable area.

  Dot Building, City of Buenos Aires

Panamerican Mall S.A., our subsidiary, developed an office building of 11,242 square meters of gross leasable area next to Dot Baires Shopping. This building was inaugurated in July 2010, and it signaled our arrival in the growing market in the Northern Area with respect to offices for rent. The building's principal tenants include General Electric International Inc., Mallinckrodt Medical Arg. Limited, Carrier y Boston Scientific Argentina S.A., Astrazeneca S.A., Covidien S.A., among others.

  Veida 3892

On June 5, 2017, we acquired from an unrelated third party an office building located in the neighborhood in the city of Buenos Aires, adjacent to our DOT commercial complex, for US$29 million. The building has a built area of 10,393 square meters of gross leasable area, with construction capacity (FOT) of 28,227 square meters. Its purpose is for the development and rent of offices, and it is currently leased to the seller of the building until January 19, 2018.

Our sales and developments business segment

This segment includes trading properties units to be received under barter agreements in force and land reserves of our portfolio. As of March 31, 2017, we own plots and properties strategically located in the City of Buenos Aires and in the provinces of Argentina with potential to develop new projects.

Detailed information on each of our properties:

  Residential properties

  Condominios del Alto I—City of Rosario, Province of Santa Fé

As of March 31, 2017, the project has been completed and no units are available for sale.

  Condominios del Alto II—City of Rosario, Province of Santa Fé

As of March 31, 2017, the works in parcel H have been completed and all the units subject to the barter have been received, with 11 parking spaces available for sale.

  Intangibles—units to be received under barter agreements

  Beruti Plot of Land—City of Buenos Aires.

On October 13, 2010, we and TGLT S.A., or "TGLT," entered into an exchange agreement in connection with a plot of land located at Beruti 3351/59 in the City of Buenos Aires for cash and 2,170 square meters in future residential apartments to be constructed by TGLT on the plot. In accordance with the terms of the agreement, TGLT will transfer to us (i) certain units to be determined, representing 17.33% of the aggregate surface of the residential space, (ii) a number of parking spaces to be determined, representing 15.82% of the aggregate surface of the parking spaces, (iii) all the commercial parking spots in the future building and (iv) the sum of US$10.7 million. To ensure performance of the obligations assumed by TGLT under the deed of sale, a mortgage was granted in our favor.

Finally, on December 30, 2016, we and TGLT signed the possession certificate for 36 residential apartments totaling 2,413 square meters, 32 residential parking spaces, and 171 commercial parking spaces. As of March 31, 2017, we assigned one residential apartment for a price of US$0.2 million. Likewise, 15 apartments and seven residential parking spaces were assigned since that date, for consideration of US$4.3 million, of which US$0.2 million remains due until the title deed is executed. We also have reservations for eight apartments and five residential parking spaces.

  Conil—Avellaneda, province of Buenos Aires.

These plots of land we own face Alto Avellaneda shopping mall, totaling 2,398 square meters distributed in two opposite corners and, according to urban planning standards, around 6,000 square meters may be built. Its intended use, either through our own development or sale to a third party, is residential with the possibility of a retail space as well. In November 2014, a Barter Deed was executed to carry out a residential development, in consideration of which the Company will receive 1,389 square meters of retail stores located on the ground floors of blocks 99 and 95 at Güemes 836 and Güemes 902, respectively. Consideration for block 95 will be delivered in January 2018 and consideration for block 99 will be delivered in September 2018. The barter was valued at US$0.7 million.

  Mixed uses

  Ex UOM—Luján, Province of Buenos Aires.

This 116-hectare plot of land is located at kilometer 62 Km of the West Highway, in the intersection with Route 5 and was originally purchased by CRESUD. In May 2012, we acquired the property through a purchase and sale agreement entered with a related party. Our intention is to carry out a mixed-use project, taking advantage of the environment consolidation and the strategic location of the plot. At present, negotiations are underway to change the zoning parameters, thus making the project feasible.

  Ex Nobleza Piccardo Plant—San Martín, Province of Buenos Aires.

On March 31, 2011, Quality Invest and Nobleza Piccardo S.A.I.C. y F., or "Nobleza", executed the title deed for the purchase of a plot of land extending over 160,000 square meters located in the District of San Martín, Province of Buenos Aires, currently intended for industrial purposes and suitable in terms of characteristics and scale for mixed-use developments. The price for the property was US$33 million.

Simultaneously with execution of the title deed, the parties entered into a lease agreement whereby Nobleza leased the whole property for a term of up to 36 months from May 2011. This lease agreement contained a clause providing for partial return of the property from month eight to month 14 from the date of execution. Prior to expiration, an extension was executed for two to six months due to expire in December 2012, and Quality Invest obtained usufruct rights to more than half the plot of land. The return of the remaining area set forth in the agreement and due to occur in May 2014 was further extended until December 31, 2014. On March 2, 2015, a certificate was executed by Nobleza and Quality Invest for full return of the property, and the contract relationship between the parties came to an end.

On May 16, 2012, the Municipality of San Martín granted a pre-feasibility permit for commercial use, entertainment, events, offices, etc., which would enable performance of a mixed-use development thereon.

Pursuant to an Ordinance enacted on December 30, 2014, a process was initiated to obtain a rezoning permit for the plot of land to be used mainly for commercial purposes, which considerably expands the uses and potential buildable square meters through new urban indicators. On January 5, 2016, a Provincial Decree was published in the Official Gazette of the Province of Buenos Aires granting its approval, and the new urban and rezoning standards thus became effective.

As approved in the Ordinance, on January 20, 2015, Quality Invest entered into a zoning agreement with the Municipality of San Martín which governs various issues related to applicable regulations and provides for a mandatory assignment of square meters in exchange for monetary contributions subject to fulfillment of certain administrative milestones of the rezoning process, the first of which (for Ps.20,000,000) was paid to the Municipality ten days after the execution of the aforementioned agreement.

Moreover, on June 27, 2016, the plot subdivision plan was filed with the Municipality, in compliance with another significant milestone committed under the zoning agreement.

  Residential

  Coto Residential Project

We own approximately 23,000 square meters in air space above the Coto hypermarket that is close to the Abasto Shopping Mall in the heart of the City of Buenos Aires. We and Coto Centro Integral de Comercialización S.A. (Coto) executed and delivered a deed dated September 24, 1997 whereby we acquired the rights to receive parking units and the rights to build above the premises located in the block formed by Agüero, Lavalle, Guardia Vieja and Gallo streets, in the Abasto Shopping neighborhood.

In June 2016, a preliminary barter agreement was signed, subject to certain conditions, for a term of one year, at the end of which the deed will be signed. The project will be a residential development and, as consideration, we will receive 3,621 square meters in apartments plus a monetary payment of US$1 million. The consideration for Torre I will be delivered by June 2021, while the consideration for Torre II will be delivered by September 2022. The value of the barter was set at US$7.5 million.

  Córdoba Shopping Mall Project

We own a few plots adjacent to Córdoba Shopping Mall with a construction capacity of approximately 17,300 square meters in the mall of the City of Córdoba.

In May 2016, a preliminary barter agreement was signed for 13,500 square meters out of the total construction capacity, subject to certain conditions, for a term of one year, at the end of which the deed will be signed. It will be a mixed residential and office project and, as part of the consideration, we will receive 2,160 square meters in apartments, parking spaces, plus the management of permits, unifications and subdivisions in three plots. The consideration will be delivered by May 2021 for Torre I and by July 2023 for Torre II. The value of the barter was US$4 million.

  Neuquén Residential Plot—Neuquén, Province of Neuquén

Through Shopping Neuquén S.A., we own a plot of 13,000 square meters with construction capacity of 18,000 square meters of residential properties in an area with significant growth potential. This area is located close to the recently inaugurated shopping mall, the hypermarket recently opened and a hotel is to be constructed in months to come.

  Retail

  Caballito Plot—City of Buenos Aires

This is a property of approximately 23,791 square meters in the City of Buenos Aires, in the neighborhood of Caballito, one of the most densely populated of the city, which we purchased in November 1997. This plot would allow developing a shopping mall having 30,000 square meters, including a hypermarket, a cinema complex, and several recreation and entertainment activity areas. As of the date of this prospectus construction permits are still pending and the legislature of the City of Buenos Aires has received a legislative bill to approve the zoning parameters corresponding to this property which has been approved by the Executive Branch.

  Dot Adjoining Plot—City of Buenos Aires

On May 3, 2012, the Government of the City of Buenos Aires, through the General Office of Zoning Interpretation (Dirección General de Interpretación Urbanística) approved, through a pre-feasibility study, the parcel subdivision of the Ex-Philips plot contingent upon the observance of the applicable building regulations in each of the resulting parcels. In addition, all the uses and parameters established under the municipal ordinance previously issued by the above mentioned authority are being observed.

On June 3, 2013, we received notice that the Government of the City of Buenos Aires had approved the requested parcel subdivision of the ex-Philips plot. As a result, the property was divided into three parcels: two parcels of approximately 6,400 square meters and a parcel adjoining Dot Baires Shopping of 15,900 square meters intended for the future expansion of the shopping mall.

  Offices

  Philips Adjoining Plots 1 and 2—City of Buenos Aires

These two parcels of 6,400 square meters and construction capacity of 19,200 square meters each, are at present a significant land reserve adjoining a plot where the extension of Dot Baires Shopping is planned. As a result of major developments, the intersection of Av. General Paz and the Panamerican Highway has experienced a significant growth in recent years. The project of these parcels will conclude the consolidation of this area.

  Intercontinental Plaza II Plot—City of Buenos Aires

In the heart of the neighborhood of Monserrat, just a few meters from the most trafficked avenue in the city and the financial center, is the Intercontinental Plaza complex consisting of an office tower and the exclusive Hotel Intercontinental. In the current plot of 6,135 square meters a second office tower of 19,600 square meters and 25 stories could be built to supplement the tower currently located in the intersection of Moreno and Tacuarí streets.

Future developments

	Developments		Acquisitions + Developments
	Greenfields	Expansions
	Polo Dot (First Stage)	Alto Palermo	Catalinas

Beginning of construction	FY2017	FY2017	FY2017
Estimated opening date	FY2019	FY2019	FY2020
GLA (sqm)	32,000	4,000	16,000
% held by IRSA Propiedades Comerciales	80%	100%	100%
Estimated investment amount at 100% (US$ million)	65	28.5	45
Work progress (%)	1.6%	0%	1.9%

Alto Palermo expansion

The expansion project of the Alto Palermo shopping mall is currently expected to add approximately 4,000 square meters of gross leasable area to the shopping mall and consists of moving the food court to a third level by using the area of an adjacent building acquired in 2015. The demolition stage of this expansion was finished.

First stage of Polo Dot

The project called "Polo Dot" located in the commercial complex adjacent to Dot Baires Shopping, has experienced significant growth since our first investment in the area. The total project is currently expected to consist of several office buildings (one of which may include a hotel) on land reserves owned by us and the expansion of the shopping mall by approximately 15,000 square meters of gross leasable area. At a first stage, we intend to develop an office building with a proposed area of approximately 32,000 square meters on an existing building, in respect of which we have already executed lease agreements for approximately 75% of the projected development. The construction stage of this expansion started in late 2016, and we expect that the building will become operational by late 2018. The second stage of the project is currently expected to include two office/hotel buildings that would add 38,400 square meters of gross leasable area to the complex. We have seen a significant demand for premium office spaces in this new commercial hotspot, and we believe that these buildings have attractive prospects.

Catalinas building

The proposed building to be developed is currently expected to have approximately 35,000 square meters of gross leasable area consisting of 30 office floors and more than 300 parking spaces, and will be located in the "Catalinas" area in the City of Buenos Aires, one of the most sought-after neighborhoods for premium office development in Argentina. We acquired from IRSA certain units in the building representing approximately 45% of the value of the development and IRSA maintains the remaining 55%. On December 4, 2015, IRSA sold to Globant S.A. 4,896 square meters corresponding to four office floors. The price for the acquisition of these units was (i) Ps.180.3 million paid at signing of the purchase agreement; (ii) US$8.6 million is payable in 12 quarterly installments that started in June 2016; and (iii) the US$3.7 million balance is due when the property deed is transferred to us. We own 16,000 square meters consisting of 14 floors and 142 parking spaces in the building project. Construction work started in late 2016, and is currently expected to be completed in approximately 3 years. As of March 31, 2017, we had completed 1.9% of the construction work.

  Administration and management of shopping malls

We manage and operate each of the shopping malls in which we have more than 50% ownership and in our Joint Venture in Nuevo Puerto Santa Fé S.A. (La Ribera Shopping). We charge tenants a monthly management fee, which varies from shopping mall to shopping mall, depending on the cost of administration and maintenance of the common areas and the administration of contributions made by tenants to fund promotional efforts for the shopping mall. We charge a monthly management fee, paid prorated by the tenants, according to their particular lease rates. This management fee is a fixed amount in Alto Palermo, Alto Avellaneda, Abasto Shopping, Paseo Alcorta, Alto NOA, Dot Baires, Alto Rosario, Soleil Premium Outlet, Patio Bullrich, Distrito Arcos and Alto Comahue and a percentage of the common area maintenance expenses in Buenos Aires Design, Córdoba Shopping and Mendoza Plaza.

Our total revenues from management fees during fiscal 2016 were Ps.37.8 million, Ps.28.4 million during fiscal 2015 and Ps.22.6 million during fiscal 2014. Our total revenues from management fees for the nine-month periods ended March 31, 2017 and 2016 were Ps.31.2 million and Ps.24.6 million, respectively.

Insurance

We carry all-risk insurance for the shopping malls and office properties in our portfolio which insures for property damage caused by fire, explosion, gas leak, hail, storms and wind, earthquakes, vandalism, theft and business interruption. In addition, we carry liability insurance covering any potential damage to third parties or their property caused by the conduct of our business throughout Argentina. We are in compliance in all material respects with all legal requirements related to mandatory insurance, including insurance required by the Occupational Risk Law (Ley de Riesgos del Trabajo), life insurance required under collective bargaining agreements and other insurance required by laws and executive orders. Our history of damages is limited to one single claim resulting from a fire at Alto Avellaneda Shopping in March 2006, which loss was substantially recovered from our insurers. These insurance policies contain specifications, limits and deductibles which we believe are adequate to the risks to which we are exposed in our daily operations. We also maintain liability insurance covering the liability of our directors and executive officers.

Information technology

During fiscal year 2017, we started the implementation of a new software application for the management of our real estate portfolio, and after extensive market research, we selected the SAP Real Estate solution. This new software will replace our in-house legacy system and will help to fully consolidate our existing systems. The first stage of this process will be completed during fiscal year 2018 at a cost of US$1.5 million. This project is part of our IT strategy to increase future scalability.

Legal proceedings

  Arcos del gourmet

We have been named as a party in a case titled "Federación de Comercio e Industria de la Ciudad de Buenos Aires y Otros c/ Gobierno de la Ciudad Autónoma de Buenos Aires s/ Amparo." The plaintiff filed a petition for injunctive relief against the local government claiming that the Arcos del Gourmet project lacked the necessary environmental approvals and did not meet zoning requirements. On August 29, 2014, the lower court rendered a decision dismissing the case. This resolution was appealed but affirmed in December 2014. Therefore, on December 18, 2014, the "Arcos" Project was opened to the public, and currently is operating normally. Notwithstanding, the plaintiff appeared before the Superior Court of the City of Buenos Aires to request the review of the case based on constitutional matters allegedly at issue. On July 4, 2017, the Court ordered the Appeals court to review the case.

On May 18, 2015, we were notified that the Agencia de Administración de Bienes del Estado, or "AABE," revoked the concession agreement granted to our subsidiary Arcos del Gourmet S.A., through Resolution No. 170/2014. On June 2, 2015, we filed before the AABE a request to declare the notification void, as certain formal proceedings required under Argentine law were not complied with by the AABE. Furthermore, we filed an administrative appeal requesting the dismissal of the revocation of the concession agreement and a lawsuit seeking to declare Resolution No. 170/2014 void. We also filed a lawsuit in order to judicially pay the monthly rental fees of the property. As of the date of this prospectus, the "Distrito Arcos" shopping mall continues to operate normally.

  Other litigation

On December 7, 2012, we notified the Argentine Antitrust Authority of the acquisition of 50% of the common shares of EHSA, which owns 50% of the common shares of La Rural, which operates a convention mall (Predio Ferial de Palermo); as of the date of this prospectus the transaction is pending final approval by the Argentine Antitrust Authority. See "Risk Factors—Risk Relating to Our Business—Our business is subject to extensive regulation and additional regulations may be imposed in the future."

Industry

Shopping mall sector

  Shopping mall sector overview

According to the International Council of Shopping Malls, or "ICSC," shopping malls are defined as a group of retailers or other commercial establishments that are planned, developed and administered under a single property. The ICSC classifies shopping malls based on their size, service offerings, number of stores and other characteristics. Given the context of the shopping mall sector in Latin America, the following categories can be distinguished:

•
Regional shopping malls: Over 200,000 square meters of gross leasable area and in general, two or more anchor stores.

•
Local shopping malls: gross leasable area between 6,000 and 20,000 square meters and in general with one or more anchor stores.

•
Outlet center: Generally located in suburban areas, outlet centers are usually dedicated to different formats of discount stores and the liquidation of inventory for main brands.

•
Strip centers: Generally located in high traffic areas, gross leasable area below 6,000 square meters and street-level parking.

The graph below shows the ratio of shopping mall gross leasable area per 1,000 inhabitants for selected Latin American countries.

Shopping Mall Gross Leasable Area Per Capita (per 1,000 inhabitants)—As of 2014

Source: Cushman & Wakefield

Partly as a result of lower availability of shopping mall space, Argentina also lags behind certain Latin American countries in terms of shopping mall penetration, measured by total retail sales at shopping malls. The graph below shows a regional comparison of shopping mall penetration.

Shopping Mall Sales vs. Retail Sales (%)—As of 2014

Source: ICSC

These data contrast with Argentina's position as one of the economies with the highest levels of per capita consumption in the region.

Consumption Per Capita (US$ '000)—As of 2016

Source: BMI

Competition

We are the largest owner and manager of shopping malls and one of the largest owners of office and other commercial properties in Argentina in terms of gross leasable area and number of rental properties. Given that most of our shopping malls are located in highly populated areas, there are competing shopping malls within, or in close proximity to, our targeted areas. The number of shopping malls in a particular area could have a material effect on our ability to lease space in our shopping malls and on the amount of rent that we are able to charge.

Argentina Shopping Mall Evolution—As of 2016

Source: CASC

As shown in the graph above, the number of shopping malls in Argentina has grown by a compound average growth rate of 5.7% since 2007. We believe that due to the limited availability of large plots of land and zoning restrictions in the City of Buenos Aires, it is difficult for other companies to compete with us in areas through the development of new shopping malls. Our principal competitor is Cencosud S.A., or Cencosud, which owns and operates Unicenter Shopping and the Jumbo hypermarket chain, among others.

Argentina shopping mall GLA breakdown by sector—As of 2016

Source: INDEC

The following table shows certain information concerning the most significant owners and operators of shopping malls in Argentina as of December 31, 2016.

Entity	Shopping malls	Location(1)	GLA	Stores	GLA at national level(2)	Market share(2)

					(%)	(%)
IRSA CP	Abasto de Buenos Aires(4)	CABA	36,795	171	2.98	2.35
	Alto Comahue	Neuquén	9,780	104	0.79	1.43
	Alto Palermo Shopping	CABA	18,966	143	1.54	1.96
	Buenos Aires Design(6)	CABA	13,402	59	1.09	0.81
	Dot Baires Shopping(5)	CABA	49,476	158	4.01	2.17
	Paseo Alcorta(3)	CABA	15,613	113	1.26	1.55
	Patio Bullrich	CABA	11,759	91	0.95	1.25
	Córdoba Shopping(3)	Córdoba	15,442	108	1.25	1.48
	Alto Avellaneda(3)	GBA	36,061	136	2.92	1.87
	Mendoza Plaza(3) Shopping	Mendoza	42,716	142	3.46	1.95
	Alto Rosario(3)	Rosario	31,798	150	2.57	2.06
	Alto Noa(3)	Salta	19,039	90	1.54	1.23
	La Ribera Shopping(6)	Santa Fé	9,841	66	0.80	0.91
	Distrito Arcos	CABA	14,532	67	1.18	0.92
	Soleil Premium Outlet(3)	GBA	15,171	79	1.23	1.08

Subtotal			340,391	1,677	27.56	21.34
Cencosud S.A.			277,203	1,237	22.44	18.19
Other operators			617,594	4,378	50.00	60.47

Total			1,235,188	7,292	100.00	100.00

(1)    "GBA" means Greater Buenos Aires, the Buenos Aires metropolitan area, and "CABA" means the City of Buenos Aires.

(2)    Gross leasable area percentage equals the gross leasable area divided by nationwide GLA.

(3)    Includes supermarkets.

(4)   Includes Museo de los Niños.

(5)    We own 80% of the equity of PAMSA.

(6)   Our effective participation in ERSA is 53.68%, which operates the concession related to this property.

Source: Argentine Chamber of Shopping Malls.

Relative to our regional competitors, our shopping malls have the highest average sales per square meter as shown in the graph below, providing additional evidence of the attractiveness of our business model and shopping mall assets.

Shopping Mall Tenant Sales Per Square Meter (in US$)—As of December 31, 2016(1)(2)(3)

(1)    Calculated as total annual tenant sales divided by gross leasable area, converted to U.S. Dollars using average exchange rate for 2016

(2)    IRCP calendarized to December 31, 2016

(3)    Parque Arauco Colombia excludes GLA for La Colina shopping mall, opened in December 2016

Source: Based on publicly available data of each shopping mall operator.

  E-Commerce

The e-commerce channel can be considered as a substitute to the shopping mall experience, as shoppers reduce visits to physical stores in favor of online shopping. Relative to other advanced and emerging economies, e-commerce penetration in Latin America is well behind, as measured by the total share of retail sales that take place through digital channels. The graph below shows e-commerce penetration for selected advanced and emerging economies. Notably, in countries like Mexico, Argentina and Brazil, where there are infrastructure and logistical obstacles for the development of e-commerce channels, digital sales penetration lags behind countries like China, South Korea and the United States. The obstacles include the development of delivery infrastructure and logistics, access to online payment methods, cybersecurity concerns, among others.

E-commerce sales penetration as % of total retail sales—As of 2016(1)

Source: eMarketer

(1)    Excludes travel and event tickets

According to a survey of online shopping habits by the Camara Argentina de Comercio Electrónico, Argentineans rely on the e-commerce channel for purchases of a variety of goods and services, notably airfare and tourism services, home and electronic appliances.

 Argentina e-commerce spending by category—As of 2016

Source: Cámara Argentina de Comercio Electrónico

Office buildings sector

  Sector overview

Due to the volatility of the Argentine economy since the 2001 economic crisis and as a result of the economic policies of previous administrations, investment in the Argentine office building sector has been relatively limited. As a result, Argentina and in particular Buenos Aires, lags behind certain other Latin American cities in terms of Class A office sector penetration. The graphs below show that Buenos Aires is lagging behind cities like Bogota, Mexico City, Sao Paulo and Santiago in terms of the availability of office space.

Office Penetration (sqm / '000 inhab.)—As of 2016

Sources: Jones Lang LaSalle, United Nations

 Office Space Supply for Selected Latin American Cities—As of 2016

Source: Jones Lang LaSalle

Argentina's deficit of premium office sector is particularly severe given Argentina's level of development vis-à-vis other Latin American countries as measured by the size of its economy and GDP per capita.

Nominal GDP (US$ billions)	GDP Per Capita (PPP adjusted, US$)

Source: IMF WEO as of April 2017

As of 2016, rents (in US$ per square meter per month) for Class A office space in selected Latin American cities ranged between US$15 and US$63 per square meter per month. Consistent with the scarcity of premium office space in Buenos Aires, rents relative to other cities in Latin America tend to be on the higher end of the range and above the rents paid in cities such as Lima, Bogota, Santiago and Mexico City.

The following graph depicts the price per square meter monthly range of premium office space in selected cities.

Class A office Space Rental Range (US$ per sqm per month)—As of December 31, 2016

Source: Jones Lang LaSalle

As a result of the volatility of the Argentine economy, the scarcity of available office space in Buenos Aires has persisted for several years. The graph below shows the evolution of vacancy rates and office space lease prices (in US$ per square meter per month) for the City of Buenos Aires.

Office Space Vacancy Rate and Lease Prices for Buenos Aires

Source: Colliers International

The outlook for the office space sector in Buenos Aires suggests that prices will remain under pressure, as the economy recovers and pent up demand for office space outstrips supply. The graph below shows the evolution of office space production and absorption and highlights that investment in the sector in prior years, particularly after the global financial crisis of 2008, was likely hampered by restrictive economic policies and capital controls. In this context, we believe we are uniquely positioned to take advantage of the opportunities arising in the office space sector, given the premium nature of our current properties and our pipeline for future developments of office buildings.

Buenos Aires office space production and net absorption evolution—as of 2016

Source: Colliers International

  Office properties

Virtually all of our office properties and other rental properties other than shopping malls are located in developed urban areas. There are many buildings, shopping malls, retail stores and residential units in the zones where our properties are located. It is a highly fragmented market and the abundant number of comparable properties in the vicinities may have an adverse impact on the ability to lease or sell office space and other properties and may have an adverse impact on the sale and rental price of properties. In general, barriers to entry in the office properties sector are much lower than in the shopping mall sector.

In the future, both domestic and foreign companies are likely to participate in the real estate development market in Argentina, hence competing with us when it comes to business opportunities. In addition, in the future we may participate in development of a market for foreign real property, and we are likely to find well-established competitors.

In the premium office segment, we compete with other relevant operators, such as RAGHSA S.A., Consultatio, Grupo Madero Este, Grupo Werthein, Grupo Farallón and YAR Construcciones.

Regulation and government supervision

The laws and regulations governing the acquisition and transfer of real estate, as well as municipal zoning ordinances, apply to the development and operation of our properties. Currently, Argentine law does not specifically regulate shopping mall lease agreements. Since our shopping mall leases generally diverge from ordinary commercial lease agreements, we have developed contractual provisions which are tailored to the commercial relationship with our shopping mall tenants.

Leases

Argentine law imposes certain restrictions on property owners, including:

•
a prohibition to include automatic price adjustment clauses based on inflation increases in lease agreements; and

•
the imposition of a two-year minimum lease term for all purposes, except in particular cases such as embassy, consulate or international organization venues, room with furniture for touristic purposes for less than three months, custody and bailment of goods, exhibition or offering of goods in fairs or in cases where due to the circumstances, the subject matter of the lease agreement requires a shorter term.

  Rent increases

There are contradictory court rulings regarding whether rents may be increased during the term of a lease agreement. For example, Section 10 of the Law No. 23,928, as amended by Public Emergency Law No. 25,561 prohibits a rent adjustment under leases subject to official inflation rates, such as the consumer price index or the wholesale price index. Most of our lease agreements have rent increase clauses that are not based on any official index. As of the date of this prospectus, no tenant has filed any legal action against us challenging incremental rent increases, but we cannot assure that such actions will not be filed in the future and, if any such actions were successful, that they will not have an adverse effect on our business and results of operations.

  Lease term limits

Under the Argentine Civil and Commercial Code lease terms may not exceed twenty or fifty years, except for leases regulated by Law No. 25,248, which provides that real estate leases containing purchase options—leasing inmobiliario—are not subject to term limits. Generally, terms in our lease agreements range from 3 to 10 years.

  Rescission rights

The Argentine Civil and Commercial Code provides that tenants may terminate lease agreements early after the first six months of the effective date. Such termination is subject to penalties which range from one to one-and-a-half months of rent. If the tenant terminates the agreement during the first year of the lease, the penalty is one-and-a-half month's rent and if termination occurs after the first year of lease, the penalty is one month's rent.

  Other

The Argentine Civil and Commercial Code, among other rules, repealed the Urban Lease Law (No. 23,091), which provided for a rule similar to the one described above, but established the obligation to give at least 60 days' prior notice of exercise of the unilateral right to termination by the tenant. There are no court rulings yet with respect to the new regulations related to: (i) the unilateral right to termination by tenant; i.e., whether the parties may waive the tenant's right to terminate the agreement unilaterally; or in relation to (ii) the possibility of establishing a penalty different from the penalty described above in the event of termination.

While current Argentine government policy discourages government regulation of lease agreements, there can be no assurance that additional regulations will not be imposed in the future by the Argentine Congress, including regulations similar to those previously in place. Furthermore, most of our leases provide that the tenants pay all costs and taxes related to the property in proportion to their respective leasable areas. In the event of a significant increase in the amount of such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby adversely affecting our rental income.

The Argentine Civil and Commercial Code enables the lessor to pursue what is known as an "executory proceeding" upon lessees' failure to pay rent. In executory proceedings, debtors have fewer defenses available to prevent foreclosure, making these proceedings substantially shorter. In executory proceedings the origin of the debt is not under discussion; the trial focuses on the formalities of the debt instrument itself. The aforementioned code also permits special eviction proceedings, which are carried out in the same way as ordinary proceedings. The Argentine Civil and Commercial Code requires that a residential tenant receive at least 10 days' prior notice when a landlord demands payment of the amounts due in the event of breach prior to eviction but does not impose any such requirement for other leases. However, court case backlog and numerous procedural hurdles have resulted in significant delays to eviction proceedings, which generally last from six months to two years from the date of filing of the suit for eviction.

Development and use of the land

In the City of Buenos Aires, where the vast majority of our properties are located, we are subject to the following regulations:

  Buenos Aires Urban Planning Code

The Buenos Aires Urban Planning Code (Código de Planeamiento Urbano de la Ciudad de Buenos Aires) generally restricts the density and use of property and regulates physical features of improvements to property, such as height, design, set-back and overhang, consistent with the city's urban planning policy. The Secretary of Urban Planning of the City of Buenos Aires (Secretaría de Planeamiento Urbano) is responsible for implementing and enforcing the Buenos Aires Urban Planning Code.

  Buenos Aires Building Code

The Buenos Aires Building Code (Código de Edificación de la Ciudad de Buenos Aires) complements the Buenos Aires Urban Planning Code and regulates the structural use and development of property in the City of Buenos Aires. The Buenos Aires Building Code requires builders and developers to file applications for building permits, including the submission to the Secretary of Work and Public Services (Secretaría de Obras y Servicios Públicos) of architectural plans for review, to monitor regulatory compliance.

  Buenos Aires Authorizations and Licenses Code

The Buenos Aires Authorizations and Licenses Code (Código de Habilitaciones de la Ciudad de Buenos Aires) sets forth the conditions under which authorizations or licenses to operate may be granted to business establishments, and the rules and procedures these latter are obliged to follow. The General Bureau of

Authorizations and Licenses (Dirección General de Habilitaciones y Permisos) is responsible for implementing and enforcing the Buenos Aires Authorizations and Licenses Code.

In other jurisdictions, our real estate activities are subject to similar municipal zoning, building, occupation and environmental regulations. These latter must adhere to federal standards. Additionally, in some jurisdictions we may be subject to the regulation concerning large commercial areas, which requires governmental approval of the location of certain commercial establishments. We believe that all of our real estate properties are in material compliance with all applicable relevant laws, ordinances and regulations.

Sales and ownership

  Real Estate Installment Sales Law

The Real Estate Installment Sales Law No. 14,005, as amended by Law No. 23,266 and Decree No. 2015/85, or "Real Estate Installment Sales Act," imposes a series of requirements on contracts for the sale of subdivided real estate property regarding, for example, that the purchase price for a property is paid in installments and the deed, which is not conveyed to the purchaser until the price has been paid in full. The provisions of this law require, among other things:

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The registration of the intention to sell the property in subdivided plots with the Real Estate Registry (Registro de la Propiedad Inmueble) corresponding to the jurisdiction of the property. Registration is only possible with regard to unencumbered property. Mortgaged property may only be registered where creditors agree to divide the debt in accordance with the subdivided plots. However, creditors may be judicially compelled to agree to the partition.

•
The preliminary registration with the Real Estate Registry of the purchase instrument within 30 days of execution of the agreements.

Once the property is registered, the installment sale must be completed in a manner consistent with the Real Estate Installment Sales Act. If a dispute arises over the title between the purchaser and third-party creditors of the seller, the installment purchaser who has duly registered the purchase instrument with the Real Estate Registry will have title of the deed to the plot. Further, the purchaser can demand conveyance of title after at least 25% of the purchase price has been paid, although the seller may demand a mortgage to secure payment of the balance of the purchase price.

After payment of 25% of the purchase price or advancement of at least 50% of construction, the Real Estate Installment Sales Act prohibits termination of the sales contract for failure by the purchaser to pay the balance of the purchase price. However, in such event the seller may exercise its rights under any mortgage on the property.

  Buildings Law

Buildings Law No. 19,724 (Ley de Pre-horizontalidad) was repealed by the Argentine Civil and Commercial Code which provides that for purposes of execution of sales agreements for units under construction, the owner or developer must purchase insurance in favor of prospective purchasers against the risk of frustration of the development pursuant to the agreement for any reason. A breach of this obligation precludes the owner from exercising any right against the purchaser—such as demanding payment of any outstanding installments due—unless he/she fully complies with their obligations, but does not prevent the purchaser from exercising its rights against the seller.

  Protection for the Disabled Law

The Protection for the Disabled Law No. 22,431, enacted on March 16, 1981, as amended, provides that in connection with the construction and remodeling of buildings, access by handicapped persons must be provided. In the construction of public buildings, entrances, transit pathways and adequate facilities for mobility impaired individuals is required.

Buildings constructed before the enforcement of the Protection for the Disabled Law must be adapted to provide accesses, transit pathways and adequate facilities for mobility-impaired individuals. Those pre-existing buildings, which due to their architectural design may not be adapted to the use by mobility-impaired individuals, are exempted from the fulfillment of these requirements.

The Protection for the Disabled Law provides that residential buildings must ensure access by mobility impaired individuals to elevators and aisles. Architectural requirements refer to pathways, stairs, ramps and parking.

Other regulations

  Consumer relationship, consumer or end-user protection

The Argentine Constitution expressly establishes in Article 42 that consumers and users of goods and services have a right to protection of health, safety and economic interests in a consumer relationship. Consumer Protection Law No. 24,240, as amended, regulates several issues concerning the protection of consumers and end users in a consumer relationship, in the arrangement and execution of contracts.

The Consumer Protection Law, and the applicable sections of the Argentine Civil and Commercial Code are intended to regulate the constitutional right conferred under the Constitution on the weakest party to the consumer relationship and prevent potential abuses deriving from the stronger bargaining position of vendors of goods and services in a market economy where standard form contracts are widespread.

As a result, the Consumer Protection Law and the Argentine Civil and Commercial Code deem void and unenforceable certain contractual provisions included in consumer contracts entered into with consumers or end users, including those which:

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deprive obligations of their nature or limit liability for damages;

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imply a waiver or restriction of consumer rights and an extension of seller rights; and

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impose the shifting of the burden of proof from the consumer to the seller in order to protect the consumers.

In addition, the Consumer Protection Law imposes penalties ranging from warnings to the forfeiture of concession rights, privileges, tax regimes or special credits to which the sanctioned party may be entitled, including closing down establishments for a term of up to 30 days.

The Consumer Protection Law and the Argentine Civil and Commercial Code define consumers or end users as the individuals or legal entities that acquire or use goods or services, free of charge or for a price for their own final use or benefit or that of their family or social group. In addition, both laws extend consumer protections to those who acquire or use goods or services, with or without consideration, for their own final use or that of their family or social group. The protection under the laws afforded to consumers and end users encompasses the entire consumer relationship, from the offering of the product or service, to cover more than just those relationships established by means of a contract.

The Consumer Protection Law defines the suppliers of goods and services as those who produce, import, distribute or commercialize goods or supply services to consumers or users.

The Argentine Civil and Commercial Code defines a consumer agreement as an agreement that is entered into between a consumer or end user and an individual or legal entity that acts professionally or occasionally either with a private or public company that manufactures goods or provides services, for the purpose of acquisition, use or enjoyment of goods or services by consumers or users for private, family or social use.

The Consumer Protection Law establishes joint and several liability of any producer, manufacturer, importer, distributor, supplier, seller and anyone who has placed its trademark on the thing or service for damages caused to consumers derived from a defect or risk inherent in the thing or the provision of a service.

The Consumer Protection Law excludes the services supplied by professionals that require a college degree and registration in officially recognized professional organizations or by a governmental authority. However, this law regulates the advertisements that promote the services of such professionals.

The Consumer Protection Law determines that the information contained in the offer addressed to undetermined prospective consumers binds the offeror during the period in which the offer takes place and until its public revocation. Further, it determines that specifications included in advertisements, announcements, prospectuses, circulars or other media bind the offeror and are considered part of the contract entered into by the consumer.

Pursuant to Resolution No. 104/2005 issued by the Secretariat of Technical Coordination reporting to the Argentine Ministry of Treasury, Consumer Protection Law adopted Resolution No. 21/2004 issued by the Mercosur's Common Market Group which requires that those who engage in commerce over the Internet (E-Business) disclose in a precise and clear manner the characteristics of the products and/or services offered and the sale terms. Failure to comply with the terms of the offer is deemed an unjustified denial to sell and gives rise to sanctions.

On September 17, 2014, the Argentine Congress enacted a revised Consumer Protection Law through Law No. 26,993. This law, known as "Conflict Resolution in Consumer Relationships System," provides for the creation of new administrative and judicial procedures for this field of Law. It created a two-instance administrative system: the Preliminary Conciliation Service for Consumer Relationships (Servicio de Conciliación Previa en las Relaciones de Consumo), or "COPREC," and the Consumer Relationship Audit, and a number of courts assigned to the resolution of conflicts between consumers and producers of goods and services (Fuero Judicial Nacional de Consumo). In order to file a claim, the amount claimed may not exceed a fixed amount equivalent to 55 adjustable minimum living wages, which are determined by the Ministry of Labor, Employment and Social Security. The claim is required to be filed with the administrative agency. If an agreement is not reached between the parties, the claimant may file the claim in court. COPREC is currently in full force and effect. However, the court system (Fuero Judicial Nacional de Consumo) is not in force yet. Therefore, any court claim should be currently filed with the existing applicable courts. A considerable volume of claims filed against us are expected to be settled pursuant to the system referred to above, without disregarding the full force and effect of different instances for administrative claims existing in the provincial sphere and the City of Buenos Aires, which remain in full force and effect, where potential claims related to this matter could also be filed.

  Antitrust Law

Law No. 25,156, as amended, or the "Antitrust Law," prevents collusive practices by market participants and requires administrative approval for transactions that according to the Antitrust Law constitute an economic concentration. According to this law, mergers, transfers of goodwill, acquisitions of property or rights over shares, capital or other convertible securities, or similar transactions by which the acquirer controls or substantially influences a company, are considered as an economic concentration. Whenever an economic concentration involves a company or companies and the aggregate volume of business in Argentina of the companies concerned exceeds Ps.200.0 million, the respective concentration must be submitted for approval to the CNDC. The request for approval may be filed, either prior to the transaction or within a week after its completion.

When a request for approval is filed, the CNDC may (i) authorize the transaction, (ii) subordinate the transaction to the accomplishment of certain conditions or (iii) reject the authorization.

The Antitrust Law provides that economic concentrations in which the transaction amount and the value of the assets subject to acquisition or disposition do not exceed Ps.20.0 million each are exempted from the administrative authorization. Notwithstanding the foregoing, when the transactions concerned during the prior 12-month period exceed in the aggregate Ps.20.0 million or Ps.60.0 million in the last 36 months, these transactions must be notified to the CNDC.

As our consolidated annual sales volume and our parent's consolidated annual sales volume exceed Ps.200.0 million, we should give notice to the CNDC of any concentration provided for by the Antitrust Law.

  Money laundering

Argentine Law No. 25,246, as amended by Laws Nos. 26,119, 26,268, 26,683 and 27,270, or the "Anti-Money Laundering Law," categorizes money laundering as a crime, which is defined as the exchange, transfer, management, sale or any other use of money or other assets obtained through a crime, by a person who did not take part in such original crime, with the potential result that such original assets (or new assets resulting from such original assets) have the appearance of having been obtained through legitimate means. The law sets forth a minimum of Ps.300,000 for punishable offenses though crimes involving a lower amount are also prosecuted, but the prison sentence that may be imposed is reduced.

After the enactment of Law No. 26,683, money laundering was included in the Penal Code as an independent crime against economic and financial order and it was split from the title "Concealment" as originally disposed. Therefore, money laundering is a crime which may be prosecuted independently.

The Anti-Money Laundering Law created the Financial Information Unit, or "UIF," is responsible for the analysis, treatment and procurement of information to prevent money laundering originating from, among others:

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Crimes related to the traffic and illegal commercialization of drugs (Law No. 23,737);
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Crimes related to arms traffic (Law No. 22,415);
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Crimes related to illegal association or terrorist association;
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Crimes committed by illegal associations organized to commit crimes for political or racial purposes;
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Crimes against Public Administration;
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Crimes of minor's prostitution and child pornography; and
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Crimes related to terrorism financing.

The UIF analyzes the information received from entities that have the obligation to report suspicious activities or operations and, as the case may be, inform the Public Ministry to carry out the investigations that may be considered relevant or necessary.

The anti-money laundering legal framework in Argentina also assigns information and control duties to certain private sector entities, such as banks, agents, non-profit organizations, stock exchanges, insurance companies, according to the regulations adopted by the UIF, and for financial entities, the Central Bank. These regulations apply to many Argentine companies, including us. These obligations consist mainly of: (i) maintaining internal policies and procedures aimed at money laundering prevention and financing of terrorism, especially through the application of the policy "know your client;" (ii) reporting any suspicious activity or operation and (iii) acting according to the Anti-Money Laundering Law with respect to the confidentiality of the information obtained from the clients. For that purpose, each entity involved must appoint an officer responsible for the monitoring and control under the Anti-Money Laundering Law.

On May 8, 2009, the CNV issued Resolution No. 554 which incorporated within the exchange market provisions designed to comply with money laundering prevention pursuant to Law No. 25,246, as amended and as required by the UIF. This resolution established that any entity subject to the supervision of CNV could only take part in securities transactions if they were ordered by parties that were registered or domiciled in jurisdictions not included in the list of tax havens detailed in Decree No. 1344/98. The resolution also provided that securities offerings by foreign issuers under the supervision of a regulator similar to the CNV, may be approved only if such regulator has signed a memorandum of understanding with the CNV regarding compliance with anti-money laundering principles.

On February 2, 2012, Resolution No. 554 was replaced by Resolution No. 602, which extended the instructions issued by UIF to the entities supervised by the CNV, including some payment mechanisms and control proceedings for the receipt from and the transfers of funds to registered or regulated entities or persons, fixing amounts and instruments to be used. Moreover, this resolution updated the reference to the Decree which referred to tax havens (No. 1,037).

As part of a more comprehensive modification of the rules that govern the scope of supervision of CNV, derived from the enactment of the revised Capital Markets Law and the CNV Rules, which established a new regime for the public offer of securities, CNV issued a revision of its rules to incorporate a new chapter of Anti-Money Laundering Laws including provisions related to the fulfillment of duties to be complied by "Agentes de Negociación," "Agentes de Liquidación y Compensación," "Agentes de Distribución y Colocación" and "Agentes de Administración de Productos de Inversión Colectiva," each of which is considered mandatory under the terms of sections 4, 5 and 22 of article 20 of Law No. 25,246. Such agents are required to comply with Law No. 25,246 and its amendments, regulations enacted by UIF, including executive orders with reference to the decisions adopted by the United Nations Security Council in the fight against terrorism and to comply with the resolutions issued by the Ministry of Foreign Affairs, International Trade and Religion. Furthermore, "Agentes de Custodia de Productos de Inversión Colectiva (Sociedades Depositarias de Fondos Comunes de Inversión)," "Agentes de corretaje," "Agentes de depósito colectivo" and listed companies with respect to contribution, irrevocable contributions or indebtedness made by a shareholder or a third person to become a shareholder in the future, are also reached by the resolution.

Each of these entities must send by internet (through the online application of CNV) their tax identification number. Additionally, in case of companies, the personal data of the "Compliance Officer" (both regular and alternate) must also be disclosed.

The CNV Rules provide that entities it regulates may only take action relating to public offerings of securities, stipulated, future or optional contracts of any nature and other instruments and financial products with registered, domiciled or domestic counterparties known to CNV or foreign counterparties in jurisdictions included on the list of cooperating countries provided in article 2º, subsection b) of Decree No. 589/2013.

Where a counterparty is not included in the referred list and is from a jurisdiction where it is regulated by an entity similar to CNV, validity of the transactions will be granted if the foreign regulator has signed a memorandum of understanding, cooperation and exchange of information with the CNV.

With the purpose of strengthening the requirements applicable to the grant of authorization to operate in the capital markets, additional requirements were established in connection with: (i) competence and capacity; (ii) moral integrity and honesty and (iii) solvency. Such requirements are subject to the appraisal of CNV and must be fulfilled by managers, directors, auditors and any other individual who performs duties or activities within the company.

Pursuant to Decree 360/2016 dated February 16, 2016, the Argentine government created the National Coordination Program for Combating Money Laundering and Terrorist Financing within the purview of the Ministry of Justice and Human Rights. Its purpose is to rearrange, coordinate and strengthen the anti-money laundering and anti-terrorist financing system at the national level, in light of evolving risks that could impact Argentina and the global requirements to be met under the scope of the obligations and international recommendations of the United Nations and FATF standards.

Moreover, Law No. 27,260, which introduced certain tax modifications and a new regime for residents to disclose undeclared assets currently, due to the restrictions of the Ministry of Finance, the UIF is within its purview, established that the UIF would now be within the purview of the Ministry of Economy and Finances. Furthermore, Resolution 4/2017 was recently issued by UIF by which specific due diligence (commonly referred to as "know your client") is required when local and foreign depositors open a bank account for financial investments.

Some other measures are applicable to listed companies or their shareholders or beneficial owners who had been convicted or sentenced in connection with money laundering and/or terrorist financing activities or appeared in the list published by the United Nation Security Council.

  Credit Card Law

Law No. 25,065, as amended by Law No. 26,010 and Law No. 26,361, governs certain aspects of the business activity known as "credit card system." Regulations impose minimum contract contents and approval thereof by the Argentine Ministry of Industry, as well as limitations on chargeable interest by users and commissions charged by the retail stores subject to the system. The Credit Card Law applies both to banking and non-banking cards, such as "Tarjeta Shopping," issued by Tarshop S.A.. Pursuant to Communication "A" 5477 issued by the Central Bank, interest rates charged by non-financial entities may not exceed the interest rate published by the financial system for unsecured loans to individuals, as reported monthly by the Central Bank by more than 25%.

  Environmental Law

Our activities are subject to a number of national, provincial and municipal environmental provisions. Article 41 of the Argentine Constitution, as amended in 1994, provides that all Argentine inhabitants have the right to a healthy and balanced environment fit for human development and have the duty to preserve it. Environmental damage requires that the person or entity responsible assume the obligation to restore the subject property as provided by applicable law. The authorities must enforce the protection of this right, the rational use of natural resources, the preservation of the natural and cultural heritage and of biodiversity, and shall also provide for environmental information and education. The National Government must establish minimum standards for environmental protection whereas Provincial and Municipal Governments must set specific standards and regulatory provisions.

On November 6, 2009, the Argentine Congress passed Law No. 25,675 to regulate the minimum standards for the achievement of a sustainable environment and the preservation and protection of biodiversity and to fix environmental policy goals. This law establishes the activities that are subject to an environmental impact assessment and sets forth certain requirements applicable thereto. In addition, such Law sets forth the duties and obligations triggered by any damage to the environment and provides for restoration of the environment to its former condition or, if that is not technically feasible, for payment of compensation in lieu thereof. This Law also fosters environmental education and provides for certain minimum reporting obligations to be fulfilled by natural and legal entities.

In addition, the CNV Rules require reporting of any events of any nature and fortuitous acts that seriously hinder or could potentially hinder performance of our activities, including any events that generate or may generate significant impacts on the environment, providing details on the consequences thereof.

The Argentine Civil and Commercial Code introduced as a novel feature the acknowledgement of collective rights, including the right to a healthy and balanced environment. Accordingly, the Argentine Civil and Commercial Code expressly sets forth that the law does not protect an abusive exercise of individual rights if such exercise could have an adverse impact on the environment or on the collective rights to environmental safety in general. For additional information see "Risk Factors—Risk Relating to Our Business—Our business is subject to extensive regulation and additional regulations may be imposed in the future."

Environmental matters

We have consistently acted responsibly regarding the environment in the management of our operating activities by preventing and minimizing the potential adverse environmental impacts of our activities. We have adopted an environmental impact policy, which is used as a reference for the realization of our investments.

We are subject to environmental legislation under a series of laws, ordinances, norms, and national, provincial and municipal regulations of Argentina. Environmental obligations vary depending on the project site, the site's environmental conditions, current and prior uses, and the activity to be developed. Compliance with environmental laws may result in prior project delays or imposed additional requirements that may result in substantial costs, and curtail or infringe our commercial activities. Before purchasing land or carrying out an investment, we undertake or contract independent consultants to carry out an environmental assessment of the plot to identify possible environmental contingencies, as well as analyzing the possible environmental impact of the investment or the development to be carried out. Historically, our operations have not been negatively affected by the existence or potential existence of pollutants, nor by the failure to obtain environmental approvals or permits. As of the date of this prospectus, there are no pending legal actions or administrative proceedings in relation to environmental issues against us.

We intend to continue implementing plans for further improvement, following our trajectory of respect for the environment, compliance with the current regulations and optimizing the use of resources.

Management

Board of directors

We are managed by a board of directors. Our bylaws provide that the board of directors will have a number of 6, 9 or 12 of eight and a maximum of 12 regular directors and the same or less alternate directors as specified by the ordinary shareholders meeting with one third renewal each year. The directors are elected by absolute majority vote by our shareholders at a regular shareholders' meeting for a three-year term and may be reelected indefinitely. Alternate directors will be summoned to act as directors in case of absence, vacancy or demise, until a new director is appointed.

As of the date of this prospectus, our board of directors is comprised of nine directors and five alternate directors. The table below contains certain information relating to our directors and alternate directors:

Name	Date of birth	Office held	Date of appointment to the current office	Term in office expires in(1)	Office held since

Eduardo Sergio Elsztain	01/26/1960	Chairman	2015	2018	1994
Saúl Zang	12/30/1945	First Vice-Chairman	2015	2018	2003
Alejandro Gustavo Elsztain	03/31/1966	Executive Vice-Chairman and Chief Executive Officer	2015	2018	2003
Daniel Ricardo Elsztain	12/22/1972	Regular Director and Chief Operating Officer	2015	2018	2004
Fernando Adrián Elsztain	01/04/1961	Regular Director	2015	2018	1998
Leonardo Fabricio Fernández(2)	06/30/1967	Regular Director	2015	2018	2007
Enrique Antonini(2)	03/16/1950	Regular Director	2015	2018	2007
Gastón Armando Lernoud	06/04/1968	Regular Director	2015	2018	2010
Marcos Oscar Barylka(2)	06/29/1945	Regular Director	2015	2018	2006
Juan Manuel Quintana	02/11/1966	Alternate Director	2015	2018	2003
Pablo Daniel Vergara del Carril	10/03/1965	Alternate Director	2015	2018	2006
Salvador Darío Bergel	04/17/1932	Alternate Director	2015	2018	2006
Mauricio Elías Wior	10/23/1956	Alternate Director	2015	2018	2006
Gabriel Adolfo Gregorio Reznik	11/18/1958	Alternate Director	2015	2018	2004

(1)    Elected at the Shareholders' meeting held on October 31, 2015.

(2)    Independent directors, pursuant to Rule 10A-3(b)(1) of the Exchange Act.

The following is a brief biographical description of each member of our board of directors:

Eduardo Sergio Elsztain.    Mr. Elsztain has been engaged in the real estate business for more than twenty five years and has served as chairman of our board of directors since 1994. He is chairman of the board of directors of IRSA, Cresud, BrasilAgro, Austral Gold Ltd. and Banco Hipotecario SA, among others. He is also chairman of the board of directors of IDBD Development Corporation Ltd. and Discount Investment Corporation. Mr. Elsztain is also a member of the World Economic Forum, the Council of the Americas, the Group of 50 and Argentina's Business Association (AEA). He is President of Fundación IRSA, which promotes education initiatives targeting children and young adults; President of TAGLIT—Birthright Argentina; Co-Founder of Endeavor Argentina; and Vice-President of the World Jewish Congress. He is Fernando Adrián Elsztain's cousin and Alejandro Gustavo Elsztain and Daniel Ricardo Elsztain's brother.

Saúl Zang.    Mr. Zang obtained a law degree from the University of Buenos Aires. He is a member of the International Bar Association and of the Interamerican Federation of Lawyers. He is a founding partner of Zang, Bergel & Viñes Law Firm. Mr. Zang is chairman of the board of directors of Puerto Retiro S.A. and vice-chairman of the board of directors of IRSA, Fibesa S.A. and Cresud, among other companies. He is also a member of the board of directors of Banco Hipotecario S.A., Nuevas Fronteras S.A., BrasilAgro Companhia Brasileira de Propiedades Agrícolas, IDBD Development Corporation Ltd., BACS Banco de Crédito & Securitización S.A., Tarshop S.A. and Palermo Invest S.A., among other companies.

Alejandro Gustavo Elsztain.    Mr. Elsztain obtained a degree in agricultural engineering from the University of Buenos Aires. He is currently chairman of the board of directors of Fibesa S.A., and second vice-chairman of the boards of directors of IRSA and Cresud. In addition, he is vice-chairman of the boards of directors of Nuevas Fronteras S.A. and Hoteles Argentinos S.A. He is also a member of the boards of directors of BrasilAgro Companhia Brasileira de Propiedades Agrícolas, Emprendimientos Recoleta S.A. and IDBD Development Corporation Ltd., among other companies. Mr. Alejandro Gustavo Elsztain is the brother of our chairman, Eduardo Sergio Elsztain and of Daniel Ricardo Elsztain. He is also Fernando Adrián Elsztain's cousin.

Daniel Ricardo Elsztain.    Mr. Elsztain obtained a degree in economic sciences from Torcuato Di Tella University and has a master's degree in business administration. He is also a member of the board of directors of Condor Hospitality Trust. He has been our commercial director since 1998. Mr. Elsztain is Mr. Eduardo Sergio Elsztain's and Mr. Alejandro Gustavo Elsztain's brother and Fernando Adrián Elsztain's cousin.

Fernando Adrián Elsztain.    Mr. Elsztain earned an architecture degree from the University of Buenos Aires. He has been engaged in the real estate business as a consultant and as managing officer of a real estate agency. He is chairman of the boards of directors of Llao Resorts S.A., Palermo Invest S.A. and Nuevas Fronteras S.A. He is also a member of the boards of directors of IRSA and Hoteles Argentinos S.A., and alternate director of Banco Hipotecario and Puerto Retiro S.A. He is the cousin of Eduardo Sergio Elsztain, Alejandro Gustavo Elsztain and Daniel Ricardo Elsztain.

Leonardo Fabricio Fernández.    Mr. Fernández obtained a law degree from the University of Buenos Aires. He serves as an alternate director on the boards of directors of Disco S.A. and Transportadora de Gas del Norte S.A.

Enrique Antonini.    Mr. Antonini holds a law degree from the University of Buenos Aires. He is currently a member of the boards of directors of Banco Mariva S.A. (since 1992) and Mariva Bursátil S.A. (since 1997). He has served as a member of the board of directors of IRSA from 1993 to 2002 and is currently one of its alternate directors. He is a member of the Banking Lawyers Committee (Comité de Abogados Bancarios) of the Bank Association and the International Bar Association.

Gastón Armando Lernoud.    Mr. Lernoud obtained a law degree from Universidad del Salvador in 1992. He holds a master's degree in corporate law from Palermo University. He was an associate at Zang, Bergel & Viñes until June 2002, when he joined as legal counsel.

Marcos Oscar Barylka.    Mr. Barylka obtained a degree in commercial activities from the Gral. San Martín School. Mr. Barylka has been involved in the retail and the gastronomy industries for over 35 years, having served as partner, manager and consultant for several companies. Since 2006, Mr. Barylka has served as secretary of the Pele Ioetz Foundation, which provides support to economically and socially vulnerable families.

Juan Manuel Quintana.    Mr. Quintana obtained a law degree from the University of Buenos Aires. He is a partner at Zang, Bergel & Viñes. In addition, he serves as alternate director of Nuevas Fronteras S.A. and Emprendimiento Recoleta S.A., among other companies.

Pablo Daniel Vergara del Carril.    Mr. Vergara del Carril obtained a law degree from Catholic University where he teaches commercial law and contract law. He also lectures on corporate law, the law of contracts and capital markets for post-graduate programs. He is a member of the Legal Advisory Committee of Cámara de Sociedades Anónimas as well as vice-president of the Antitrust Law Committee of the Buenos Aires Bar Association (Colegio de Abogados de la Ciudad de Buenos Aires). He is a partner at Zang, Bergel & Viñes and a member of the boards of directors of Emprendimiento Recoleta S.A., Nuevas Fronteras S.A. and Banco Hipotecario S.A.

Salvador Dario Bergel.    Mr. Bergel obtained a law degree and a doctorate at Universidad del Litoral. He is professor emeritus at University of Buenos Aires and was a founding partner of Zang, Bergel & Viñes. He also serves as an alternate director of Cresud.

Mauricio Elías Wior.    Mr. Wior obtained his bachelor's degrees in economics and accounting, and a master's degree in finance from Tel Aviv University in Israel. Mr. Wior is currently a member of the boards of directors of Ertach S.A. and Banco Hipotecario S.A. He has held positions at Bellsouth where he was Vice-President for Latin America from 1995 to 2004. Mr. Wior was also Chief Executive Officer of Movicom Bellsouth from 1991 to 2004. In addition, he led the operations of various cellular phone companies in Uruguay, Chile, Peru, Ecuador and Venezuela. He was president of the Asociación Latinoamericana de Celulares (ALCACEL); American Chamber of Commerce in Argentina, and the Israeli-Argentine Chamber of Commerce. He was director of Instituto para el Desarrollo Empresarial de la Argentina (IDEA), Fundación de Investigaciones Económicas Latinoamericanas (FIEL) and Tzedaka.

Gabriel Adolfo Gregorio Reznik.    Mr. Reznik obtained a degree in civil engineering from the University of Buenos Aires. He worked for IRSA from 1992 until May 2005. He previously worked for an independent construction company in Argentina. He is a member of the boards of directors of Emprendimiento Recoleta S.A., Puerto Retiro S.A., and Banco Hipotecario S.A., among others.

  Employment contracts with our directors

We do not have written contracts with our directors. However, Alejandro G. Elsztain, Fernando A. Elsztain and Daniel R. Elsztain are employed by us under the Labor Contract Law No. 20,744. In addition, our director Gastón Armando Lernoud provides services to us under the corporate services agreement.

Law No. 20,744 governs certain conditions of the labor relationship, including remuneration, protection of wages, hours of work, holidays, paid leave, maternity protection, minimum age requirements, protection of young workers and suspension and termination of the contract.

  Executive committee

In conformity with our bylaws, the aspects related to the organization of the decision-making process are the responsibility of an Executive Committee made up of five directors, including our chairman and vice-chairman. The current members of the Executive Committee are Messrs. Eduardo Sergio Elsztain, Saúl Zang, Alejandro Gustavo Elsztain, Fernando Adrián Elsztain and Daniel Ricardo Elsztain.

The Executive Committee is responsible for the daily management of the activities delegated by our board of directors in conformity with applicable laws and our by-laws. Our by-laws authorize the Executive Committee to perform the following functions:

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designate managers and establish their duties and compensation;

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hire, impose disciplinary measures and terminate personnel, as well as determine salaries and compensation;

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enter into contracts related to our corporate purpose;

•
manage and dispose of our assets;

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borrow funds for use in our operations; and

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create liens to secure our obligations, and engage in all acts necessary to manage our daily activities.

Senior management

Senior management performs its duties in accordance with the authorization and under the supervision of our board of directors. The following chart shows information about our current senior management team:

Name	Date of birth	Position	Current position held since

Alejandro Gustavo Elsztain	03/31/1966	Chief Executive Officer	2002
Daniel Ricardo Elsztain	12/22/1972	Chief Operating Officer	2011
Matías Iván Gaivironsky	02/23/1976	Chief Financial and Administrative Officer	2016
Juan José Martinucci	01/31/1972	Chief Commercial Officer	2013

The following is a brief biographical description of each of our senior management team:

Alejandro Gustavo Elsztain.    See "—Board of Directors."

Daniel Ricardo Elsztain.    See "—Board of Directors."

Matías Iván Gaivironsky.    Mr. Matías Gaivironsky obtained a degree in business administration from the University of Buenos Aires. He has a master's degree in finance from CEMA University. Since 1997 he has served in different positions at Cresud, IRSA and with us, and was appointed Chief Financial Officer in December 2011 and in early 2016 he was appointed as Chief Financial and Administrative Officer. Previously, Mr. Gaivironsky acted as Chief Financial Officer of Tarshop S.A. until 2008.

Juan José Martinucci.    Mr. Juan José Martinucci obtained a degree in Business Sciences from Fundación de Altos Estudios, where he graduated as a specialized technician in Strategical Communications. He subsequently attended the Management Development Program at IAE Business School. Mr. Martinucci has worked with our company in different capacities for more than 20 years, from Center Manager at Alto Palermo Shopping to his most recent previous position as Shopping Mall Regional Manager for five years. Since the beginning of 2013 he has served as Chief Commercial Officer.

Supervisory committee

Our Supervisory Committee (Comisión Fiscalizadora) is responsible for reviewing and supervising our administration and operational activities. In addition, it verifies compliance with our by-laws and implementation of the resolutions adopted at shareholders' meetings. The members of our Supervisory Committee are appointed for a one-year term at the annual meeting of our shareholders. Our Supervisory Committee is composed of three members and three alternate members.

The following table sets forth information about the members of our Supervisory Committee who were elected at the Annual General Ordinary Shareholders' Meeting held on October 31, 2016. Appointments will expire at the next annual shareholders' meeting which is expected to be held on or about October 31, 2017.

Name	Date of birth	Office in IRSA CP	Current office held since

José Daniel Abelovich	07/20/1956	Regular Syndic	2005
Marcelo Héctor Fuxman	11/30/1955	Regular Syndic	2010
Noemí Ivonne Cohn	05/20/1959	Regular Syndic	2010
Sergio Leonardo Kolaczyk	11/28/1964	Alternate Syndic	2011
Roberto Daniel Murmis	04/07/1959	Alternate Syndic	2010
Alicia Graciela Rigueira	12/02/1951	Alternate Syndic	2010

Set forth below is a brief biographical description of each member of our Supervisory Committee:

José Daniel Abelovich.    Mr. Abelovich obtained a degree in accounting from the University of Buenos Aires. He is a founding member and partner of Abelovich, Polano & Asociados S.R.L., a member firm of Nexia International, an accounting firm based in Argentina. Formerly, he was manager of Harteneck, López y Cía/Coopers & Lybrand and has served as a senior advisor in Argentina for the United Nations and the World Bank. He is a member, among others, of the supervisory committees of Cresud, IRSA, Hoteles Argentinos, Inversora Bolívar and Banco Hipotecario S.A.

Marcelo Héctor Fuxman.    Mr. Fuxman obtained a degree in accounting from the University of Buenos Aires. He is a partner of Abelovich, Polano & Asociados S.R.L., a member firm of Nexia International, an accounting firm based in Argentina. He is also a member, among others, of the supervisory committees of Cresud, IRSA, Inversora Bolívar and Banco Hipotecario S.A.

Noemí Ivonne Cohn.    Mrs. Cohn obtained a degree in accounting from the University of Buenos Aires. She is a partner at Abelovich, Polano & Asociados S.R.L., a member firm of Nexia International, an accounting firm based in Argentina, where she works as external auditor. Mrs. Cohn worked in the audit area of Harteneck, Lopez y Cía., Coopers & Lybrand in Argentina and Los Angeles, California. Mrs. Cohn is a member, among others, of the supervisory committees of Cresud and IRSA.

Sergio Leonardo Kolaczyk.    Mr. Kolaczyk obtained a degree in accounting from the University of Buenos Aires. He serves at Abelovich, Polano & Asociados S.R.L., a member firm of Nexia International. He is also an alternate member of the supervisory committees of Cresud and IRSA, among other companies.

Roberto Daniel Murmis.    Mr. Murmis holds a degree in accounting from the University of Buenos Aires. He is a partner at Abelovich, Polano & Asociados S.R.L., a member firm of Nexia International. He formerly served as an advisor to the Secretariat of Public Revenue (Secretaría de Ingresos Públicos) of the Argentine

Ministry of Economy. Mr. Murmis also is a member of the supervisory committees of Cresud, IRSA, Futuros y Opciones S.A. and Llao Resorts S.A., among other companies.

Alicia Graciela Rigueira.    Mrs. Rigueira holds a degree in accounting from the University of Buenos Aires. Since 1998, she has been a manager at Estudio Abelovich, Polano & Asociados S.R.L., a member firm of Nexia International. From 1974 to 1998, Mrs. Rigueira served in different positions at Harteneck, Lopez y Cía., an affiliate of Coopers & Lybrand. Mrs. Rigueira lectured at the School of Economic Sciences of the Lomas de Zamora University (Universidad de Lomas de Zamora).

Audit committee

In accordance with the Argentine Capital Markets Law and the CNV Rules, our board of directors established an audit committee. The primary function of our Audit Committee is to assist our board of directors in performing its duty, including exercising due care, diligence and competence in issues relating to us and our operations, specifically in the enforcement of accounting policies and in the preparation and publication of accounting and financial information, the management of business risk and of internal control systems, the conduct and ethical soundness of our business, the supervision of the integrity of our financial statements, compliance with laws and regulations, assessing the independence and capability of our independent auditor and the performance of the internal audit function by our management team and our external auditors. In addition, the Audit Committee may, at the request of our board of directors, render an opinion as to whether transactions with our related parties involving relevant amounts can be reasonably considered adequate according to normal market conditions. In accordance with applicable rules, our Audit Committee must hold sessions at least with the same frequency required of our board of directors.

The Argentine Capital Markets Law and CNV Rules require that publicly listed companies in Argentina such as us must have an Audit Committee comprised of three members of the board of directors, the majority of which must be independent. Notwithstanding, our Audit Committee is comprised of three independent directors in compliance with the requirements of the SEC.

On February 5, 2016, our board of directors appointed Enrique Antonini, Leonardo Fernández and Marcos Barylka, all of whom are independent board members for purposes of U.S. Securities Law requirements, as members of our Audit Committee. We have a fully independent Audit Committee as per the standard provided in Rule 10(A)-3(b)(1) of the general rules and regulations promulgated under the U.S. Securities Exchange Act.

Compensation

  Members of the board of directors and executive committee

The Argentine Companies Law establishes that if the compensation of the members of the board of directors is not established in an entity's bylaws, it should be subject to approval at the annual shareholders' meeting. Total compensation of the members of the board of directors, including wages and compensation for technical or administrative permanent activities, cannot exceed 5% of our annual earnings when there are no dividend distributions. When dividends are distributed, compensation may be increased proportionally up to a maximum of 25% of our annual earnings when all profits are distributed. Reductions in dividend distributions resulting from compensation to the board of directors and the Supervisory Committee may not be taken into account when making such calculation.

However, when one or more directors perform special commissions or technical or administrative activities, and there are no earnings to distribute, or they are reduced, the shareholders' meeting may approve compensation in excess of the above-mentioned limits.

The Argentine Capital Markets Law states that public companies may compensate directors and senior managers that perform special commissions or technical or administrative duties with Company stock options, according to the rules and proceedings established by the CNV. In these cases, the shareholders' meeting must determine the price of such stock options and the value assigned to them for purpose of determining compensation and compliance with Section 261 of the Argentine Companies Law. Unless otherwise prohibited by the bylaws, the Company may also purchase civil liability insurance for its directors and officers, with respecto to risks inherent to the performance of their duties.

CNV Rules regulate and replicate the preceding dispositions, establishing the procedure to determine compensation in accordance to Section 261 of the Argentine Companies Law, limiting it to 5% of anual earnings when all profits are distributed, and gradually incresasing this limit in proportion to profit distribution, in accordance to Annex I, Chapter 3, Title II of the CNV Rules. The Rules also state that, when one or more directors perform special commissions or technical or administrative duties, there are reduced or inexistent profits and there arises the need to exceed the limits set by Section 261, said action must be included as a special ítem on the agenda of the ordinary shareholders' meeting.

The compensation of our directors for each fiscal year is determined pursuant to the Argentine Companies Law the Argentine capital markets law, the CNV Rules and taking into consideration if the directors perform technical or administrative activities and our fiscal year's results. Once the amounts are determined, they are considered at the shareholders' meeting. We do not enter into employment agreements with our directors nor do we provide stock option plans or any other compensation for our board members other than as described above.

At our annual ordinary shareholders' meeting held on October 31, 2016, the shareholders resolved to pay aggregate compensation of Ps.108.7 million to the members of the board of directors for all services rendered during the fiscal year ended June, 2016.

  Supervisory Committee

The shareholders' meeting held on October 31, 2016, approved payment of an aggregate compensation of Ps.0.6 million to the members of the Supervisory Committee for services rendered during the fiscal year ended June 30, 2016.

  Senior management

Our senior managers are paid a fixed amount that is determined on the basis of their experience, competencies and background. Senior management is also paid an annual bonus that varies depending on the performance of each individual and on the results of our operations. For the year ended June 30, 2016, our senior management team, including members of our board of directors, were paid an aggregate compensation of Ps.38.3 million. As of June 30, 2016, we had a total of Ps.0.2 million earmarked as pension, retirement and/or similar benefits for our directors and the members of our Executive Committee, Supervisory Committee and Audit Committee.

  Audit committee

The members of our Audit Committee do not receive compensation other than fees for their services as members of the board of directors.

Defined contribution plan

We have a defined contribution plan covering the members of our management team. The Plan became effective on January 1, 2006. Employees may begin participation voluntarily on monthly enrollment dates. Participants may make pre-tax contributions to the Plan of up to 2.5% of their monthly salary, or the "Base Contributions", and pre-tax contributions of up to 15% of their annual bonuses, or "Extraordinary Contributions". Under the Plan, we match employee contributions to the plan at a rate of 200% for Base Contributions and 300% for Extraordinary Contributions. Contribution expense was Ps.8.1 million, Ps.4.2 million and Ps.3.2 million for the fiscal years ended June 30, 2016, 2015 and 2014, respectively. Employee contributions are held in a mutual fund. Contributions we make on behalf of our employees are held temporarily in a company account until the trust is set up. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. Participants or their assignees, as the case may be, may have access to 100% of our contributions under the following circumstances:

1.     ordinary retirement in accordance with applicable labor regulations;

2.     total or permanent incapacity or disability; or

3.     death.

In case of resignation or unjustified termination, the beneficiary may redeem the amounts contributed by us only if he or she has participated in the Plan for at least five years.

Incentive plan for employees

Certain of our employees may elect to participate in IRSA's incentive plan. Under this plan, up to 1% of IRSA's shareholders' equity was allocated mainly as compensation for the benefit of our and IRSA's executive officers and key employees upon the termination of their labor relationships for one of the causes described below.

The board of directors invited executive officers and key employees to participate as beneficiaries and their decision to join was voluntary. Under the plan's framework, share-based contributions by IRSA for executive officers and key employees were calculated based on the annual bonus for the years 2011, 2012, 2013. Participants or their successors in interest will have access to 100% of the benefits in the following events:

•
if an employee resigns or is dismissed without cause provided that, five years have elapsed from the moment of each contribution;

•
retirement;

•
total or permanent disability; or

•
death.

For fiscal 2014, the plan contemplated an extraordinary award consisting of freely available stock payable in a single occasion.

In addition, IRSA granted a bonus to all personnel with more than two years of seniority and who do not participate in the plan consisting of a number of shares equivalent to their compensation for the month of June 2014.

On June 26, 2017, the General Ordinary and Extraordinary Shareholders' Meeting approved the implementation of a new incentive plan for directors, management and employees based on the granting of shares for the long-term remuneration of its executives, directors and employees, which accomplish certain requirements in terms of seniority and internal category. For this reason, it was agreed that the funds allocated to this program will be based in part on the shares to be issued as a result of the capital increase approved at the Shareholders' Meeting, in the amount of up to 4,444,444 shares resulting from the capital increase, in compliance with the provisions of current legislation which establishes that the cumulative total of shares issued for this purpose may not exceed 10 percent of the capital stock.

We will comply with the maximum holding periods for our common shares in treasury mandated by Section 67 of the Capital Markets Law. Our board of directors will, in accordance with the shareholders' meeting, determine how the shares allocated to the plan will be issued and paid for, subject to CNV approval.

Compensation committee

We do not have a compensation committee.

Board practices

For information about the date of expiration of the current term of office and the period during which each director has served in such office see "—Board of Directors" and "—Senior Management."

  Benefits upon termination of employment

There are no contracts providing for payment of benefits or compensation to members of our board of directors if they are not re-appointed to a new term as director. In addition, upon their termination members of our senior management team are entitled only to the compensation and benefits described under "—Board of Directors" and "—Senior Management" and "Incentive Plan for Employees."

  Audit committee

In accordance with the Capital Markets Law, and the CNV Rules, our board of directors established an audit committee. See "—Board of Directors" and "—Audit Committee" for further details regarding the functions of our Audit Committee.

Employees

As of March 31, 2017 we had 978 employees, of which 475 are subject to collective bargaining agreements. We believe that we have good relations with our employees. We subcontract certain operational functions related to our business to third parties primarily through tender processes for construction of development projects and for the provision of security, maintenance and cleaning services related to our shopping malls and office properties.

The following table shows the number of employees as of the indicated dates:

	As of March 31,	As of June 30,
	2017	2016	2015	2014

IRSA CP(1)	835	823	827	730
Emprendimiento Recoleta S.A.	30	30	29	28
Fibesa S.A.	18	20	22	24
Panamerican Mall S.A.	71	69	71	73
Arcos del Gourmet S.A.	8	6	8	1
Nuevo Puerto Santa Fé S.A.	16	16	16	16

Total	978	964	973	872

(1)    In January 2014 we assigned administrative employees to Cresud under our Agreement for the Exchange of Corporate Services. For further information, see "Related Party Transactions." In April and May 2015, the employees assigned to IRSA related to operation of buildings and IRSA's Real Estate division were transferred to us as part of the transferred office assets that was completed on December 22, 2014. In June 2015, the employees assigned to Cresud under the Joint Administrative Services Agreement were transferred to us.

Share ownership

The following table sets forth the amount and percentage ownership of our common shares beneficially owned by our directors, members of our senior management and members of our Supervisory Committee, as of March 31, 2017.

Share ownership
Name	Position	Amount	(%)

(in thousands)
Directors
Eduardo Sergio Elsztain(1)	Chairman	119,222	94.6
Saúl Zang	First Vice-Chairman	—	—
Alejandro Gustavo Elsztain	Executive Vice-Chairman / Chief Executive Officer	153	*
Daniel Ricardo Elsztain	Director / Chief Operating Officer	—	—
Fernando Adrián Elsztain	Director	—	—
Leonardo Fabricio Fernández	Director	—	—
Enrique Antonini	Director	—	—
Gastón Armando Lernoud	Director	2	*
Marcos Oscar Barylka	Director	—	—
Pablo Daniel Vergara del Carril	Alternate Director	3	—
Salvador Darío Bergel	Alternate Director	—	—
Mauricio Elías Wior	Alternate Director	—	—
Gabriel A.G. Reznik	Alternate Director	—	—
Juan Manuel Quintana	Alternate Director	—	—
Senior Management
Matías Gaivironsky	Chief Financial and Administrative Officer	1	*
Juan José Martinucci	Chief Commercial Officer	—	—
Supervisory Committee
José Daniel Abelovich	Member	—	—
Marcelo Héctor Fuxman	Member	—	—
Noemi Cohn	Member	—	—
Sergio Leonardo Kolaczyk	Alternate Member	—	—
Roberto Daniel Murmis	Alternate Member	—	—
Alicia Graciela Rigueira	Alternate Member	—	—

*      Less than 1%.

(1)    Mr. Eduardo Sergio Elsztain, chairman of our board of directors, as of March 31, 2017, is the beneficial owner of 154,462,970 common shares of Cresud representing 30.8% (on a fully diluted basis) of its total share capital. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest single shareholder and exercises substantial influence over Cresud. Cresud as of March 31, 2017 owned 63.4% of IRSA's common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 63.4% of IRSA's common shares (includes (i) 366,788,243 common shares beneficially owned by Cresud, and (ii) 900 common shares owned directly by Mr. Elsztain). Therefore IRSA, as of March 31, 2017 owned 94.6% of our common shares. If Mr. Elsztain were considered the beneficial owner of 63.4% of IRSA, he would be the beneficial owner of 94.6% of our common shares through IRSA.

  Option ownership

No options to purchase common shares have been granted to our directors, senior managers, members of our Supervisory Committee or our Audit Committee.

  Employees' participation in our capital stock

There are no arrangements for involving our employees in our capital stock or related to the issuance of options, common shares or securities, other than those described under the following sections: (i) "Management—Compensation" and (ii) "Management—Incentive Plan for Employees."

Principal and selling shareholders

The following table sets forth information regarding ownership of our capital stock by each person known to us to own beneficially at least 5% of our common shares, the ANSES and all our directors and officers as a group, as of March 31, 2017 and such ownership following closing of the global offering, assuming placement and sale of all the shares offered and assuming no exercise of the overallotment option by the international underwriters, and full exercise of such option.

	Share ownership as of March 31, 2017		Share ownership following the global offering(4)		Share ownership following the global offering(5)
	Number of common shares (in thousands)	Actual (%)(1)	Number of common shares (in thousands)	Estimated (%)	Number of common shares (in thousands)	Estimated (%)

IRSA(3)	119,222	94.6	105,222	72.9	101,022	70.0
Directors and officers excluding Eduardo Sergio Elsztain(2)	159	0.1	159	0.1	159	0.1
ANSES	1,739	1.4	1,739	1.2	1,739	1.2

Total	121,120	96.1	107,120	74.2	102,920	71.3

(1)    Figures may not add up due to rounding.

(2)    Includes only direct ownership of our directors and senior management, other than Mr. Elsztain. Information as of March 31, 2017.

(3)    Mr. Eduardo Sergio Elsztain, chairman of our board of directors, as of March 31, 2017, is the beneficial owner of 154,462,970 common shares of Cresud representing 30.8% (on a fully diluted basis) of its total share capital. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest single shareholder and exercises significant influence over Cresud. Cresud as of March 31, 2017 owned 63.4% of IRSA's common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 63.4% of IRSA's common shares (includes (i) 366,788,243 common shares beneficially owned by Cresud, and (ii) 900 common shares owned directly by Mr. Elsztain). Therefore IRSA, as of March 31, 2017 owned 94.6% of our common shares. If Mr. Elsztain were considered the beneficial owner of 63.4% of IRSA, he would be the beneficial owner of 94.6% of our common shares through IRSA.

(4)   Assumes placement and sale of all common shares offered in the global offering and no exercise of the overallotment option granted to the international underwriters by the Selling Shareholder. Includes 4,300,000 common shares that will be available for issuance under a new employee incentive plan approved at our shareholders' meeting held on June 26, 2017 and assumes no excercise of preemptive and accretion rights by directors and officers and Anses, one of our shareholders.

(5)    Assumes placement and sale of all common shares offered in the global offering and full exercise of the overallotment option granted to the international underwriters by the Selling Shareholder. Includes 4,300,000 common shares that will be available for issuance under a new employee incentive plan approved at our shareholders' meeting held on June 26, 2017 and assumes no excercise of preemptive and accretion rights by directors and officers and Anses, one of our shareholders.

Through its ownership of our common shares, IRSA currently has voting control over us and the power to direct or influence the direction of our management and policies. IRSA is an Argentine real estate company engaged in a range of real estate activities. IRSA's common shares are listed and traded on ByMA and on the New York Stock Exchange.

As of March 31, 2017, Cresud owned 63.4% of IRSA's common shares. Cresud is a leading Argentine producer of basic agricultural products. Cresud's common shares are listed and traded on ByMA and on NASDAQ.

Mr. Eduardo Sergio Elsztain is the chairman of our board of directors, and the beneficial owner of (i) 154,462,970 common shares of Cresud held by IFISA (ii) 968 common shares of Cresud held by Consultores Asset Management and (iii) 94,289 common shares held directly by him, representing 30.8% of the total share capital of Cresud. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest shareholder and exercises substantial influence over Cresud.

In addition, as of March 31, 2017, Cresud owned 63.4% of IRSA's common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 63.4% of IRSA's common shares, including (i) 366,788,243 common shares beneficially owned by Cresud and (ii) 900 common shares owned directly by Mr. Elsztain. Therefore, IRSA currently owns 94.6% of our common shares. If Mr. Elsztain were considered to be the beneficial owner of 63.4% of IRSA, he would be the beneficial owner of 94.6% of our common shares.

Changes in share ownership

		June 30,
	March 31, 2017
Shareholder		2016	2015	2014	2013	2012

	(%)
IRSA(1)	94.6	94.6	95.8	95.7	95.7	95.6
Directors and officers as a group	0.1	0.1	0.1	0.1	0.1	0.1
ANSES	1.4	1.4	1.4	1.4	1.4	1.4

(1)    Mr. Eduardo Sergio Elsztain, chairman of our board of directors, as of March 31, 2017, is the beneficial owner of 154,462,970 common shares of Cresud representing 30.8% (on a fully diluted basis) of its total share capital. Although Mr. Elsztain does not own a majority of the common shares of Cresud, he is its largest single shareholder and exercises significant influence over Cresud. Cresud as of March 31, 2017 owned 63.4% of IRSA's common shares. If Mr. Elsztain were considered to control Cresud due to his significant influence over it, he would be considered to be the beneficial owner of 63.4% of IRSA's common shares (includes (i) 366,788,243 common shares beneficially owned by Cresud, and (ii) 900 common shares owned directly by Mr. Elsztain). Therefore IRSA, as of March 31, 2017 owned 94.6% of our common shares. If Mr. Elsztain were considered the beneficial owner of 63.4% of IRSA, he would be the beneficial owner of 94.6% of our common shares through IRSA.

  Differences in voting rights

Our major shareholders do not have different voting rights.

  Arrangements for change in control

There are no currently existing arrangements that may at a subsequent date result in a change in control.

  Securities held in the host country and abroad

As of March 31, 2017, we had 126,014,050 common shares issued and outstanding of which 118,585,218 (or 94.1%) were held in Argentina and 1,857,208 ADS outstanding (representing 7,428,832 of our common shares, or 5.9% of our common shares outstanding). As of such date, we had 3,344 record holders of our common shares in Argentina and eight record holders of our ADS in the United States.

Related party transactions

We enter into transactions with related parties on an arm's-length basis. A related party transaction is any transaction entered into directly or indirectly by us or any of our subsidiaries that is material based on the value of the transaction to (a) us or any director, officer or member of our management or shareholders; (b) any entity in which any such person described in clause (a) is interested; or (c) any person who is connected or related to any such person described in clause (a).

Leases for space at our offices and shopping malls

IRSA and Cresud rent office space for their executive offices located at the Intercontinental Plaza tower at Moreno 877 in the Autonomous City of Buenos Aires, which we have owned since December 2014. They also rent space that we own at the Abasto Shopping.

The offices of Eduardo Sergio Elsztain, the chairman of our board of directors and our controlling shareholder are located at 108 Bolivar, in the City of Buenos Aires. The property has been rented to Isaac Elsztain e Hijos S.A., a company controlled by family members of Mr. Elsztain, and to Hamonet S.A., a company controlled by Fernando A. Elsztain, one of our directors, and members of his family.

•
In addition, Tarshop S.A., BACS Banco de Crédito y Securitización S.A., BHN Sociedad de Inversión S.A., BHN Seguros Generales S.A. and BHN Visa S.A. rent offices owned by us in different buildings.

•
Furthermore, we also let various spaces in our shopping malls (stores, stands, storage space or advertising space) to third parties and related parties such as Tarshop S.A. and Banco Hipotecario S.A.

Lease agreements entered into with associates have included similar provisions and amounts to those included in agreements with third parties.

Agreement for the exchange of corporate services with Cresud and IRSA

Considering that each of IRSA, Cresud and us have operations that overlap to a certain extent, our board of directors deemed it advisable to implement alternatives designed to reduce certain fixed costs of our combined activities and to mitigate their impact on our operating results while seizing and optimizing the individual efficiencies of each of them in the different areas comprising the management of operations.

To such end, on June 30, 2004, a Master Agreement for the Exchange of Corporate Services, or the "Frame Agreement," was entered into between IRSA, Cresud and us, which was amended several times to bring it in line with evolving operating requirements. The goal of the amendment is to increase efficiency in the distribution of corporate resources and reduce operating costs. The agreement had an initial term of 24 months and is renewable automatically for equal periods, unless it is terminated by any of the parties upon prior notice.

The Frame Agreement currently provides for the exchange and sharing of services among the following areas: Human Resources, Finance, Institutional Relations, Administration and Control, Insurance, Security, Agreements, Technical Tasks, Infrastructure and Services, Procurement, Architecture and Design, Development and Works, Real Estate, Hotels, Board of Directors, Board of directors of Real Estate Business, General Manager Office, Board Safety, Audit Committee, Real Estate Business Management, Human Resources of Real Estate Business, Fraud Prevention, Internal Audit and Agricultural Investment Management.

Pursuant to the Frame Agreement, we IRSA and Cresud hired Deloitte & Co., an external consulting firm, to review and evaluate semi-annually the criteria used in the process of liquidating the corporate services, as well as the basis for distribution and source documentation used in the process indicated above, by means of a half-yearly report.

The operations indicated above allow both IRSA and Cresud to keep our strategic and commercial decisions fully independent and confidential, with cost and profit apportionment allocated on the basis of operating efficiency and equity, without pursuing individual economic benefits for any of the related companies.

Special reimbursement with different payment methods

We and our related parties undertake different commercial actions and promotions intended to promote customer traffic and consumption at our shopping malls. Certain promotions are offered on specific dates or periods, offering different types of discounts to clients and/or interest-free financing plans. We and our related parties entered into agreements with various financial entities and/or related parties, such as Banco Hipotecario S.A. and Tarshop S.A.

These agreements generally establish different reimbursement rates for customers that purchase in all the shops that are part of the network using the payment methods specified by each financial entity and, in certain circumstances, additional financing plans with zero interest rates. The costs of the reimbursements given to the customers generally are distributed proportionally among the tenants of the shops and the financial entities, while the cost of the financing at a zero interest rate is assumed by the financial entities. We and our related parties act as intermediaries, ensuring that the tenants adhere to the plan and advertising of these promotions. These activities do not generate any cash or transfer of income or cost between us and our related parties.

Hospitality services

We and our related parties hire, on certain occasions, hotel services and lease conference rooms for events held at Nuevas Fronteras S.A., Hoteles Argentinos S.A. and Llao Resorts S.A., subsidiaries of IRSA, all on arm's-length terms and conditions.

Financial and service operations

We work with several financial entities in Argentina for operations including, but not limited to, credit, investment, purchase and sale of securities and financial derivatives. Such entities include Banco Hipotecario S.A. and its subsidiaries. Furthermore, Banco Hipotecario S.A. and BACS Banco de Crédito y Securitización S.A. usually act as underwriters in capital market transactions we undertake.

Donations granted to Fundación IRSA and Fundación Museo de los Niños

Fundación IRSA is a non-profit charity that seeks to support and generate initiatives concerning education, the promotion of corporate social responsibility and the entrepreneurial spirit of young adults. It carries out corporate volunteer programs and fosters donations from our employees. The main members of Fundación IRSA's board of directors are: Eduardo S. Elsztain (President); Saúl Zang (Vice-President I); Alejandro Elsztain (Vice-President II); and Mariana C. de Elsztain (Secretary). It finances its activities with donations from us, IRSA, Cresud and other related companies.

On October 31, 1997, we entered into an agreement with Fundación IRSA whereby 3,800 square meters of the developed area at Abasto Shopping was granted under a gratuitous bailment agreement for a term of

30 years. Subsequently, on October 29, 1999, Fundación IRSA assigned free of cost all the rights of use over such store and its respective obligations to Fundación Museo de los Niños. On November 29, 2005, we signed another agreement with Fundación Museo de los Niños granting under gratuitous bailment 2,670 square meters of the developed area at Alto Rosario shopping mall for a term of 30 years.

Fundación Museo de los Niños has used these spaces to set up Abasto Shopping and Museo de los Niños and Rosario, two interactive learning centers intended for children and adults. Both agreements establish the payment of common charges and direct expenses related to the services performed by these stores must be borne by Fundación Museo de los Niños.

Line of credit granted to IRSA

On June 25, 2014, we increased an existing credit line we extended to IRSA that was due to expire on June 25, 2015 to US$60.0 million, which is priced at the one-year LIBOR rate plus 3.0%. Under this credit line, we and any of our subsidiaries are lenders and IRSA and/or its subsidiaries (not our subsidiaries) are the borrowers. In June 2015, the line of credit was renewed for an additional year until June 24, 2016. In addition, on July 5, 2016, the credit line was increased by up to US$120.0 million at an annual rate of 9% and maturity was further extended to June 24, 2017.

As of the date of this prospectus, the total amount due by IRSA under this line of credit was US$0 million.

Borrowings

In the normal course of our activities, we enter into diverse loan agreements or credit facilities between the related companies and/or other related parties. These loans accrue interest at prevailing market rates.

Purchase of financial assets

We usually invest excess cash in several instruments that may include those issued by related companies, acquired at issuance or from unrelated third parties through secondary market deals.

Investment in mutual funds of BACS Administradora de Activos S.A., S.G.F.C.I.

We invest from time to time our liquid fund in mutual funds managed by BACS Administradora de Activos S.A. S.G.F.C.I., which is a subsidiary of Banco Hipotecario, among other entities.

Legal services

We hire legal services from Estudio Zang, Bergel & Viñes, in which Saúl Zang, Salvador D. Bergel, Juan Manuel Quintana and Pablo Vergara del Carril are partners. Mr. Zang is a member of our board of directors and that of our related companies. Mr. Bergel, Mr. Quintana and Mr. Vergara del Carril serve as alternate members of our board of directors.

Property purchase—sale

In the ordinary course of business, we may acquire from or sell to our related parties certain real estate properties used for rental purposes or otherwise, subject to our Audit Committee's approval. The Audit Committee must render an opinion as to whether the terms of these transactions can reasonably be expected to have been obtained by us in a comparable transaction in arm's-length dealings with a non-related party. In addition, if the Audit Committee so requires, valuation reports by independent specialist third parties must be obtained.

  Acquisition of investment properties from IRSA

On December 22, 2014, we acquired from IRSA 83,789 square meters of its premium office portfolio including the buildings República, Bouchard 710, Della Paolera 265, Intercontinental Plaza and Suipacha 652 and the "Intercontinental II" plot of land in order to consolidate assets for the main corporate purpose to develop and operate commercial properties in Argentina. Based on third-party appraisals, the total purchase price of the transaction was US$308.0 million, which was fully paid as of June 30, 2016.

On April 7, 2016, we acquired from IRSA 16,000 square meters covering 14 floors and 142 garages in a building to be developed in the area of Catalinas, City of Buenos Aires. The price of the transaction was established based on two components: a "Determined" or fixed part equal to Ps.455.7 million corresponding to the price of the land acquired based on the number of square meters of the plot, which has been fully paid, and a "Determinable" component, where IRSA will transfer to us the real cost per square meter of the construction. Our Audit Committee had no objections with respect to this transaction.

Transfer of tax credits

Sociedad Anónima Carnes Pampeanas S.A. (a company controlled by Cresud) and Cresud, assigned credits to us and other related parties corresponding to value added tax export refunds related to such companies' business activity.

For further information regarding related party transactions see Note 36 to our Audited Financial Statements and Note 24 to our Unaudited Interim Financial Statements.

Description of capital stock

Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, the Argentine Companies Law and certain related laws and regulations of Argentina, all as in effect as of the date hereof. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our bylaws, the Argentine Companies Law and the provisions of other applicable Argentine laws and regulations, including the CNV Rules and the rules of the Merval.

General

Our common shares are listed on ByMA under the trading symbol "IRCP" and our ADSs are listed on the NASDAQ Global Market under the trading symbol "IRCP". As of March 31, 2017, we had authorized capital stock of 126,014,050 common shares, Ps.1.00 par value per share, and outstanding capital stock of 126,014,050 common shares. As of the date of this prospectus, we have no other shares of any class or series issued and outstanding. Our common shares have one vote per share. All outstanding shares of the common shares are validly issued, fully paid and non-assessable. As of the date of this prospectus, there were approximately 3,300 holders of all of our common shares. Our shareholders have authorized a capital increase of up to 22,222,220 common shares in aggregate for this rights offering, our substantially concurrent underwritten international offering of ADSs and the offering of common shares in Argentina. The aggregate number of common shares to be sold in this rights offering and in our substantially concurrent underwritten international offering of ADSs and offering of common shares is expected to be approximately 14,000,000, assuming no exercise of preemptive and accretion rights by our minority shareholders.

Shareholders' rights in an Argentine stock corporation are governed by its bylaws and by the Argentine Companies Law. All provisions of the Argentine Companies Law take precedence over any contrary provision in a corporation's bylaws.

The Argentine securities markets are principally regulated by the CNV Rules, the Capital Markets Law, the Negotiable Obligations Law Nº 23,576, Decree 1023/2013 and the Argentine Companies Law. These laws govern disclosure requirements, restrictions on insider trading, price manipulation and protection of minority investors.

Corporate purpose

Our legal name is "IRSA Propiedades Comerciales S.A." Formerly, our legal name was Alto Palermo S.A., which was modified by vote of the special shareholders' meeting (asamblea extraordinaria) held on February 5, 2015. We were organized and incorporated on August 29, 1889 under Argentine law as a stock corporation (sociedad anónima). Our bylaws were registered in the public registry of commerce of the City of Buenos Aires, currently named the Superintendence of Corporations (Inspección General de Justicia) on February 27, 1976 under number 323, on page 6, book 85 of the stock corporations volume. Pursuant to our bylaws, our term of duration expires on August 28, 2087. Article 4 of our bylaws defines our corporate purpose as follows:

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Invest, develop and operate real estate, and especially shopping malls;
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Invest, develop and operate personal property, and especially securities;
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Issue credit cards;
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Manage real or personal property whether owned by us or by third parties;

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Build, recycle or repair real property whether owned by us or by third parties;
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Market products;
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Engage in agencies and representations;
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Advise third parties with respect to the aforementioned activities; and
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Fund projects, undertakings, works and/or real estate transactions of third parties.

Limited liability

Shareholders' liability for losses is limited to their shareholdings in the Company. Notwithstanding the foregoing, a shareholder who votes on a business transaction in which the shareholder's interest conflicts with that of the Company may be liable for damages under the Argentine Companies Law, but only if the transaction would not have been validly approved without such shareholder's vote. In addition, under Argentine Companies Law, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company's bylaws (or regulation, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution.

Capitalization

We may increase our share capital upon authorization by our shareholders at an ordinary shareholders' meeting in terms of Section 188 of the Argentine Companies Law. Capital increases must be registered with the public registry of (Registro Público de Comercio), and published in the Official Gazette. Capital reductions may be voluntary or mandatory and must be approved by the shareholders at a special shareholders' meeting (asamblea extraordinaria) taking into account a report from the audit committee on voluntary reductions. Reductions in capital are mandatory when losses have depleted reserves and exceed 50% of capital. As of the date of this prospectus, our share capital consisted of 126,014,050 common shares.

Our bylaws provide that preferred stock may be issued when authorized by the shareholders at a special shareholders' meeting (asamblea extraordinaria) and in accordance with applicable regulations. Such preferred stock may have a fixed cumulative dividend, with or without additional participation in our profits that may be issued without voting rights, except for certain issues, as resolved in a shareholders' meeting. We currently have no outstanding preferred stock.

Preemptive rights and increases of share capital

Pursuant to our bylaws and Argentine Companies Law, in the event of an increase in our share capital, each of our existing holders of our common shares has a preemptive right to subscribe for new common shares in proportion to such holder's share ownership. For any shares of a class not preempted by any holder of that class, the remaining holders of the class will be entitled to accretion rights based on the number of shares they purchased when they exercised their own preemptive rights. Notices of such increase must be published for three days in the Official Gazette and in a widely circulated newspaper in Argentina. Accretion rights must be exercised within the 30 days that follow that publication of the last notice. Pursuant to the Argentine Companies Law, such 30-day period may be reduced to 10 days by a decision of our shareholders adopted at an extraordinary shareholders' meeting (asamblea extraordinaria). At a meeting held on June 26, 2017, our shareholders approved a resolution to reduce such period to 10 days.

Additionally, the Argentine Companies Law permits shareholders at a special shareholders' meeting (asamblea extraordinaria) to suspend or limit their preemptive rights relating to the issuance of new shares in specific and exceptional cases in which the interest of our Company requires such action and, additionally, under the following specific conditions:

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the issuance is expressly included in the list of matters to be addressed at the shareholders' meeting; and

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the shares to be issued are to be paid in-kind or in exchange for payment under pre-existing obligations.

Preemptive rights may be eliminated, and/or the subscription period may be reduced to not less than 10 days, if we enter into an agreement with underwriters to assign such preemptive rights. Preemptive rights may also be eliminated so long as a resolution providing so has been approved at a special shareholder's meeting (asamblea extraordinaria) by at least 50% of the outstanding capital stock entitled to vote.

Shareholders' meetings and voting rights

  General

Shareholders' meetings may be ordinary or extraordinary. We are required to convene an ordinary shareholders' meeting within four months of the close of each fiscal year to approve our financial statements, allocate net income for the fiscal year, approve the reports of the Board of Directors and the audit committee, and elect and set remuneration of directors and members of the audit committee. Other matters which may be considered at an ordinary meeting include the responsibility of directors and members of the audit committee, capital increases and the issuance of certain corporate bonds. Extraordinary shareholders' meetings may be called at any time to consider matters beyond the scope of an ordinary meeting, including amendment of the bylaws, issuance of debentures, early dissolution, merger, spin-off, reduction of capital stock and redemption of shares, changing the limiting or extending the shareholders liability by changing our corporate legal status and limitation of shareholders preemptive rights.

  Notices

Notice of shareholders' meetings must be published for five days in the Official Gazette of the Republic of Argentina, in an Argentine newspaper of wide circulation and in the publications of Argentine exchanges or securities markets in which our common shares are traded, at least ten days prior to the date on which the meeting is to be held as per Argentine Companies Law, and at least 20 days prior to the meeting as per Capital Markets Law. The notice must include information regarding the type of meeting to be held, the date, time and place of the meeting and the agenda. If there is no quorum at the meeting, notice for a meeting on second call must be published for three days, at least eight days before the date of the second meeting, and must be held within 30 days of the date for which the first meeting was called. The first call and second call notices may be sent simultaneously in order for the meeting on second call to be held on the same day as the meeting on first call, but only in the case of ordinary shareholders' meetings. Shareholders' meetings may be validly held with at least 10 days' prior notice in the publications of Argentine exchanges or securities markets in which our common shares are traded if all common shares of our outstanding capital stock are present and resolutions are adopted by unanimous vote.

The Board of Directors will determine appropriate publications for notice outside Argentina in accordance with requirements of jurisdictions and exchanges where our common shares are traded.

  Quorum and voting requirements

The quorum for ordinary meetings of shareholders on first call is a majority of the common shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the common shares present that are entitled to vote on such action. If a quorum is not available, a second call meeting may be held at which action may be taken by the holders of an absolute majority of the common shares present, regardless of the number of such common shares. The quorum for an extraordinary shareholders' meeting on first call is 60% of the common shares entitled to vote, and if such quorum is not available, a second call meeting may be held, for which there are no quorum requirements.

Action may be taken at extraordinary shareholders' meetings by the affirmative vote of an absolute majority of common shares present that are entitled to vote on such action, except that the approval of a majority of common shares with voting rights, without application of multiple votes, is required in both first and second call for: (i) the transfer of our domicile outside Argentina, (ii) a fundamental change of the corporate purpose set forth in the bylaws, (iii) our anticipated dissolution, (iv) the total or partial repayment of capital, (v) a merger of our company, if we are not the surviving entity, (vi) a spin-off of our company or (vii) changing our corporate legal status.

Shareholders' meetings may be called by the Board of Directors or the members of the statutory audit committee whenever required by law or whenever they deem it necessary. Also, the board or the members of the statutory audit committee are required to call shareholders' meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding capital stock. If the board or the statutory audit committee fails to call a meeting following this request, a meeting may be ordered by the CNV or by the courts. In order to attend a meeting, a shareholder must deposit with us a certificate of book-entry shares registered in his name and issued by Caja de Valores at least three business days prior to the date on which the meeting is to be held. A shareholder may be represented by proxy. Proxies may not be granted to any of our directors, members of our audit committee or officers or employees.

Dividends and liquidation rights

The Argentine Companies Law establishes that the distribution and payment of dividends to shareholders is valid only if they result from realized and net earnings of the company pursuant to an annual balance sheet approved by the shareholders. Our board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the Annual Ordinary Shareholders' Meeting. This meeting must be convened by October 30 of each year to approve the financial statements and decide on the allocation of our net income for the year under review. The distribution, amount and payment of dividends, if any, must be approved by the affirmative vote of the majority of the present votes with right to vote at the meeting.

The shareholders' meeting may authorize payment of dividends on a quarterly basis provided no applicable regulations are violated. In that case, all and each of the members of the board of directors and the Supervisory Committee will be jointly and severally liable for the refund of those dividends if, as of the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow the payment of dividends.

When we declare and pay dividends on the common shares, the holders of our ADRs, each representing the right to receive four ordinary shares, outstanding on the corresponding registration date, are entitled to receive the dividends due on the common shares underlying the ADRs, subject to the terms of the Amended and Restated Deposit Agreement dated as of July 5, 2017 executed by and between us, The Bank of New York Mellon (as successor to The Bank of New York), as depositary and the eventual holders of ADRs. The cash dividends are to be paid in Pesos and, except under certain circumstances, are to be converted by the Depositary into U.S. Dollars at the exchange rate prevailing at the conversion date and are to be paid to the holders of the ADRs net of any applicable fee on the dividend distribution, costs and conversion expenses, taxes and public charges. The exchange rate for the dividends will occur at a floating market rate.

Our dividend policy is proposed from time to time by our board of directors and is subject to shareholders' approval at an ordinary shareholders' meeting. Declarations of dividends are based upon our results of operations, financial condition, cash requirements and future prospects, as well as restrictions under debt obligations and other factors deemed relevant by our board of directors and our shareholders.

Dividends may be lawfully paid only out of our retained earnings determined by reference to the financial statements prepared in accordance with Argentine GAAP. In accordance with the Argentine Companies Law, net income is allocated in the following order: (i) 5% is retained in a legal reserve until the amount of such reserve equals 20% of our outstanding capital; (ii) dividends on preferred stock or common shares or other amounts may be retained as a voluntary reserve, contingency reserve or new account; or (iii) for any other purpose as determined by our shareholders at an ordinary shareholders' meeting.

Our legal reserve is not available for distribution. Under the applicable regulations of the CNV, dividends are distributed pro rata in accordance with the number of shares held by each holder within 30 days of being declared by the shareholders for cash dividends and within 90 days of approval in the case of dividends distributed as shares. The right to receive payment of dividends expires three years after the date on which they were made available to shareholders.

In the event of liquidation, dissolution or winding-up of our company, our assets are:

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to be applied to satisfy its liabilities; and

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to be proportionally distributed among holders of preferred stock in accordance with the terms of the preferred stock. If any surplus remains, our shareholders are entitled to receive and share proportionally in all net assets available for distribution to our shareholders, subject to the order of preference established by our bylaws.

Approval of financial statements

Our fiscal year ends on June 30 of each year, after which we prepare an annual report which is presented to our board of directors and Supervisory Committee. The board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the annual ordinary shareholders' meeting, which must be convened within 120 days of the close of our fiscal year, in order to approve our financial statements and determine our allocation of net income for such year. At least 20 days before the ordinary shareholders' meeting, an annual report must be available for inspection at our principal office.

Dissenting shareholders may exercise appraisal rights

Whenever certain actions are approved at a special shareholders' meeting (asamblea extraordinaria), including:

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a merger or a spin-off in which we would not be the surviving entity (except when the shares of the acquired company are publicly traded);

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a transformation from one type of corporation to another;

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a fundamental change in our bylaws;

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a transfer of the domicile of our company outside of Argentina;

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a voluntary withdrawal of a public offer or delisting of our shares;

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a decision to continue operations after our shares cease to be publicly traded; or

•
total or partial recapitalization following a mandatory reduction of capital or liquidation;

any shareholder dissenting from the adoption of any such resolution or who was not present or represented by proxy at the shareholders' meeting at which any such resolution was adopted may withdraw and tender their common shares to us and receive the book value per share determined on the basis of our latest financial statements, whether completed or to be completed.

The shareholder must exercise their appraisal rights within five days following the shareholders' meeting at which the resolution was adopted, in the case of dissenting shareholders, or within fifteen days following the shareholders' meeting, in the case of absent shareholders who can prove they were a shareholder of record on the day of the shareholders' meeting.

In the case of a merger or spin-off involving an entity that has qualified for a public offering of its shares, appraisal rights may not be exercised if the shares to be received in connection with such merger or spin-off are publicly traded. Appraisal rights are extinguished with respect to a given resolution if such resolution is subsequently overturned at another shareholders' meeting held within 60 days of the previous meeting at which the original resolution was adopted.

Payment on the appraisal rights must be made within one year of the date of the shareholders' meeting at which the resolution was adopted, except where the resolution involved a decision that our stock cease to be publicly traded, in which case the payment period is reduced to 60 days from the date on which an absent shareholder could have exercised their appraisal rights or 60 days from the date of publication of the decision that our stock cease to be publicly traded.

Ownership restrictions

The CNV Rules require that transactions that would result in a person holding 5% or more of the capital stock of a registered Argentine company should be immediately notified to the CNV. Thereafter, every change in the holdings that represents a multiple of 5% of the voting power should also be notified to the CNV.

Directors, senior managers, executive officers, members of the Supervisory Committee, and controlling shareholders of an Argentine company whose securities are publicly listed, must notify the CNV on a monthly basis of their beneficial ownership of shares, debt securities, and call and put options related to securities of such companies and their controlling, controlled or affiliated companies.

Holders of more than 50% of the common shares of a listed company or who otherwise have voting control of a company, as well as directors, officers and members of the Supervisory Committee, must provide the CNV with a prospectus setting forth their holdings in the capital stock of such companies and file reports of any change in their holdings.

Tender offers

Tender offers under Argentine law may be voluntary or mandatory. In either case, the offer must be addressed to all shareholders. In the case of a mandatory tender offer, the offer must also be made to the holders of subscription rights, stock options or convertible debt securities that directly or indirectly may grant a subscription, acquisition or conversion right on voting shares in proportion to their holdings at the time the offer is made.

According to the CNV Rules, when a person or an entity intends to acquire 35% or more of the shares of a company (participación significativa), or "significant holding," a mandatory tender offer to purchase at least 50% of the corporate voting capital is required. The mandatory tender offer will not be required when the purpose of the acquisition of the "significant holding" is not to acquire the control of the company. If the person or entity intends to acquire 50% or more of the shares of a company, then a mandatory tender offer to purchase all stock outstanding is required.

Finally, when a shareholder controls 95% or more of the outstanding shares of a company, (i) any minority shareholder may, at any time, demand that the controlling party make an offer to purchase all of the remaining shares of the minority shareholders and (ii) the controlling party can issue a unilateral statement of intention to acquire all of the remaining shares owned by the other shareholders.

Redemption of common shares

Pursuant to the Argentine Companies Law we may redeem our outstanding common shares only under the following circumstances:

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to cancel such shares and only after a decision to reduce our capital stock at a duly convened shareholders' meeting (asamblea extraordinaria) called for such purpose;

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to avoid significant damage to our company under exceptional circumstances, and then only using retained earnings or free reserves that have been fully paid, which action must be ratified at the next succeeding annual shareholders' meeting; or

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in the case of the acquisition by a third party of our common shares.

The Argentine Capital Markets Law provides for other circumstances under which our company, as a publicly listed company, can repurchase our common shares. The following are necessary conditions for the acquisition of our common shares:

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the shares to be acquired shall be fully paid;

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there shall be a board of directors' resolution containing a report of our Supervisory Committee or Audit Committee regarding such proposed share repurchase. Our board of director's resolution must set forth the purpose of the acquisition, the maximum amount to be invested, the maximum number of shares or the maximum percentage of capital that may be acquired and the maximum price to be paid per share. Our board of directors must give complete and detailed information to both shareholders and investors;

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the purchase shall be funded from our net profits or with free or optional reserves, and we must provide to the CNV that we have the necessary liquidity and that the proposed share repurchase will not affect our solvency; and

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under no circumstances may the shares we acquire, including those that may have been previously acquired that we held as treasury stock, exceed 10% of our capital stock or such lower percentage established by the CNV after taking account of the trading volume of our shares.

Any shares acquired by us that exceed 10% of our capital stock must be disposed of within 90 business days from the date of repurchase of share that resulted in such excess.

Transactions relating to the acquisition of our own shares may be carried out through open market transactions or through a tender offer. In the case of acquisitions in the open market, the amount of shares purchased daily cannot exceed 25% of the mean daily traded volume of our shares during the previous 90 business days. In case of an open market transactions or through a tender offer, the CNV can require that the acquisition be carried out through a tender offer if the shares to be purchased represent a significant percentage in relation to the mean traded volume.

There are no legal limitations to ownership of our securities or to the exercise of voting rights pursuant to the ownership of our securities, by non-resident or foreign shareholders.

Registrations and transfers

Our common shares are held in registered, book-entry form. The registry for our shares is maintained by Caja de Valores S.A. at its executive offices located at Avenida 25 de mayo No. 362, (C1002ABH) Buenos Aires, Argentina. Only those persons whose names appear on such share registry are recognized as owners of our common shares. Transfers, encumbrances and liens on our shares must be registered in our share registry and are only enforceable against us and third parties from the moment registration takes place.

Compliance with NASDAQ listing standards on corporate governance

Significant differences between our corporate governance practices and U.S. companies' practices under NASDAQ Rules:

Our corporate governance practices are governed by applicable Argentine law, particularly the Argentine Companies Law, the Capital Markets Law and the CNV Rules, as well as by our bylaws. Our ADSs are registered with the U.S. Securities and Exchange Commission and are listed on the NASDAQ Stock Market, or NASDAQ, and therefore we are subject to corporate governance requirements applicable to NASDAQ-listed non-U.S. companies, commonly referred to as "foreign private issuers."

Pursuant to NASDAQ Rule 5615(a)(3), NASDAQ-listed non-U.S. companies that are categorized as "Foreign Private Issuers" may follow home country corporate governance practices in lieu of certain of the corporate governance requirements provided in NASDAQ Rules, provided that the foreign private issuer complies with certain mandatory sections of NASDAQ Rules, discloses each requirement of the NASDAQ Rules that it does not follow and describes the home country practice followed in lieu of such requirement.

The requirements of the NASDAQ Rules and the Argentine corporate governance practices that we follow in lieu thereof are described below:

NASDAQ standards for U.S. companies	IRSA commercial properties' corporate practices

Rule 5250(d)—Distribution of Annual and Interim Reports.	In lieu of the requirements of Rule 5250(d), we follow Argentine law, which requires that companies make public an annual report in Spanish, including Annual Audited Consolidated Financial Statements prepared in accordance with generally accepted accounting principles in Argentina, by filing such annual report with the CNV and the stock exchange in which its securities are listed, within 70 calendar days of the end of the company's fiscal year. Interim reports must be filed with the CNV and the Stock exchange in which its securities are listed within 42 calendar days of the end of each fiscal quarter. Our shareholders can receive copies of annual reports and any interim reports upon such shareholder's request. English language translations of our annual reports and interim reports are furnished to the Securities and Exchange Commission. We also post the English language translation of our annual reports and quarterly press releases on website. Furthermore, under the terms of the Deposit Agreement, dated November 10, 2000, among us, The Bank of New York, as depositary, and owners of ADS issued thereunder, we are required to furnish The Bank of New York with, among other things, English language translations of annual reports. Annual reports are available for inspection by ADR holders at the offices of The Bank of New York located at 101 Barclay Street, 22nd Floor West, New York, New York 10286. Finally, Argentine law requires that 20 calendar days before the date of a shareholders' meeting, the board of directors must provide to our shareholders, at our executive office or through electronic means, all information relevant to the shareholders' meeting, including copies of any documents to be considered by the shareholders (which includes the annual report).
Rule 5605(b)(1)—Majority of Independent Directors.
In lieu of the requirements of Rule 4605(b)(1), we follow Argentine law which does not require that a majority of the board of directors be comprised of independent directors. Argentine law instead requires that public companies in Argentina such as us have a sufficient number of independent directors to be able to form an audit committee of at least three members, the majority of which must be independent pursuant to the criteria established by the CNV.

NASDAQ standards for U.S. companies	IRSA commercial properties' corporate practices

Rule 5605(b)(2)—Executive Sessions of the Board of Directors.	In lieu of the requirements of Rule 5605(b)(2), we follow Argentine law which does not require independent directors to hold regularly scheduled meetings at which only such independent directors are present (i.e., executive sessions). Our board of directors as a whole is responsible for monitoring our affairs. In addition, under Argentine law, the Board of Directors may approve the delegation of specific responsibilities to designated directors or non-director managers of the company. Also, it is mandatory for public companies to form a Supervisory Committee (composed of syndics) which is responsible for monitoring the legality of our actions under Argentine law and the conformity thereof with its bylaws.
Rule 5605(d)(B)—Compensation of Officers.
In lieu of the requirements of Rule 5605(d)(B), we follow Argentine law which does not require companies to form a compensation committee comprised solely of independent directors. For the determination of the compensation of the chief executive officer and all other executive officers no decision of a majority of independent directors or a compensation committee comprised solely of independent directors is required under Argentine law. Under Argentine law, the board of directors is the corporate body responsible for determining the compensation of the chief executive officer and all other executive officers, so long as they are not directors. In addition, under Argentine law, the audit committee shall give its opinion about the reasonableness of management's proposals on fees and option plans for our directors or managers.
Rule 5605(e)—Nomination of Directors.
In lieu of the requirements of Rule 5605(e), we follow Argentine law which requires that directors be nominated directly by the shareholders at the shareholders' meeting and that they be selected and recommended by the shareholders themselves. Under Argentine law, it is the responsibility of the ordinary shareholders' meeting to appoint and remove directors and to set their compensation.
Rule 5605(c)(1)—Audit Committee Charter.
In lieu of the requirements of Rule 5605(c)(1), we follow Argentine law which requires that audit committees have a charter but does not require that companies certify as to the adoption of the charter, nor does it require an annual review and assessment thereof. Argentine law instead requires that companies prepare a proposed plan or course of action with respect to those matters which are the responsibility of our audit committee. Such plan or course of action could, at the discretion of our audit committee, include a review and assessment of the audit committee's charter.

NASDAQ standards for U.S. companies	IRSA commercial properties' corporate practices

Rule 5605(c)(2)—Audit Committee Composition.	Argentine law does not require that companies have an audit committee comprised solely of independent directors and it is equally not customary business practice in Argentina to have such a committee. Argentine law instead requires that companies establish an audit committee with at least three members comprised of a majority of independent directors as defined by Argentine law. Nonetheless, although not required by Argentine law, we have a three-member audit committee comprised of entirely independent directors in accordance with Rule 10(A)-3(b)(1) of the General rules and regulations promulgated under the Securities Exchange Act, as independence is defined in Rule 10(A)-3(b) (1). Further, Argentine law does not require companies to identify or designate a financial expert. As such, although all the members of the audit committee have large corporate experience, as of the date of this prospectus, the Board of Directors have not named designated a financial expert in accordance with the relevant SEC rules on the audit committee. In addition, we have a Supervisory Committee (comisión fiscalizadora) composed of three 'syndics', who are in charge of monitoring the legality, under Argentine law, of the actions of our board of directors and the conformity of such actions with our bylaws.

NASDAQ standards for U.S. companies	IRSA commercial properties' corporate practices

Rule 5620(c)—Quorum.	In lieu of the requirements of Rule 4350(f), we follow Argentine law and our bylaws, which distinguish between ordinary meetings and extraordinary meetings, both of which can be celebrated using teleconference technology, as long as the regulations related to accreditation, registration and quorum are complied with and the simultaneity of the shareholders and immediacy of the process of verbal communication and issuance of the vote is guaranteed. The audit committee shall state the regularity of the resolutions adopted. The board of directors shall establish the rules and technical matters related to remote participation pursuant to the current rules and in conformity with the National Exchange Commission regulations. Shareholders physically present at the time and those using teleconference technologies will be taken into consideration for the quorum. In connection with ordinary meetings, a quorum consists of a majority of stocks entitled to vote. If no quorum is present at the first meeting, a second meeting may be called, in which the shareholders present or communicated through teleconference technologies, regardless of their number, constitute a quorum. Resolutions may be adopted by an absolute majority of the votes present or communicated through teleconference technologies. Argentine law, and our bylaws, requires in connection with extraordinary meetings, that a quorum consist of 60% of the stock entitled to vote. However, if such quorum is not present at the first meeting, our bylaws provide that a second meeting may be called and may be held with the number of shareholders present or communicated through teleconference technologies. In both ordinary and extraordinary meetings, decisions are adopted by an absolute majority of votes present at the meeting or communicated through teleconference technologies, except for certain fundamental matters (such as mergers and spin-offs (when we are not the surviving entity and the surviving entity is not listed on any stock exchange), anticipated liquidation, change in its domicile outside of Argentina, total or partial recapitalization of its statutory capital following a loss, any transformation in our corporate legal form or a substantial change in our corporate purpose, or the issue of bonds) which require an approval by vote of the majority of all the stock entitled to vote (all stock being entitled to only one vote.

NASDAQ standards for U.S. companies	IRSA commercial properties' corporate practices

Rule 5620(b)—Solicitation of Proxies.	In lieu of the requirements of Rule 5620(b), we follow Argentine law which requires that notices of shareholders' meetings be published, for five consecutive days, in the Official Gazette and in a widely published newspaper in Argentina no earlier than 45 calendar days prior to the meeting and at least 20 calendar days prior to such meeting. In order to attend a meeting and be listed on the meeting registry, shareholders are required to submit evidence of their book-entry share account held at Caja de Valores up to three business days prior to the scheduled meeting date. If entitled to attend the meeting, a shareholder may be represented by proxy (properly executed and delivered with a certified signature) granted to any other person, with the exception of a director, syndic, member of the Supervisory Committee, manager or employee of the issuer, which are prohibited by Argentine law from acting as proxies. In addition, our ADS holders receive, prior to any shareholders' meeting, a notice listing the matters on the agenda, a copy of the annual report and a voting card.
Rule 5630(s)—Conflicts of Interest
In lieu of the requirements of Rule 5630(a), we follow Argentine law which requires that related party transactions be approved by the audit committee when the transaction exceeds one percent (1%) of the corporation's net worth, measured pursuant to the last audited balance sheet. Directors can contract with the corporation only on an arm's length basis. If the contract is not in accordance with prevailing market terms, such transaction must be pre-approved by the board of directors (excluding the interested director). In addition, under Argentine law, a shareholder is required to abstain from voting on a business transaction in which its interests may be in conflict with our interests. In the event such shareholder votes on such business transaction and such business transaction would not have been approved without such shareholder's vote, such shareholder may be liable to us for damages and the resolution may be declared void.

Description of American depositary shares

Description of American depositary shares

The following is a summary of certain provisions of the Amended and Restated Deposit Agreement dated as of July 5, 2017 among us, the ADS Depositary and all owners and holders from time to time of ADSs issued under the deposit agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the form of Amended and Restated Deposit Agreement, incorporated as Exhibit 4.1. Copies of the Amended and Restated Deposit Agreement are also available for inspection at the principal office of the ADS Depositary, currently located at 101 Barclay Street, 22nd Floor West, New York, New York 10286. Terms used in this prospectus and not otherwise defined shall have the respective meanings set forth in the deposit agreement.

American depositary shares

ADSs are issuable by the ADS Depositary pursuant to the deposit agreement. One ADS shall represent four common shares. The shares represented by ADSs will be deposited with the Caja de Valores for the account of Banco Santander Río S.A., as custodian for the ADS Depositary in Argentina. The deposited shares, together with all other securities, property and cash received in respect of shares and held by the ADS Depositary under the deposit are referred to as the deposited securities. You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the ADS Depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The ADS Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. ADS holder rights are defined by the deposit agreement. New York law governs the deposit agreement and the ADSs.

Deposit and withdrawal of shares and issuance of ADRs

Subject to the terms and conditions of the deposit agreement, the ADS Depositary has agreed that upon deposit with the custodian of our common shares by delivery of certificates of such shares to the custodian, by electronic transfer of such shares to the account maintained by the custodian at the Foreign Registrar for such purpose or delivery to the custodian of evidence, reasonably satisfactory to the custodian that irrevocable instructions have been given to cause such shares to be transferred to such account, together with appropriate issuance instructions and instruments of transfer or endorsement, satisfaction of all laws and regulations, payments of the fees and expenses of the ADS Depositary and the certifications referred to below and subject to the terms of the deposit agreement, the ADS Depositary will execute and deliver at the ADS Depositary's principal corporate trust office, to the person or persons certified entitled thereto, an ADR or ADRs evidencing the number of ADSs issuable in respect of such deposit.

Upon surrender of ADRs at the principal corporate trust office of the ADS Depositary, and upon payment of the fees, taxes and governmental charges specified in the deposit agreement, subject to the terms and conditions of the deposit agreement, our corporate charter and deposited securities and Argentine laws and regulations, owners are entitled to electronic delivery through the Caja de Valores or, if available, to physical delivery at the office of the custodian in Buenos Aires or the principal corporate trust office of the ADS Depositary of the deposited securities represented by the ADSs evidenced by those ADRs so surrendered. Such delivery will be made to the ADR holder or upon the ADR holder's order without unreasonable delay. The forwarding of shares and other documents of title for such delivery to an ADR holder, or as ordered by such ADR holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

The ADS Depositary, subject to the limitations and conditions specified in the deposit agreement and any limitations established by the ADS Depositary, may from time to time execute and deliver ADRs prior to receipt of shares in respect of which such issuance is made, which is referred to as a pre-release and may receive ADRs in lieu of shares. Each pre-release shall be; (a) preceded or accompanied by a written representation and agreement from the person to whom ADRs are to be delivered that such person, or its customer, (i) owns the shares or ADRs to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such shares or receipts, as the case may be to the ADS Depositary for the benefit of the owners, and (iii) will not take any action with respect to such shares or receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the ADS Depositary, disposing of such shares or receipts, as the case may be), other than in satisfaction of such pre-release; (b) at all times be fully collateralized with cash, or such other collateral as the ADS Depositary determines, in good faith, will provide substantially similar liquidity and security; (c) be terminable by the ADS Depositary on not more than five business days' notice; and (d) be subject to such further indemnities and credit regulations as the ADS Depositary deems appropriate. The ADS Depositary will limit the number of ADRs issued by pre-release involved in transactions to be done in accordance with the terms described in this paragraph with any one person on a case-by-case basis as it deems appropriate. The collateral referred to in clause (b) above shall be held by the ADS Depositary for the benefit of the owners as security for the performance of the obligations to deliver shares set forth in clause (a) above, and such collateral shall not constitute deposited securities under the deposit agreement. The number of ADSs which are outstanding at any time as a result of pre-releases will not normally exceed 30% of the shares deposited under the deposit agreement; provided, that the ADS Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and may, with our prior written consent, change such limit for purposes of general application.

Subject to the foregoing, the ADS Depositary may own and deal in any class of our securities or of our affiliates and in ADRs.

Dividends, other distributions and rights

Subject to applicable Argentine laws, regulations and approvals, to the extent that the ADS Depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. Dollars on a reasonable basis and transfer the resulting U.S. Dollars to the United States, the ADS Depositary will promptly as practicable convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. Dollars and distribute the resulting U.S. Dollars after deduction of the fees of the ADS Depositary and any amount charged by the ADS Depositary in connection with the conversion of

Pesos (or other foreign currency) into U.S. Dollars, to the owners in proportion to the number of ADSs representing such deposited securities held by each of them. The amounts distributed will be reduced by any amounts required to be withheld by us, the ADS Depositary or the custodian on account of taxes or other governmental charges. If the ADS Depositary determines that in its judgment any foreign currency received by it cannot be so converted on a reasonable basis (including, as a result of applicable Argentine laws, regulations and approval requirements), the ADS Depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same (without liability for interest).

In the event that the custodian or the ADS Depositary receives any distribution upon any deposited securities in securities or property (other than cash or shares or rights upon any deposited securities), the ADS Depositary will distribute such securities or property to the owners entitled thereto, after deduction or upon payment of the fees and expense of the ADS Depositary, in proportion to their holdings, in any manner that the ADS Depositary deems equitable and practicable. If in the opinion of the ADS Depositary, however, the distribution of such property cannot be made proportionately among such owners, or if for any other reason (including any requirement that we or the ADS Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to such owners) the ADS Depositary deems such distribution not feasible, the ADS Depositary may, upon consultation with us, adopt such method as it may deem equitable or practicable in order to effect such distribution, including the sale (public or private) of all or any part of such property and securities and the distribution to owners of the net proceeds of any such sale, as in the case of a distribution received in cash. The ADS Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

If we declare a dividend in or free distribution of shares, the ADS Depositary may, and shall if we so request, instruct us to deposit or cause such shares to be deposited with the account of the custodian at Caja de Valores and distribute to the owners in proportion to their holdings additional ADRs for an aggregate number of ADSs representing the number of shares received as such dividend or free distribution, subject to the terms and conditions of the deposit agreement and after deduction or payment of any amounts required to be withheld on account of taxes or other governmental charges and the fees and expenses of the ADS Depositary. If additional ADRs are not so distributed, each ADS shall thereafter also represent the additional shares distributed with respect to the shares represented thereby. In lieu of issuing ADRs for fractions of ADSs, in any such case, the ADS Depositary shall sell the number of shares represented by the aggregate of such fractions and distribute the new proceeds in U.S. Dollars, all in the manner and subject to the conditions set forth in the deposit agreement. The ADS Depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

If we offer or cause to be offered to the holders of shares any rights to subscribe for additional shares or any rights of any other nature, the ADS Depositary shall have discretion after consultation with us as to the procedure to be followed in making such rights available to owners. The ADS Depositary may (i) to the extent that the ADS Depositary determines, at the time of the offering of any such rights, that it is lawful and feasible, and upon provision of any documents or certifications requested by the ADS Depositary, take such action as is necessary for all or certain of the rights to be made available to or exercised by or on behalf of certain or all of the owners; or (ii) to the extent that the ADS Depositary determines that taking of any such action is not lawful or feasible, sell such rights, and, after deduction or upon payment of all amounts required to be withheld on account of taxes or other governmental changes and the fees and expenses of the ADS Depositary, allocate the net proceeds of such sales for the accounts of such owners otherwise entitled thereto upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

The ADS Depositary will not make available to owners any right to subscribe for or to purchase any securities unless a registration statement under the Securities Act is in effect as to both the rights and the securities to which such rights relate or unless the offer and sale of such securities to such owners is exempt from registration under the provisions of the Securities Act.

Record dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the ADS Depositary causes a change in the number of shares that are represented by each ADS or whenever the ADS Depositary shall receive notice of any meeting of holders of deposited securities, the ADS Depositary will fix a record date for the determination of the owners who are entitled to receive such dividend, distributions or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each ADS will represent the changed number of shares, subject to the provisions of the deposit agreement.

Voting

If requested in writing by us, as soon as practicable after receipt of notice of a meeting of holders of shares, or other deposited securities, and to the extent permitted by law, the ADS Depositary will mail to the owners the information contained in such notice of meeting. Owners at the close of business on the record date specified by the ADS Depositary are entitled, subject to Argentine law, or our bylaws and the provisions affecting the deposited securities, to instruct the ADS Depositary as to the exercise of the voting rights, if any, pertaining to the shares, or other deposited securities, underlying the ADRs held by such owners. Upon written request of an owner of ADSs, the ADS Depositary will endeavor to vote or cause to be voted the shares, or other deposited securities, represented by those ADSs in accordance with such instructions.

However:    if we requested the ADS Depositary to send you a notice and provided details on the matters to be voted upon at least 25 days before the meeting date and the ADS Depositary does not receive your voting instructions by the cutoff date the ADS Depositary specifies, the ADS Depositary will deem you to have instructed it to vote those shares (i) in accordance with a recommendation of our board of directors or (ii) if our board of directors does not give a recommendation, in the same manner as a majority of all shares not deposited under the deposit agreement are voted; except that the ADS Depositary will not vote as provided in item (i) or (ii) above if we notify the ADS Depositary in writing that (A) we do not want it to so vote, (B) we know that substantial shareholder opposition exists to the relevant question or (C) in our opinion the relevant question would materially and adversely affect the holders of shares. The ADS Depositary is not required to vote any deposited securities unless it has received an opinion of our Argentine counsel to the effect that the matters to be voted on are not contrary to Argentine law or our bylaws.

Inspection of transfer books

The ADS Depositary will keep books at its transfer office in the City of New York for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection shall not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and notices

We will furnish to the ADS Depositary copies in English of all notices of shareholders' meetings, its prospectus and other reports and communications that are made generally available to shareholders. Upon receipt thereof, the ADS Depositary will, upon our request, mail such reports to all owners. The ADS Depositary will make available for inspection by owners at its principal office any reports and communications received from us that are made generally available to shareholders.

On or before the first date on which we give notice, by publication or otherwise, of any shareholders' meeting or of any adjourned shareholders' meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited securities, we agree to transmit to the ADS Depositary and the custodian a copy of the notice thereof in the form given to owners. If requested by us, the ADS Depositary will, at our expense, arrange for the mailing of such notices to all owners.

We will be required to file certain reports with the SEC pursuant to the Exchange Act. Such reports may be accessed on the SEC's EDGAR system. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

Changes affecting deposited shares

Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the ADS Depositary or the custodian in exchange for, in conversion of or otherwise in respect of deposited securities shall be treated as new deposited securities under the deposit agreement, and the ADS Depositary may and shall if we so request execute and deliver new ADRs, or call for the surrender of outstanding ADRs to be exchanged for additional ADRs specifically describing such new deposited securities.

Amendment and termination of the deposit agreements

The form of ADR and the deposit agreement may at any time be amended by agreement between us and the ADS Depositary and, such amendment shall require no consent from owners. Any amendment which imposes or increases any fees or charges (other than taxes and other governmental charges and expenses of the ADS Depositary), or which otherwise prejudices any substantial existing rights of owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the owners. Each owner of ADRs, at the time such amendment becomes effective, will be deemed, by continuing to hold such ADRs, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Whenever so directed by us, the ADS Depositary will terminate the deposit agreement by mailing notice of such termination to the owners of all ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The ADS Depositary may likewise terminate the deposit agreement if, at any time 90 days after the ADS Depositary shall have delivered to us and the owners a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the deposit agreement. If any ADRs remain outstanding after the date of termination, the ADS Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof, will not give any further notices or perform any further acts under the deposit agreement except the collection of dividends and other distributions pertaining to the deposited securities, the sale of property and rights as provided in the deposit agreement and the delivery of deposited securities together with dividends or other distributions, in exchange for surrendered ADRs upon payment of the ADS Depositary's fee for such cancellations.

At any time after the expiration of two months from the date of termination, the ADS Depositary may sell the deposited securities and hold the net proceeds, together with any cash then held, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADRs which have not theretofore been surrendered and such owners will thereupon become general creditors of the ADS Depositary with respect to such net proceeds.

Governing law

The deposit agreement and the ADRs, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York.

Charges of ADS Depositary

The following charges shall be incurred by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on our register (or our appointed agent for transfer and registration of the shares) and applicable to transfers of shares to the name of the ADS Depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement to be at the expense of persons depositing shares or owners, (4) such expenses as are incurred by the ADS Depositary in the conversion of foreign currency, (5) a fee not in excess of US$5.00 per 100 ADS (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit of shares or other deposited securities or distribution in shares or other deposited securities and the surrender of ADRs for withdrawal of shares and other deposited securities, (6) a fee not in excess of US$0.02 per ADS (or portion thereof), for any cash distribution made pursuant to the deposit agreement, and (7) a fee for the distribution of shares or rights, such fee being an amount equal to the fee for the execution and delivery of ADRs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares), but which securities are instead distributed by the depositary to owners.

The ADS Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The ADS Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADS Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADS Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The ADS Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the ADS Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the ADS Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the ADS Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the ADS Depositary and that may earn or share fees, spreads or commissions.

The ADS Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the ADS Depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADS Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the ADS Depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

The deposit agreement expressly limits our obligations and the obligations of the ADS Depositary. It also limits our liability and the liability of the ADS Depositary. We and the ADS Depositary:

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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the ADS Depositary agree to indemnify each other under certain circumstances.

General

Neither the ADS Depositary nor us nor any of their directors, employees, agents or affiliates shall incur any liability to any owner if, by reason of any present or future provision of any law or regulation of the

United States, Argentina or of any other country, or any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our bylaws, or by reason of any provision of or governing any deposited securities, or by reason of an act of God or war or other circumstances beyond its control, the ADS Depositary or us or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or subjected to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided shall be done or performed. Our obligations and those of the ADS Depositary under the deposit agreement are expressly limited to performing our or their respective duties specified therein without negligence or bad faith.

The ADRs are transferable on the books of the ADS Depositary, provided, that the ADS Depositary may close the transfer books at any time or from time to time, after consultation with us, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or the transfer or withdrawal of any deposited securities, we, the ADS Depositary or the custodian may require payment from the presenter of the ADRs or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the owners.

The ADS Depositary may refuse to deliver ADRs, register the transfer of any ADRs, make any distributions or deliver any deposited securities until it has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require. The delivery of ADRs against deposits of shares or the registration of transfers of ADRs may be suspended during any period when the transfer books of the ADS Depositary or we are closed if such action is deemed necessary or advisable by the ADS Depositary or us, in good faith, at any time or from time to time in accordance with the deposit agreement.

Direct registration system

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the ADS Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the ADS Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the ADS Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the ADS Depositary's reliance on and compliance with instructions received by the ADS Depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the ADS Depositary.

Underwriting

The global offering described in this prospectus consists (i) an international offering of common shares, to be represented by ADSs, in the United States and other jurisdictions outside Argentina pursuant to this prospectus and (ii) an offering in Argentina of common shares.

We have entered into an international underwriting agreement with J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Itau BBA USA Securities Inc., the representatives of the international underwriters and joint book-running managers of the international offering. Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters has severally agreed to purchase from us the number of common shares, to be represented by ADSs, listed next to its name in the following table:

International underwriters	Number of common shares

J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Itau BBA USA Securities Inc.
Banco BTG Pactual S.A.—Cayman Branch(1)

Total

(1)    Banco BTG Pactual S.A.—Cayman Branch is not a broker-dealer registered with the SEC and therefore may not make sales of any common shares (including in the form of ADSs) in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of common shares in the form of ADSs in the United States, it will do so only through BTG Pactual US Capital, LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

We have entered into an Argentine placement agreement with Banco de Crédito y Securitización S.A., Banco Hipotecario S.A., Puente Hnos. S.A. and SBS Trading S.A. providing for the concurrent offer and sale of our common shares in Argentina.

Under Argentine law, all of our existing shareholders have preemptive and accretion rights to subscribe our newly issued common shares in a number sufficient to maintain their percentage ownership of our total capital. Current holders of the ADSs will not receive rights to subscribe for new ADSs. In order to facilitate this global offering, as approved by its shareholders at a shareholders' meeting held on June 26, 2017, IRSA will assign its preemptive and accretion rights to subscribe for common shares to BACS, as the main local placement agent, who can then exercise the underlying right to purchase the common shares underlying the ADSs to be sold in the international offering. Subject to closing conditions set forth in the underwriting agreement, the underwriters will exercise such rights in order to acquire the common shares to be offered in the offering and deposit such shares for delivery of ADSs. In addition, the underwriters will be able to acquire from us any remaining shares, relating to preemptive and accretion rights that are not exercised, and deposit such shares for delivery of ADSs.

The subscription period for existing holders of common shares to exercise their right to acquire newly issued common shares pursuant to the preemptive and accretion rights offering will be from July 13, 2017, until 1:00 p.m. (Buenos Aires time) on July 24, 2017.

Holders of common shares who wish to subscribe for newly issued common shares must deliver to the subscription agent a properly completed subscription form accompanied by a certificate of ownership issued by the Caja de Valores or evidence of assignment of the right to subscribe for common shares in their favor by 1:00 p.m. (Buenos Aires time) on July 24, 2017 or the rights to subscribe common shares will lapse. Deposit in the mail by the established deadline will not constitute delivery to us.

The exercise of subscription rights for common shares pursuant to the preemptive and accretion rights offering will be irrevocable and may not be canceled or modified.

Concurrently with the exercise of their common share subscription rights pursuant to the preemptive and accretion rights offering, holders of common shares may exercise their statutory accretion rights with respect to common shares not subscribed for by other holders of common shares in the exercise of their respective preemptive rights, by indicating the maximum number of additional common shares they would like to purchase pursuant to their accretion rights, which shall not exceed the number of common shares subscribed by such holder in the exercise of its preemptive rights. Common shares relating to such accretion rights will be allocated pro rata to each exercising holder of common shares based on the ratio of the number of new common shares available after exercise of the subscription right to the aggregate number of new common shares to be subscribed for pursuant to accretion rights.

Holders of ADSs will not receive rights to subscribe for new ADSs. The rights with respect to ordinary shares represented by ADSs will be issued to the Depositary. On or after July 17, 2017, the Depositary will seek to sell the rights it then holds and will distribute the proceeds, after deduction of the Depositary's fees and expenses and any applicable taxes, pro rata to the holders of ADSs as of a record date to be determined by the Depositary.

If you hold ADSs and do not want the rights corresponding to the ordinary shares underlying such ADSs to be so sold, you must surrender four ADSs the ADS Depositary prior to 1:00 p.m. (New York City time) on July 14, 2017 and instruct it to deliver both the underlying shares and the rights to a securities brokerage account in Argentina specified by you. Following receipt of a duly issued instruction in valid form and payment of applicable fees, the ADS Depositary will transfer such underlying shares and rights to such account. The ADS Depositary will not deliver rights without delivering the corresponding shares and will not deliver the shares without the corresponding rights. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Argentina that can accept the shares and rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those shares and rights, including the timely exercise or sale of the rights. Neither the Issuer, the ADS Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Argentina or for the execution of any such actions.

We will not issue any fractional common shares in the global offering, or in connection with the preemptive rights or accretion rights. Fractional shares will be rounded down to the nearest whole common share.

On July 25, 2017, which is one business day after the end of the subscription period for common shares, we will notify holders of our common shares who have indicated that they wish to exercise their accretion rights of the aggregate number of unsubscribed common shares by publication of a notice in the bulletin of the Buenos Aires Stock Exchange and the CNV web site. Based on this notice, we will allocate unsubscribed common shares to holders of common shares in accordance with their accretion rights.

The public offering price per ADS will be determined by negotiations between us and representatives of the international underwriters. In determining the public offering price, we and the representatives of the international underwriters expect to consider a number of factors, including:

•
the information set forth in this prospectus and otherwise available to the representatives;
•
our prospects and the history and prospects for the industry in which we compete;
•
an assessment of our management;
•
our prospects for future earnings;
•
the general condition of the securities markets at the time of this offering;
•
the trading price of the ADSs as reported by the Nasdaq Global Market;
•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•
other factors deemed relevant by the underwriters and us.

Conditions of the offering

The international underwriting agreement provides that the international underwriters must buy all of the ADSs if they buy any of them. However, the international underwriters are not required to take or pay for the ADSs covered by the international underwriters' over-allotment option described below.

The ADSs are offered subject to a number of conditions, including:

•
receipt and acceptance of the ADSs by the international underwriters; and
•
the international underwriters' right to reject orders in whole or in part.

We have been advised by the representatives that the international underwriters intend to make a market in the ADSs but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this international offering, certain of the international underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment option

Our controlling shareholder has granted the international underwriters an option to buy up to an aggregate of 1,050,000 additional ADSs, representing 4,200,000 common shares. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this international offering. The international underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional ADSs approximately in proportion to the amounts specified in the table above.

Commission and discounts

Any ADSs sold by the international underwriters to securities dealers may be sold at a discount of up to US$              per ADS from the public offering price. Any of these securities dealers may resell any ADSs purchased from the international underwriters to other brokers or dealers at a discount of up to US$              per ADS from the public offering price. Sales of ADSs made outside the United States may be made by affiliates of the international underwriters. If all ADSs are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the international underwriting agreement, the international underwriters will be obligated to purchase the

ADSs at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following tables show the per ADS and total underwriting discounts and commissions we will pay to the international underwriters assuming both no exercise and full exercise of the international underwriters' option to purchase up to an additional                           ADSs.

Paid by us	No exercise	Full exercise

Per ADS	US$	US$
Total	US$	US$

We estimate that the total expenses of this global offering, not including the underwriting discounts and commissions, will be approximately US$2.1 million.

No sales of similar securities

We and the Selling Shareholder have agreed with the international underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose in aggregate of common shares representing more than 5% of our total common shares outstanding for a period of 180 days following the date of this prospectus, without the prior consent of J.P. Morgan Securities LLC.

Indemnification and contribution

We have agreed to indemnify the international underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the international underwriters and their controlling persons may be required to make in respect of those liabilities.

Listing

Our ADSs are traded on the NASDAQ Global Market under the symbol "IRCP", and our common shares are traded on ByMA under the symbol "IRCP".

Price stabilization, short positions

In connection with this offering, the international underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling our common shares and/or ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the common shares and/or ADSs while this offering is in progress. These stabilizing transactions may include making short sales of common shares and/or ADSs, which involves the sale by the international underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the overallotment option referred to above, or may be "naked" shorts which are short positions in excess of that amount.

The international underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the international underwriters may purchase ADSs through the overallotment option.

A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs that could adversely affect investors who purchase in this offering. To the extent that the international underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The international underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares and/or ADSs, including the imposition of penalty bids. This means that if the representatives of the international underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the international underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares and ADSs or preventing or retarding a decline in the market price of the common shares and ADSs, and, as a result, the price of the common shares and ADSs may be higher than the price that otherwise might exist in the open market. If the international underwriters commence these activities, they may discontinue them at any time. The international underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the international underwriters (and selling group members) may engage in passive market making transactions in our ADSs on The NASDAQ Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our ADSs to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

  Settlement

Delivery of the ADSs is expected to be on or about                           , 2017 which will be the                           business day following the date of pricing of the ADSs. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on the date of pricing or the next                           succeeding business days will be required, by virtue of the fact that the ADSs initially will settle in T+     , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the ADSs who wish to trade the ADSs on the pricing date or the next              succeeding business days should consult their own advisors.

  Affiliations

Certain of the international underwriters and their affiliates have provided in the past to us and our affiliates and may from time to time in the future certain commercial banking, private banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the international underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each a "Relevant Member State," with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of securities may be made to the public in that Relevant Member State other than:

A.     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.     to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the international underwriters; or

C.     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any international underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the international underwriters and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the "Order," and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "Relevant Persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a Relevant Person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by Relevant Persons.

Notice to prospective investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Taxation

United States taxation

The following summary describes the material United States federal income tax consequences of the ownership of common shares and ADSs as of the date hereof. The discussion set forth below is applicable to U.S. Holders (as defined below). Except where noted, this discussion deals only with ADSs, and the common shares represented thereby, that are acquired pursuant to this offering and held as capital assets. This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•
a bank;

•
a dealer in securities or currencies;

•
a financial institution;

•
a regulated investment company;

•
a real estate investment trust;

•
an insurance company;

•
a tax exempt organization;

•
a person holding the common shares or ADSs as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•
a trader in securities that has elected the mark-to-market method of accounting for your securities;

•
a person liable for alternative minimum tax;

•
a person who owns or is deemed to own 10% or more of the voting stock of our company;

•
a partnership or other pass-through entity for United States federal income tax purposes; or

•
a person whose "functional currency" is not the U.S. Dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the "Code," and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, or the effects of any state, local or non-United States tax laws. In addition, this summary is based, in part, upon representations made by the depositary, or the "Depositary," to us and assumes that the deposit agreement governing the ADSs, and all other related agreements, will be performed in accordance with their terms.

The discussion below does not address the receipt, exercise, transfer or lapse of rights to subscribe for newly issued common shares that are received by our existing shareholders, or the sale of any such rights (and distribution of proceeds) by the Depositary. Current holders of our common shares and ADSs should consult their tax advisors in this regard.

As used herein, the term "U.S. Holder" means a beneficial owner of common shares or ADSs that is for United States federal income tax purposes:

•
an individual citizen or resident of the United States;

•
a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds common shares or ADSs, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares or ADSs, you should consult your tax advisors.

IF YOU ARE CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF COMMON SHARES OR ADSS YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  ADSs

In general, for United States federal income tax purposes, U.S. Holders of ADSs will be treated as the owners of the underlying common shares that are represented by the ADSs. Accordingly, deposits or withdrawals of common shares by U.S. Holders for ADSs will not be subject to United States federal income tax.

  Distributions on common shares or ADSs

Subject to the discussion under "Passive Foreign Investment Company" below, the gross amount of distributions on the common shares or ADSs (including amounts withheld to reflect Argentine withholding taxes, if any) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such income (including withheld taxes, if any) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of common shares, or by the Depositary, in the case of ADSs. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on common shares (or ADSs representing such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are listed on the NASDAQ), but not our common shares, are readily tradable on an established securities market in the United States. Thus, we do not believe that dividends that we pay on our common shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

The amount of any dividend paid in Pesos will equal the U.S. Dollar value of the Pesos received calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you in the case of common shares, or by the Depositary, in the case of ADSs, regardless of whether the Pesos are converted into U.S. dollars. If the Pesos received are not converted into U.S. dollars on the day of receipt, you will have a basis in the Pesos equal to their U.S. Dollar value on the date of receipt. Any gain or loss you realize on a subsequent conversion or other disposition of the Pesos will be treated as United States source ordinary income or loss.

Subject to certain significant conditions and limitations, Argentine tax withheld from dividends, if any, may be treated as foreign income tax eligible for credit or deduction against your United States federal income tax liability. For purposes of the foreign tax credit, dividends paid on the common shares or ADSs will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if you have held ADSs or common shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on ADSs or common shares. The rules governing the foreign tax credit are complex. Investors are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution (including amounts withheld to reflect Argentine withholding taxes, if any) exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the common shares or ADSs, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

  Taxation of capital gains

Subject to the discussion under "Passive foreign investment company" below, upon the sale, exchange or other disposition of common shares or ADSs, you generally will recognize capital gain or loss equal to the difference between the U.S. Dollar value of the amount realized upon the sale, exchange or other disposition and the adjusted tax basis of the common shares or ADSs, determined in U.S. dollars. The capital gain or loss will be long-term capital gain or loss if at the time of sale, exchange or other disposition you have held the common shares or ADSs for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss you recognize will generally be treated as United States source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any Argentine tax imposed on the disposition of common shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

  Passive foreign investment company

In general, we will be a PFIC for any taxable year in which either (i) at least 75% of the gross income of our company for the taxable year is passive income or (ii) at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If we own at least 25% by value of the stock of another corporation, we will be treated for purposes of the PFIC tests as owning a proportionate share of the assets of the other corporation, and as receiving directly a proportionate share of the other corporation's income.

Based on the current and projected composition of our income and the valuation of our assets, including goodwill, we do not believe we were a PFIC for United States federal income tax purposes for the taxable year ending June 30, 2016, and we do not currently expect to become a PFIC, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may be a PFIC in the current or any future taxable year due to changes in our asset or income composition or if our projections are not accurate. The volatility and instability of Argentina's economic and financial system may substantially affect the composition of our income and assets and the accuracy of our projections. In addition, this determination is based on the interpretation of certain U.S. Treasury regulations relating to rental income, which regulations are potentially subject to differing interpretation.

If we are a PFIC for any taxable year during which you hold common shares or ADSs in our company, unless you make the mark-to-market election discussed below, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our common shares or ADSs, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a pledge, of such common shares or ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the common shares or ADSs will be treated as excess distributions. Under these special tax rules (i) the excess distribution or gain will be allocated ratably over your holding period for the common shares or ADSs, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year during which you hold our common shares or ADSs and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the common shares of the lower tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election is only available for stock traded on certain designated United States exchanges and foreign exchanges which meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable United States Treasury regulations. Consequently, the mark-to-market election may be available to you with respect to the ADSs because the ADSs are listed on the NASDAQ, which constitutes a qualified exchange under the regulations, although there can be no assurance that the ADSs will be regularly traded. You should note that only the ADSs and not the common shares are listed on the NASDAQ. The common shares are listed on ByMA. Consequently, ByMA would need to meet the trading, listing, financial disclosure and other requirements of the United States Treasury regulations. The ADSs or common shares would also need to be regularly traded on such exchanges in order for the ADSs or common shares to be potentially eligible for the mark-to-market election.

If we are a PFIC in any taxable year in which you hold our common shares or ADSs, but you do not make a mark-to-market election until a subsequent taxable year, you will be subject to special rules in the taxable year of the election. You should consult your own tax advisors regarding the application of the mark-to-market election in your particular situation.

If you make an effective mark-to-market election, you will include in income each year that we are a PFIC as ordinary income, rather than capital gain, the excess, if any, of the fair market value of your common shares or ADSs at the end of the taxable year over your adjusted tax basis in the common shares or ADSs and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such common shares or ADSs over their fair market value at the end of each such taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your basis in the common shares or ADSs will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the common shares or ADSs will be ordinary income or loss, except that such loss will be ordinary loss only to the extent of the previously included net mark-to-market gain.

If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. Mark-to-market inclusions and deductions will be suspended during taxable years in which we are not a PFIC, but would resume if we subsequently become a PFIC. You are urged to consult your own tax advisor about the availability of making such a mark-to-market election.

Alternatively, a United States investor that owns common shares or ADSs in a PFIC can sometimes avoid the rules described above by electing to treat the company as a "qualified electing fund" under Section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

A United States Holder who owns common shares or ADSs during any year that we are a PFIC must generally file IRS Form 8621.

You should consult your own tax advisors concerning the United States federal income tax consequences of holding the common shares or ADSs if we are considered a PFIC in any taxable year.

  Argentine personal assets tax

Amounts paid on account of the Argentine personal assets tax, if any, will not be eligible as a credit against your United States federal income tax liability, but may be deductible subject to applicable limitations in the Code.

  Information reporting and backup withholding

In general, information reporting requirements will apply to distributions on common shares or ADSs and to the proceeds of sale of a common share or ADS paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided you furnish the required information to the Internal Revenue Service.

Argentine taxation

The following discussion is a summary of certain Argentine tax considerations associated with an investment in, ownership or disposition of, the common shares or the ADSs by (i) an individual holder that is a resident of Argentina, (ii) an individual holder that is neither domiciled in nor a resident of Argentina, (iii) a legal entity organized under the laws of Argentina, (iv) a permanent business establishment in Argentina owned by a foreign entity and (v) a legal entity that is not organized under the laws of Argentina, that does not have a permanent establishment in Argentina and is not otherwise doing business in Argentina on a regular basis. The discussion is for general information only and is based on current Argentine tax laws. Moreover, while this summary is considered to be a correct interpretation of existing laws in force as of the date of this prospectus, no assurance can be given that the courts or administrative authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws or interpretations will not occur.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES ARISING UNDER ANY TAXING JURISDICTION.

  Income tax

Law No. 26,893, enacted on September 12, 2013, and published in the Official Gazette on September 23, 2013, introduced several amendments to Income Tax Law No. 20,628 in connection with, among others, the taxation of dividend distributions and gains derived from transfers of common shares and other securities, including the derogation of Section 78 of Decree No. 2,284/1991, which provided that foreign holders with no permanent establishment in Argentina were exempt from paying income tax on the capital gains arising from the sale or other disposition of common shares or ADSs.

On February 7, 2014, the Executive Branch issued Decree No. 2,334/13, which regulates Law No. 26,893.

The changes introduced by Law No. 26,893 are effective from the date of publication of such law in the Official Gazette and are applicable to taxable events consummated from such date onwards.

  Taxation of dividends

Until Law No. 26,893 became effective, dividends, whether in cash, in common shares or in kind, approved by our shareholders were not subject to income tax withholding except for the application of the "Equalization Tax" described below.

From the effectiveness of Law No. 26,893, dividends are subject to an income tax withholding, or the "Dividend Tax," at a 10% rate on the amount of such dividends in respect of both Argentine and non-Argentine resident shareholders. The "Dividend Tax" has been repealed by Law No. 27,260 for dividend payments since July 22, 2016.

An income tax withholding will be applied to the amount of dividends distributed in excess of a company's net taxable income determined in accordance with general income tax regulations for the fiscal years preceding the date of the distribution of such dividends, the "Equalization Tax." The legislation requires that companies withhold 35% of the amount of distributed dividends in excess of the net taxable income of such distribution, as determined in accordance with the income tax law. Dividends distributed by an Argentine company are not subject to this tax to the extent that those dividends arise from dividend income or other distributions received by such company from other Argentine companies.

Dividend distributions made in kind (other than cash) will be subject to the same tax rules as cash dividends. Stock dividends on fully paid common shares are not subject to Equalization Tax.

Certain tax treaties contemplate the application of a ceiling tax rate on dividends (i.e., 10% on gross dividends).

  Taxation of capital gains

From the effectiveness of Law No. 26,893 income from sale, exchange, disposition or transfer of common shares or ADSs is subject to income tax, irrespective of the person that obtains such income, exception made of transactions made by resident individuals involving common shares and other securities that are listed on securities exchanges or markets and/or authorized to be offered to the public.

  Resident individuals

Capital gains obtained by resident individuals from the sale of common shares and other securities are subject to income tax at a 15% rate on net income, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The amendments introduced by the implementing Decree No. 2,334/13 state that the exemption includes income derived from the sale of common shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term "includes" (as used in the implementing Decree 2,334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2,334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offering authorized securities, as provided in the Argentine Income Tax Law). Certain qualified tax authorities have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV.

Losses arising from the sale, exchange or other disposition of common shares or ADSs can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities, for a five-year carryover period.

  Foreign beneficiaries

Capital gains obtained by non-Argentine individuals or non-Argentine entities from the sale, exchange or other disposition of common shares are subject to income tax, as the abovementioned exemption for common shares is not applicable to non-Argentine beneficiaries. Therefore, the gain derived from the disposition of common shares by foreign beneficiaries is subject to Argentine income tax at a 15% rate on the net capital gain or at a 13.5% rate on the gross price at the seller´s election. However there is currently no regulation under Argentine law with respect to how this election is made. When both the seller and the buyer are non-residents, the person liable to pay the tax shall be the buyer of the shares, quotas, equity interests and other securities transferred. However, as of the date of this prospectus, no regulations have been issued stipulating the withholding and payment mechanism that the non-resident buyer should follow. Notwithstanding the above, based on certain tax precedents, there may be support to argue that gains obtained by a non-resident from the disposal of ADSs should be regarded as foreign source income and, therefore, not subject to Argentine income tax. As this is a controversial issue, further analysis is required.

  Argentine entities

Capital gains obtained by Argentine entities (in general entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of common shares or ADSs are subject to income tax at the rate of 35%.

Losses arising from the sale, exchange or other disposition of common shares or ADSs can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities, for a five-year carryover period.

WE RECOMMEND PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES CONCERNING THE SALE OR OTHER DISPOSITIONS OF COMMON SHARES AND ADSs.

  Value added tax

The sale, exchange, disposition, or transfer of common shares or ADSs is not subject to Value Added Tax.

  Personal assets tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign domiciled individuals and foreign domiciled entities for the holding of our shares. The applicable tax rate for fiscal year 2016 is 0.25% and is levied on the proportional net worth value (valor patrimonial proporcional), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP. Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Our shareholders approved the absorption of personal asset tax by us for the years 2002 to 2015. There can be no assurance that in the future this tax will be absorbed by us.

  Tax on minimum notional income (Impuesto a la Ganancia Mínima Presunta, IGMP)

Entities domiciled in Argentina, partnerships, foundations, sole proprietorships, trusts, certain mutual funds organized in Argentina, and permanent business establishments owned by foreign persons, among other taxpayers, shall apply a 1% rate to the total value of assets held by such persons, above an aggregate nominal amount of Ps.200,000. Nevertheless, common shares and ADSs issued by entities subject to such tax are exempt from the IGMP.

Law No. 27,260 has repealed this tax for fiscal years commenced since January 1, 2019.

  Turnover tax

The gross turnover tax is a local tax; therefore, the rules of the relevant provincial jurisdiction should be considered, which may levy this tax on the customary purchase and sale, exchange or other disposition of common shares and ADSs, and/or the collection of dividends at an average rate of 6%, unless an exemption is applicable. In the particular case of the City of Buenos Aires, any transaction involving common shares and/or the collection of dividends and revaluations is exempt from this tax.

There is no gross income tax withholding system applicable to the payments made to foreign beneficiaries.

  Stamp tax

Stamp tax is a local tax that is generally levied on the formal execution of onerous transactions within a certain provincial jurisdiction or outside a certain provincial jurisdiction but with effects in such jurisdiction; therefore, the rules of the relevant provincial jurisdiction should be considered for the issuance of instruments which implement onerous transactions (including issuance, subscription, placement and transfer) involving the common shares or ADSs, executed in those jurisdictions, or with effects in those jurisdictions.

Notwithstanding, for the City of Buenos Aires, any instrument related to the transfer of common shares which public offering is authorized by the CNV is exempt from this tax.

  Tax on credits and debits in bank accounts

Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to this tax, which is assessed at a general rate of 0.6%. There are also increased rates of 1.2% and reduced rates of 0.075%. Owners of bank accounts subject to the general 0.6% rate may consider 34% of the tax paid upon credits to such bank accounts as a tax credit while taxpayers subject to the 1.2% rate may consider 17% of all tax paid upon credits to such bank accounts as a credit. Such amounts can be utilized as a credit for income tax or tax on presumed minimum income.

  Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our common shares or ADSs. The provinces of Buenos Aires and Entre Ríos established a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax. In the case of litigation regarding the shares before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the basis of the claim.

  Treaties to avoid double taxation

Argentina has entered into treaties to avoid double taxation with several countries. There is currently no tax treaty or convention in effect between Argentina and the United States.

Expenses of the offering

Assuming that the gross proceeds of this offering (including proceeds to IRSA, our controlling shareholder) will be approximately US$459.0 million (assuming the mid-point of the price range per common share set forth on the cover page of this prospectus and full exercise of the overallotment option granted to the international underwriters by the Selling Shareholder), we estimate that our expenses in connection with the global offering (other than underwriting discounts and commissions) will be as follows:

Expenses	Amount

SEC registration fee		71,973.90
NASDAQ listing fee		—
FINRA filing fee		93,650.00
Bolsas y Mercados Argentinos S.A. fee		6,000.00
Printing, engraving and publication expenses		85,000.00
Legal fees and expenses		1,360,000.00
Accountant fees and expenses		180,000.00
Miscellaneous costs		270,000.00

Total	US$	2,066,623.90

The total underwriting discounts and commissions that we are required to pay in connection with the global offering will be US$              , or         % of the gross proceeds of the global offering. All amounts in the table are estimated except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee. Our Selling Shareholder will contribute to the expenses listed above in proportion to its share of common shares offered in this offering not including the underwriters' over-allotments, if any.

The ADS Depositary has agreed to pay some of these expenses on our behalf, subject to certain conditions.

Enforcement of civil liabilities

We are a duly incorporated corporation (sociedad anónima) under the laws of Argentina. Substantially all of our assets are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Argentina or elsewhere outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to force against them or against us judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Enforcement of foreign judgments would be recognized and enforced by the courts in Argentina provided that the requirements of Article 517 and 519 of the National Civil and Commercial Procedure Code (if enforcement is sought before federal courts) are met, such as: (i) the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property if such was transferred to Argentine territory during or after the prosecution of the foreign action; (ii) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action; (iii) the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law; (iv) the judgment does not violate the principles of public policy of Argentine law; and (v) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

We have been advised by our Argentine counsel, Zang, Bergel & Viñes, that there is doubt as to the enforceability, in original actions in Argentine courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Argentine courts of judgments of United States courts obtained in actions against us predicated upon the civil liability provisions of the federal securities laws of the United States.

Legal matters

The validity of the rights, common shares and other matters governed by Argentine law will be passed upon for us by the law firm Zang, Bergel & Viñes, Buenos Aires, Argentina. Certain legal matters in connection with U.S. law will be passed upon for us by Simpson Thacher & Bartlett LLP.

The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York and Salaverri, Dellatorre, Burgio & Wetzler Malbrán, Buenos Aires, Argentina.

Saúl Zang and Salvador D. Bergel are partners at Zang, Bergel & Viñes. Saúl Zang serves as first vice-chairman of our board of directors. Salvador D. Bergel serves as an alternate member of our board of directors.

Experts

Our consolidated financial statements, as of June 30, 2016 and 2015 and for each of the three years in the period ended June 30, 2016, included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Index to the consolidated financial statements

Page
Unaudited condensed interim consolidated statements of financial position as of March 31, 2017, June 30, 2016 and June 30, 2015	F-2

Unaudited condensed interim consolidated statements of comprehensive income for the nine and three-month periods beginning July 1, 2016 and 2015 and January 1, 2017 and 2016 and ended March 31, 2017 and 2016

F-3
Unaudited condensed interim consolidated statements of changes in shareholders' equity for the nine-month periods ended March 31, 2017 and 2016	F-4
Unaudited condensed interim consolidated statements of cash flows for the nine month periods ended March 31, 2017 and 2016	F-6
Notes to the unaudited condensed interim consolidated financial statements	F-7
Report of independent registered public accounting firm	F-65
Consolidated statements of financial position (recast) as of June 30, 2016, 2015, 2014 and 2013	F-66
Consolidated statements of comprehensive income (recast) for the fiscal years ended June 30, 2016, 2015 and 2014	F-67
Consolidated statements of changes in shareholders' equity (recast) for the fiscal years ended June 30, 2016, 2015 and 2014	F-68
Consolidated statements of cash flows (recast) for the fiscal years ended June 30, 2016, 2015 and 2014	F-71
Notes to the consolidated financial statements (recast)	F-72

IRSA Propiedades Comerciales S.A.
Unaudited condensed interim consolidated statements of
financial position as of March 31, 2017, June 30, 2016 and
June 30, 2015
(All amounts in thousands of Argentine Pesos, except for shares and per share data and as otherwise indicated)

	Note	03.31.17	06.30.16 (recast)	06.30.15 (recast)

ASSETS
Non-Current Assets
Investment properties	10	34,211,996	32,234,096	15,388,877
Property, plant and equipment	11	113,759	118,325	120,984
Trading properties	12	47,983	48,029	22,340
Intangible assets	13	105,924	67,139	69,015
Investments in associates and joint ventures	8,9	892,392	597,759	328,349
Deferred income tax assets	20	60,966	51,759	56,956
Income tax and minimum presumed income tax credits		47	249	249
Trade and other receivables	15	724,197	488,198	90,431
Investments in financial assets	14	92,403	312,425	253,546

Total Non-Current Assets		36,249,667	33,917,979	16,330,747

Current Assets
Trading properties	12	—	—	3,154
Inventories		24,341	18,202	15,347
Restricted assets	14	56,323	—	—
Income tax credit		7,428	345,815	1,635
Trade and other receivables	15	1,530,428	1,934,134	808,016
Derivative financial instruments	14	8,062	—	—
Investments in financial assets	14	1,004,664	1,772,323	292,320
Cash and cash equivalents	14	1,612,112	33,049	303,499

Total Current Assets		4,243,358	4,103,523	1,423,971

TOTAL ASSETS		40,493,025	38,021,502	17,754,718

SHAREHOLDERS' EQUITY
Capital and reserves attributable to equity holders of the parent
Share capital		126,014	126,014	126,014
Inflation adjustment of share capital		69,381	69,381	69,381
Share premium		444,226	444,226	444,226
Legal reserve		39,078	39,078	39,078
Reserve for future dividends		356,598	—	—
Special reserve		2,700,192	2,700,192	2,700,192
Changes in non-controlling interest		(20,298)	(19,770)	(19,770)
Retained earnings		17,837,439	16,295,496	4,757,796

Total capital and reserves attributable to equity holders of the parent		21,552,630	19,654,617	8,116,917

Non-controlling interest		893,579	775,600	443,500

TOTAL SHAREHOLDERS' EQUITY		22,446,209	20,430,217	8,560,417

LIABILITIES
Non-Current Liabilities
Trade and other payables	18	347,349	326,069	247,812
Borrowings	19	5,466,722	5,266,576	3,322,488
Deferred income tax liabilities	20	10,777,732	10,150,280	4,099,803
Provisions	21	18,714	26,286	9,392

Total Non-Current Liabilities		16,610,517	15,769,211	7,679,495

Current Liabilities
Trade and other payables	18	925,287	963,931	802,151
Income tax liabilities		343,593	114,624	123,077
Payroll and social security liabilities		103,549	107,382	94,693
Borrowings	19	34,538	626,492	471,255
Derivative financial instruments	14	—	2,857	—
Provisions	21	29,332	6,788	23,630

Total Current Liabilities		1,436,299	1,822,074	1,514,806

TOTAL LIABILITIES		18,046,816	17,591,285	9,194,301

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES		40,493,025	38,021,502	17,754,718

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements

IRSA Propiedades Comerciales S.A.
Unaudited condensed interim consolidated statements of
comprehensive income
for the nine and three-month periods
beginning July 1, 2016 and 2015 and January 1, 2017 and 2016 and ended March 31, 2017 and 2016
(All amounts in thousands of Argentine Pesos, except for shares and per share data and as otherwise indicated)

		Nine months		Three months
	Note	03.31.17	03.31.16 (recast)	03.31.17	03.31.16 (recast)

Income from sales, rentals and services	22	2,494,037	1,920,673	814,420	624,030
Income from expenses and collective promotion fund	22	1,088,070	878,319	343,891	289,734
Operating costs	23	(1,335,519)	(1,062,627)	(421,073)	(355,477)

Gross profit		2,246,588	1,736,365	737,238	558,287

Net profit / (loss) from fair value adjustments of investment properties	10	1,929,009	15,735,114	(355,746)	9,995,114
General and administrative expenses	23	(220,090)	(164,847)	(65,339)	(53,316)
Selling expenses	23	(169,024)	(116,185)	(44,608)	(38,349)
Other operating results, net	24	10,240	(31,296)	(12,421)	(7,498)

Profit from operations		3,796,723	17,159,151	259,124	10,454,238

Share in profit / (loss) of associates and joint ventures	8,9	199,526	146,821	117,925	149,513

Profit from operations before financing and taxation		3,996,249	17,305,972	377,049	10,603,751

Finance income	25	177,565	527,358	43,575	202,833
Finance cost	25	(685,148)	(2,666,652)	(14,556)	(916,327)
Other financial results	25	126,164	1,512,024	76,191	571,447

Financial results, net		(381,419)	(627,270)	105,210	(142,047)

Profit before income tax		3,614,830	16,678,702	482,259	10,461,704

Income tax expense	20	(1,160,675)	(5,658,584)	(113,767)	(3,568,485)

Profit for the period		2,454,155	11,020,118	368,492	6,893,219

Total comprehensive income for the period		2,454,155	11,020,118	368,492	6,893,219

Attributable to:
Equity holders of the parent		2,358,541	10,671,149	355,617	6,675,884
Non-controlling interest		95,614	348,969	12,875	217,335
Profit per share attributable to equity holders of the parent for the period:
Basic		18.71	84.68	2.82	52.98
Diluted		18.71	84.68	2.82	52.98

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.
Unaudited condensed interim consolidated statements of changes in shareholders' equity for the nine-month periods ended March 31, 2017 and 2016
(All amounts in thousands of Argentine Pesos, except for shares and per share data and as otherwise indicated)

	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Reserve for future dividends	Special reserve(1)	Changes in non- controlling interest	Retained earnings	Subtotal	Non- controlling interest	Total shareholders' equity

Balance as of June 30, 2016 (Recast)	126,014	69,381	444,226	39,078	—	2,700,192	(19,770)	16,295,496	19,654,617	775,600	20,430,217

Reserve constitution—Shareholders' meeting as of October 31, 2016	—	—	—	—	356,598	—	—	(356,598)	—	—	—
Dividends distribution—Shareholders' meeting as of October 31, 2016	—	—	—	—	—	—	—	(460,000)	(460,000)	(22,500)	(482,500)
Changes in non-controlling interest	—	—	—	—	—	—	(528)	—	(528)	(94)	(622)
Incorporation as result of business combination (Note 4)	—	—	—	—	—	—	—	—	—	44,959	44,959
Comprehensive income for the period	—	—	—	—	—	—	—	2,358,541	2,358,541	95,614	2,454,155

Balance as of March 31, 2017	126,014	69,381	444,226	39,078	356,598	2,700,192	(20,298)	17,837,439	21,552,630	893,579	22,446,209

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Reserve for future dividends	Special reserve(1)	Changes in non- controlling interest	Retained earnings	Subtotal	Non- controlling interest	Total shareholders' equity

Balance at June 30, 2015	126,014	69,381	444,226	39,078	—	15,802	(19,770)	283,582	958,313	184,834	1,143,147
Revaluation adjustment to fair value of investment properties (Note 2.1.b)	—	—	—	—	—	2,684,390	—	4,474,214	7,158,604	258,666	7,417,270

Balance at June 30, 2015 (Recast)	126,014	69,381	444,226	39,078	—	2,700,192	(19,770)	4,757,796	8,116,917	443,500	8,560,417

Dividends distribution to non-controlling interest	—	—	—	—	—	—	—	—	—	(99,029)	(99,029)
Dividends distribution in cash—Shareholders' meeting as of October 30, 2015	—	—	—	—	—	—	—	(283,580)	(283,580)	—	(283,580)
Contributions from non-controlling interest	—	—	—	—	—	—	—	—	—	(123)	(123)
Comprehensive income for the period	—	—	—	—	—	—	—	10,671,149	10,671,149	348,969	11,020,118

Balance as of March 31, 2016 (Recast)	126,014	69,381	444,226	39,078	—	2,700,192	(19,770)	15,145,365	18,504,486	693,317	19,197,803

(1)    Related to CNV General Resolution N° 609/12. See Note 17. Additionally, it includes the effect as of July 1, 2011, due to the change in the valuation method of investment properties. See Note 2.1.b)

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.
Unaudited Condensed Interim Consolidated Statements of Cash Flows
for the nine month periods ended March 31, 2017 and 2016
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Note	03.31.17	03.31.16 (recast)

Operating activities:
Cash generated from operations	16	2,083,051	1,200,468
Income tax paid		(235,030)	(533,143)

Net cash generated from operating activities		1,848,021	667,325

Investing activities:
Advance Payments		—	(14,247)
Capital contribution of joint ventures and associates	8	(1,000)	(21,000)
Increase in investment properties	10	(142,869)	(133,964)
Acquisition of property, plant and equipment	11	(11,601)	(6,963)
Acquisition of associates and joint ventures		(7,558)	—
Acquisition of intangible assets	13	(19,786)	(605)
Proceeds from sale of investment properties		90,720	356,839
Increase from acquisition/subscription of financial assets		(1,554,014)	(5,816,133)
Decrease from sale/redemption of financial assets		2,387,718	5,655,419
Loans repayment received from related parties		307,696	—
Loans granted to related parties		(281,559)	(535,613)
Collection of financial assets interest and dividends		18,631	15,785
Acquisition of subsidiaries, net of cash acquired		(46,145)	—

Net cash generated from (used in) investing activities		740,233	(500,482)

Financing activities:
Issuance of non-convertible notes		—	5,410,952
Borrowings obtained		106,244	992,087
Repayment of borrowings		(175,622)	(1,037,311)
Repayment of borrowings to related parties		—	(1,675,668)
Payments of financial leasing		(1,412)	(2,595)
Payment of non-convertible notes		(407,260)	(848,240)
Dividends paid		(25,263)	(79,792)
Dividends paid to non-controlling interest		(37,554)	(4,502)
Interest paid		(541,933)	(206,948)
Acquisition of non-controlling interest in subsidiaries		(622)	—
Payments of derivative financial instruments		(38,975)	(27,247)
Proceeds from derivative financial instruments		113,950	1,258,806

Net cash (used in) generated from financing activities		(1,008,447)	3,779,542

Net increase in cash and cash equivalents		1,579,807	3,946,385

Cash and cash equivalents at beginning of period	14	33,049	303,499
Foreign exchange on cash and cash equivalents		(744)	88,022

Cash and cash equivalents at end of period	14	1,612,112	4,337,906

The accompanying notes are an integral part of these Unaudited Condensed Interim Consolidated Financial Statements.

IRSA Propiedades Comerciales S.A.
Notes to the unaudited condensed interim consolidated financial statements
(All amounts in thousands of Argentine Pesos, except for shares and per share data and as otherwise indicated)

1.     Group's business and general information

IRSA PROPIEDADES COMERCIALES S.A. ("IRSA Propiedades Comerciales", "we" or "the Company") is an Argentine real estate company mainly engaged in holding, leasing, managing, developing, operating and acquiring shopping malls and office buildings, and holds a predominant position within the Argentine market. IRSA Propiedades Comerciales was incorporated in 1889 under the name SAMAP and until 1984 operated the major fresh foodstuff market in the Autonomous City of Buenos Aires. The core asset was the historical building of Mercado de Abasto, which served as seat of the market from 1889 until 1984, when a sizable part of its operations was interrupted.

Since the Company was acquired by IRSA Inversiones y Representaciones Sociedad Anónima (hereinafter, "IRSA") in 1994, it has been growing through a series of acquisitions and development projects that resulted in a corporate reorganization giving rise to the previous organizational structure and company named Alto Palermo S.A..

On December 22, 2014, the Company acquired from IRSA, 83,789 square meters of its premium office portfolio including the República Building, Bouchard 710, Della Paolera 265, Intercontinental Building and Suipacha 652 and the "Intercontinental II" plot of land in order to consolidate a vehicle which main corporate purpose is to develop and operate commercial properties in Argentina. Furthermore, the consolidation of different assets of the Company was supplemented by launching the brand "IRSA Propiedades Comerciales" and by the change of corporate name of ALTO PALERMO S.A. (APSA) for IRSA PROPIEDADES COMERCIALES S.A. as continuation entity, such change of corporate name having been approved by the Special General Shareholders' Meeting held on February 5, 2015.

As of the date of these financial statements, the Group held 16 shopping centers, operating 333,155 square meters in 15 of them, 77,344 square meters in six premium offices buildings and 1 extensive land reserve for future commercial developments. The Group operates and holds a majority interest in a portfolio of fifteen shopping centers in Argentina, seven of which are located in the Autonomous City of Buenos Aires (Abasto of Buenos Aires, Alcorta Shopping, Alto Palermo, Patio Bullrich, Buenos Aires Design, Dot Baires Shopping and Distrito Arcos), two in Buenos Aires province (Alto Avellaneda and Soleil Premium Outlet) and the rest are situated in different provinces (Alto Noa in the City of Salta, Alto Rosario in the City of Rosario, Mendoza Plaza in the City of Mendoza, Córdoba Shopping in the City of Córdoba, Alto Comahue in the City of Neuquén and La Ribera Shopping in the City of Santa Fe), and is owner of the historic building of the Patio Olmos shopping center, in the province of Córdoba, operated by a third party.

The Company's common shares are traded on the Bolsas y Mercados Argentinos S.A. and in United States of America's NASDAQ (NASDAQ: IRCP).

IRSA Propiedades Comerciales and its subsidiaries are hereinafter referred to jointly as "the Group". Our principal and controlling shareholder is IRSA.

On March 28, 2017 the Board of Directors have approved the change in accounting policy of investment properties to fair value. These unaudited Consolidated Condensed Interim Consolidated Financial Statements, the opening balances as at June 30, 2016 and the effect on the transition to July 1, 2011 have been approved by the Board of Directors to be issued on May 12, 2017.

2.     Basis of preparation of the unaudited condensed interim consolidated financial statements

2.1.a)  Basis of preparation

These Unaudited Condensed Interim Consolidated Financial Statements have been prepared in accordance with IAS 34 "Interim Financial Reporting". Furthermore, some additional issues were included as required by Law N° 19,550 and/or regulations of the CNV, including supplementary information provided in the last paragraph of section 1, Chapter III, Title IV of General Ruling 622/13. Such information is included in the Notes to these Unaudited Condensed Interim Consolidated Financial Statements, as admitted by the International Financial Reporting Standards (IFRS).

These Unaudited Condensed Interim Consolidated Financial Statements should be read together with the annual consolidated financial statements of the Group as of June 30, 2016 prepared in accordance with IFRS, except for the change in accounting policies mentioned in Note 2.1.b). The Unaudited Condensed Interim Consolidated Financial Statements are presented in thousands of Argentine Pesos.

These Unaudited Condensed Interim Consolidated Financial Statements corresponding to the nine-month periods ended March 31, 2017 and 2016 have not been audited. Management believes they include all necessary adjustments to present, fairly, profit or loss for each period. Profit or loss for the nine and three-month periods ended March 31, 2017 and 2016 do not necessarily reflect proportionally the Group's profit or loss for the full fiscal years ended June 30, 2017.

Under IAS 29 "Financial Reporting in Hyperinflationary Economies", the financial statements of an entity whose functional currency belongs to a hyperinflationary economy, regardless of whether they apply historic cost or current cost methods, should be stated at the current unit of measure on the balance sheet date. For such purpose, in general, inflation is to be computed in non-monetary items from the acquisition or revaluation date, as applicable. In order to determine whether an economy is to be considered hyperinflationary, the standard lists a set of factors to be taken into account, including an accumulated inflation rate near or above 100% over a three year period.

As of March 31, 2017, it is not possible to compute the accumulated inflation rate for the three year period ending on that date based on the official statistics of the INDEC (Argentina Statistics Office), because in October 2015, the INDEC ceased to compute the Wholesale Domestic Price Index, and started to compute it again as from January 2016.

As of the date of these Unaudited Consolidated Financial Statements, the Argentine peso does not meet the conditions to be treated as the currency of a hyperinflationary economy, pursuant to the guidelines set forth by IAS 29. Therefore, these Unaudited Financial Statements have not been restated in constant currency.

However, over the last years, certain macroeconomic variables affecting the Group's business, have experienced significant annual changes. This factor should be taken into consideration in assessing and interpreting the financial condition and results of operations of the Group in these Unaudited Condensed Interim Consolidated Financial Statements.

2.1.b)  Changes to financial statements previously issued due to change in accounting policies

In the third quarter of fiscal year 2017, the Group's Board of Directors decided to change the accounting policy for investment property from cost model to fair value model, as permitted under IAS 40. The Group believes this change better reflects the current value of its core assets and therefore provides more relevant information to management, users of financial statements and others.

The Group has therefore retroactively changed the previously issued consolidated financial statements as required by IAS 8. Note 17 explains the impact on unallocated results and special reserve as of July 1, 2011.

The table presented below includes reconciliations between statements of comprehensive income for the periods ended March 31, 2016 (nine and three months) and the statements of financial position as of June 30, 2016 and June 30, 2015, as originally issued, and these (restated) consolidated financial statements. There is no impact on any of the relevant sum totals of the consolidated statement of cash flow.

  Consolidated Statement of comprehensive income as of March 31, 2016:

	Nine months
	03.31.16 (originally issued)	03.31.16 (adjustment)		03.31.16 (recast)

Income from sales, rentals and services	1,920,673	—		1,920,673
Income from expenses and collective promotion fund	878,319	—		878,319
Operating costs	(1,226,844)	164,217	a)	(1,062,627)

Gross Profit	1,572,148	164,217		1,736,365

(Gain) / Loss from disposal of investment properties	175,558	(175,558)	b)	—
Net profit from changes in fair value of investment properties	—	15,735,114	c)	15,735,114
General and administrative expenses	(162,173)	(2,674)	d)	(164,847)
Selling expenses	(116,185)	—		(116,185)
Other operating results, net	(22,082)	(9,214)	e)	(31,296)

Profit from operations	1,447,266	15,711,885		17,159,151

Share of (loss) / gain of associates and joint ventures	(18,843)	165,664		146,821

Profit from operations before financing and taxation	1,428,423	15,877,549		17,305,972

Finance income	527,358	—		527,358
Finance cost	(2,666,652)	—		(2,666,652)
Other financial results	1,512,024	—		1,512,024

Financial results, net	(627,270)	—		(627,270)

Profit before income tax	801,153	15,877,549		16,678,702

Income tax expense	(160,780)	(5,497,804)	f)	(5,658,584)

Profit for the period	640,373	10,379,745		11,020,118

Total comprehensive income for the period	640,373	10,379,745		11,020,118

	Three months
	03.31.16 (originally issued)	03.31.16 (adjustment)		03.31.16 (recast)

Income from sales, rentals and services	624,030	—		624,030
Income from expenses and collective promotion fund	289,734	—		289,734
Operating costs	(413,334)	57,857	a)	(355,477)

Gross Profit	500,430	57,857		558,287

(Gain) / Loss from disposal of investment properties	19,705	(19,705)	b)	—
Net profit from changes in fair value of investment properties	—	9,995,114	c)	9,995,114
General and administrative expenses	(52,169)	(1,147)	d)	(53,316)
Selling expenses	(38,349)	—		(38,349)
Other operating results, net	(6,248)	(1,250)	e)	(7,498)

Profit from operations	423,369	10,030,869		10,454,238

Share of (loss) / profit of associates and joint ventures	(15,063)	164,576		149,513

Profit from operations before financing and taxation	408,306	10,195,445		10,603,751

Finance income	202,833	—		202,833
Finance cost	(916,327)	—		(916,327)
Other financial results	571,447	—		571,447

Financial results, net	(142,047)	—		(142,047)

Profit before income tax	266,259	10,195,445		10,461,704

Income tax expense	(58,132)	(3,510,353)	f)	(3,568,485)

Profit for the period	208,127	6,685,092		6,893,219

Total comprehensive income for the period	208,127	6,685,092		6,893,219

Explanation of the changes in the consolidated statement of comprehensive income

a)     Relates to the elimination of the depreciation of the investment properties and the change in value of property plant and equipment (see point d).

b)     Due to the change in accounting policy, there is no gain from disposal of investment property as the investment property is measured at fair value until the date of disposition.

c)     Represents the net change in far value.

d)     Investment property is transferred to property, plant and equipment as it is occupied by the owner. Therefore the transfer is the one that the property had on the date of the transfer and subsequently is valued in accordance with the accounting policy related to the item, resulting depreciation charge increase.

e)     The costs related to the disposal of investment property were reclassified to this line. Previously the costs were in "(Gain) / Loss from disposal of investment properties".

f)      Represents the tax effect of the impact of the change in accounting policy.

  Consolidated Statement of financial position as of June 30, 2016:

	06.30.16 (originally issued)	06.30.16 (adjustment)			06.30.16 (recast)

ASSETS
Non-Current Assets
Investment properties	3,908,178	28,325,918	a	)	32,234,096
Property, plant and equipment	116,111	2,214	b	)	118,325
Trading properties	14,189	33,840	c	)	48,029
Intangible assets	67,139	—			67,139
Investment in associates and joint ventures	229,695	368,064	d	)	597,759
Deferred income tax assets	59,781	(8,022)	e	)	51,759
Income tax credit	249	—			249
Trade and other receivables	488,198	—			488,198
Investments in financial assets	312,425	—			312,425

Total Non-Current Assets	5,195,965	28,722,014			33,917,979

Current Assets
Inventories	18,202	—			18,202
Income tax credit	345,815	—			345,815
Trade and other receivables	1,934,134	—			1,934,134
Investments in financial assets	1,772,323	—			1,772,323
Cash and cash equivalents	33,049	—			33,049

Total Current Assets	4,103,523	—			4,103,523

TOTAL ASSETS	9,299,488	28,722,014			38,021,502

SHAREHOLDERS' EQUITY
Share capital	126,014	—			126,014
Inflation adjustment of share capital	69,381	—			69,381
Share premium	444,226	—			444,226
Legal reserve	39,078	—			39,078
Special reserve	15,802	2,684,390	f	)	2,700,192
Changes in non-controlling interest	(19,770)	—			(19,770)
Retained earnings	816,600	15,478,896			16,295,496

Total capital and reserves attributable to equity holders of the parent	1,491,331	18,163,286			19,654,617

Non-controlling interest	180,784	594,816	g	)	775,600

TOTAL SHAREHOLDERS' EQUITY	1,672,115	18,758,102			20,430,217

LIABILITIES
Non-Current Liabilities
Trade and other payables	326,069	—			326,069
Borrowings	5,266,576	—			5,266,576
Deferred income tax liabilities	186,368	9,963,912	h	)	10,150,280
Provisions	26,286	—			26,286

Total Non-Current Liabilities	5,805,299	9,963,912			15,769,211

Current Liabilities
Trade and other payables	963,931	—			963,931
Income tax liabilities	114,624	—			114,624
Payroll and social security liabilities	107,382	—			107,382
Borrowings	626,492	—			626,492
Derivative financial instruments	2,857	—			2,857
Provisions	6,788	—			6,788

Total Current Liabilities	1,822,074	—			1,822,074

TOTAL LIABILITIES	7,627,373	9,963,912			17,591,285

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	9,299,488	28,722,014			38,021,502

  Consolidated Statement of financial position as of June 30, 2015:

	06.30.15 (originally issued)	06.30.15 (adjustment)			06.30.15 (recast)

ASSETS
Non-Current Assets
Investment properties	4,156,025	11,232,852	a	)	15,388,877
Property, plant and equipment	109,394	11,590	b	)	120,984
Trading properties	8,567	13,773	c	)	22,340
Intangible assets	69,015	—			69,015
Investment in associates and joint ventures	181,918	146,431	d	)	328,349
Deferred income tax assets	51,631	5,325	e	)	56,956
Income tax and minimum presumed income tax credits	249	—			249
Trade and other receivables	90,431	—			90,431
Investments in financial assets	253,546	—			253,546

Total Non-Current Assets	4,920,776	11,409,971			16,330,747

Current Assets
Trading properties	3,154	—			3,154
Inventories	15,347	—			15,347
Income tax credit	1,635	—			1,635
Trade and other receivables	808,016	—			808,016
Investments in financial assets	292,320	—			292,320
Cash and cash equivalents	303,499	—			303,499

Total Current Assets	1,423,971	—			1,423,971

TOTAL ASSETS	6,344,747	11,409,971			17,754,718

SHAREHOLDERS' EQUITY
Share capital	126,014	—			126,014
Inflation adjustment of share capital	69,381	—			69,381
Share premium	444,226	—			444,226
Legal reserve	39,078	—			39,078
Special reserve	15,802	2,684,390	f	)	2,700,192
Changes in non-controlling interest	(19,770)	—			(19,770)
Retained earnings	283,582	4,474,214			4,757,796

Total capital and reserves attributable to equity holders of the parent	958,313	7,158,604			8,116,917

Non-controlling interest	184,834	258,666	g	)	443,500

Total Shareholders' Equity	1,143,147	7,417,270			8,560,417

LIABILITIES
Non-Current Liabilities
Trade and other payables	247,812	—			247,812
Borrowings	3,322,488	—			3,322,488
Deferred income tax liabilities	107,102	3,992,701	h	)	4,099,803
Provisions	9,392	—			9,392

Total Non-Current Liabilities	3,686,794	3,992,701			7,679,495

Current Liabilities
Trade and other payables	802,151	—			802,151
Payroll and social security liabilities	94,693	—			94,693
Borrowings	471,255	—			471,255
Income tax and minimum presumed income tax liabilities	123,077	—			123,077
Provisions	23,630	—			23,630

Total Current Liabilities	1,514,806	—			1,514,806

TOTAL LIABILITIES	5,201,600	3,992,701			9,194,301

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	6,344,747	11,409,971			17,754,718

Explanation of the changes in the consolidated statement of financial position

a) Changes in the fair value of the investment property and elimination of the depreciation accounted previously.

b) and c) Transfers from investment property to other asset classes have been updated to reflect the fair value of the investment property at the date of transfer.

d) The change in accounting policy of the joint ventures and associates.

e) and h) The tax effect of the impact of the change in accounting policy.

f) and g) The impact of the changes attributable to the equity holders of the parent and the non-controlling interest. See Note 17 for details related to the special reserve.

2.2.  Significant accounting policies

The accounting policies applied to the presentation of these Unaudited Condensed Interim Consolidated Financial Statements are consistent with those applied to the preparation of the information under IFRS as of June 30, 2016, except for the change in accounting policies in investment properties, which has been approved by the Board of Directors. Following is the description of the new accounting policies:

  Investment properties

Investment properties are those properties owned by the Group that are held either to earn long-term rental income or for capital appreciation and that are not occupied by the Group for its own operations. Properties occupied by associates or joint ventures are accounted for as investment properties in the consolidated financial statements. Investment property also includes properties that is being constructed or developed for future use as investment property. The Group also classifies land whose future use has not been determined yet as investment property.

When a property is partially owner-occupied, with the rest being held for rental income or capital appreciation, the Group accounts for the portions separately. The portion that is owner-occupied is accounted for as property, plant and equipment under IAS 16 "Property, Plant and Equipment" and the portion that is held for rental income or capital appreciation, or both, is treated as investment property under IAS 40 "Investment Property".

The Group's investment properties primarily comprise the Group's portfolio of Shopping Malls and offices, certain property under development and other undeveloped land.

Investment property is measured initially at cost. Cost comprises the purchase price and directly attributable expenditures, such as legal fees, certain direct taxes, commissions and in the case of properties under construction, the capitalization of financial costs.

For properties under development, capitalization of costs includes all costs directly attributable to works in process, from commencement of construction until it is completed and property is in conditions to start operating. Capitalized costs include mainly the part attributable to third-party service costs, as well as the materials necessary for construction. Capitalization of such costs ceases when the property reaches the operating conditions indicated above.

Direct expenses related to lease contract negotiation (as well as payment to third parties for services rendered and certain specific taxes related to execution of such contracts) are capitalized as part of the book value of the relevant investment properties and amortized over the term of the lease.

Borrowing costs associated with properties under development or undergoing major refurbishment are capitalized. The finance cost capitalized is calculated using the Group's weighted average cost of borrowings after adjusting for borrowings associated with specific developments. Where borrowings are associated with specific developments, the amount capitalized is the gross interest incurred on those borrowings less any investment income arising on their temporary investment. Finance cost is capitalized as from the commencement of the development work until the date of practical completion. The capitalization of finance costs is suspended if there are prolonged periods when development activity is interrupted. Finance cost is also capitalized on the purchase cost of land or property acquired specifically for redevelopment in the short term but only when activities necessary to prepare the asset for redevelopment are in progress.

After initial recognition, investment property is carried at fair value. Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active, continues to be measured at fair value. Investment property under construction is measured at fair value if the fair value is considered to be reliably determinable. Investment properties under construction for which the fair value cannot be determined reliably, but for which the Group expects that the fair value of the property will be reliably determinable when construction is completed, are measured at cost less impairment until the fair value becomes reliably determinable or construction is completed, whichever is earlier.

Fair values are determined differently depending on the type of property being measured.

Generally, fair value of office buildings and land reserves is based on active market prices, adjusted, if necessary, for differences in the nature, location or condition of the specific asset. If this information is not available, the Group uses alternative valuation methods, such as recent prices on less active markets or discounted cash flow projections.

The fair value of the Group's portfolio of Shopping Malls is based on discounted cash flow projections. This method of valuation is commonly used in the shopping center industry in the region where the Group conducts its operations.

As required by CNV Resolution 576/10, valuations are performed as of the financial position date by professional valuers who hold recognized and relevant professional qualifications and have recent experience in the location and category of the investment property being valued. These valuations form the basis for the carrying amounts in the consolidated financial statements. The fair value of investment property reflects, among other things, rental income from current leases and other assumptions market participants would make when pricing the property under current market conditions.

Subsequent expenditure is capitalized to the asset's carrying amount only when it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance costs are expensed when incurred. When part of an investment property is replaced, the carrying amount of the replaced part is derecognized.

Changes in fair values are recognized in the income statement under the line item "Net profit / (loss) from fair value adjustment on investment properties".

Asset transfers, whether assets classified under investments properties are reclassified under other items or vice-versa, may only be carried out when there is a change of use evidenced by: a) commencement of occupation of real property by the owner, where investment property is transferred to property, plant and equipment; b) commencement of development activities for sale purposes, where investment property is transferred to property for sale; c) the end of owner occupation, where it is transferred from Property, plant and equipment to investment properties; or d) commencement of an operating lease transactions with a third party, where properties for sale is transferred to investment property. The value of the transfer is the one that the property had at the time of the transfer and subsequently is valued in accordance with the accounting policy related to the item.

The Group may sell its investment property when it considers they are not core to its ongoing rental business activities. Investment properties are derecognized when they are disposed of or when they are permanently withdrawn from use and no future economic benefits are expected to arise from their disposals. Where the Group disposes of a property at fair value in an arm's length transaction, the carrying value immediately prior to the sale is adjusted to the transaction price, and the adjustment is recorded in the other comprehensive income statement in the line "Net gain from fair value adjustment of investment properties".

The disposal of investment property is recognized when the significant risks and rewards have been transferred to the buyer. As for unconditional agreements, proceeds are recognized when legal title to property passes to the buyer and the buyer intends to make the respective payment therefor. In the case of conditional agreements, the disposal is accounted for where such conditions have been met. Where consideration receivable for the sale of the properties is deferred, it is discounted to present value. The difference between the discounted amount and the amount receivable is treated as interest income and recognized over the period using the effective interest method. Direct expenses related to the sale are recognized in the line "other operating income and expenses, net" in the income statement at the time they are incurred.

2.3.  Use of estimates

The preparation of financial statements at a certain date requires the Group's Management to make estimations and evaluations affecting the amount of assets and liabilities recorded and contingent assets and liabilities disclosed at such date, as well as income and expenses recorded during the period. Actual results might differ from the estimates and evaluations made at the date of preparation of these Unaudited Financial Statements.

In the preparation of these Unaudited Condensed Interim Consolidated Financial Statements, the significant judgments made by Management in applying the Group's accounting policies and the main sources of uncertainty were the same as those applied by the Group to the preparation of the Annual Consolidated Financial Statements for the year ended June 30, 2016, except for the change in accounting policies in investment properties, which fair value is determined using valuation techniques, which include observable and non-observable data. See Note 10 for more details related to estimates, assumptions made and sensitivities.

3.     Seasonal effects on operations

The operations of the Group's shopping centers are subject to seasonal effects, which affect the level of sales recorded by tenants. During summer time (January and February), the tenants of shopping centers experience the lowest sales levels in comparison with the winter holidays (July) and during the period of Christmas' Seasons (December) when they tend to record peaks of sales. Apparel stores generally change their collections during the spring and the fall, which impacts positively on shopping mall sales. Sale discounts at the end of each season also impact the business. As a consequence, a higher level of revenues is generally expected in shopping center operations during the second half of the year rather than the first.

4.    Acquisitions and disposals

  Nine-month period ended March 31, 2017

  Sale of units in Intercontinental Building

IRSA Propiedades Comerciales sold 1,795 square meters corresponding to two floors of office and 16 parking lots in the Intercontinental Building Company still holds 4,774 square meters of the building. The total amount of the transaction was USD 6 million, which has already fully paid by the purchaser.

  Catalinas Tower

IRSA Propiedades Comerciales acquired from its controlling shareholder IRSA, 16,012 square meters corresponding to 14 floors (13 to 16 and 21 to 30) for purposes of long-term leasing and 142 parking spaces in the building to be built in the Catalina area in the City of Buenos Aires. The building to be constructed will have a total gross leasable area of 35,468 square meters in 30 office floors and 316 parking lots in four undergrounds; possession is scheduled to be delivered in December 2019 and the conveyance deed is expected to be executed in December 2020.

The price of the transaction was established based on two components: a "Determined" part corresponding to the incidence of land on the square meters acquired by the Company in an amount of Ps. 455.7 million (approximately USD/square meter 1,600 + VAT) that were paid on the execution date and a "To Be Determined" part, where IRSA will be shifting to the company only the real cost of the construction works per square meter.

On November 16, 2016, IRSA signed an agreement with DYCASA S.A., the primary building contractor who, on November 29, 2016 started the corresponding works. The execution term is 28 months and completion is scheduled for March 2019.

  Acquisition of control over Entertainment Holdings S.A. (EHSA)

In July 2016, the Group through IRSA Propiedades Comerciales acquired a 20% shareholding in EHSA, a company where it already owned 50%. It also acquired a 1.25% interest in Entretenimiento Universal S.A. ("ENUSA"). The amount paid for the acquisition was Ps. 53 million. As a result, the Group now holds 70% of the voting stock of EHSA.

EHSA holds, both directly and indirectly, 100% of the shares of OGDEN Argentina S.A. ("OASA") and 95% of the shares of ENUSA.

OASA holds 50% of the voting stock of La Rural S.A. ("LRSA"), a company that holds the right to commercially operate the emblematic "Predio Ferial de Palermo" in the Autonomous City of Buenos Aires, where the Sociedad Rural Argentina ("SRA") holds the remaining 50%.

The Group is analyzing the allocation of the price paid through various net assets acquired; therefore, the information presented below is preliminary and subject to changes.

The following chart shows the consideration, the fair value of the acquired assets, the assumed liabilities and the non-controlling interest as of the acquisition date.

July-16

Fair value of the identifiable assets and the assumed liabilities:
Investments in joint ventures (Note 8)	123,483
Trade and other receivables	87,879
Borrowings	(45,253)
Deferred income tax (Note 20)	(6,636)
Income tax and minimum presumed income tax liabilities	(1,060)
Trade and other payables	(13,059)
Provisions (Note 21)	(2,361)
Cash and cash equivalents acquired	6,902

Total net identifiable assets	149,895

Non-controlling interest	(44,959)
Goodwill	23,065

Total	128,001

Interest held before business combination	(74,954)

Total consideration	53,047

From the time of the acquisition of control until the period ended EHSA contributed $ 16.9 million to the Group's results.

5.     Financial Risk Management and fair value estimates

5.1.  Financial risk

The group's diverse activities are exposed to a variety of financial risks: market risk (including foreign currency risk, interest rate risk and price risk) credit risk, liquidity risk and capital risk.

These Unaudited Condensed Interim Consolidated Financial Statements do not include all the information and disclosures corresponding to financial risk management, and consequently they should be read together with the Annual Consolidated Financial Statements as of June 30, 2016. There have been no changes in the risk management or risk management policies applied by the Group since fiscal year end.

5.2.  Fair value estimates

Since June 30, 2016 to the date of issuance of these Unaudited Condensed Interim Financial Statements, there have been no significant changes in business or economic circumstances affecting the fair value of the Group's financial assets or liabilities (either measured at fair value or amortized cost), except for the change in accounting policies in investment properties, which fair value is determined using valuation techniques which include observable and non-observable data. See Note 10 for more details related to estimates, assumptions made and sensitivities.

Furthermore, there have been no transfers between the different hierarchies used to assess the fair value of the Group's financial instruments.

6.     Segment reporting

Segment information has been prepared and classified according to different types of businesses in which the Group conducts its activities. The Group's Investment and Development Properties business is comprised of the following segments:

•
The "Shopping Malls" Segment includes the operating results of the Group's shopping centers portfolio. Such results originate mainly from the lease and the providing of services related to the lease of commercial facilities and other spaces in the Group's shopping centers.

•
The "Offices and others" Segment includes the operating results of the Group's lease and service revenues of office space and other non-retail building properties principally comprised of lease and service revenue from tenants.

•
The "Sales and Developments" Segment includes the operating results of sales of Undeveloped parcels of land and/or trading properties, as the results related with its development and maintenance. Also included in this segment are the results of the sales of real property intended for rent.

•
The "Financial operations and others" Segment primarily includes the financial activities carried out by the associate Tarshop S.A. and the consumer residual financing operations.

The Chief Operating Decision Maker ("CODM") evaluates performance of business segments based on segment profit, defined as profit or loss from operations before financing and taxation. The measurement principles for the segment reporting structure are based on the IFRS principles adopted in the consolidated financial statements, except for:

•
The operating income from the joint ventures Nuevo Puerto Santa Fe S.A. and Quality Invest S.A. are reported under the proportional consolidation method. Under this method, the income/loss generated by joint ventures is reported in the income statement line-by-line, rather than in a single item as required by IFRS. Management believes that the proportional consolidation method provides more useful information to understand the business return, because the assets and income/loss generated by consolidated operations are similar to the assets and income/loss booked under the equity method. This is due to the fact that under the proportional consolidation method, revenues and expenses are reported separately, instead of offsetting and reporting them as a single item in the income statement. Therefore, the proportional consolidation method is used by the CODM to assess and understand the return and the results of operations of these businesses as a whole.

•
Operating results of La Rural S.A. joint venture is accounted for under the equity method. Management believes that, in this case, this method provides more adequate information for this type of investment.

•
Operating results does not include the amounts pertaining to building administration expenses and collective promotion funds, and so does it exclude total recovered costs, whether by way of building administration expenses or other concepts included under financial results (for example default interest and other concepts) and not analyzed to assess the operating performance of the segment. The CODM examines the net amount from both concepts (total surplus or deficit between building administration expenses and collective promotion funds and recoverable expenses).

•
Revenues generated and goods and services exchanged between segments are calculated on the basis of market prices. Intercompany transactions between segments, if any, are eliminated.

•
These costs and income are presented now for reconciliation of all segments and their respective consolidating operating income.

Below is a summarized analysis of the lines of business of the Group for the nine-month periods ended March 31, 2017 and 2016. This information has been retroactively restated to reflect changes in accounting policies in investment properties, Note 2.1.b).

	Nine months ended March 31, 2017
	Urban properties			Investments
	Shopping Mall	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments

Revenues	2,216,474	297,233	3,664	550	2,517,921
Costs	(172,272)	(20,937)	(8,359)	(39)	(201,607)

Gross Profit (Loss)	2,044,202	276,296	(4,695)	511	2,316,314

Net profit from fair value changes in investment properties	1,381,798	728,174	2,951	—	2,112,923
General and administrative expenses	(178,858)	(22,435)	(20,733)	—	(222,026)
Selling expenses	(132,639)	(27,261)	(8,047)	(2,568)	(170,515)
Other operating results, net	(34,354)	46,447	(2,318)	(39)	9,736

Profit (Loss) from Operations	3,080,149	1,001,221	(32,842)	(2,096)	4,046,432

Share in profit of associates and joint ventures	—	56,154	—	19,240	75,394

Segment Profit (Loss) before Financing and Taxation	3,080,149	1,057,375	(32,842)	17,144	4,121,826

	Nine months ended March 31, 2016 (recast)
	Urban properties			Investments
	Shopping Mall	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments

Revenues	1,733,706	200,404	1,850	603	1,936,563
Costs	(164,509)	(11,817)	(4,585)	(44)	(180,955)

Gross Profit (Loss)	1,569,197	188,587	(2,735)	559	1,755,608

Net profit from fair value changes in investment properties	14,791,912	844,417	162,214	—	15,798,543
General and administrative expenses	(122,402)	(17,008)	(25,911)	—	(165,321)
Selling expenses	(96,021)	(17,551)	(3,646)	(991)	(118,209)
Other operating results, net	(23,606)	(9,213)	—	—	(32,819)

Profit (Loss) from Operations	16,119,080	989,232	129,922	(432)	17,237,802

Share in profit (loss) of associates and joint ventures	—	18,407	—	(27,844)	(9,437)

Segment Profit (Loss) before Financing and Taxation	16,119,080	1,007,639	129,922	(28,276)	17,228,365

The following tables present a reconciliation between total operating income/loss as per the segment information and operating income/loss as per the statement of income. The adjustments are tied to the proportional consolidation of the above mentioned joint ventures, and the expenses and collective promotion fund.

	Nine months ended March 31, 2017
	Total segment reporting	Adjustment for expenses and collective promotion fund	Adjustment for share of profit / (loss) of joint ventures	Adjustment for inter-segment eliminations	Total as per statement of comprehensive income

Revenues	2,517,921	1,088,070	(23,884)	—	3,582,107
Costs	(201,607)	(1,144,929)	11,017	—	(1,335,519)

Gross profit (loss)	2,316,314	(56,859)	(12,867)	—	2,246,588

Net profit (loss) from fair value changes in investment properties	2,112,923	—	(183,914)	—	1,929,009
General and administrative expenses	(222,026)	—	1,936	—	(220,090)
Selling expenses	(170,515)	—	1,491	—	(169,024)
Other operating results, net	9,736	—	504	—	10,240

Profit (Loss) from operations	4,046,432	(56,859)	(192,850)	—	3,796,723

Share in profit of associates and joint ventures	75,393	—	124,133	—	199,526

Segment Profit (Loss) before Financing and Taxation	4,121,825	(56,859)	(68,717)	—	3,996,249

	Nine months ended March 31, 2016 (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund	Adjustment for share of profit / (loss) of joint ventures	Adjustment for inter-segment eliminations	Total as per statement of comprehensive income

Revenues	1,936,563	878,319	(15,890)	—	2,798,992
Costs	(180,955)	(891,044)	9,372	—	(1,062,627)

Gross profit (loss)	1,755,608	(12,725)	(6,518)	—	1,736,365

Net profit (loss) from fair value changes in investment properties	15,798,543	—	(63,429)	—	15,735,114
General and administrative expenses	(165,321)	—	393	81	(164,847)
Selling expenses	(118,209)	—	2,024	—	(116,185)
Other operating results, net	(32,819)	—	1,604	(81)	(31,296)

Profit (Loss) from operations	17,237,802	(12,725)	(65,926)	—	17,159,151

Share in loss of associates and joint ventures	(9,437)	—	156,258	—	146,821

Segment Profit (Loss) before Financing and Taxation	17,228,365	(12,725)	90,332	—	17,305,972

The Group's shopping Mall, offices and other rental properties, trading properties and properties under development, are located in Argentina.

Below is a detail of the Group's assets as per Segment Information for the periods ended March 31, 2017 and 2016:

	Period ended March 31, 2017
	Urban properties			Investments
	Shopping Mall	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments

Investment properties	27,897,594	4,894,677	1,524,135	—	34,316,406
Property, plant and equipment	46,777	67,545	—	—	114,322
Trading properties	—	—	47,983	—	47,983
Goodwill	1,323	26,976	—	—	28,299
Right to receive future units under barter agreements	—	—	39,979	—	39,979
Inventories	24,846	—	—	—	24,846
Investments in associates	—	—	—	105,117	105,117

Operating assets	27,970,540	4,989,198	1,612,097	105,117	34,676,952

	Period ended March 31, 2016 (recast)
	Urban properties			Investments
	Shopping malls	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments

Investment properties	25,247,719	4,482,316	1,265,145	—	30,995,180
Property, plant and equipment	45,337	70,651	—	—	115,988
Trading properties	—	—	24,196	—	24,196
Goodwill	1,323	3,911	—	—	5,234
Right to receive future units under barter agreements	—	—	38,281	—	38,281
Inventories	18,653	—	—	—	18,653
Investments in associates and joint ventures	—	25,992	—	29,091	55,083

Operating assets	25,313,032	4,582,870	1,327,622	29,091	31,252,615

The following table presents a reconciliation between the total operating segment assets as per the segment information and the total consolidated assets as per the statement of financial position.

	March 31, 2017	March 31, 2016 (recast)

Total operating segment assets as per segment information	34,676,952	31,252,615
Less:
Proportionate share in reportable operating segment assets of certain joint ventures	(110,712)	(110,795)
Plus:
Investments in joint ventures(*)	787,275	433,199
All other non-reportable assets(**)	5,139,510	7,490,910

Total Consolidated Assets as per the Statement of financial position	40,493,025	39,065,929

(*)    Represents the equity-accounted amount of those joint ventures, which were proportionately-consolidated for segment information purposes.

(**)  Includes deferred income tax, income tax and minimum presumed income tax credits, trade and other receivables, investments in financial assets, derivative financial instruments, cash and cash equivalents and intangible assets except goodwill and right to receive future units.

Below is a detail of the proportionate share in assets by segment of joint ventures:

	March 31, 2017	March 31, 2016 (recast)

Investment properties	104,410	104,595
Goodwill	5,234	5,234
Property, plant and equipment	563	636
Inventories	505	330

Total proportionate share in assets per segment of joint ventures	110,712	110,795

7.    Information about principal subsidiaries

The Group conducts its business through several operating and holding subsidiaries.

Below is the summarized financial information on subsidiaries with material non-controlling interests:

Summarized statements of financial position—Panamerican Mall S.A.(1)

As of March 31, 2017							Period ended March 31, 2017 (nine months)
% of ownership interest held by non- controlling interests	Current assets	Non- current assets	Current liabilities	Non- current liabilities	Net assets	Book amount of non- controlling interests	Revenues	Net profit	Total comprehensive income	Profit attributable to non- controlling interests	Cash from operating activities	Cash from investing activities	Cash from financing activities	Net increase in cash and cash equivalents

20.00%	484,006	5,059,596	92,272	1,650,349	3,800,981	760,196	402,629	361,399	361,399	72,280	(39,006)	277,064	(11,947)	226,111

As of June 30, 2016							Period ended March 31, 2016 (nine months)
% of ownership interest held by non- controlling interest	Current assets	Non- current assets	Current liabilities	Non- current liabilities	Net assets	Book amount of non- controlling interests	Revenues	Net profit	Total comprehensive income	Profit attributable to non- controlling interests	Cash from operating activities	Cash from investing activities	Cash from from financing activities	Net increase in cash and cash equivalents

20.00%	484,841	4,686,856	194,677	1,514,113	3,462,907	692,581	317,826	1,529,870	1,529,870	305,974	125,366	(81,098)	(43,138)	1,130

(1)    Include adjustment for the change in accounting policies in investment properties (see Note 2.1.b)).

8.    Interests in joint ventures

The table below lists the Group's investment and the value of interest in joint ventures for the nine-month period ended March 31, 2017 and for the fiscal years ended June 30, 2016 and 2015, as well as the Group's interest in comprehensive income of such companies as of March 31, 2017 and 2016.

					Value of company's interest in equity(4)			Company's interest in comprehensive income(4)		% of ownership interest held			Last financial statements issued
Name of the entity	Place of business / country of incorporation	Main activity	Common shares		March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)	March 31, 2017	March 31, 2016 (recast)	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)	Share capital (nominal value)	Income (loss) for the period	Equity

Entertainment Holdings S.A.(2)(4)	Argentina	Investment	—		—	59,019	42,899	—	18,399	—	50%	50%	—	—	—
Quality Invest S.A.(4)	Argentina	Real estate	78,814,342	(1)	469,321	360,255	204,182	108,067	98,738	50%	50%	50%	157,629	216,136	930,823
Nuevo Puerto Santa Fe S.A.(4)	Argentina	Real estate	138,750		119,044	102,977	45,324	16,066	57,520	50%	50%	50%	27,750	33,109	235,438
La Rural S.A.(3)(4)	Argentina	Event organization and others	714,498		198,910	—	—	56,153	—	50%	—	—	1,430	21,736	126,669
Entretenimiento Universal S.A.(2)	Argentina	Event organization and others	—		—	21	10	—	8	—	2.50%	2.50%	—	—	—

Total interests in joint ventures					787,275	522,272	292,415	180,286	174,665

(1)     Nominal value per share Ps. 100.

(2)    In July, 2016 Entertainment Holdings S.A and Entrenimiento Universal S.A. were taken over. See Note 4.

(3)    Incorporated as a result of business combination.

(4)    Includes adjustment for change in accounting policy of investment properties (See Note 2.1.b))

Changes in the Group's investments in joint ventures for the nine-month period ended March 31, 2017 and for the fiscal years ended June 30, 2016 and 2015 were as follows:

	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)

Beginning of the period / year	522,272	292,415	249,356
Capital contributions	1,000	2,000	6,600
Incorporation as result of business combination (Note 4)	123,483	—	—
Decrease for control adquisition(1)	(30,925)	—	—
Dividends distributed	(8,841)	(3,591)	(2,625)
Goodwill written off	—	(4,297)	—
Profit sharing	180,286	235,745	39,084

End of the period / year	787,275	522,272	292,415

(1)    Corresponds to Ps. 30,904 of Entertainment Holdings S.A. and Ps. 21 of Entretenimiento Universal S.A.

  Restriction, commitments and other matters in respect of joint ventures

According to the Business Companies Law N° 19,550 5% of the profit for the year shall be allocated to a legal reserve until 20% of the value of the capital stock is reached. This legal reserve is not available for dividend distribution and can only be utilized to absorb losses. The Group's joint ventures have not reached the legal limit of this reserve.

There are no contingent liabilities relating to the Group's interest in joint ventures, and there are no contingent liabilities of the joint ventures themselves, other than those mentioned above.

  Quality Invest S.A.

In March 2011, Quality subscribed an agreement to purchase an industrial plant owned by Nobleza Piccardo S.A.I.C. y F. (hereinafter "Nobleza") located in San Martin, Province of Buenos Aires. The facilities have the necessary features and scales for multiple uses. In April 2011, Quality requested the National Antitrust Commission to issue an advisory opinion on the obligation to notify the operation or not. Later, the Court of Appeals confirmed the CNDC's decision regarding the obligation to serve notice and consequently, on February 23, 2012 local Form F1 was filed. On March 8, 2016, the CNDC authorized the economic concentration transaction involving the acquisition of the industrial plant by Quality Invest S.A.

As authorized by the relevant Ordinance, on January 20, 2015, Quality Invest S.A. entered into an Urbanization Agreement with the Municipality of San Martín which governs several regulatory aspects and sets forth a binding assignment of meters in exchange for cash contributions subject to the formalization of certain administrative milestones included in the rezoning process. The Agreement contemplates a monetary compensation to the City Council totaling Ps. 40.0 million, payable in two installments of Ps. 20.0 million each. The first of such installments was paid on June 30, 2015.

On January 5, 2016, the Official Bulletin of the Province of Buenos Aires published the Order of Provincial Ratification (of the Municipal Ordinance), whereby the urban parameters originally requested entered into full force, thus concluding the legislative enactment process.

Even though validation is a condition precedent to the Agreement's effectiveness, the obligation to pay the second installment will not become in force until the first drawing is registered with the Dirección de

Geodesia (Geodesy Office) of the province of Buenos Aires. Quality is assessing several alternatives in order to file the plan with the final project.

  La Rural S.A.

In connection with the Fairground, as publicly known, in December 2012 the National Executive Branch issued Executive Order 2552/12 that annulled an executive order dated 1991 which had approved the sale of the Fairground to the Sociedad Rural Argentina (SRA). Subsequent, on March 21, 2012, the National Executive Branch notified the SRA of said executive order and further ordered that the property be returned to the Federal Government within 30 subsequent days. Then, the SRA issued a press release publicly disclosing the initiation of legal actions. Furthermore, as it has become publicly known, on August 21, 2013, the Supreme Court of Justice rejected the appeal filed by the National State against the interim measure timely requested by the SRA.

Neither has IRSA Propiedades Comerciales been served notice formally nor is it a party involved in the legal actions brought by the SRA.

Given the potential dimension of the dispute, as it has been known to the public, we estimate that if Executive Order 2552/12 was found to be unconstitutional, such order shall have no legal effects either at Entertainment Holdings S.A. ("EHSA") or in the acquisition by IRSA Propiedades Comerciales of an equity interest in EHSA. However, if a court order nullifies Executive Order 2699/91, could have a real impact on acquired assets. In this scenario, the judicial decision the purchase of the plot of land by SRA, and all acts executed by SRA in relation to the plot of land, including the right of use currently held by the entity where EHSA has an indirect equity interest, through vehicle entities, would also become null and void.

On June 1, 2015, a ruling was issued in case 4573/2012 SOCIEDAD RURAL ARGENTINA vs. NATIONAL STATE—EXECUTIVE POWER ON DECLARATORY ACTION, whereby the injunction staying the effects of Executive Order 2552/12 was lifted.

On June 2, 2015, the SRA filed a writ of appeal against the ruling indicated above and on that same date the appeal was admitted with staying effects. While a decision on the appeal filed with the Court is pending, the motion to lift the injunction filed by the National State will have no effect.

On September 17, 2015, the Court of Appeals II, second chamber rejected the lifting of the injunction. Against this resolution, the National Government filed an Extraordinary Appeal. In November 2015, the Court of Appeals dismissed the extraordinary appeal filed by the National Government.

On March 11, 2016, La Rural S.A. was enjoined as third party in the case referred to above, and filed an answer to such summons on April 6, 2016.

9.     Interests in associates

The breakdown below shows the investment and the value of the equity interest held by the Group in associates for the nine-month period ended March 31, 2017 and for the fiscal years ended June 30, 2016 and 2015, as well as the Group's interest in the associate's comprehensive income as of March 31, 2017 and 2016:

					Value of company's interest in equity		Company's interest in comprehensive income		% of ownership interest held			Last financial statements issued
Name of the entity	Place of business / country of incorporation	Main activity	Common shares	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)	March 31, 2017	March 31, 2016 (recast)	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)	Share capital (nominal value)	Income for the period		Equity

Tarshop S.A.	Argentina	Consumer financing	48,759,288	94,727	75,487	35,934	19,240	(27,844)	20%	20%	20%	243,796	96,201	(i)	473,633
Avenida Inc.(ii)	United States	Investor	6,895,147	10,390	—	—	—	—	17.3%	—	—	—	—		—

Total interests in associates				105,117	75,487	35,934	19,240	(27,844)

(i)     Corresponds to the result of the nine-month period beginning on July 1, 2016 and ended March 31, 2017.

(ii)    Significant influence was obtained since January 2017.

Changes in the Group's investment in associates for the nine-month period ended March 31, 2017 and for the fiscal years ended June 30, 2016 and 2015 were as follows:

	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)

Beginning of the period / year	75,487	35,934	33,680
Acquisitions	10,390	—	9,985
Capital contribution	—	71,000	22,000
Investment at fair value	—	—	(30,089)
Sale of equity interest in associates	—	—	(10,382)
Share of profit / (loss), net	19,240	(31,447)	10,740

End of the period / year	105,117	75,487	35,934

  Restrictions, commitments and other matters in respect of associates

According to the Business Companies Law N° 19,550, 5% of the profit for the year shall be allocated to a legal reserve until 20% of capital the nominal value of the stock is reached. This legal reserve is not available for dividend distribution and can only utilized absorb losses. The Group's investment in associates has not reached the legal limit of this reserve.

There are no contingent liabilities in relation to the Group's interests in associates.

  Changes to the regulatory framework, economic context and its consequences in Tarshop S.A.

The BCRA modified certain aspects of the regulatory framework of the business activity carried out by Tarshop S.A. Based on such changes, Tarshop S.A. is now undergoing a realignment of its operations. In this context, the Banco Hipotecario S.A., the controlling shareholder of Tarshop S.A., and IRSA CP, approved a gradual capitalization plan to be carried out by shareholders pro rata to their holdings, the first amounted to Ps. 110 million, and was capitalized on December 15, 2014 and for the second, Ps. 355 million have already been disbursed.

10.   Investment properties

The following table shows the Group's hierarchy and evolution of fair values per investment property category and the changes in the balances of the investment properties for the nine-month period ended March 31st, 2017 and for the years ended June 30, 2016 and 2015:

	Shopping malls	Office and other rental properties	Undeveloped parcels of land	Properties under development	Total

Fair value hierarchy	3	2	2	2

Fair value as of June 30, 2014	8,941,080	506,227	462,585	386,904	10,296,796

Year ended June 30, 2015 (recast)
Additions	58,227	2,473,079	90,589	173,502	2,795,397
Capitalized financial costs	—	—	—	12,957	12,957
Capitalized leasing costs	2,150	524	—	—	2,674
Depreciation of Capitalized leasing costs	(530)	(367)	—	—	(897)
Transfers	563,962	—	—	(563,962)	—
Transfers to property, plant and equipment	(140)	—	—	(8,779)	(8,919)
Transfers to trading properties	(15,544)	—	—	—	(15,544)
Disposals	(114)	(376,424)	(5,528)	(2,077)	(384,143)
Net gain from fair value adjustment of investment properties	727,692	1,404,849	556,560	1,455	2,690,556

Fair value as of June 30, 2015 (recast)	10,276,783	4,007,888	1,104,206	—	15,388,877

Year ended June 30, 2016 (recast)
Additions	147,467	11,270	55	7,170	165,962
Capitalized leasing costs	—	1,704	—	—	1,704
Depreciation of Capitalized leasing costs	(611)	(616)	—	—	(1,227)
Transfers to trading properties	(23,935)	—	—	—	(23,935)
Disposals	(22,318)	(366,039)	(1,331)	—	(389,688)
Net gain from fair value adjustment of investment properties	16,047,746	792,087	252,570	—	17,092,403

Fair value as of June 30, 2016 (recast)	26,425,132	4,446,294	1,355,500	7,170	32,234,096

Period ended March 31, 2017
Additions	73,807	5,037	5,355	55,809	140,008
Capitalized leasing costs	864	1,997	—	—	2,861
Depreciation of Capitalized leasing costs(i)	(483)	(912)	—	—	(1,395)
Disposals	—	(92,583)	—	—	(92,583)
Net gain from fair value adjustment of investment properties	1,372,720	455,988	100,301	—	1,929,009

Fair value as of March 31, 2017	27,872,040	4,815,821	1,461,156	62,979	34,211,996

(i)     Depreciation charges were included in "Operating costs" in the Statements of Comprehensive Income (Note 23).

  Valuation processes

The Group's investment properties were valued at each reporting date by independent professionally qualified appraisers who hold a recognized relevant professional qualification and have experience in the locations and segments of the investment properties valued. For all investment properties, their current use equates to the highest and best use. The Group's finance department includes a team that reviews the appraisals performed by the independent appraisers for financial reporting purposes (the "review team"). At each financial year end, the review team: i) verifies all major and important assumptions relevant to the appraisal to the independent valuation report; ii) assesses property valuation movements when compared to the prior period valuation report; and iii) holds discussions with the independent appraiser.

Changes in Level 2 and 3 fair values, if any, are analyzed at each reporting date during the valuation discussions between the review team and the independent appraiser. The Board of Directors ultimately approves the fair value calculations for recording into the financial statements.

Valuation techniques used for the estimation of fair value of the investment property:

For all shopping malls the valuation was determined using discounted cash flow ("DCF") projections based on significant unobservable assumptions.

Within these assumptions the main are:

•
Future rental cash inflows based on the actual location, type and quality of the properties and supported by the terms of any existing lease, and considering the estimations of the Gross National Income (GNI) and the estimated inflation rated given by external advisors.

•
It was considered that all Shopping Centers will grow with the same elasticity in relation to the evolution of the GNI and projected Inflation.

•
Cash flows from future investments, expansions, or improvements in shopping centers were not considered.

•
Estimated vacancy rates taking into account current and future market conditions once the current leases expire

•
The projected cash flows were discounted using the Company's weighted average cost of capital (WACC) as the discount rate for each valuation date.

•
Terminal value: it was consider a perpetuity calculated from the cash flow of the last year of useful life.

•
The cash flow for the concessions were projected until the due date of the concession determinate in the current agreement

For office properties and undeveloped land, the appraisal was determined using market comparables. These values are adjusted for differences in key attributes such as location, size of the property and quality of the interior design. The most significant contribution to this comparable market approach is the price per square meter.

It can sometimes be difficult to reliably determine the fair value of the property under development. In order to assess whether the fair value of the property under development can be determined reliably, management considers the following factors, among others:

•
The provisions of the construction contract.

•
The stage of completion.
•
Whether the project/property is standard (typical for the market) or non-standard.
•
The level of reliability of cash inflows after completion.
•
The development risk specific to the property.
•
Past experience with similar constructions.
•
Status of construction permits.

For properties under construction, the valuation is based on the cost plus the fair value of the undeveloped parcels of land basis. These properties under development currently comprise works in a building office to be constructed.

The methods of appraisals were consistent period over period.

Below is the information on the measurements of fair value investment properties when using significant non-observable data (Level 3):

  Nine-Month Period ended March 31, 2017

			Range of unobservable inputs
Property type	Valuation technique	Discount rate	Growth rate

Shopping malls	Discounted cash flow	9.54%	3%

For the next 5 years, an average Ps. / US $ exchange rate was considered, with an upward trend, from Ps. 15.08 to Ps. 23.88 per US$ 1.00. In the long term, a nominal devaluation rate of 4.1% is assumed based on the ratio of inflation in Argentina to that in the United States. The inflation considered has a downward trend, which starts at 32.2% and stabilizes at 6.5% after 6 years.

  Year ended June 30, 2016

			Range of unobservable inputs
Property type	Valuation technique	Discount rate	Growth rate

Shopping malls	Discounted cash flow	9.51%	3%

For the next 5 years, an average Ps. / US$ exchange rate was considered, with an upward trend, from Ps. 12.03 to Ps. 25.72 per US$ 1.00. In the long term, a nominal devaluation rate of 3.1% is assumed based on the ratio of inflation in Argentina to that in the United States. Inflation considered has a downward trend, which starts at 31.8% and stabilizes at 5.5% after 6 years.

  Year ended June 30, 2015

			Range of unobservable inputs
Property type	Valuation technique	Discount rate	Growth rate

Shopping malls	Discounted cash flow	13.15%	3%

For the next 5 years, an average Ps. / US$ exchange rate was considered, with an upward trend, from AR $ 8.62 to AR $ 19.66 per US$ 1.00. In the long term, a nominal devaluation rate of 5.1% is assumed based on the ratio of inflation in Argentina to that in the United States. Inflation considered shows a downward trend, which starts at 32.7% and stabilizes at 6% after 10 years.

The sensitivity analysis to the unobservable assumptions that generate a significant impact on the valuation of assets at level 3 are:

	Discount rate + 1%	Discount rate – 1%	Growth rate + 1%	Growth rate + 1%	Inflation + 10%	Inflation – 10%	Exchange rate + 10%	Exchange rate. – 10%

(in millions)
Nine-Month Period ended March 31, 2017	24,110	33,052	30,134	26,244	30,283	25,703	25,361	30,984
Year ended June 30, 2016	22,769	31,442	28,522	24,892	28,990	24,096	24,031	29,358
Year ended June 30, 2015	9,256	11,253	10,420	9,939	11,118	9,284	9,238	11,278

The Group's policy is to recognize transfers into and out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer.

The following amounts have been recognized in the statement of comprehensive income:

	March 31, 2017	March 31, 2016 (recast)

Income from rentals and services (Note 22)	2,489,830	1,918,911
Income from expenses and collective promotion fund (Note 22)	1,088,070	878,319
Operating costs (Note 23)	(1,335,519)	(1,062,627)
Net unrealized gain on changes in the fair value of investment property	1,889,218	15,571,789
Net realized gain on changes in the fair value of investment property	39,791	163,325

No finance costs have been activated during de nine-month period ended March 31, 2017 and the year ended June 30, 2016.

  Arcos del Gourmet S.A. (Arcos)

  Injunction:

In December 2013, the Judicial Branch confirmed an injunction that suspended the opening of the shopping center on the grounds that it had not obtained certain governmental permits in the context of two legal proceedings, where a final decision favorable to the Company has currently been rendered.

The plaintiff filed a petition for the continuation of the preliminary injunction by means of an extraordinary appeal of unconstitutionality which was denied by the lower and appellate courts; consequently, it filed an appeal with the Supreme Court of Justice of the Autonomous City of Buenos Aires, which so far, has not rendered a decision.

Currently, the Distrito Arcos Shopping Mall is open to the public and operating normally.

  Concession status:

The Argentine government issued Executive Order 1723/2012, whereby several plots of land located in prior rail yards of Palermo, Liniers and Caballito rail stations ceased to be used for rail purposes, in order to be used for development of integral urbanization projects.

In this respect and as part of several measures related to other licensed persons and/or concessionaires, we have notified, in the file of proceedings, of the corresponding Resolution 170/2014 revoking the Contract for Readjustment of the Concession of Rights of use and Development number AF000261 issued by the Agencia de Administración de Bienes del Estado (State Assets Administration Office, or AABE).

It should further be pointed out that such measure:

  (i)
  has not been adopted due to noncompliance of our subsidiary;

  (ii)
  has not involved the interruption of the commercial development or operation of the shopping Mall, which continues to operate under normal conditions to date;

Notwithstanding the foregoing, Arcos has filed the relevant administrative appeals and has also filed a legal action requesting that the revocation of such concession be overruled and has concurrently brought an action for determination of lease rental payments as a result of which it is making judicial deposits of the monthly rental payments.

Furthermore, it has filed a "juicio de consignación" that requires the plaintiff to deposit with the court sums of money that the defendant refuses to accept. Under this legal action, the company has deposited in due time and form all rental payments under the Contract for Reformulation of the Concession of Rights of Use and Development, which the Company considers to have been unduly revoked.

11.   Property, plant and equipment

Changes in the Group's property, plant and equipment balances for the nine-month period ended March 31, 2017 and for the year ended June 30, 2016 were as follows:

	Other buildings and facilities	Furniture and fixtures	Machinery and equipment	Vehicles	Others	Total

Beginning of the period / year
Costs	88,118	18,596	112,974	3,154	56	222,898
Accumulated depreciation	(14,952)	(9,454)	(76,740)	(768)	—	(101,914)

Residual value as of June 30, 2015	73,166	9,142	36,234	2,386	56	120,984

At June 30, 2016 (recast)
Additions	—	3,987	11,612	—	—	15,599
Depreciation	(3,438)	(1,564)	(12,683)	(573)	—	(18,258)

Residual value as of June 30, 2016	69,728	11,565	35,163	1,813	56	118,325

At March 31, 2017
Additions	—	3,350	8,197	—	54	11,601
Depreciation(i)	(2,290)	(3,271)	(10,177)	(429)	—	(16,167)

Residual value as of March 31, 2017	67,438	11,644	33,183	1,384	110	113,759

Beginning of the period / year
Costs	88,118	25,933	132,783	3,154	110	250,098
Accumulated depreciation	(20,680)	(14,289)	(99,600)	(1,770)	—	(136,339)

Residual value as of June 30, 2015	67,438	11,644	33,183	1,384	110	113,759

(i)     Depreciation was charged to "Costs" in the amount of Ps. 11,566, to "General and administrative expenses" in the amount of Ps. 4,341 and to "Selling expenses" in the amount of Ps. 260 of the Unaudited Condensed Interim Consolidated Statement of Comprehensive Income (Note 23).

12.   Trading properties

Changes in trading properties balances for the nine-month period ended March 31, 2017 and for the year ended June 30, 2016 were as follows:

	Completed properties	Undeveloped sites	Total

Residual value as of June 30, 2015	1,787	23,707	25,494

At June 30, 2016 (recast)
Transfers from investment properties	—	23,935	23,935
Disposals (Note 23)	(1,400)	—	(1,400)

Residual value as of June 30, 2016	387	47,642	48,029

At March 31, 2017
Transfers from intangible assets	438	—	438
Disposals (Note 23)	(484)	—	(484)

Residual value as of March 31, 2017	341	47,642	47,983

The breakdown of current and non-current Company's trading properties is as follows:

	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)

Current	—	—	3,154
Non-current	47,983	48,029	22,340

	47,983	48,029	25,494

The following is a summary of the Group's trading properties by type as of March 31, 2017, June 30, 2016 and 2015:

	Net book amount
Description	March 31, 2017	June 30, 2016 (recast)	June 30, 2015 (recast)	Date of acquisition

Completed properties:
Condominios I	—	21	21	apr-11
Condominios II	341	366	366	nov-13
Entre Ríos 465/9 Apartments	—	—	1,400	nov-13

Total completed properties	341	387	1,787

Undeveloped sites:
Air space Coto	6,024	6,024	6,024	sep-97
Residential project Neuquén	2,139	2,139	2,139	may-06
Córdoba Plot of land (Shopping)	23,935	23,935	—	dec-06
Córdoba Plot of land	15,544	15,544	15,544	may-15

Total undeveloped sites	47,642	47,642	23,707

Total trading properties	47,983	48,029	25,494

13.   Intangible assets

Changes in the Group's intangible assets balances for the nine-month period ended March 31, 2017 and for the year ended June 30, 2016 were as follows:

	Goodwill	Software	Rights of use(ii)	Right to receive units (barters)(iii)	Others	Total as of March 31, 2017	Total as of June 30, 2016 (recast)

Beginning of the period / year
Costs	—	16,829	20,873	38,281	11,861	87,844	86,261
Accumulated amortization	—	(15,098)	(1,414)	—	(4,193)	(20,705)	(17,246)

Opening net book amount	—	1,731	19,459	38,281	7,668	67,139	69,015

Changes of the period / year
Additions	—	17,650	—	2,136	—	19,786	1,583
Incorporation as result of business combination (Note 4)	23,065	—	—	—	—	23,065	—
Transfers to trading properties	—	—	—	(438)	—	(438)	—
Amortization charge (i)	—	(1,280)	(705)	—	(1,643)	(3,628)	(3,459)

Closing net book amount	23,065	18,101	18,754	39,979	6,025	105,924	67,139

Costs	23,065	34,479	20,873	39,979	11,861	130,257	87,844
Accumulated amortization	—	(16,378)	(2,119)	—	(5,836)	(24,333)	(20,705)

Net book amount	23,065	18,101	18,754	39,979	6,025	105,924	67,139

(i)     Amortization charge was included in "Costs" in the Unaudited Condensed Interim Consolidated Statements of Comprehensive Income (Note 23).

(ii)    Corresponds to Distrito Arcos.

(iii)   Corresponds to in kind receivables representing the right to receive residential apartments in the future under barter agreements.

14.   Financial instruments by category

The following tables show the carrying amounts of financial assets and liabilities by category and fair value hierarchy and a reconciliation to the corresponding line item in the statements of financial position, as appropriate. Since the line items "Trade and other receivables" and "Trade and other payables" contain both financial instruments and non-financial assets or liabilities (such as advances, credits, trade payables in-kind and tax payables), the reconciliation is shown in the columns headed "Non-financial assets" and "Non-financial liabilities".

Group's financial assets and financial liabilities as of March 31, 2017 were as follows:

		Financial assets at fair value through profit or loss
	Financial assets at amortized cost				Subtotal financial assets	Non- financial assets
		Level 1	Level 2	Level 3			Total

Assets as per statement of financial position
Trade and other receivables (excluding allowance for doubtful accounts of trade and other receivables) (Note 15)	1,337,850	—	—	—	1,337,850	1,037,344	2,375,194
Restricted assets(*)	56,323	—	—	—	56,323	—	56,323
Investments in financial assets:
—Public company security.	—	194,625	—	—	194,625	—	194,625
—ETF funds	—	68,739	—	—	68,739	—	68,739
—Bond issued by related parties (Note 27/29)	—	245,796	—	—	245,796	—	245,796
—Government bonds	—	587,907	—	—	587,907	—	587,907
Derivative financial instruments:
—Future contracts	—	—	8,062	—	8,062	—	8,062
Cash and cash equivalents:
—Cash at banks and on hand	77,665	—	—	—	77,665	—	77,665
—Short-term investments	—	1,534,447	—	—	1,534,447	—	1,534,447

Total	1,471,838	2,631,514	8,062	—	4,111,414	1,037,344	5,148,758

(*)    Corresponds to cash in Banks related to the Employee Capitalization Plan

		Financial liabilities at fair value through profit or loss
	Financial liabilities at amortized cost				Subtotal financial liabilities	Non- financial liabilities
		Level 1	Level 2	Level 3			Total

Liabilities as per statement of financial position
Trade and other payables (Note 18)	396,578	—	—	—	396,578	876,058	1,272,636
Borrowings (excluding finance lease liabilities) (Note 19)	5,498,408	—	—	—	5,498,408	—	5,498,408

Total	5,894,986	—	—	—	5,894,986	876,058	6,771,044

Group's financial assets and financial liabilities as of June 30, 2016 (Restated) were as follows:

		Financial assets at fair value through profit or loss
	Financial assets at amortized cost				Subtotal financial assets	Non- financial assets
		Level 1	Level 2	Level 3			Total

Assets as per statement of financial position
Trade and other receivables (excluding allowance for doubtful accounts of trade and other receivables) (Note 15)	1,757,371	—	—	—	1,757,371	758,493	2,515,864
Investments in financial assets:
—Investment in equity of public companies' securities.	—	140,106	—	—	140,106	—	140,106
—Investments in equity of private companies' securities (1)	—	—	—	172,319	172,319	—	172,319
—Non-convertible notes issued by related parties (Notes 27 / 29)	—	328,669	—	—	328,669	—	328,669
—Mutual funds	—	372,925	—	—	372,925	—	372,925
—ETF funds	—	98,882	—	—	98,882	—	98,882
—Government bonds	—	968,859	—	—	968,859	—	968,859
—Bonds issued by Banco Macro	—	2,988	—	—	2,988	—	2,988
Cash and cash equivalents:
—Cash at banks and on hand	29,842	—	—	—	29,842	—	29,842
—Short term investments	—	3,207	—	—	3,207	—	3,207

Total	1,787,213	1,915,636	—	172,319	3,875,168	758,493	4,633,661

(1)    Corresponds to the investment in Avenue Inc., which has been valued based on valuation multiples of comparable companies. This value could be affected by a change in those. If the multiple value is increased by 10%, the fair value increases by $ 12.7 million. If the value of the multiple of the comparable, decreases 10% the value decreases $ 10.4 million.

		Financial liabilities at fair value through profit or loss
	Financial liabilities at amortized cost				Subtotal financial liabilities	Non- financial liabilities
		Level 1	Level 2	Level 3			Total

Liabilities as per statement of financial position
Trade and other payables (Note 18)	415,591	—	—	—	415,591	874,409	1,290,000
Borrowings (excluding finance lease liabilities) (Note 19)	5,889,026	—	—	—	5,889,026	—	5,889,026
Derivative financial instruments:
—Foreign-currency future contracts	—	—	2,857	—	2,857	—	2,857

Total	6,304,617	—	2,857	—	6,307,474	874,409	7,181,883

Financial liabilities carried at amortized cost also include liabilities under finance leases where the Group is the lessee and which therefore have to be measured in accordance with IAS 17 "Leases". Finance leases are excluded from the scope of IFRS 7 "Financial Instruments: Disclosures". Therefore, finance leases have been shown separately.

When no quoted prices in an active market are available, fair values (particularly relating to derivatives) are based on recognized valuation methods. The Group uses a range of valuation models for the measurement of Level 2 and Level 3 instruments, details of which may be obtained from the following table:

Description	Pricing model	Pricing method	Parameters

Foreign-currency contracts	Present value method	Theoretical price	Money market curve; Interest curve.
Foreign exchange curve.
Arcos del Gourmet S.A. purchase option	Discounted cash flow	—	Projected revenues and discount rate.

Arcos del Gourmet S.A.'s stock option is a Level 3 financial instrument, with a fair value of zero at the end of the period.

15.   Trade and other receivables

The following table shows the amounts of the Group's trade and other receivables as of March 31, 2017 and June 30, 2016:

	March 31, 2017	June 30, 2016 (recast)

Non-current
Averaging of scheduled rent escalation	94,815	73,895
Leases and services receivables	8,444	4,900
Property sales receivables	—	10
Less: allowance for doubtful accounts	—	(2,208)

Total non-current trade receivables	103,259	76,597

Receivable resulting from debt assumption agreement signed with AABE(*)	80,750	—
VAT receivables	21,919	22,778
Prepayments	15,643	12,088
Others	45	132

Total non-current other receivables	118,357	34,998

Related parties (Note 27)	502,581	376,603

Total non-current trade and other receivables	724,197	488,198

Current
Leases and services receivables	367,932	302,294
Post-dated checks	373,447	358,253
Averaging of scheduled rent escalation	144,666	107,655
Debtors under legal proceedings from leases and sale of properties	86,735	63,427
Consumer financing receivables	15,386	15,380
Property sales receivables	770	645
Less: Allowance for doubtful accounts	(120,404)	(91,159)

Total current trade receivables	868,532	756,495

Prepayments	66,050	80,107
Advance payments	177,919	60,888
Loans	8,815	9,276
Tax credits	7,625	21,628
Expenses to be recovered	6,008	2,347
VAT receivables	6,128	2,851
Others	2,091	1,715
Less: Allowance for doubtful accounts	(165)	(165)

Total current other receivables	274,471	178,647

Related parties (Note 27)	387,425	998,992

Total current trade and other receivables	1,530,428	1,934,134

Total trade and other receivables	2,254,625	2,422,332

(*)    The company through Boulevard Norte S.A. has a loan with Sociedad Rural Argentina (unrelated party). resulting from debt assumption agreement signed with AABE at the moment of acquiring the Ferial property where it currently operates..

Movements in the Group's allowance for doubtful accounts and other receivables are as follows:

	March 31, 2017	June 30, 2016 (recast)

Beginning of the period / year	93,532	84,668
Additions (Note 23)	38,197	35,391
Unused amounts reversed (Note 23)	(8,642)	(23,396)
Used during the period / year	(2,518)	(3,131)

End of the period / year	120,569	93,532

The allowance for doubtful accounts' additions and unused amounts reversed have been included in "Selling expenses" in these Unaudited Condensed Interim Consolidated Statement of Comprehensive Income (Note 23). Amounts charged to the allowance account are generally written off when no recovery is expected.

16.   Cash and cash equivalents information

Following is a detailed description of cash flows generated by the Group's operations for the nine-month periods ended March 31, 2017 and 2016:

	Note	March 31, 2017	March 31, 2016 (recast)

Net income for the period		2,454,155	11,020,118
Adjustments:
Income tax expense	20	1,160,675	5,658,584
Amortization and depreciation	23	21,190	16,114
(Gain) / Loss from disposal of trading property		(45)	241
Fair value adjustments of investment property		(1,929,009)	(15,735,114)
Written off unused investment property		—	463
Goodwill written off		—	4,297
Financial results, net		642,544	352,990
Provisions and allowances		47,213	16,184
Rent averaging		(57,931)	(26,317)
Provision for directors' fees		99,568	43,585
Share-based payments		8,981	12,830
Share of (profit) / loss of associates and joint ventures	8 and 9	(199,526)	(146,821)
Interest held before business combination	24	(44,029)	—
Unrealized foreign exchange on cash and cash equivalents		744	(88,021)
Changes in operating assets and liabilities:
Increase in inventories		(6,139)	(2,976)
Increase in trade and other receivables		(221,528)	(172,829)
Increase in trade and other payables		113,962	254,464
Decrease in payroll and social security liabilities		(3,832)	(5,920)
Uses in provisions	21	(4,471)	(2,563)
Proceeds from disposal of trading properties		529	1,159

Net cash generated from operating activities before income tax paid		2,083,051	1,200,468

Income tax and minimum presumed income tax paid		(235,030)	(533,143)

Net cash generated from operating activities		1,848,021	667,325

The following table shows a detail of non-cash transactions occurred in the nine-month periods ended March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016 (recast)

Non-cash transactions
Increase in related party borrowings through the sale of government securities	—	229,385
Increase in trading properties through a decrease in intangible assets	438	—
Financed purchase of property, plant and equipment	—	1,026
Decrease in trade receivables through a decrease in borrowings	30,123	—
Decrease in Shareholder's equity through an decrease in other receivables with Related Parties	434,737	—
Increase in investment in associates through an decrease in investment in financial assets	2,798	—
Repayment of related party borrowings through dividends receivable	8,841	3,591
Dividend distribution not yet paid	5,752	7,102
Decrease in trade and other payables through a decrease in trade and other receivables	—	253,663

Balances incorporated as result of business combination

March 31, 2017 (recast)

Investments in joint ventures	(123,483)
Trade and other receivables	(87,879)
Borrowings	45,253
Deferred income tax	6,636
Income tax and minimum presumed income tax liabilities	1,060
Trade and other payables	13,059
Provisions	2,361

Net amount of non-cash assets acquired	(142,993)

Cash acquired	(6,902)
Fair value of interest held before business combination	74,954
Goodwill	(23,065)
Non-controlling interest	44,959

Net amount of assets acquired	(53,047)

Cash acquired	6,902

Acquisition of subsidiaries, net of cash acquired	(46,145)

17.   Shareholders' equity

  Share capital

On October 18, 2016, the Buenos Aires Stock Exchange authorized the listing of 126,014,050 registered ordinary shares (entitled to 1 vote each) with a par value of Ps. 1 each, due to its change in nominal value. The CNV has admitted the shares indicated above for listing.

  Special reserve—unassigned results

The CNV, through General Resolutions N° 562/9 and 576/10, has provided for the application of Technical Resolutions N° 26 and 29 of the FACPCE, which adopt the IFRS, IASB for companies subject to the public offering regime ruled by Law 17,811, due to the listing of their shares or corporate notes, and for entities that have applied for authorization to be listed under the mentioned regime.

The Group applied IFRS, as issued by the IASB, for the first time in the year beginning July 1, 2012, with the transition date being July 1, 2011.

As a result, the Group's transition date for the adoption of IFRS was July 1, 2011. As mentioned in Note 2.1.b) to these financial statements, in the third quarter of fiscal year 2017, the Board of Directors decided to change the accounting policy applicable to investment properties replacing acquisition cost method by fair value accounting, as permitted by IAS 40 and retroactively modified the comparative figures until the date of transition to IFRS (1 July 2011).

Pursuant to CNV General Ruling N° 609/12, the Company set up a special reserve reflecting the positive difference between the balance of retained earnings disclosed in the first closing of the last financial statements prepared in accordance with previously effective accounting standards and the exchange result recognized in the equity on the transition date as a result of the change in accounting policy in investment properties indicated in Note 2.1.b). The reserve for application of IFRS recorded in a timely manner amounted to $ 15,802 and the reserve for policy change amounted to $ 2,684,390.

This reserve may not be used to make distributions in kind or in cash, and may only be reversed to be capitalized to absorb potential negative balances in Retained Earnings. Changes in fair value that have occurred after the transition period are part of the unallocated results.

As for unallocated results, the effect of the aforementioned policy change amounted to $ 15,478,896.

  Legal reserve

According to the Business Companies Law N° 19,550, 5% of the profit of the year is destined to constitute legal reserves until they reach a specified legal capped amount (20% of the nominal value of our share capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group has reached the legal limit of these reserves.

18.   Trade and other payables

The following table shows the amounts of the Group's trade and other payables as of March 31, 2017 and June 30, 2016:

	March 31, 2017	June 30, 2016 (recast)

Non-current
Admission rights	204,424	199,688
Rent and service payments received in advance	107,765	89,021
Tenant deposits	6,235	5,688

Total non-current trade payables	318,424	294,397

Tax payment plans	13,627	18,077
Other payables	8,585	6,438
Other income to be accrued	6,554	6,925

Total non-current other payables	28,766	31,440

Related parties (Note 27)	159	232

Total non-current trade and other payables	347,349	326,069

Current
Rent and service payments received in advance	254,476	216,958
Admission rights	209,554	187,446
Accrued invoices	117,852	110,390
Trade payables	104,149	77,367
Tenant deposits	21,225	24,085
Customer advances	17,889	15,528

Total current trade payables	725,145	631,774

Dividends	5,877	64,209
Withholdings payable	40,340	50,224
Other tax payables	11,413	8,870
VAT payables	5,990	46,306
Other payables(*)	61,965	6,968
Tax payment plans	3,531	34,871
Other income to be accrued	495	495

Total current other payables	129,611	211,943

Related parties (Note 27)	70,531	120,214

Total current trade and other payables	925,287	963,931

Total trade and other payables	1,272,636	1,290,000

(*)    Includes the Capitalization Plan—$56,323.

19.   Borrowings

The following table shows the Group's borrowings as of March 31, 2017 and June 30, 2016:

							Book value
	Secured / unsecured	Currency	Rate	Effective interest rate %	Date of payment of capital	Capital nominal value	March 31, 2017	June 30, 2016 (recast)

Non-current
NCN Class II due 2023	Unsecured	USD	Fixed	(vii)	2023	360,000	5,402,658	5,261,871
AABE Debt(*)	Secured	Ps.	Floating	(viii)	2022	44,387	62,578	—
Finance leases	Secured	Ps. / USD	Fixed	(v)	2020	218	1,486	2,381
Banco Citibank N.A. loans	Unsecured	Ps.	Fixed	(iii)		—	—	2,324

Total non-current borrowings							5,466,722	5,266,576

Current
NCN Class I due 2017	Unsecured	Ps.	Fixed/ Floating	(vi)	2017	407,260	—	409,091
NCN Class II due 2023	Unsecured	USD	Fixed	(vii)	2023	360,000	10,773	127,652
Bank overdrafts	Unsecured	Ps.	Floating	(ii)	—	—	11,532	39,792
Banco Citibank N.A. loans	Unsecured	Ps.	Fixed	(iii)	2017	4,620	3,454	5,837
Finance leases	Secured	Ps. / USD	Fixed	(v)	2020	218	1,366	1,661
Banco Provincia de Buenos Aires loans	Unsecured	Ps.	Fixed	(i)	—	—	—	36,074

Current borrowings							27,125	620,107

Related parties (Note 27)	Unsecured	Ps.	Floating	(iv)	2017	5,511	7,413	6,385

Total current borrowings							34,538	626,492

Total borrowings							5,501,260	5,893,068

(i)     On September 30, 2015, the Company subscribed a loan with Banco Provincia de Buenos Aires in the amount of Ps. 145 million. Accrued interest at a 23% rate. Last installment was settled in September 2016.

(ii)    Granted by different financial institutions. They accrue interest rates ranging from 22% to 39% per year, and shall be repaid within a maximum term of three months from the period end.

(iii)   On December 23, 2013, the Group took out a loan with Banco Citibank N.A. in the amount of Ps. 5.9 million, which accrued interest at a 15.25% rate per year. Such loan was fully paid in December 2016. Additionally, on December 30, 2014, the Group took out a new loan with Banco Citibank N.A. in the amount of Ps. 10 million, which accrues interest at a 26.50% rate per year. Principal is payable in nine quarterly consecutive installments starting in December 2015.

(iv)   It includes credit line with Nuevo Puerto de Santa Fe, which accrue interest at Badlar rate. Due in July, 2017.

(v)    They accrue interest rates ranging from 3.2% to 34.8% annually.

(vi)   On September 18, 2015, IRSA Propiedades Comerciales S.A. issued non-convertible notes Class I in the amount of Ps. 407.3 million, which pay a combined rate and have a maturity of 18 months. During the first three months, interest were accrued at a fixed rate of 26.5% and, from the fourth month until maturity, the Badlar rate plus 4 basis points was applied. Was fully paid in March 2017.

(vii)  On March 23, 2016, IRSA Propiedades Comerciales S.A. issued non-convertible notes in the amount of USD 360 million which pay an annual fixed rate of 8.75%. Class II due in March 23, 2023. Interest will be paid on a half-yearly basis and principal will be repaid at maturity.

(viii) Debt assumed pursuant to the joint venture agreement entered into in 2002 between Boulevard Norte S.A. and Sociedad Rural Argentina, for the payment of an outstanding balance for the purchase of Predio Ferial Palermo, which debt accrues interest at Libor.

(*)    State Assets Administration Office, or AABE in Spanish.

20.  Current and deferred income tax

The details of the Group's income tax expense as of March 31, 2017 and 2016 are as follows:

	March 31, 2017	March 31, 2016 (recast)

Current income tax	(549,066)	(183,521)
Deferred income tax	(611,609)	(5,475,063)

Income tax expense	(1,160,675)	(5,658,584)

The statutory tax rates in the countries where the Group operates for all of the periods presented are:

Tax jurisdiction	Income tax rate

Argentina	35%
Uruguay	0%

Changes in the deferred tax account are as follows:

	March 31, 2017 asset / (liability)	June 30, 2016 asset / (liability) (recast)	June 30, 2015 asset / (liability) (recast)

Beginning of the period / year	(10,098,521)	(4,042,847)	(3,096,274)
Income tax	(611,609)	(6,055,674)	(946,573)
Incorporation as result of business combination (Note 4)	(6,636)	—	—

Period / year-end(*)	(10,716,766)	(10,098,521)	(4,042,847)

(*)    Includes deferred tax liability (March 31, 2017—$ 10,649,459; June 30, 2016 $ 9,963,912; June 30, 2015 $ 3,992,701) generated by the change in accounting policy of investment properties. See Note 2.1.b)

The Group did not recognize deferred income tax assets in the amount of Ps. 1,225 and Ps. 16 as of March 31, 2017 and June 30, 2016, respectively. Under IAS 12, Management has determined that, there is sufficient uncertainty as to the generation of sufficient income to be able to offset the losses within a reasonable timeframe, such deferred tax assets are not recognized.

The Group did not recognize deferred income tax liabilities of Ps. 135 million and Ps. 170.8 million as of March 31, 2017 and June 30, 2016, respectively, related to the potential dividends distribution of its investments in foreign subsidiaries, Torodur S.A. In addition, the withholdings and/or similar taxes paid at source may be creditable against the Group's potential final tax liability.

Below is a reconciliation between the income tax recognized and that which would result from applying the prevailing tax rate on the Profit Before Income Tax for the nine-month periods ended March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016 (recast)

Profit for the period before income tax at the prevailing tax rate(i)	1,299,130	5,709,857
Tax effects of:
Revaluation result of holding held prior to business combination	(15,410)	—
Share of profit of associates and joint ventures	(69,834)	(51,387)
Non-deductible items	(2,278)	—
Non-taxable items	(42,530)	—
Recovery of expired carryforwards	(7,038)	—
Others	(1,365)	114

Income tax expense	1,160,675	5,658,584

(i)     It does not include Uruguayan-source results for Ps. (96,973) as of March 31, 2017, and Ps. 364,825 as of March 31, 2016.

21.   Provisions

The following table shows the changes in the Group's provisions as of March 31, 2017 and June 30, 2016:

	Labor, legal and other claims
	March 31, 2017	June 30, 2016 (recast)

Beginning of the period / year	33,074	33,022
Increase (Note 24)	20,629	13,549
Recovery (Note 24)	(3,547)	(10,147)
Used during the period / year	(4,471)	(3,350)
Incorporation as result of business combination (Note 4)	2,361	—

End of the period / year	48,046	33,074

Breakdown of non-current and current provisions is as follows:

	March 31, 2017	June 30, 2016 (recast)

Non-current	18,714	26,286
Current	29,332	6,788

	48,046	33,074

22.   Revenues

For the nine-month periods ended March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016 (recast)

Base rent	1,511,304	1,118,850
Contingent rent	469,147	429,314
Admission rights	193,586	146,625
Parking fees	140,853	110,561
Averaging of scheduled rental escalation	57,931	26,317
Letting fees	71,235	50,362
Property management fees	37,050	29,502
Other	8,724	7,380

Total revenues from rentals and services	2,489,830	1,918,911

Sale of trading properties	3,657	1,159

Total revenues from sale of properties	3,657	1,159

Other revenues from consumer financing	550	603

Total other revenues from consumer financing	550	603

Total revenues from sales, rental and services	2,494,037	1,920,673

Expenses and collective promotion fund	1,088,070	878,319

Total revenues from expenses and collective promotion funds	1,088,070	878,319

Total revenues	3,582,107	2,798,992

23.   Expenses by nature

For the nine-month period ended March 31, 2017:

	Costs
	Service expenses and other operating costs	Cost of sale of trading properties	Other costs from consumer financing	General and administrative expenses	Selling expenses	Total

Salaries, social security costs and other personnel administrative expenses	464,157	—	—	68,181	17,417	549,755
Maintenance, security, cleaning, repairs and others	462,734	7,512	—	4,994	527	475,767
Advertising and other selling expenses	215,724	—	—	—	24,601	240,325
Taxes, rates and contributions	121,896	789	—	1,300	91,341	215,326
Amortization and depreciation	16,584	5	—	4,341	260	21,190
Directors' fees	—	—	—	99,568	—	99,568
Fees and payments for services	9,230	149	40	31,080	1,815	42,314
Allowance for doubtful accounts and other receivables (additions and unused amounts reversed)(i)	—	—	—	—	30,131	30,131
Leases and expenses	20,707	917	—	3,243	393	25,260
Traveling, transportation and stationery	12,717	67	—	2,008	612	15,404
Bank charges	—	—	—	5,240	—	5,240
Other expenses	1,807	—	—	135	41	1,983
Commercial compensation	—	—	—	—	1,886	1,886
Cost of sale of properties	—	484	—	—	—	484

Total expenses by nature	1,325,556	9,923	40	220,090	169,024	1,724,633

(i)     Includes debt relief for Ps. 576.

For the nine-month period ended March 31, 2016 (Recast):

	Costs
	Service expenses and other operating costs	Cost of sale of trading properties	Other costs from consumer financing	General and administrative expenses	Selling expenses	Total

Salaries, social security costs and other personnel administrative expenses	374,297	—	—	38,975	16,195	429,467
Maintenance, security, cleaning, repairs and others	311,576	2,378	—	3,002	511	317,467
Advertising and other selling expenses	231,700	—	—	—	11,117	242,817
Taxes, rates and contributions	94,631	553	—	3,192	69,627	168,003
Amortization and depreciation	10,139	20	—	5,795	160	16,114
Directors' fees	—	—	—	83,638	—	83,638
Fees and payments for services	5,895	41	44	21,683	2,532	30,195
Allowance for doubtful accounts and other receivables (additions and unused amounts reversed)	—	—	—	—	14,845	14,845
Leases and expenses	19,125	193	—	2,208	256	21,782
Traveling, transportation and stationery	9,969	—	—	1,738	529	12,236
Bank charges	—	—	—	4,611	—	4,611
Other expenses	666	—	—	5	—	671
Commercial compensation	—	—	—	—	413	413
Cost of sale of properties	—	1,400	—	—	—	1,400

Total expenses by nature	1,057,998	4,585	44	164,847	116,185	1,343,659

24.  Other operating results, net

For the nine-month periods ended March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016 (recast)

Donations	(20,055)	(17,417)
Lawsuits (Note 21)	(17,082)	(1,339)
Management fees	2,667	2,739
Gain resulting from the revaluation of equity interest held before the business combination (Note 4)	44,029	—
Expenses related to the sale of investment property	(1,863)	(9,215)
Others	2,544	(6,064)

Total other operating results, net	10,240	(31,296)

25.   Financial results, net

For the nine-month periods ended March 31, 2017 and 2016:

	March 31, 2017	March 31, 2016 (recast)

Finance income:
—Interest income	146,361	72,238
—Foreign exchange	22,363	455,120
—Dividends income	8,841	—

Finance income	177,565	527,358

Finance costs:
—Interest expense	(492,701)	(431,107)
—Foreign exchange	(137,672)	(2,181,561)
—Other finance costs	(54,775)	(53,984)

Finance costs	(685,148)	(2,666,652)

Other financial results:
Gain from repurchase of Non-Convertible Notes	(168)	(13,134)
—Gain from derivative financial instruments	85,891	1,251,430
—Fair value gains of financial assets and liabilities at fair value through profit or loss	40,441	273,728

Other financial results	126,164	1,512,024

Total financial results, net	(381,419)	(627,270)

26.   Long-term incentive plan

For the nine-month periods ended March 31, 2017 and 2016 the Group incurred a charge of Ps. 8,981 and Ps. 12,830, respectively, related to the awards granted under the incentive plan. During the nine-month period ended March 31, 2017, our parent company IRSA and its parent company Cresud S.A.C.I.F. y A. did not grant shares to our employees. As of March 31, 2017 and 2016 the amount accrued as a result of this equity incentive plan amounts to Ps. 71.6 million and Ps. 60.7 million, respectively, based on the market value of the shares to be granted pertaining to the Group's contributions, proportionately to the period already elapsed for the vesting of shares in the equity incentive plan and adjusted for the probability that any beneficiary should leave the Group before the term and/or the conditions required to qualify for the benefits of the plan are met at period-end.

27.    Related party transactions

The main transactions conducted with related parties are described in the audited financial statements for the fiscal year ended June 30, 2016.

The following is a summary of the balances with related parties as of March 31, 2017:

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

IRSA Inversiones y Representaciones Sociedad Anónima (IRSA)	Reimbursement of expenses	—	—	10,775	—	(7)	—
	Non-Convertible Notes	23,320	—	—	—	—	—
	Corporate services	—	—	17,576	—	—	—
	Leases' collections	—	—	2	—	—	—
	Long-term incentive plan	—	—	16,238	—	(14,574)	—
	Sale of properties	—	502,581	—	—	—	—
	Borrowings	—	—	3,472	—	—	—

Total direct parent company		23,320	502,581	48,063	—	(14,581)	—

Cresud S.A.C.I.F. y A.	Reimbursement of expenses	—	—	—	—	(20,277)	—
	Equity incentive plan	—	—	—	—	(78)	—
	Corporate services	—	—	6,525	—	—	—
	Non-Convertible Notes	222,476	—	—	—	—	—

Total direct parent company of IRSA		222,476	—	6,525	—	(20,355)	—

Tarshop S.A.	Leases and/or rights of spaces' use	—	—	120	(140)	—	—

Total associates of IRSA Propiedades Comerciales		—	—	120	(140)	—	—

Nuevo Puerto Santa Fe S.A.	Reimbursement of expenses	—	—	490	—	—	—
	Management fees	—	—	1,489	—	—	—
	Leases' collections	—	—	—	—	(168)	—
	Leases and/or rights of spaces' use	—	—	—	—	(244)	—
	Advertising space	—	—	265	—	—	—
	Borrowings	—	—	—	—	—	(7,413)
Quality Invest S.A.	Management fees	—	—	22	—	—	—
	Borrowings	—	—	4,328	—	—	—
La Rural S.A.	Leases and/or rights of spaces' use	—	—	119	—	—	—
	Advertising space	—	—	1,686	—	—	—
	Dividends	—	—	8,841	—	—	—
	Canon	—	—	24,279	—	—	—
	Borrowings	—	—	3,402	—	—	—
	Reimbursement of expenses	—	—	—	—	(55)	—

Total joint ventures of IRSA Propiedades Comerciales		—	—	44,921	—	(467)	(7,413)

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

Llao Resorts S.A.	Hotel services			1
Nuevas Fronteras S.A.	Reimbursement of expenses	—	—	30	—	—	—
	Hotel services	—	—	—	—	(97)	—
Baicom Networks S.A.	Reimbursement of expenses	—	—	6	—	—	—
IRSA International LLC	Reimbursement of expenses	—	—	192	—	—	—
E-Commerce Latina S.A.	Reimbursement of expenses	—	—	377	—	—	—
Tyrus S.A.	Dividends	—	—	—	—	(272)	—
Real Estate Investment Group V LP	Share capital	—	—	272,177	—	—	—
	Interests	—	—	9,118	—	—	—

Total subsidiaries of IRSA		—	—	281,901	—	(369)	—

Futuros y Opciones.Com S.A.	Reimbursement of expenses	—	—	98	—	—	—
Sociedad Anónima Carnes Pampeanas S.A.	Reimbursement of expenses	—		250		(12)	—
	Other liabilities		—		—	(4,727)	—

Total subsidiaries of Cresud		—	—	348	—	(4,739)	—

Banco Hipotecario S.A.	Reimbursement of expenses	—	—	747	—	—	—
	Leases and/or rights of spaces' use	—	—	876	(7)	—	—
	Commissions per stands	—	—	99	—	—	—
Banco de Crédito y Securitización	Leases and/or rights of spaces' use	—	—	—	—	(10)	—

Total associate of IRSA		—	—	1,722	(7)	(10)	—

Consultores Asset Management S.A. (CAMSA)	Reimbursement of expenses	—	—	263	—	—	—
Avenida Compras S.A.	Advertising space	—	—	1,612	—	—	—
	Leases and/or rights of spaces' use	—	—	296	—	—	—
Estudio Zang, Bergel & Viñes	Legal services	—	—	—	—	(1,291)	—
Austral Gold S.A.	Reimbursement of expenses	—	—	—	—	(92)	—
Hamonet S.A.	Leases and/or rights of spaces' use	—	—	—	—	2	—
Fundación Museo de los Niños	Reimbursement of expenses	—	—	154	—	—	—
	Leases and/or rights of spaces' use	—	—	1,460	—	—	—
Fundación IRSA	Reimbursement of expenses	—	—	40	—	—	—

Total other related parties		—	—	3,825	—	(1,381)	—

Directors	Fees	—	—	—	—	(28,624)	—
	Reimbursement of expenses	—	—	—	—	(5)	—
	Tenant deposits	—	—	—	(12)	—	—

Total Directors		—	—	—	(12)	(28,629)	—

Total		245,796	502,581	387,425	(159)	(70,531)	(7,413)

The following is a summary of the balances with related parties as of June 30, 2016 (Recast):

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

IRSA Inversiones y Representaciones Sociedad	Reimbursement of expenses	—	—	8,560	—	(394)	—
Anónima (IRSA)	Corporate services	—	—	20,400	—	—	—
	Leases' collections	—	—	366	—	—	—
	Advertising space	—	—	—	—	(141)	—
	Advance	—	376,603	—	—	—	—
	Other receivables	—	—	2,243	—	—	—
	Incentive plan	—	—	21,791	—	(12,934)	—
	Leases and/or rights of spaces' use	—	—	1,236	—	—	—
	Borrowings	—	—	65,806	—	—	—

Total direct parent company		—	376,603	120,402	—	(13,469)	—

Cresud S.A.C.I.F. y A.	Reimbursement of expenses	—	—	—	—	(25,310)	—
	Long-term incentive plan	—	—	1,709	—	—	—
	Corporate services	—	—	—	—	(43,780)	—
	Leases and/or rights of spaces' use	—	—	873	—	—	—
	Non-Convertible Notes	328,669	—	—	—	—	—

Total direct parent company of IRSA		328,669	—	2,582	—	(69,090)	—

Tarshop S.A.	Reimbursement of expenses	—	—	1,206	—	—	—
	Leases and/or rights of spaces' use	—	—	—	(209)	(861)	—

Total associates of IRSA Propiedades Comerciales		—	—	1,206	(209)	(861)	—

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

Nuevo Puerto Santa Fe S.A.	Reimbursement of expenses	—	—	2,055	—	—	—
	Leases' collections	—	—	2	—	—	—
	Advertising space	—	—	201	—	—	—
	Leases and/or rights of spaces' use	—	—		—	(308)	—
	Management fees	—	—	4,075	—	—	—
	Borrowings	—	—	—	—	—	(6,385)
Quality Invest S.A.	Reimbursement of expenses	—	—	1	—	—	—
	Management fees	—	—	223	—	—	—
Entretenimiento Universal S.A.(i)	Reimbursement of expenses	—	—	116	—	—	—
	Borrowings	—	—	96	—	—	—
Entertainment Holdings S.A.(i)	Reimbursement of expenses	—	—	150	—	—	—
	Borrowings	—	—	87	—	—	—

Total joint ventures of IRSA Propiedades Comerciales		—	—	7,006	—	(308)	(6,385)

Llao Resorts S.A.	Hotel services	—	—	1	—	—	—
Nuevas Fronteras S.A	Reimbursement of expenses	—	—	30	—	—	—
	Hotel services	—	—	—	—	(30)	—
IRSA International LLC	Reimbursement of expenses	—	—	187	—	—	—
E-Commerce Latina S.A.	Reimbursement of expenses	—	—	89	—	—	—
Tyrus S.A.	Dividends	—	—	—	—	(272)	—
Real Estate Investment Group V LP	Borrowings	—	—	860,576	—	—	—

Total subsidiaries of IRSA		—	—	860,883	—	(302)	—

Futuros y Opciones.Com S.A.	Reimbursement of expenses	—	—	171	—	—	—
Sociedad Anónima Carnes Pampeanas S.A.	Other liabilities	—	—	—	—	(1,089)	—
	Reimbursement of expenses	—	—	135	—	—	—
	Other receivables	—	—	52	—	—	—
	Transfer of tax credits	—	—	—	—	(6,370)	—
FyO Trading S.A.	Reimbursement of expenses	—	—	20	—	—	—

Total subsidiaries of Cresud		—	—	378	—	(7,459)	—

(i)     See Note 4.

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

Banco Hipotecario S.A.	Reimbursement of expenses	—	—	176	—	—	—
	Leases and/or rights of spaces' use	—	—	23	(11)	(17)	—
	Advances	—	—	—	—	(2)	—
	Commissions per stands	—	—	63	—	—	—
Banco de Crédito y Securitización	Reimbursement of expenses	—	—	929	—	—	—

Total associates of IRSA		—	—	1,191	(11)	(19)	—

Cyrsa S.A.	Reimbursement of expenses	—	—	—	—	(3)	—
Baicom Networks S.A.	Reimbursement of expenses	—	—	2	—	—	—

Total joint ventures of IRSA		—	—	2	—	(3)	—

Boulevard Norte S.A.	Reimbursement of expenses	—	—	813	—	—	—
	Other payables	—	—	—	—	(677)	—
	Borrowings	—	—	6	—	—	—
Consultores Asset Management S.A. (CAMSA)	Reimbursement of expenses	—	—	222	—	—	—
La Rural S.A.	Leases and/or rights of spaces' use	—	—	222	—	—	—
Avenida Compras S.A.	Advertising space	—	—	792	—	—	—
	Leases and/or rights of spaces' use	—	—	73	—	—	—
Avenida Inc.	Advertising space	—	—	538	—	—	—
Ogden Argentina S.A.	Reimbursement of expenses	—	—	124	—	—	—
	Borrowings	—	—	901	—	—	—
Estudio Zang, Bergel & Viñes	Legal services	—	—	—	—	(311)	—
Fundación Museo de los Niños	Reimbursement of expenses	—	—	231	—	—	—
	Leases and/or rights of spaces' use	—	—	1,346	—	—	—
Austral Gold	Reimbursement of expenses	—	—	20	—	—	—
Fundación IRSA	Reimbursement of expenses	—	—	54	—	—	—

Total other related parties		—	—	5,342	—	(988)	—

Directors	Fees	—	—	—	—	(27,700)	—
	Reimbursement of expenses	—	—	—	—	(15)	—
	Tenant deposits	—	—	—	(12)	—	—

Total Directors		—	—	—	(12)	(27,715)	—

Total		328,669	376,603	998,992	(232)	(120,214)	(6,385)

The following is a summary of the results and transactions with related parties for the nine-month period ended March 31, 2017:

Related party	Corporate services	Fees	Financial operations	Leases and/or rights of use	Donations	Letting fees and others

IRSA Inversiones y Representaciones Sociedad Anónima	16,936	—	970	1,840	—	100

Total direct parent company	16,936	—	970	1,840	—	100

Cresud S.A.CI.F. y A.	(94,015)	—	33,538	823	—	—

Total direct parent company of IRSA	(94,015)	—	33,538	823	—	—

Tarshop S.A.	—	—	—	10,080	—	112

Total associates of IRSA Propiedades Comerciales	—	—	—	10,080	—	112

Estudio Zang, Bergel & Viñes	—	(3,364)	—	—	—	—
Real Estate Investment Group V LP	—	—	56,581	—	—	—
Avenida Inc.	—	—	—	213	—	—
Fundación IRSA	—	—	—	—	(580)	—
La Rural S.A.	—	—	8,244	7,482	—	—
Ogden Argentina S.A.	—	—	(7)	—	—	—
Hamonet S.A.	—	—	—	(234)	—	—
Isaac Elsztain e hijos S.A.	—	—	—	(442)	—	—

Total other related parties	—	(3,364)	64,818	7,019	(580)	—

Directors	—	(99,568)	—	—	—	—
Senior Management	—	(4,481)	—	—	—	—

Total Directors and Senior Management	—	(104,049)	—	—	—	—

Related party	Corporate services	Fees	Financial operations	Leases and/or rights of use	Donations	Letting fees and others

Quality Invest S.A.	—	162	478	—	—	—
Nuevo Puerto Santa Fe S.A.	—	2,505	(1,028)	(1,445)	—	—

Total joint ventures of IRSA Propiedades Comerciales	—	2,667	(550)	(1,445)	—	—

Banco Hipotecario S.A.	—	—	—	3,044	—	21
Banco Crédito y Securitización	—	—	—	6,462	—	—
BHN Vida S.A.	—	—	—	1,508	—	—
BACS Administradora de Activos	—	—	—	421	—	—
BHN Seguros Generales S.A.	—	—	—	1,017	—	—

Total associate of IRSA	—	—	—	12,452	—	21

Nuevas Fronteras S.A.	—	—	—	(4)	—	—

Total subsidiary of IRSA	—	—	—	(4)	—	—

Total	(77,079)	(104,746)	98,776	30,765	(580)	233

The following is a summary of the results and transactions with related parties for the nine-month period ended March 31, 2016 (Recast):

Related party	Corporate services	Fees	Financial operations	Leases and/or rights of use	Donations	Letting fees and others

IRSA Inversiones y Representaciones Sociedad Anónima	14,286	—	(1,489,078)	1,416	—	76

Total direct parent company	14,286	—	(1,489,078)	1,416	—	76

Cresud S.A.CI.F. y A.	(64,290)	—	48,367	1,022	—	—

Total direct parent company of IRSA	(64,290)	—	48,367	1,022	—	—

Tarshop S.A.	—	—	—	8,353	—	—

Total associates of IRSA Propiedades Comerciales	—	—	—	8,353	—	—

Estudio Zang, Bergel & Viñes	—	(2,029)	—	—	—	—
Fundación IRSA	—	—	—	—	(96)	—
Ogden Argentina S.A.	—	—	124	—	—	—
Boulevard Norte S.A.	—	—	1	—	—	—
Hamonet S.A.	—	—	—	(167)	—	—
Isaac Elsztain e hijos S.A.	—	—	—	(318)	—	—

Total other related parties	—	(2,029)	125	(485)	(96)	—

Directors	—	(83,638)	—	—	—	—
Senior Management	—	(4,347)	—	—	—	—

Total Directors and Senior Management	—	(87,985)	—	—	—	—

Quality Invest S.A.	—	162	—	—	—	—
Nuevo Puerto Santa Fe S.A.	—	2,577	(1,266)	(356)	—	—
Entretenimiento Universal S.A.	—	—	11	—	—	—
Entertainment Holdings S.A.	—	—	11	—	—	—

Total joint ventures of IRSA Propiedades Comerciales	—	2,739	(1,244)	(356)	—	—

Banco Hipotecario S.A.	—	—	—	2,173	—	—
Banco Crédito y Securitización	—	—	—	4,503	—	—

Total associates of IRSA	—	—	—	6,676	—	—

Tyrus S.A.	—	—	4,734	(4)	—	—
Real Estate Investment Group V LP	—	—	294,424	—	—	—

Total subsidiary of IRSA	—	—	299,158	(4)	—	—

Total	(50,004)	(87,275)	(1,142,672)	16,622	(96)	76

The members of the Group's Senior Management did not change from June 30, 2016.

The aggregate compensation paid to senior management of the Company (including members of the Board of Directors) was Ps. 22.48 million and Ps. 25.6 million for the nine months ended March 31, 2017 and 2016, respectively.

The remuneration earned by Senior Management for their functions consists of an amount that is fixed taking into account the manager's background, capacity and experience, and an annual discretionary payment which varies according to individual performance and the Group's results. Members of senior management participate in defined contribution and share-based incentive plans that are described in Note 26.

28.   CNV General Resolution N° 622/13

As required by Section 1, Chapter III, Title IV of CNV General Resolution N° 622/13, below is a detail of the notes to the Unaudited Condensed Interim Consolidated Financial Statements that discloses the information required by the Resolution in Exhibits.

Exhibit A—Property, plant and equipment	Note 10—Investment properties Note 11—Property, plant and equipment
Exhibit B—Intangible assets	Note 13—Intangible assets
Exhibit C—Equity investments	Note 8—Interest in joint ventures Note 9—Interest in associates
Exhibit D—Other investments	Note 14—Financial instruments by category
Exhibit E—Provisions	Note 15—Trade and other receivables Note 21—Provisions
Exhibit F—Cost of sales and services provided	Note 12—Trading properties Note 23—Expenses by nature
Exhibit G—Foreign currency assets and liabilities	Note 29—Foreign currency assets and liabilities

29.   Foreign currency assets and liabilities

Book amounts of foreign currency assets and liabilities for the nine-month period ended March 31, 2017 and for the year ended June 30, 2016 are as follows:

Items	Amount of foreign currency(1)	Prevailing exchange rate(2)	Total as of 03.31.17	Amount of foreign currency	Prevailing exchange rate(2)	Total as of 06.30.16 (recast)

Assets
Trade and other receivables
Uruguayan Pesos	11	0.534	6	33	0.48	16
US Dollar	8,211	15.29	125,542	2,624	14.94	39,199
Trade and other receivables with related parties
US Dollar	20,871	15.39	321,197	61,836	15.04	930,017

Total Trade and other receivables			446,745			969,232

Restricted assets
US Dollar	3,684	15,29	56,323	—	—	—

Total Restricted assets			56,323			—

Investments in financial assets
US Dollar	45,611	15.29	697,399	60,033	14.94	896,897
Investments in financial assets with related parties
US Dollar	15,971	15.39	245,796	21,999	14.94	328,669

Total investments in financial assets			943,195			1,225,566

Cash and cash equivalents
Uruguayan Pesos	2	0.53	1	2	0.48	1
US Dollar	11,511	15.29	175,997	864	14.94	12,905
Pounds	2	19.15	29	2	19.76	30
Euros	13	16.31	218	13	16.49	222

Total Cash and cash equivalents			176,245			13,158

Total Assets as of 03.31.17			1,622,508			—

Total Assets as of 06.30.16 (Recast)			—			2,207,956

Liabilities
Trade and other payables
Uruguayan Pesos	2	0.53	1	35	0.49	17
US Dollar	6,290	15.39	96,802	3,887	15.04	58,456
Trade and other payables with related parties
US Dollar	413	15.39	6,350	20	15.04	294

Total Trade and other payables			103,153			58,767

Borrowings
US Dollar	356,928	15.39	5,493,124	364,321	15.04	5,479,395

Total Borrowings			5,493,124			5,479,395

Provisions
US Dollar	5	15.39	77	10	15.04	150

Total Provisions			77			150

Total Liabilities as of 03.31.17			5,596,354			—

Total Liabilities as of 06.30.16 (Recast)			—			5,538,312

(1)    Considering foreign currencies those that differ from each one of the Group´s companies functional currency at each period / year-end.

(2)    Exchange rate as of March 31, 2017 and June 30, 2016 according to Banco Nación Argentina.

30.  CNV General Ruling N° 629/14—Storage of documentation

On August 14, 2014, the CNV issued General Ruling N° 629 whereby it introduced amendments to rules related to storage and retention of corporate books, accounting books and commercial documentation. Accordingly, it should be noted that the Company has entrusted the storage of certain non-sensitive and old information to the following providers:

Documentation storage provider	Location

Iron Mountain Argentina S.A.	Av. Amancio Alcorta 2482, C.A.B.A.
Iron Mountain Argentina S.A.	Pedro de Mendoza 2143, C.A.B.A.
Iron Mountain Argentina S.A.	Saraza 6135, C.A.B.A.
Iron Mountain Argentina S.A.	Azara 1245, C.A.B.A.
Iron Mountain Argentina S.A.	Polígono Industrial Spegazzini, Au Ezeiza-Cañuelas KM 45
Iron Mountain Argentina S.A.	Cañada de Gómez 3825, C.A.B.A.

On February 5, 2014, a fire occurred at Iron Mountain Argentina's warehouse located in Azara 1245, C.A.B.A. To the date of issuance of these Unaudited Condensed Interim Consolidated Financial Statements, the Company has not been notified whether its documentation was affected by the fire and its condition after the accident. Nevertheless, based on the internal review carried out by the Company, duly reported to the CNV on February 12, 2014, the information kept at the affected warehouse that was on fire does not appear to be sensitive or capable of affecting normal business operations.

It is further noted that a detailed list of all documentation held in custody by providers, as well as documentation required in section 5 a.3) of section I, Chapter V, Title II of the RULES (2013 as amended) are available at the registered office.

31.   Subsequent events

On April 5, 2017, the Company's Board of Directors unanimously approved the payment of an interim dividend of $ 310 million, which will be effective as of April 20, 2017.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
IRSA Propiedades Comerciales S.A.

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of comprehensive income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of IRSA Propiedades Comerciales S.A. and its subsidiaries at June 30, 2016, 2015, and 2014 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2.1.b) to the consolidated financial statements, the Company has changed its method of accounting for investment property from the cost model to the fair value model.

PRICE WATERHOUSE & Co. S.R.L.
By (Partner)
 /s/ Eduardo Alfredo Loiácono
Buenos Aires, Argentina
October 21, 2016, except for the change in method of accounting for investment property as discussed in Notes 2.1.b, 8, 10, 11, 12, 26, 30, 31, and 32 and the effect of the reverse stock split as discussed in Note 35, as to which the date is May 24, 2017.

IRSA Propiedades Comerciales S.A.
Consolidated statements of financial position (recast)
as of June 30, 2016, 2015, 2014 and 2013
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Note	06.30.16 (recast)	06.30.15 (recast)	06.30.14 (recast)	06.30.13 (recast)

ASSETS
Non-current assets
Investment properties	10	32,234,096	15,388,877	10,296,796	7,252,835
Property, plant and equipment	11	118,325	120,984	23,552	20,169
Trading properties	12	48,029	22,340	9,661	653
Intangible assets	13	67,139	69,015	65,754	62,661
Investments in associates and joint ventures	8,9	597,759	328,349	282,151	208,756
Deferred income tax assets	26	51,759	56,956	40,326	37,404
Income tax credit		249	249	578	5,083
Trade and other receivables	16	488,198	90,431	85,914	75,910
Investments in financial assets	17	312,425	253,546	63,455	99,963

Total non-current assets		33,917,979	16,330,747	10,868,187	7,763,434

Current assets
Trading properties	12	—	3,154	1,214	6,991
Inventories	14	18,202	15,347	10,368	9,896
Income tax credit		345,815	1,635	123	—
Trade and other receivables	16	1,934,134	808,016	937,204	550,762
Derivative financial instruments	18	—	—	1,234	—
Investments in financial assets	17	1,772,323	292,320	216,071	169,174
Cash and cash equivalents	19	33,049	303,499	116,706	223,385

Total current assets		4,103,523	1,423,971	1,282,920	960,208

TOTAL ASSETS		38,021,502	17,754,718	12,151,107	8,723,642

SHAREHOLDERS' EQUITY
Capital and reserves attributable to equity holders of the parent
Share capital		126,014	126,014	126,014	126,014
Inflation adjustment of share capital		69,381	69,381	69,381	69,381
Share premium		444,226	444,226	444,226	444,226
Reserve for share—based compensation		—	—	—	6,607
Legal reserve		39,078	39,078	39,078	39,074
Reserve for new developments		—	—	—	3,302
Special reserve		2,700,192	2,700,192	2,700,192	2,700,192
Changes in non-controlling interest		(19,770)	(19,770)	(19,707)	(19,707)
Retained earnings		16,295,496	4,757,796	2,913,785	1,043,485

Total capital and reserves attributable to equity holders of the parent		19,654,617	8,116,917	6,272,969	4,412,574

Non-controlling interest		775,600	443,500	358,686	262,400

TOTAL SHAREHOLDERS' EQUITY		20,430,217	8,560,417	6,631,655	4,674,974

LIABILITIES
Non-current Liabilities
Trade and other payables	20	326,069	247,812	195,673	190,170
Borrowings	23	5,266,576	3,322,488	1,046,102	834,814
Deferred income tax liabilities	26	10,150,280	4,099,803	3,136,600	2,106,621
Provisions	22	26,286	9,392	22,878	11,730

Total non-current liabilities		15,769,211	7,679,495	4,401,253	3,143,335

Current liabilities
Trade and other payables	20	963,931	802,151	489,811	437,750
Income tax liabilities		114,624	123,077	56,681	77,683
Payroll and social security liabilities	21	107,382	94,693	76,090	26,041
Borrowings	23	626,492	471,255	479,237	356,028
Derivative financial instruments	18	2,857	—	14,225	1,732
Provisions	22	6,788	23,630	2,155	6,099

Total current liabilities		1,822,074	1,514,806	1,118,199	905,333

TOTAL LIABILITIES		17,591,285	9,194,301	5,519,452	4,048,668

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES		38,021,502	17,754,718	12,151,107	8,723,642

The accompanying notes are an integral part of these Consolidated Financial Statements (Recast).

IRSA Propiedades Comerciales S.A.
Consolidated statements of comprehensive income (recast)
for the fiscal years ended June 30, 2016, 2015 and 2014
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Note	06.30.16 (recast)	06.30.15 (recast)	06.30.14 (recast)

Income from sales, rents and services	29	2,674,873	1,924,176	1,445,190
Income from expenses and collective promotion fund	29	1,183,627	833,905	667,824
Operating costs	30	(1,460,204)	(1,018,023)	(844,960)

Gross profit		2,398,296	1,740,058	1,268,054

Net gain from fair value adjustments of investment properties	10	17,092,403	2,690,556	2,803,023
General and administrative expenses	31	(221,580)	(140,126)	(101,445)
Selling expenses	31	(162,221)	(117,683)	(76,854)
Other operating results, net	33	(68,552)	(110,855)	(27,939)

Profit from operations		19,038,346	4,061,950	3,864,839

Share of profit of associates and joint ventures	8,9	204,299	50,768	59,074

Profit from operations before financing and taxation		19,242,645	4,112,718	3,923,913

Finance income	34	512,555	105,138	124,495
Finance cost	34	(2,938,476)	(603,883)	(499,901)
Other financial results	34	1,714,702	47,215	74,730

Financial results, net	34	(711,219)	(451,530)	(300,676)

Profit before income tax		18,531,426	3,661,188	3,623,237

Income tax expense	26	(6,278,894)	(1,249,369)	(1,250,843)

Profit for the year		12,252,532	2,411,819	2,372,394

Total comprehensive income for the year		12,252,532	2,411,819	2,372,394

Attributable to:
Equity holders of the parent		11,821,280	2,280,391	2,272,834
Non-controlling interest		431,252	131,428	99,560
Profit per share attributable to equity holders of the parent during the year (Note 35):
Basic		93.81	18.10	18.04
Diluted		93.81	18.10	18.04

The accompanying notes are an integral part of these Consolidated Financial Statements (Recast).

IRSA Propiedades Comerciales S.A.
Consolidated statements of changes in shareholders' equity (recast)
for the fiscal years ended June 30, 2016, 2015 and 2014
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Attributable to equity holders of the parent
	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Special reserve(1)	Changes in non- controlling interest	Retained earnings	Subtotal	Non- controlling interest	Total shareholders' equity (recast)

Balance at June 30, 2015 (Recast)	126,014	69,381	444,226	39,078	2,700,192	(19,770)	4,757,796	8,116,917	443,500	8,560,417

Comprehensive income for the year	—	—	—	—	—	—	11,821,280	11,821,280	431,252	12,252,532
Dividends distribution—Shareholders' meeting as of October 30, 2015 (Note 28)	—	—	—	—	—	—	(283,580)	(283,580)	—	(283,580)
Dividends distribution to non-controlling interest	—	—	—	—	—	—	—	—	(99,029)	(99,029)
Reduction of capital contribution of non-controlling interest	—	—	—	—	—	—	—	—	(123)	(123)

Balance at June 30, 2016 (Recast)	126,014	69,381	444,226	39,078	2,700,192	(19,770)	16,295,496	19,654,617	775,600	20,430,217

(1)    Related to CNV General Resolution N° 609/12. See Note 28. Additionally includes the effect as of July 1st, 2011 regarding the change in accounting policy of the investment properties.

The accompanying notes are an integral part of these Consolidated Financial Statements (Recast).

IRSA Propiedades Comerciales S.A.
Consolidated statements of changes in shareholders' equity (recast)
for the fiscal years ended June 30, 2016, 2015 and 2014
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Attributable to equity holders of the parent
	Share capital	Inflation adjustment of share capital	Share premium	Legal reserve	Special reserve(1)	Changes in non- controlling interest	Retained earnings	Subtotal	Non- controlling interest	Total shareholders' equity (recast)

Balance at June 30, 2014 (Recast)	126,014	69,381	444,226	39,078	2,700,192	(19,707)	2,913,785	6,272,969	358,686	6,631,655

Comprehensive income for the year	—	—	—	—	—	—	2,280,391	2,280,391	131,428	2,411,819
Dividends distribution—Shareholders' meeting as of October 31, 2014 (Note 28)	—	—	—	—	—	—	(138,693)	(138,693)	—	(138,693)
Advanced dividends distribution—Shareholders' meeting as of March 26, 2015 (Note 28)	—	—	—	—	—	—	(298,500)	(298,500)	—	(298,500)
Reimbursement of expired dividends (Note 28)	—	—	—	—	—	—	813	813	—	813
Capital contribution of non-controlling interest	—	—	—	—	—	—	—	—	122	122
Dividends distribution to non-controlling interest	—	—	—	—	—	—	—	—	(46,719)	(46,719)
Changes in non-controlling interest	—	—	—	—	—	(63)	—	(63)	(17)	(80)

Balance at June 30, 2015 (Recast)	126,014	69,381	444,226	39,078	2,700,192	(19,770)	4,757,796	8,116,917	443,500	8,560,417

(1)    Related to CNV General Resolution N° 609/12. See Note 28. Additionally includes the effect as of July 1st, 2011 regarding the change in accounting policy of the investment properties.

The accompanying notes are an integral part of these Consolidated Financial Statements (Recast).

IRSA Propiedades Comerciales S.A.
Consolidated statements of changes in shareholders' equity (recast)
for the fiscal years ended June 30, 2016, 2015 and 2014
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Attributable to equity holders of the parent
	Share capital	Inflation adjustment of share capital	Share premium	Reserve for share-based compensation	Legal reserve	Reserve for new developments	Special reserve(1)	Changes in non- controlling interest	Retained earnings	Subtotal	Non- controlling interest	Total shareholders' equity (recast)

Balance at June 30, 2013	126,014	69,381	444,226	6,607	39,074	3,302	15,802	(19,707)	164,224	848,923	161,892	1,010,815

Adjustment related to the change from cost model to fair value model for investment property (Note 2.1.b)	—	—	—	—	—	—	2,684,390	—	879,261	3,563,651	100,508	3,664,159

Balance at June 30, 2013 (Recast)	126,014	69,381	444,226	6,607	39,074	3,302	2,700,192	(19,707)	1,043,485	4,412,574	262,400	4,674,974

Comprehensive income for the year	—	—	—	—	—	—	—	—	2,272,834	2,272,834	99,560	2,372,394
Distribution to legal reserve—Shareholders' meeting as of October 31, 2013	—	—	—	—	4	—	—	—	(4)	—	—	—
Reversal of reserve for new developments—Shareholders' meeting as of October 31, 2013	—	—	—	—	—	(3,302)	—	—	3,302	—	—	—
Dividends distribution—Shareholders' meeting as of October 31, 2013 (Note 28)	—	—	—	—	—	—	—	—	(167,522)	(167,522)	—	(167,522)
Reimbursement of expired dividends (Note 28)	—	—	—	—	—	—	—	—	1,690	1,690	—	1,690
Reserve for share-based compensation (Note 25)	—	—	—	(6,607)	—	—	—	—	—	(6,607)	—	(6,607)
Dividends distribution to non-controlling interest	—	—	—	—	—	—	—	—	—	—	(3,274)	(3,274)
Advanced dividends distribution—Shareholders' meeting as of June 13, 2014 (Note 28)	—	—	—	—	—	—	—	—	(240,000)	(240,000)	—	(240,000)

Balance at June 30, 2014 (Recast)	126,014	69,381	444,226	—	39,078	—	2,700,192	(19,707)	2,913,785	6,272,969	358,686	6,631,655

(1)    Related to CNV General Resolution N° 609/12. See Note 28. Additionally includes the effect as of July 1st, 2011 regarding the change in accounting policy of the investment properties.

The accompanying notes are an integral part of these Consolidated Financial Statements (Recast).

IRSA Propiedades Comerciales S.A.
Consolidated statements of cash flows (recast)
for the fiscal years ended June 30, 2016, 2015 and 2014
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

	Note	06.30.16 (recast)	06.30.15 (recast)	06.30.14 (recast)

Operating activities:
Cash generated from operations	19	1,589,228	1,483,867	1,161,870
Income tax paid		(575,855)	(226,290)	(240,406)

Net cash generated from operating activities		1,013,373	1,257,577	921,464

Investing activities:
Acquisition and capital contribution of associates	9	(71,000)	(31,985)	(13,040)
Sale of equity interest in associates		—	19,140	—
Acquisition of investment properties from parent company	19	—	(89,789)	—
Capital contributions in joint ventures	8	(2,000)	(6,600)	(1,222)
Acquisition of investment properties	10	(167,665)	(248,846)	(244,823)
Proceeds from sale of investment properties		357,243	365,189	492
Proceed from barters		—	124	—
Acquisition of property, plant and equipment	11	(13,747)	(26,152)	(11,278)
Advance payments		(6,596)	(13,995)	(29,647)
Acquisition of intangible assets	13	(1,583)	(467)	(2,165)
Increase in financial assets		(9,916,383)	(1,554,810)	(1,285,519)
Decrease in financial assets		8,453,545	1,033,306	1,296,369
Loans granted to related parties		(533,525)	(38,507)	(268,459)
Loans repayment received from related parties		—	76,817	29,110
Collection of financial assets interests		37,156	102,344	12,330

Net cash used in investing activities		(1,864,555)	(414,231)	(517,852)

Financing activities:
Issuance of non-convertible notes		5,411,199	—	—
Payment of non-convertible notes		(1,686,393)	—	—
Acquisition of non-controlling interest		—	(80)	—
Borrowings obtained		1,043,553	329,763	365,367
Borrowings obtained from related parties		—	9,000	50
Capital contribution of non-controlling interest		—	121	—
Repayment of borrowings		(1,328,439)	(509,605)	(348,215)
Repayment of borrowings to related parties		(3,715,480)	—	—
Payments of financial leasing		(2,678)	(2,430)	(1,871)
Proceeds from derivative financial instruments		1,831,621	102	61,732
Payment of derivative financial instruments		(580,828)	(16,054)	(37,959)
Payment of seller financing		—	(105,861)	(1,640)
Dividends paid	28	(37,019)	(148,515)	(405,940)
Interest paid		(278,279)	(213,438)	(140,987)
Dividends paid to non-controlling interest		(77,587)	(3,946)	(7,443)

Net cash generated from (used in) financing activities		579,670	(660,943)	(516,906)

Net (Decrease) Increase in cash and cash equivalents		(271,512)	182,403	(113,294)

Cash and cash equivalents at beginning of year	19	303,499	116,706	223,385
Foreign exchange gain on cash and cash equivalents		1,062	4,390	6,615

Cash and cash equivalents at end of year	19	33,049	303,499	116,706

The accompanying notes are an integral part of these Consolidated Financial Statement (Recast).

IRSA Propiedades Comerciales S.A.
Notes to the consolidated financial statements (recast)
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

1.     Group's business and general information

IRSA PROPIEDADES COMERCIALES S.A. ("IRSA Propiedades Comerciales" or "the Company") is an Argentine real estate company mainly engaged in holding, leasing, managing, developing, operating and acquiring shopping malls and office buildings maintaining a predominant position within the argentine market. IRSA Propiedades Comerciales was incorporated in 1889 under the name "SAMAP" and until 1984 operated the major fresh produce market in the Autonomous City of Buenos Aires. The core asset was the historical building of Mercado de Abasto, which served as seat of the market from 1889 until 1984, when a sizable part of its operations was interrupted.

Since the Company was acquired by IRSA Inversiones y Representaciones Sociedad Anónima (hereinafter, IRSA) in 1994, it have been growing through a series of acquisitions and development projects that resulted in a corporate reorganization giving rise to the previous organizational structure and company name Alto Palermo S.A.

On December 22, 2014, the Company acquired from IRSA, 83,789 square meters of its premium office portfolio including the buildings República, Bouchard 710, Della Paolera 265, Intercontinental Plaza and Suipacha 652 and the "Intercontinental II" plot of land in order to consolidate a vehicle which main corporate purpose is to develop and operate commercial properties in Argentina. Furthermore, the consolidation of different assets of the Company was supplemented by launching the brand "IRSA Propiedades Comerciales" and by the change of corporate name of ALTO PALERMO S.A. (APSA) for IRSA PROPIEDADES COMERCIALES S.A. as continuation entity, such change of corporate name having been approved by the Special General Shareholders' Meeting held on February 5, 2015.

On December 18, 2014 the Group inaugurated "Distrito Arcos" Shopping mall. Distrito Arcos, situated in Palermo neighborhood, in the Autonomous City of Buenos Aires, is a premium outlet stretching over a gross rental area of roughly 11,170 square meters, housing 60 stores and 37 stands.

Additionally, on March 17, 2015, the Group opened "Alto Comahue" Shopping mall in the city of Neuquén, in the Argentine Patagonia. Alto Comahue extends over a total area of 35,000 square meters and 9,889.6 square meters of gross rental space, with nearly 1,000 parking spaces—indoor and outdoor—and a big entertaining space including 6 movie theaters and a thematic restaurant that will begin to operate in the coming months. The building is composed of three levels: the underground level housing the parking and service area; the ground level, containing 5,100 square meters of shopping offers, and the first level, containing 720 square meters of restaurant space and 2,700 square meters of stores. The project is part of a mixed use complex that also homes a supermarket in operation and 2 additional plots of land. One of them is intended for the construction of a hotel and the other one—18,000 square meters, owned by the Company—is intended for future housing development.

The Company held 16 Shopping Malls, operating 333,155 square meters in 15 of them, 79,048 square meters in 6 premium offices and 1 extensive land reserve for future commercial developments; we are operators and hold a majority interest in a portfolio of fourteen Shopping Malls in Argentina, seven of which are located in the Autonomous City of Buenos Aires (Abasto, Alcorta Shopping, Alto Palermo, Patio Bullrich, Buenos Aires Design, Dot Baires Shopping and Distrito Arcos, inaugurated on December 18, 2014), two in Buenos Aires province (Alto Avellaneda and Soleil) and the rest are situated in different provinces (Alto Noa in the City of Salta, Alto Rosario in the City of Rosario, Mendoza Plaza in the City of Mendoza, Córdoba Shopping Villa Cabrera in the City of Córdoba and Alto Comahue in the City of Neuquén, inaugurated on March 17, 2015 and operates, through a joint venture La Ribera Shopping, in the City of Santa Fe) The Company also is owner of the historic building of the Patio Olmos Shopping mall, in the province of Córdoba, operated by a third party.

The Company's shares are traded on the Buenos Aires Stock Exchange (MERVAL: IRCP) and in United States of America's NASDAQ (NASDAQ: IRCP).

IRSA Propiedades Comerciales and its subsidiaries are hereinafter referred to jointly as "the Group". See Notes 2.3 and 6 for further description of the Group's companies and segments. Our main shareholder is IRSA.

These Consolidated Financial Statements have been originally approved by the Board of Directors to be issued on August 31, 2016. On March 28, 2017, the Board of Directors approved the change in accounting policy of investment properties to fair value. The changes incorporated in these Consolidated Financial Statements (Recast) as a result of the change in accounting policy were approved by the Board of Directors on May 24, 2017 (Note 2.1.b).

2.     Summary of significant accounting policies

The principal accounting policies applied in the preparation of these Consolidated Financial Statements (Recast) are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1.  Basis of preparation of the consolidated financial statements

  (a) Basis of preparation

These Consolidated Financial Statements (Recast) have been prepared in accordance with and in compliance with International Financial Reporting Standards ("IFRS"), issued by the International Accounting Standards Board ("IASB") and interpretations from the International Financial Reporting Interpretation Committee "IFRIC". All IFRS applicable as of the date of the consolidated financial statements (Recast) have been applied.

Under IAS 29 "Financial Reporting in Hyperinflationary Economies", the financial statements of an entity whose functional currency belongs to a hyperinflationary economy, regardless of whether they apply historic cost or current cost methods, should be stated at the current unit of measure on the balance sheet date. For such purpose, in general, inflation is to be computed in non-monetary items from the acquisition or revaluation date, as applicable. In order to determine whether an economy is to be considered hyperinflationary, the standard lists a set of factors to be taken into account, including an accumulated inflation rate near or above 100% over a three year period.

As of June 30, 2016, it is not possible to compute the accumulated inflation rate for the three year period ending on that date based on the official statistics of the INDEC (Argentina Statistics Office), because in October 2015, the INDEC ceased to compute the Wholesale Domestic Price Index, and started to compute it again as from January 2016.

As of the date of these Consolidated Financial Statements, the Argentine peso does not meet the conditions to be treated as the currency of a hyperinflationary economy, pursuant to the guidelines set forth by IAS 29. Therefore, the consolidated financial statements (Recast) have not been restated in constant currency.

However, over the last years, certain macroeconomic variables affecting the Company's business, such as payroll costs, input prices and service rates, have experienced significant annual changes. This factor should be taken into consideration in assessing and interpreting the financial condition and results of operations of the Company in these Consolidated Financial Statements (recast).

  (b) Recast of previously issued consolidated financial statements due to change in accounting policy

In the third quarter of fiscal 2017, the Group's Board of Directors decided to change the accounting policy for investment property from the cost model to the fair value model, as permitted under IAS 40. The Group believes that this change better reflects the current value of its core assets and therefore provides more relevant information to management, users of financial statements and others.

The Group has therefore retroactively changed the previously issued consolidated financial statements as required by IAS 8.

The table below presents the reconciliations between the statements of comprehensive income for the years ended June 30, 2016, 2015 and 2014, and the statements of financial position as of June 30, 2016 and 2015, 2014, and 2013, as originally issued, and the corresponding recast statements. There is no impact on any of the relevant totals of the consolidated statement of cash flows.

  b.1. Consolidated statements of comprehensive income June 30, 2016:

	06.30.16 (as previously issued)	06.30.16 (adjustment)		06.30.16 (recast)

Income from sales, rents and services	2,674,873	—		2,674,873
Income from expenses and collective promotion funds	1,183,627	—		1,183,627
Operating costs	(1,680,192)	219,988	a)	(1,460,204)

Gross profit	2,178,308	219,988		2,398,296

Gain from disposal of investment properties	175,963	(175,963)	b)	—
Net gain from fair value adjustments of investment property	—	17,092,404	c)	17,092,404
General and administrative expenses	(218,142)	(3,438)	d)	(221,580)
Selling expenses	(162,221)	—		(162,221)
Other operating results, net	(39,319)	(29,234)	e)	(68,553)

Profit from operations	1,934,589	17,103,757		19,038,346

Share of (loss) / profit of associates and joint ventures	(17,334)	221,633	f)	204,299

Profit from operations before financing and taxation	1,917,255	17,325,390		19,242,645

Finance income	512,555	—		512,555
Finance cost	(2,938,476)	—		(2,938,476)
Other financial results	1,714,702	—		1,714,702

Financial results, net	(711,219)	—		(711,219)

Profit before income tax	1,206,036	17,325,390		18,531,426

Income tax expense	(294,336)	(5,984,558)	g)	(6,278,894)

Profit for the year	911,700	11,340,832		12,252,532

Total comprehensive income for the year	911,700	11,340,832		12,252,532

Attributable to:
Equity holders of the parent	816,598	11,004,682		11,821,280
Non-controlling interest	95,102	336,150		431,252
Profit per share attributable to equity holders of the parent during the year:
Basic	6.48	87.33		93.81
Diluted	6.48	87.33		93.81

  b.2. Consolidated statements of comprehensive income June 30, 2015:

	06.30.15 (as previously issued)	06.30.15 (adjustment)		06.30.15 (recast)

Income from sales, rents and services	1,924,176	—		1,924,176
Income from expenses and collective promotion funds	833,905	—		833,905
Operating costs	(1,183,068)	165,045	a)	(1,018,023)

Gross profit	1,575,013	165,045		1,740,058

Gain from disposal of investment properties	126,686	(126,686)	b)	—
Net gain from fair value adjustments of investment properties	—	2,690,556	c)	2,690,556
General and administrative expenses	(138,599)	(1,527)	d)	(140,126)
Selling expenses	(117,683)	—		(117,683)
Other operating results, net	(97,042)	(13,813)	e)	(110,855)

Profit from operations	1,348,375	2,713,575		4,061,950

Share of profit of associates and joint ventures	14,585	36,183	f)	50,768

Profit from operations before financing and taxation	1,362,960	2,749,758		4,112,718

Finance income	105,138	—		105,138
Finance cost	(603,883)	—		(603,883)
Other financial results	47,215	—		47,215

Financial results, net	(451,530)	—		(451,530)

Profit before income tax	911,430	2,749,758		3,661,188

Income tax expense	(290,815)	(958,554)	g)	(1,249,369)

Profit for the year	620,615	1,791,204		2,411,819

Total comprehensive income for the year	620,615	1,791,204		2,411,819

Attributable to:
Equity holders of the parent	581,269	1,699,122		2,280,391
Non-controlling interest	39,346	92,082		131,428
Profit per share attributable to equity holders of the parent during the year:
Basic	4.61	13.48		18.10
Diluted	4.61	13.48		18.10

  b.3. Consolidated statements of comprehensive income June 30, 2014:

	30.06.14 (original)	30.06.14 (adjustment)		06.30.14 (recast)

Income from sales, rents and services	1445,190	—		1,445,190
Income from expenses and collective promotion funds	667,824	—		667,824
Operating costs	(956,238)	111,278	a)	(844,960)

Gross profit	1,156,776	111,278		1,268,054

Gain from disposal of investment properties	308	(308)	b)	—
Net gain from fair value of investment properties	—	2,803,023	c)	2,803,023
General and administrative expenses	(101,445)	—		(101,445)
Selling expenses	(76,854)	—		(76,854)
Other operating results, net	(27,387)	(552)	e)	(27,939)

Profit from operations	951,398	2,913,441		3,864,839

Share of (loss) / profit of associates and joint ventures	(13,535)	72,609	f)	59,074

Profit from operations before financing and taxation	937,863	2,986,050		3,923,913

Finance income	124,495	—		124,495
Finance cost	(499,901)	—		(499,901)
Other financial results	74,730	—		74,730

Financial results, net	(300,676)	—		(300,676)

Profit before income tax	637,187	2,986,050		3,623,237

Income tax expense	(226,700)	(1,024,143)	g)	(1,250,843)

Profit for the year	410,487	1,961,907		2,372,394

Total comprehensive income for the year	410,487	1,961,907		2,372,394

Attributable to:
Equity holders of the parent	377,003	1,895,831		2,272,834
Non-controlling interest	33,484	66,076		99,560
Profit per share attributable to equity holders of the parent during the year:
Basic	2.99	15.04		18.04
Diluted	2.99	15.04		18.04

  Explanation of the changes in the consolidated statements of comprehensive income

a)     Relates to the elimination of the depreciation of the investment properties and the change in value of property plant and equipment (see point d).

b)     Due to the change in accounting policy there is no gain from disposal of investment properties as the investment properties is measured at fair value until the date of disposition.

c)     Represents the net change in fair value.

d)     Investment property is transferred to property, plant and equipment as it is occupied by the owner. Therefore the value of the transfer is the one that the property had at the time of the transfer and subsequently is valued in accordance with the accounting policy related to the item, and consequently depreciation charge increased.

e)     The costs related to the disposal of investment property were reclassified to this line. Previously the costs were included in "Gain from disposal of investment properties".

f)      Changes in the share of profit / (loss) of associates and joint ventures resulting from the application of the same accounting policy as that issued by the Group.

g)     Represents the tax effect of the impact of the change in accounting policy.

  b.4. Consolidated statements of financial position as of June 30, 2016:

	06.30.16 (as previously issued)	06.30.16 (adjustment)		06.30.16 (recast)

ASSETS
Non current assets
Investment properties	3,908,178	28,325,918	a)	32,234,096
Property, plant and equipment	116,111	2,214	b)	118,325
Trading properties	14,189	33,840	c)	48,029
Intangible assets	67,139	—		67,139
Investments in associates and joint ventures	229,695	368,064	d)	597,759
Deferred income tax assets	59,781	(8,022)	e)	51,759
Income tax credit	249	—		249
Trade and other receivables	488,198	—		488,198
Investments in financial assets	312,425	—		312,425

Total non current assets	5,195,965	28,722,014		33,917,979

Current assets
Inventories	18,202	—		18,202
Income tax credit	345,815	—		345,815
Trade and other receivables	1,934,134	—		1,934,134
Investments in financial assets	1,772,323	—		1,772,323
Cash and cash equivalents	33,049	—		33,049

Total current assets	4,103,523	—		4,103,523

TOTAL ASSETS	9,299,488	28,722,014		38,021,502

SHAREHOLDERS' EQUITY
Capital and reserves attributable to equity holders of the parent
Share capital	126,014	—		126,014
Inflation adjustment of share capital	69,381	—		69,381
Share premium	444,226	—		444,226
Legal reserve	39,078	—		39,078
Special reserve	15,802	2,684,390	f)	2,700,192
Changes in non-controlling interest	(19,770)	—		(19,770)
Retained earnings	816,600	15,478,896	f)	16,295,496

Total capital and reserves attributable to equity holders of the parent	1,491,331	18,163,286	f)	19,654,617

Non-controlling interest	180,784	594,816	g)	775,600

TOTAL SHAREHOLDERS' EQUITY	1,672,115	18,758,102		20,430,217

LIABILITIES
Non-current Liabilities
Trade and other payables	326,069	—		326,069
Borrowings	5,266,576	—		5,266,576
Deferred income tax liabilities	186,368	9,963,912	h)	10,150,280
Provisions	26,286	—		26,286

Total non-current liabilities	5,805,299	9,963,912		15,769,211

Current liabilities
Trade and other payables	963,931	—		963,931
Income tax liabilities	114,624	—		114,624
Payroll and social security liabilities	107,382	—		107,382
Borrowings	626,492	—		626,492
Derivative financial instruments	2,857	—		2,857
Provisions	6,788	—		6,788

Total current liabilities	1,822,074	—		1,822,074

TOTAL LIABILITIES	7,627,373	9,963,912		17,591,285

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	9,299,488	28,722,014		38,021,502

  b.5. Consolidated statements of financial position as of June 30, 2015:

	06.30.15 (as previously issued)	06.30.15 (adjustment)		06.30.15 (recast)

ASSETS
Non current assets
Investment properties	4,156,025	11,232,852	a)	15,388,877
Property, plant and equipment	109,394	11,590	b)	120,984
Trading properties	8,567	13,773	c)	22,340
Intangible assets	69,015	—		69,015
Investments in associates and joint ventures	181,918	146,431	d)	328,349
Deferred income tax assets	51,631	5,325	e)	56,956
Income tax credit	249	—		249
Trade and other receivables	90,431	—		90,431
Investments in financial assets	253,546	—		253,546

Total non current assets	4,920,776	11,409,971		16,330,747

Current assets
Trading properties	3,154	—		3,154
Inventories	15,347	—		15,347
Income tax credit	1,635	—		1,635
Trade and other receivables	808,016	—		808,016
Investments in financial assets	292,320	—		292,320
Cash and cash equivalents	303,499	—		303,499

Total current assets	1,423,971	—		1,423,971

TOTAL ASSETS	6,344,747	11,409,971		17,754,718

SHAREHOLDERS' EQUITY
Capital and reserves attributable to equity holders of the parent
Share capital	126,014	—		126,014
Inflation adjustment of share capital	69,381	—		69,381
Share premium	444,226	—		444,226
Legal reserve	39,078	—		39,078
Special reserve	15,802	2,684,390	f)	2,700,192
Changes in non-controlling interest	(19,770)	—		(19,770)
Retained earnings	283,582	4,474,214	f)	4,757,796

Total capital and reserves attributable to equity holders of the parent	958,313	7,158,604	f)	8,116,917

Non-controlling interest	184,834	258,666	g)	443,500

TOTAL SHAREHOLDERS' EQUITY	1,143,147	7,417,270		8,560,417

LIABILITIES
Non-current Liabilities
Trade and other payables	247,812	—		247,812
Borrowings	3,322,488	—		3,322,488
Deferred income tax liabilities	107,102	3,992,701	h)	4,099,803
Provisions	9,392	—		9,392

Total non-current liabilities	3,686,794	3,992,701		7,679,495

Current liabilities
Trade and other payables	802,151	—		802,151
Income tax liabilities	123,077	—		123,077
Payroll and social security liabilities	94,693	—		94,693
Borrowings	471,255	—		471,255
Provisions	23,630	—		23,630

Total current liabilities	1,514,806	—		1,514,806

TOTAL LIABILITIES	5,201,600	3,992,701		9,194,301

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	6,344,747	11,409,971		17,754,718

  b.6. Consolidated statements of financial position as of June 30, 2014:

	06.30.14 (as previously issued)	06.30.14 (adjustment)		06.30.14 (recast)

ASSETS
Non current assets
Investment properties	1,753,492	8,543,304	a)	10,296,796
Property, plant and equipment	23,552	—		23,552
Trading properties	8,325	1,336	c)	9,661
Intangible assets	65,754	—		65,754
Investments in associates and joint ventures	171,903	110,248	d)	282,151
Deferred income tax assets	40,326	—		40,326
Income tax credit	578	—		578
Trade and other receivables	85,914	—		85,914
Investments in financial assets	63,455	—		63,455

Total non current assets	2,213,299	8,654,888		10,868,187

Current assets
Trading properties	1,214	—		1,214
Inventories	10,368	—		10,368
Income tax credit	123	—		123
Trade and other receivables	937,204	—		937,204
Derivative financial instruments	1,234	—		1,234
Investments in financial assets	216,071	—		216,071
Cash and cash equivalents	116,706	—		116,706

Total current assets	1,282,920	—		1,282,920

TOTAL ASSETS	3,496,219	8,654,888		12,151,107

SHAREHOLDERS' EQUITY
Capital and reserves attributable to equity holders of the parent
Share capital	126,014	—		126,014
Inflation adjustment of share capital	69,381	—		69,381
Share premium	444,226	—		444,226
Legal reserve	39,078	—		39,078
Special reserve	15,802	2,684,390	f)	2,700,192
Changes in non-controlling interest	(19,707)	—		(19,707)
Retained earnings	138,693	2,775,092	f)	2,913,785

Total capital and reserves attributable to equity holders of the parent	813,487	5,459,482	f)	6,272,969

Non-controlling interest	192,102	166,584	g)	358,686

TOTAL SHAREHOLDERS' EQUITY	1,005,589	5,626,066		6,631,655

LIABILITIES
Non-current Liabilities
Trade and other payables	195,673	—		195,673
Borrowings	1,046,102	—		1,046,102
Deferred income tax liabilities	107,778	3,028,822	h)	3,136,600
Provisions	22,878	—		22,878

Total non-current liabilities	1,372,431	3,028,822		4,401,253

Current liabilities
Trade and other payables	489,811	—		489,811
Income tax liabilities	56,681	—		56,681
Payroll and social security liabilities	76,090	—		76,090
Borrowings	479,237	—		479,237
Derivative financial instruments	14,225	—		14,225
Provisions	2,155	—		2,155

Total current liabilities	1,118,199	—		1,118,199

TOTAL LIABILITIES	2,490,630	3,028,822		5,519,452

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	3,496,219	8,654,888		12,151,107

  b.7. Consolidated statements of financial position as of June 30, 2013:

	06.30.13 (as previously issued)	06.30.13 (adjustment)		06.30.13 (recast)

ASSETS
Non current assets
Investment properties	1,621,636	5,631,199	a)	7,252,835
Property, plant and equipment	20,169	—		20,169
Trading properties	653	—		653
Intangible assets	62,661	—		62,661
Investments in associates and joint ventures	171,117	37,639	d)	208,756
Deferred income tax assets	37,404	—		37,404
Income tax credit	5,083	—		5,083
Trade and other receivables	75,910	—		75,910
Investments in financial assets	99,963	—		99,963

Total non curren assets	2,094,596	5,668,838		7,763,434

Current assets
Trading properties	6,991	—		6,991
Inventories	9,896	—		9,896
Trade and other receivables	550,762	—		550,762
Investments in financial assets	169,174	—		169,174
Cash and cash equivalents	223,385	—		223,385

Total current assets	960,208	—		960,208

TOTAL ASSETS	3,054,804	5,668,838		8,723,642

SHAREHOLDERS' EQUITY
Capital and reserves attributable to equity holders of the parent
Share capital	126,014	—		126,014
Inflation adjustment of share capital	69,381	—		69,381
Share premium	444,226	—		444,226
Reserve of share-based compensation	6,607	—		6,607
Legal reserve	39,074	—		39,074
Reserve for new developments	3,302	—		3,302
Special reserve	15,802	2,684,390	f)	2,700,192
Changes in non-controlling interest	(19,707)	—		(19,707)
Retained earnings	164,224	879,261	f)	1,043,485

Total capital and reserves attributable to equity holders of the parent	848,923	3,563,651	f)	4,412,574

Non-controlling interest	161,892	100,508	g)	262,400

TOTAL SHAREHOLDERS' EQUITY	1,010,815	3,664,159		4,674,974

LIABILITIES
Non-current Liabilities
Trade and other payables	190,170	—		190,170
Borrowings	834,814	—		834,814
Deferred income tax liabilities	101,942	2,004,679	h)	2,106,621
Provisions	11,730	—		11,730

Total non-current liabilities	1,138,656	2,004,679		3,143,335

Current liabilities
Trade and other payables	437,750	—		437,750
Income tax liabilities	77,683	—		77,683
Payroll and social security liabilities	26,041	—		26,041
Borrowings	356,028	—		356,028
Derivative financial instruments	1,732	—		1,732
Provisions	6,099	—		6,099

Total current liabilities	905,333	—		905,333

TOTAL LIABILITIES	2,043,989	2,004,679		4,048,668

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	3,054,804	5,668,838		8,723,642

  Explanation of the changes in the consolidated statements of financial position

a)     Changes in the fair value of investment property (as of June 30, 2016—Ps.30,005,220) and elimination of depreciation (as of June 30, 2016—Ps.1,679,302) accounted previously.

b) and c)    Transfers from investment property to other asset classes have been updated to reflect the fair value of the investment property at the date of transfer.

d)     Changes in the share of profit / (loss) of associates and joint ventures resulting from the application of the same accounting policy as that issued by the Group.

e) and h)    The tax effect of the impact of the change in accounting policy.

f) and g)    The impact of the changes attributable to the equity holders of the parent and the non-controlling interest. See note 17 for details related to the special reserve.

  (c) Current and non-current classification

The Group presents current and non-current assets, and current and non-current liabilities, as separate classifications in its statement of financial position according with the operating cycle of each activity.

The operating cycle for activities related to the Group's investment property is 12 months. Therefore, current assets and current liabilities include the assets and liabilities that are either realized or settled within 12 months from the end of the fiscal year. The operating cycle of activities related to the Group's investment property for sale depends on each specific project, and thus cannot be clearly defined. In general, assets and liabilities classified as investment property for sale are realized or discharged over many fiscal years, ranging between one and three years or, in exceptional cases, over a longer period. As a result, and for purposes of classification, the Group has assumed the operating cycle of investment property for sale to be 12 months.

All other assets and liabilities are classified as non-current. Current and deferred tax assets and liabilities (income tax payable), are presented separately from each other and from other assets and liabilities as current and non-current, respectively.

  (d) Presentation currency

The consolidated financial statements are presented in thousands of Argentine Pesos. Unless otherwise stated or the context otherwise requires, references to 'Peso amounts' or 'Ps.', are to Argentine Pesos, and references to 'USD' or 'US dollars' are to United States dollars.

  (e) End of the fiscal year

The Company's fiscal year begins on July 1 and ends on June 30 every year.

  (f) Accounting conventions

The consolidated financial statements have been prepared under the deemed cost convention, except for investment properties, financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss and share-based compensation at fair value.

  (g) Cash flows

The Group reports cash flows from operating activities using the indirect method. Interest paid is presented within financing cash flows. Interest received is presented within investing activities. The acquisitions and disposals of investment properties are disclosed as cash flows from investing activities because this most appropriately reflects the Group's business activities. Cash flows in respect of trading properties are disclosed as cash flows from operating activities because these assets are sold in the ordinary course of business.

  (h) Use of estimates

The preparation of financial statements at a certain date requires the Company's Management to make estimations and evaluations affecting the amount of assets and liabilities recorded and contingent assets and liabilities disclosed at such date, as well as income and expenses recorded during the period. Actual results might differ from the estimates and evaluations made at the date of preparation of the financial statements. The most significant judgments made by Management in applying the Group's accounting policies and the major estimates and significant judgments are described in Note 5.

2.2.  New accounting standards

The following standards, amendments and interpretations have been published by the IASB and by the IFRIC. Below we outline the standards, amendments and interpretations that may potentially have an impact on the Group at the time of application.

IFRS 16 "Leases".    Will supersede IAS 17 currently in force (and associated interpretations) and its scope includes all leases, with a few specific exceptions. Under the new standard, lessees are required to account for leases under one single model in the balance sheet that is similar to the one used to account for financial leases under IAS 17. There are two exceptions to this rule: to recognize the lease of low-cost assets (for example, personal computers) and short-term leases (for instance, leases for a 12 month or shorter term). As regards the lease commencement date, the lessee shall recognize the obligation to make rental payments (for instance, leases payable) and an asset that represents the right to use the leased asset during the term of the lease agreement (rights of use). There is almost no changes to lessor accounting. Becomes effective for fiscal years beginning on January 1, 2019, that is, in the case of the Group for the fiscal year ended on June 30, 2020. It may be applied earlier if IFRS 15 is also adopted. The Group is currently assessing the potential impact of the amendments on its financial statements.

Amendments to IAS 7 "Disclosure initiative".    Amendments provide that the entity shall disclose information so that users of the financial statements may assess the changes in liabilities resulting from financing activities, including both cash-flow and non-cash-flow derivatives. Becomes effective for fiscal years beginning on January 1, 2017, that is, in the case of the Group for the fiscal year ended on June 30, 2018. Comparative information for prior fiscal years is not mandatory. It may be applied earlier. The Group is currently assessing the potential impact of the amendments on its financial statements.

Amendments to IAS 12 "Recognition of deferred tax assets for unrealized losses".    The amendments clarify the accounting of deferred income tax assets in the case of unrealized losses on instruments measured at fair value. Becomes effective for fiscal years beginning on January 1, 2017, that is, in the case of the Group for the fiscal year ended on June 30, 2018. It may be applied earlier. The Group is currently assessing the potential impact of the amendments on its financial statements

Amendments to IAS 1 "Presentation of Financial Statements".    The amendments establish guidance on grouping significant items, provides for the disclosure of relevant information for certain items and disclosures that are to be included in relation to accounting policies adopted by each entity and other additional disclosures in financial statements. Becomes effective for fiscal years beginning on January 1, 2016, that is, in the case of the Group for the fiscal year ended on June 30, 2017. It may be applied earlier. The Group is currently assessing the potential impact of the amendments on its financial statements.

Cycle of annual improvements 2014. IFRS 5 "Non-current Assets Held for Sale and Discontinued Operations":    A new classification category has been established for these assets and the amendment adds guidance on how to treat changes to disposal plans for those assets classified as held for sale. Becomes effective for fiscal years beginning on January 1, 2016, that is, in the case of the Group for the fiscal year ended on June 30, 2017. The Group is currently assessing the potential impact of the amendments on its financial statements.

Cycle of annual improvements 2014. IFRS 7 "Financial Instruments: Disclosures":    It clarifies that amendments established in December 2011 on offsetting financial assets and liabilities, and amendments established in September 2014 will be of retroactive application to annual fiscal years as from January 1, 2013, in the first case, and January 1, 2016 in the second case. In addition, it sets forth the specific disclosure requirements related to servicing contracts related to financial assets transferred. Becomes effective for fiscal years beginning on January 1, 2016, that is, in the case of the Group for the fiscal year ended on June 30, 2017. The Group is currently assessing the potential impact of the amendments on its financial statements.

IAS 27 Revised "Separate financial statements".    On August 12, 2014 the IASB has released an amendment to IAS 27 "Equity method in separate financial statements". The amendment reinstates the equity method as an option to account for investments in subsidiaries, joint ventures and associates in separate financial statements. The amendment becomes effective for fiscal years beginning on or after January 1, 2016, that is, in the case of the Group for the fiscal year ended on June 30, 2017. It may be applied earlier. The Group is currently assessing the potential impact of the amendments on its financial statements.

IFRS 9 "Financial Instruments".    This version adds a new impairment model based on expected losses and introduces some minor amendments to the classification and measurement of financial assets. The new standard replaces all previous versions of IFRS 9 and becomes effective for fiscal years starting on or after January 1, 2018 that is, in the case of the Group for financial statements ended on June 30, 2019. The Group is currently assessing the potential impact of the amendments on its financial statements.

IFRS 15 "Revenue from contracts with customers".    Replaces IAS 11 "Construction Contracts", IAS 18 "Revenue", IFRIC 13 "Customer Loyalty Programs", IFRIC 15 "Agreements for the Construction of Real Estate", IFRIC 18 "Transfer of Assets from Customers" and SIC-31 "Revenue—Barter Transactions Involving Advertising Services". Provides the new revenue recognition model derived from contracts with customers. The core principle underlying the model is satisfaction of obligations assumed with customers. Applies to all contracts with customers, other than those covered by other IFRSs, such as leases, insurance and financial instruments contracts. The standard does not address recognition of interest or dividend income. IFRS 15 becomes effective for all fiscal years beginning as from January 1, 2017, that is financial statements ending June 30, 2018, and may be adopted earlier. Application is retroactive. As of the date of these Consolidated Financial Statements, the Group is assessing the impact that this standard shall have on its financial position and the results of operations.

Amendments to IAS 16 "Property, Plant and Equipment" and IAS 38 "Intangible Assets".    The amendments provide further guidance on the calculation of depreciation and amortization. Becomes effective for fiscal years beginning on or after January 1, 2016; hence, in the case of the Group, they become effective for the fiscal year ended June 30, 2017. It may be applied earlier. The Group is currently assessing the potential impact of the amendments on its financial statements.

Modification to IFRS 11 "Joint Arrangements".    The amendments clarify accounting for acquisitions where the business involves joint operations. Amendment becomes effective for fiscal years beginning on or after January 1, 2016; hence, in the case of the Group, they become effective for the fiscal year ended June 30, 2017. It may be applied earlier. The Group is currently assessing the potential impact of the amendments on its financial statements.

As of the original date of these financial statements there are no other standards, amendments and interpretations issued by the IASB and IFRIC that are yet to become effective and that are expected to have a material effect on the Group.

2.3.  Scope of consolidation

  (a) Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group also analyze whether there is control when it does not hold more than 50% of the voting rights of an entity, but does have capacity to define its relevant activities because of de-facto control.

There may be de-facto control where the relative size of voting rights held by the Group in an entity in relation to the size and dilution of other shareholders gives the Group power to define the relevant activities of such entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

IFRS 3 "Business Combination" allows up to 12 months to finalize the accounting for a business combination. Where the accounting for a business combination is not complete by the end of the reporting period in which the business combination occurred, the Group reports provisional amounts.

The Group has elected to recognize acquisition of assets or group of assets carried out between entities under common control who also qualify as "Business Combination" according to IFRS 3, using acquisition method.

The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest's proportionate share of the acquirer's net assets. The Group chooses the method to be used on a case-by-case basis.

The amount by which the aggregate of the fair value of consideration transferred, the acquisition date fair value of the Company's previously held interest and any non-controlling interest exceeds the fair value of the assets and liabilities acquired is recorded as goodwill. If the total of consideration transferred, non-controlling interest recognized and previously held interest measured is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the income statement as "Bargain purchase gains".

Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated. Accounting policies of subsidiaries are changed where necessary to ensure consistency with the policies adopted by the Group. The majority of subsidiaries have the same year-end as the Group's, however, a small number of subsidiaries have non-coterminous year-ends. In these circumstances, special-purpose financial statements prepared as of June 30 of each year are used for purposes of the Group consolidation.

The Group conducts its business through several operating and holding subsidiaries. Unless otherwise stated, the subsidiaries listed below have share capital consisting solely of ordinary shares, which are held directly by the Group and the proportion of ownership interests held equals to the voting rights held by the Group. The country of incorporation or registration is also their place of business.

			June 30, 2016		June 30, 2015		June 30, 2014
Name of the entity	Place of business / country of incorporation	Principal activities	% of ownership interest held by the group	% of ownership interest held by non- controlling interest	% of ownership interest held by the group	% of ownership interest held by non- controlling interest	% of ownership interest held by the group	% of ownership interest held by non- controlling interest

Direct equity interest of IRSA Propiedades Comerciales S.A.:
Arcos del Gourmet S.A.	Argentina	Real estate	90%	10%	90%	10%	90%	10%
Emprendimiento Recoleta S.A.	Argentina	Real estate	53.68%	46.32%	53.68%	46.32%	53.68%	46.32%
Fibesa S.A.	Argentina	Real estate	100%	—	100%	—	100%	—
Panamerican Mall S.A.	Argentina	Real estate	80%	20%	80%	20%	80%	20%
Shopping Neuquén S.A.	Argentina	Real estate	99.14%	0.86%	99.14%	0.86%	99.07%	0.93%
Torodur S.A.	Uruguay	Investment	100%	—	100%	—	100%	—
Conil S.A.	Argentina	Real estate	—	—	—	—	100%	—

The Group takes into account both quantitative and qualitative aspects in order to determine which non-controlling interests in subsidiaries are considered significant. In quantitative terms, the Group considers significant those investments that individually represent at least 20% of the total equity attributable to non-controlling interest in subsidiaries at the each year end. Therefore, in qualitative terms, are considered, among other factors, the specific risks to which each company is exposed to, their returns and the importance that each of them has for the Group.

Summarized financial information on subsidiaries with material non-controlling interests and other information are included in Note 7.

  (b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions—that is to say, as transactions with the owners in their capacity as owners. The amount recorded is the difference between the fair value of any consideration paid and/or collected and the relevant share acquired and/or transferred of the carrying value of net assets of the subsidiary.

  (c) Disposal of subsidiaries with loss of control

When the Group ceases to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

  (d) Associates

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and less than 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor's share of the profit or loss of the investee after the date of acquisition. The Group's investment in associates includes goodwill identified on acquisition.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income is reclassified to profit or loss where appropriate.

The Group's share of post-acquisition profit or loss is recognized in the income statement, and its share of post- acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When the Group's share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount adjacent to "share of profit / (loss) of an associate and joint ventures" in the statement of comprehensive income.

Profits and losses resulting from upstream and downstream transactions between the Group and its associate are recognized in the Group's financial statements only to the extent of unrelated investor's interests in the associates. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

For purposes of including the earnings of associates by applying the equity method, the Group uses financial statements of the associates as of the same date or a or a later date, provided the difference between the reporting date of the associate and that of the Group cannot be longer than three months. In these cases, the Group assesses and adjusts the results of such associates for material transactions or other material events occurred during the interim period.

The Group takes into account both quantitative and qualitative aspects in order to determine which non-controlling interests in associates are considered significant. In quantitative terms, the investments that individually represent at least 20% of equity in earnings of joint ventures in the consolidated income statement and, simultaneously, at least 20% of all investments in joint ventures total equity attributable to non-controlling interest in associates at the each year end are considered significant. Therefore, in qualitative terms, are considered, among other factors, the specific risks to which each company is exposed to, their returns and the importance that each of them has for the Group.

Summarized financial information and other information for associates are included in Note 9.

  (e) Joint arrangements

Joint arrangements are arrangements of which the Group and other party or parties have joint control bound by a contractual arrangement. Under IFRS 11, investments in joint arrangements are classified as either joint ventures or joint operations depending on the contractual rights and obligations each investor has rather than the legal structure of the joint arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement. The Group has assessed the nature of its joint arrangements and determined them to be joint ventures.

Investments in joint ventures are accounted for under the equity method.

Under the equity method of accounting, interests in joint ventures are initially recognized in the consolidated statement of financial position at cost and adjusted thereafter to recognize the Group's share of the post-acquisition of profits or losses and movements in other comprehensive income in the income statement and in other comprehensive income respectively.

When the Group's share of losses in a joint venture equals or exceeds its interests in the joint ventures (which includes any long-term interests that, in substance, form part of the Group's net investment in the joint ventures), the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint ventures.

The Group determines at each reporting date whether there is any objective evidence that the investment in the joint ventures is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value and recognizes the amount adjacent to 'share of profit/ (loss) of an associate and joint ventures' in the statement of comprehensive income.

Unrealized gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group's interest in the joint ventures. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.

The Group takes into account both quantitative and qualitative aspects in order to determine which non-controlling interests in joint ventures are considered significant. In quantitative terms, the investments that individually represent at least 20% of equity in earnings of joint ventures in the consolidated income statement and, simultaneously, at least 20% the total equity attributable to non-controlling interest in joint ventures at the each year end are considered significant. Therefore, in qualitative terms, are considered, among other factors, the specific risks to which each company is exposed to, their returns and the importance that each of them has for the Group.

Summarized financial information and other information for significant joint ventures are included in Note 8.

2.4. Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker ("CODM") the Group´s Executive Committee. The CODM is responsible for allocating resources and assessing performance of the operating segments. The operating segments are described in Note 6.

2.5.  Foreign currency translation

  (a) Functional and presentation currency

Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates ('the functional currency'). The consolidated financial statements are presented in Argentine Pesos, which is the Group's presentation currency.

  (b) Transactions and balances in foreign currency

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the profit or loss for the year.

Foreign exchange gains and losses are presented in the statement of comprehensive income within finance income and finance costs, as appropriate, unless they are capitalized as explained in Note 2.19..

2.6. Investment properties

Investment properties are those properties owned by the Group that are held either to earn long-term rental income or for capital appreciation and that are not occupied by the Group for its own operations. Properties occupied by associates or joint ventures are accounted for as investment properties in the consolidated financial statements. Investment property also includes properties that is being constructed or developed for future use as investment property. The Group also classifies land whose future use has not been determined yet as investment property.

When a property is partially owner-occupied, with the rest being held for rental income or capital appreciation, the Group accounts for the portions separately. The portion that is owner-occupied is accounted for as property, plant and equipment under IAS 16 "Property, Plant and Equipment" and the portion that is held for rental income or capital appreciation, or both, is treated as investment property under IAS 40 "Investment Property".

The Group's investment properties primarily comprise the Group's portfolio of Shopping Malls and offices, certain property under development and other undeveloped land.

Investment property is measured initially at cost. Cost comprises the purchase price and directly attributable expenditures, such as legal fees, certain direct taxes, commissions and in the case of properties under construction, the capitalization of financial costs.

For properties under development, capitalization of costs includes all costs directly attributable to works in process, from commencement of construction until it is completed and property is in conditions to start operating. Capitalized costs include mainly the part attributable to third-party service costs, as well as the materials necessary for construction. Capitalization of such costs ceases when the property reaches the operating conditions indicated above.

Direct expenses related to lease contract negotiation (as well as payment to third parties for services rendered and certain specific taxes related to execution of such contracts) are capitalized as part of the book value of the relevant investment properties and amortized over the term of the lease.

Borrowing costs associated with properties under development or undergoing major refurbishment are capitalized. The finance cost capitalized is calculated using the Group's weighted average cost of borrowings after adjusting for borrowings associated with specific developments. Where borrowings are associated with specific developments, the amount capitalized is the gross interest incurred on those borrowings less any investment income arising on their temporary investment. Finance cost is capitalized as from the commencement of the development work until the date of practical completion. The capitalization of finance costs is suspended if there are prolonged periods when development activity is interrupted. Finance cost is also capitalized on the purchase cost of land or property acquired specifically for redevelopment in the short term but only when activities necessary to prepare the asset for redevelopment are in progress.

After initial recognition, investment property is carried at fair value. Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Investment property under construction is measured at fair value if the fair value is considered to be reliably determinable. Investment properties under construction for which the fair value cannot be determined reliably, but for which the Group expects that the fair value of the property will be reliably determinable when construction is completed, are measured at cost less impairment until the fair value becomes reliably determinable or construction is completed, whichever is earlier.

Fair values are determined differently depending on the type of property being measured.

Generally, fair value of office buildings and land reserves is based on active market prices, adjusted, if necessary, for differences in the nature, location or condition of the specific asset. If this information is not available, the Group uses alternative valuation methods, such as recent prices on less active markets or discounted cash flow projections.

The fair value of the Group's portfolio of Shopping Malls is based on discounted cash flow projections. This method of valuation is commonly used in the shopping mall industry in the region where the Group conducts its operations.

As required by CNV Resolution 576/10, valuations are performed as of the financial position date by professional valuers who hold recognized and relevant professional qualifications and have recent experience in the location and category of the investment property being valued. These valuations form the basis for the carrying amounts in the consolidated financial statements. The fair value of investment property reflects, among other things, rental income from current leases and other assumptions market participants would make when pricing the property under current market conditions.

Subsequent expenditure is capitalized to the asset's carrying amount only when it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance costs are expensed when incurred. When part of an investment property is replaced, the carrying amount of the replaced part is derecognized.

Changes in fair values are recognized in the income statement under the line item "Net gain from fair value adjustment on investment properties".

Asset transfers, whether assets classified under investments properties are reclassified under other items or vice-versa, may only be carried out when there is a change of use evidenced by: a) commencement of occupation of real property by the owner, where investment property is transferred to property, plant and equipment; b) commencement of development activities for sale purposes, where investment property is transferred to property for sale; c) the end of owner occupation, where it is transferred from Property, plant and equipment to investment properties; or d) commencement of an operating lease transactions with a third party, where properties for sale is transferred to investment property. The value of the transfer is the one that the property had at the time of the transfer and subsequently is valued in accordance with the accounting policy related to the item.

The Group may sell its investment property when it considers they are not core to its ongoing rental business activities. Investment properties are derecognized when they are disposed of or when they are permanently withdrawn from use and no future economic benefits are expected to arise from their disposals. Where the Group disposes of a property at fair value in an arm's length transaction, the carrying value immediately prior to the sale is adjusted to the transaction price, and the adjustment is recorded in the other comprehensive income statement in the line "Net gain from fair value adjustment of investment properties".

The disposal of investment property is recognized when the significant risks and rewards have been transferred to the buyer. As for unconditional agreements, proceeds are recognized when legal title to property passes to the buyer and the buyer intends to make the respective payment therefor. In the case of conditional agreements, the disposal is accounted for where such conditions have been met. Where consideration receivable for the sale of the properties is deferred, it is discounted to present value. The difference between the discounted amount and the amount receivable is treated as interest income and recognized over the period using the effective interest method. Direct expenses related to the sale are recognized in the line "other operating income and expenses, net" in the income statement at the time they are incurred.

2.7.  Property, plant and equipment

This category primarily comprises buildings or portions of a building used for administrative purposes, machines, computers and other equipment, motor vehicles, furniture, fixtures and fittings and improvements to the Group's corporate offices.

All property, plant and equipment ("PPE") is stated at historical cost less depreciation and accumulated impairment, if any. Historical cost includes expenditure that is directly attributable to the acquisition of the items. For properties under development, capitalization of costs includes not only financial costs, but also all costs directly attributable to works in process, from commencement of construction until it is completed and property is in conditions to start operating. Capitalized costs include mainly the part attributable to third-party service costs, as well as the materials necessary for construction. Capitalization of such costs ceases when the property reaches the operating conditions indicated above.

Borrowing costs that are directly incurred for the purpose of acquiring, constructing or producing a qualifying PPE are capitalized as part of its cost. A qualifying PPE is an asset that necessarily takes a substantial period of time to get ready for its intended use. Borrowing costs are capitalized during the period of construction or production of the eligible asset; such capitalization ceases once the necessary activities for the asset to have the intended use have been completed, or else capitalization is suspended while construction activity is suspended.

Subsequent costs are included in the asset's carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. Such costs may include the cost of improvements and replacement of parts as they meet the conditions to be capitalized the carrying amount of those parts that are replaced is derecognized. Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. Depreciation, based on a component approach, is calculated using the straight-line method to allocate the cost over the assets' estimated useful lives. As of June 30, 2016 useful lives are as follows:

Other buildings and facilities	Between 5 and 23 years
Furniture and fixtures	10 years
Machinery and equipment	Between 3 and 10 years
Vehicles	5 years
Others	3 years

As of each period-end an evaluation is performed to determine the existence of indicators of any decrease in recoverable value or useful life of assets. If there are any indicators, the recoverable amount and/or residual useful life of impaired asset(s) is estimated, and an impairment adjustment is made, if applicable. As of each year-end, the residual useful life of assets is estimated and adjusted, if necessary.

An asset's carrying amount is written down immediately to its recoverable amount if its carrying amount is greater than its estimated recoverable amount (see Note 2.10.).

Gains from the sale of these assets are recognized when the significant risks and rewards have been transferred to the buyer. This will normally takes place on unconditional exchange, generally when legal title passes to the buyer and it is probable that the buyer will pay. For conditional exchanges, sales are recognized when these conditions are satisfied.

Gains and losses on disposals are determined by comparing the proceeds, net of direct expenses related to those proceeds, with carrying amount at the date of each transaction. Gains and losses from the disposal of property, plant and equipment items are recognized within "Other operating results, net" in the statement of comprehensive income.

2.8. Leases

Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement.

  A Group company is the lessor:

Operating lease—properties leased out to tenants under operating leases are included in "Investment properties" in the statement of financial position. See Note 2.25. for the recognition of rental income.

Finance lease—the Group does not have any assets leased out under finance leases.

  A Group company is the lessee:

Operating lease—leases in which substantially all risks and rewards of ownership are retained by another party, the lessor, are classified as operating leases. Payments, including prepayments, made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease. Significant leases where the Group acts as lessee under operating leases mainly include principal offices.

Finance lease—leases of assets where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the commencement of the lease at the lower of the fair value of the property and the present value of the minimum lease payments. Capitalized lease assets are depreciated over the shorter of the estimated useful life of the assets and the lease term. The finance charges are charged over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. Liabilities corresponding to finance leases, measured at discounted value, are included in current and non-current borrowings. Significant leases where the Group acts as lessee under finance leases include machinery and computer equipment.

2.9. Intangible assets

  (a) Goodwill

Goodwill represents future economic benefits arising from assets that are not capable of being individually identified and separately recognized by the Group on an acquisition. Goodwill is initially measured as the difference between the fair value of the consideration transferred, plus the amount of non-controlling interest in the acquisition and, in business combinations achieved in stages, the acquisition-date fair value of the previously held equity interest in the acquisition; and the net fair value of the identifiable assets and liabilities assumed on the acquisition date.

At acquisition, goodwill is allocated to those cash generating units expected to benefit from the acquisition for the purpose of impairment (see Note 2.10.). Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill arising on the acquisition of subsidiaries is included within "Intangible assets" on the statement of financial position.

Goodwill may also arise upon investments in associates and joint ventures, being the surplus of the cost of investment over the Group's share of the fair value of the net identifiable assets. Such goodwill is recorded within investments in associates or joint ventures.

Goodwill is not amortized but tested for impairment on an annual basis, or more frequently if there is an indication of impairment.

  (b) Software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives of 3 years.

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets when the following criteria are met: (i) it is technically feasible to complete the software product so that it will be available for use; (ii) management intends to complete the software product and use or sell it; (iii) there is an ability to use or sell the software product; (iv) it can be demonstrated how the software product will generate probable future economic benefits; (v) adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and (vi) the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Computer software development costs recognized as assets are amortized over their estimated useful lives, which does not exceed 3 years.

  (c) Rights of use

The Group acquired certain rights to develop a plot of land and facilities. These rights primarily comprise the right to develop the land and attached buildings and facilities known as Distrito Arcos ("Arcos").

The Arcos land and attached facilities is owned by Administration of Railway Infrastructure ("ADIF", as per its Spanish acronym), a governmental agency created for the management of certain State's properties, particularly assets pertaining to the railway system. The Arcos are the old warehouse and adjacent spaces below the tracks of the San Martin railway lines. The right was acquired as part of the Arcos acquisition and is carried at acquisition cost less accumulated amortization. Amortization is calculated using the straight-line method over the period in which the economic benefits of use accrue. The Group must pay ADIF a fee on a monthly basis.

  (d) Right to receive future units under barter agreements

The Group also enters into barter transactions where the Group normally exchanges undeveloped parcels of land with third-party developers for future property to be constructed on the bartered land. The Group generally receives monetary assets as part of the transactions and/or a right to receive future units to be constructed by developers. Such rights are initially recognized at cost (which is the fair value of the land assigned) and such rights are not adjusted later, unless there is any sign of impairment.

2.10.  Impairment of assets

  (a) Goodwill

For the purpose of impairment testing, assets are grouped at the lowest levels for which there are separately identifiable cash flows, known as cash-generating units. In order to determine whether any impairment loss should be recognized, the book value of cash-generating units or cash generating unit groups is compared against its recoverable value. Net book value of cash-generating units and cash generating unit groups include goodwill and assets with limited useful life (such as, property, plant and equipment, intangible assets and working capital net).

If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit. Impairment losses recognized for goodwill are included in the statement of comprehensive income and are not reversed in a subsequent period.

Recoverable amount of the cash-generating unit is the higher of fair value less costs-to-sell and value-in-use. The fair value is the amount at which a cash-generating unit may be sold in a current transaction between unrelated, willing and duly informed parties. Value-in-use is the present value of all estimated future cash flows expected to be derived from cash-generating units or cash-generating unit groups.

  (b) Property, plant and equipment and definite-lived intangible assets

At the date of each statement of financial position, the Group reviews the carrying amounts of its property, plant and equipment, and definitive-lived intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent, if any, of the impairment loss. When the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive income.

Assets or cash-generating units that have suffered an impairment loss are revised as of each year-end date to assess a potential reversal of such impairment. The impairment loss recognized in prior fiscal years may only be reversed if there has been a change in the estimates used to assess the recoverable value of assets or the cash-generating unit since the recognition of the impairment loss.

Where an impairment loss subsequently reverses the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, not to exceed the carrying amount that would have been determined if no impairment loss had been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized in the statement of comprehensive income.

2.11.  Trading properties

Trading properties comprises those properties either intended for sale or in the process of construction for sale. Trading properties are carried at the lower of cost and net realizable value. Where there is a change in use of investment properties evidenced by the commencement of development with a view to sale, the properties are reclassified as trading properties at their cost, which is the carrying value at the date of change in use. They are subsequently carried at the lower of cost and net realizable value.

Cost comprises all direct costs of purchase, costs of conversion and other costs incurred in bringing the trading properties to their present location and condition.

Borrowing costs incurred for the purpose of acquiring, constructing or producing a qualifying trading property are capitalized as part of its cost. A qualifying trading property is an asset that necessarily takes a substantial period of time to get ready for its intended use. Borrowing costs are capitalized while acquisition, construction or production is actively underway and cease once the asset is substantially complete or suspended if the development of the asset is suspended.

Net realizable value is the estimated selling price in the ordinary course of business less costs to complete redevelopment and selling expenses. If the net realizable value is lower than the carrying amount, a write-down is recognized for the amount by which the carrying amount exceeds its net realizable value. Write-downs are reversed when circumstances that caused the write-down cease to exist, or when net realizable value increases.

2.12.   Inventories

Inventories mainly include materials, supplies or other assets required to offer different services.

Supplies and the rest of materials and assets classified in this category are measured at the lower of cost or net realizable value. The cost of supplies, materials and other assets is determined using the weighted average cost method.

2.13.  Financial instruments

  (a) Classification

Accordingly with previous versions to the IFRS 9 (see Note 2.2), the Group classifies its financial assets in the following categories: those to be measured at fair value and those to be measured at amortized cost. This classification depends on whether the financial asset is a debt or an equity instrument.

  Debt instruments

  (i) Financial assets at amortized cost

A debt instrument is classified as 'amortized cost' only if both of the following criteria are met: (i) the objective of the Group's business model is to hold the asset to collect the contractual cash flows; and (ii) the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal outstanding. The nature of any derivatives embedded in the debt instrument are considered in determining whether the cash flows of the instrument are solely payment of principal and interest on the principal outstanding and are not accounted for separately.

At year-end, the Group's financial assets at amortized cost comprise items of cash, trade and other receivables.

  (ii) Financial assets at fair value through profit or loss

If either of the two criteria above is not met, the debt instrument is classified as "fair value through profit or loss". The Group has not designated any debt investment as measured at fair value through profit or loss to eliminate or significantly reduce an accounting mismatch.

Changes in fair values and gains from disposal of financial assets at fair value through profit or loss are recorded within "Financial results, net" in the statement of comprehensive income.

At year-end, the Group's financial assets at fair value through profit or loss comprise mutual funds, government bonds, non-convertible notes and public companies.

  Equity instruments

All equity instruments, which are neither subsidiaries, associate companies nor joint ventures of the Group, are measured at fair value. Equity investments that are held for trading are measured at fair value through profit or loss. For all other equity investments, the Group can make an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income rather than profit or loss.

The Group decided to recognize changes in fair value of equity instruments through changes in profit or loss.

Changes in fair values and results from disposal of equity investments at fair value through profit or loss and dividends income are recorded within "Financial results, net" in the statement of comprehensive income.

  (b) Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date—the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value, through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the statement of comprehensive income.

Results on debt instruments measured at amortized cost and not identified for hedging purposes are charged to income where the financial assets are derecognized or an impairment loss is recognized and during the amortization process under the effective interest method.

All equity investments, which are neither subsidiaries, associate companies nor joint ventures of the Group, are measured at fair value.

The Group is required to reclassify all affected investments when in debt instruments its business model for managing those assets changes.

  (c) Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets measured at amortized cost is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a 'loss event') and that loss event (or events) the can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulties, defaults or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows.

The amount of the impairment is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated income statement. As a practical expedient, the Group may measure impairment on the basis of an instrument's fair value using an observable market price. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the reversal of the previously recognized impairment loss is recognized in the consolidated statement of comprehensive income.

  (d) Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

2.14.   Derivative financial instruments and hedging activities

Derivatives financial instruments are initially recognized at fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The Group manages exposures to various risks using hedging instruments that provide the appropriate economic outcome. The Group does not use derivative financial instruments for speculative purposes. To date, the Group has used future and forwards contracts, as deemed appropriate.

The Group's policy is to apply hedge accounting to hedging relationships where it is both permissible under IFRS 9, practical to do so and its application reduces volatility, but transactions that may be effective hedges in economic terms may not always qualify for hedge accounting under IFRS 9. To date the Group has not applied hedge accounting to any of its derivative financial instruments. Trading derivatives are classified as a current asset or liability on the statement of financial position. Gains and losses on other derivatives are classified in "Financial results, net", in the statement of comprehensive income.

The fair values of financial instruments that are traded in active markets are computed by reference to market prices. The fair value of derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Group uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

2.15.  Trade and other receivables

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

A provision of doubtful accounts is recorded when there is objective evidence that the Group may not be able to collect all receivables within their original payment term. Indicators of doubtful accounts include significant financial distress of the debtor, the debtor potentially filing a petition for reorganization or bankruptcy, or any event of default or past due account.

In the case of larger non-homogeneous receivables, the Group generally measures the impairment provision on an individual basis. When assessed individually, the Group records a provision for impairment which amounts to the difference between the value of the discounted expected future cash flows of the receivable and its carrying amount, taking into account the existing collateral, if any. This provision takes into consideration the financial situation of the debtor, the resources, payment track-record and, if applicable, the value of collateral.

The Group collectively evaluates for impairment smaller-balance homogeneous receivables, which are grouped on the basis of similar risk characteristics, taking into account asset type, collateral type, past-due status and other relevant factors. The Group applies allowance factors, which in the judgment of management represent the expected losses over the life of the receivables. In determining those factors, the Group considers the following: (i) delinquencies of the credits, (ii) loss history and the general behavior of clients, (iii) trends in volume and terms of receivables, (iv) the experience and depth of the debtors' management, (v) national and local economic trends, (vi) concentrations of credit by individual credit size and by class of receivable, and (vii) the effect of other external factors.

The amount of the provision of doubtful accounts is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the statement of income within "Selling expenses". Subsequent recoveries of amounts previously written off are credited against "Selling expenses" in the statement of comprehensive income.

2.16.   Trade and other payables

Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

2.17.   Tenant deposits

The Group generally obtains deposits from tenants as a guarantee for returning the property at the end of the lease term in a specified good condition or for the lease payments for a period of generally 3 years. The deposits are generally equivalent to one month of lease rentals. Such deposits are treated as both a financial asset and a financial liability in accordance with IFRS 9, and they are initially recognized at fair value. The difference between fair value and cash received is considered to be part of the minimum lease payments received for the operating lease (refer to Note 2.25. for the recognition of rental income). The deposits are subsequently measured at amortized cost.

2.18.   Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as finance cost over the period of the borrowings using the effective interest method.

2.19.   Borrowing costs

General and specific borrowing costs (interest and foreign exchange differences) directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

The Group capitalizes borrowing costs on qualifying investment properties, property, plant and equipment and trading properties.

2.20.  Provisions

Provisions are recognized when: (i) the Group has a present legal or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources will be required to settle the obligation; and (iii) a reliable estimate of the amount of the obligation can be made. Provisions are not recognized for future operating losses.

The amount of accruals is based on up-to-date developments, estimates of the outcomes of the matters and legal counsel experience in contesting, litigating and settling matters. As the scope of the liabilities becomes better defined or more information is available, the Group may be required to change its estimates of future costs, which could have a material effect on its results of operations and financial condition or liquidity.

Provisions are measured at the present value of the cash flows expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized in the statement of comprehensive Income.

2.21.   Employee benefits

  (a) Pension plans obligations

The Group operates a defined contribution plan. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense in the statement of comprehensive income when they are due.

  (b) Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

  (c) Bonus plans

The Group recognizes a liability and an expense for bonuses based on a formula that takes into consideration the profit attributable to the Company's shareholders after certain adjustments. The Group recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

2.22.   Share-based payments

The Group operates an incentive plan, under which certain selected employees, directors and top management of IRSA Propiedades Comerciales S.A., IRSA and Cresud have a right to matching shares of IRSA and Cresud, although they must hold their purchased shares and remain with the employer entity for a specified period of time.

The fair value of the equity settled awards is measured at the date of grant. Management measures the fair value using the valuation technique that it considers to be the most appropriate to value each class of award. Methods used may include Black-Scholes calculations or other models as appropriate. The valuations take into account factors such as non-transferability, exercise restrictions and behavioral considerations.

The fair value of the share-based payment will be recognized in the statement of comprehensive income under the straight-line method over the vesting period in which the right to the shares of IRSA and Cresud becomes irrevocable ("vesting period"); such value shall be based on the best available estimate of the number of shares expected to vest. Such estimate shall be revised provided subsequent information available indicates that the number of shares expected to vest differs from original estimates.

2.23.   Current and deferred income tax

Tax expense for the year comprises the charge for tax currently payable and deferred taxation. Tax is recognized in the statement of income, except to the extent that it relates to items recognized in other comprehensive income or directly in equity, in which case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the date of the statement of financial position in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Group establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the date of the statement of financial position and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except for deferred income tax liabilities where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Entities in Argentina are subject to the Minimum Presumed Income Tax ("MPIT"). Pursuant to this tax regime, an entity is required to pay the greater of the income tax or the MPIT. The MPIT provision is calculated on an individual entity basis at the statutory asset tax rate of 1% and is based upon the taxable assets of each company as of the end of the year, as defined by Argentine law. Any excess of the MPIT over the income tax may be carried forward and recognized as a tax credit against future income taxes payable over a 10-year period. When the Group assesses that it is probable that it will use the MPIT payment against future taxable income tax charges within the applicable 10-year period, the Group recognizes the MPIT as a current or non-current receivable, as applicable, within "Trade and other receivables" in the statement of financial position.

2.24.  Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with banks, and other short-term highly liquid investments with original maturities of three months or less, and does not include bank overdrafts.

2.25.   Revenue recognition

Revenue of Group's activities principally derived from business activities carried out in Shopping Malls and buildings for rental and mainly include rental income from shopping mall properties and offices leased under operating leases, admission rights, commissions and revenue from several services provided to the Group's lessees.

Revenue from the sale of properties is recognized when: (a) material risks and benefits derived from title to property have been transferred; (b) the company does not retain any management function on the assets sold nor does it have any control whatsoever on such assets; (c) the amount of revenues and costs associated to the transaction may be measured on a reliable basis; and (d) the company is expected to accrue the economic benefits associated to the transaction.

Revenue from the provision of services is recognized when: (a) the amount of revenue and costs associated to the services may be measured on a reliable basis; (b) the company is expected to accrue the economic benefits associated to the transaction, and (c) the level of completion of services may be measured on a reliable basis.

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Shopping Malls portfolio

Primarily comprises rental income from shopping mall properties leased pursuant to operating leases, admission rights, commissions and revenue from several services provided to the Group's lessees.

All lease agreements in Argentina are cancelable pursuant to Argentine Law 23,091 "Urban Real Estate" as amended by Law 24,808. Under this law, a lease is not cancelable within the first six months of the agreement, but provides that after that initial non-cancelable period, tenants may rescind agreements at any time upon giving prior written notice to lessors. Cancellations are subject to one-and-a-half month's rent if rescinded during the first year of the lease and one month's rent if rescinded after the first year of the lease.

Per IAS 17 which provides that a non-cancelable lease is a lease that is cancelable only (a) upon the occurrence of some remote contingency, (b) with the permission of the lessor, (c) if the lessee enters into a new lease with the same lessor or (d) upon payment by the lessee of such an additional amount that, at inception of the lease, continuation of the lease is reasonably certain.

The Group has determined that, in all operating leases, the lease term for accounting purposes matches the term of the contract. The Group concluded that, even though a lease is cancelable under law, tenants would incur significant "economic penalties" if the leases are terminated prior to scheduled expiration. The Group considered that these economic penalties are of such amount that continuation of the lease contracts by tenants appears to be reasonably certain at the inception of the respective agreements. The Group reached this conclusion based on factors such as: (i) the strategic geographical location and accessibility to customers of the Group's investment properties; (ii) the nature and tenure of tenants (mostly well-known local and international retail chains); (iii) limited availability of identical revenue-producing space in the areas where the Group's investment properties are located; (iv) the tenants' brand image and other competitive considerations; (v) tenants' significant expenses incurred in renovation, maintenance and improvements on the leased space to fit their own image; (vi) the majority of the Group's tenants only have stores in Shopping Malls with a few or none street stores.

Leases of Shopping Malls are generally required to pay the higher of: (i) a base monthly rent (the "Base Rent") and (ii) a specific percentage of gross monthly sales recorded by the Lessee (the "Contingent Rent"), which generally ranges between 3% and 12% of gross sales. Moreover, in accordance with agreements entered into for most locations, the Base Rent is subject to scheduled increases, typically between 18% and 28% per year over the term of the lease.

In addition, some lease contracts include provisions that set forth variable rent based on specific volumes of sales and other types of ratios.

Rental income from shopping mall properties leased out under operating leases is recognized in the income statement on a straight-line basis over the term of the leases. When lease incentives are granted, they are recognized as an integral part of the net consideration for the use of the property and are therefore recognized on the same straight-line basis.

Contingent rents, being lease payments that are not fixed at the inception of a lease, are recorded as income in the periods in which they are known and can be determined. Rent reviews are recognized when such reviews have been agreed with tenants.

Tenants in the Group's Shopping Malls are also generally charged a non-refundable admission right upon entering a lease contract or renewing an existing one. Admission rights are treated as additional rental income and recognized in the statement of income under a straight-line basis over the term of the respective lease agreement.

The Group acts as its own leasing agent for arranging and closing lease agreements in its shopping mall properties and consequently earns letting fees. Letting fees are paid by tenants upon the successful closing of an agreement. A transaction is considered successfully concluded when both parties have signed the related lease contract. Letting fees received by the Group are treated as additional rental income and are recognized in the statement of income on a straight-line basis over the term of the lease agreements.

Lease contracts also provide that common area maintenance ("CAM") of the Group's Shopping Malls are borne by the corresponding lessees, generally on a proportionally basis to their square meters under lease. These common area service charges ("CAM") include all such expenses convenient and necessary for various purposes including, but not limited to, the operation, maintenance, management, safety, preservation, repair, supervision, insurance and enhancement of the Shopping Malls. The lessor is responsible for determining the need and suitability of incurring a common area service charge. The Group makes the original payment for such expenses, which are then reimbursed by the lessees. The Group has assessed the substance of the transactions and concluded that the Group is acting as a principal since it has exposure to the significant risks and rewards associated with the rendering of services.

Service charge income is presented separately from property operating expenses. Property operating expenses are expensed as incurred.

Under the lease contracts entered into, lessees also agree to participate in collective promotion funds ("C_PF") to be used in advertising and promoting the Group's Shopping Malls. Each lessee's participation is generally calculated as a percentage of the monthly rent accrued. Revenue so derived is also included under rental income and services segregated from advertising and promotion expenses. Such expenses are charged to income when incurred.

On the other hand, revenue includes income from managed operations and other services such as car parking lots. Those revenues are recognized on an accrual basis as services are provided.

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Office and other rental properties portfolio

Rental income from office and other rental properties include rental income from office leased out under operating leases, income for services and expenses recovery paid by tenant.

Rental income from office and other rental properties leased out under operating leases is recognized in the income statement on a straight-line basis over the term of the leases ('rent averaging'). When lease incentives are granted, they are recognized as an integral part of the net consideration for the use of the property and are therefore recognized on the same straight-line basis.

Contingent rents, are recorded as income in the periods in which they are collected. Rent reviews are recognized when such reviews have been agreed with tenants.

Lease contracts also provide that common area service charges of the Group's office and other rental properties are borne by the corresponding lessees, generally on a proportionally basis. These common area service charges include all such expenses convenient and necessary for various purposes including, but not limited to, the operation, maintenance, management, safety, preservation, repair, supervision, insurance and enhancement of the offices and other rental properties. The Group acts as the management of its rental properties. The Group makes the original payment for such expenses, which are then reimbursed by the lessees. The Group considered that it acts as a principal in these cases. The Group accrues reimbursements from tenants for recoverable portions of all these expenses as service charge revenue in the period the applicable expenditures are incurred and is presented separately from property operating expenses. Property operating expenses are expensed as incurred.

•
Sales and Development activities

Revenue from sale and developments of real estate properties primarily comprises the results from the sale of trading properties. Results from the sale of properties are recognized only when the significant risks and rewards have been transferred to the buyer. This normally takes place on unconditional exchange of contracts (except where payment or completion is expected to occur significantly after exchange). For conditional exchanges, sales are recognized when these conditions are satisfied.

The Group applies IFRIC 15 "Agreements for the Construction of Real Estate." IFRIC 15 gives guidance as to which standard applies when accounting for the construction of real estate; that is IAS 11 "Construction Contracts" or IAS 18 "Revenue". IFRIC 15 interprets that an agreement meets the definition of a construction contract under IAS 11 when the buyer is able to specify the major structural elements of the design of the property either before or during construction. Furthermore, IFRIC 15 interprets that an agreement is for the sale of goods under IAS 18 when construction takes place independently of the agreement and the buyer has only a limited ability to influence the design. The Group has assessed the nature of its agreements and determined that they are within the scope of IAS 18. As a result, the Group recognizes revenue from the sale of open market private homes and commercial units entirely at the point of legal completion in accordance with IAS 18.

The Group also enters into barter transactions where the Group normally exchanges undeveloped parcels of land with third-party developers for future property to be constructed on the bartered land. Sometimes, the Group also receives cash as part of the transactions. The legal titles together with all risks and rewards of ownership to the lands are transferred to the developer upon sale. The Group generally requires the developer to issue surety insurances or to mortgage the land in favor of the Group as performance guarantee. In the event the developer does not fulfill its obligations, the Group forecloses on the land through the execution of the mortgage or the surety insurances, together with a cash penalty.

The Group determines that its barter transactions have commercial substance and that the conditions for revenue recognition on the transfer of land are met at the time the transaction takes place. Revenue is then recognized at the fair value of the goods delivered, adjusted by the amount of cash received, if any. In exchange for the land given up, the Group receives cash, if any, and an in-kind receivable. Such receivable is initially recognized at fair value but is not subsequently remeasured. In exchange for the land given up, the Group receives cash and/or a right to receive future units to be constructed in land under barter transactions. The in-kind receivable is initially recognized at cost (being the fair value of the transferred land) as intangible asset in the statement of financial position named "Right to receive future units" (Barter transactions). The mentioned intangible asset is not adjusted in subsequent years unless there is a sign of impairment.

The Group may sell the residential apartments to third-party homebuyers once they are finalized and transferred from the developer. In these circumstances, revenue is recognized when the significant risks and rewards are transferred to the buyer. This will normally take place when the deeds of title are transferred to the homebuyer.

However, the Group may market the residential apartments during construction or even before construction commences. In these situations, homebuyers generally surrender a downpayment to the Group with the remaining amount being paid when the developer completes the property and transfers it to the Group, and the Group in turn transfers it to the buyer. In these cases, revenue is not recognized until the apartments are completed and the transaction is legally completed, that is when the apartments are transferred to the homebuyers and deeds of title are executed. This is because in the event the residential apartments are not completed by the developer and consequently not delivered to the homebuyer, the Group is contractually obligated to return to the homebuyer any down payment received, plus a penalty amount. The Group may then seek legal remedy against the developer for non-performance of its obligations under the agreement. The Group's Management considers that the most significant risk associated with the asset the Group holds (i.e. the right to receive the apartments) consists of the default of the developer's obligations (i.e. to complete the construction of the apartments) if the Group has not transferred to the homebuyers upon reception of the down payment.

2.26.  Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

When any of Group's companies purchases the Company's equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of tax) is deducted from equity attributable to the Company's equity holders until the shares are cancelled or reissued. When such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company's equity holders.

Instruments issued by the Group that will be settled by the Company delivering a fixed number of its own equity instruments in exchange for a fixed amount of cash or another financial asset are classified as equity.

2.27.   Earnings per share

Earning per share is calculated by dividing the profit for the year attributable to equity holders of the parent by the weighted average of common shares outstanding during the year. Diluted earning per share is computed by dividing the profit for the year by the weighted average of common shares outstanding, and when dilutive, adjusted for the effect of all potentially dilutive shares, including share options, on an as-if converted basis.

In computing diluted earnings per share, income available to common shareholders used in the basic earnings per share calculation is adjusted to add back the after-tax amount of interest recognized in the year with respect to any debt convertible to common stock. The weighted-average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted earning per share is based on the most advantageous conversion rate or exercise price over the entire term of the instrument from the standpoint of the security holder. The calculation of diluted earnings per share excludes potential common shares if their effect is anti-dilutive. See Note 35 for details.

2.28.  Dividend distribution

Cash dividend distribution to the Group's shareholders is recognized as a liability in the period in which the dividends are approved.

As indicated in Note 28, the Group has been refunded dividends deposited with the Caja de Valores. Such amounts have been recorded either under Retained Earnings, if already forfeited or under Trade and Other Payables, if not forfeited.

2.29.  Dividends income

Dividends earned are recorded when declared.

2.30.  Comparative information

During the fiscal year ended June 30, 2016, the Argentine peso depreciated by approximately 65% in relation to the US Dollar and other currencies. This situation affects the comparability of figures disclosed in these financial statements, arising mainly from the exchange rate impact on our revenues and costs of the "offices and others" segment, and our assets and liabilities in foreign currency.

3.     Acquisitions and disposals

  Fiscal year ended as of June 30, 2016

  Acquisitions

  April 6, 2016: building office to be constructed owned by IRSA

IRSA Propiedades Comerciales S.A. has acquired from its controlling company IRSA, 16,012 square meters corresponding to 14 floors (13 to 16 and 21 to 30) for purposes of long-term leasing and 142 parking spaces in the building to be built in the Catalina area in the City of Buenos Aires. The building to be constructed has a total gross leasing area of 35,468 square meters in 30 office floors and 316 parking lots in four undergrounds; possession is scheduled to be delivered in December 2019 and the conveyance deed is expected to be executed in December 2020.

The price of the transaction was established based on two components: a "Determined" part corresponding to the incidence of land on the square meters acquired by the Company in an amount of Ps. 455.7 million (approximately USD/square meter 1,600 + VAT) that were paid on the execution date and a "To Be Determined" part, where IRSA will shift the company only the real cost of the construction works per square meter.

  December 30, 2015: plot of land adjoining shopping alto avellaneda

On December 30, 2015, the Group signed a purchase agreement—granting possession—for the acquisition of a plot of land of approximately 3,822 square meters located in Avellaneda, Province of Buenos Aires, for a potential enlargement of the shopping mall Alto Avellaneda. The transaction amounted to USD 2.0 million, out of which USD 1.3 million have been paid. The balance will be paid as follows: USD 0.2 million upon registration of the measurement plan and USD 0.5 million upon delivery of the deed conveying title to the property.

  Disposals

  February 2, 2016: units of intercontinental plaza building

IRSA Propiedades Comerciales conveyed title to 851 square meters corresponding to an office and 8 parking lots in the Intercontinental Plaza building to an unrelated party. The Company still holds 6,308 square meters of the building. The total amount of the transaction was Ps. 41.5 million, which has already fully paid by the purchaser.

  September 10, 2015: units of intercontinental plaza building

IRSA Propiedades Comerciales conveyed title to 5,963 square meters corresponding to 7 office floors, 56 parking lots and 3 storage units in the Intercontinental Plaza building to a unrelated party, with 7,159 square meters of the building being held by the Company. The total amount of the transaction was Ps. 324.5 million, which has already fully paid by the purchaser.

  Fiscal year ended as of June 30, 2015

  Acquisitions

  May 6, 2015: plot of land in the province of córdoba

The Group acquired a building located in Villa Cabrera, Córdoba. The price was agreed upon at Ps. 3.1 million which has already been paid.

  December 22, 2014: office buildings to our controlling company IRSA

IRSA Propiedades Comerciales acquired from IRSA, 83,789 square meters of its premium office portfolio including the buildings República, Bouchard 710, Della Paolera 265, Intercontinental Plaza and Suipacha 652 and the "Intercontinental II" plot of land in order to consolidate a vehicle which main corporate purpose is to develop and operate commercial properties in Argentina.

The total amount of the transaction was USD 308 million, which have already been paid as of June 30, 2016.

Considering that the transaction has been carried out between entities under common control, the Group has chosen—as indicated in Note 2.3.a—to record this transaction under the acquisition method provided by IFRS 3 "Business Combinations".

The following chart shows the consideration paid and the net assets acquired as of the acquisition date.

	Amount (in millions of USD)	Amount (in millions of Ps.)

Consideration paid:
Cash	10.5	89.8
Assignment of receivables between related parties	21.3	182.2
Cancellation of loan agreement with IRSA	14.7	125.7
Transfer of IRSA non-convertible notes 2020 and 2017	5.1	43.6
Transfer of IRSA Propiedades Comerciales S.A. non-convertible notes Class I due 2017	10.0	85.7
Loan agreements with IRSA (due 2017)	150.0	1,284.1
Loan agreements with IRSA (due 2020)	96.4	825.4

Total consideration paid	308.0	2,636.5

Recognized balances of acquired identifiable assets:
Investment properties (Note 10)	300.9	2,562.2
Property, plant and equipment (Note 11)	7.1	74.3

Total net identifiable assets	308.0	2,636.5

As of June 30, 2015, acquisition cost of assets was recognized in other operating results, net in the statement of comprehensive income for an amount of Ps. 58.6 million.

Income of Ps. 141.0 million generated by the portfolio of real property acquired on December 22, 2014 has been included in the statement of comprehensive income and recorded in the statement of comprehensive income under the line income from sales, rents and services.

If the acquisition had occurred at the beginning of fiscal year 2015, consolidated Pro-Forma revenue and profit for the year ended June 30, 2015 would have been Ps. 2,884.0 million and Ps. 632.6 million, respectively.

  Disposals

  June 30, 2015: functional units in Intercontinental Plaza building

On May 5, 2015, the Company signed a bill of sale to transfer to a unrelated party, 8,470 square meters corresponding to 9 offices floors and 72 parking units at the Intercontinental Plaza building. The amount of the transaction was Ps. 376.4 million, which has already been paid in full by the purchaser.

On June 30, 2015, the title deed and conveyance of ownership of the units mentioned before was executed.

  September 2, 2014: equity interest in Avenida Inc.

On July 18, 2014, the Group, through Torodur S.A., exercised the warrant associated to this investment and consequently its interest in Avenida Inc. increased to 6,172,840 shares or 35.46% of Avenida's capital stock. However, simultaneously, the Group's holding was reduced to 23.01% as a result of the acquisition of 35.12% interest in Avenida by a new investor.

Subsequently, on September 2, Torodur S.A. sold 1,430,000 shares representing 5% of the Avenida Inc.'s capital stock in the amount of Ps. 19.1 million (USD 2.3 million), thus reducing the equity interest held by the Group to 17.68% of Avenida's share capital. Such transaction generated a gain of Ps. 8.8 million included in "Other operation results, net" in the statement of comprehensive income.

As a result of the sale of the interest in Avenida, the Group has ceased to have significant influence in the Avenida's officers and, as a result, has ceased to recognize the equity interest in Avenida Inc. as investment in associates and has considered it as a financial asset at fair value in the financial statements since June 30, 2015.

  Fiscal year ended as of June 30, 2014

  Acquisitions

  May 22, 2014: building next to Shopping Alto Palermo

IRSA Propiedades Comerciales S.A. acquired commercial premises with an area of 40 square meters, next to our shopping Alto Palermo, located on the ground floor of the building located at Av. Santa Fe 3255/57/59 for an amount of USD 3.8 million.

  September 16, 2013: purchase option agreement for Arcos del Gourmet S.A.

IRSA Propiedades Comerciales S.A. entered into an agreement with Messrs. Eduardo Giana, Pablo Bossi and Patricio Tobal (non-controlling shareholders of Arcos del Gourmet S.A.), whereby the latter grant to IRSA Propiedades Comerciales S.A. an exclusive and irrevocable option to purchase 10% of the equity interest of Arcos del Gourmet S.A., which can be executed up to December 31, 2018. In the event the option is exercised, IRSA Propiedades Comerciales S.A. should pay the amount of USD 8.0 million.

Furthermore, in the mentioned agreement a fixed amount of Ps. 2.0 million was arranged, which was cancelled, and a variable amount payable monthly, which results from applying 4.5% on the amounts accrued in each previous calendar month for rental and right of admission, net of certain expenses, during 5 years from the opening of the shopping mall, in relation to the assignment of rights to earn dividends of Arcos during such period.

  August 29, 2013: subscription of shares of Avenida inc.

The Group, through Torodur S.A., subscribed 3,703,704 shares of Avenida Inc., a company incorporated in Delaware, United States, representing 24.79% of its outstanding capital. Upon acquisition, Avenida had no activity or significant assets. Additionally, the Group acquires a warrant to increase such equity interest to 37.04% of the equity of Avenida. The amount of the transaction was Ps. 13.0 million, which has already been paid in full. After the acquisition, Avenida Inc. incorporated Avenida Compras S.A. in Argentina, a Company engaged in e-commerce. As of June 30, 2015, Torodur owned 17.68% of Avenida Inc. and Avenida Inc. owned 100% of Avenida Compras S.A.

  Pending transactions and/or authorizations

  Paraná plot of land

On June 30, 2009, the Group, through IRSA Propiedades Comerciales S.A., subscribed a Letter of Intent by which it stated its intention to acquire from Wal-Mart Argentina S.A. a plot of land of approximately 10,022 square meters located in Paraná, Province of Entre Ríos, to be used to build, develop and operate a shopping mall or mall.

On August 12, 2010, the agreement of purchase was executed. The purchase price of at USD 0.5 million were to be paid as follows: i) USD 0.05 million had been settled as prepayment on July 14, 2009, ii) USD 0.1 million was settled upon executing such agreement, and iii) USD 0.35 million was paid upon executing the title deed. The mentioned payments were recorded as an advance under Trade receivables and other receivables line.

On December 29, 2011, possession of the real estate was granted, and a minute was signed in which the parties agreed that the deed transferring ownership would be granted on June 30, 2012, or within sixty (60) consecutive days as from the date in which the selling party evidences with a certified copy before the buying party that the real estate is not subject to any encumbrance, burden, limit or restriction to the ownership, except for the electroduct administrative easement in favor of EDEER S.A.

On June 29, 2012, the parties agreed to extend the term for the execution of the title conveyance deed, which shall be executed within sixty (60) days as from the date the seller provides reliable notification to the buyer that the property is not subject to any levy, encumbrance, restrictions on ownership, except for the right of way already mentioned. As of the original date issuance of the Consolidated Financial Statements, evidence of such notice had not been provided.

  Acquisition of a commercial center goodwill

The Group through IRSA Propiedades Comerciales S.A. signed an offering letter for acquiring, building and running a commercial center to be built on real estate owned by INC S.A., located in the City of San Miguel de Tucumán, Province of Tucumán. The price of this transaction was USD 1.3 million. Of this total, USD 0.05 million was paid. The mentioned payment was recorded as an advance under "Trade receivables" and "other receivables" line.

This transaction was subject to certain conditions precedent, among which the Group through IRSA Propiedades Comerciales S.A. should acquire from INC S.A. the goodwill constituted by the commercial center operating in Soleil Factory. Having complied with such condition on July 1, 2010, IRSA Propiedades Comerciales S.A. should have started the works: i) 12 months after complying with such conditions, or ii) on May 2, 2011, whichever earlier. However, before work would commence, INC S.A. should have: i) granted the title deeds to IRSA Propiedades Comerciales S.A.'s future units to IRSA Propiedades Comerciales S.A., and ii) transferred to IRSA Propiedades Comerciales S.A. the rights to the registered architectural project and the effective permissions and authorizations to be carried out in IRSA Propiedades Comerciales S.A.'s future units. As of June 30, 2016, the two conditions have not been fulfilled.

  Antitrust law

Law N° 25,156, known as "Antitrust Law" as amended, prevents anticompetitive practices and requires administrative authorization for transactions that according to the Antitrust Law would lead to market concentration. According to this law, such transactions include mergers, acquisitions and/or transfers either of businesses or assets by which the acquirer controls or substantially influences another party. Transactions completed by entities with an annual sales volume of more than Ps. 200.0 million must be submitted to the Comisión Nacional de Defensa de la Competencia (hereinafter referred to as the "Antitrust Commission") for authorization. Certain exceptions apply. Submissions may be filed either prior to the transaction or within a week after its completion. The Antitrust Commission may (i) authorize the transaction, (ii) condition the transaction to the accomplishment of certain acts, or (iii) reject the authorization.

In general, acquisitions effected by the Group are within the scope of the Antitrust Law. In these cases, the Group directly requests authorization. In other cases, the Group may request the Antitrust Commission to issue a prior statement about whether a particular transaction should be either notified or submitted for authorization by the Group.

As of June 30, 2016, the following cases are pending resolution by the Antitrust Commission:

i.      Purchase of Arcos shares: On December 3, 2009 the Group requested that the Antitrust Commission issued a ruling on the notification requirement. The Antitrust Commission confirmed that the transaction had to be notified; as a result, notice was served in December 2010 and as of June 30, 2016 it is still pending.

ii.     Acquisition of shares in Entertainment Holdings SA (EHSA): On December 7, 2012, the Group informed the Antitrust Commission of the acquisition of shares in EHSA, which indirectly owns 50% of La Rural S.A.—a company that operates a convention center known as Predio Ferial de Palermo. As of the date of these Consolidated Financial Statements, the transaction is pending approval.

After June 30, 2016, the equity interest held by the Group as a result of subsequent purchases-sales amounted to 70%, which was duly reported to the Antitrust Commission. See Note 41.

4.    Financial risk management

  Risk management principles and procedures

The risk management function within the Group is carried out in respect of financial risks. Financial risks are risks arising from financial instruments to which the Group is exposed during or at the end of the reporting period. Financial risk comprises market risk (including foreign currency risk, interest rate risk and other price risk), credit risk, liquidity risk and capital risk.

The Group's diverse activities are exposed to a variety of financial risks in the normal course of business. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize the Group's capital costs by using suitable means of financing and to manage and control the Group's financial risks effectively. The Group uses financial instruments to hedge certain risk exposures when deemed appropriate based on its internal management risk policies.

The Group's principal financial instruments comprise cash and cash equivalents, receivables, payables, interest bearing assets and liabilities, other financial liabilities, other investments and derivative financial instruments. The Group manages its exposure to key financial risks in accordance with the Group's risk management policies.

The Group's risk management policies are implemented at all its subsidiary companies in order to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group's activities. The Group's management framework includes policies, procedures, limits and allowed types of derivative financial instruments. The Group has established a Risk Committee, comprising a member of Senior Management and a member of the Audit Committee of Cresud (IRSA's parent company), which reviews and oversees management's compliance with these policies, procedures and limits and has overall accountability for the identification and management of risk across the Group.

This section provides a description of the principal risks and uncertainties that could have a material adverse effect on the Group's strategy, performance, results of operations and financial condition. The principal risks and uncertainties facing the businesses, set out below, do not appear in any particular order of potential materiality or probability of occurrence.

  (a) Market risk management

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The Group's market risks arise from open positions in foreign currencies, interest-bearing assets and liabilities and equity securities price risks, to the extent that these are exposed to general and specific market movements. The Group sets limits on the exposure to these risks that may be accepted, which are monitored on a regular basis.

The examples of sensitivities to market risks included below are based on a change in one factor while holding all other factors constant. In practice this is unlikely to occur, and changes in some of the factors may be correlated—for example, changes in interest rate and changes in foreign currency rates.

  Foreign exchange risk and associated derivative financial instruments

The Group publishes its consolidated financial statements in Argentine Pesos but conducts business in many foreign currencies. As a result, the Group is subject to foreign currency exchange risk due to exchange rate movements, which affect the Group's transaction costs. Foreign exchange risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the entity's functional currency, that is, Argentine Pesos.

The real estate activities of the Group's subsidiaries are primarily located in Argentina where the Argentine Peso is the functional currency. A significant majority of the Group's business activities is conducted in the respective functional currencies of the subsidiaries (the Argentine Peso), thus not exposing the Group to foreign exchange risk. However, in the ordinary course of business, the Group transacts in currencies other than the respective functional currencies of the subsidiaries. These transactions are primarily denominated in US dollars. The Group's net financial position exposure to the US dollar is managed on a case-by-case basis, by entering into different derivative instruments and/or by borrowing in foreign currencies. Exposure to other foreign currencies has not been significant to date.

Financial instruments are only considered sensitive to foreign exchange rates where they are not in the functional currency of the entity that holds them. The following table shows the US dollar-denominated net carrying amounts of the financial instruments for the years ended June 30, 2016, 2015 and 2014. All amounts are presented in Argentine Pesos, the presentation currency of the Group:

	Net monetary position liability	Net monetary position liability	Net monetary position liability
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Borrowing position with third parties	(4,588,748)	(589,215)	(430,274)
Lending / (Borrowing) position with related parties	1,258,392	(2,136,764)	—

	(3,330,356)	(2,725,979)	(430,274)

The Group estimates that, other factors being constant, a 10% appreciation of the US dollar against the Argentine Peso at year-end would decrease profit before income tax in an amount of Ps. 333,036 and

Ps. 272,598 and Ps. 43,027 for the years ended June 30, 2016, 2015 and 2014, respectively. A 10% depreciation of the US dollar against the functional currencies would have an equal and opposite effect on the statement of income.

This sensitivity analysis provides only a limited, point-in-time view of the sensitivity of the foreign exchange risk associated with the Group's financial instruments. The actual impact of the foreign exchange rate changes on the Group's financial instruments may differ significantly from the impact shown in the sensitivity analysis.

Furthermore, the Group also uses derivative instruments, such as foreign currency forward contracts, to manage exposure to foreign exchange risk. As of June 30, 2016 there are foreign-currency forward contracts in the amount of Ps. 2,857, while as of June 30, 2015 and 2014 there were no foreign currency forward contracts (see Note 18).

  Interest rate risk

The Group is exposed to interest rate risk on its investments in debt instruments, short-term and long-term borrowings and derivative financial instruments.

The primary objective of the Group's investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, the Group diversifies its portfolio in accordance with the limits set by the Group. The Group maintains a portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations and money market funds.

Investments in both fixed rate and floating rate instruments carry varying degrees of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, longer dated securities are subject to greater interest rate risk than shorter dated securities. While floating rate securities are generally subject to less interest rate risk than fixed rate securities, floating rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, the Group's investment income may fall short of expectations or the Group may suffer losses in principal if securities that have declined in market value due to changes in interest rates are sold.

As the Group's investments in this type of financial instruments subject to this risk are not significant, changes in market interest rates do not have any significant direct effect on the Group's income.

The Group's interest rate risk principally arises from long-term borrowings (Note 23). Borrowings issued at variable rates expose the Group to the risk that the actual cash flows differ from those expected. Borrowings issued at fixed rates expose the Group to the risk that the fair values of these differ from those expected. The Group manages this risk by maintaining an appropriate mix between fixed and floating rate interest bearing liabilities. These activities are evaluated regularly to determine that the Group is not exposed to interest rate movements that could adversely impact its ability to meet its financial obligations and to comply with its borrowing covenants.

The interest rate risk policy is approved by the Management. The Group analyzes its interest rate exposure on a dynamic basis. Various scenarios are simulated, taking into consideration refinancing, renewal of existing positions and alternative financing sources. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. The scenarios are run only for liabilities that represent the major interest-bearing positions. Trade payables are normally interest-free and have settlement dates within one year. The simulation is done on a regular basis to verify that the maximum potential loss is within the limits set by Management.

The following table shows a breakdown of the Group's fixed-rate and floating-rate borrowings per currency denomination (excluding finance leases) for the years ended June 30, 2016, 2015 and 2014. All amounts are shown in thousands of Argentine Pesos, the Group's presentation currency:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

	(in thousands)
Borrowings per rate and currency denomination
Fixed rate:
Argentine Peso	44,502	96,074	202,605
US Dollar	5,345,204	3,313,726	960,800

Subtotal fixed-rate borrowings	5,389,706	3,409,800	1,163,405

Variable rate:
Argentine Peso	452,532	277,712	347,481
US Dollar	—	892	—

Subtotal variable rate borrowings	452,532	278,604	347,481

Accrued interest and expenses	46,788	102,742	12,057

Total borrowings as per analysis	5,889,026	3,791,146	1,522,943

Finance leases	4,042	2,597	2,396

Total borrowings as per statement of financial position	5,893,068	3,793,743	1,525,339

The Group estimates that, other factors being constant, a 1% increase in floating rates at year-end would decrease profit before income tax for the year ended June 30, 2016, 2015 and 2014 by Ps. 4.5 million, Ps. 2.8 million and Ps. 3.5 million, respectively. A 1% decrease in the floating interest rate would have an equal and opposite effect on the income statement.

This sensitivity analysis provides only a limited, point-in-time view of this market risk sensitivity of certain of the Group's financial instruments. The actual impact of rate changes on the Group's financial instruments may differ significantly from the impact shown in the sensitivity analysis.

  Other price risk

The Group is exposed to price risk inherent in equity investments, which are classified on the consolidated statement of financial position at fair value through profit or loss. The Group regularly reviews the prices evolution of these equity securities in order to identify significant movements.

As of June 30, 2016, 2015 and 2014 the total value of the investment in equity securities issued by other companies equals to Ps. 312.4 million, Ps. 173.8 million and Ps. 63.5 million, respectively.

The Group estimates that, other factors being constant, a 10% decrease in equity indexes at year-end would decrease profit before income tax for the years ended June 30, 2016, 2015 and 2014 by Ps. 31.2 million, Ps. 17.4 million and Ps. 6.4 million respectively. A 10% increase in equity indexes would have an equal and opposite effect on the statement of income.

This sensitivity analysis provides only a limited, point-in-time view of the price risk sensitivity of certain of the Group's equity securities. The actual impact of changes in equity indexes may differ significantly from the impact shown in the sensitivity analysis.

  (b) Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. Credit limits have been established to ensure that the Group deals only with approved counterparties and that counterparty concentration risk is addressed and the risk of loss is mitigated. Counterparty exposure is measured as the aggregate of all obligations of any single legal entity or economic entity to the Group.

The Group is subject to credit risk arising from deposits with banks and financial institutions, investments of surplus cash balances, the use of derivative financial instruments and from outstanding receivables. Each local entity is responsible for managing and analyzing the credit risk.

The Group's policy is to manage credit exposure to deposits, short-term investments and other financial instruments by maintaining diversified funding sources in various financial institutions. All the institutions that operate with the Group are well known because of their experience in the market and high credit quality. The Group places its cash and cash equivalents, investments, and other financial instruments with various high credit quality financial institutions, thus mitigating the amount of credit exposure to any one institution. The maximum exposure to credit risk is represented by the carrying amount of cash and cash equivalents and short-term investments in the statement of financial position.

The Group's primary objective for holding derivative financial instruments is to manage currency exchange rate risk and interest rate risk. The Group generally enters into derivative transactions with high-credit-quality counterparties and, by policy, limits the amount of credit exposure to each counterparty. The amounts subject to credit risk related to derivative instruments are generally limited to the amounts, if any, by which the counterparty's obligations exceed the obligations that the Group has with that counterparty. The credit risk associated with derivative financial instruments is represented by the carrying value of the asset positions of these instruments.

The Group's policy is to manage credit risks associated with trade and other receivables within defined trading limits. All of the Group's significant counterparties have internal trading limits.

Trade receivables from investment and development property activities are primarily derived from leases and services from Shopping Malls, office and other rental properties, receivables from the sale of trading properties and investment properties (primarily undeveloped land and non-retail rental properties). The Group has a large customer base and is not dependent on any single customer.

Trade receivables related to leases and services provided by the Group represent a diversified tenant base and account for 98.3%, 97.8% and 96.6% of the Group's total trade receivables as of June 30, 2016, 2015 and 2014, respectively. The Group has specific policies to ensure that rental contracts are transacted with counterparties with appropriate credit quality. The majority of the Group's shopping mall, office and other rental properties' tenants are well recognized retailers, diversified companies, professional organizations, and others. Owing to the long-term nature and diversity of its tenancy arrangements, the credit risk of this type of trade receivables is considered to be low. Generally, the Group has not experienced any significant losses resulting from the non-performance of any counterparty to the lease contracts. As a result, the allowance for doubtful accounts balance is low. Individual risk limits are set based on internal or external ratings in accordance with limits set by the Group, as applicable. If customers are independently rated, these ratings are used in the Company's risk analysis. If there is no independent rating, risk control assesses the credit quality of the customer, taking into account its past experience, financial position, actual experience and other factors. Based on the Group's analysis, the Group determines the amount of the cash deposit that is required from the tenant at inception of the lease. Management does not expect any losses from non-performance by these counterparties. See Note 16 for details.

On the other hand, property receivables related to the sale of trading properties represent 0.1% of the Group's total trade receivables as of June 30, 2016, 2015 and 2014. Payments on these receivables have generally been received when due. These receivables are generally secured by mortgages on the properties. Therefore, the credit risk on outstanding amounts is considered very low.

Trade receivables related to the Group's consumer financing residual activities represent 1.7%, 2.1% and 0.7% of the Group's total trade receivables as of June 30, 2016, 2015 and 2014, respectively.

  (c) Liquidity risk management

The Group is exposed to liquidity risks, including risks associated with refinancing borrowings as they mature, the risk that borrowing facilities are not available to meet cash requirements, and the risk that financial assets cannot readily be converted to cash without loss of value. Failure to manage liquidity risks could have a material impact on the Group's cash flow and statement of financial position. Prudent liquidity risk management implies maintaining sufficient cash, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, the Group aims to maintain flexibility in funding its existing and prospective debt requirements by maintaining diversified funding sources with adequate committed funding lines from high quality lenders.

The Group monitors its current and projected financial position using several key internally generated reports: cash flow; debt maturity; and interest rate exposure. The Group also undertakes sensitivity analysis to assess the impact of proposed transactions, movements in interest rates and changes in property values on the key profitability, liquidity and balance sheet ratios.

The Group's debt and derivative positions are continually reviewed to meet current and expected debt requirements. The Group maintains a balance between longer-term and shorter-term financings. Short-term financing is principally raised through bank facilities and overdraft positions. Medium- to longer-term financing comprises public and private bond issues, including private placements. Financing risk is spread by using a variety of types of debt. The maturity profile is managed, by spreading the repayment dates and extending facilities.

The tables below analyze the Group's non-derivative financial liabilities and derivative financial liabilities into relevant maturity groupings based on the remaining period at the statement of financial position to the contractual maturity date. The amounts disclosed in the tables are the contractual undiscounted cash flows and as a result, they do not reconcile to the amounts disclosed on the statement of financial position. However, undiscounted cash flows in respect of balances due within 12 months generally equal their carrying amounts in the statement of financial position, as the impact of discounting is not significant. The tables include both interest and principal flows.

Where the interest payable is not fixed, the amount disclosed has been determined by reference to the conditions existing at each reporting date.

At June 30, 2016 (recast)	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total

Trade and other payables	403,329	2,153	1,420	8,917	744	416,563
Borrowings (excluding finance leases liabilities)	1,217,484	479,468	474,957	473,760	6,708,028	9,353,697
Finance leases	1,661	1,260	645	476	—	4,042
Derivative financial instruments	2,857	—	—	—	—	2,857

Total	1,625,331	482,881	477,022	483,153	6,708,772	9,777,159

At June 30, 2015 (recast)	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total

Trade and other payables	386,772	2,644	1,606	1,269	7,238	399,529
Borrowings (excluding finance leases liabilities)	756,178	1,361,977	192,917	190,339	2,436,496	4,937,907
Finance leases	1,381	608	608	—	—	2,597

Total	1,144,331	1,365,229	195,131	191,608	2,443,734	5,340,033

At June 30, 2014 (recast)	Less than 1 year	Between 1 and 2 years	Between 2 and 3 years	Between 3 and 4 years	More than 4 years	Total

Trade and other payables	320,920	59,638	47,743	16,582	46,911	491,794
Borrowings (excluding finance lease liabilities)	566,795	171,709	925,209	85,254	—	1,748,967
Finance leases	1,545	425	426	—	—	2,396
Derivative financial instruments	14,225	—	—	—	—	14,225

Total	903,485	231,772	973,378	101,836	46,911	2,257,382

  (d) Capital risk management

The capital structure of the Group consists of shareholders' equity and short-term to long-term net borrowings. The type and maturity of the Group's borrowings are analyzed further in Note 23. The Group's equity is analyzed into its various components in the statement of changes in equity.

Capital is managed so as to promote the long-term success of the business and to maintain sustainable returns for shareholders.

The Group seeks to manage its capital requirements to maximize value through the mix of debt and equity funding, while ensuring that Group entities continue to operate as going concerns, comply with applicable capital requirements and maintain strong credit ratings.

The Group assesses the adequacy of its capital requirements, cost of capital and gearing (i.e. debt/equity mix) as part of its broader strategic plan. The Group continuously reviews its capital structure to ensure that (i) sufficient funds and financing is available to implement the Group's property development and business acquisition strategies, (ii) adequate financing facilities for unforeseen contingencies are maintained, and (iii) distributions to shareholders are maintained within the Group's dividend distribution policy. The Group also protects its equity in assets by taking out insurance.

The Group's strategy is to maintain key financing metrics (namely, net debt to total equity ratio (gearing) and loan-to-value ratio (LTV)) in order to ensure that asset level performance is translated into enhanced returns for shareholders while maintaining an appropriate risk reward balance to accommodate changing financial and operating market cycles.

The following table details a number of the Group's key metrics in relation to managing its capital structure. The ratios are within the ranges previously established by the Group's strategy.

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Gearing ratio(i)	23.39%	30.71%	18.67%
Debt ratio(ii)	18.39%	25.46%	14.86%

(i)     Calculated as total current and non-current borrowings divided by total current and non-current borrowings plus equity.

(ii)    Calculated as total current and non-current borrowings divided by total properties at fair value (including trading properties, property, plant and equipment, investment properties and units to be received under barter agreements).

4.1   Other non-financial risks

  Property risk:

There are several risks affecting the Group's property investments. The composition of the Group's property portfolio including asset concentration and lot size may impact liquidity and relative property performance. The Group has a large multi-asset portfolio and monitors its concentration and average property lot size.

A change in trends and economic conditions causes shifts in customer demands for properties with impact on new lettings, renewal of existing leases and reduced rental growth. Also changes increase risk of tenant insolvencies. The Group conducts several actions to mitigate some of these risks whenever possible. The variety of asset types and geographical spread as well as a diversified tenant base, with monitoring of tenant concentration, helps mitigating these risks.

The development, administration and profitability of Shopping Malls are impacted by various factors including: the accessibility and the attractiveness of the area where the shopping mall is located, the intrinsic attractiveness of the shopping mall, the flow of people, the level of sales of each shopping mall rental unit, the increasing competition from internet sales, the amount of rent collected from each shopping mall rental unit and the fluctuations in occupancy levels in the Shopping Malls. In the event that there is an increase in operational costs, caused by inflation or other factors, it could have a material adverse effect on the Group if its tenants are unable to pay higher rent due to the increase in expenses. Argentine Law N° 24,808 provides that tenants may rescind commercial lease agreements after the initial six months upon not less than sixty days written notice, subject to penalties of only one-and-a-half month rent if the tenant rescinds during the first year of the lease, and one-month rent if the tenant rescinds during the second year of the lease. The exercise of such rescission rights could materially and adversely affect the Group.

Risks associated with development properties activities include the following: the potential abandonment of development opportunities; construction costs exceeding original estimates, possibly making a project uneconomical; occupancy rates and rents at newly completed projects may be insufficient to make the project profitable; the Group's inability to obtain financing on favorable terms for the development of the project; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs; the Group's inability to obtain, or the delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations; preconstruction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of construction; prices for residential units may be insufficient to cover development costs. The Group also takes several actions to monitor these risks and respond appropriately whenever it is under its control. The Group has in-house property market research capability and development teams that monitor development risks closely. The Group generally adopts conservative assumptions on leasing and other variables and monitors the level of committed future capital expenditure on development programs relative to the level of undrawn facilities.

5.     Critical accounting estimates, assumptions and judgments

The Group's significant accounting policies are stated in Note 2 above. Not all of these significant accounting policies require management to make difficult subjective or complex judgments or estimates. The following section is intended to provide an understanding of the policies that management considers critical because of the level of complexity, judgment or estimation involved in their application and their impact on the consolidated financial statements. These judgments involve assumptions or estimates in respect of future events. Actual results may differ from these estimates.

  (a) Fair value of investment property

The fair value of investment properties is determined by using valuation techniques. For further details of the judgments and assumptions made, see Note 10.

  (b) Business combinations—purchase price allocation

Business combinations are accounted for using the acquisition method. Accounting for business combinations requires the determination of the fair value of the various assets and liabilities of the acquired business. The Group uses all available information to make these fair value determinations, and for major acquisitions, may hire an independent appraisal firm to assist in making fair value estimates. In some instances, assumptions with respect to the timing and amount of future revenues and expenses associated with an asset might have to be used in determining its fair value. These assumptions may differ materially from those initial estimates, and if the timing is delayed significantly or if the net cash flows decline significantly, the asset could become impaired.

  (c) Impairment testing of goodwill and other non-current assets and calculation of fair value

As of the end of each year ended June 30, the Group reviews the carrying amounts of property, plant and equipment, intangible assets and in order to identify if there are events or circumstances that indicate a decline in the recoverable amount of these assets. The indications that must be taken into account in the analysis are, among other points, physical damage or significant changes to the manner in which the asset is used, worse than expected economic performance or a drop in revenues. When the asset does not generate independent cash flows from others assets, the Group estimates the recoverable value of the cash-generating unit to which the asset relates.

Goodwill is not amortized but it is tested for impairment on an annual basis, or more frequently if there is an indication of impairment. For the purposes of the impairment testing, goodwill is to be allocated since acquisition among each of the cash generating units or groups of cash generating units that are expected to benefit from the synergies of the respective business combinations, regardless of the allocation of other assets or liabilities owned by the acquired entity to these cash-generating units (CGU) or groups of cash-generating units.

An asset or CGU's carrying amount is written down immediately to its recoverable amount if the asset or CGU's carrying amount is greater than its estimated recoverable amount. An impairment loss is recognized immediately in the statement of comprehensive income.

Given the nature of its assets and activities, most of the Group's individual assets do not generate independent cash flows that are independent of those from CGUs. Therefore, the Group estimates the recoverable value of the CGU for the purposes of the impairment test. In general, each business center, office building and undeveloped property is generally considered as an independent CGU.

As of June 30, 2016, 2015 and 2014, given the injunction order and the concession status of Arcos del Gourmet S.A. (see Note 7), circumstances that were deemed to be potential proof of impairment and, therefore, the Group carried out relevant analysis on consolidated net assets in this transaction. To such end, the Group has determined the recoverable value of such assets using the discounted cash flow valuation method upon weighing various scenarios. The main inputs used in the model include projected operating income and a discount rate in line with the business. Each revenue and cost scenario was assigned an occurrence probability rate based on information available at the time of conducting the analysis. The Company concluded that it is not necessary to record any impairment of its related assets.

The Group carried out the impairment test on this CGU on the basis of the value in use model and concluded that no impairment should be recognized for the assets, or CGU, for any of the years reported.

  (d) Fair value of derivatives and other financial instruments

Fair values of derivative financial instruments are computed with reference to quoted market prices on trade exchanges, when available. The fair values of financial instruments that are not traded in an active market are determined by using valuation techniques. The Group uses its judgment to select a variety of methods and make assumptions that are based on market conditions existing at statement of financial position.

  (e) Allowance for trade receivables

As described on Note 2.15., the Group makes some estimation in order to calculate the allowance for trade receivables. If the amount estimated differs to the present value, actual write-offs might be higher/lower than expected.

  (f) Income taxes

The Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the overall provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

Management assesses the realizability of deferred tax assets, by considering whether it is probable that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. See Note 26 for details.

6.     Segment reporting

IFRS 8 requires an entity to report financial and descriptive information about its reportable segments, which are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker ("CODM") such function is carried out by the Group's Executive Committee in deciding how to allocate resources and in assessing performance, without prejudice of the powers and responsibilities of the Board of Directors. The CODM evaluates the business based on the differences in the nature of its products, operations and risks. The amount reported for each segment item is the measure reported to the CODM for these purposes and later to the Board of Directors. In turn, the Board of Directors' management is assessed by the Shareholders' Meeting, which is the governance body.

Operating segments identified are disclosed as reportable segments if they meet any of the following quantitative thresholds:

•
The operating segment's reported revenue, including both sales to external customers and inter-segment sales or transfers, is ten per cent or more of the combined revenue, internal and external, of all operating segments.

•
The absolute amount of its reported profit or loss is 10% or more of the greater, in absolute amount, of:

•
the combined reported profit of all operating segments that do not report a loss; and

•
the combined reported loss of all operating segments that report a loss.

•
Its assets are 10% or more of the combined assets of all operating segments.

As well as this, the operating segments that do not meet any of the quantitative thresholds could be considered as reportable segments if the management estimates that this information could be useful for the users of the financial statements.

If, after determining reportable segments in accordance with the preceding quantitative thresholds, the total external revenue attributable to those segments amounts to less than 75% of the total Group's consolidated external revenue, additional segments are identified as reportable segments, even if they do not meet the thresholds described above, until at least 75% of the Group's consolidated external revenue is included in reportable segments. Once the 75% of the Group's consolidated external revenue is included in reportable segments, the remaining operating segments are aggregated in the "Other segments" column.

Segment information has been prepared and classified according to different types of businesses in which the Group conducts its activities. The Group´s Investment and Development Properties business is comprised of the following segments:

•
The "Shopping Malls" Segment includes the operating results of the Group's Shopping Malls portfolio principally comprised of lease and service revenues from tenants.

•
The "Offices and others" Segment includes the operating results of the Group's lease and service revenues of office space and other non-retail building properties principally comprised of lease and service revenue from tenants.

•
The "Sales and Developments" Segment includes the operating results of sales of Undeveloped parcels of land and/or trading properties, as the results related with its development and maintenance. Also included in this segment are the results of the sales of real property intended for rent.

•
The "Financial operations and others" segment primarily includes the financial activities carried out by the associate Tarshop S.A., the residual financial operations of its subsidiary Apsamedia S.A. (currently merged with IRSA CP). The e-commerce activities conducted through the associate Avenida Inc. are also included until the first quarter of the fiscal year ended June 30, 2015, then it has been considered as an investment in a financial asset.

Below is a summarized analysis of the lines of business of the Group for the fiscal years ended June 30, 2016, 2015 and 2014. This information has been retroactively modified to reflect the effects of the change of accounting policy for investment property as further described in Note 2.1.b).

	Fiscal year ended June 30, 2016 (recast)
	Urban properties			Investments
	Shopping malls	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments

Revenue(i)	2,409,082	284,137	2,679	1,013	2,696,911
Costs	(250,306)	(12,254)	(5,720)	(77)	(268,357)

Gross Profit / (Loss)	2,158,776	271,883	(3,041)	936	2,428,554

Net gain from fair value adjustments on investment properties	16,131,702	1,039,957	252,570	—	17,424,229
General and administrative expenses	(178,643)	(23,308)	(20,296)	—	(222,247)
Selling expenses	(145,278)	(12,824)	(4,264)	(1,835)	(164,201)
Other operating results, net	(61,556)	(1,377)	(7,831)	(18)	(70,782)

Profit / (Loss) from operations	17,905,001	1,274,331	217,138	(917)	19,395,553

Share in profit / (loss) of associates and joint ventures	—	20,430	—	(31,447)	(11,017)

Segment Profit / (Loss) Before Financing and Taxation	17,905,001	1,294,761	217,138	(32,364)	19,384,536

Investment properties	26,633,273	4,876,164	1,362,670	—	32,872,107
Property, plant and equipment	49,053	69,870	—	—	118,923
Trading properties	—	—	48,029	—	48,029
Goodwill	1,323	3,911	—	—	5,234
Right to receive units ("Barters")	—	—	38,281	—	38,281
Inventories	18,560	—	—	—	18,560
Investments in associates and joint ventures	—	59,040	—	75,487	134,527

Operating assets(ii)	26,702,209	5,008,985	1,448,980	75,487	33,235,661

(i)     The Group's revenues are entirely originated in Argentina.

(ii)    All of the Group's assets included in the segment are located in Argentina.

	Fiscal year ended June 30, 2015 (recast)
	Urban properties			Investments
	Shopping malls	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments

Revenue(i)	1,778,310	160,132	6,616	147	1,945,205
Costs	(165,599)	(5,348)	(4,947)	(56)	(175,950)

Gross Profit	1,612,711	154,784	1,669	91	1,769,255

Net gain from fair value adjustments of investment property	729,146	1,446,123	556,560	—	2,731,829
General and administrative expenses	(136,151)	(4,487)	—	—	(140,638)
Selling expenses	(112,824)	(5,505)	(254)	(380)	(118,963)
Other operating results, net	(48,565)	(58,340)	(13,813)	8,759	(111,959)

Profit from Operations	2,044,317	1,532,575	544,162	8,470	4,129,524

Share of (loss) / profit of associates and joint ventures	—	5,741	—	10,740	16,481

Segment profit Before Financing and Taxation	2,044,317	1,538,316	544,162	19,210	4,146,005

Investment properties	10,330,864	4,265,010	1,104,207	—	15,700,081
Property, plant and equipment	48,345	73,239	—	—	121,584
Trading properties	—	—	25,494	—	25,494
Goodwill	1,323	3,911	—	—	5,234
Right to receive units ("Barters")	—	—	38,281	—	38,281
Inventories	15,711	—	—	—	15,711
Investments in associates and joint ventures	—	42,909	—	35,934	78,843

Operating assets(ii)	10,396,243	4,385,069	1,167,982	35,934	15,985,228

(i)     The Group's revenues are entirely originated in Argentina.

(ii)    All of the Group's assets included in the segment are located in Argentina.

	Fiscal year ended June 30, 2014 (recast)
	Urban properties			Investments
	Shopping malls	Offices and others	Sales and developments	Financial operations and others	Total urban properties and investments.

Revenue(i)	1,383,008	27,569	51,917	574	1,463,068
Costs	(161,716)	(1,053)	(10,916)	(373)	(174,058)

Gross Profit	1,221,292	26,516	41,001	201	1,289,010

Net gain from fair value adjustments of investment property	2,602,753	176,963	113,574	—	2,893,290
General and administrative expenses	(101,538)	(253)	—	(55)	(101,846)
Selling expenses	(73,427)	(817)	(3,851)	110	(77,985)
Other operating results, net	(44,126)	(169)	13,390	54	(30,851)

Profit from Operations	3,604,954	202,240	164,114	310	3,971,618

Share of loss of associates and joint ventures	—	12,974	—	(18,500)	(5,526)

Segment profit Before Financing and Taxation	3,604,954	215,214	164,114	(18,190)	3,966,092

Investment properties	9,387,140	723,739	448,715	—	10,559,594
Property, plant and equipment	20,455	3,196	—	—	23,651
Trading properties	—	—	10,875	—	10,875
Goodwill	1,829	3,911	—	—	5,740
Right to receive units ("Barters")	9,264	—	23,608	—	32,872
Inventories	10,625	—	—	—	10,625
Investments in associates and joint ventures	—	37,067	—	33,680	70,747

Operating assets(ii)	9,429,313	767,913	483,198	33,680	10,714,104

(i)     The Group's revenues are entirely originated in Argentina.

(ii)    All of the Group's assets included in the segment are located in Argentina.

The Group's Shopping Malls, offices and other rental properties, and trading properties, are located in Argentina.

The CODM evaluates performance of business segments based on segment profit, defined as profit or loss from operations before financing and taxation. The measurement principles for the segment reporting structure are based on the IFRS principles adopted in the consolidated financial statements, except for:

•
The operating income from the joint ventures Nuevo Puerto Santa Fe S.A. and Quality Invest S.A. are reported under the proportional consolidation method. Under this method, the income/loss generated by joint ventures is reported in the income statement line-by-line, rather than in a single item as required by IFRS. Management believes that the proportional consolidation method provides more useful information to understand the business return, because the assets and income/loss generated by consolidated operations are similar to the assets and income/loss booked under the equity method. This is due to the fact that under the proportional consolidation method, revenues and expenses are reported separately, instead of offsetting and reporting them as a single item in the income statement. Therefore, the proportional consolidation method is used by the CODM to assess and understand the return and the results of operations of these businesses as a whole.

  Operating results of Entertainment Holding S.A. joint venture is accounted for under the equity method. Management believes that, in this case, this method provides more adequate information for this type of investment, where the main asset consists of an indirect interest of 25% in la Rural S.A.

•
Operating results does not include the amounts pertaining to building administration expenses and collective promotion fund, and also excludes total recovered costs, whether by way of building administration expenses or other concepts included under financial results (for example default interest and other concepts) and not analyzed to assess the operating performance of the segment. The CODM examines the net amount from both concepts (total surplus or deficit between building administration expenses and collective promotion funds and recoverable expenses).

These costs and income are presented now for reconciliation of all segments and their respective consolidating operating income.

Revenues generated and goods and services exchanged between segments are calculated on the basis of market prices. Intercompany transactions between segments, if any, are eliminated.

The following tables present a reconciliation between the total results of operations corresponding to segment information and the results of operations as per the statement of income. The adjustments are related to the presentation of the results of joint ventures on an equity-accounted basis under IFRS and the expenses and collective promotion fund.

	Fiscal year ended June 30, 2016 (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund	Adjustment for share of profit / (loss) of joint ventures	Adjustment for inter-segment eliminations	Total as per statement of comprehensive income

Revenues	2,696,911	1,183,627	(22,038)	—	3,858,500
Costs	(268,357)	(1,201,305)	9,458	—	(1,460,204)

Gross Profit	2,428,554	(17,678)	(12,580)	—	2,398,296

Net gain from fair value adjustments of investment property	17,424,229	—	(331,825)	—	17,092,404
General and administrative expenses	(222,247)	—	667	—	(221,580)
Selling expenses	(164,201)	—	1,980	—	(162,221)
Other operating results, net	(70,782)	—	2,229	—	(68,553)

Profit from Operations	19,395,553	(17,678)	(339,529)	—	19,038,346

Share of (loss) / profit of associates and joint ventures	(11,017)	—	215,316	—	204,299

Segment Profit before Financing and Taxation	19,384,536	(17,678)	(124,213)	—	19,242,645

	Fiscal year ended June 30, 2015 (recast)
	Total segment reporting	Adjustment for expenses and collective promotion fund	Adjustment for share in profit / (loss) of joint ventures	Adjustment for inter-segment eliminations	Total as per statement of comprehensive income

Revenues	1,945,205	833,905	(21,029)	—	2,758,081
Costs	(175,950)	(847,980)	5,907	—	(1,018,023)

Gross Profit	1,769,255	(14,075)	(15,122)	—	1,740,058

Net gain from fair value adjustments of investment property	2,731,829	—	(41,273)	—	2,690,556
General and administrative expenses	(140,638)	—	404	108	(140,126)
Selling expenses	(118,963)	—	1,280	—	(117,683)
Other operating results, net	(111,959)	—	1,212	(108)	(110,855)

Profit from Operations	4,129,524	(14,075)	(53,499)	—	4,061,950

Share of profit of associates and joint ventures	16,481	—	34,287	—	50,768

Segment Profit before Financing and Taxation	4,146,005	(14,075)	(19,212)	—	4,112,718

	Fiscal year ended June 30, 2014 (recast)
	Total Segment reporting	Adjustment for expenses and collective promotion fund	Adjustment for share in profit / (loss) of joint ventures	Adjustment for inter-segment eliminations	Total as per statement of comprehensive income

Revenues	1,463,068	667,824	(17,518)	(360)	2,113,014
Costs	(174,058)	(675,226)	3,964	360	(844,960)

Gross Profit	1,289,010	(7,402)	(13,554)	—	1,268,054

Net gain from fair value adjustments of investment property	2,893,290	—	(90,267)	—	2,803,023
General and administrative expenses	(101,846)	—	293	108	(101,445)
Selling expenses	(77,985)	—	1,131	—	(76,854)
Other operating results, net	(30,851)	—	3,020	(108)	(27,939)

Profit from Operations	3,971,618	(7,402)	(99,377)	—	3,864,839

Share of loss of associates and joint ventures	(5,526)	—	64,600	—	59,074

Segment Profit before Financing and Taxation	3,966,092	(7,402)	(34,777)	—	3,923,913

Total segment assets are allocated based on the operations of the segment and the physical location of the assets. In line with the discussion above, assets assigned to each segment include the proportionate share of the assets of the joint ventures. The statement of financial position under IFRS shows the net investment in these joint ventures as a single item.

The total operating segment assets as per the segment information are reconciled to the total consolidated assets as per the statement of financial position as follows.

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Total operating segment assets as per segment information	33,235,661	15,985,228	10,714,104
Less:
Proportionate share in reportable operating segment assets of certain joint ventures(***)	(644,200)	(317,402)	(268,388)
Plus:
Investments in joint ventures(*)	463,232	249,506	211,344
All other non-reportable assets(**)	4,966,809	1,837,386	1,494,047

Total Consolidated Assets as per the Statement of financial position	38,021,502	17,754,718	12,151,107

(*)    Represents the equity-accounted amount of those joint ventures, which were proportionate-consolidated for segment information purposes.

(**)  Includes deferred income tax, income tax credit, trade and other receivables, investments in financial assets, cash and cash equivalent and intangible assets except for goodwill and right to receive units.

(***) Below is a detail of the proportionate share in assets by segment of joint ventures included in the information reported by segment:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Investment properties	638,010	311,204	262,798
Goodwill	5,234	5,234	5,234
Property, plant and equipment	598	600	99
Inventories	358	364	257

Total proportionate share in assets per segment of joint ventures	644,200	317,402	268,388

The Group's revenues for each of its reporting segments derive from a large and diverse client base and, therefore, there is no revenue concentration in any particular segment.

7.     Information about subsidiaries

  General information

The Group conducts its business through several operating and holding subsidiaries. See the Group's shareholding structure, percentages of interest, materiality criteria and other relevant information on the Group's subsidiaries in Note 2.3.a).

See Note 3 for information about acquisitions and disposals of subsidiaries made during the fiscal years ended June 30, 2016, 2015 and 2014.

  Restrictions, commitments and other matters in respect of subsidiaries

According to Law N° 19,550 in which the Group operates, 5% of the profit of the year is separated to constitute a legal reserve until they reach legal capped amounts (20% of the nominal value of total capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group has not reached the legal limit of this reserve. Dividends are paid out across the Group's subsidiaries based on their individual accounting statements.

  Arcos del Gourmet

  Injunction order

In December 2013, the Judicial Branch confirmed an injunction order that suspended the opening of the Shopping mall on the grounds that it did not have certain government permits in the context of two legal proceedings, where a final decision has been rendered for the company.

The plaintiff filed a petition for the continuation of the preliminary injunction by means of an extraordinary appeal of unconstitutionality which was denied by the lower and appellate courts; consequently, it filed an appeal with the Supreme Court of Justice of the Autonomous City of Buenos Aires, which so far, has not rendered a decision.

Nowadays, the Shopping mall Distrito Arcos is open to the public and operating normally.

  Concession status

The National State issued Executive Order 1723/2012, whereby several plots of land located in prior rail yards of Palermo, Liniers and Caballito rail stations ceased to be used for rail purposes, in order to be used for development of integral urbanization projects.

In this respect and as part of several measures related to other licensed persons and/or concessionaires, we have notified, in the file of proceedings, of the corresponding Resolution 170/2014 revoking of the Contract for Readjustment of the Concession of Rights of use and Development number AF000261 issued by the Agencia de Administración de Bienes del Estado (State Assets Administration Office, or AABE).

It should further be pointed out that such measure:

(i)
has not been adopted due to non-compliance of the company;

(ii)
to date has not involved the interruption of the commercial development or operation of the shopping mall, which continues to operate under normal conditions;

Notwithstanding the foregoing, Arcos del Gourmet S.A. has filed the relevant administrative resources (appeal) and has also filed a judicial action requesting that the revocation of such concession be overruled.

Furthermore, it has started a so-called "juicio de consignación", that is an action where the plaintiff deposits with the court sums of money that the defendant refuses to accept. Under this legal action, the Company has deposited in due time and form all rental payments under the Contract for Reformulation of the Concession of Rights of Use and Development, which the Company considers to have been unduly revoked.

  Information on subsidiaries with material non-controlling interests

As mentioned in Note 2.3.a), the following non-controlling interests are considered significant to the Group:

	Equity attributable to non-controlling interest
Subsidiary	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Panamerican Mall S.A.	692,581	376,494	303,337

The non-controlling interests for the remaining subsidiaries aggregated Ps. 83,019, Ps. 67,006 and Ps. 55,349 as of June 30, 2016, 2015 and 2014, respectively. None of these subsidiaries have non-controlling interests which are individually considered material to the Group.

Below is the summarized financial information on subsidiaries with material non-controlling interests for the Group (includes adjustments related to changes in accounting policies):

  Summarized statement of financial position

	Panamerican Mall S.A. (PAMSA)
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

ASSETS
Total non-current assets	4,686,856	2,376,326	1,666,093
Total current assets	484,841	487,492	361,857

TOTAL ASSETS	5,171,697	2,863,818	2,027,950

LIABILITIES
Total non-current liabilities	1,514,113	671,370	434,933
Total current liabilities	194,677	309,978	76,329

TOTAL LIABILITIES	1,708,790	981,348	511,262

NET ASSETS	3,462,907	1,882,470	1,516,688

  Summarized statement of comprehensive income

	PAMSA
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Revenue	424,498	333,292	262,273
Profit before income tax	2,802,957	891,980	669,237
Income tax expense	(979,068)	(312,336)	(234,247)
Profit for the year	1,823,889	579,644	434,990

Total Comprehensive Income for the year	1,823,889	579,644	434,990

Profit attributable to non-controlling interest	364,778	115,929	86,998
Dividends distribution to non-controlling interest	48,690	42,772	—

  Summarized statements of cash flows

	PAMSA
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net cash generated from (used in) operating activities	171,429	119,826	(23,749)

Net cash (used in) generated from investing activities	(144,114)	(154,008)	60,871

Net cash used in financing activities	(37,514)	(116)	(4,301)

Net (decrease) / increase in cash and cash equivalents	(10,199)	(34,298)	32,821

Cash and cash equivalents at beginning of the year	10,553	44,387	11,416
Foreign exchange gain on cash and cash equivalents	60	464	150

Cash and cash equivalents at end of the year	414	10,553	44,387

The information above is the amount before inter-company eliminations.

Reconciliation of the summarized financial information presented to the carrying amount of the Group's interest in subsidiaries with material non-controlling interests is as follows:

	PAMSA
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net assets at the beginning of the year	1,882,470	1,516,688	1,081,698
Profit for the year	1,823,889	579,644	434,990
Dividend distribution	(243,452)	(213,862)	—

Net assets at the end of the year	3,462,907	1,882,470	1,516,688

Net assets at the participating interest	80%	80%	80%
Interests in subsidiaries	2,770,326	1,505,976	1,213,351

Book value at the end of the year	2,770,326	1,505,976	1,213,351

8.     Interests in joint ventures

  General information

The accounting policy used by the Group to value its interest in joint ventures, materiality criteria and other relevant information concerning these investments are described in Note 2.3.e).

See Note 3 for information about acquisitions and disposals of joint ventures made during the fiscal years ended June 30, 2016, 2015 and 2014.

The table below lists the Group's investments and the values of interests in joint ventures for the fiscal years ended June 30, 2016, 2015 and 2014 as well as the Group's interest in comprehensive income of such companies as of June 30, 2016, 2015 and 2014 (includes adjustments related to changes in accounting policies):

					Value of Group's interest in equity			Group's interest in comprehensive income			% of ownership interest held			Last financial statements issued (recast)
	Place of business / country of incorporation		Nature of the relationship	Common shares 1 vote	June 30, (recast)			June 30, (recast)			June 30, (recast)			Share capital (nominal value)
		Main activity														Income / (loss) for the year
Name of the entity					2016	2015	2014	2016	2015	2014	2016	2015	2014					Equity

Entertainment Holdings S.A.(1)	Argentina	Real estate	(2)	22,395,574	59,019	42,899	37,127	20,419	5,672	13,021	50%	50%	50%	44,791	(7)	19,048	(7)	118,038
Quality Invest S.A.(1)	Argentina	Real estate	(3)	76,814,342	360,254	204,182	168,897	154,072	28,785	49,445	50%	50%	50%	153,629	(7)	308,145	(7)	712,686
Nuevo Puerto Santa Fe S.A.(1)	Argentina	Real estate	(4)(6)	138,750	102,978	45,324	42,447	61,244	5,502	15,155	50%	50%	50%	2,775	(7)	122,490		203,309
Entretenimiento Universal S.A.	Argentina	Event organization and others	(5)	300	21	10	(59)	11	69	(47)	2,5%	2,5%	2,5%	12	(7)	576	(7)	837

					522,272	292,415	248,412	235,746	40,028	77,574

(1)     Considered to be material to the Group.

(2)    Entertainment Holdings S.A is an investment company that holds indirectly 25% of La Rural S.A. which is in the operation of the exhibition grounds in Buenos Aires. See Note 41.

(3)    Quality Invest S.A. is a company engaged in the operation of the San Martín premises (formerly owned by Nobleza Piccardo S.A.I.C. y F.).

(4)    Nuevo Puerto Santa Fe S.A. owns the right to use and operate a shopping mall in the city of Santa Fe, Province of Santa Fe.

(5)    Entrenimiento Universal S.A. is a company engaged in event organization, shows and food services.

(6)    Nominal value per share Ps. 100.

(7)    Includes the necessary adjustments to get to the balances in accordance with the international financial reporting standards and includes adjustments related to homogenization of accounting policies.

The shares in these joint ventures are not publicly traded so they have no listed market price available.

Evolution of the Group's investments in joint ventures for the fiscal years ended June 30, 2016, 2015 and 2014 were as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)(*)

Beginning of the year	292,415	248,412	169,616
Share of profit, net	235,746	40,028	77,574
Capital contributions	2,000	6,600	1,222
Dividends distributed	(3,592)	(2,625)	—
Goodwill written off	(4,297)	—	—

End of the year	522,272	292,415	248,412

(*)    includes negative equity of Ps 59 included in provisions (Note 22)

  Restrictions, commitments and other matters in respect of joint ventures

According to Law N° 19,550, 5% of the profit of the year is separated to constitute a legal reserve until they reach legal capped amounts (20% of total capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group's joint ventures have not reached the legal limit of this reserve.

  Quality Invest S.A.

In March 2011, Quality Invest S.A. ("Quality") subscribed an agreement of purchase for the property of an industrial plant owned by Nobleza Piccardo S.A.I.C. y F. ("Nobleza") located in San Martin, Province of Buenos Aires. The facilities have the necessary features and scales for multiple uses. The purchase price was USD 33.0 million. At the same time, Quality subscribed a lease agreement with Nobleza, by means of which Nobleza will rent the property for a maximum term of 3 years. On March 2, 2015, an Agreement Letter has been signed for the completion of a lease agreement and restitution of the San Martín plant. In April 2011, Quality requested the Antitrust Commission to issue an advisory opinion on the obligation to notify the operation or not. Later, the Court of Appeals affirmed the Antitrust Commission's decision regarding the obligation to serve notice and consequently, on February 23, 2012, local Form F1 was filed. On March 8, 2016, the Antitrust Commission authorized the economic concentration transaction involving the acquisition of the industrial plant by Quality.

As authorized by the relevant Ordinance, on January 20, 2015 Quality, entered into an Urbanization Agreement with the Municipality of San Martín which governs several regulatory aspects and sets forth a binding assignment of meters in exchange for cash contributions subject to the formalization of certain administrative milestones included in the rezoning process. The Agreement contemplates a monetary compensation to the City Council totaling Ps. 40.0 million, payable in two installments of Ps. 20.0 million each. The first of such installments was actually paid on June 30, 2015.

On January 5, 2016, the Official Bulletin of the Province of Buenos Aires published the Order of Provincial Ratification (of the Municipal Ordinance), whereby the urban parameters originally requested entered into full force, thus concluding the legislative enactment process.

Even though validation is a condition precedent to the Agreement's effectiveness, the obligation to pay the second installment will not become in force until the first drawing is registered with the Dirección de

Geodesia (Geodesy Office) of the province of Buenos Aires. As of the date of these Audited Financial Statements, Quality is assessing several alternatives in order to file the plan with the final project.

  Entertainment Holdings S.A.

During November 2012, IRSA Propiedades Comerciales acquired shares of common stock, representing 50% of EHSA's capital stock and votes and, as a consequence, IRSA Propiedades Comerciales, holds a jointly indirect interest in La Rural S.A. (LRSA) of 25% which operates the fairground Predio Ferial de Buenos Aires.

In connection with the Fairground, as publicly known, in December 2012 the National Executive Branch issued Executive Order 2552/12 that annulled an executive order dated 1991 which had approved the sale of the Fairground to the Sociedad Rural Argentina (SRA); the effect of this new order was to revoke the sale transaction. Subsequent, on March 21, 2012, the National Executive Branch notified the SRA of said executive order and further ordered that the property be returned to the Federal Government within 30 subsequent days. Then, the SRA issued a press release publicly disclosing the initiation of legal actions. Furthermore, as it has become publicly known, on August 21, 2013, the Supreme Court of Justice rejected the appeal filed by the National State against the interim measure timely requested by the SRA.

Neither has IRSA Propiedades Comerciales been served notice formally nor is it a party involved in the legal actions brought by the SRA.

Given the potential dimension of the dispute, as it has been known to the public, we estimate that if Executive Order 2552/12 was found to be unconstitutional, such order shall have no legal effects either in EHSA or in the acquisition by IRSA Propiedades Comerciales of an equity interest in EHSA. However, should the opposite happen, that is, a court order declaring the nullity of Executive Order 2699/91, could have a real impact on acquired assets. In this scenario, the judicial decision may render the purchase of the Plot of Land by SRA null and void , and all acts executed by SRA in relation to the Plot of Land, including the right of use currently held by the entity where EHSA has an indirect equity interest, through vehicle entities, would also become null and void.

On June 1, 2015, a ruling was issued in case 4573/2012 SOCIEDAD RURAL ARGENTINA vs. NATIONAL STATE—EXECUTIVE POWER ON DECLARATORY ACTION, whereby the injunction staying the effects of Executive Order 2552/12 was lifted.

On June 2, 2015 the SRA filed a writ of appeal against the ruling indicated above and on that same date the appeal was admitted with staying effects. While a decision on the appeal filed with the Court is pending, the motion to lift the injunction filed by the Argentine Government will have no effect.

On September 17, 2015, the Court of Appeals, second chamber, decided to reject the lifting of the injunction. Against this resolution the Argentine Government filed an Extraordinary Appeal. In November 2015, the Court of Appeals dismissed the extraordinary appeal filed by the National Government.

There are no contingent liabilities relating to the Group's interest in joint ventures, and there are no contingent liabilities of the joint ventures themselves, other those previously the mentioned above.

On March 11, 2016 La Rural S.A. was enjoined as third party in the case referred to above, and filed an answer to such summons on April 6, 2016.

  Information about significant joint ventures

Set out below is the summarized financial information for the joint ventures considered to be material to the Group:

  Summarized statements of financial position

	June 30, 2016 (recast)
	QUALITY	NPSF	EHSA

ASSETS
Total non-current assets	1,033,754	272,367	149,756
Total current assets	6,669	38,904	89

Total assets	1,040,423	311,271	149,845

LIABILITIES
Total non-current liabilities	311,779	83,319	30,277
Total current liabilities	15,958	24,643	1,530

Total liabilities	327,737	107,962	31,807

Net assets	712,686	203,309	118,038

	June 30, 2015 (recast)
	QUALITY	NPSF	EHSA

ASSETS
Total non-current assets	540,209	109,668	124,068
Total current assets	4,477	32,485	61

Total assets	544,686	142,153	124,129

LIABILITIES
Total non-current liabilities	138,122	28,289	23,867
Total current liabilities	6,023	25,862	1,272

Total liabilities	144,145	54,151	25,139

Net assets	400,541	88,002	98,990

	June 30, 2014 (recast)
	QUALITY	NPSF	EHSA

ASSETS
Total non-current assets	440,757	88,603	82,576
Total current assets	2,474	39,064	42

Total assets	443,231	127,667	82,618

LIABILITIES
Total non-current liabilities	109,460	32,646	15,085
Total current liabilities	3,799	12,773	194

Total liabilities	113,259	45,419	15,279

Net assets	329,972	82,248	67,339

  Summarized statements of comprehensive income

	QUALITY
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Revenues	4,344	15,920	16,476
Profit before income tax	481,809	86,162	148,891
Income tax expense	(173,664)	(28,593)	(50,110)

Profit for the year	308,145	57,569	98,781

Total Comprehensive income for the year	308,145	57,569	98,781

	NPSF
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Revenues	61,207	39,950	30,167
Profit before income tax	188,702	16,171	46,687
Income tax expense	(66,212)	(5,168)	(16,377)

Profit for the year	122,490	11,003	30,310

Total Comprehensive income for the year	122,490	11,003	30,310

Dividends paid	7,183	5,249	—

	EHSA
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Revenues	—	—	—
Profit before income tax	25,459	40,489	40,962
Income tax expense	(6,411)	(8,941)	(14,920)

Profit for the year	19,048	31,548	26,042

Total Comprehensive income for the year	19,048	31,548	26,042

The information above reflects the amounts presented in the financial statements of the joint ventures (and not the Group's share of those amounts) adjusted for differences in accounting policies. EHSA and NPSF present their financial statements in accordance with Argentinian professional accounting standards and apply IFRS for purposes of preparing these Consolidated Financial Statements.

Reconciliation of the summarized financial information presented to the carrying amount of the Group's interest in material joint ventures is as follows:

	QUALITY
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net assets at the beginning of the year	400,541	329,972	230,191
Increases in capital / Irrevocable contributions	4,000	13,000	1,000
(Loss) / Profit for the year	308,145	57,569	98,781

Net assets at the end of the year	712,686	400,541	329,972

% of ownership interest	50%	50%	50%
Interests in joint ventures	356,343	200,271	164,986
Goodwill	3,911	3,911	3,911

Book amount at the end of the year	360,254	204,182	168,897

	NPSF
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net assets at the beginning of the year	88,002	82,248	51,938
Dividends distribution	(7,183)	(5,249)	—
Profit for the year	122,490	11,003	30,310

Net assets at the end of the year	203,309	88,002	82,248

% of ownership interest	50%	50%	50%
Interests in joint ventures	101,655	44,001	41,124
Goodwill	1,323	1,323	1,323

Book amount at the end of the year	102,978	45,324	42,447

	EHSA
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net assets at the beginning of the year	98,990	67,342	41,300
Increases in capital / Irrevocable contributions	—	100	—
Profit for the fiscal year	19,048	31,548	26,042

Net assets at the end of the year	118,038	98,990	67,342

% of ownership interest	50%	50%	50%
Interests in joint ventures	59,019	49,545	33,671
Goodwill	—	26,648	26,648
Impairment	—	(10,102)	—
Fair value adjustment on acquisition	—	(23,192)	(23,192)
Book amount at the end of the year	59,019	42,899	37,127

9.     Interests in associates

  General information

The accounting policy used by the Group to value its interest in associates, materiality criteria and other relevant information concerning these investments are described in Note 2.3.(d).

During the year ended June 30, 2014 the Group acquired shares in associate Avenida Inc. On September 2, 2014, the Group reduced its equity interest in Avenida Inc., as a result of which it changed its valuation method to fair value (see Note 3). Consequently, as of June 30, 2016, the only investment in associates was Tarshop S.A.

Below is the value of the ownership interest in the Group's associates and its interest in comprehensive income:

				Value of group's interest in equity (recast)			Group's interest in comprehensive income (recast)			% of ownership interest held			Last financial statements issued
	Place of business / country of incorporation		Common shares 1 vote	June 30,			June 30,			June 30,
		Main activity											Share capital (nominal value)		Loss for the year (recast)	Equity (recast)
Name of the entity				2016	2015	2014	2016	2015	2014	2016	2015	2014

Tarshop S.A.(1)	Argentina	Consumer financing	48,759,288	75,487	35,934	22,584	(31,447)	(8,650)	(16,556)	20%	20%	20%	243,796	(3)	(158,839)	377,432
Avenida Inc.(2)	United States	Investment	—	—	—	11,096	—	19,390	(1,944)	—	—	24.79%	—		—	—

				75,487	35,934	33,680	(31,447)	10,740	(18,500)

(1)    Tarshop S.A. is primarily engaged in credit card and loan origination activities.

(2)    Avenida Inc. is primarily engaged in investing activities. On September 2, 2014, the Group reduced its equity interest in Avenida Inc., as a result of which it changed its valuation method to fair value.

(3)    Corresponds to the result of the twelve-month period beginning July 1, 2015 and ending June 30, 2016.

The shares in these associates are not publicly traded so they have no listed market price available.

Changes in the Group's interest in associates for the fiscal years ended June 30, 2016, 2015 and 2014 were as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Beginning of the year	35,934	33,680	39,140
Acquisitions	—	9,985	13,040
Capital contributions	71,000	22,000	—
Investment at fair value	—	(30,089)	—
Sale of equity interest in associates	—	(10,382)	—
Share of (loss) / profit, net	(31,447)	10,740	(18,500)

End of the year	75,487	35,934	33,680

  Restrictions, commitments and other matters in respect of associates

According to Law N° 19,550 in which the Group operates, 5% of the profit of the year is separated to constitute a legal reserve until they reach legal capped amounts (20% of total capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group's associate has not reached the legal limit of this reserve.

  Changes to the regulatory framework, economic context and its consequences in Tarshop S.A.

Over the past fiscal years, the Central Bank modified certain aspects of the regulatory framework of the business activity carried out by Tarshop S.A. Based on such changes, our associate is now undergoing a realignment of its operations.

In addition, during October 2014, Banco Hipotecario S.A. and IRSA Propiedades Comerciales S.A. (Tarshop S.A.'s shareholders) approved a gradual capitalization plan to be carried out pro rata to their share holdings; the first amounted to Ps. 110 million, and was capitalized on December 15, 2014; for the second, Ps. 355.0 million have already been disbursed.

There are no contingent liabilities in relation to the Group's interests in associate.

  No-competition agreement for the sale of the equity interest in Tarshop S.A.

Due to the sale assignment and transfer of the 80% of the equity interest in Tarshop S.A. to Banco Hipotecario S.A., made during the fiscal year ended June 30, 2011, the Group committed itself to not competing for 5 years in the credit card and/or consumer loan business in which Tarshop S.A. has a presence.

  Information about significant associate

Set out below is the summarized financial information of associate considered significant to the Group as of June 30, 2016, 2015 and 2014:

  Summarized statement of financial position

	Tarshop S.A.
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

ASSETS
Total non-current assets	770,384	283,805	210,184

Total current assets	3,792,376	1,460,979	1,369,063

Total assets	4,562,760	1,744,784	1,579,247

LIABILITIES
Total non-current liabilities	587,888	107,318	223,665

Total current liabilities	3,597,440	1,456,195	1,237,934

Total liabilities	4,185,328	1,563,513	1,461,599

Net assets	377,432	181,271	117,648

  Summarized statements of comprehensive income

	Tarshop S.A.
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net income from financing	307,181	143,030	230,849
Net income from services	612,813	488,252	233,197
Uncollectible write-offs net of recoveries	(269,052)	(70,317)	(111,624)
Income tax expense	43,871	30,541	30,003
Loss for the year	(158,839)	(46,377)	(85,940)

Total comprehensive operations for the year	(158,839)	(46,377)	(85,940)

The information above reflects the amounts presented in the financial statements of the associate (and not the Group's share of those amounts) adjusted for differences in the Group's accounting policies and fair value adjustments made at the time of the acquisition.

Reconciliation of the summarized financial information presented to the carrying amount of the Group's interest in material associate is as follows:

	Tarshop S.A.
	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net assets at beginning of the year	181,271	117,648	203,588
Irrevocable contributions	355,000	110,000	—
Loss for the year	(158,839)	(46,377)	(85,940)

Net assets at the end of the year	377,432	181,271	117,648

% of ownership interest	20%	20%	20%
Interest in associates	75,487	36,254	23,530
Unrealized results related to an intercompany transaction	—	(320)	(946)

Book amount at the end of the year	75,487	35,934	22,584

10.   Investment properties

The Group's investment property is measured at fair value. The following table shows the Group's hierarchy of fair values per investment property category and the changes in the investment property's balances for the years ended June 30, 2016, 2015, 2014 and 2013. Changes in the Group's investment properties for the years ended June 30 2016, 2015 and 2014 were as follows:

	Shopping malls	Office and other rental properties	Undeveloped parcels of land	Properties under development	Total
Fair value hierarchy	3	2	2	2

Fair value as of June 30, 2013 (recast)	6,275,471	399,816	348,900	228,648	7,252,835

Year ended June 30, 2014 (recast)
Additions	60,648	4,277	111	156,925	221,961
Capitalized financial costs		—	—	22,377	22,377
Capitalized leasing costs	460	25	—	—	485
Depreciation of capitalized leasing costs (Note 31)(i)	(308)	(359)	—	—	(667)
Transfers to trading properties	—	—	—	(2,139)	(2,139)
Deletions	(417)	—	—	(662)	(1,079)
Net gain from fair value adjustment on investment properties	2,605,226	102,468	113,574	(18,245)	2,803,023

Fair value as of June 30, 2014 (recast)	8,941,080	506,227	462,585	386,904	10,296,796

Year ended June 30, 2015 (recast)
Additions(iii)	58,227	2,473,079	90,589	173,502	2,795,397
Capitalized financial costs	—	—	—	12,957	12,957
Capitalized leasing costs	2,150	524	—	—	2,674
Depreciation of capitalized leasing costs (Note 31)(i)	(530)	(367)	—	—	(897)
Transfers(ii)	563,962	—	—	(563,962)	—
Transfers to property, plant and equipment	(140)	—	—	(8,779)	(8,919)
Transfers to trading properties	(15,544)	—	—	—	(15,544)
Deletions(iv)	(114)	(376,424)	(5,528)	(2,077)	(384,143)
Net gain from fair value adjustment on investment properties	727,692	1,404,849	556,560	1,455	2,690,556

Fair value as of June 30, 2015 (recast)	10,276,783	4,007,888	1,104,206	—	15,388,877

Year ended June 30, 2016 (recast)
Additions	147,467	11,270	55	7,170	165,962
Capitalized leasing costs	—	1,704	—	—	1,704
Depreciation of capitalized leasing costs (Note 31)(i)	(611)	(616)	—	—	(1,227)
Transfers to trading properties	(23,935)	—	—	—	(23,935)
Deletions(iv)	(22,318)	(366,039)	(1,331)	—	(389,688)
Net gain from fair value adjustment on investment properties	16,047,746	792,087	252,570	—	17,092,403

Fair value as of June 30, 2016 (recast)	26,425,132	4,446,294	1,355,500	7,170	32,234,096

(i)     As of June 30, 2016, 2015 and 2014, amortization charges were included in "Costs" in the Statements of Comprehensive Income (Note 31).

(ii)    Includes transfers due to the opening of Alto Comahue and Distrito Arcos shopping malls.

(iii)   Includes additions due to the acquisition of assets from IRSA. See Note 3.

(iv)   As of June 30, 2016 and 2015, includes disposals due to sale of functional units at the Intercontinental Building.

  Valuation processes

The Group's investment properties were valued at each reporting date by independent professionally qualified appraisers who hold a recognized relevant professional qualification and have experience in the locations and segments of the investment properties appraised. For all investment properties, their current use equates to the highest and best use. The Group's finance department includes a team that reviews the valuations performed by the independent appraisers for financial reporting purposes (the "review team"). At each financial year end, the review team: i) verifies all major and important assumptions relevant to the valuation to the independent valuation report; ii) assesses property valuation movements when compared to the prior year valuation report; and iii) holds discussions with the independent appraiser.

Changes in Level 2 and 3 fair values, if any, are analyzed at each reporting date during the appraisal discussions between the review team and the independent appraiser. The Board of Directors ultimately approves the fair value calculations for recording into the financial statements.

Valuation techniques used for the estimation of fair value of the investment property

For all shopping malls with a total carrying amount of Ps. 26,426,718, Ps. 10,276,782, and Ps. 8,941,079, as of the fiscal years ended June 30, 2016, 2015 and 2014, respectively, the valuation was determined using discounted cash flow ("DCF") projections based on significant unobservable assumptions. Within these assumptions the main are:

•
Future rental cash inflows based on the actual location, type and quality of the properties and supported by the terms of any existing lease, and considering the estimations of the Gross National Income (GNI) and the estimated inflation rated given by external advisors.

•
It was considered that all Shopping malls will grow with the same elasticity in relation to the evolution of the GNI and projected Inflation.

•
Cash flows from future investments, expansions, or improvements in shopping malls were not considered.

•
Estimated vacancy rates taking into account current and future market conditions once the current leases expire

•
The projected cash flows were discounted using the Company's weighted average cost of capital (WACC) as the discount rate for each valuation date.

•
Terminal value: it was consider a perpetuity calculated from the cash flow of the last year of useful life.

•
The cash flow for the concessions were projected until the due date of the concession determinate in the current agreements.

For office properties and undeveloped land with a total carrying amount of Ps. 5,800,208, Ps. 5,112,095 and Ps. 968,812, as of June 30, 2016, 2015 and 2014, respectively, the valuation was determined using market comparables. These values were adjusted for differences in key attributes such as location, size of the property and quality of the interior design. The most significant contribution to this comparable market approach is the price per square meter.

It can sometimes be difficult to reliably determine the fair value of a property under development. In order to assess whether the fair value of the property under development can be determined reliably, management considers the following factors, among others:

•
The provisions of the construction contract.
•
The stage of completion.
•
Whether the project/property is standard (typical for the market) or non-standard.
•
The level of reliability of cash inflows after completion.
•
The development risk specific to the property.
•
Past experience with similar constructions.
•
Status of construction permits.

For properties under construction with a total carrying amount of Ps. 7,170, Ps. nil and Ps. 386,904, as of June 30, 2016, 2015 and 2014, respectively, the valuation was based on a cost basis for all periods indicated. These properties under development comprise works in an office building to be constructed.

There were no changes to the valuation techniques during the year.

The following tables present information about the fair value measurements of investment property using significant unobservable inputs (Level 3):

  June 30, 2016

			Range of unobservable inputs
Property type	Valuation technique	Discount rate	Growth rate

Shopping malls	Discount cash flow	9.51%	3%

For the next 5 years the Company considered an average exchange rate AR$/US$ with an increasing trend, that begins at AR$12.03 and ends at AR$25.72 per US$1.00. In the long-term, the model assumes a nominal depreciation rate of the Argentine Peso of 3.1%, estimated based on the projected inflation rates of Argentina and USA.

The considered inflation rate presents a decreasing trend, beginning at 31.8% and reaching a steady path of 5.5% after 10 years.

  June 30, 2015

			Range of unobservable inputs
Property type	Valuation technique	Discount rate	Growth rate

Shopping malls	Discount cash flow	13.15%	3%

For the next 5 years the Company considered an average exchange rate AR$/US$ with an increasing trend, that begins at AR$8.62 and ends at AR$19.66 per US$1.00. In the long-term, the model assumes a nominal depreciation rate of 5.1%, estimated based on the projected inflation rates in Argentina and the USA.

The considered inflation rate presents a decreasing trend, beginning at 32.7% and reaching a steady path of 6% after 10 years.

  June 30, 2014

			Range of unobservable inputs
Property type	Valuation technique	Discount rate	Growth rate

Shopping malls	Discount cash flow	13.7%	3%

For the next 5 years the Company considered an average exchange rate AR$/US$ with an increasing trend, that begins at AR$6.92 and ends at AR$18.60 per US$1.00. In the long-term, the model assumes a nominal depreciation rate of the Argentine peso of 5.1%, estimated based on the projected inflation rates of Argentina and USA.

The considered inflation rate presents a decreasing trend, beginning at 32.7% and reaching a steady path of 6% after 10 years.

Sensitivity to the significant unobservable input

	Discount rate + 1%	Discount rate – 1%	Growth rate + 1%	Growth rate + 1%	Inflation + 10%	Inflation – 10%	Exchange rate + 10%	Exchange rate – 10%

Year ended June 30, 2016	22,769	31,442	28,522	24,892	28,990	24,096	24,031	29,358

Year ended June 30, 2015	9,256	11,253	10,420	9,939	11,118	9,284	9,238	11,278

Year ended June 30, 2014	8,076	9,798	9,063	8,681	9,931	7,899	8,049	9,838

(1)    Assumes an inflation rate of 10% greater for each period relative to projected rate.

(2)    Assumes an inflation rate of 10% lower for each period relative to projected rate.

(3)    Assumes an exchange rate of 10% greater for each period relative to projected rate.

(4)   Assumes an exchange rate of 10% lower for each period relative to projected rate.

The Group's policy is to recognize transfers into and out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer.

The following amounts have been recognized in the statement of comprehensive income:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Rental and service income (Nota 29)	2,672,701	1,917,413	1,392,699
Expenses and collective promotion fund (Nota 29)	1,183,627	833,905	667,824
Costs of property operations (Note 30)	(1,454,409)	(1,013,020)	(833,671)
Net gain unrealized from fair value adjustment of investment properties	16,919,860	2,559,492	2,802,546
Net gain realized from fair value adjustment of investment properties	172,544	131,064	477

Borrowing costs incurred as of June 30, 2015 and 2014 of Ps. 12,957 and Ps. 22,377, respectively, were capitalized at the rate of the Company's general borrowings, which amounts to 15%. Such costs correspond to Alto Comahue. The capitalization of finance costs has ceased since completion of the shopping mall, therefore, no finance costs were capitalized as of June 30, 2016.

Certain of the Group's investment properties have been mortgaged or otherwise restricted to secure some of the Group's borrowings and other liabilities. The net book value of those properties as of June 30, 2016, 2015 and 2014 is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Córdoba Shopping(i)	720,731	300,527	260,720
Solei Premium Outlet(ii)	—	—	243,325

Total	720,731	300,527	504,045

(i)     A portion of the Córdoba Shopping mall property is encumbered with an antichresis right as collateral for an advance rent received from NAI International II Inc. amounting to Ps. 17.7 million, Ps. 3.3 million and 13.2 million, as of June 30, 2016, 2015 and 2014, respectively. The debt is included in "Trade and other payables" in the statement of financial position.

(ii)    On August 22, 2014, APSA paid the balance of the purchase price for the shopping mall known as "Soleil Premium Outlet" in the amount of Ps. 105.8 million (USD 12.6 million plus interest). As a result, the mortgage granted in favor of INC S.A. was fully discharged.

11.   Property, plant and equipment

Changes in the Group's property, plant and equipment for the years ended June 30, 2016, 2015 and 2014 were as follows:

	Other buildings and facilities	Furniture and fixtures	Machinery and equipment	Vehicles	Others	Total

At June 30, 2013 (recast)
Costs	12,321	10,914	76,105	291	56	99,687
Accumulated depreciation	(9,437)	(7,572)	(62,218)	(291)	—	(79,518)

Net book amount (recast)	2,884	3,342	13,887	—	56	20,169

Year ended June 30 2014 (recast)
Opening net book amount	2,884	3,342	13,887	—	56	20,169
Additions	1,488	1,524	8,917	—	—	11,929
Disposal of unused assets	—	—	(36)	—	—	(36)
Depreciation charge(i) (Note 31)	(1,187)	(772)	(6,551)	—	—	(8,510)

Closing net book amount	3,185	4,094	16,217	—	56	23,552

At June 30, 2014 (recast)
Costs	13,809	12,438	84,986	291	56	111,580
Accumulated depreciation	(10,624)	(8,344)	(68,769)	(291)	—	(88,028)

Net book amount (recast)	3,185	4,094	16,217	—	56	23,552

Year ended June 30, 2015 (recast)
Opening net book amount	3,185	4,094	16,217	—	56	23,552
Additions(ii)	74,309	2,586	22,687	2,863	—	102,445
Transfers from investment properties	—	3,618	5,301	—	—	8,919
Disposal of unused assets	—	(46)	—	—	—	(46)
Depreciation charge(i) (Note 31)	(4,328)	(1,110)	(7,971)	(477)	—	(13,886)

Closing net book amount (recast)	73,166	9,142	36,234	2,386	56	120,984

At June 30, 2015 (recast)
Costs	88,118	18,596	112,974	3,154	56	222,898
Accumulated depreciation	(14,952)	(9,454)	(76,740)	(768)	—	(101,914)

Net book amount	73,166	9,142	36,234	2,386	56	120,984

Year ended June 30, 2016 (recast)
Opening net book amount	73,166	9,142	36,234	2,386	56	120,984
Additions	—	3,987	11,612	—	—	15,599
Depreciation charge(i) (Note 31)	(3,438)	(1,564)	(12,683)	(573)	—	(18,258)

Book amount at year end	69,728	11,565	35,163	1,813	56	118,325

At June 30, 2016 (recast)
Costs	88,118	22,583	124,586	3,154	56	238,497
Accumulated depreciation	(18,390)	(11,018)	(89,423)	(1,341)	—	(120,172)

Net book amount (recast)	69,728	11,565	35,163	1,813	56	118,325

(i)     As of June 30, 2016, 2015 and 2014, depreciation charges were included in "Costs" "General and administrative expenses" and in "Selling expenses" in the Statement of Comprehensive Income (Note 31).

(ii)    Includes additions due to acquisition of assets to IRSA. See Note 3.

As of June 30, 2016, 2015 and 2014, there are no properties under development included in this item.

During the fiscal years ended June 30, 2016, 2015 and 2014, borrowing costs were not capitalized.

None of the Group's items of property, plant and equipment have been mortgaged to secure the Group's borrowings.

The Group leases computer equipment under non-cancellable finance lease agreements. The lease terms are between 3 and 5 years and ownership of the assets lie within the Group (Note 27). The book amount of this equipment, included in class "Machinery and equipment" is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Costs—capitalized finance leases	8,709	6,857	5,121
Accumulated depreciation	(6,245)	(4,749)	(3,615)

Net book amount	2,464	2,108	1,506

12.   Trading properties

Changes in trading properties for the fiscal years ended June 30, 2016, 2015 and 2014 were as follows:

	Completed properties	Undeveloped sites	Total

At June 30, 2013 (recast)	1,620	6,024	7,644

Additions	1,400	—	1,400
Transfers from intangible assets / investment properties	7,351	2,139	9,490
Disposals / Sales(i)	(7,659)	—	(7,659)

At June 30, 2014 (recast)	2,712	8,163	10,875

Transfers from investment properties	—	15,544	15,544
Disposals / Sales(i)	(925)	—	(925)

At June 30, 2015 (recast)	1,787	23,707	25,494

Transfers from investment properties	—	23,935	23,935
Disposals / Sales(ii)	(1,400)	—	(1,400)

At June 30, 2016 (recast)	387	47,642	48,029

(i)     Corresponds to the sale of functional units (apartments and parking spaces) of Condominios I and II.

(ii)    Corresponds to the sale of the apartment located at Entre Ríos 465/9.

During the fiscal years ended June 30, 2016, 2015 and 2014, no borrowing costs were capitalized.

None of the Group's trading properties have been mortgaged or otherwise restricted to secure the Group's borrowings or other payables.

Breakdown of current and non-current trading properties is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Non-current	48,029	22,340	9,661
Current	—	3,154	1,214

	48,029	25,494	10,875

The following is a summary of the Group's trading properties by type as of June 30, 2016, 2015 and 2014:

	Net book amount
Description	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)	Date of acquisition

Undeveloped sites:
Air space Coto	6,024	6,024	6,024	sep-97
Córdoba Plot of land	15,544	15,544	2,139	may-15
Córdoba Plot of land (Shopping)(1)	23,935	—	—	—
Residential project Neuquén	2,139	2,139	—	may-06

Total undeveloped sites	47,642	23,707	8,163

Completed properties:
Condominios I	21	21	925	apr-11
Condominios II	366	366	387	nov-13
Entre Ríos 465/9 apartment	—	1,400	1,400	—

Total completed properties	387	1,787	2,712

Total	48,029	25,494	10,875

(1)    See Note 39.

13.   Intangible assets

Changes in the Group's intangible assets for the fiscal years ended June 30, 2016, 2015 and 2014 were as follows:

	Goodwill	Software	Rights of use(ii)	Right to receive units (barters)(iii)	Others	Total

At June 30, 2013 (recast)
Costs	506	14,730	20,873	40,223	907	77,239
Accumulated amortization	—	(13,804)	—	—	(774)	(14,578)

Net book amount (recast)	506	926	20,873	40,223	133	62,661

Year ended June 30, 2014 (recast)
Opening net book amount	506	926	20,873	40,223	133	62,661
Additions	—	165	—	—	10,954	11,119
Transfers to trading properties	—	—	—	(7,351)	—	(7,351)
Disposals	—	(116)	—	—	—	(116)
Amortization charge(i) (Note 31)	—	(479)	—	—	(80)	(559)

Closing net book amount (recast)	506	496	20,873	32,872	11,007	65,754

At June 30, 2014 (recast)
Costs	506	14,779	20,873	32,872	11,861	80,891
Accumulated amortization	—	(14,283)	—	—	(854)	(15,137)

Net book amount (recast)	506	496	20,873	32,872	11,007	65,754

Year ended June 30, 2015 (recast)
Opening net book amount	506	496	20,873	32,872	11,007	65,754
Additions	—	467	—	5,409	—	5,876
Disposals	(506)	—	—	—	—	(506)
Amortization charge(i) (Note 31)	—	(490)	(471)	—	(1,148)	(2,109)

Closing net book amount (recast)	—	473	20,402	38,281	9,859	69,015

At June 30, 2015 (recast)
Costs	—	15,246	20,873	38,281	11,861	86,261
Accumulated amortization	—	(14,773)	(471)	—	(2,002)	(17,246)

Net book amount (recast)	—	473	20,402	38,281	9,859	69,015

Year ended June 30, 2016 (recast)
Opening net book amount	—	473	20,402	38,281	9,859	69,015
Additions	—	1,583	—	—	—	1,583
Amortization charge(i) (Note 31)	—	(325)	(943)	—	(2,191)	(3,459)

Closing net book amount (recast)	—	1,731	19,459	38,281	7,668	67,139

At June 30, 2016 (recast)
Costs	—	16,829	20,873	38,281	11,861	87,844
Accumulated amortization	—	(15,098)	(1,414)	—	(4,193)	(20,705)

Net book amount (recast)	—	1,731	19,459	38,281	7,668	67,139

(i)     As of June 30, 2016, 2015 and 2014, amortization charge is included in "Costs" in the Statements of Comprehensive Income (Note 31). There are no impairment charges for any of the reported years.

(ii)    Corresponds to Distrito Arcos. Depreciation began in January 2015, upon delivery of the shopping mall.

(iii)   Corresponds to in-kind receivables representing the right to receive residential apartments in the future under barter transactions (Note 39).

14.   Inventories

Group's inventories as of June 30, 2016, 2015 and 2014 were as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Current
Materials and others items of inventories	18,202	15,347	10,368

Total inventories	18,202	15,347	10,368

15.   Financial instruments by category

The following tables show the carrying amounts of financial assets and liabilities by category and a reconciliation to the corresponding line item in the statements of financial position, as appropriate. Since the line items "Trade and other receivables" and "Trade and other payables" contain both financial instruments and non-financial assets or liabilities (such as advances, credits, trade payables in-kind and tax payables), the reconciliation is shown in the columns headed "Non-financial assets" and "Non-financial liabilities".

Financial assets and financial liabilities as of June 30, 2016 were as follows:

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Subtotal financial assets	Non-financial assets	Total

June 30, 2016 (recast)
Assets as per statement of financial position
Trade and other receivables (excluding the allowance for doubtful accounts and other receivables) (Note 16)	1,757,371	—	1,757,371	758,493	2,515,864
Investments in financial assets (Note 17)	—	2,084,748	2,084,748	—	2,084,748
Cash and cash equivalents (Note 19)	29,842	3,207	33,049	—	33,049

Total	1,787,213	2,087,955	3,875,168	758,493	4,633,661

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total

Liabilities as per statement of financial position
Trade and other payables (Note 20)	415,591	—	415,591	874,409	1,290,000
Derivative financial instruments (Note 18)	—	2,857	2,857	—	2,857
Borrowings (excluding finance leases liabilities) (Note 23)	5,889,026	—	5,889,026	—	5,889,026

Total	6,304,617	2,857	6,307,474	874,409	7,181,883

Financial assets and financial liabilities as of June 30, 2015 were as follows:

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Subtotal financial assets	Non-financial assets	Total

June 30, 2015 (recast)
Assets as per statement of financial position
Trade and other receivables (excluding the allowance for doubtful accounts and other receivables) (Note 16)	666,968	—	666,968	316,147	983,115
Investments in financial assets (Note 17)	109,831	436,035	545,866	—	545,866
Cash and cash equivalents (Note 19)	301,499	2,000	303,499	—	303,499

Total	1,078,298	438,035	1,516,333	316,147	1,832,480

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total

Liabilities as per statement of financial position
Trade and other payables (Note 20)	402,258	—	402,258	647,705	1,049,963
Borrowings (excluding finance leases liabilities) (Note 23)	3,791,146	—	3,791,146	—	3,791,146

Total	4,193,404	—	4,193,404	647,705	4,841,109

Financial assets and financial liabilities as of June 30, 2014 were as follows:

	Financial assets at amortized cost	Financial assets at fair value through profit or loss	Subtotal financial assets	Non-financial assets	Total

June 30, 2014 (recast)
Assets as per statement of financial position
Trade and other receivables (excluding the allowance for bad debts and other credits) (Note 16)	831,698	—	831,698	265,227	1,096,925
Investments in financial assets (Note 17)	14,079	265,447	279,526	—	279,526
Cash and cash equivalents (excluding bank overdrafts) (Note 19)	114,406	2,300	116,706	—	116,706
Derivative financial instruments—assets (Note 18)	—	1,234	1,234	—	1,234

Total	960,183	268,981	1,229,164	265,227	1,494,391

	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Subtotal financial liabilities	Non-financial liabilities	Total

Liabilities as per statement of financial position
Trade and other payables (Note 20)	215,299	—	215,299	470,185	685,484
Borrowings (excluding finance lease liabilities) (Note 23)	1,522,943	—	1,522,943	—	1,522,943
Derivative financial instruments—liabilities (Note 18)	—	14,225	14,225	—	14,225

Total	1,738,242	14,225	1,752,467	470,185	2,222,652

Financial liabilities carried at amortized cost also include liabilities under finance leases where the Group is the lessee and which therefore have to be measured in accordance with IAS 17 "Leases". Finance leases are excluded from the scope of IFRS 7 "Financial Instruments: Disclosures". Therefore, finance leases have been shown separately.

Results of derivative financial instruments are included in "Financial results, net" in the statement of comprehensive income (Note 34) and can be assigned to the following categories:

	Financial assets / (liabilities) at amortized cost	Financial assets / (liabilities) at fair value through profit or loss	Total

June 30, 2016 (recast)
Interest income	94,541	7,628	102,169
Interest expense	(612,486)	—	(612,486)
Foreign exchange losses, net	(1,815,553)	—	(1,815,553)
Fair value gains of financial assets at fair value through profit or loss	—	466,328	466,328
Gain from derivative financial instruments	—	1,248,374	1,248,374
Other finance costs	(100,051)	—	(100,051)

Net result	(2,433,549)	1,722,330	(711,219)

	Financial assets / (liabilities) at amortized cost	Financial assets / (liabilities) at fair value through profit or loss	Total

June 30, 2015 (recast)
Interest income	57,860	11,447	69,307
Interest expense	(329,170)	—	(329,170)
Foreign exchange losses, net	(210,162)	—	(210,162)
Fair value gains of financial assets at fair value through profit or loss	—	50,176	50,176
Loss from derivative financial instruments	—	(2,961)	(2,961)
Other finance costs	(41,677)	—	(41,677)

Net result	(523,149)	58,662	(464,487)

	Financial assets / (liabilities) at amortized cost	Financial assets / (liabilities) at fair value through profit or loss	Total

June 30, 2014 (recast)
Interest income	44,292	15,732	60,024
Interest expense	(151,092)	—	(151,092)
Foreign exchange losses, net	(277,258)	—	(277,258)
Fair value gains of financial assets at fair value through profit or loss	—	62,216	62,216
Gain from derivative financial instruments	—	12,514	12,514
Other finance costs	(29,457)	—	(29,457)

Net result	(413,515)	90,462	(323,053)

  Determination of fair values

IFRS 9 defines the fair value of a financial instrument as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction. All financial instruments recognized at fair value are allocated to one of the valuation hierarchy levels of IFRS 7. This valuation hierarchy provides for three levels.

In the case of Level 1, valuation is based on quoted prices in active markets for identical financial assets or liabilities that the Group can refer to at the date of the statement of financial position. A market is deemed active if transactions take place with sufficient frequency and in sufficient quantity for price information to be available on an ongoing basis. Since a quoted price in an active market is the most reliable indicator of fair value, this should always be used if available. The financial instruments the Group has allocated to this level mainly comprise equity investments, mutual funds, bonds and non-convertible notes for which quoted prices in active markets are available. In the case of shares, the Group allocates them to this level when either a stock market price is available or prices are provided by a price quotation on the basis of actual market transactions.

In the case of Level 2, fair value is determined by using valuation methods based on inputs directly or indirectly observable in the market. The financial instruments the Group has allocated to this level comprise foreign-currency forward contracts.

In the case of Level 3, the Group uses valuation techniques not based on inputs observable in the market. This is only permissible insofar as no observable market data are available. The inputs used reflect the Group's assumptions regarding the factors which any market player would consider in their pricing. The Group uses the best available information for this, including internal company data. The Group has determined that the investment in Avenida Inc. and Arcos del Gourmet S.A.'s stock option are Level 3 financial instruments, with a fair value of Ps. 172,319 and zero at the end of 2016, respectively, and for 2015 and 2014 Gourmet S.A.'s stock option value is zero.

The following tables present the Group's financial assets and financial liabilities that are measured at fair value as of June 30, 2016, 2015 and 2014 and their allocation to the fair value hierarchy:

	June 30, 2016 (recast)
	Level 1	Level 2	Level 3	Total

Assets
Investments in financial assets:
—Investment in equity securities of TGLT	140,106	—	—	140,106
—Investment in equity securities of Avenida Inc.	—	—	172,319	172,319
—Mutual funds	372,925	—	—	372,925
—ETF funds	98,882	—	—	98,882
—Government bonds	968,859	—	—	968,859
—Bonds issued by Banco Macro	2,988	—	—	2,988
—Non-convertible notes related parties	328,669	—	—	328,669
Cash and cash equivalents:
—Mutual funds	3,207	—	—	3,207

Total Assets	1,915,636	—	172,319	2,087,955

Liabilities
Derivative financial instruments:
—Foreign-currency forward contracts	—	2,857	—	2,857

Total Liabilities	—	2,857	—	2,857

	June 30, 2015 (recast)
	Level 1	Level 2	Level 3	Total

Assets
Investments in financial assets:
—Investment in equity securities of TGLT	71,470	—	—	71,470
—Investment in equity securities of Avenida Inc.	—	—	102,316	102,316
—Mutual funds	105,977	—	—	105,977
—Government bonds	79,555	—	—	79,555
—Bonds issued by Banco Macro	1,789	—	—	1,789
—Non-convertible notes related parties	74,928	—	—	74,928
Cash and cash equivalents:
—Mutual funds	2,000	—	—	2,000

Total Assets	335,719	—	102,316	438,035

	June 30, 2014 (recast)
	Level 1	Level 2	Level 3	Total

Assets
Investments in financial assets:
—Investment in equity securities of TGLT	63,455	—	—	63,455
—Mutual funds	84,640	—	—	84,640
—Government bonds	4,243	—	—	4,243
—Bonds issued by Banco Macro	1,438	—	—	1,438
—Non-convertible notes related parties	113,971	—	—	113,971
—Foreign-currency futures contract	—	1,200	—	1,200
—Interest rate swaps	—	34	—	34
Cash and cash equivalents:
—Mutual funds	2,300	—	—	2,300

Total assets	270,047	1,234	—	271,281

Liabilities
—Foreign-currency futures contract	—	14,225	—	14,225

Total liabilities	—	14,225	—	14,225

When no quoted prices in an active market are available, fair values are based on recognized valuation methods. The Group uses a range of valuation models for the measurement of Level 2 and Level 3 instruments, details of which may be obtained from the following table:

Description	Pricing model	Pricing method	Parameters

Foreign-currency contracts	Present value method	Theoretical price	Money market curve; Interest curve; Foreign exchange curve
Arcos del Gourmet S.A. purchase option	Discounted cash flow	—	Projected revenues and discount rate
Avenida Inc.	Cap rate valuation	Theoretical price	Comparable market multiple (EV/GMV ratio)

16.   Trade and other receivables

The following table shows the amounts of Trade and other receivables as of June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Non-current
Leases and services receivables	4,900	3,000	—
Averaging of scheduled rent escalation	73,895	53,044	53,478
Properties sales receivables	10	192	711
Less: allowance for doubtful accounts	(2,208)	(2,208)	(2,208)

Total non-current trade receivables	76,597	54,028	51,981

Prepayments	12,088	11,274	14,332
Loans	132	—	15
VAT receivables	22,778	23,568	18,824
Others	—	1,561	762

Total non-current other receivables	34,998	36,403	33,933

Related parties (Note 36)	376,603	—	—

Total non-current trade and other receivables	488,198	90,431	85,914

Current
Leases and services receivables	302,294	253,514	239,596
Averaging of scheduled rent escalation	107,655	85,674	—
Post-dated checks	358,253	233,312	181,835
Properties sales receivables	645	537	657
Consumer financing receivables	15,380	14,620	14,861
Debtors under legal proceedings	63,427	60,919	52,175
Less: allowance for doubtful accounts	(91,159)	(82,295)	(71,424)

Total current trade receivables	756,495	566,281	417,700

Prepayments	80,107	92,481	47,064
Expenses to be recovered	2,347	—	—
VAT receivables	2,851	1,853	3,715
Loans	9,276	10,750	8,759
Other tax receivables	21,628	4,867	6,684
Advance payments	60,888	43,386	66,186
Others	1,715	11,197	10,379
Less: allowance for other receivables	(165)	(165)	(175)

Total current other receivables	178,647	164,369	142,612

Related parties (Note 36)	998,992	77,366	376,892

Total current trade and other receivables	1,934,134	808,016	937,204

Total trade and other receivables	2,422,332	898,447	1,023,118

As of June 30, 2016, 2015 and 2014, all non-current receivables are due within 7, 3 and 4 years from the end of the fiscal year, respectively.

The fair values of current trade and other receivables approximate their respective carrying amounts because, due to their short-term nature, the impact of discounting is not considered significant. Fair values are based on discounted cash flows.

Trade receivables are generally presented in the statement of financial position net of allowances for doubtful accounts. Impairment policies and procedures by type of receivables are discussed in detail in Note 2.15.

Movements in the Group's allowance for doubtful accounts and other receivables are as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Beginning of the year	84,668	73,807	73,429
Additions(1) (Note 31)	35,391	22,653	10,333
Unused amounts reversed (Note 31)	(23,396)	(10,489)	(4,022)
Used during the year	(3,131)	(1,303)	(5,933)

End of the year	93,532	84,668	73,807

(1)    The write off charge amounts to Ps. 10 as of June 30, 2016.

The allowance for doubtful accounts' additions and unused amounts reversed have been included in "Selling expenses" in the statement of comprehensive income (Note 31). Amounts charged to the allowance account are generally written off, when no recovery is expected.

The Group's trade receivables comprise: shopping mall leases and services, leases office and services, consumer financing and sale of properties. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables (Note 4).

The Group has also receivables with related parties. Neither of which are due nor impaired.

Due to the distinct characteristics of each type of receivable, an aging analysis of past due unimpaired and impaired receivables are shown by type and class as of June 30, 2016, 2015 and 2014 (includes no past due receivables to reconcile with the amounts in the statements of financial position):

	Past Due
Type of receivables	Up to 3 months	Over 3 months	To mature	Allowed	Total

Shopping leases and services	50,015	8,585	773,073	77,957	909,630
Office leases and services	96	636	32	30	794
Consumer financing	—	—	—	15,380	15,380
Sale of properties	113	347	195	—	655

Total as of June 30, 2016 (recast)	50,224	9,568	773,300	93,367	926,459

Shopping leases and services	39,119	24,424	555,035	69,848	688,426
Office leases and services	969	24	9	35	1,037
Consumer financing	—	—	—	14,620	14,620
Sale of properties	64	340	325	—	729

Total as of June 30, 2015 (recast)	40,152	24,788	555,369	84,503	704,812

Shopping leases and services	24,637	9,555	433,551	56,405	524,148
Office leases and services	430	—	140	158	728
Consumer financing	—	—	—	14,861	14,861
Sale of properties	41	43	1,284	2,208	3,576

Total as of June 30, 2014 (recast)	25,108	9,598	434,975	73,632	543,313

  Leases and services receivables from investment properties:

Trade receivables related to leases and services from the Shopping Malls and offices segments represent 98.3%, 97.8% and 95.6% of the Group's total trade receivables as of June 30, 2016, 2015 and 2014, respectively. The Group has a large customer base and is not dependent on any single customer. Leases and services receivables that are not due and for which no allowance has been recorded relate to a wide and varied number of customers for whom there is no external credit rating available. Most of these customers have reached a minimum period of six months and have no previous non-compliance records. New customers with less than six months are regularly monitored. At the end of the year, the Group has not experienced credit issues with these new customers.

As of June 30, 2016, 2015 and 2014, the Group recognized an allowance for doubtful accounts with respect to leases and services receivables of Ps. 11,235, Ps. 12,405 and Ps. 5,375, respectively.

  Consumer financing receivables:

Trade receivables related to the residual activities of the Group represent only 1.7%, 2.1% and 2.7%of the Group's total trade receivables as of June 30, 2016, 2015 and 2014, respectively.

As of June 30, 2016, 2015 and 2014, the Group provided for recorded net gains (losses) on impairment / (recovery) of consumer financing receivables for an amount of Ps. 760, Ps. (241) and Ps. 936, respectively. The estimation of the credit risk is complex and requires the use of rating and scoring models which are essential to measure default risk. In measuring the consumption credit risks of credit purchases made through credit cards and cash advances, the Company considers two components: (i) the probability of default by client or counterparty, and (ii) the likely recovery rate of obligations in arrears. The models are reviewed regularly to check their effectiveness with respect to actual performance and, where necessary, to enhance them.

  Receivables from the sale of properties:

Trade receivables related to the sale of properties represent 0.1% of the Group's total trade receivables as of June 30, 2016 and 2015 and 0.7% as of June 30, 2014. Payments on these receivables are generally received when due and are generally secured by mortgages on the properties, thus credit risk on outstanding amounts is considered low.

During the fiscal year there are no impaired receivables from the sale of properties.

17.   Investments in financial assets

The following table shows the amounts of investments in financial assets as of June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Non-current
Financial assets at fair value through profit or loss
Investment in equity securities in TGLT	140,106	71,470	63,455
Investment in equity securities in Avenida Inc.	172,319	102,316	—
Financial assets at amortized cost			—
Non-convertible notes related parties (Note 36)	—	79,760	—

Total non-current	312,425	253,546	63,455

Current
Financial assets at fair value through profit or loss
Mutual funds	372,925	105,977	82,340
ETF funds	98,882	—	—
Non-convertible notes related parties (Note 36)	328,669	74,928	113,971
Bonds issued by Banco Macro	2,988	1,789	1,438
Government bonds(i)	968,859	79,555	4,243
Financial assets at amortized cost
Non-convertible notes related parties (Note 36)	—	30,071	14,079

Total current	1,772,323	292,320	216,071

Total investments in financial assets	2,084,748	545,866	279,526

(i)     Includes bonds in foreign-currency "Bonad Dollar Link" and other bonds in local-currency "Lebacs".

Financial assets at fair value through profit or loss are denominated in Argentine pesos. The maximum exposure to credit risk at the reporting date is the carrying value of these assets.

18.   Derivative financial instruments

The following table shows the derivative financial instruments as of June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Assets
Current
Foreign-currency forward contracts	—	—	1,200
Swaps	—	—	34

Total current derivative financial instruments	—	—	1,234

Total assets derivative financial instruments	—	—	1,234

Liabilities
Foreign-currency forward contracts	2,857	—	14,225

Total current derivative financial instruments	2,857	—	14,225

Total liabilities derivative financial instruments	2,857	—	14,225

As of June 30, 2016, 2015 and 2014, foreign currency forward contracts outstanding are indicated below:

Forwards	Amount (USD)	Due date	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Banco Galicia	8,000	10/31/2016	(1,109)	—	—
Banco ICBC	10,000	10/31/2016	(1,368)	—	1,200
Banco SBS	1,000	02/24/2017	(255)	—	—
Banco SBS	1,000	10/31/2016	(125)	—	—

Total	20,000		(2,857)	—	1,200

Accrued gains (losses) from future exchanges contracts during the fiscal years ended June 30, 2016, 2015 and 2014 were as follows:

Future / Forwards	Amount (USD)	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Banco ICBC	10,000	2,624	(1,098)	(4,373)
Banco Galicia	10,000	44,319	(1,098)	(16,238)
Banco Hipotecario	—	—	(549)	30,896
Banco Itaú	—	—	—	2,207
Compañía Inversora Bursatil	58,000	385,492	—	—
Banco SBS	80,000	765,002	—	—
Banco Cohen	7,000	26,242	—	—
Balanz Capital	12,000	24,240	—	—

Total	177,000	1,247,919	(2,745)	12,492

Accrued gains (losses) from interest rate swaps during the fiscal years ended June 30, 2016, 2015 and 2014 were as follows:

Interest rate swaps	Amount (USD)	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Banco Galicia	10,000	—	(216)	22
Banco Galicia	50,000	455	—	—

Total	60,000	455	(216)	22

19.   Cash and cash equivalents information

The following table shows the amounts of cash and cash equivalents as of June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Cash at bank and on hand	29,842	301,499	114,406
Mutual funds	3,207	2,000	2,300

Total cash and cash equivalents	33,049	303,499	116,706

Following is a detailed description of cash flows generated by the Group's operations for the fiscal years ended June 30, 2016, 2015 and 2014.

	Note	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Net income for the year		12,252,532	2,411,819	2,372,394
Adjustments:
Income tax expense	26	6,278,894	1,249,369	1,250,843
Amortization and depreciation	31	22,944	16,892	9,736
Changes in fair value of investment property		(17,092,403)	(2,690,556)	(2,803,023)
Gain from disposal of trading property		241	(5,691)	(44,258)
Written off unused property, plant and equipment		—	46	36
Written off unused investment properties	10	23,650	114	417
Expenses related to the sale of investment property		8,810	13,820	169
Goodwill written off	8	4,297	—	—
Loss on intangible assets retired	13	—	—	116
Rent averaging	29	(42,832)	(27,454)	(14,631)
Directors' fees	36	27,700	40,558	12,169
LLP long term incentive program reserve		16,359	21,360	58,071
Loss from disposal of equity interest	9	—	(8,758)
(Gain) / Loss from derivative financial instruments	33	(1,248,374)	2,961	(12,514)
Fair value gains of financial assets at fair value through profit or loss	33	(466,327)	(50,176)	(62,216)
Financial results, net	33	2,413,912	531,311	424,517
Doubtful accounts, net	31	11,995	12,164	6,311
Provisions, net	32	3,402	9,861	9,179
Share of profit / (loss) of associates and joint ventures	8,9	(204,299)	(50,768)	(59,074)
Unrealized foreign exchange on cash and cash equivalents		(1,062)	(4,390)	(6,615)
Changes in operating assets and liabilities:
Increase in inventories	14	(2,855)	(4,979)	(472)
Decrease in trading properties	12	1,159	5,481	51,917
Increase in trade and other receivables	16	(606,342)	(262,246)	(55,258)
Increase in trade and other payables	20	178,488	251,063	40,719
Increase (Decrease) in payroll and social security liabilities	21	12,689	23,879	(14,629)
Uses in provisions	22	(3,350)	(1,813)	(2,034)

Net cash generated from operating activities before income tax paid		1,589,228	1,483,867	1,161,870

The following table shows a detail of non-cash transactions occurred in the years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Repayment of related party borrowings through the decrease in financial assets	372,203	—	—
Offsetting of loans against dividends receivable	3,591	2,625	—
Transfer of investment properties to property, plant and equipment	15,224	8,919	—
Transfer of investment properties to trading properties	23,935	15,544	2,139
Financed purchase of property, plant and equipment	1,852	1,984	651
Dividends distribution to non-controlling interest not yet paid	64,209	42,772	—
Dividends distribution compensated with a decrease in trade and other receivables and financial assets	253,663	284,776	—
Expired dividends	—	813	1,690
Payment of interests with financial assets	—	6,995	—
Transfer of intangible assets to trading properties	—	—	7,351
Right to receive units (Barters)	—	5,409	—
Acquisition of intangible assets	—	—	8,954
Share-based incentive plan	—	—	6,607
Assignment of bonds to the parent company	—	—	16,825
Payment of trade and other payables with the delivery of trading properties	—	1,135	—
Dividend distribution, not yet paid	—	4,594	3,474
Collection of trade receivables and other receivables against delivery of trading properties	—	—	1,400
Change in the measurement criteria of equity interest in Avenida Inc.	—	30,089	—

Acquisition of real property from IRSA

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Assets acquired
Investment properties	—	2,562,182	—
Property, plant and equipment	—	74,309	—

Total assets acquired	—	2,636,491	—

Trade and other receivables	—	(307,893)	—
Investments in financial assets	—	(43,633)	—
Borrowings	—	(2,195,176)	—
Cash	—	(89,789)	—

Total consideration	—	(2,636,491)	—

20.  Trade and other payables

The following table shows the amounts of trade and other payables as of June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Non-current
Rent and service payments received in advance	89,021	61,715	51,411
Admission rights	199,688	146,036	113,617
Tenant deposits	5,688	6,044	2,215

Total non-current trade payables	294,397	213,795	167,243

Tax payment plans	18,077	20,606	12,634
Other income to be accrued	6,925	7,420	7,914
Others	6,438	5,953	7,695

Total non-current other payables	31,440	33,979	28,243

Related parties (Note 36)	232	38	187

Total non-current trade and other payables	326,069	247,812	195,673

Current
Trade payables	77,367	65,912	35,645
Accrued invoices	110,390	92,251	69,233
Customer advances	15,528	4,493	2,305
Rent and service payments received in advance	216,958	185,991	121,930
Admission rights	187,446	142,709	111,024
Tenant deposits	24,085	13,283	1,857

Total current trade payables	631,774	504,639	341,994

VAT payables	46,306	39,615	23,215
Withholdings payable	50,224	25,070	18,510
Other tax payables	8,870	9,373	2,065
Other income to be accrued	495	495	495
Tax payment plans	34,871	4,182	3,440
Dividends	64,209	50,147	4,285
Others	6,968	3,692	1,591

Total current other payables	211,943	132,574	53,601

Related parties (Note 36)	120,214	164,938	94,216

Total current trade and other payables	963,931	802,151	489,811

Total trade and other payables	1,290,000	1,049,963	685,484

The fair values of current trade and other payables approximate their respective carrying amounts due to their short-term nature, the impact of discounting is not considered significant. Fair values are based on discounted cash flows.

21.   Payroll and social security liabilities

The following table shows the amounts of payroll and social security liabilities as of June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Current
Provision for vacation, bonuses and others	89,804	77,049	66,841
Social security payable	17,144	15,899	9,249
Others	434	1,745	—

Total payroll and social security liabilities	107,382	94,693	76,090

22.   Provisions

The Group is subject to several Argentine laws, regulations and business practices. In the ordinary course of business, the Group is subject to certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving tax, labor and social security, administrative and civil and other matters. The Group accrues liabilities when it is probable that future costs will be incurred and it can reasonably estimate them. The Group bases its accruals on up-to-date developments, estimates of the outcomes of the matters and legal counsel experience in contesting, litigating and settling matters. As the scope of the liabilities becomes better defined or more information is available, the Group may be required to change its estimates of future costs, which could have a material effect on its results of operations and financial condition or liquidity.

The following table shows the movements in the Group's provisions for other liabilities categorized by type of provision:

	Labor, legal and other claims	Investments in joint ventures(*)	Total

As of June 30, 2013 (recast)	17,828	—	17,828

Increases (Note 33)	13,087	59	13,146
Recovery (Note 33)	(3,908)	—	(3,908)
Used during the year	(2,033)	—	(2,033)

As of June 30, 2014 (recast)	24,974	59	25,033

Increases (Note 33)	19,774	—	19,774
Recovery (Note 33)	(9,913)	—	(9,913)
Used during the year	(1,813)	—	(1,813)
Share of loss of joint ventures	—	(59)	(59)

As of June 30, 2015 (recast)	33,022	—	33,022

Increases (Note 33)	13,549	—	13,549
Recovery (Note 33)	(10,147)	—	(10,147)
Used during the year	(3,350)	—	(3,350)

As of June 30, 2016 (recast)	33,074	—	33,074

(*)    Correspond to equity interests in joint ventures with negative equity

Breakdown of current and non-current provisions is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Non-current	26,286	9,392	22,878
Current	6,788	23,630	2,155

Total	33,074	33,022	25,033

Included in the item are certain amounts in respect of which the Group set up a provision for different legal cases, none of which is considered significant.

In addition, the Group is a party to several legal proceedings, including tax, work, civil, administrative and other kinds of litigations and therefore, has not set up any provision based on the information assessed as the date of these Audited Financial Statements. In Management's opinion, the ultimate resolution in any pending or potential matters, whether individually or collectively, will not have any material adverse effect on the consolidated financial situation and the results of the operations of the Group. Below is a description of the primary matters pending:

  Acquisition of the building known as ex- escuela Gobernador Vicente de Olmos (City of Córdoba)

On November 20, 2006, the Group through IRSA Propiedades Comerciales, acquired the building known as Edificio Ex-escuela Gobernador Vicente de Olmos, located in the City of Córdoba through a public bidding process for of Ps. 32,522. As explained in Note 27, this property is affected to a concession contract.

After the title deed was made, the government of the province of Córdoba declared the property to be of public use and subject to partial expropriation in order to be used exclusively for the Libertador San Martín Theater.

IRSA Propiedades Comerciales has answered a complaint in an action and to challenge the law that declared such public interest on unconstitutional grounds. In the alternative, it has challenged the appraisal made by the plaintiff and, additionally, it has claimed damages not included in the appraisal and resulting immediately and directly from expropriation.

At June 30, 2016, the property is recorded under Investment Properties.

23.   Borrowings

The following table shows the Company's borrowings as of June 30, 2016, 2015 and 2014:

						Book value
				Effective interest rate %	Capital nominal value
	Secured / unsecured	Currency	Rate			June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Non-current
NCN Series I due 2017 (Note 36)	Unsecured	USD	Fixed	7.875%	—	—	1,073,831	879,802
NCN Class II due 2023	Unsecured	USD	Fixed	8.750%	360,000	5,261,871	—	—
Finance leases(v)	Secured	USD	Fixed	(v)	300	2,381	1,216	851
Citibank N.A loan(iv)	Unsecured	Ps.	Fixed	(iv)	8,252	2,324	8,158	—
Syndicated loan	Unsecured	Ps.	Fixed	(i)	—	—	—	74,964
Seller financing	Secured	USD	Fixed	—	—	—	—	80,126
Bank loans	Unsecured	Ps.	Floating	—	—	—	—	10,359
Related parties(vi) (Note 36)	Unsecured	USD	Fixed	8.50%	—	—	2,239,283	—

Non-current borrowings						5,266,576	3,322,488	1,046,102

Current
NCN Series I due 2017 (Note 36)	Unsecured	USD	Fixed	7.875%	—	—	11,067	8,968
NCN Class I due 2017(vii)	Unsecured	Ps.	Fixed/ Floating	26.5% Badlar + 4 BP	407,260	409,091	—	—
NCN Class II due 2023	Unsecured	USD	Fixed	8.750%	360,000	127,652	—	—
Banco Provincia de Buenos Aires loans(ii)	Unsecured	Ps.	Fixed	(ii)	36,250	36,074	6,468	12,886
Syndicated loans(i)	Unsecured	Ps.	Fixed	(i)	—	—	75,485	101,339
Citibank N.A loan(iv)	Unsecured	Ps.	Fixed	(iv)	8,252	5,837	5,855	—
Bank overdrafts(iii)	Unsecured	Ps.	Floating	(iii)	—	39,792	274,348	349,300
Seller financing	Secured	USD	Fixed	—	—	—	—	5,128
Finance leases(v)	Secured	USD	Fixed	(v)	300	1,661	1,381	1,545
Related parties(vi) (Note 36)	Unsecured	Ps. / USD	Fixed/ Floating	(vi)	5,511	6,385	96,651	71

Total current borrowings						626,492	471,255	479,237

Total borrowings						5,893,068	3,793,743	1,525,339

(i)     On November 16, 2012, the Group subscribed a syndicated loan agreement In the amount of Ps. 118,000. Principal is payable in nine quarterly consecutive installments and accrued interest at a 15.01% rate. In November 2015, the last installment was settled. On June 12, 2013, the Group subscribed a new syndicated loan in the amount of Ps. 111,000. Principal is payable in nine quarterly consecutive installments and accrued interest at a 15.25% rate. Both loans have been entered into with various banking institutions, one of which is Banco Hipotecario with a one-year grace period to start repayment (Note 36).

(ii)    On December 12, 2012, the Group subscribed a loan with Banco Provincia de Buenos Aires in the amount of Ps. 29 million. Principal was payable in nine quarterly consecutive installments starting in December 2013 with a one-year grace period to start repayment. In December 2015, the last principal installment was settled. On September 30, 2015, the Group subscribed a new loan with Banco Provincia de Buenos Aires in the amount of Ps. 145 million. Principal is payable in twelve monthly consecutive installments and interest is accrued at a 23% rate.

(iii)   Granted by diverse financial institutions. They accrue interest rates ranging from 22% to 39% annually, and are due within a maximum term of three months from each year end.

(iv)   On December 23, 2013, the Group subscribed a loan with Citibank N.A. of Ps. 5.9 million, which accrues interest at a 15.25% rate. Principal is payable in nine quarterly consecutive installments starting in December 2014. Additionally, on December 30, 2014, the Group subscribed a new loan with Citibank N.A. in the amount of Ps. 10 million, which accrues interest at a rate of 26.50%. Principal is payable in nine quarterly consecutive installments starting in December 2015.

(v)    They accrue interest rates ranging from 3.2% to 14.3% annually.

(vi)   It includes credit lines with Nuevo Puerto Santa Fe and IRSA that bear interest at Badlar and at a fixed rate of 8.50%, respectively. Loan with IRSA was fully paid in at year end.

(vii)  On September 18, 2015, the Group. issued non-convertible notes Class I in the amount of Ps. 407.3 million, which pay a combined rate and have a maturity of 18 months. During the first three months, interest will be accrued at a fixed rate of 26.5% and, from the fourth month until maturity, the Badlar rate plus 4 basis points will be applied. Interest will be paid on a quarterly basis and principal will be repaid in a lump sum at maturity.

As of June 30, 2016, 2015 and 2014, the Company does not hold collateralized liabilities (seller financing and long-term borrowings, excluding finance leases).

Borrowings also include liabilities under finance leases where the Group is the lessee and which therefore have to be measured in accordance with IAS 17 "Leases". Information regarding liabilities under finance leases is disclosed in Note 27.

The maturity of the Group's borrowings (excluding obligations under finance leases) and the Group's classification related to interest rates is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Fixed rate:
Less than one year	42,163	88,016	116,601
Between 1 and 2 years	1,141	1,080,163	84,653
Between 2 and 3 years	1,198	2,338	882,025
Between 4 and 5 years	—	2,239,283	80,126
More than 5 years	5,345,204	—	—

	5,389,706	3,409,800	1,163,405

Floating rate:
Less than one year	452,532	278,604	347,481

	452,532	278,604	347,481

Accrued interest and expenses:
Less than one year	130,136	103,254	13,610
Between 1 and 2 years	(8)	(485)	(1,106)
Between 2 and 3 years	(7)	(27)	(447)
More than 5 years	(83,333)	—	—

	46,788	102,742	12,057

	5,889,026	3,791,146	1,522,943

The fair value of current borrowings at fixed-rate and current and non-current borrowings at floating-rate approaches its carrying amount, as the effect of discounting is not significant The fair value of all debts that are not quoted in the market are valued at their technical value, that is, nominal value plus accrued interest.

The fair value of non-current borrowings at fixed rate (excluding obligations under finance leases) is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

NCN Series I due 2017	—	1,091,287	976,661
NCN Class II due 2023	5,921,907	—	—
Bank loans	6,901	16,213	5,949
Seller financing	—	—	110,931
Syndicated loans	—	—	191,185
Banco Provincia de Buenos Aires loan	—	—	19,548
Related parties	—	2,327,131	—

	5,928,808	3,434,631	1,304,274

  Purchase offers and requests for consent of IRSA CP's Series I Corporate Notes

On March 3, 2016, IRSA CP announced that it would launch an offer to buy in cash any and all of its outstanding 7.875% Series I Corporate Notes maturing in 2017.

Along with the Purchase Offer, IRSA CP sought consent from the holders of Corporate Notes to give their consent to certain proposed changes to the trust agreement dated May 11, 2007, including the elimination of substantially all covenants, and the amendment or elimination of certain events of breach and other provisions of the Corporate Notes Trust Agreement.

Below is a detail of certain information on the main payment terms of the Purchase Offer and Request for Consent:

Existing corporate notes	CUSIP numbers	ISINs	Outstanding nominal value	Purchase price	Payment for early offer	Payment for consent	Total consideration

Non-convertible 7.875% Corporate Notes maturing in 2017	02151PAB3 / P0245MAC3	US02151PAB31 / USP0245MAC30	USD 120,000,000	USD 974.50	USD 30.00	N/A	USD 1,004.50

The purchase offer was subject to certain conditions, including (i) the execution of a simultaneous offering of new corporate notes in the international capital markets in order to fund the purchase offer; (ii) the payment of the outstanding purchase price balance of USD 240.0 million to IRSA for the acquisition of office buildings and reserves of land made in December 2014; (iii) securing all Required Consents and maintaining them in full force and effect; and (iv) the general conditions (any significant political, economic or financial change in the conditions, among others).

On April 4, 2016, IRSA CP announced the final outcome of the purchase offer and request for consents, as summarized in the following table:

Existing corporate notes	CUSIP numbers	ISINs	Outstanding nominal value	Approximate amount of existing corporate notes offered for sale	Approximate percentage of existing corporate notes offered for sale	Approximate percentage of consents received

Non-convertible 7.875% Corporate Notes maturing in 2017	02151PAB3 / P0245MAC3	US02151PAB31 / USP0245MAC30	USD 120,000,000	USD 59,504,000	49.59%	49.59%

The Meeting of IRSA's 2017 Corporate Notes holders scheduled for March 23, 2016 could not be held because the required quorum was not gathered.

On March 28, 2016 and April 8, 2016, IRSA CP bought the nominal principal amount of USD 59,152,000 and USD 352,000, respectively, of 7.875% Series I Corporate Notes maturing in 2017, and ordered the Trustee to settle USD 59,504,000 of the nominal principal amount of the Corporate Notes on such dates. Following such settlements, the nominal outstanding principal amount of 7.875% Series I Corporate Notes maturing in 2017 issued by IRSA CP was USD 60,496,000.

On April 4, 2016, IRSA CP's Board of Directors decided to approve the payment of USD 60,496,000, the remaining outstanding amount of IRSA CP's Series I Corporate Notes. Such payment was made on May 4, 2016.

Such payments were accounted for as a cancellation of debt.

Such transaction generated a loss of Ps. 33,393.

  Issuance of IRSA CP's 8.75% Class II Corporate Notes maturing in 2023.

On March 23, 2016, IRSA CP issued corporate notes for an aggregate nominal amount of USD 360 million under its Global Corporate Note Program. Class II Corporate Notes accrue interest on a half-yearly basis, at an annual fixed rate of 8.75% and are repayable at maturity on March 23, 2023. The issue price was 98.722% of face value.

IRSA CP's Corporate Notes maturing in 2023 are subject to certain Commitments, Events of Default and Limitations, including Limitations on Additional Indebtedness, Limitations on Restricted Payments, Limitations on Transactions with Affiliates, Limitations on the Merger, Take-over Merger and Limitations on the Sale of all or a substantial portion of the company's Assets.

In order to borrow additional debt, IRSA CP shall have to meet the additional debt Consolidated Interest Coverage ratio, which shall be higher than 2.00. The Consolidated Interest Coverage ratio is defined as Consolidated EBITDA divided by consolidated net interest. Consolidated EBITDA is defined as operating income (loss) plus depreciation and amortization, and other consolidated non-monetary charges.

Class II Corporate Notes are subject to certain financial commitments pursuant to which IRSA CP may not declare or pay dividends in cash or in kind, unless the following conditions are met at the time of payment:

a)     an Event of Default does not occur or persist,

b)     IRSA CP may incur at least USD 1.00 worth of additional debt pursuant to the "Restriction on Additional Borrowing"; and

c)     the amount of such Restricted payment exceeds the sum of:

  (i)     100% of the accumulated EBITDA for the period (considered as one single accounting period) from July 1, 2015 to the last day of the last fiscal quarter ended before the date of such Restricted Payment, less an amount equal to 150% of net consolidated interest for such period; and

  (ii)    any debt reduction by the Issuer or its Subsidiaries after the Issue Date (other than Debt due by the Subsidiaries to the Issuer) through a swap or exchange of shares of the Issuer or its Subsidiaries.

24.  Employee benefits

The Group holds a defined contribution plan (the "Plan") covering key managers in Argentina. The Plan became effective as from January 1, 2006. Participants may make contributions to the Plan of up to 2.5% of their monthly salary ("Base Contributions") and contributions of up to 15% of their annual bonus ("Extraordinary Contributions"). Under the Plan, the Group matches employee contributions to the plan at a rate of 200% for Base Contributions and 300% for Extraordinary Contributions.

All contributions are invested in funds administered outside of the Group. Participants or their assignees, as the case may be, may have access to the 100% of the Company contributions under the following circumstances:

(i)     ordinary retirement in accordance with applicable labor regulations;

(ii)    total or permanent incapacity or disability;

(iii)   death.

In case of resignation or termination without good cause, the manager will received the Group's contribution only if the employee has participated in the Plan for at least 5 years.

Contributions made by the Group under the Plan amount to Ps. 10,311, Ps. 5,141 and Ps. 2,276 for the fiscal years ended June 30, 2016, 2015 and 2014, respectively.

25.   Share-based payments

  Equity incentive plan

The Group holds an equity incentive plan, under which certain selected employees, directors and top management of the Group, IRSA and Cresud (the "Participants"). Engagement is voluntary and by invitation of the Board of Directors.

This plan was effectively established on September 30, 2011 and is administered by the Board of Directors of the Group, IRSA and Cresud, as appropriate, or a committee appointed by the Board of Directors of the respective companies.

Initially, the Incentive Plan established that Participants would be entitled to receive shares ("Contributions") of IRSA Propiedades Comerciales, IRSA and Cresud, based on a percentage of the annual bonus, on condition that they keep holding the acquired shares and remain an employee of the Company for at least 5 years, among other conditions required to qualify for such Contributions. Due to the small number of transactions in the market it was not possible to fulfill the formal aspects of the plan and as established by the Shareholders' Meeting the Board of IRSA Propiedades Comerciales decided to modify certain conditions, including, delivery of IRSA and Cresud shares (upon transfer of funds by IRSA Propiedades Comerciales) to replace the shares of IRSA Propiedades Comerciales, IRSA and Cresud.

Consequently, shares shall be under the ownership of IRSA and Cresud, and as the conditions established by the Plan are verified, such contributions shall be transferred to the Participants.

Additionally, IRSA Propiedades Comerciales' Board of Directors resolved to include a special one-time bonus composed of unrestricted shares issued by IRSA for the fiscal year ended on June 30, 2014, to employees with 2 or more years of service.

A reserve has been set up in the Shareholders' Equity to reflect this plan. As a result of the amendments described above, the reserve was reversed against Trade and other payables. As of June 30, 2016, IRSA CP holds a credit in the amount of Ps. 23.5 million and IRSA CP's subsidiaries a debt in the amount of Ps. 12.9 million. The amount accrued for the plans as of June 30, 2016 amounts to Ps. 64.2 million, while as of June 30, 2015 the debt recognized as a result of this Incentive Plan amounted to Ps. 78.5 million, based on the market value of the shares to be granted pertaining to the Group's contributions, proportionately to the period already elapsed for the vesting of shares in the Incentive Plan and adjusted for the probability that any beneficiary should leave the Group before the term and/or the conditions required to qualify for the benefits of the plan are met at fiscal year-end.

For the fiscal years ended June 30, 2016, 2015 and 2014, the Group has incurred in a charge related to the Incentive Plan and the extraordinary gratification of Ps. 16.4 million, Ps. 21.4 million and Ps. 58.1 million, respectively, while the total cost not yet recognized given that the vesting period has not yet elapsed is Ps. 17.4 million, Ps. 36.5 million and Ps. 41.5 million, respectively, for each fiscal year. This cost is expected to be recognized over an average period of 2 years.

In 2014, the movements in the number of matching shares outstanding under the incentive plan corresponding to the Company's contributions are as follows:

	June 30, 2014
	Shares	Pesos

At the beginning of the year	1,574,054	6,607
Changes in conditions	(1,574,054)	(6,607)

At the end of the year	—	—

26.   Current and deferred income tax

The Group's income tax has been calculated on the estimated taxable profit for each year at the rates prevailing in the respective tax jurisdictions. The subsidiaries of the Group in the jurisdictions where the Group operates are required to calculate their income taxes on a separate basis; thus, they are not permitted to compensate subsidiaries' losses against other subsidiaries' income.

The details of the provision for the Group's income tax are as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Current income tax	223,220	302,796	223,860
Deferred income tax	6,055,674	946,573	1,027,057
Minimum presumed income tax (MPIT)	—	—	(74)

Income tax expense	6,278,894	1,249,369	1,250,843

The statutory tax rates in the countries where the Group operates for all of the years presented are:

Tax jurisdiction	Income tax rate

Argentina	35%
Uruguay	0%

Deferred tax assets and liabilities of the Group as of June 30, 2016, 2015 and 2014 will be recovered as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Deferred income tax asset to be recovered after more than 12 months	130,402	87,046	63,477
Deferred income tax asset to be recovered within 12 months	103,412	273,509	78,231

Deferred income tax assets	233,814	360,555	141,708

Deferred income tax liabilities to be recovered after more than 12 months	10,288,037	4,293,189	3,213,185
Deferred income tax liabilities to be recovered within 12 months	44,298	110,213	24,797

Deferred income tax liabilities	10,332,335	4,403,402	3,237,982

Deferred income tax (broken down into assets and liabilities) during the fiscal years ended June 30, 2016, 2015 and 2014, without considering offsetting balances within the same tax jurisdiction, is the following:

Deferred income tax assets	Tax loss carry-forwards	Trade and other payables	Trading properties	Other	Total

As of June 30, 2013 (recast)	22,978	93,273	7,164	14,482	137,897

Charged / (Credited) to the statement of comprehensive income	(3,177)	7,949	(7,164)	6,203	3,811

As of June 30, 2014 (recast)	19,801	101,222	—	20,685	141,708

Charged / (Credited) to the statement of comprehensive income	(3,484)	220,058	6,275	(4,002)	218,847

As of June 30, 2015 (recast)	16,317	321,280	6,275	16,683	360,555

(Credited) / Charged to the statement of comprehensive income	3,035	(134,256)	(8,438)	12,918	(126,741)

As of June 30, 2016 (recast)	19,352	187,024	(2,163)	29,601	233,814

Deferred income tax liabilities	Investment properties	Investments	Trade and other receivables	Other	Total

As of June 30, 2013 (recast)	(2,108,168)	(50,660)	(44,521)	(3,765)	(2,207,114)

(Credited) / Charged to the statement of comprehensive income	(1,022,644)	(2,210)	(3,287)	(2,727)	(1,030,868)

As of June 30, 2014 (recast)	(3,130,812)	(52,870)	(47,808)	(6,492)	(3,237,982)

(Credited) / Charged to the statement of comprehensive income	(1,130,012)	(20,051)	(19,843)	4,486	(1,165,420)

As of June 30, 2015 (recast)	(4,260,824)	(72,921)	(67,651)	(2,006)	(4,403,402)

Charged / (Credited) to the statement of comprehensive income	(5,861,216)	(18,609)	(20,334)	(28,774)	(5,928,933)

As of June 30, 2016 (recast)	(10,122,040)	(91,530)	(87,985)	(30,780)	(10,332,335)

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefits through future taxable profits is probable. Tax loss carry-forwards may have expiration dates or may be permanently available for use by the Group depending on the tax jurisdiction where the tax loss carry forward is generated. Tax loss carry-forwards in Argentina and Uruguay generally expire within 5 years.

In order to fully realize the deferred income tax asset, the Group will need to generate taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future over the years in which the deferred income tax assets are deductible, management believes that as the end of the present year it is probable that the Group will realize all of the deferred income tax assets in Argentina and Uruguay.

As of June 30, 2016, the tax loss carry-forwards of the Group and the jurisdictions which generated them are as follows:

Jurisdiction	Tax loss carry-forward	Date of generation	Date of expiration

Argentina	67	2013	2018
Argentina	6,708	2014	2019
Argentina	3,638	2015	2020
Argentina	44,879	2016	2021

	55,292

The Group did not recognize deferred income tax assets of Ps. 16, Ps. 1,646 and Ps. 48 as of June 30, 2016, 2015 and 2014, respectively, related to certain businesses which are still in their development stage. Although management estimates that, once operational, the business will generate sufficient income, pursuant to IAS 12, management has determined that, as a result of the recent loss history and the lack of verifiable and objective evidence due to the subsidiary's limited operating history, there is sufficient uncertainty as to the generation of sufficient income to be able to offset the losses within a reasonable timeframe, therefore, no deferred tax asset is recognized in relation to these losses.

The Group did not recognize deferred income tax liabilities of Ps. 170.8 million and Ps. 34.0 million as of June 30, 2016 and 2015, respectively, related to the potential dividends distribution of its investments in foreign subsidiaries, Torodur S.A. In addition, the withholdings and/or similar taxes paid at source may be creditable against the Group's potential final tax liability. As of June 2014, Torodur S.A. had a loss, therefore there were no potential dividends distribution.

Below there is a reconciliation between income tax recognized and that which would result applying the prevailing tax rate on the Profit Before Income Tax for the years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Profit for the year before income tax at the prevailing tax rate(i)	6,346,363	1,254,441	1,273,747
Tax effects of:
Unrecognized tax losses	16	1,646	—
Share of profit of associates and joint ventures	(71,505)	(10,982)	(20,676)
Other non-deductible / non-taxable items	4,020	4,264	(2,228)

Income tax expense	6,278,894	1,249,369	1,250,843

(i)     Does not include Uruguayan-source income for Ps. 393,941, Ps. 102,226 and Ps. (3,360) as of June 30, 2016, 2015 and 2014, respectively.

27.   Leases

  The Group as lessee

  Operating leases:

The Group leases two properties that are used as a shopping mall. These agreements provide for fixed monthly payments. Rent expense for the years ended June 30, 2016, 2015 and 2014 amounted to Ps. 5,222, Ps. 2,972 and Ps. 2,947, respectively.

Furthermore, the Group also leases office space under an operating lease with companies related to the Chairman and Director of the Group (Note 36).

The future minimum payments that the Group must pay off under non-cancellable operating leases are as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Not later than 1 year	7,781	8,556	8,383
Later than 1 year and not later than 5 years	14,050	15,502	19,846
More than 5 years	44,800	34,800	37,200

	66,631	58,858	65,429

  Finance leases:

The Group leases certain computer equipment under various finance leases for an average term of three years. The book value of these assets under financial leases is included in Note 11.

At the commencement of the lease term, the Group recognizes a lease liability equal to the carrying amount of the leased asset. In subsequent periods, the liability decreases by the amount of lease payments made to the lessors using the effective interest method. The interest component of the lease payments is recognized in the statement of comprehensive income. The book value of these liabilities under finance leases is included in Note 23.

Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of default.

The future minimum payments that the Group must pay off under financial leases are as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Not later than 1 year	1,798	1,486	1,699
Later than 1 year and not later than 5 years	2,574	1,344	985

	4,372	2,830	2,684
Future—financial charges on finance leases	(330)	(233)	(288)

Present value of finance lease liabilities	4,042	2,597	2,396

The fair value of finance lease liabilities is as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Not later than 1 year	1,661	1,381	1,545
Later than 1 year and not later than 5 years	2,381	1,216	851

Present value of finance lease liabilities	4,042	2,597	2,396

Under the terms of these agreements, no contingent rents are payable. The inherent interest rate is fixed at the contract date for all of the lease term. The average interest rate on financial leases payables as of June 30, 2016, 2015 and 2014 was 14.40%, 10.66% and 11.10%, respectively.

  The Group as lessor

  Operating leases:

  •
  Leases of Shopping Malls, office and other buildings

The Group enters into cancellable operating lease agreements relating to Shopping Malls. The agreements have an average term raging from three to five years. Some leases related to anchor stores have terms of ten years, which are usually extendable. Tenants normally pay a rent which consists of the higher of (i) the base rent; and (ii) the percentage rent (which generally ranges between 3% and 12% of the tenants' gross sales). Furthermore, pursuant to one rent escalation clause in most lease arrangements, the tenants' base rent generally increases between 18% and 28% each year during the agreement term. Regarding the supplementary rental, because this item is not known until the end of the period, it falls within the definition of contingency rental under IAS 17 "Leases". Accordingly, rental income will be recognized once the contingent rent is known.

The book value of assets for such leases are described in Note 10.

For the fiscal years ended June 30, 2016, 2015 and 2014, the base and contingent rental income of the Group's Shopping Malls amounted to Ps. 1,264,289, Ps. 929,063 and Ps. 746,666, and to Ps. 587,630, Ps. 461,394 and Ps. 329,258, respectively, and are included under "Income from sales, rents and services" in the statement of comprehensive income.

Additionally, the Group, through IRSA Propiedades Comerciales S.A., owns a shopping mall property known as "Patio Olmos" in the Province of Córdoba, Argentina. The Group leases this property to a third party shopping mall operator under an operating lease agreement expiring in 2032. The lease provides for fixed monthly payments, adjusted pursuant to a rent escalation clause. Rental income for the years ended June 30, 2016, 2015 and 2014 amounted to Ps. 4,196, Ps. 181 and Ps. 151, respectively, and is included in the line item "Income from sales, rents and services" in the statement of comprehensive income.

The Group also enters into cancellable operating leases agreements relating to offices and other buildings. These agreements have an average term raging from three to five years. The tenants are charged a base rent on a monthly basis.

Office and other buildings leases amount to Ps. 279,728, Ps. 142,436 and Ps. 17,459 for the fiscal years ended June 30, 2016, 2015 and 2014, respectively, and are included within "income from sales, rents and services" in the statement of comprehensive income.

The book value of assets for such leases are described in Note 10.

The future minimum proceeds under non-cancellable operating leases from the Group's Shopping Malls, offices and other properties are as follows:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

2016	—	945,714	383,585
2017	930,991	659,327	159,317
2018	731,165	320,050	49,688
2019	405,510	83,190	17,340
Later than 2019	130,687	23,989	14,420

	2,198,353	2,032,270	624,350

  Finance leases:

The Group does not act as a lessor in connection with finance leases.

28.   Shareholders' equity

  Share capital and premium

The share capital of IRSA Propiedades Comerciales was originally represented by common shares with a nominal value of Ps. 0.10 per share and one vote each. On December 18, 2012, the Superintendence of Corporations registered an amendment to the Company's by-laws whereby it increased the nominal value of its shares from Ps. 0.10 to Ps. 1.00 each. This amendment, which was notified through the CNV, was registered under number 20,264 of Stock Companies Book 62 T°. The request for Transfer of Public Offering and Listing has been submitted and is still pending approval in the CNV for the increase in nominal value of shares from Ps. 0.1 to Ps. 1 each.

There have been no changes to capital accounts as of June 30, 2016, 2015 and 2014.

As of June 30, 2016, the capital stock consisted of 1,260,140,508 common shares with a par value of Ps. 0.1 per share entitled to one vote each and was as follows:

		Approved by		Date of record with the public registry of commerce
Status	Par value	Body	Date

Subscribed, Issued and Paid up	1	Extraordinary Shareholders' Meeting	10.29.87	12.29.87
Subscribed, Issued and Paid up	1	Extraordinary Shareholders' Meeting	10.26.88	12.29.88
Subscribed, Issued and Paid up	38	Extraordinary Shareholders' Meeting	10.25.89	02.05.90
Subscribed, Issued and Paid up	9,460	Ordinary and Extraordinary Shareholders' meeting	08.31.95	03.15.96
Subscribed, Issued and Paid up	16,000	Ordinary and Extraordinary Shareholders' meeting	10.29.96	05.15.98
Subscribed, Issued and Paid up	38,000	Ordinary and Extraordinary Shareholders' meeting	03.10.98	10.21.99
Subscribed, Issued and Paid up	6,500	Ordinary and Extraordinary Shareholders' meeting	08.06.99	05.07.02
Subscribed, Issued and Paid up	8,206	(*) Board of Directors meeting	06.28.04	05.04.05
Subscribed, Issued and Paid up	47,755	(**) Board of Directors meeting	11.16.10	03.02.11
Subscribed, Issued and Paid up	28	(***) Board of Directors meeting	09.22.11	01.04.12
Subscribed, Issued and Paid up	25	(****) Board of Directors meeting	03.13.13	01.16.15

	126,014

(*)    Capital subscribed in connection with the conversion of convertible notes made until August, 2006. Such conversions have been registered.

(**)  Capital subscribed in connection with the conversion of convertible notes made on October 7, 2010.

(***) Capital subscribed in connection with the conversion of convertible notes made on September 21, 2011.

(****)  Capital subscribed in connection with the conversion of convertible notes made on March 13, 2013.

  Inflation adjustment of share capital

Under Argentine GAAP, the Group's financial statements were previously prepared on the basis of general price-level accounting which reflected changes in the purchase price of the Argentine Peso in the historical financial statements through February 28, 2003. The inflation adjustment related to share capital was appropriated to an inflation adjustment reserve that formed part of shareholders' equity. The balance of this reserve may be applied only towards the issuance of common stock to shareholders of the Company.

Resolution 592/11 of the CNV requires that at the transition date to IFRS certain equity accounts, such as the inflation adjustment reserve, are not adjusted and are considered an integral part of share capital.

  Legal reserve

According to Law N° 19,550, 5% of the profit of the year is destined to constitute legal reserves until they reach legal capped amount (20% of share capital). This legal reserve is not available for dividend distribution and can only be released to absorb losses. The Group has reached the legal limit of these reserves.

  Reserve for new developments

The Company and subsidiaries may separate portions of their profits of the year to constitute voluntary reserves according to company law and practice. These special reserves may be for general purposes or for specific uses such as new developments. The voluntary reserves may be released for dividend distribution.

  Special reserve

The CNV, through General Resolutions No. 562/9 and 576/10, has provided for the application of Technical Resolutions No. 26 and 29 of the Argentine Federation of Professional Councils of Economic Sciences, which adopted the IFRS, issued by the IASB, for companies subject to the public offering regime ruled by Law 17,811, due to the listing of their shares or corporate notes, and for entities that have applied for authorization to be listed under the mentioned regime.

The Group was required to adopt IFRS as from the fiscal year beginning July 1, 2012, being those financial statements the first prepared under IFRS as published by the IASB.

Consequently, the Group's transition date for the adoption of IFRS was July 1, 2011. As stated in note 2.b of these consolidated financial statements, in the third quarter of fiscal 2017, the Group's Board of Directors decided to change the accounting policy for investment property from the cost model to the fair value model, as permitted under IAS 40. Comparative figures and figures as from the transition date (July 1, 2011) have been modified.

Pursuant to CNV General Ruling N° 609/12, the Company set up a special reserve reflecting the positive difference between the balance of retained earnings disclosed in the first closing of the last financial statements prepared in accordance with previously effective accounting standards and the exchange result recognized in the equity on the transition date as a result of the change in accounting policy in investment properties indicated in Note 2.1.b). The reserve for application of IFRS recorded in a timely manner amounted to Ps. 15,802 and the reserve for policy change amounted to Ps. 2,684,390.

  Dividends

The dividends paid for the year ended June 30, 2016, 2015 and 2014 amounts to Ps. 283,580 (Ps. 0.23 per share), Ps. 437,193 (Ps. 0.35 per share) and Ps. 407,522 (or Ps. 0.32 per share), respectively.

  Expired dividends

During the year do not expired dividends not yet paid from prior years. Furthermore, during the years ended June 30, 2015 and 2014 expired Ps. 813 and Ps. 1,690, respectively.

29.   Revenues

For fiscal years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Base rent	1,548,213	1,071,680	764,276
Contingent rent	587,630	461,394	329,258
Admission rights	207,190	156,438	126,495
Parking fees	153,213	111,900	81,292
Averaging of scheduled rent escalation	42,832	27,454	14,631
Letting fees	84,815	48,339	42,458
Property management fees	41,213	29,029	22,706
Others	7,595	11,179	11,583

Total revenues from rentals and services	2,672,701	1,917,413	1,392,699

Sale of trading properties	1,159	6,616	51,917

Total revenues from sale of properties	1,159	6,616	51,917

Other revenues	1,013	147	574

Other revenues	1,013	147	574

Total revenues from sales, rentals and services	2,674,873	1,924,176	1,445,190

Expenses and collective promotion fund	1,183,627	833,905	667,824

Total revenues from expenses and collective promotion funds	1,183,627	833,905	667,824

Total revenues	3,858,500	2,758,081	2,113,014

30.  Costs

For fiscal years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Service expenses and other operating costs	1,454,409	1,013,020	833,671

Total cost of property operations	1,454,409	1,013,020	833,671

Cost of sale of trading properties	5,718	4,947	10,916

Total cost of sale of properties	5,718	4,947	10,916

Other costs	77	56	373

Total other costs	77	56	373

Total Group costs (Note 31)	1,460,204	1,018,023	844,960

31.   Expenses by nature

The Group presented the statement of comprehensive income classified according to their function as part of the line items "Costs", "General and administrative expenses" and "Selling expenses".

The following tables provide the additional disclosure required on the nature of expenses and their relationship to the function within the Group.

For the year ended June 30, 2016 (recast):

	Costs
	Service expenses and other operating costs	Cost of sale of trading properties	Other costs from consumer financing	General and administrative expenses	Selling expenses	Total (recast)

Salaries, social security costs and other personnel administrative expenses (Note 32)	515,022	—	—	53,448	20,911	589,381
Maintenance, security, cleaning, repairs and other	441,585	3,239	—	4,428	503	449,755
Advertising and other selling expenses	284,935	—	—	—	22,077	307,012
Amortization and depreciation	14,780	22	—	7,911	231	22,944
Taxes, rates and contributions	126,586	775	—	1,957	101,833	231,151
Directors' fees	—	—	—	113,673	—	113,673
Leases and expenses	46,633	240	—	3,077	375	50,325
Fees and payments for services	8,891	40	77	28,562	3,481	41,051
Traveling, transportation and stationery	14,041	2	—	2,597	805	17,445
Allowance for doubtful accounts and other receivables (additions and unused amounts reversed)	—	—	—	—	12,005	12,005
Other expenses	1,936	—	—	5,927	—	7,863
Cost of sales of properties	—	1,400	—	—	—	1,400

Total expenses by nature (recast)	1,454,409	5,718	77	221,580	162,221	1,844,005

For the year ended June 30, 2015 (recast):

	Costs
	Service expenses and other operating costs	Cost of sale of trading properties	Other costs from consumer financing	General and administrative expenses	Selling expenses	Total (recast)

Salaries, social security costs and other personnel administrative expenses (Note 32)	391,949	—	—	24,526	13,697	430,172
Maintenance, security, cleaning, repairs and other	292,287	2,525	9	2,553	198	297,572
Amortization and depreciation	12,843	1	—	3,919	129	16,892
Advertising and other selling expenses	173,262	—	—	—	18,684	191,946
Taxes, rates and contributions	102,497	483	—	2,036	68,387	173,403
Directors' fees	—	—	—	80,095	—	80,095
Fees and payments for services	8,438	381	47	18,614	3,807	31,287
Leases and expenses	17,388	630	—	2,110	178	20,306
Traveling, transportation and stationery	14,356	2	—	2,291	439	17,088
Allowance for doubtful accounts and other receivables (additions and unused amounts reversed)	—	—	—	—	12,164	12,164
Other expenses	—	—		3,982	—	3,982
Cost of sales of properties	—	925	—	—	—	925

Total expenses by nature (recast)	1,013,020	4,947	56	140,126	117,683	1,275,832

For the year ended June 30, 2014 (recast):

	Costs
	Service expenses and other operating costs	Cost of sale of trading properties	Other costs from consumer financing	General and administrative expenses	Selling expenses	Total (recast)

Salaries, social security costs and other personnel administrative expenses (Note 32)	347,443	—	—	21,950	7,831	377,224
Maintenance, security, cleaning, repairs and others	207,669	1,948	3	1,356	152	211,128
Amortization and depreciation	9,124	—	—	524	88	9,736
Advertising and other selling expenses	145,331	—	—	—	11,926	157,257
Taxes, rates and contributions	66,497	270	—	743	48,064	115,574
Directors' fees	—	—	—	54,354	—	54,354
Fees and payments for services	25,126	25	368	15,708	2,181	43,408
Leases and expenses	17,948	1,011	—	1,688	187	20,834
Traveling, transportation and stationery	7,158	3	2	1,506	110	8,779
Allowance for doubtful accounts and other receivables (additions and unused amounts reversed)	—	—	—	—	6,311	6,311
Other expenses	7,375	—	—	3,616	4	10,995
Cost of sales of properties	—	7,659	—	—	—	7,659

Total expenses by nature (recast)	833,671	10,916	373	101,445	76,854	1,023,259

32.   Employee costs

For fiscal years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Salaries, bonuses and social security costs	504,902	358,958	282,983
Shared-based compensation	31,239	33,327	63,933
Other expenses and benefits	53,240	37,887	30,308

Employee costs	589,381	430,172	377,224

33.   Other operating results, net

For fiscal years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Lawsuits (Note 22)	(3,402)	(9,861)	(9,179)
Income from sale of associates	—	8,758	—
Expenses related to acquisition of investment properties	—	(58,626)	—
Expenses related to the sale of investment property	(8,810)	(13,820)	(169)
Donations	(38,889)	(33,587)	(30,781)
Others	(17,451)	(3,719)	12,190

Total other operating results, net	(68,552)	(110,855)	(27,939)

34.  Financial results, net

For fiscal years ended June 30, 2016, 2015 and 2014:

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Finance income:
—Interest income	102,169	69,307	60,024
—Foreign exchange	410,386	35,831	64,471

Finance income	512,555	105,138	124,495

Finance costs:
—Interest expense	(612,486)	(329,170)	(151,092)
—Foreign exchange	(2,225,939)	(245,993)	(341,729)
—Other finance costs	(100,051)	(41,677)	(29,457)

Subtotal finance costs	(2,938,476)	(616,840)	(522,278)

Less: Capitalized finance costs	—	12,957	22,377

Finance costs	(2,938,476)	(603,883)	(499,901)

Other financial results:
—Gain / (Loss) on derivative financial instruments	1,248,374	(2,961)	12,514
—Fair value gains of financial assets and liabilities at fair value through profit or loss	466,328	50,176	62,216

Other financial results	1,714,702	47,215	74,730

Total financial results, net	(711,219)	(451,530)	(300,676)

35.   Earnings per share

  (a)    Basic

Basic earnings per share amounts are calculated in accordance with IAS 33 "Earning per share" by dividing the profit attributable to equity holders of the Group by the weighted average number of ordinary shares outstanding during the year (Note 28).

On December 18, 2012, the Superintendence of Corporations registered an amendment to the Company's by-laws whereby it increased the nominal value of its shares from Ps. 0.10 to Ps. 1.00 each. This amendment, which was notified through the CNV, was registered under number 20,264 of Stock Companies Book 62 T°. The request for Transfer of Public Offering and Listing has been submitted and is still pending approval in CNV.

	June 30, 2016 (recast)	June 30, 2015 (recast)	June 30, 2014 (recast)

Profit attributable to equity holders of the Parent	11,821,280	2,280,391	2,272,834
Weighted average number of ordinary shares in issue (thousands)	126,014	126,014	126,014

Basic earnings per share	93.81	18.10	18.04

As mentioned in Note 28, the nominal value of the shares increased from Ps. 0.1 to Ps. 1 each. All of the share numbers, shares prices, exercise prices and other per share information throughout these financial statements for all periods presented have been adjusted, on a retroactive basis, to reflect the 0.1-for-1 reverse stock split.

  (b)    Diluted

Diluted earnings per share amounts are calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential shares. As of June 30, 2016, 2015 and 2014 the Group has no convertible instruments. The diluted earnings per share is equal to basic earnings per share.

36.   Related party transactions

In the normal course of its business, the Group conducts transactions with different entities or parties related to it. An individual or legal entity is considered a related party where:

•
An entity, individual or close relative of such individual or legal entity exercises control, or joint control, or significant influence over the reporting entity, or is a member of the Board of Directors or the Senior Management of the entity or its controlling company.

•
An entity is a subsidiary, associate or joint venture of the entity or its controlling or controlled company.

The following section provides a brief description of the main transactions conducted with related parties which are not described in other notes of these consolidated financial statements (recast):

  1.    Remuneration of the board of directors

The Law N° 19,550 provides that the remuneration of the Board of Directors, where it is not set forth in the Company's by-laws, shall be fixed by the Shareholders' Meetings. The maximum amount of remuneration that the members of the Board are allowed to receive, including salary and other performance-based remuneration of permanent technical-administrative functions, may not exceed 25% of the profits.

Such maximum amount will be limited to 5% where no dividends are distributed to the Shareholders, and will be increased proportionately to the distribution, until reaching such cap where the total of profits is distributed.

Some of our Directors are hired under the Employment Contract Act N° 20,744. This Act rules on certain conditions of the work relationship, including remuneration, salary protection, working hours, vacations, paid leaves, minimum age requirements, workmen protection and forms of suspension and contract termination.

The remuneration of directors for each fiscal year is based on the provisions established by the Law N° 19,550, taking into consideration whether such directors perform technical-administrative functions and depending upon the results recorded by the Company during the fiscal year. Once such amounts are determined, they should be approved by the Shareholders' Meeting.

  2.    Senior management remuneration

The members of the Senior or Top Management are appointed and removed by the Board of Directors, and perform functions in accordance with the instructions delivered by the Board itself.

The Group's Senior Management is composed of as follows:

Name	Date of birth	Position	In the position since

Alejandro G. Elsztain	03/31/1966	General Manager	2002
Daniel R. Elsztain	12/22/1972	Operating Manager	2011
Matias Gaivironsky	02/23/1976	Financial and Administrative Manager	2011
Juan José Martinucci	01/31/1972	Commercial Manager	2013

The aggregate compensation paid to senior management of the Company, (including Directors) was Ps. 38.5 million; Ps. 14.1 million; and Ps. 13 million as of June 30, 2016, 2015 and 2014 respectively.

The remuneration earned by Senior Management for their functions consists of an amount that is fixed taking into account the manager's backgrounds, capacity and experience, and an annual gratification which varies according to their individual performance and the Group's results. Members of the senior management participate in defined contribution and share-based incentive plans that are described in Notes 24 and 25, respectively.

  3.    Corporate service agreement with Cresud and IRSA

In due course, given that the Group, IRSA and Cresud have operating areas with certain characteristics of affinity, the Board of Directors considered it was convenient to implement alternatives that allows to reduce certain fixed costs, with the aim of reducing their incidence on the operating results, building on and enhancing the individual efficiencies of each of the companies in the different areas that form part of operating administration.

To such end, on June 30, 2004, a Master Agreement for the Exchange of Corporate Services ("Frame Agreement") was entered into between IRSA Propiedades Comerciales S.A., IRSA and Cresud, which was amended several times to bring it in line with the current context. The agreement has a term of 24 months, is renewable automatically for equal periods, unless it is terminated by any of the parties upon prior notice.

Under the current Master Agreement corporate services are provided in the following areas: Human Resources, Finance, Institutional Relations, Administration and Control, Insurance, Security, Agreements,

Technical Tasks, Infrastructure and Services, Procurement, Architecture and Design, Development and Works, Real Estate, Hotels, Board of Directors, Board of directors of Real Estate Business, General Manager Office, Board Safety, Audit Committee, Real Estate Business Management, Human Resources of Real Estate Business, Fraud Prevention, Internal Audit and Agricultural Investment Management.

Pursuant to this agreement, the companies hired an external consulting firm to review and evaluate half-yearly the criteria used in the process of liquidating the corporate services, as well as the basis for distribution and source documentation used in the process indicated above, by means of a half-yearly report.

It should be noted that the operations indicated above allow both IRSA and Cresud to keep our strategic and commercial decisions fully independent and confidential, with cost and profit apportionment being made on the basis of operating efficiency and equity, without pursuing individual economic benefits for any of the companies.

  4.    Legal services

The Group hires legal services from Estudio Zang, Bergel & Viñes, at which Saúl Zang is a partner and sits at the Board of Directors of the Group companies.

  5.    Donations granted to Fundación IRSA and Fundación Museo de los Niños

Fundación IRSA is a non-profit charitable institution that seeks to support and generate initiatives concerning education, the promotion of corporate social responsibility and the entrepreneurial spirit of the youth. It carries out corporate volunteering programs and fosters donations by the Group's employees. The main members of Fundación IRSA's Board of Administrators are: Eduardo S. Elsztain (Chairman); Saul Zang (Vice Chairman I), Alejandro Elsztain (Vice Chairman II) and Mariana C. de Elsztain (secretary). It finances its activities with the donations made by IRSA Propiedades Comerciales S.A., IRSA, Cresud and others Group's companies.

Fundación Museo de los Niños is a non-profit association, created by the same founders of Fundación IRSA and its Management Board is formed by the same members as Fundación IRSA's.

On October 31, 1997, IRSA Propiedades Comerciales S.A. entered into an agreement with Fundación IRSA whereby 3,800 square meters of the constructed area at the Abasto shopping mall was granted under a gratuitous bailment agreement for a term of 30 years. Subsequently, on October 29, 1999, Fundación IRSA assigned free of cost all the rights of use over such store and its respective obligations to Fundación Museo de los Niños.

On November 29, 2005, IRSA Propiedades Comerciales S.A. signed another agreement with Fundación Museo de los Niños granting under gratuitous bailment 2,670.11 square meters of the constructed area at Alto Rosario shopping mall for a term of 30 years.

Fundación Museo de los Niños has used these spaces to set up "Museo de los Niños, Abasto" and "Museo de los Niños, Rosario", two interactive learning centers intended for children and adults. Both agreements establish the payment of common expenses and direct expenses related to the services performed by these stores should be borne by Fundación Museo de los Niños.

  6.    Offices and shopping malls spaces leases

IRSA and Cresud rent office space for their central offices located at the Intercontinental Plaza tower at Moreno 877 in the Autonomous City of Buenos Aires, which we own since December 2014. They also rent space that we own in the Abasto Shopping mall.

The offices of our president are located at 108 Bolivar, in the Autonomous City of Buenos Aires. The property has been rented to Isaac Elsztain e Hijos S.A., a company controlled by Eduardo Sergio Elsztain, our president, and some of his family members and to Hamonet S.A., a company controlled by Fernando A. Elsztain, one of our directors, and some of its family members.

In addition, Tarshop S.A., Bacs Banco de Crédito y Securitización S.A., BHN Sociedad de Inversión S.A., BHN Seguros Generales S.A. and BHN Visa S.A. rent offices owned by us in different buildings. In addition, we also let various spaces in our Shopping Malls (stores, stands, storage space or advertising space) to third parties and related parties such as Tarshop S.A. and Banco Hipotecario S.A.

Lease agreement entered into with these related parties include clauses and values in line with those agreed upon with unrelated parties.

  7.    Special reimbursement programs with several means of payment

The Group carries out diverse commercial actions and promotions intended to promote larger number of visitors and consumption inside its Shopping Malls.

Some promotions are offered on specific dates or periods, different types of discounts to clients and/or interest-free financing plans. To this end, the Group enters into agreements with various third party financial entities and/or related parties, such as Banco Hipotecario S.A. and Tarshop S.A.

These agreements usually establish different refund percentages for those clients that make purchases at all the participating stores using the means of payment specific of each financial entity and, on occasions, additional financing plans with interest-free installments. The cost of the refunds granted to the clients is generally distributed as a percentage among the lessors of the Shopping Malls and the financial entities, while the cost of interest-free financing is borne, in general, by the latter. The Group acts as an intermediary and is in charge of the lessors' engagement and the advertising of these promotions. This activity results in no money flows or transfer of revenues or costs between the Group and its related parties.

  8.    Hospitality services

On certain occasions, the Group hires hospitality and event venue rental services from Nuevas Fronteras S.A., Hoteles Argentinos S.A. and Llao Llao Resorts S.A., all subsidiaries of our parent company IRSA.

  9.    Transfer of tax credits

Sociedad Anónima Carnes Pampeanas S.A. (a company controlled by Cresud) and Cresud, assigned credits upon the Group corresponding to Value Added Tax export refunds related to such companies' business activity.

  10.    Property purchase—sale

The Group in the course of business operations may acquire or sell to or from other related parties certain real estate properties used for rental purposes. See Note 3.

  11.    Borrowings

In the normal course of its activities, the Group enters into diverse loan agreements or credit facilities between the group's companies and/or other related parties. These loans accrue interest at market rates.

  12.    Financial and service operations

The Group works with several financial entities in the Argentine market for operations including, but not limited to, credit, investment, purchase and sale of securities and financial derivatives. Such entities include Banco Hipotecario S.A. and its subsidiaries. Furthermore, Banco Hipotecario S.A. and BACS Banco de Crédito y Securitización S.A. usually act as underwriters in Capital Market transactions for the Group.

  13.    Purchase of financial assets

The Group usually invests excess cash in several instruments that may include those issued by related companies, acquired at issuance or from unrelated third parties through secondary market deals.

  14.    Investment in investment funds managed by BACS Administradora de Activos

The Group invests its liquid funds in mutual funds managed by BACS Administradora de Activos S.A.S.G.F.C.I., among other entities.

  15.    Credit line granted to IRSA

On June 25, 2014, the Group increased the existing credit line expiring on June 25, 2015 to USD 60 million, which is priced at one-year LIBOR rate plus 3.0%. Under this credit line, the Group will be Lenders and IRSA and/or its subsidiaries (not our subsidiaries) will be the Borrower. In June 2015, the line of credit was renewed for an additional year until June 24, 2016. In addition, on July 5, 2016, the credit line was increased by up to USD 120,000,000 at an annual rate of 9% and expires on June 24, 2017.

The following is a summary of the balances with related parties as of June 30, 2016 (recast):

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

Direct parent company
IRSA Inversiones y Representaciones Sociedad	Reimbursement of expenses	—	—	8,560	—	(394)	—
Anónima (IRSA)	Corporate services	—	—	20,400	—	—	—
	Leases' collections	—	—	366	—	—	—
	Advertising space	—	—	—	—	(141)	—
	Advance payment	—	376,603	—	—	—	—
	Other receivables	—	—	2,243	—	—	—
	Equity incentive plan	—	—	21,791	—	(12,934)	—
	Leases and/or rights of spaces' use	—	—	1,236	—	—	—
	Borrowings	—	—	65,806	—	—	—

Total direct parent company		—	376,603	120,402	—	(13,469)	—

Direct parent company of IRSA
Cresud S.A.C.I.F. y A.	Reimbursement of expenses	—	—	—	—	(25,310)	—
	Equity incentive plan	—	—	1,709	—	—	—
	Corporate services	—	—	—	—	(43,780)	—
	Leases and/or rights of spaces' use	—	—	873	—	—	—
	Non-Convertible Notes	328,669	—	—	—	—	—

Total direct parent company of IRSA		328,669	—	2,582	—	(69,090)	—

Associates of IRSA Propiedades Comerciales
Tarshop S.A.	Reimbursement of expenses	—	—	1,206	—	—	—
	Leases and/or rights of spaces' use	—	—	—	(209)	(861)	—

Total Associates of IRSA Propiedades Comerciales		—	—	1,206	(209)	(861)	—

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

Joint ventures of IRSA Propiedades Comerciales
Nuevo Puerto Santa Fe S.A.	Reimbursement of expenses	—	—	2,055	—	—	—
	Leases' collections	—	—	2	—	—	—
	Advertising space	—	—	201	—	—	—
	Leases and/or rights of spaces' use	—	—	—	—	(308)	—
	Management fees	—	—	4,075	—	—	—
	Borrowings	—	—	—	—	—	(6,385)
Quality Invest S.A.	Reimbursement of expenses	—	—	1	—	—	—
	Management fees	—	—	223	—	—	—
Entretenimiento Universal S.A.	Reimbursement of expenses	—	—	116	—	—	—
	Borrowings	—	—	96	—	—	—
Entertainment Holdings S.A.	Reimbursement of expenses	—	—	150	—	—	—
	Borrowings	—	—	87	—	—	—

Total Joint ventures of IRSA Propiedades Comerciales		—	—	7,006	—	(308)	(6,385)

Subsidiaries of IRSA
Llao Llao Resorts S.A.	Hotel services	—	—	1	—	—	—
Nuevas Fronteras S.A	Reimbursement of expenses	—	—	30	—	—	—
	Hotel services	—	—	—	—	(30)	—
Baicom Networks S.A.	Reimbursement of expenses	—	—	2	—	—	—
IRSA International LLC	Reimbursement of expenses	—	—	187	—	—	—
E-Commerce Latina S.A.	Reimbursement of expenses	—	—	89	—	—	—
Tyrus S.A.	Dividends	—	—	—	—	(272)	—
Real Estate Investment Group V LP(i)	Borrowings	—	—	860,576	—	—	—

Total subsidiaries of IRSA		—	—	860,885	—	(302)	—

Subsidiaries of Cresud
Futuros y Opciones.Com S.A.	Reimbursement of expenses	—	—	171	—	—	—
Sociedad Anónima Carnes Pampeanas S.A.	Other liabilities	—	—	—	—	(1,089)	—
	Reimbursement of expenses	—	—	135	—	—	—
	Other receivables	—	—	52	—	—	—
	Transfer of tax credits	—	—	—	—	(6,370)	—
FyO Trading S.A.	Reimbursement of expenses	—	—	20	—	—	—

Total subsidiaries of Cresud		—	—	378	—	(7,459)	—

(i)    It corresponds to a credit line amounting USD 55.9 million, which accrues interest at a 9% rate and becomes due in June 2017.

Related party	Description of transaction	Investments in financial assets current	Trade and other receivables non-current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings current

Associates of IRSA
Banco Hipotecario S.A.	Reimbursement of expenses	—	—	176	—	—	—
	Leases and/or rights of spaces' use	—	—	23	(11)	(17)	—
	Advances	—	—	—	—	(2)	—
	Commissions per stands	—	—	63	—	—	—
Banco de Crédito y Securitización	Reimbursement of expenses	—	—	929	—	—	—

Total associates of IRSA		—	—	1,191	(11)	(19)	—

Joint venture of IRSA
Cyrsa S.A.	Reimbursement of expenses	—	—	—	—	(3)	—

Total joint venture of IRSA		—	—	—	—	(3)	—

Other related parties
Boulevard Norte S.A.	Reimbursement of expenses	—	—	813	—	—	—
	Other payables	—	—	—	—	(677)	—
	Borrowings	—	—	6	—	—	—
Consultores Asset Management S.A. (CAMSA)	Reimbursement of expenses	—	—	222	—	—	—
La Rural S.A.	Leases and/or rights of spaces' use	—	—	222	—	—	—
Avenida Compras S.A.	Advertising space	—	—	792	—	—	—
	Leases and/or rights of spaces' use	—	—	73	—	—	—
Avenida Inc.	Advertising space	—	—	538	—	—	—
Ogden Argentina S.A.	Reimbursement of expenses	—	—	124	—	—	—
	Borrowings	—	—	901	—	—	—
Estudio Zang, Bergel & Viñes	Legal services	—	—	—	—	(311)	—
Fundación Museo de los Niños	Reimbursement of expenses	—	—	231	—	—	—
	Leases and/or rights of spaces' use	—	—	1,346	—	—	—
Austral Gold	Reimbursement of expenses	—	—	20	—	—	—
Fundación IRSA	Reimbursement of expenses	—	—	54	—	—	—

Total other related parties		—	—	5,342	—	(988)	—

Directors
Directors	Fees	—	—	—	—	(27,700)	—
	Reimbursement of expenses	—	—	—	—	(15)	—
	Guarantee deposits	—	—	—	(12)	—	—

Total Directors		—	—	—	(12)	(27,715)	—

Total		328,669	376,603	998,992	(232)	(120,214)	(6,385)

The following is a summary of the balances with related parties as of June 30, 2015 (recast):

Related party	Description of transaction	Investments in financial assets non-current	Investments in financial assets current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings non-current	Borrowings current

Direct parent company
IRSA Inversiones y Representaciones Sociedad	Reimbursement of expenses	—	—	13,795	—	(600)	—	—
Anónima (IRSA)	Corporate services	—	—	12,558	—	—	—	—
	Non-Convertible Notes	—	74,928	—	—	—	(35,862)	(390)
	Sale of properties	—	—	—	—	—	(2,239,283)	(88,825)
	Equity incentive plan	—	—	—	—	(60,150)	—	—
	Leases and/or rights of spaces' use	—	—	765	—	—	—	—
	Borrowings	—	—	38,291	—	—	—	—

Total direct parent company		—	74,928	65,409	—	(60,750)	(2,275,145)	(89,215)

Direct parent company of IRSA
Cresud S.A.C.I.F. y A.	Reimbursement of expenses	—	—	—	—	(5,584)	—	—
	Equity incentive plan	—	—	—	—	(16,575)	—	—
	Corporate services	—	—	—	—	(35,106)	—	—
	Leases and/or rights of spaces' use	—	—	264	—	—	—	—
	Non-Convertible notes	79,760	30,071	—	—	—	—	—

Total direct parent company of IRSA		79,760	30,071	264	—	(57,265)	—	—

Associates of IRSA Propiedades Comerciales
Tarshop S.A.	Reimbursement of expenses	—	—	1,790	—	—	—	—
	Leases and/or rights of spaces' use	—	—	—	(26)	(686)	—	—

Total Associates of IRSA Propiedades Comerciales		—	—	1,790	(26)	(686)	—	—

Related party	Description of transaction	Investments in financial assets non-current	Investments in financial assets current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings non-current	Borrowings current

Joint ventures of IRSA Propiedades Comerciales
Nuevo Puerto Santa Fe S.A.	Reimbursement of expenses	—	—	543	—	—	—	—
	Leases' collections	—	—	—	—	(4)	—	—
	Leases and/or rights of spaces' use	—	—	—	—	(597)	—	—
	Management fees	—	—	2,644	—	—	—	—
	Borrowings	—	—	—	—	—	—	(7,826)
Quality Invest S.A.	Reimbursement of expenses	—	—	29	—	—	—	—
	Management fees	—	—	22	—	—	—	—
Entretenimiento Universal S.A.	Reimbursement of expenses	—	—	115	—	—	—	—
	Borrowings	—	—	80	—	—	—	—
Entertainment Holdings S.A.	Reimbursement of expenses	—	—	211	—	—	—	—
	Borrowings	—	—	72	—	—	—	—

Total Joint ventures of IRSA Propiedades Comerciales		—	—	3,716	—	(601)	—	(7,826)

Subsidiaries of IRSA
Llao Llao Resorts S.A.	Hotel services	—	—	5	—	—	—	—
Nuevas Fronteras S.A	Reimbursement of expenses	—	—	2	—	(3)	—	—
	Hotel services	—	—	—	—	(22)	—	—
Baicom Networks S.A.	Reimbursement of expenses	—	—	2	—	—	—	—
IRSA International LLC	Reimbursement of expenses	—	—	113	—	—	—	—
E-Commerce Latina S.A.	Reimbursement of expenses	—	—	101	—	—	—	—

Total subsidiaries of IRSA		—	—	223	—	(25)	—	—

Subsidiaries of Cresud
Futuros y Opciones.Com S.A.	Reimbursement of expenses	—	—	115	—	—	—	—
Sociedad Anónima Carnes Pampeanas S.A.	Other liabilities	—	—	—	—	(3,064)	—	—
FyO Trading S.A.	Reimbursement of expenses	—	—	1	—	—	—	—

Total subsidiaries of Cresud		—	—	116	—	(3,064)	—	—

Related party	Description of transaction	Investments in financial assets non-current	Investments in financial assets current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings non-current	Borrowings current

Associates of IRSA
Banco Hipotecario S.A.	Reimbursement of expenses	—	—	—	—	(62)	—	—
	Leases and/or rights of spaces' use	—	—	762	—	—	—	—
	Borrowings	—	—	—	—	—	—	(15,783)
	Advances	—	—	—	—	(1,428)	—	—
	Commissions per stands	—	—	68	—	—	—	—
Banco de Crédito y Securitización	Reimbursement of expenses	—	—	1,766	—	—	—	—

Total associates of IRSA		—	—	2,596	—	(1,490)	—	(15,783)

Joint venture of IRSA
Cyrsa S.A.	Reimbursement of expenses	—	—	—	—	(12)	—	—

Total joint venture of IRSA		—	—	—	—	(12)	—	—

Other related parties
Boulevard Norte S.A.	Reimbursement of expenses	—	—	881	—	—	—	—
	Borrowings	—	—	5	—	—	—	—
Consultores Asset Management S.A. (CAMSA)	Reimbursement of expenses	—	—	131	—	—	—	—
Ogden Argentina S.A.	Reimbursement of expenses	—	—	250	—	—	—	—
	Borrowings	—	—	724	—	—	—	—
Estudio Zang, Bergel & Viñes	Legal services	—	—	377	—	(472)	—	—
Fundación Museo de los Niños	Reimbursement of expenses	—	—	94	—	—	—	—
	Leases and/or rights of spaces' use	—	—	750	—	—	—	—
Austral Gold	Reimbursement of expenses	—	—	3	—	—	—	—
Fundación IRSA	Reimbursement of expenses	—	—	37	—	—	—	—

Total other related parties		—	—	3,252	—	(472)	—	—

Directors
Directors	Fees	—	—	—	—	(40,558)	—	—
	Reimbursement of expenses	—	—	—	—	(15)	—	—
	Guarantee deposits	—	—	—	(12)	—	—	—

Total Directors		—	—	—	(12)	(40,573)	—	—

Total		79,760	104,999	77,366	(38)	(164,938)	(2,275,145)	(112,824)

The following is a summary of the balances with related parties as of June 30, 2014 (recast):

Related party	Description of transaction	Investments in financial assets non-current	Investments in financial assets current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings non-current	Borrowings current	Derivative financial instruments

Direct parent company
IRSA Inversiones y Representaciones Sociedad	Reimbursement of expenses	—	—	3,575	—	—	—	—	—
Anónima (IRSA)	Non-Convertible Notes	—	113,971	—	—	—	—	—	—
	Leases' collections	—	—	—	—	(423)	—	—	—
	Equity incentive plan	—	—	—	—	(43,741)	—	—	—
	Leases and/or rights of spaces' use	—	—	—	—	(654)	—	—	—
	Borrowings	—	—	117,384	—	—	—	—	—

Total direct parent company		—	113,971	120,959	—	(44,818)	—	—	—

Direct parent company of IRSA
Cresud S.A.C.I.F. y A.	Reimbursement of expenses	—	—	—	—	(2,909)	—	—	—
	Equity incentive plan	—	—	—	—	(10,557)	—	—	—
	Corporate services	—	—	—	—	(21,218)	—	—	—
	Non-Convertible notes	—	14,079	—	—	—	—	—	—

Total direct parent company of IRSA		—	14,079	—	—	(34,684)	—	—	—

Associates of APSA
Tarshop S.A.	Reimbursement of expenses	—	—	687	—	—	—	—	—
	Leases and/or rights of spaces' use	—	—	—	(175)	(677)	—	—	—
	Commissions per stands	—	—	19	—	—	—	—	—

Total associates of APSA		—	—	706	(175)	(677)	—	—	—

Related party	Description of transaction	Investments in financial assets non-current	Investments in financial assets current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings non-current	Borrowings current	Derivative financial instruments

Joint ventures of APSA
Nuevo Puerto Santa Fe S.A.	Reimbursement of expenses	—	—	220	—	(72)	—	—	—
	Leases' collections	—	—	—	—	(18)	—	—	—
	Leases and/or rights of spaces' use	—	—	—	—	(630)	—	—	—
	Management fees	—	—	1,338	—	—	—	—	—
	Borrowings	—	—	—	—	—	—	(71)	—
Quality Invest S.A.	Reimbursement of expenses	—	—	5	—	—	—	—	—
	Management fees	—	—	22	—	—	—	—	—
Entrenimiento Universal S.A.	Reimbursement of expenses	—	—	103	—	—	—	—	—
	Borrowings	—	—	68	—	—	—	—	—
Entertainment Holding S.A.	Reimbursement of expenses	—	—	165	—	—	—	—	—
	Borrowings	—	—	20	—	—	—	—	—

Total Joint ventures of APSA		—	—	1,941	—	(720)	—	(71)	—

Subsidiaries of IRSA
Llao Llao Resorts S.A.	Hotel services	—	—	502	—	—	—	—	—
Nuevas Fronteras S.A.	Reimbursement of expenses	—	—	2	—	—	—	—	—
	Hotel services	—	—	—	—	(24)	—	—	—
Hoteles Argentinos S.A.	Reimbursement of expenses	—	—	—	—	(1)	—	—	—
Solares de Santa María S.A.	Reimbursement of expenses	—	—	8	—	—	—	—	—
Baicom Networks S.A.	Reimbursement of expenses	—	—	2	—	—	—	—	—
IRSA International LLC	Reimbursement of expenses	—	—	101	—	—	—	—	—
E-Commerce Latina S.A.	Reimbursement of expenses	—	—	144	—	—	—	—	—
Tyrus S.A.	Reimbursement of expenses	—	—	37	—	—	—	—	—
	Borrowings	—	—	247,873	—	—	—	—	—

Total subsidiaries of IRSA		—	—	248,669	—	(25)	—	—	—

Subsidiaries of Cresud
Futuros y Opciones.Com S.A.	Reimbursement of expenses	—	—	138	—	—	—	—	—
Cactus Argentina S.A.	Reimbursement of expenses	—	—	2	—	—	—	—	—
Sociedad Anónima Carnes Pampeanas S.A. (formerly EAASA)	Borrowings	—	—	2,134	—	—	—	—	—
FyO Trading S.A.	Reimbursement of expenses	—	—	1	—	—	—	—	—

Total subsidiaries of Cresud		—	—	2,275	—	—	—	—	—

Related party	Description of transaction	Investments in financial assets non-current	Investments in financial assets current	Trade and other receivables current	Trade and other payables non-current	Trade and other payables current	Borrowings non-current	Borrowings current	Derivative financial instruments

Associates of IRSA
Banco Hipotecario S.A.	Reimbursement of expenses	—	—	—	—	(762)	—	—	—
	Leases and/or rights of spaces' use	—	—	200	—	—	—	—	—
	Borrowings	—	—	—	—	—	—	—	—
	Derivatives	—	—	—	—	—	—	—	5,225
	Commissions per stands	—	—	59	—	—	—	—	—

Total associate of IRSA		—	—	259	—	(762)	—	—	5,225

Joint ventures of IRSA
Cyrsa S.A.	Reimbursement of expenses	—	—	66	—	—	—	—	—
Puerto Retiro S.A.	Reimbursement of expenses	—	—	2	—	—	—	—	—

Total joint ventures of IRSA		—	—	68	—	—	—	—	—

Other Related parties
Boulevard Norte S.A.	Reimbursement of expenses	—	—	864	—	—	—	—	—
	Borrowings	—	—	4	—	—	—	—	—
Consultores Asset Management S.A. (CAMSA)	Reimbursement of expenses	—	—	114	—	—	—	—	—
Ogden Argentina S.A.	Reimbursement of expenses	—	—	228	—	—	—	—	—
	Borrowings	—	—	4	—	—	—	—	—
Estudio Zang, Bergel & Viñes	Legal services	—	—	—	—	(337)	—	—	—
Fundación Museo de los Niños	Reimbursement of expenses	—	—	767	—	(9)	—	—	—
Austral Gold	Reimbursement of expenses	—	—	8	—	—	—	—	—
Fundación IRSA	Reimbursement of expenses	—	—	26	—	—	—	—	—
Inversiones Financieras del Sur	Reimbursement of expenses	—	—	—	—	(5)	—	—	—

Total other related parties		—	—	2,015	—	(351)	—	—	—

Directors
Directors	Fees	—	—	—	—	(12,169)	—	—	—
	Reimbursement of expenses	—	—	—	—	(10)	—	—	—
	Guarantee deposits	—	—	—	(12)	—	—	—	—

Total directors		—	—	—	(12)	(12,179)	—	—	—

Total		—	128,050	376,892	(187)	(94,216)	—	(71)	5,225

The following is a summary of the results and transactions with related parties for the year ended June 30, 2016 (recast):

Related party	Corporate services	Fees	Financial operations	Donations	Leases and/or rights of use	Letting fees

Direct parent company
IRSA Inversiones y Representaciones Sociedad Anónima	19,165	—	(1,491,911)	—	(375)	76

Total direct parent company	19,165	—	(1,491,911)	—	(375)	76

Direct parent company of IRSA
Cresud S.A.CI.F. y A.	(88,517)	—	84,980	—	1,417	—

Total direct parent company of IRSA	(88,517)	—	84,980	—	1,417	—

Associates of IRSA Propiedades Comerciales
Tarshop S.A.	—	—	—	—	11,802	265

Total associates of IRSA Propiedades Comerciales	—	—	—	—	11,802	265

Other related parties
Estudio Zang, Bergel & Viñes	—	(2,940)	—	—	—	—
Fundación IRSA	—	—	—	(96)	—	—
Boulevard Norte S.A.	—	—	1	—	—	—
Ogden S.A.	—	—	177	—	—	—
La Rural S.A.	—	—	—	—	169	—
Hamonet S.A.	—	—	—	—	(240)	—
Isaac Elsztain e Hijos S.A.	—	—	—	—	(457)	—

Total other related parties	—	(2,940)	178	(96)	(528)	—

Directors
Directors	—	(113,673)	—	—	—	—
Senior Management	—	(6,246)	—	—	—	—

Total Directors	—	(119,919)	—	—	—	—

Joint ventures of IRSA Propiedades Comerciales
Quality Invest S.A.	—	216	—	—	—	—
Nuevo Puerto Santa Fe S.A.	—	3,619	(1,716)	—	(385)	—
Entretenimiento Universal S.A.	—	—	16	—	—	—
Entertainment Holding S.A.	—	—	15	—	—	—

Total Joint ventures of IRSA Propiedades Comerciales	—	3,835	(1,685)	—	(385)	—

Associate of IRSA
Banco Hipotecario S.A.	—	—	—	—	3,110	222
Banco de Crédito y Securitización S.A.	—	—	—	—	6,493	—

Total associates of IRSA	—	—	—	—	9,603	222

Subsidiaries of IRSA
Tyrus S.A.	—	—	4,734	—	—	—
Nuevas Fronteras S.A.	—	—	—	—	(4)	—

Subsidiaries of IRSA	—	—	4,734	—	(4)	—

Total	(69,352)	(119,024)	(1,403,704)	(96)	21,530	563

The following is a summary of the results and transactions with related parties for the year ended June 30, 2015 (recast):

Related party	Corporate services	Fees	Financial operations	Donations	Leases and/or rights of use	Letting fees

Direct parent company
IRSA Inversiones y Representaciones Sociedad Anónima	15,702	—	(113,296)	—	(5,236)	44

Total direct parent company	15,702	—	(113,296)	—	(5,236)	44

Direct parent company of IRSA
Cresud S.A.CI.F. y A.	(63,414)	—	(1,066)	—	681	—

Total direct parent company of IRSA	(63,414)	—	(1,066)	—	681	—

Associates of IRSA Propiedades Comerciales
Tarshop S.A.	—	—	—	—	6,679	72

Total Associates of IRSA Propiedades Comerciales	—	—	—	—	6,679	72

Other related parties
Estudio Zang, Bergel & Viñes	—	(2,138)	—	—	—	—
Fundación IRSA	—	—	—	(1,723)	—	—
Boulevard Norte S.A.	—	—	1	—	—	—
Ogden S.A.	—	—	20	—	—	—
Hamonet S.A.	—	—	—	—	(83)	—
Isaac Elsztain e Hijos S.A.	—	—	—	—	(159)	—

Total other related parties	—	(2,138)	21	(1,723)	(242)	—

Directors
Directors	—	(80,095)	—	—	—	—
Senior Management	—	(3,568)	—	—	—	—

Total Directors	—	(83,663)	—	—	—	—

Joint ventures of IRSA Propiedades Comerciales
Quality Invest S.A.	—	216	—	—	—	—
Nuevo Puerto Santa Fe S.A.	—	2,164	(1,400)	—	(712)	—
Entretenimiento Universal S.A.	—	—	13	—	—	—
Entertainment Holding S.A.	—	—	12	—	—	—

Total joint ventures of IRSA Propiedades Comerciales	—	2,380	(1,375)	—	(712)	—

Associate of IRSA
Banco Hipotecario S.A.	—	—	(549)	—	1,437	5
Banco de Créditos y Securitización	—	—	—	—	2,458	—

Total associate of IRSA	—	—	(549)	—	3,895	5

Subsidiaries of Cresud
Sociedad Anónima Carnes Pampeanas S.A.	—	—	133	—	—	—

Total subsidiaries of Cresud	—	—	133	—	—	—

Subsidiaries of IRSA
Tyrus S.A.	—	—	11,904	—	(4)	—

Total subsidiaries of IRSA	—	—	11,904	—	(4)	—

Total	(47,712)	(83,421)	(104,228)	(1,723)	5,061	121

The following is a summary of the results and transactions with related parties for the year ended June 30, 2014 (recast):

Related party	Corporate services	Fees	Financial operations	Donations	Leases and/or rights of use	Letting fees

Direct parent company
IRSA Inversiones y Representaciones Sociedad Anónima	—	—	14,128	—	(7,025)	(19)

Total direct parent company	—	—	14,128	—	(7,025)	(19)

Direct parent company of IRSA
Cresud S.A.CI.F. y A.	(67,408)	—	6,251	—	9	—

Total direct parent company of IRSA	(67,408)	—	6,251	—	9	—

Associates of IRSA Propiedades Comerciales
Tarshop S.A.	—	(239)	—	—	2,918	165

Total associates of IRSA Propiedades Comerciales	—	(239)	—	—	2,918	165

Other related parties
Estudio Zang, Bergel & Viñes	—	(2,216)	—	—	—	—
Fundación IRSA	—	—	—	(3,241)	—	—
Hamonet S.A.	—	—	—	—	(129)	—
Isaac Elsztain e Hijos S.A.	—	—	—	—	(253)	—

Total other related parties	—	(2,216)	—	(3,241)	(382)	—

Directors
Directors	—	(54,354)	—	—	—	—
Senior Management	—	(7,915)	—	—	—	—

Total Directors	—	(62,269)	—	—	—	—

Joint ventures of IRSA Propiedades Comerciales
Quality Invest S.A.	—	216	—	—	—	—
Nuevo Puerto Santa Fe S.A.	—	1,124	(21)	—	(632)	—
Entretenimiento Universal S.A.	—	—	6	—	—	—

Total joint ventures of IRSA Propiedades Comerciales	—	1,340	(15)	—	(632)	—

Associates of IRSA
Banco Hipotecario S.A.	—	—	26,453	—	560	133

Total associates of IRSA	—	—	26,453	—	560	133

Subsidiaries of Cresud
Sociedad Anónima Carnes Pampeanas S.A.	—	—	134	—	—	—

Total subsidiaries of Cresud	—	—	134	—	—	—

Subsidiaries of IRSA
Tyrus S.A.	—	—	225	—	—	—

Total subsidiaries of IRSA	—	—	225	—	—	—

Total	(67,408)	(63,384)	47,176	(3,241)	(4,552)	279

37.   CNV general resolution N° 622

As required by Section 1°, Chapter III, Title IV of CNV General Resolution N° 622/13, below there is a detail of the notes to the Consolidated Financial Statements (recast) that disclosure the information required by the Resolution in Exhibits.

Exhibit A—Property, plant and equipment	Note 10—Investment properties
Note 11—Property, plant and equipment
Exhibit B—Intangible assets	Note 13—Intangible assets
Exhibit C—Equity investments	Note 8—Interest in joint ventures
Note 9—Interest in associates
Exhibit D—Other investments	Note 15—Financial instruments by category
Note 17—Investments in financial assets
Note 18- Derivative financial instruments
Note 19—Cash and cash equivalents
Exhibit E—Provisions	Note 16—Trade and other receivables
Note 22—Provisions
Exhibit F—Cost of sales and services provided	Note 12—Trading properties
Note 30—Costs
Exhibit G—Foreign currency assets and liabilities	Note 38—Foreign currency assets and liabilities

38.   Foreign currency assets and liabilities

Book amounts of foreign currency assets and liabilities are as follows:

Items(*)	Amount of foreign currency(1)	Prevailing exchange rate(2)	Total as of 06.30.16 (recast)	Amount of foreign currency(1)	Prevailing exchange rate(2)	Total as of 06.30.15 (recast)	Amount of foreign currency(1)	Prevailing exchange rate(2)	Total as of 06.30.14 (recast)

Asset
Trade and other receivables
Uruguayan Pesos	33	0.489	16	12	0.334	4	3	0.362	1
US Dollar	2,624	14.940	39,199	5,626	8.988	50,569	47,460	8.033	381,250
Euro	—	—	—	—	—	—	2	10.990	26
Receivables with related parties:
US Dollar	61,836	15.040	930,017	4,694	9.088	42,660	—	—	—

Total Trade and other receivables			969,232			93,233			381,277

Investments in financial assets
US Dollar	60,033	14.940	896,897	19,402	8.988	174,388	13,745	8.033	110,413
Investments with related parties:
US Dollar	21,853	15.040	328,669	20,330	9.088	184,759	—	—	—

Total investments in financial assets			1,225,566			359,147			110,413

Cash and cash equivalents
Uruguayan Pesos	2	0.489	1	3	0.334	1	3	0.362	1
US Dollar	864	14.940	12,905	30,563	8.988	274,698	8,864	8.033	71,206
Pounds	2	19.763	30	1	14.134	21	2	13.736	21
Euros	13	16.492	222	14	10.005	138	14	10.990	149

Total cash and cash equivalents			13,158			274,858			71,377

Total Assets as of 06.30.16			2,207,956			—			—

Total Assets as of 06.30.15			—			727,238			—

Total Assets as of 06.30.14			—			—			563,067

Liabilities
Trade and other payables
Uruguayan Pesos	35	0.491	17	—	—	—	3	0.381	1
US Dollar	3,887	15.040	58,456	4,006	9.088	36,406	1,691	8.133	13,750
Payables from related parties:
US Dollar	20	15.040	294	5	9.088	50	—	—	—

Total trade and other payables			58,767			36,456			13,751

Borrowings
US Dollar	364,321	15.040	5,479,395	115,816	9.088	1,052,537	120,246	8.133	977,963
Borrowings from related parties
US Dollar	—	15.040	—	260,138	9.088	2,364,133	—	—	—

Total Borrowings			5,479,395			3,416,670			977,963

Provisions
US Dollar	10	15.040	150	10	9.088	91	200	8.133	1.627

Total Provisions			150			91			1,627

Total Liabilities as of 06.30.16			5,538,312			—			—

Total Liabilities as of 06.30.15			—			3,453,217			—

Total Liabilities as of 06.30.14			—			—			993,341

(*)    The Company uses some complementary financial instruments with the purpose of reducing its expose to exchange rate movements. See Note 18.

(1)    Considering foreign currencies those that differ from each one of the Group´s companies´ functional currency at each year-end.

(2)    Exchange rate as of June 30, 2014 according to Nación Argentina´s Bank.

39.   Barter transactions

The Group generally enters into barter transactions with third-party developers in the ordinary course of business. By virtue of these transactions, the Group generally exchanges undeveloped plots of land for units to be constructed and received in the future. Following is a description of pending transactions that have not yet been perfected by the third parties as of June 30, 2016:

  Beruti

On October 13, 2010, the Group and TGLT, entered into an agreement to barter a plot of land located at Beruti 3351/59 in the city of Buenos Aires for cash and future residential apartments to be constructed by TGLT on the mentioned land. The transaction, which was subject to certain precedent conditions including the completion by TGLT of its initial public offering, was agreed upon at USD 18.8 million. TGLT plans to construct an apartment building with residential and commercial parking space. In consideration, TGLT will transfer to IRSA Propiedades Comerciales S.A. (i) a number of apartments to be determined representing 17.33% of total square meters of residential space; (ii) a number of parking spaces to be determined representing 15.82% of total square meters of parking space; (iii) all spaces reserved for commercial parking in the future building; and (iv) the amount of USD 10.7 million payable upon delivering the deeds of title on the land. TGLT completed its initial public offering in the Buenos Aires Stock Exchange on October 29, 2010 and therefore the precedent condition for the transaction was fulfilled on that date. TGLT paid the mentioned USD 10.7 million on November 5, 2010. On December 16, 2010, the title deed to the Beruti plot of land was executed. To secure performance of obligations assumed by TGLT under the deed of sale, a mortgage was granted in favor of IRSA Propiedades Comerciales.

An association named Asociación Amigos Alto Palermo filed for an injunction requesting that the construction be prohibited and obtained a suspension interim measure for this purpose. Later, the Court of Appels from the Autonomous City of Buenos Aires ordered the lifting of such interim measure. On December 4, 2013 the delivery terms for committed units were extended for 11 months and on November 4, 2014 a new 11 month extension was signed. On June 11, 2015, final judgment was rendered in favor of IRSA CP and TGLT.

  Conil

On November 5, 2014, the Group executed a conveyance deed evidencing a barter and mortgage transaction in favor of Darío Palombo (acting as Trustee of "Fideicomiso Esquina Guemes") to convey title on four plots of land located in Avellaneda district. The agreement provides for the development by the Trust of two building construction undertakings. In consideration for such work, the compensation agreed included the amount of USD 0.01 million and delivery, within 24 months as from such agreement execution, of two functional units for commercial purposes and one functional unit for office purposes (the non-monetary compensation was valued at USD 0.7 million).

  Coto residential project

The Group is owner of an air space of approximately 23,000 square meters area on top of Hipermercado Coto near the Abasto Shopping mall at the heart of the Autonomous City of Buenos Aires. On September 24, 1997, the Group and Coto Centro Integral de Comercialización S.A. (Coto) granted a title deed by which the Group acquired the rights to receive the parking spaces and the rights to increase the height of the building located between the Agüero, Lavalle, Guardia Vieja and Gallo streets, in the Abasto neighborhood.

On June 2016, a conditional Exchange Agreement was executed for a one year term, to be later formalized through the execution of a conveyance deed. The project will be a residential development for a consideration of apartments covering an area of 3,621 square meters plus USD 1 million. The consideration will be delivered no later than June 2021 for Tower I, and no later than September 2022 for Tower II. The value in the bill of sale was set at USD 7.5 million.

  Córdoba shopping project

The Group owns a plot of land next to Córdoba Shopping, with building capacity of approximately 17,300 square meters, at the heart of Córdoba City.

In May 2016, an Exchange Agreement was executed for a building capacity of 13,500 square meters, subject to conditions for a term of one year, after which it may be formalized through a title conveyance deed. The project will be a mixed development, combining residential and office space, and the consideration will include apartments covering 2,160 square meters, parking space, and procedures to obtain permits, combinations and subdivisions of 3 plots of land. Delivery of the consideration will take place no later than May 2021 for Tower I and no later than July 2023 for Tower II. The Exchange Value was set at USD 4 million.

The two mentioned contracts that are part of the Coto residential project and the Córdoba Shopping exchange project include conditions precedent and/or suspensive clauses. Since suspensive clauses have not materialized yet, the real property involved is classified as trading properties.

40.  CNV general ruling N° 629/14—storage of documentation

On August 14, 2014, the Argentine Securities Exchange Commission (CNV) issued General Resolution N° 629 whereby it introduced amendments to rules related to storage and conservation of corporate books, accounting books and commercial documentation. In this sense, it should be noted that the Group has entrusted the storage of certain non-sensitive and old information to the following providers:

Documentation storage provider	Home location

Iron Mountain Argentina S.A.	Av. Amancio Alcorta 2482, C.A.B.A.
Iron Mountain Argentina S.A.	Pedro de Mendoza 2143, C.A.B.A.
Iron Mountain Argentina S.A.	Saraza 6135, C.A.B.A.
Iron Mountain Argentina S.A.	Azara 1245, C.A.B.A.(i)
Iron Mountain Argentina S.A.	Polígono Industrial Spegazzini, Au Ezeiza-Cañuelas KM 45
Iron Mountain Argentina S.A.	Cañada de Gómez 3825, C.A.B.A.

(i)     On February 5, 2014, there was a widely reported fire at Iron Mountain's warehouse. As of the original date of issuance of financial statements, the Group had not been notified whether the documentation submitted has been actually affected by the fire and its condition after the accident. Nevertheless, based on the internal review carried out by the Group, duly reported to the CNV on February 12, 2014, the information kept at the warehouse that were on fire do not appear to be sensitive or capable of affecting normal business operations.

It is further noted that a detailed list of all documentation held in custody by providers, as well as documentation required in section 5 a.3) of section I, Chapter V, Title II of the RULES (2013 as amended) are available at the registered office.

41.   Subsequent events

  Acquisition of equity interest in EHSA

In July 2016, the Group, through IRSA Propiedades Comerciales, acquired from FEG Entretenimientos S.A. a 25% shareholding in Entertainment Holding S.A. ("EHSA"), a company where it already owned 50%. It also acquired a 1.25% interest in Entretenimiento Universal S.A. ("ENUSA") from Marcelo Figoli. The transaction amount for the acquisition was set at Ps. 66.5 million: 50% of the amount has already been paid while the remaining balance will be paid down in two equal installments payable within 60 and 90 days.

In addition, the Group sold a 5% of the shares of EHSA to Mr. Diego Finkelstein, where he already owned a 25% equity interest. The amount was fixed in the sum of Ps. 13.45 million. A 50% of that amount has already been paid, while the remaining balance will be paid down in two equal installments payable within 60 and 90 days.

As a result, the Company now holds 70% of the voting stock of EHSA and Mr. Diego Finkelstein holds the remaining 30%.

EHSA holds, both directly and indirectly, 100% of the shares of OGDEN Argentina S.A. ("OASA") and 95% of the shares of ENUSA.

OASA holds 50% of the voting stock of La Rural S.A. ("LRSA"), a company that holds the right to commercially operate the emblematic "Predio Ferial de Palermo" in the Autonomous City of Buenos Aires, where the Sociedad Rural Argentina ("SRA") holds the remaining 50%.

In addition, OASA manages LRSA pursuant to agreements entered into with SRA that include the right to appoint the Chairman—with casting vote on certain matters—and the general manager.

Furthermore, ENUSA is mainly engaged in organizing entertainment in the trade fair space.

The Group is analyzing the allocation of the price paid across net assets acquired.

  Sale of units in Intercontinental Building

On July 29, 2016, the Group executed a bill of sale for 1,702 square meters corresponding to two office floors and 16 parking units in the Intercontinental Plaza building to an unrelated party for a purchase price of USD 6.01 million: the sum of USD 1.60 million has already been paid, while the remaining balance will be paid upon execution of the deed of conveyance and delivery of possession.

  Shareholders' meeting:

On September 28, 2016, the board of directors of IRSA PROPIEDADES COMERCIALES S.A. called a Regular and extraordinary General Shareholders' Meeting to be held on October 31, 2016 and informed on some of the items to be transacted thereat, namely:

•
treatment and allocation of net income for the fiscal year ended June 30, 2016,

•
consideration of payment of a cash dividend for up to Ps. 312 million;

•
treatment of amounts paid as personal assets tax levied on the shareholders;

•
renewal of delegation of powers conferred to the Board of Directors in order to determine the time and currency of issuance and further terms and conditions governing the issue of notes under the US$500,000,000 global note program currently in effect, as approved by the shareholders' meetings held on October 31, 2011 and March 26, 2015 and its increase by an additional amount of US$100,000,000 as approved by the shareholders' meeting held on October 30, 2015;

•
grant of indemnities to the Directors, Statutory Auditors and Managers who perform or have performed duties for the Company accessorily to the D&O policies; and

•
amendment to article 11 of the corporate By-laws related to the renewal of the term of service of one-third of the Board of Directors.

IRSA PROPIEDADES COMERCIALES S.A.
(All amounts in thousands of Argentine Pesos, except shares and per share data and as otherwise indicated)

42.    Investment Properties

The following is a schedule of the investment properties of the Group as of June 30, 2016 in accordance with Rule 12-28 of Regulation S-X:

	Initial costs		Subsequent costs	Cost at year-end
Name	Plot of land	Buildings, facilities and improvements	Improvements / additions / disposals / transfers	Plot of land	Buildings, facilities and improvements	Total costs	Accumulated depreciation(2)	Capitalized leasing costs	Value adjustment on investment properties(3)	Fair value(4)	Date of construction	Date of acquisition

Shopping malls:
Abasto	9,753	251,247	15,831	9,753	267,078	276,664	—	167	4,719,269	4,651,758	Nov-98	Jul-94
Alto Palermo Shopping	8,694	424,322	13,567	8,694	437,889	446,485	—	98	4,935,168	4,640,089	Oct-90	Nov-97
Alto Avellaneda	18,089	186,584	30,613	18,089	217,197	235,113	—	173	3,090,854	2,959,478	Oct-95	Dec-97
Alcorta Shopping	8,006	101,992	16,330	8,006	118,322	126,304	—	24	2,197,088	2,147,026	Jun-92	Jun-97
Alto Noa	227	46,336	8,075	227	54,411	54,598	—	40	733,700	750,454	Sep-94	Mar-95
Buenos Aires Design	—	53,083	9,047	—	62,130	62,107	—	23	97,848	44,192	Nov-93	Nov-97
Patio Bullrich	9,814	163,711	10,878	9,814	174,589	184,386	—	17	1,432,963	1,370,582	Sep-88	Oct-98
Alto Rosario	25,686	74,743	21,176	25,686	95,919	121,442	—	163	2,230,477	2,263,790	Nov-04	Nov-04
Mendoza Plaza	10,546	126,413	12,101	10,546	138,514	148,868	—	192	1,266,553	1,223,157	Jun-94	Dec-94
Dot Baires Shopping	84,890	364,359	95,580	84,890	459,939	544,817	—	12	3,016,377	3,253,680	May-09	Nov-06
Córdoba Shopping(1)	1,141	98,714	713	1,141	99,427	100,559	—	9	740,595	720,731	Mar-90	Dec-06
Distrito Arcos	—	—	304,503	—	304,503	304,503	—	—	484,187	737,898	—	Nov-09
Alto Comahue	1,143	4,467	327,957	1,143	332,424	333,567	—	—	301,584	596,735	—	May-06
Patio Olmos	11,532	21,417	626	11,532	22,043	32,968	—	607	115,386	131,789	May-95	Sep-07
Soleil Premium Outlet	23,267	55,905	37,976	23,267	93,881	117,091	—	57	754,068	797,692	—	Jul-10
Cocheras Ocampo	3,201	21,137	207	3,201	21,344	24,545	—	—	133,718	136,081	—	Sep-06

Shopping malls	215,989	1,994,430	905,180	215,989	2,899,610	3,114,017	—	1,582	26,289,835	26,425,132

Office and other rental properties:
Oficinas Abasto	—	—	15,059	—	15,059	15,059	—	—	53,117	56,550	Mar-13	Jul-94
Anexo Alto Palermo Shopping	—	36,578	—	—	36,578	36,578	—	—	58,776	80,160	—	Jun-06
Edificio Dot	13,346	68,446	56,078	13,346	124,524	137,778	—	92	483,107	576,821	Sep-10	Nov-06
Anchorena 545 (Chanta IV)	812	4,495	—	812	4,495	5,307	—	—	39,133	37,380	—	Aug-08
Anchorena 665	2,206	8,821	—	2,206	8,821	11,027	—	—	35,093	43,470	—	Aug-08
Zelaya 3102	1,442	—	—	1,442	—	1,442	—	—	3,782	5,224	—	Jul-05
Suipacha 664	40,916	87,885	1,745	40,916	89,630	130,274	—	272	138,995	231,921	Jun-94	Dec-14
Bouchard 710	337,222	180,599	1,562	337,222	182,161	519,142	—	241	430,501	900,840	—	Dec-14
Intercontinental Plaza	13,548	226,150	(73,937)	13,548	152,213	165,748	—	13	201,959	281,030	Jun-96	Dec-14
Edificio República	391,506	316,686	1,318	391,506	318,004	708,731	—	779	635,669	1,267,605	—	Dec-14
Torre Bank Boston	295,682	239,114	451	295,682	239,565	534,866	—	381	470,409	959,308	—	Dec-14
Paseo del Sol	—	2,608	—	—	2,608	2,608	—	—	3,717	5,985	—	Jul-15

Total Office and other rental properties	1,096,680	1,171,382	2,276	1,096,680	1,173,658	2,268,560	—	1,778	2,554,258	4,446,294

	Initial costs		Subsequent costs	Cost at year-end
Name	Plot of land	Buildings, facilities and improvements	Improvements / additions / disposals / transfers	Plot of land	Buildings, facilities and improvements	Total costs	Accumulated depreciation	Capitalized leasing costs	Value adjustment on investment properties	Fair value	Date of construction	Date of acquisition

Undeveloped parcels of land:
Anexo Dot	25,336	—	—	25,336	—	25,336	—	—	813,586	838,922	—	Nov-06
Terreno Luján	41,861	—	(298)	41,563	—	41,563	—	—	99,437	141,000	—	May-12
Caballito—Ferro	36,890	—	—	36,890	—	36,888	—	2	162,315	199,205	—	Nov-97
Terreno Intercontinental Torre B	90,584	—	—	90,584	—	90,584	—	—	85,789	176,373	—	Dec-14

Undeveloped parcels of land	194,671	—	(298)	194,373	—	194,371	—	2	1,161,127	1,355,500

Properties under development:
PH Office Park	—	—	7,170	—	7,170	7,170	—	—	—	7,170

Properties under development	—	—	7,170	—	7,170	7,170	—	—	—	7,170

Total	1,507,340	3,165,812	914,328	1,507,042	4,080,438	5,584,118	—	3,362	30,005,220	32,234,096

(1)     Encumbrance antichresis

(2)    Accumulated depreciation is not presented as the investment properties are measured at fair value.

(3)    See Note 2.b) for explanation of the adjustment of investment properties.

(4)    See Note 10 for the roll forward of the fair value of investment properties.

Part II

Information not required in prospectus

Item 6.    Indemnification of directors and officers

Neither the laws of Argentina nor the registrant's by-laws or other constitutive documents provide for indemnification of directors or officers of the registrant. The registrant maintains directors' and officers' liability insurance covering its directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Item 7.    Recent sales of unregistered securities

  IRSA CP's series I notes due 2017

On September 18, 2015, we issued Series I Notes under our US$500,000,000 Global Note Program for a total principal amount of Ps.407,260,000, or "Series I". The Series I has a maturity of 18 months from its issue date and accrue interest at a mixed rate of 26.5% per annum during the first three months, and for the remaining term, at the Badlar Private Rate plus 400 basis points. Interest was payable in Pesos and on a quarterly basis. The Series I matured on March 20, 2017.

  IRSA CP's series II 8.75% notes due 2023

On March 3, 2016, we launched a cash tender offer for any and all of our outstanding 7.875% Notes due 2017, Series I.

On March 23, 2016, we issued Notes in an aggregate principal amount of US$360 million under our Global Note Program. The Series II Notes accrue interest semi-annually, at a fixed rate of 8.75% per annum, and are repayable upon maturity, on March 23, 2023. Their issue price was 98.722% of the principal amount. The use of proceeds was: (a) the repurchase of our IRSA CP Notes up to the outstanding amount of US$120 million and (b) the repayment in full the US$240.0 million unpaid balance of the purchase price we owe to IRSA for our acquisition of office buildings and land reserves in December 2014, along with accrued interest thereon.

IRSA CP's Notes due 2023 are subject to certain covenants, events of default and limitations, such as the limitation on incurrence of additional indebtedness, limitation on restricted payments, limitation on transactions with affiliates, and limitation on merger, consolidation and sale of all or substantially all assets. To incur additional indebtedness, IRSA CP is required to meet the Consolidated Interest Coverage Ratio on additional indebtedness, which should be greater than 2.00. The Consolidated Interest Coverage Ratio is defined as Consolidated EBITDA divided by consolidated interest expense. Consolidated EBITDA is defined as operating income plus depreciation and amortization and other consolidated non-cash charges. The Series 2 Notes contain financial covenants limiting IRSA CP's ability to declare or pay dividends in cash or in kind, unless the following conditions have been met at the time of payment:

a)     no Event of Default shall have occurred and be continuing;

b)     IRSA CP is able to incur at least US$1.00 of Additional Indebtedness under the "Limitation on Incurrence of Additional Indebtedness"; and

c)     the aggregate amount of such Restricted Payment exceeds the sum of:

     i.  100% of cumulative EBITDA for the period (treated as one accounting period) from July 1, 2015 through the last day of the last fiscal quarter ended prior to the date of such Restricted Payment minus an amount equal to 150% of consolidated interest expense for such period; and

    ii.  any reductions of Indebtedness of the Issuer or its Subsidiaries after the Issue Date any reductions of Indebtedness of the Issuer or its Subsidiaries after the Issue Date exchange to Capital Stock of the Issuer or its Subsidiaries.

On March 28, 2016 and April 8, 2016, we purchased US$59,152,000 and US$352,000, respectively, in aggregate principal amount of our 7.875% Notes due 2017, Series I, and also on those dates it instructed the Trustee to repay US$59,504,000 in aggregate principal amount of such Notes, resulting in an aggregate principal amount outstanding of our 7.875% Notes due 2017, Series I, of US$60,496,000. On April 4, 2016, the Board of Directors of IRSA CP approved the repayment of the outstanding balance of the US$60,496,000 of IRSA CP's Notes, Series I. Payment of such Notes was made on May 4, 2016.

On April 6, 2016, we had repaid the outstanding balance of intercompany loan with IRSA for US$240 million plus accrued interest, which loan was related to the acquisition of an office portfolio in December 2014.

Item 8.    Exhibits

1.1	*	Form of Underwriting Agreement between IRSA Propiedades Comerciales S.A. and the underwriters named therein.

3.1	*	English translation of the Amended and Restated Estatutos of IRSA Propiedades Comerciales S.A., which serve as IRSA Propiedades Comerciales S.A.'s articles of incorporation and bylaws.

4.1	*	Form of Deposit Agreement among IRSA Propiedades Comerciales S.A, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder.

4.2	**	Indenture dated March 23, 2016, between IRSA Propiedades Comerciales S.A. as Issuer, The Bank of New York Mellon as Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent, and Banco Santander Río S.A. as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina for the US$500,000,000 Global Note Program for Notes due no less than 30 days from date of original issue.

4.3	**	First Supplemental Indenture dated March 23, 2016, between IRSA Propiedades Comerciales S.A. as Issuer, The Bank of New York Mellon as Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent, and Banco Santander Río S.A. as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina.

5.1	*	Opinion of Zang, Bergel & Viñes as to the validity of the common shares.

8.1	*	Opinion of Zang, Bergel & Viñes regarding certain Argentine tax matters relating to the common shares and ADSs.

8.2	*	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters relating to the common shares and ADSs.

10.1	*	English translation of the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated June 30, 2004.

10.2	**	English translation of the Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated August 23, 2007.

10.3	**	English translation of the Second Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated August 14, 2008.

10.4	**	English translation of the Third Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 27, 2009.

10.5	**	English translation of the Addendum to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated March 12, 2010.

10.6	**	English translation of the Fourth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated July 11, 2011.

10.7	**	English translation of the Fifth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated October 15, 2012.

10.8	**	English translation of the Sixth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A. (formerly known as Alto Palermo S.A. (APSA)), IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 12, 2013.

10.9	**	English translation of the Seventh Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A., IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated February 18, 2015.

10.10	**	English translation of the Eigth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A., IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated November 12, 2015.

10.11	**	English translation of the Ninth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement between IRSA Propiedades Comerciales S.A., IRSA Inversiones y Representaciones Sociedad Anónima and Cresud S.A.C.I.F. y A, dated May 5, 2017.

21.1	**	Subsidiaries of the Registrant.

23.1	*	Consent of Price Waterhouse & Co. S.R.L.

23.2	*	Consent of Zang, Bergel & Viñes (included in Exhibits 5.1 and 8.1).

23.3	*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2).

24.1	**	Powers of Attorney.

99.1	*	Consent of independent appraiser Newmark Knight Frank.

*      Filed herewith

**     Previously filed.

Item 9.    Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is included as an Exhibit in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is included as an Exhibit in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically included as an Exhibit in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Republic of Argentina, on July 7, 2017.

IRSA PROPIEDADES COMERCIALES S.A.
By:	/s/ SAÚL ZANG
	Name:	Saúl Zang
	Title:	Vice-Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 7, 2017.

Name	Title

* Eduardo S. Elsztain	Chairman of the Board of Directors
/s/ SAÚL ZANG Saúl Zang	Vice-Chairman of the Board of Directors
/s/ ALEJANDRO G. ELSZTAIN Alejandro G. Elsztain	Executive Vice-Chairman of the Board of Directors and Chief Executive Officer
/s/ DANIEL R. ELSZTAIN Daniel R. Elsztain	Director and Chief Operating Officer
* Fernando A. Elsztain	Director
* Leonardo F. Fernández	Director
* Enrique Antonini	Director

Name		Title

* Gastón Armando Lernoud		Director
* Marcos Oscar Barylka		Director
/s/ MATIAS GAIVIRONSKY Matias Gaivironsky		Chief Financial and Administrative Officer
*By:	/s/ ALEJANDRO G. ELSZTAIN Alejandro G. Elsztain, Attorney-in-fact

Signature of authorized representative in the United States

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of IRSA Propiedades Comerciales S.A. has signed this registration statement or amendment thereto in New York, New York, on July 7, 2017.

/s/ DONALD J. PUGLISI Name: Donald J. Puglisi	Puglisi & Associates Managing Director